Exhibit 10.1 (a)
Execution Version
Note: Any representations and warranties of a party set forth in this agreement (including all exhibits and schedules) have been made solely for the benefit of the other party to the agreement. Some of those representations and warranties were made only as of the date of the agreement or such other date as specified in the agreement, may be subject to a contractual standard of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The agreement is included with this filing only to provide investors with information regarding the terms of the agreement, and not to provide investors with any other factual or disclosure information regarding the registrant or its business.

FIRST LIEN REVOLVING CREDIT AND GUARANTY AGREEMENT

Among
DELTA AIR LINES, INC.,
as Borrower,
and
THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,
as Guarantors
and
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
UBS SECURITIES LLC,
as Syndication Agent
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arranger and Joint Bookrunner
LEHMAN BROTHERS INC.,
as Co-Lead Arranger and Joint Bookrunner
UBS SECURITIES LLC,
as Joint Bookrunner
CALYON New York Branch,
as Co-Documentation Agent

TABLE OF CONTENTS
(continued)
Page
RBS Securities Corporation,
as Co-Documentation Agent

Dated as of April 30, 2007

ii

i

ii

iii

Page
SECTION 10.09. Severability	125
SECTION 10.10. Headings	125
SECTION 10.11. Survival	125
SECTION 10.12. Execution in Counterparts; Integration; Effectiveness	126
SECTION 10.13. USA Patriot Act	126
SECTION 10.14. Registrations with International Registry	126
SECTION 10.15. WAIVER OF JURY TRIAL	126

iv

ANNEX A	-	Commitment Amounts; Credit-Linked Deposits
EXHIBIT A	-	Form of First Lien Real Estate Mortgage
EXHIBIT B	-	Form of First Lien Security Agreement
EXHIBIT C	-	Form of First Lien Pledge Agreement
EXHIBIT D	-	Form of First Lien Slot, Gate and Route Security and Pledge Agreement
EXHIBIT E	-	Form of First Lien Aircraft Mortgage
EXHIBIT F-1	-	Form of First Lien Trademark Security Agreement
EXHIBIT F-2	-	Form of First Lien Patent Security Agreement
EXHIBIT F-3	-	Form of First Lien Copyright Security Agreement
EXHIBIT G-1	-	Form of Opinion of Davis Polk & Wardwell
EXHIBIT G-2	-	Form of Opinion of Kilpatrick Stockton LLP
EXHIBIT G-3	-	Form of Opinion of Keating Muething & Klekamp PLL
EXHIBIT G-4 -		Form of Opinion of Akerman Senterfitt
EXHIBIT G-5 -		Form of Opinion of Morris, Nichols, Arsht & Tunnell LLP
EXHIBIT G-6 -		Form of Opinion of Daugherty, Fowler, Peregrin, Haught & Jenson
EXHIBIT H	-	Form of Instrument of Assumption and Joinder
EXHIBIT I	-	Form of Intercreditor Agreement
EXHIBIT J	-	Form of Assignment and Acceptance
EXHIBIT K	-	Form of Eligible Accounts Receivable Calculation Certificate

SCHEDULE 1.01(a)	-	Excluded Flight Simulators
SCHEDULE 1.01(b)	-	Immaterial Subsidiaries
SCHEDULE 1.01(c)	-	Restricted Accounts
SCHEDULE 1.01(d)	-	Restructuring Aircraft
SCHEDULE 3.06	-	Subsidiaries
SCHEDULE 3.07	-	Existing Liens
SCHEDULE 3.09	-	Litigation
SCHEDULE 3.14	-	ERISA
SCHEDULE 3.15(a)	-	Real Property Interests
SCHEDULE 3.17	-	Taxes
SCHEDULE 3.18	-	Pre 10/22/94 Section 1110 Collateral
SCHEDULE 5.16	-	737-800 Aircraft Agreements
SCHEDULE 6.03	-	Indebtedness
SCHEDULE 6.08	-	Transactions with Affiliates
SCHEDULE 6.09	-	Existing Investments

v

FIRST LIEN REVOLVING CREDIT AND GUARANTY AGREEMENT
Dated as of April 30, 2007
     FIRST LIEN REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of April 30, 2007, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower (other than Excluded Subsidiaries and, at the option of the Borrower, Immaterial Subsidiaries) signatory hereto (each a “Guarantor” and collectively the “Guarantors”), each of the Lenders from time to time party hereto, JPMORGAN CHASE BANK, N.A., a national banking corporation (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), J.P. MORGAN SECURITIES INC. (“JPMSI”) and LEHMAN BROTHERS INC. (“LBI”), as co-lead arrangers and joint bookrunners, UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”) and as joint bookrunner, and CALYON NEW YORK BRANCH and RBS SECURITIES CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).
INTRODUCTORY STATEMENT
     The Borrower has applied to the Lenders for a loan facility of up to $1,600,000,000 comprised of (a) a revolving credit and revolving letter of credit facility in an aggregate principal amount (or Dollar Amount, in the case of Revolving LC Exposure) not to exceed $1,000,000,000 as set forth herein and (b) a synthetic revolving credit and revolving letter of credit facility in an aggregate principal amount up to $600,000,000 as set forth herein, all of the Borrower’s obligations under each of which are to be guaranteed by the Guarantors.
     The proceeds of the Loans, as well as the proceeds of the Second Lien Term Loans and cash on hand, will be used to repay in full all of the obligations of the Borrower and the Guarantors under and in connection with the Existing DIP Facilities, for working capital and other general corporate purposes of the Borrower and its Subsidiaries and for the other purposes described in Section 3.08.
     To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent, the Collateral Agent and the Lenders the following (each as more fully described herein):
     (a) a guaranty from each of the Guarantors of the due and punctual payment and performance of the First Priority Obligations of the Borrower pursuant to Section 9 hereof; and
     (b) a security interest in or mortgages (or comparable Liens) with respect to the Collateral from the Borrower and each of the Guarantors pursuant to the Collateral Documents.
     Accordingly, the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS
     SECTION 1.01. Defined Terms.
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).
     “Account Debtor” shall mean the Person obligated on an Account.
     “Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, that the PBGC shall not be an Affiliate of the Borrower or any Guarantor.
     “Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agents, the Joint Bookrunners and the Joint Lead Arrangers.
     “Agreement” shall mean this First Lien Revolving Credit and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Credit-Linked Deposit then outstanding or, if the Termination Date shall have occurred, such Lender’s Credit-Linked Deposit Outstanding Exposure, and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
     “Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Air Transportation Stabilization Act and Regulations” shall mean the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time, and the regulations promulgated thereunder (14 C.F.R. Part 1310) and related OMB Regulations, 14 C.F.R. Part 1300.
     “Aircraft” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Airframe” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Alternative Currency” shall mean (a) Euros and (b) any currency other than Dollars or Euros in which the Issuing Lender is willing to issue a Letter of Credit.
     “ALPA Notes” shall mean the senior unsecured notes in an aggregate principal amount not to exceed $650,000,000 to be issued by the Borrower for the benefit of the Air Line Pilots Association in accordance with the Plan of Reorganization and the Bankruptcy Restructuring Agreement referred to therein.
     “Amex” shall mean American Express Travel Related Services Company, Inc.
     “Applicable Margin” shall mean the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans Credit-Linked Deposit Loans	1.00% 1.00%	2.00% 2.00%
     “Applicable Participation Fee” shall mean 2.00%.
     “Appraisal Report” shall mean an appraisal in form and substance reasonably satisfactory to the Administrative Agent and prepared by the Appraisers or the Real Estate Appraiser, as applicable, which certifies, at the time of determination, the Appraised Value of the applicable Appraised Collateral.
     “Appraised Collateral” shall mean Collateral that is Mortgaged Collateral, Primary Routes, Appraised FAA Slots, Flight Simulators, Tooling, Ground Support Equipment, Real Property Assets or any other individual asset that, in each case is included in an Appraisal Report.

     “Appraised FAA Slots” shall mean FAA Slots that are included in an Appraisal Report.
     “Appraised Value” shall mean (a) in the case of Appraised Collateral, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral or assets in accordance with this Agreement; provided that, with respect to Mortgaged Collateral, “Appraised Value” shall mean the average of the Appraised Value (as otherwise calculated pursuant to this definition) reflected in the Appraisal Reports obtained from three separate Appraisers with respect to such Collateral and (b) in the case of Eligible Accounts Receivable, Eligible Accounts Receivable, as reflected in the most recent Officer’s Certificate delivered pursuant to Section 5.01(n), each such value referred to in this definition to be (A) determined in a manner reasonably satisfactory to the Administrative Agent and (B) subject to reserves and other criteria established by the Administrative Agent in its commercially reasonable discretion.
     “Appraisers” shall mean (a) Simat, Helliesen & Eichner, Inc., as to the FAA Slots, Primary Routes, Primary Foreign Slots, Ground Support Equipment, Tooling and Flight Simulators, (b) Simat, Helliesen & Eichner, AVITAS, Inc. and BK Associates, Inc., as to Mortgaged Collateral and (c) such other appraisal firm or firms as may be retained by the Administrative Agent, in consultation with the Borrower, from time to time.
     “Approved Fund” shall have the meaning given such term in Section 10.02(b).
     “ARB Indebtedness” shall mean, with respect to the Borrower or any of its Subsidiaries, without duplication, all Indebtedness or obligations of the Borrower or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.
     “Asset Sale” shall mean any sale of Collateral or series of related sales of Collateral (excluding any Permitted Disposition other than any sale of Eligible Collateral) that yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.
     “Assignment” shall have the meaning given in the Cape Town Convention.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit J.
     “Associated Rights” shall have the meaning given in the Cape Town Convention.
     “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
     “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

     “Barclays” shall mean Barclays Bank PLC.
     “Barclays Capital” shall mean Barclays Capital, the investment banking division of Barclays.
     “Benchmark LIBOR Rate” shall have the meaning set forth in Section 2.27(b).
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
     “Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders or the Credit-Linked Deposit Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.
     “Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.
     “Cape Town Convention” shall mean the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa, as in effect in any applicable jurisdiction, as the same may be amended from time to time.
     “Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP. The amount of obligations of such Person under a Capitalized Lease shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cases” shall mean the voluntary petitions for relief filed by the Borrower and each of the Guarantors with the Bankruptcy Court pursuant to chapter 11 of the Bankruptcy Code.
     “Cash Collateralization” shall have the meaning given such term in Section 2.02(j).
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as heretofore and hereafter amended.

     “Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law (including pursuant to any treaty or, for purposes of Section 5.09, any other agreement governing the right to fly international routes), rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority, or Foreign Aviation Authorities after the date of this Agreement applicable to the Borrower or any of the Guarantors or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Change of Control” shall mean (a) the acquisition after the Closing Date (other than pursuant to a Permitted Change of Control Transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) during any period of twelve consecutive months, a majority of the board of directors (excluding vacant seats) of the Borrower shall cease to consist of Continuing Directors.
     “Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans, the funding of the Credit-Linked Deposits or the issuance of the initial Letters of Credit (whichever may occur first) set forth in Section 4.01 have been satisfied or waived.
     “Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.
     “Co-Documentation Agents” shall have the meaning set forth in the first paragraph of this Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Collateral” shall mean all of the “Collateral” referred to in the Collateral Documents, which shall not include (a) the Excluded Accounts or (b) other items as set forth in the Collateral Documents.
     “Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Collateral Coverage Ratio” shall mean the First Lien Collateral Coverage Ratio or the Total Collateral Coverage Ratio.
     “Collateral Documents” shall mean, collectively, the First Lien Security Agreement, the First Lien Pledge Agreement, the First Lien Aircraft Mortgage (including, without limitation, any Mortgage Supplement), the First Lien Real Estate Mortgages, the First

Lien SGR Security Agreement, the First Lien Trademark Security Agreement, the First Lien Patent Security Agreement, the First Lien Copyright Security Agreement, any Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the First Priority Secured Parties.
     “Collateral Event” shall mean, with respect to an item of Appraised Collateral, any of the events described below:
     (a) with respect to any and all Appraised FAA Slots affected thereby, the occurrence of any event, including the Borrower’s or any applicable Guarantor’s abandonment or failure to comply with any applicable Use or Lose Rule, that would allow the FAA or other Governmental Authority or Foreign Aviation Authority to withdraw, cancel, suspend or terminate the Borrower’s or such Guarantor’s authority to hold or use 15% or more of the Appraised FAA Slots at any one airport (with the resulting appraisal under Section 5.09 being of the Appraised FAA Slots at such airport); or
     (b) with respect to any Primary Route, abandonment by the Borrower or any applicable Guarantor thereof or the occurrence of any event that would allow the DOT, any Governmental Authority, or any Foreign Aviation Authority to withdraw, cancel, suspend or terminate the authority granted to the Borrower or any applicable Guarantor that authorizes the Borrower or any applicable Guarantor to operate scheduled foreign air transportation of persons, property and mail over such Primary Route or to use any associated Primary Foreign Slot(s) other than (i) in cases where such Primary Route or Primary Foreign Slot(s) has been transferred or otherwise disposed of as permitted in this Agreement or the First Lien SGR Security Agreement or (ii) in the case of any suspension or loss of a Primary Foreign Slot(s), such suspension or loss could not reasonably be expected to have a material adverse effect on the value of the relevant Primary Route taken as a whole; or
     (c) the failure of any material assumption contained in any Appraisal Report to be true, except to the extent such failure could not reasonably be expected to affect in a materially adverse manner the Appraised Value of the applicable Appraised Collateral.
     “Comair” shall mean Comair, Inc., an Ohio corporation.
     “Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment and the Credit-Linked Deposit of such Lender or any combination thereof (as the context requires), it being understood that the “Commitment” of a Lender in respect of the Credit-Linked Deposit shall remain in effect until the Total Credit-Linked Deposit has been reduced to $0 in accordance with this Agreement.
     “Commitment Fee” shall have the meaning set forth in Section 2.20.
     “Commitment Fee Rate” shall mean 1/2 of 1% per annum; provided that at all times during which the Borrower has a corporate family rating of B1 or higher from Moody’s and a corporate credit rating of B+ or higher from S&P, in each case with stable outlook or better, the Commitment Fee Rate shall be 3/8 of 1% per annum.

     “Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, together with all schedules and exhibits thereto.
     “Connection Carrier” shall mean any regional carrier that operates flights using the “DL” designation code pursuant to contractual arrangements with the Borrower.
     “Consummation of the Plan of Reorganization” shall mean the occurrence of the Effective Date (as defined in the Plan of Reorganization) and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.
     “Continuing Directors” shall mean the directors of the Borrower on the Closing Date, after giving effect to the Plan of Reorganization and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
     “Control Agreements” shall mean the Shifting Control Deposit Account Agreements, the Full Control Deposit Account Agreements, the Shifting Control Securities Account Agreements and the Full Control Securities Account Agreements.
     “Credit-Linked Deposit” shall mean, as to each Credit-Linked Deposit Lender, the cash deposit made by such Lender pursuant to Section 2.01(b), as such deposit may be reduced or increased from time to time pursuant to this Agreement. For the avoidance of doubt, the Credit-Linked Deposit of each Credit-Linked Deposit Lender shall not be reduced by the making of any Credit-Linked Deposit Loans or reimbursement of drawings under Credit-Linked Deposit Letters of Credit as a result of the withdrawal of any amounts then on deposit in the Credit-Linked Deposit Account. The amount of each Credit-Linked Deposit Lender’s original Credit-Linked Deposit is set forth under the heading “Credit-Linked Deposit” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Credit-Linked Deposit Lender shall have acquired its Credit-Linked Deposit, as applicable. The initial amount of the Credit-Linked Deposits is $600,000,000.
     “Credit-Linked Deposit Account” shall mean the account established by the Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, designated as the “Credit-Linked Deposit Account” that shall be used solely to hold the Credit-Linked Deposits.
     “Credit-Linked Deposit Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.
     “Credit-Linked Deposit Facility” shall have the meaning set forth in the definition of “Facility” in this Section 1.01.
     “Credit-Linked Deposit LC Disbursement” shall mean any payment made by the Issuing Lender pursuant to a Credit-Linked Deposit Letter of Credit.

     “Credit-Linked Deposit LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Credit-Linked Deposit Letters of Credit at such time plus (b) the aggregate principal amount of all Credit-Linked Deposit LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Credit-Linked Deposit LC Exposure of any Credit-Linked Deposit Lender at any time shall be its Credit-Linked Deposit Percentage of the total Credit-Linked Deposit LC Exposure at such time.
     “Credit-Linked Deposit Lender” shall mean a Lender having a Credit-Linked Deposit or holding Credit-Linked Deposit Loans.
     “Credit-Linked Deposit Letters of Credit” shall mean, at any time, letters of credit issued pursuant to Section 2.02 in an amount equal to the lesser of (i) the Total Credit-Linked Deposit LC Available Amount and (ii) the aggregate amount of outstanding Letters of Credit denominated in Dollars at such time. Credit-Linked Deposit Letters of Credit shall be (a) standby letters of credit, (b) issued for general corporate purposes of the Borrower or any Subsidiary, (c) denominated in Dollars and (d) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.
     “Credit-Linked Deposit Loan” shall have the meaning set forth in Section 2.01(b).
     “Credit-Linked Deposit Outstanding Exposure” shall mean, at any time, the aggregate principal amount of the Credit-Linked Deposit Loans then outstanding plus the then outstanding Credit-Linked Deposit LC Exposure.
     “Credit-Linked Deposit Participation Amount” shall mean, at any time, the excess, if any of (a) the Total Credit-Linked Deposit over (b) the aggregate principal amount of the Credit-Linked Deposit Loans then outstanding. The Credit-Linked Deposit Participation Amount of any Credit-Linked Deposit Lender at any time shall be its Credit-Linked Deposit Percentage of the total Credit-Linked Deposit Participation Amount at such time.
     “Credit-Linked Deposit Participation Fee” shall mean the participation fee payable to the Credit-Linked Deposit Lenders pursuant to Section 2.21(b).
     “Credit-Linked Deposit Percentage” shall mean, with respect to any Credit-Linked Deposit Lender, the percentage which such Lender’s Credit-Linked Deposit then constitutes of the Total Credit-Linked Deposit.
     “Cure Collateral” shall mean (a) cash collateral and Qualified Permitted Investments pledged to the Collateral Agent (and held in segregated accounts at the Administrative Agent subject to Full Control Deposit Account Agreements and/or Full Control Securities Account Agreements, as the case may be), (b) amounts deemed to have been received by the Borrower and designated as Cure Collateral pursuant to Section 6.06(c) and (c) other assets (including aircraft, airframes, engines, spare parts, Group Support Equipment and Flight Simulators) of the Borrower or any Guarantor which shall be reasonably satisfactory to the Collateral Agent, and all of which assets shall (i) (other than Cure Collateral of the type described in clause (a) and (b) above) be valued by a new Appraisal Report or Field Audit, as the case may be, at the time the Borrower designates such assets as Cure Collateral and (ii) be subject to a perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) in favor of the Collateral Agent and otherwise subject only to Permitted Collateral Liens.
     “CVG Notes” shall mean the unsecured notes in an aggregate principal amount not to exceed $85,000,000 to be issued by the Borrower to the trustee under the Trust Indenture dated as of February 1, 1992 between Kenton County Airport Board and UMB Bank N.A., as trustee (the “CVG Bond Indenture”), on behalf of the holders of bonds issued under the CVG Bond Indenture in accordance with the Plan of Reorganization and the CVG Settlement Agreement referred to therein.
     “Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans or participations in any Letter of Credit required to be funded hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any Lender (or its banking Affiliates) any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated clearing house transfers of funds services provided by a Lender or any of its banking Affiliates, as permitted by Section 6.03(h), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, in each case as designated by the Borrower from time to time by notice to the Administrative Agent as constituting “Designated Cash Management Obligations”.
     “Designated Hedging Agreement” means any Hedging Agreement to the extent that the Indebtedness related thereto is owing to a Lender or any of its Affiliates and is permitted by Section 6.03(f) or (g), designated by the Borrower from time to time by notice to the Administrative Agent as a “Designated Hedging Agreement”.
     “Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollar Amount” shall mean, at any time, for any amount, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.28.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “DOT” shall mean the United States Department of Transportation and any successor thereto.

     “Earned Revenue Percentage” shall mean, a percentage, representing the estimated portion of credit card revenue which has been earned by performance at any point in time, based on a rolling twelve-month analysis of ticket sales versus “booking curve” (i.e., tickets used for actual flights) experienced by the Borrower during the most recent Rolling Twelve Month period for which such information is available at the time of such determination. The Earned Revenue Percentage shall be subject to re-determination by the Administrative Agent based upon information contained in each Officer’s Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n), as updated from time to time, in the reasonable discretion of the Administrative Agent, by the most recent Field Audit.
     “EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, without duplication, an amount equal to (a) the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, plus (b) the sum of (i) any provision for income taxes, (ii) Interest Expense for such period, (iii) extraordinary, non-recurring or unusual losses for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of the Borrower or its Subsidiaries of any Equity Interests, (vii) depreciation, amortization and aircraft rent expense for such period, in each case to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, (viii) any aggregate net loss during such period arising from a Capital Asset Sale (as defined below), (ix) all other non-cash charges for such period, (x) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents to the extent included in the calculation of consolidated net income, (xi) expenses incurred with respect to the Chapter 11 reorganization as set forth on the Borrower’s consolidated statement of income for such period, including (A) professional and other fees, (B) key employee retention program payments, (C) financing fees, (D) severance costs and (E) any litigation expenses incurred during or in connection with the Cases and (xii) any charges arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, minus (c) the sum of (i) income tax credits, (ii) interest income, (iii) extraordinary, non-recurring or unusual gains for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by the Borrower or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), (v) any gains arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries and (vi) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrower and its Subsidiaries: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or and of its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Subsidiary, as applicable, in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any of its Subsidiaries; (7) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition of such Subsidiary over the cost to the Borrower or any of its Subsidiaries of the investment in such Subsidiary.
     “Eligible Accounts” shall mean, at the time of any determination thereof, all of the Accounts owned by the Borrower and the Guarantors and reflected in the most recent Officer’s Certificate (substantially in the form of Exhibit K) delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n). Criteria and eligibility standards used in determining Eligible Accounts may be fixed and revised from time to time by the Administrative Agent, in its reasonable discretion, and in the Administrative Agent’s reasonable exclusive judgment, with any changes in such criteria to be effective upon the date of the next Field Audit to be conducted pursuant to the terms herein. Unless otherwise approved from time to time in writing by the Administrative Agent, no Account shall be an Eligible Account if, without duplication:
     (a) the Borrower or a Guarantor does not have sole lawful and absolute title to such Account; or
     (b) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent for the benefit of the First Priority Secured Parties, subject to no other Liens other than Liens permitted by this Agreement; or
     (c) (i) it is unpaid more than 90 days from the original date of invoice or 60 days from the original due date or (ii) it has been written off the books of the Borrower or a Guarantor or has been otherwise designated on such books as uncollectible; or
     (d) the Account Debtor is the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent); or
     (e) the Account is not payable in Dollars or the Account Debtor is either not organized under the laws of the United States of America, any state of the United States of America or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States; provided the restrictions in this clause (e) shall not apply to any Account if the Account Debtor related thereto is a travel agency that is a member of Bank Settlement Plan so long as the method used for converting such Account payables into Dollars for purposes of valuation is reasonably acceptable to the Administrative Agent; or
     (f) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Administrative Agent; or
     (g) the associated revenue from such Account has not been earned by the Borrower or the Guarantor (it being understood that Accounts arising from Travel Agency Cash Transactions shall be deemed earned at the time such receivable is recorded); or
     (h) to the extent the Account has been classified as a note receivable by the Borrower or a Guarantor; or
     (i) the Account is a non-trade Account (other than any interest with respect to deposit accounts or Permitted Investments); or
     (j) it arises out of a sale made by the Borrower or a Guarantor to an employee, officer, agent, director, stockholder, Subsidiary or Affiliate of the Borrower or a Guarantor; or
     (k) such Account was not paid in full, and the Borrower or a Guarantor created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or
     (l) such Account is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Administrative Agent, in its sole discretion, has established an appropriate reserve and determines to include such Account as an Eligible Account; or
     (m) as to any Account, to the extent that a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (other than bank error prior to the correction thereof); or
     (n) such Account is a clearinghouse interline Account.
     “Eligible Accounts Receivable” shall mean, at the time of determination thereof, the sum of Eligible Accounts plus the Estimated Credit Card Receivables Component.
     “Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) an Affiliate of the assignor Lender, (d) an Approved Fund and (e) any other financial institution reasonably satisfactory to the Administrative Agent.

     “Eligible Collateral” shall mean (a) all Mortgaged Collateral, Ground Support Equipment, Tooling, Flight Simulators, Primary Routes, FAA Slots, Eligible Accounts Receivable and Real Property Assets, in each case to the extent owned or held by the Borrower or a Guarantor and on which the Collateral Agent shall have a valid and perfected first priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Collateral Liens, provided that if an Aircraft is Parked for more than thirty (30) days, such Aircraft shall be excluded from Eligible Collateral in its entirety unless three new Appraisal Reports establishing the current Appraised Value of such Aircraft in its Parked condition are delivered to the Administrative Agent, (b) cash collateral and Permitted Investments in an aggregate amount not to exceed $750,000,000 pledged to the Collateral Agent and held in accounts subject to Control Agreements, (c) cash collateral and Permitted Investments maintained in accounts with the Administrative Agent pursuant to Section 2.12(a) and (d) any Cure Collateral designated (or deemed designated pursuant to Section 6.06(c)) by the Borrower at its discretion.
     “Engine” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Entry Point Filing Forms” shall mean each of the FAA form AC 8050-135 forms to be filed with the FAA on the Closing Date.
     “Environmental Laws” shall mean all laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding requirements or agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any pollutants, contaminants or any toxic, radioactive or otherwise hazardous materials.
     “Environmental Liability” shall mean any liability, contingent or otherwise, (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring, administrative oversight, costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law or requirement of any Airport Authority relating to environmental matters, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law or by any Airport Authority with respect to environmental matters.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b) or (c) of the Code, or (ii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, or that is under common control with the Borrower within the meaning of Section 4001 of ERISA.
     “Escrow Accounts” shall mean (1) accounts of the Borrower or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by the Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for an identified beneficiary in an aggregate amount pursuant to this clause (f) not to exceed $150,000,000; in each case, held in escrow accounts, trust funds or other segregated accounts, plus accrued interest; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.
     “Estimated Credit Card Receivables Component” shall mean an amount representing the estimated portion (determined in accordance with the other provisions of this definition) of receivables owing to the Borrower in connection with ticket purchases from and other goods and services provided by the Borrower on major credit cards (including, without limitation, Visa, MasterCard, American Express, Diners Club, Discover and Carte Blanche) which have been earned by performance by the Borrower but not yet paid to the Borrower by the credit card issuer or by the Borrower’s credit card processing bank, as applicable, as determined monthly in accordance with the following formula and set forth in the most recent Officer’s Certificate delivered to the Administrative Agent pursuant to Section 5.01(n). Such amount shall be equal to (i) the average number of days the relevant credit card receivables remained outstanding in the most recent fiscal month multiplied by (ii) the average daily credit card sales earned for the most recent fiscal month. The average daily credit card sales earned for the most recent fiscal month shall be equal to (a) the gross retail credit card sales for the most recent fiscal month available at the time of determination (it being understood that such number shall only include the Specified Dollar Receivables (as defined below) if the circumstances described in clause (2) below shall exist) multiplied by (b) the Applicable Earned Percentage divided by (c) the number of days in such month. For all purposes hereof, except as set forth in the last sentence of this definition, “Applicable Earned Percentage” shall be equal to the Earned Revenue Percentage. The Estimated Credit Card Receivables Component shall be subject to such adjustments as may be deemed appropriate by the Administrative Agent based upon the results of each Field Audit of the Borrower conducted after the Closing Date. Notwithstanding the foregoing, (1) until the occurrence of a Visa/MasterCard Dollar Trigger Event that results in a reserve held by the credit card processing bank (the “Applicable Reserve”) that is less than 100% of the value of airline tickets and other goods and services sold on Visa or MasterCard but not yet flown or used or otherwise earned by performance by the Borrower (the “Unearned Value”), or that is not calculated based on the Unearned Value, retail credit card receivables due from the credit card processing bank for Visa or MasterCard that are denominated in Dollars (the “Specified Dollar Receivables”) shall not be subject to the formula set forth above and the Applicable Earned Percentage to be applied to such receivables shall be equal to 100%, (2) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is equal to 0% of the Unearned Value, or that is not calculated based upon the Unearned Value, the Specified Dollar Receivables shall be subject to the formula set forth above (i.e., the Applicable Earned Percentage to be applied to such receivables shall be equal to the Earned Revenue Percentage), and (3) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is greater than 0% but less than 100% of the Unearned Value, the Applicable Earned Percentage to be applied to the Specified Dollar Receivables shall be determined on a straight line basis between the percentages set forth in clauses (1) and (2) above (it being understood that the Applicable Earned Percentage to be applied to such Specified Dollar Receivables shall be equal to 100% minus the product of (A) the Applicable Reserve and (B) the excess, if any, of (I) 100% over (II) the Earned Revenue Percentage).
     “Euro” or “€” shall mean the official currency of the European Union.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default” shall have the meaning given such term in Section 7.
     “Event of Loss” shall have the meaning given such term in the First Lien Aircraft Mortgage.
     “Excess Credit-Linked Deposits” shall mean, at any time, the excess, if any, of the Total Credit-Linked Deposit over the Credit-Linked Deposit LC Exposure at such time.
     “Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later; provided, however, that if at any time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “Excluded Accounts” shall mean (i) the Escrow Accounts, (ii) the Payroll Accounts, (iii) the Petty Cash Accounts, (iv) the Restricted Accounts and (v) any other deposit accounts or securities accounts subject to Permitted Liens of the type described in clauses (c) or (e) of the definition thereof or liens permitted under clauses (a), (d), (j), (p), (v), (w), (bb), (dd), (ee) or (s) (to the extent relating to any of the foregoing clauses) of Section 6.01.
     “Excluded Subsidiaries” shall mean Aero Assurance, Ltd. and its subsidiaries.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, Collateral Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by any jurisdiction other than the United States of America or any state thereof or is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
     “Existing Amex DIP Facility” shall mean the Second Amended and Restated Advance Payment Supplements to Delta’s Co-Branded Credit Card Program Agreement and Membership Rewards Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified to the date hereof), dated as of March 27, 2006, among the Borrower, the direct and indirect subsidiaries of the Borrower party thereto, Amex and American Express Bank, F.S.B.
     “Existing DIP Facilities” shall mean the Existing GE DIP Facility and the Existing Amex DIP Facility.

     “Existing DIP Facility Letter of Credit” shall mean each letter of credit that was issued under the Existing GE DIP Facility and remains outstanding as of the Closing Date.
     “Existing GE DIP Facility” shall mean that certain Amended and Restated Secured Super-Priority Debtor in Possession Credit Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified to the date hereof), dated as of March 27, 2006, among the Borrower, the direct and indirect subsidiaries of the Borrower party thereto, the lenders from time to time party thereto, and General Electric Capital Corporation, as administrative agent and collateral agent.
     “FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.
     “FAA Slots” shall mean all “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, or, in the case of slots at New York LaGuardia, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755-82 dated December 13, 2006, as such order may be amended or re-codified from time to time, and in any subsequent order issued by the FAA related to New York’s LaGuardia Airport, as such order may be amended or re-codified from time to time, in each case of the Borrower and, if applicable, any other Guarantor, now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor holds temporary use rights).
     “Facility” shall mean each of (a) the Revolving Commitments and the Revolving Loans made thereunder (the “Revolving Facility”) and (b) the Credit-Linked Deposit Commitments and the extensions of credit made thereunder (the “Credit-Linked Deposit Facility”).
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees and other fees referred to in Section 2.19.
     “Field Audit” shall mean a field examination conducted by a Field Auditor of the Borrower’s and the Guarantors’ accounts receivable and books and records related thereto, and the results of such field examination shall be reasonably satisfactory to the Administrative Agent in all respects.
     “Field Auditor” shall mean the Administrative Agent or its Affiliates, appraisers or other advisors who may be retained by the Administrative Agent to conduct a Field Audit.

     “Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country.
     “First Lien Aircraft Mortgage” shall mean that “First Lien Aircraft Mortgage” as defined in Section 4.01(e), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Copyright Security Agreement” shall mean that certain First Lien Copyright Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Collateral Coverage Ratio” shall have the meaning set forth in Section 6.06(a).
     “First Lien Obligations” shall have the meaning set forth in Section 6.06(a).
     “First Lien Patent Security Agreement” shall mean that certain First Lien Patent Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Pledge Agreement” shall mean that certain First Lien Pledge Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Real Estate Mortgages” shall mean, collectively, (a) that certain First Lien Real Estate Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated the date hereof, by the Borrower to the Collateral Agent, in substantially the form of Exhibit A and (b) each other mortgage granted pursuant to the terms hereof, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Security Agreement” shall mean that certain First Lien Security Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien SGR Security Agreement” shall mean that certain First Lien Slot, Gate and Route Security and Pledge Agreement as defined in Section 4.01(d), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Lien Trademark Security Agreement” shall mean that certain First Lien Trademark Security Agreement as defined in Section 5.19(a), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “First Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.

     “First Priority Obligations Payment Date” shall have the meaning set forth in the Intercreditor Agreement.
     “First Priority Secured Parties” shall have the meaning set forth in the Intercreditor Agreement.
     “Fixed Charge Coverage Ratio” shall mean, at any date for which such ratio is to be determined, the ratio of EBITDAR for the Rolling Twelve Month period ended on such date to the sum of the following for such period: (a) Interest Expense, plus (b) the aggregate cash aircraft rental expense of the Borrower and its Subsidiaries on a consolidated basis for such period payable in cash in respect of any aircraft leases (other than Capitalized Leases), all as determined in accordance with GAAP.
     “Flight Simulators” shall mean the flight simulators and flight training devices of the Borrower or any applicable Guarantor (including, without limitation, any such simulators or training devices located on a Real Property Asset) other than the flight simulators listed on Schedule 1.01(a) (as such Schedule may be amended from time to time with the consent of the Administrative Agent).
     “Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agencies, public corporations or private entities that exercise jurisdiction over the authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Guarantor, to conduct one landing or takeoff at a specific time or in a specific time period on a specific day of the week at each non-U.S. airport served in conjunction with the Borrower’s, or, if applicable, a Guarantor’s operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor, hold temporary use rights.
     “Fresh Start Reporting” shall mean the preparation of consolidated financial statements of the Borrower in accordance with American Institute of Certified Public Accountants Statement of Position (90-7), which reflects the consummation of the transactions contemplated by the Plan of Reorganization on a presumed effective date of April 30, 2007.
     “Full Control Agreement” shall mean any Full Control Deposit Account Agreement or any Full Control Securities Account Agreement.
     “Full Control Deposit Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent, and any bank at which the relevant deposit account of the Borrower or any Guarantor, as the case may be, is at any time maintained.
     “Full Control Securities Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent and any securities intermediary in respect of the relevant securities account.
     “GAAP” shall mean generally accepted accounting principles applied in accordance with Section 1.03.
     “Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Guarantor in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in any airport terminal located in the United States at which the Borrower conducts scheduled operations.
     “Goldman Sachs” shall mean Goldman Sachs Credit Partners L.P.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
     “Ground Support Equipment” shall mean the equipment owned by the Borrower or, if applicable, a Guarantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.
     “Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under, any Environmental Law.
     “Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, fuel hedging or other derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Immaterial Subsidiaries” shall mean one or more Subsidiaries of the Borrower, for which, (a) the assets of all such designated Subsidiaries constitute, in the aggregate, no more than 2 1/2% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01), and (b) the revenues of such Subsidiaries account for no more than 2 1/2% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01. The domestic Immaterial Subsidiaries as of the Closing Date that are not Guarantors on the Closing Date shall be listed on Schedule 1.01(b).
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations of such Person in respect of Capitalized Leases, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (k) all obligations in respect of Hedging Agreements valued at the amount equal to what would be payable by such Person to its counterparty to such Hedging Agreements if such Hedging Agreement was terminated early on such date of determination. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning given such term in Section 10.04(b).
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated the date hereof among the Administrative Agent, the Collateral Agent, Goldman Sachs, as administrative agent and collateral agent under the Second Lien Credit Agreement, the Borrower and the Guarantors party thereto in substantially the form attached as Exhibit I.
     “Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
     “Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Capitalized Leases), of the Borrower and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP.
     “Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of one, two or three months (or any other Interest Period shorter than three months), the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Revolving Loans, the last Business Day of each March, June, September and December.
     “Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter (or the appropriate date thereafter for any other Interest Period available to all the Lenders under the relevant Facility), as the Borrower may elect in the related notice delivered pursuant to Sections 2.03 or 2.05; provided, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

     “International Interest” shall mean “International Interest” as defined in the Cape Town Convention.
     “International Registry” shall mean “International Registry” as defined in the Cape Town Convention.
     “Investments” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guarantee of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), and any purchase or acquisition of (a) any security of another Person or (b) a line of business, or all or substantially all of the assets, of any Person.
     “Issuing Lender” shall mean JPMCB (or any of its banking affiliates), in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(i), and one or more other Lenders agreeing to act in such capacity, which other Lenders shall be reasonably satisfactory to the Borrower and the Administrative Agent. The Issuing Lender may, in its reasonable discretion, in consultation with the Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Jet Fuel Assets” shall mean (a) the existing jet fuel inventory of the Borrower’s or its Subsidiaries’, or any Connection Carrier’s or SkyTeam Partner’s, operations in or pipelines in transit to Atlanta, Cincinnati and New York that is to be sold to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, or other jet fuel subject to the Jet Fuel Inventory Supply Agreement, (b) the Borrower’s or its Subsidiaries’ rights in certain existing supply and third-party sale agreements to be assigned or assumed by the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, (c) the Borrower’s or its Subsidiaries’ rights in certain existing infrastructure agreements to be transferred to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement and (d) proceeds of the foregoing.
     “Jet Fuel Counterparty” shall mean J. Aron & Company, a New York general partnership, or any of its Affiliates, or any other Person that becomes a party to the Jet Fuel Inventory Supply Agreement.
     “Jet Fuel Inventory Supply Agreement” shall mean the Jet Fuel Inventory Supply Agreement among the Borrower, the Jet Fuel Counterparty and Epsilon Trading, Inc., dated as of August 31, 2006, as amended, renewed or replaced from time to time.
     “Joint Bookrunners” shall mean JPMSI, LBI and UBS, in their capacities as joint bookrunners.
     “Joint Lead Arrangers” shall mean JPMSI and LBI, in their capacities as co-lead arrangers.

     “JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.
     “JPMSI” shall have the meaning set forth in the first paragraph of this Agreement.
     “LBI” shall have the meaning set forth in the first paragraph of this Agreement.
     “LC Disbursement” shall mean a Revolving LC Disbursement or a Credit-Linked Deposit LC Disbursement.
     “LC Exposure” shall mean, at any time, the Revolving LC Exposure and the Credit-Linked Deposit LC Exposure at such time.
     “LCPI” shall mean Lehman Commercial Paper Inc.
     “Lenders” shall mean the Revolving Lenders and the Credit-Linked Deposit Lenders.
     “Letters of Credit” shall mean the collective reference to the Revolving Letters of Credit and the Credit-Linked Deposit Letters of Credit. Letters of Credit will from time to time be deemed to be Credit-Linked Deposit Letters of Credit or Revolving Letters of Credit in accordance with the provisions of Section 2.02(a).
     “Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017 designated as the “Delta Air Lines LC Account” that shall be used solely for the purposes set forth herein.
     “Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.
     “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Revolving Loan, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Revolving Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
     “Loans” shall mean, collectively, the Revolving Loans and the Credit-Linked Deposit Loans.
     “Loan Documents” shall mean this Agreement, the Letters of Credit (including applications for Letters of Credit and related reimbursement agreements), the Collateral Documents, the Intercreditor Agreement and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, the Collateral Agent or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.
     “Margin Stock” shall have the meaning set forth in Section 3.13(a).
     “Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents and the Lenders thereunder, or (c) the ability of the Borrower or any Guarantor to pay its respective obligations under the Loan Documents.
     “Material Indebtedness” shall mean Indebtedness (other than the Obligations and Letters of Credit), of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $50,000,000.
     “Maturity Date” shall mean April 30, 2012.
     “Merrill Lynch” shall mean Merrill Lynch Commercial Finance Corp.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgaged Collateral” shall mean all of the “Collateral” as defined in the First Lien Aircraft Mortgage (including any Mortgage Supplement).
     “Mortgage Supplement” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the

Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
     “Multiple Employer Plan” shall mean a Single Employer Plan, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.
     “Net Cash Proceeds” shall mean, in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees and brokerage fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or otherwise required to be repaid upon such sale (other than any Lien pursuant to a Collateral Document), (iii) proceeds of insurance or condemnation awards maintained for the benefit of any third party applied to restore assets as required by the terms of any agreement with such third party, (iv) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (v) reserves provided, to the extent required by GAAP, against any liabilities that are directly attributed to such Asset Sale; provided that any such unutilized reserves shall constitute Net Cash Proceeds at any time and to the extent that the maintenance of such reserves is no longer required by GAAP and, provided further, that, in the case of any Asset Sale of fuel that has been pre-ordered in the ordinary course of business occurring substantially concurrently with the purchase of such fuel subject to such Asset Sale, “Net Cash Proceeds” shall be deemed net of the purchase price of such fuel.
     “Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to any Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Officer’s Certificate” shall mean, as applied to the Borrower or any Guarantor, a certificate executed by a Responsible Officer of such Person in his/her capacity as such.

     “Other Taxes” shall mean any and all present or future stamp, mortgage, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parked” shall mean, as to any Aircraft, that such Aircraft has been removed from service, other than Aircraft temporarily grounded for maintenance being actively conducted.
     “Participant” shall have the meaning given such term in Section 10.02(d).
     “Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.
     “Payroll Accounts” shall mean depository accounts used only for payroll.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
     “Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.
     “Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Guarantor of all or substantially all the assets of, or all the Equity Interests (or, so long as the acquired Person becomes a Guarantor pursuant to Section 5.14 hereof, Equity Interests sufficient to cause the acquired Person to become a Subsidiary) in, a Person or a division, line of business or other business unit of a Person but only so long as:
     (a) (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Acquisition and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;
     (b) with respect to any acquisition in excess of $25,000,000, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Person or assets to be acquired, promptly after consummation of such acquisition; and
     (c) with respect to any acquisition in excess of $25,000,000, the Borrower shall have provided the Administrative Agent with written notice and with copies of the material acquisition documents promptly after consummation of such acquisition.
     “Permitted Change of Control Transaction” shall mean any transaction, whether by purchase, merger, consolidation or otherwise, pursuant to which a Permitted Holder acquires all or substantially all the assets of, or all the Equity Interests in, the Borrower but only so long as:

     (a) (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Change of Control Transaction and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;
     (b) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Permitted Holder, promptly after consummation of such transaction;
     (c) the Borrower shall have provided the Administrative Agent with written notice and with copies of the material acquisition documents promptly after consummation of such transaction; and
     (d) the operations of the Borrower are not merged with the operations of any other major U.S. airline owned by such Permitted Holder.
     “Permitted Collateral Liens” shall mean those Liens permitted pursuant to clauses (b), (e), (f), (g), (i) (solely with respect to interests of airport operators in the assets located at the applicable facilities), (k) (solely to the extent relating to the underlying credit card receivables and related assets), (l), (m), (n), (q), (r), (u), (cc)(i) (solely to the extent relating to the applicable underlying accounts or amounts or other assets deposited therein, in each case arising in the ordinary course of business) or (s) (to the extent relating to any of the foregoing clauses) of Section 6.01.
     “Permitted Disposition” shall mean any of the following:
     (a) (i) the sale of inventory in the ordinary course of business, (ii) the sale of Spare Parts in the ordinary course of business, and (iii) swaps, exchanges, interchange or pooling of assets or, in the case of Mortgaged Collateral, other transfers of possession (subject to the limitations set forth in the Collateral Documents) in the ordinary course of business;
     (b) the sale or other disposition of Permitted Investments for cash or in exchange for Permitted Investments;
     (c) sales or dispositions of surplus, obsolete, negligible or uneconomical assets (other than Mortgaged Collateral that are not Parts (as defined in the First Lien Aircraft Mortgage)) no longer used in the business of Borrower and the Guarantors;
     (d) sales or dispositions of assets among the Borrower and the Guarantors; provided that, with respect to any such asset that constitutes Collateral, such asset remains subject to a Lien in favor of the Collateral Agent for the benefit of the First Priority Secured Parties following such sale or disposition (it being understood that the Borrower and the Guarantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the other Collateral Documents dealing with the creation, granting, establishment, preservation or perfection of Liens);

     (e) (i) abandonment of Intellectual Property; provided, that such abandonment is (A) in the ordinary course of business consistent with past practices and (B) with respect to Intellectual Property that is not material to the business of Borrower and it Subsidiaries and (ii) licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practices;
     (f) the sale or discount of Accounts to a collection agency in connection with collections of delinquent receivables;
     (g) (i) abandonment of FAA Slots, Gate Interests, Routes or Supporting Route Facilities; provided, that such abandonment is (A) in connection with the downsizing of any hub or other facility located in Cincinnati as reflected in the budgets provided pursuant to Section 5.01(e), (B) in connection with the downsizing of any other hub or facility as reflected in the budgets provided pursuant to Section 5.01(e), which does not materially and adversely affect the business of Borrower and its Subsidiaries, taken as a whole, or (C) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of Borrower and its Subsidiaries, taken as a whole, (ii) transfer or other disposition in the ordinary course of business of FAA Slots, Foreign Slots, Gate Interests, Routes or Supporting Route Facilities, in each case, to the extent not constituting Eligible Collateral or utilized in connection therewith, (iii) exchange of FAA Slots in the ordinary course of business that in the Borrower’s reasonable judgment are of reasonably equivalent value, and (iv) assignments of leases or granting of leases of (A) Aircraft or Engines to the extent permitted pursuant to the First Lien Aircraft Mortgage and (B) other aircraft or engines (that do not constitute Collateral), in each case, in the ordinary course of business;
     (h) the sale or other disposition of any 737-800 aircraft substantially concurrently with the consummation of the purchase of such aircraft to the extent such purchase occurs pursuant to a purchase agreement to which the Borrower or a Subsidiary was a party as of the Closing Date;
     (i) to the extent not prohibited by any of the Collateral Documents, the disposition of leasehold or similar interests in real property that is not Real Property Assets, including through assignment, sublease or lease termination or rejection, in whole or in part, or the return, surrender, exchange or abandonment of any property subject thereto;
     (j) any sale of Margin Stock for fair value as determined in good faith by Borrower;
     (k) (i) any loss of or damage to property of the Borrower or any Guarantor, (ii) any taking of property of the Borrower or any Guarantor, or (iii) an Event of Loss;
     (l) the sale, assignment and/or other transfer of the Jet Fuel Assets to the Jet Fuel Counterparty, in each case pursuant to the Jet Fuel Inventory Supply Agreement;
     (m) Permitted Liens of the type described in clause (d) of the definition thereof; and

     (n) the lease or sublease of assets and properties in the ordinary course of business.
     “Permitted Holder” shall mean any corporation or limited liability company organized under the laws of the United States of America or any state thereof organized for the purpose of consummating any Permitted Change of Control Transaction so long as such entity is a holding company which has (or simultaneously with such Change of Control Transaction will acquire) as its other principal investment another major U.S. airline.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) direct obligations of state and local government entities in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;
     (c) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States of America), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof and which have a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody’s;
     (d) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;
     (e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which has a long term unsecured debt rating of at least A from S&P and A2 from Moody’s (or is the principal banking Subsidiary of a bank holding company that has such ratings);
     (f) fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;
     (g) Investments of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in (a) through (f) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds; and
     (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
     (i) investments, in accordance with investment policies approved by the board of directors of the Borrower, in the ordinary course of business.
     “Permitted Liens” shall mean: (a) Liens imposed by law (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) for taxes, assessments, levies or charges of any Governmental Authority for claims not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (b) Liens of landlords, carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) in existence on the Closing Date (which, in the case of Real Property Assets, are specified in the applicable First Lien Real Estate Mortgage) or imposed by law and created in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 5.05; (c) (i) Liens (other than any Lien imposed under ERISA) incurred or (ii) or deposits made (including, without limitation, surety bonds and appeal bonds), in each case, in connection with workers’ compensation, unemployment insurance and other types of social security benefits (or benefits arising under other public liability laws or similar legislation) or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (d) leases, subleases, licenses, use agreements, usufructs, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, reservations, encroachments, land use restrictions or encumbrances, which, in the case of Real Property Assets, (i) do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, (ii) do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be and (iii) do not materially adversely affect the marketability of the applicable property; (e) letters of credit or deposits in the ordinary course to secure leases; (f) Liens imposed by applicable law on the assets of the Borrower or any Guarantor located at an airport for the benefit of any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrower or such Guarantor including, without limitation, the FAA or DOT, (g) Liens in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry, (h) in the case of Real Property Assets, those Liens specified in the applicable First Lien Real Estate Mortgage; (i) in the case of any Mortgaged Collateral, those Liens specified in the applicable First Lien Aircraft Mortgage;

and (j) extensions, renewals or replacements of any Lien referred to in paragraphs (a) through (g) above, provided, that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.
     “Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
     “Petty Cash Accounts” shall mean domestic or foreign deposit or securities accounts of the Borrower and Guarantors holding aggregate balances in an amount not to exceed $50,000,000 with respect to domestic accounts and $150,000,000 with respect to foreign accounts at any one time.
     “Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
     “Plan of Reorganization” shall mean the Debtors’ Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date.
     “Pledged Spare Parts” shall mean Spare Parts which are maintained by or on behalf of the Borrower or any Guarantor at a Spare Parts Location.
     “Post-Petition Aircraft Agreement” shall have the meaning set forth in the Plan of Reorganization.
     “Primary Foreign Slots” shall mean the Foreign Slots set forth on Schedule 4(f) to the First Lien SGR Security Agreement, as such Schedule may be amended from time to time pursuant to the First Lien SGR Security Agreement.
     “Primary Routes” shall mean the Routes set forth on Schedule 4(h) to the First Lien SGR Security Agreement, as such Schedule may be amended from time to time pursuant to the First Lien SGR Security Agreement.
     “Primary Supporting Route Facilities” shall mean the Supporting Route Facilities of the Borrower and, if applicable, a Guarantor, at the airports listed on Schedule 4(i) to the First Lien SGR Security Agreement.
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Prospective Assignment” shall have the meaning given in the Cape Town Convention.
     “Prospective International Interest” shall have the meaning given in the Cape Town Convention.
     “Prospective Sale” shall have the meaning given in the Cape Town Convention.
     “Protocol” shall mean the Protocol referred to in the defined term “Cape Town Convention.”
     “Qualified Judgment” shall mean any judgment arising from the resolution of disputed pre-petition claims, so long as, and to the extent that, a reserve has been established therefor (including a reserve of Equity Interests of the Borrower to satisfy certain pre-petition claims pursuant to the Plan of Reorganization).
     “Qualified Permitted Investments” shall mean Permitted Investments of the type described in clause (e) of the definition thereof issued, guaranteed or placed with the Administrative Agent and other Permitted Investments of the type from time to time generally permitted in money market deposit accounts at JPMCB.
     “Qualified Restructuring Indebtedness” shall mean any Indebtedness of the Borrower or any of its Subsidiaries with respect to any Restructuring Aircraft other than any such Indebtedness (i) created by any Post-Petition Aircraft Agreement that has been entered into relating to such Restructuring Aircraft or (ii) arising out of the assumption without modification of pre-petition agreements related to such Restructuring Aircraft.
     “Real Estate Appraiser” shall mean, in the case of the Real Property Assets, (a) American Appraisal Associates with respect to those certain parcels of real property described in Schedule 3.15(a) or (b) such other appraisal firms as may be retained by the Administrative Agent, in consultation with the Borrower, from time to time.
     “Real Property Assets” shall mean those certain parcels of real property owned in fee by the Borrower and described in Schedule 3.15(a) and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property (as each such real property is more particularly described in the applicable First Lien Real Estate Mortgage) (including, without limitation, all Collateral described in the applicable First Lien Real Estate Mortgage), and, from time to time, all Collateral identified in a First Lien Real Estate Mortgage granted pursuant to Section 5.14, Section 5.16 or any other provision of this Agreement (including in connection with the designation of such real property or related asset as Cure Collateral).
     “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss.

     “Redeemable Stock” shall mean any class or series of Equity Interests of any Person that by its terms or otherwise (a) is required to be redeemed prior to the Maturity Date, (b) may be required to be redeemed at the option of the holder of such class or series of Equity Interests at any time prior to the Maturity Date or (c) is convertible into or exchangeable for (i) Equity Interests referred to in clause (a) or (b) above or (ii) Indebtedness.
     “Register” shall have the meaning set forth in Section 10.02(b)(iv).
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).
     “Replacement Airframe” shall have the meaning given to such term in the First Lien Aircraft Mortgage.
     “Replacement Engine” shall have the meaning given to such term in the First Lien Aircraft Mortgage.
     “Required Credit-Linked Deposit Lenders” shall mean the Credit-Linked Deposit Lenders holding more than 50% of the sum of (i) until the Closing Date, the Total Credit-Linked Deposit then in effect and (ii) thereafter, the Total Credit-Linked Deposit then in effect (or, if the Total Credit-Linked Deposit shall have been reduced to zero pursuant to Section 2.11 or Section 2.12), Lenders holding more than 50% of the sum of (x) the aggregate principal amount of all Credit-Linked Deposit Loans outstanding and (y) the Credit-Linked Deposit LC Exposure.
     “Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) (A) the Total Credit-Linked Deposit or (B) following the termination of the Credit-Linked Deposits, the aggregate principal amount of all Credit-Linked Deposit Loans outstanding plus the Credit-Linked Deposit LC Exposure, and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
     “Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of the Borrower or any Guarantor, as applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or chief accounting officer of the Borrower or any Guarantor, as applicable.
     “Restricted Accounts” shall mean the accounts identified as Restricted Accounts on Schedule 1.01(c);

     “Restricted Captive Insurance Company Subsidiary” shall mean a Subsidiary that is a captive insurance company and is prohibited from becoming a Guarantor hereunder pursuant to applicable rules and regulations.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.
     “Restructuring Aircraft” shall mean each of the aircraft listed on Schedule 1.01(d).
     “Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.
     “Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Revolving Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Commitments is $1,000,000,000.
     “Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.
     “Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the Revolving LC Exposure then outstanding.
     “Revolving Facility” shall have the meaning set forth in the definition of “Facility” in this Section 1.01.
     “Revolving LC Commitment” shall mean a Dollar Amount not to exceed $400,000,000.
     “Revolving LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Revolving Letter of Credit.
     “Revolving LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn Dollar Amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate Dollar Amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Revolving LC Exposure of any

Revolving Lender at any time shall be its Revolving Commitment Percentage of the total Revolving LC Exposure at such time.
     “Revolving Lender” shall mean each Lender having a Revolving Commitment.
     “Revolving Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02 (other than Credit-Linked Deposit Letters of Credit), which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of the Borrower or any Subsidiary, (iii) denominated in Dollars or any Alternative Currency and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.
     “Revolving Letter of Credit Available Amount” shall mean, at any time, the lesser of (i) the excess, if any, of (x) the Revolving LC Commitment in effect at such time over (y) the Revolving LC Exposure at such time and (ii) the excess, if any, of (x) the Total Revolving Commitment in effect at such time over (y) the Total Revolving Extensions of Credit outstanding at such time.
     “Revolving Loan” shall have the meaning set forth in Section 2.01(a).
     “Rolling Twelve Months” shall mean, with respect to any date of determination, the month most recently ended and the eleven (11) immediately preceding months for which, in each case, financial statements are available considered as a single period.
     “Routes” shall mean the routes for which the Borrower or, if applicable, a Guarantor, holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”.
     “Sale” shall have the meaning given in the Cape Town Convention.
     “S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Second Lien Administrative Agent” shall mean the “Administrative Agent” under and as defined in the Second Lien Credit Agreement.
     “Second Lien Collateral Agent” shall mean the “Collateral Agent” under and as defined in the Second Lien Credit Agreement.
     “Second Lien Credit Agreement” shall mean that certain Second Lien Term Loan and Guaranty Agreement (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time), dated as of April 30, 2007, among the Borrower, the Guarantors, the lenders party thereto, Goldman Sachs, as administrative agent and collateral agent, and the other parties thereto.

     “Second Lien Obligations” shall have the meaning given to the term “Obligations” in the Second Lien Credit Agreement.
     “Second Lien Term Loans” shall mean the “Second Lien Term Loans” as such term is defined in the Second Lien Credit Agreement.
     “Second Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.
     “Shifting Control Agreement” shall mean any Shifting Control Deposit Account Agreement or any Shifting Control Securities Account Agreement.
     “Shifting Control Deposit Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent, and the relevant bank at which the relevant deposit account of the Borrower or any Guarantor, as the case may be, is at any time maintained.
     “Shifting Control Securities Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent and any securities intermediary in respect of the relevant securities account.
     “Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or an ERISA Affiliate or (b) was so maintained and in respect of which the Borrower could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.
     “SkyTeam Partner” shall mean any airline that is a member of the SkyTeam international airline alliance.
     “Spare Engine” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Spare Parts” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Spare Parts Locations” shall have the meaning set forth in the First Lien Aircraft Mortgage.
     “Specified Jet Fuel Action” shall mean, if the transactions effected pursuant to the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, any action by the Jet Fuel Counterparty, as secured party, to the extent such action seeks to foreclose (or obtain a lien) on the Jet Fuel Assets.
     “Specified Permitted Collateral Liens” shall mean Permitted Collateral Liens (other than Liens permitted under clauses (c)(i) (other than any such Liens that are non-consensual or imposed by law), (c)(ii) and (e) of the definition of Permitted Liens and clause (j)

of the definition of Permitted Liens (to the extent related to such other specified clauses of such definition) and clauses (m), (n) and (u) of Section 6.01 and clause (s) of Section 6.01 (to the extent related to such other specified clauses of Section 6.01)).
     “Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinations” shall have the meaning given in the Cape Town Convention.
     “Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Supporting Route Facilities” shall mean gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at non-U.S. airports used in the operation of scheduled service over a Route.
     “Swap Termination Value” shall mean, in respect of any contract or agreement relating to Indebtedness permitted by Section 6.03(f) or (g), after taking into account the effect of any legally enforceable netting agreement relating to such contract or agreement, (a) for any date on or after the date such contract or agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such contract or agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such contract or agreement (which may include a Lender or any Affiliate of a Lender).
     “Syndication Agent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the acceleration of the Loans and the termination of the Commitments (which, in the case of the Credit-Linked Deposit, means that the obligation to issue Credit-Linked Deposit Letters of Credit or make Credit-Linked Deposit Loans shall terminate and the Credit-Linked Deposits shall be returned to the Credit-Linked Deposit Lenders) in accordance with the terms hereof.
     “Termination Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. 4043), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (j) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (k) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course). Notwithstanding the above, for purposes of this definition, the sale by the Borrower of its interest in Comair shall not be considered a “reportable event” under clause (a) above.
     “Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.
     “Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.
     “Tooling” shall mean tooling inventory, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks, test benches, test equipment, lathes, welders, grinders, presses, punches and hoists and other similar items (whether or not completed or fixed or handheld).

     “Total Collateral Coverage Ratio” shall have the meaning set forth in Section 6.06(b).
     “Total Credit-Linked Deposit” shall mean, at any time, the sum of all Credit-Linked Deposits at such time, as the same may be reduced from time to time pursuant to this Agreement.
     “Total Credit-Linked Deposit LC Available Amount” shall mean, at any time, the excess, if any, of the Total Credit-Linked Deposit over the then outstanding aggregate principal amount of the Credit-Linked Deposit Loans.
     “Total Obligations” shall have the meaning set forth in Section 6.06(b).
     “Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.
     “Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
     “Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agent, the borrowing of Loans and the use of the proceeds thereof and the request for and issuance of Letters of Credit hereunder.
     “Travel Agency Cash Transaction” shall mean any purchase in cash or check of a ticket through a travel agency that is a member of Bank Settlement Plan or Airline Reporting Corporation, as applicable, it being understood and agreed that the account receivable in respect of such purchase that is included in the calculation of Eligible Account shall be net of any set-off for commissions or refunds and shall be included only to the extent such travel agency is unconditionally required to pay such net amount to the applicable clearinghouse or for the account of the Borrower.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Credit-Linked Deposit.
     “UBS” shall mean UBS Securities LLC.
     “UBS Finance” shall mean UBS Loan Finance LLC.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
     “United States Citizen” shall have the meaning set forth in Section 3.02.

     “Unrestricted Cash” shall mean all cash and Permitted Investments of the Borrower and the Guarantors held in accounts (other than the Escrow Accounts, Payroll Accounts and Restricted Accounts) which are the subject of Control Agreements that have been executed and delivered to the Collateral Agent.
     “Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.
     “Use or Lose Rule” shall mean with respect to FAA Slots or Foreign Slots, as the case may be, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.
     “Visa/MasterCard Dollar Trigger Event” shall mean any amendment to the existing processing agreement or the Borrower entering into any replacement processing agreement with respect to Visa and MasterCard receivables denominated in Dollars that changes the percentage or calculation of reserves held by the credit card processing bank in respect of such receivables (solely, in the case of any such change in calculation, to the extent resulting in a calculation that is no longer based upon Unearned Value (as such term is defined in the definition of “Estimated Credit Card Receivables Component” contained herein)).
     “Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.
     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.
     SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.
SECTION 2.
AMOUNT AND TERMS OF CREDIT
     SECTION 2.01. Commitments of the Lenders; Credit-Linked Deposit Loans.
     (a) Revolving Commitment. (i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender’s Revolving LC Exposure, the Revolving Commitment of such Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the Revolving LC Exposure exceed the Total Revolving Commitment.
          (ii) Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.
     (b) Making of Credit-Linked Deposit Loans. Each Credit-Linked Deposit Lender shall pay to the Administrative Agent its Credit-Linked Deposit in full in Dollars on the Closing Date. Upon the terms and subject to the conditions herein set forth (including, without limitation, the provisions of Section 2.27 and Section 4) each Credit-Linked Deposit Lender, severally and not jointly with the other Credit-Linked Deposit Lenders, agrees to make loans (each a “Credit-Linked Deposit Loan” and collectively, the “Credit-Linked Deposit Loans”) in Dollars to the Borrower at any time and from time to time during the Credit-Linked Deposit Availability Period; provided that, after giving effect to any such Credit-Linked Deposit Loan, (i) the aggregate outstanding principal amount of the Credit-Linked Deposit Loans of such Credit-Linked Deposit Lender plus such Credit-Linked Deposit Lender’s Credit-Linked Deposit LC

Exposure does not exceed such Credit-Linked Deposit Lender’s Credit-Linked Deposit and (ii) the Credit-Linked Deposit Outstanding Exposure does not exceed the Total Credit-Linked Deposit. Credit-Linked Deposit Loans made pursuant to this subsection (b) may be repaid and reborrowed in accordance with the provisions of this agreement.
     (c) Pro Rata Funding. Each Credit-Linked Deposit Borrowing shall be funded by the Credit-Linked Deposit Lenders pro rata in accordance with their respective Credit-Linked Deposit Percentages, solely from amounts on deposit in the Credit-Linked Deposit Account pursuant to the terms and conditions set forth herein.
     (d) Type of Borrowing. Except as otherwise provided in Section 2.03(b), each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (e) Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or the entire Excess Credit-Linked Deposits, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(f). Borrowings of more than one Type may be outstanding at the same time.
     (f) Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.02. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including, with respect to issuances of Credit-Linked Deposit Letters of Credit, Section 2.27), the Borrower may request the issuance of (and, subject to the penultimate sentence of clause (b) below, the Issuing Lender shall issue) (1) Credit-Linked Deposit Letters of Credit, at any time and from time to time during the Credit-Linked Deposit Availability Period, and (2) Revolving Letters of Credit, at any time and from time to time during the Revolving Availability Period, in each case, for the Borrower’s own account or the account of the Borrower or any Subsidiary, in a form reasonably acceptable to the Administrative Agent, the Issuing Lender and the Borrower. For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be (x) Credit-Linked Deposit Letters of Credit (other than any Letter of Credit denominated in an Alternative Currency) to the extent the aggregate principal amount of such Letters of Credit does not exceed the Total Credit-Linked Deposit LC Available Amount and (y) Revolving Letters of Credit (A) to the extent, and in the amount by which, the aggregate principal amount of all outstanding Letters of Credit denominated in Dollars exceeds the Total Credit-Linked Deposit LC Available Amount and (B)

if such Letters of Credit are denominated in any Alternative Currency, (ii) drawings under any Letter of Credit denominated in any Alternative Currency shall be deemed to have been made under Revolving Letters of Credit, (iii) drawings under any Letter of Credit denominated in Dollars shall be deemed to have been made under Revolving Letters of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit denominated in Dollars outstanding (and thereafter shall be deemed to have been made under Credit-Linked Deposit Letters of Credit) and (iv) any Letter of Credit denominated in Dollars that expires or terminates will be deemed to be a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit denominated in Dollars immediately prior to such expiration or termination; provided, however, that, at any time during which an Event of Default shall have occurred and be continuing and the Required Credit-Linked Deposit Lenders shall have notified the Administrative Agent of their election to trigger the terms of this proviso, (I) Letters of Credit denominated in Dollars shall be deemed to be Revolving Letters of Credit and Credit-Linked Deposit Letters of Credit, (II) drawings under Letters of Credit denominated in Dollars shall be deemed to have been made under Revolving Letters of Credit and Credit-Linked Deposit Letters of Credit and (III) any Letter of Credit that expires or terminates shall be deemed to be a Revolving Letter of Credit and a Credit-Linked Deposit Letter of Credit, in each case pro rata based upon (1) the Revolving LC Exposure immediately prior to such Event of Default determined in accordance with the foregoing provisions of this Section 2.02(a) and (2) the Credit-Linked Deposit LC Exposure immediately prior to such Event of Default determined in accordance with the foregoing provisions of this Section 2.02(a). To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Credit-Linked Deposit Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Credit-Linked Deposit Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. Any such reallocations shall be made in a manner to be determined by the Administrative Agent. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall either provide (i) telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) for Revolving Letters of Credit, the currency of such Letter of Credit, (5) the name and address of the beneficiary thereof and (6) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing

Lender’s standard form in connection with any request for a Letter of Credit; provided, that to the extent such standard form is inconsistent with the Loan Documents, the Loan Documents shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (v) the LC Exposure shall not exceed the sum of the Revolving LC Commitment and the Total Credit-Linked Deposit, (w) the Revolving LC Exposure shall not exceed the Revolving LC Commitment, (x) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero, (y) the Credit-Linked Deposit LC Exposure shall not exceed the Total Credit-Linked Deposit and (z) the Credit-Linked Deposit Outstanding Exposure shall not exceed the Total Credit-Linked Deposit. No Issuing Lender (other than an Affiliate of the Administrative Agent) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
     (d) Participations. (A) By the issuance of a Revolving Letter of Credit (or an amendment, renewal or extension of a Revolving Letter of Credit, including any amendment increasing the amount thereof, or in connection with any part of any Letter of Credit being deemed to be a Revolving Letter of Credit pursuant to Section 2.02(a)), and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Revolving Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Revolving Commitment Percentage of the Dollar Amount of each Revolving LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (B) By the issuance of a Credit-Linked Deposit Letter of Credit (or an amendment, renewal or extension of a Credit-Linked Deposit Letter of Credit, including any amendment increasing the amount thereof, or in connection with any part of any Letter of Credit being deemed to be a Credit-Linked Deposit Letter of Credit pursuant to Section 2.02(a)) and without any further action on the part of the Issuing Lender or the Credit-Linked Deposit

Lenders, the Issuing Lender hereby grants to each Credit-Linked Deposit Lender, and each Credit-Linked Deposit Lender hereby acquires from the Issuing Lender, a participation in such Credit-Linked Deposit Letter of Credit equal to such Credit-Linked Deposit Lender’s Credit-Linked Deposit Percentage of the aggregate principal amount available to be drawn under such Credit-Linked Deposit Letter of Credit. In consideration and in furtherance of the foregoing, each Credit-Linked Deposit Lender hereby absolutely and unconditionally agrees that if the Issuing Lender makes a Credit-Linked Deposit LC Disbursement which is not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or is required to refund any reimbursement payment in respect of a Credit-Linked Deposit LC Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse the Issuing Lender for the amount of such Credit-Linked Deposit LC Disbursement from the Credit-Linked Deposit Lenders’ Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account on a pro rata basis in accordance with each Credit-Linked Deposit Lender’s Credit-Linked Deposit Percentage of such Credit-Linked Deposit LC Disbursement. In the event any such Credit-Linked Deposits are withdrawn by the Administrative Agent from the Credit-Linked Deposit Account to reimburse the Issuing Lender for an unreimbursed Credit-Linked Deposit LC Disbursement, the Borrower shall have the right, but not the obligation, at any time prior to the Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the Administrative Agent in the Credit-Linked Deposit Account. A certificate of the Issuing Lender submitted to any Credit-Linked Deposit Lender with respect to any amounts owing under this section shall be conclusive in the absence of manifest error. Each Credit-Linked Deposit Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Credit-Linked Deposit Letters of Credit pursuant to this subparagraph (B) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Credit-Linked Deposit Letter of Credit or the occurrence of an Event of Default or the return of the Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Credit-Linked Deposit Lender irrevocably authorizes the Administrative Agent to apply amounts of its Credit-Linked Deposit as provided in this subparagraph (B), whether or not the conditions to borrow set forth in Section 4.02 are satisfied. Each Credit-Linked Deposit Lender hereby grants, without prejudice to the other provisions of this Agreement, to the Issuing Lender a security interest in its interest in the Credit-Linked Deposit Account and all amounts on deposit therein as collateral security for its obligations to the Issuing Lender under this Agreement and agrees that the Issuing Lender may exercise all rights and remedies of a secured party under the UCC or any other applicable law.
     (e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Amount of such LC Disbursement or (subject to the two immediately succeeding sentences), with respect to any Revolving Letter of Credit denominated in an Alternative Currency, an amount equal to the amount of such Revolving LC Disbursement in the applicable Alternative Currency not later than the first Business Day following the date the Borrower receives notice of such LC Disbursement; provided, that, in the case of any LC Disbursement made in Dollars, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) or 2.02(e)(B)

that such payment shall be financed with an ABR Revolving Borrowing or Credit-Linked Deposit Loans, as the case may be, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Credit-Linked Deposit Loans, as the case may be. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Lender. If the Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Revolving Letter of Credit, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable Revolving LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount of such Revolving LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender of the applicable Revolving LC Disbursement and the Dollar Amount thereof.
     (A) If the Borrower fails to make any payment due under paragraph (e) above with respect to a Revolving Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable Revolving LC Disbursement (as converted to Dollars, if applicable), the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.02(e) with respect to any Revolving LC Disbursement, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Lender for any Revolving LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (B) If the Borrower is obligated to make any payment due under paragraph (e) above with respect to a Credit-Linked Deposit Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Credit-Linked Deposit Lender of the applicable Credit-Linked Deposit LC Disbursement, the payment then due from the Borrower in respect thereof and such Credit-Linked Deposit Lender’s Credit-Linked Deposit Percentage thereof, and the Administrative Agent shall promptly withdraw and pay to the Issuing Lender each

Credit-Linked Deposit Lender’s Credit-Linked Deposit Percentage of the Dollar Amount of such Credit-Linked Deposit LC Disbursement from such Credit-Linked Deposit Lender’s Credit-Linked Deposit. Upon telephonic notice to the Administrative Agent, the Borrower may elect that amounts so withdrawn be deemed Credit-Linked Deposit Loans made on such date by each such Credit-Linked Deposit Lender in an amount equal to its Credit-Linked Deposit Percentage of the amount of such withdrawal; provided that at the time of such election the conditions to borrowing set forth in Section 4.02 shall have been met with respect to any such Credit-Linked Deposit Loan. Promptly following receipt by the Administrative Agent of any payment by the Borrower in respect of any Credit-Linked Deposit LC Disbursement, the Administrative Agent shall credit such payment to the Credit-Linked Deposit Account to be added to the Credit-Linked Deposits of the Credit-Linked Deposit Lenders in accordance with their Credit-Linked Deposit Percentages. The Borrower acknowledges that each payment made pursuant to this subparagraph (B) in respect of any Credit-Linked Deposit LC Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment made from the Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse the Issuing Lender for any Credit-Linked Deposit LC Disbursement (other than the funding of Credit-Linked Deposit Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Credit-Linked Deposit LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, the Credit-Linked Deposit Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided, that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Lenders or Credit-Linked Deposit Lenders with respect to any such LC Disbursement in accordance with the terms herein.
     (h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08 shall apply; provided further that, in the case of a Revolving LC Disbursement made under a Revolving Letter of Credit in an Alternative Currency, the amount of interest due with respect thereto shall (i) in the case of any Revolving LC Disbursement that is reimbursed on the Business Day immediately succeeding such Revolving LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such Revolving LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such Revolving LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time and (ii) in the case of any Revolving LC Disbursement that is reimbursed after the Business Day immediately succeeding such Revolving LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Amount of such Revolving LC Disbursement and (C) bear interest as provided above. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e)(A) of this Section or from the Credit-Linked Deposit of any Credit-Linked Deposit Lender pursuant to paragraph (e)(B) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced

Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders and the Credit-Linked Deposit Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Replacement of Letters of Credit; Cash Collateralization. The Borrower shall (i) upon or prior to the occurrence of the Termination Date (x) cause all Letters of Credit which expire after the Termination Date (the “Outstanding Letters of Credit”) to be returned to the Issuing Lender undrawn and marked “cancelled” or (y) if the Borrower does not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for the Borrower’s reimbursement obligations in connection with any such Outstanding Letters of Credit (such deposit in the amounts set forth below “Cash Collateralization”), such cash (or any applicable portion thereof) to be promptly remitted to the Borrower (provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing) upon the expiration, cancellation or other termination or satisfaction of the Borrower’s reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part; in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 102% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above) and (ii) if required pursuant to Section 2.28(b), deposit in the Letter of Credit Account, an amount required pursuant to Section 2.28(b); provided that the portions of such amount attributable to undrawn Alternative Currency Revolving Letters of Credit or Revolving LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Revolving Letters of Credit and Revolving LC Disbursements. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.28(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after Section 2.28(b) no longer requires the provision of such cash collateral.
     (k) Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
     (l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of Revolving LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section 2.02(j), if such cash collateral is deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to Section 2.02(e) in respect of unreimbursed Revolving LC Disbursements made under any Alternative Currency Revolving Letter of Credit and (iii) of each Revolving Lender’s participation in any Alternative Currency Letter of Credit under which a Revolving LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
     SECTION 2.03. Requests for Borrowings.
     (a) Revolving Loans. Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(a):
     (i) the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(e));
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.
     (b) Credit-Linked Deposit Loan. To request the Borrowing of Credit-Linked Deposit Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days (or, in the case of a Borrowing on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephone and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(e));
     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) the portion of the Borrowing that is to be an ABR Borrowing and that is to be a Eurodollar Borrowing; and
     (iv) in the case of such portion of the Borrowing that is a Eurodollar Borrowing, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any portion of the requested Borrowing that is to be a Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Credit-Linked Deposit Lender of the details thereof and of the amount of such Credit-Linked Deposit Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Funding of Borrowings. (a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the Issuing Lender.
     (b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     (c) Each Credit-Linked Deposit Lender hereby irrevocably authorizes the Administrative Agent to make available to the Borrower an amount on deposit in the Deposit Account equal to such Credit Linked Deposit Lender’s Percentage of such Credit-Linked Deposit Borrowing (it being understood that the funding obligation of each Credit-Linked Deposit

Lender with respect to such Borrowing shall be required to be satisfied solely by making such amount available, and the Borrower shall have no recourse against such Credit-Linked Deposit Lender with respect to the satisfaction of such funding obligation). The Administrative Agent shall disburse the relevant portions of the amounts on deposit in the Credit-Linked Deposit Accounts in the manner specified in the applicable Borrowing Request.
     SECTION 2.05. Interest Elections. (a) The Borrower may elect from time to time to (i) convert ABR Loans to Eurodollar Loans, (ii) convert Eurodollar Loans to ABR Loans, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto
     (b) To make an Interest Election Request pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03(a) or Section 2.03(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.06. Limitation on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.
     SECTION 2.07. Interest on Loans.
     (a) Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
     (b) Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date and after the Termination Date on written demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.
     SECTION 2.08. Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (a) with respect to any Loan, the rate then applicable for such Borrowings plus 2.0%, (b) in the case of overdue unreimbursed amounts with respect to any Credit-Linked Deposit LC Disbursement, the rate otherwise applicable to such Credit-Linked Deposit LC Disbursement as provided in Section 2.02(h) plus 2% and (c) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.
     SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the date that is two Business Days prior to (i) the commencement of any Interest Period for a Eurodollar Loan or (ii) the determination of the Benchmark LIBOR Rate, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate or the Benchmark LIBOR Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Borrowing of Eurodollar Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans and (ii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, for purposes of Section 2.27(b), shall equal the then applicable ABR.
     SECTION 2.10. Amortization of Credit-Linked Deposits; Repayment of Loans; Evidence of Debt.
     (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
     (b) The Administrative Agent shall return Credit-Linked Deposits in the aggregate amount of $6,000,000 to the Credit-Linked Deposit Lenders on March 31 of each year, beginning on March 31, 2008. To the extent not previously returned and subject to the Borrower’s compliance with Section 2.12(c), all Credit-Linked Deposits shall be returned to the Credit-Linked Deposit Lenders on the Maturity Date. Any optional return of Credit-Linked Deposits effected pursuant to Section 2.11 shall be applied to reduce the subsequent scheduled returns of Credit-Linked Deposits as directed by the Borrower. Each return of Credit-Linked Deposits pursuant to this Section 2.10(b) shall be accompanied by accrued interest on the amount of Credit-Linked Deposits so returned to but excluding the date of return.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
     (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Optional Termination or Reduction of Commitment; Reduction of Credit-Linked Deposits. (a) Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Commitment; provided that each such notice shall be revocable to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $5,000,000 and in an integral multiple of $1,000,000. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof. Any reduction of the Total Revolving Commitment pursuant to this Section shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.
     (b) Upon at least one (1) Business Day prior written notice, the Borrower may at any time or from time to time direct the Administrative Agent to permanently reduce the Total Credit-Linked Deposits; provided that each such notice shall be revocable to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed; and provided further that (i) each reduction of the Credit-Linked Deposits shall be in a principal amount not less than $5,000,000 and in an integral multiple of $1,000,000 and (ii) the Borrower shall not direct the Administrative Agent to reduce the Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.02(a)), the aggregate Credit-Linked Deposit Outstanding Exposure would exceed the Total Credit-Linked Deposit. In the event the Credit-Linked Deposits shall be reduced as provided in the preceding sentence, such reduction shall be applied ratably to the Credit-Linked Deposits of the Credit-Linked Deposit Lenders and the

Administrative Agent will return all amounts in the Credit-Linked Deposit Account in excess of the reduced Total Credit-Linked Deposit to the Credit-Linked Deposit Lenders, ratably in accordance with their Credit-Linked Deposit Percentages of the Total Credit-Linked Deposit (as determined immediately prior to such reduction).
     SECTION 2.12. Mandatory Prepayment; Commitment Termination.
     (a) Within three (3) Business Days of the Borrower or any Guarantor receiving any Net Cash Proceeds as a result of an Asset Sale or Recovery Event (including, without limitation, an Event of Loss concerning an Airframe, Engine, Spare Engine or Spare Parts), the Borrower or such Guarantor shall, if the Borrower shall not be in compliance with Section 6.06(a) or 6.06(b) on the date such Net Cash Proceeds are received, deposit such received Net Cash Proceeds (solely to the extent necessary to maintain compliance with Section 6.06(a) and (b)) into an account that is maintained with the Administrative Agent for such purpose and subject to a Full Control Agreement; provided that (i) in the case of the Net Cash Proceeds of any Event of Loss so deposited and involving an Airframe, Engine or Spare Engine, the Borrower shall be permitted to use such Net Cash Proceeds to replace such Airframe, Engine or Spare Engine, as the case may be, with a Replacement Airframe or Replacement Engine, as the case may be, in accordance with the requirements of the First Lien Aircraft Mortgage, with such Replacement Airframe or Replacement Engine to be subject to the Lien of the Collateral Agent for the benefit of the First Priority Secured Parties pursuant to the First Lien Aircraft Mortgage and otherwise satisfying the requirements of the First Lien Aircraft Mortgage at the time of (or substantially simultaneously with) the release of such Net Cash Proceeds, (ii) in the case of Net Cash Proceeds of any  Recovery Event (other than Net Cash Proceeds covered by clause (i) above) so deposited, the Borrower may use such Net Cash Proceeds to repair or replace the assets which are the subject of such Recovery Event with comparable assets, (iii) in the case of any Net Cash Proceeds of any Asset Sale so deposited, the Borrower may use such Net Cash Proceeds to  replace the assets which are the subject of such Asset Sale with comparable assets within 365 days after such deposit is made, (iv) all such Net Cash Proceeds shall be subject to release as provided in Section 6.06(d) or, at the option of the Borrower at any time, may be applied in accordance with the requirements of Section 2.12(b), and (v) upon the occurrence of an Event of Default, the amount of any such deposit may be applied, subject to the Intercreditor Agreement, by the Administrative Agent in accordance with Section 2.12(b)), provided that any release of Net Cash Proceeds pursuant to clause (iii) of this Section shall be conditioned on the Borrower being in compliance with Section 6.06(a) and 6.06(b), after giving effect thereto (it being understood that the failure to be in compliance with Section 6.06(a) or 6.06(b) shall not prevent the release of any Net Cash Proceeds in connection with any repair or replacement of assets permitted hereunder so long as no decrease in either Collateral Coverage Ratio will result therefrom).
     (b) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.12 shall be applied, first, to the permanent prepayment of the Credit-Linked Deposit Loans (with a corresponding reduction in the Total Credit-Linked Deposit) on a pro rata basis (it being understood that such payments shall be delivered to the Credit-Linked Deposit Lenders on a pro rata basis and that, notwithstanding anything to the contrary contained in Section 2.10(a), there shall be no ability to reborrow amounts prepaid pursuant to this Section 2.12), second, to the permanent reduction of the Total

Credit-Linked Deposit in an amount equal to the Excess Credit-Linked Deposits (with a corresponding return of Credit-Linked Deposits equal to such amount to be delivered to the Credit-Linked Deposit Lenders on a pro rata basis), third, to the reallocation of Credit-Linked Deposit Letters of Credit as Revolving Letters of Credit (subject to the satisfaction of the conditions to borrowing set forth herein) in an amount equal to the lesser of (x) the Revolving Letter of Credit Available Amount and (y) the Credit-Linked Deposit Letters of Credit outstanding prior to giving effect to any such reallocation (any such reallocation to be accompanied by a corresponding permanent reduction in the Credit-Linked Deposit, with a corresponding return of Credit-Linked Deposits equal to such amount to be delivered to the Credit-Linked Deposit Lenders on a pro rata basis), fourth, to Cash Collateralize the outstanding Credit-Linked Deposit LC Exposure (any such Cash Collateralization to be accompanied by a corresponding permanent reduction in the Credit-Linked Deposit in an amount equal to the Credit-Linked Deposit LC Exposure so collateralized and a return of Credit-Linked Deposits equal to such amount to the Credit-Linked Deposit Lenders on a pro rata basis), fifth, subject to the Intercreditor Agreement, to the prepayment of the Revolving Loans on a pro rata basis (any such prepayment to be accompanied by a corresponding permanent reduction in the Revolving Commitments) and, sixth, subject to the Intercreditor Agreement, to Cash Collateralize the outstanding Revolving LC Exposure, after giving effect to the reallocation described above (any such Cash Collateralization to be accompanied by a permanent reduction in the Revolving Commitments in an amount equal to the Revolving LC Exposure so collateralized; such reduction (or any part thereof, as applicable) to be effective upon any release or application of such cash collateral in an amount equal to the amount so released or applied). The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.
     (c) Upon the Termination Date, the Commitments shall be terminated in full and the Borrower shall repay the Loans in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, provide Cash Collateralization for such Letter of Credit.
     (d) All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Section 2.15 and 2.19 hereof.
     SECTION 2.13. Optional Prepayment of Loans.
     (a) The Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice followed promptly by written or facsimile notice or (B) written or facsimile notice received by 1:00 p.m., New York City time, three Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans and Credit-Linked Deposit Loans, upon written or facsimile notice received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar

Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000.
     (b) Any prepayments under Section 2.13(a) shall be applied at the Borrower’s option, to (i) repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) and Cash Collateralize the outstanding Revolving Letters of Credit until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and no Revolving Letters of Credit shall be outstanding, or, if outstanding, then backed by Cash Collateralization and/or (ii) prepay the Credit-Linked Deposit Loans of the Credit-Linked Deposit Lenders (with such prepayments to be deposited in the Credit-Linked Deposit Account for the Credit-Linked Deposit Lenders on a pro rata basis and without any reduction in the Credit-Linked Deposits). All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof.
     (c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided, that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
     SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)) or the Issuing Lender; or
     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or any Credit-Linked Deposit;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or any Credit-Linked Deposit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.
     (c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans or the Credit-Linked Deposit, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment, Credit-Linked Deposit or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
     (d) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

     (e) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
     SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 10.08(b) or (d) the return of any Credit-Linked Deposit to any Credit-Linked Deposit Lender other than on the last day of the period covered by the Benchmark LIBOR Rate then in effect, then, in any such event, at the request of such Lender (or, in the case of clause (d) above, the Issuing Lender) the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender or Issuing Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the

Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.27(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.27(b) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Credit-Linked Deposit Lenders is an amount equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the Borrower shall indemnify, within 30 days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligation of the Administrative Agent pursuant to Section 2.27(b).
     (c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (d) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     SECTION 2.17. Payments Generally; Pro Rata Treatment.
     (a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the applicable currency.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent or to the Collateral Agent to pay fully all First Priority Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent and the Collateral Agent, in their respective capacities as such, ratably among the parties entitled thereto in accordance with the amounts of Fees and expenses then due to such parties, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Agents, the Lenders and the Issuing Lender and towards payment of interest then due on account of the

Revolving Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties, and (iii) third, towards payment of (A) principal of the Revolving Loans, unreimbursed LC Disbursements and Credit-Linked Deposit Loans then due hereunder, and (B) any obligations owing to any Lender or its banking Affiliates in connection with Designated Cash Management Obligations, to the extent such Designated Cash Management Obligations are secured as permitted by Section 6.01(e), and any Indebtedness under any Designated Hedging Agreement, to the extent such Indebtedness is secured as permitted by Section 6.01(f) (pro rata among the holders of such Indebtedness), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Cash Management Obligations and Indebtedness under any Designated Hedging Agreement then due to such parties.
     (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(e), 2.04(a) or (b) or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Credit-Linked Deposits hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans or Credit-Linked Deposits hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.19. Certain Fees. The Borrower shall pay to the Administrative Agent, (a) for the respective accounts of the Administrative Agent and the Lenders, the fees set forth in that certain Arrangers Fee Letter dated as of January 29, 2007 among the Administrative Agent, JPMSI, Goldman Sachs, LBI, LCPI, Merrill Lynch, UBS, UBS Finance, Barclays, Barclays Capital and the Borrower at the times set forth therein, and as otherwise heretofore agreed and (b) the fees set forth in that certain Administrative Agent Fee Letter dated as of January 29, 2007 among the Administrative Agent and the Borrower at the times set forth therein, and as otherwise heretofore agreed.
     SECTION 2.20. Commitment Fee. The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Termination Date or the earlier date of termination of the Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (a) on the last Business Day of each March, June, September and December, (b) on the Termination Date, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Commitment.
     SECTION 2.21. Letter of Credit Fees. (a) The Borrower shall pay with respect to each Revolving Letter of Credit (i) to the Administrative Agent on behalf of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the daily average Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to the Issuing Lender such Issuing Lender’s customary fees for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Revolving Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Revolving Letter of Credit to and including the date of termination of such Revolving Letter of Credit. Accrued fees described in this paragraph in respect of each Revolving Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date.
     (b) The Borrower agrees to pay (i) in addition to the fees payable to the Credit-Linked Deposit Lenders pursuant to Section 2.27(b), to the Administrative Agent for the account of each Credit-Linked Deposit Lender a participation fee with respect to its participations in Credit-Linked Deposit Letters of Credit, which shall accrue at the Applicable Participation Fee on the daily amount of such Credit-Linked Deposit Lender’s Credit-Linked Deposit Participation Amount during the period from and including the Closing Date to but excluding the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it and (ii) to the Issuing Lender such Issuing Lender’s customary fees for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum on the outstanding amount of each Credit-Linked Deposit Letter of Credit issued by such Issuing Lender from and including the date of issuance thereof to but excluding the date of termination, expiration or drawing in full of such Credit-Linked Deposit Letter of Credit. Accrued participation fees and fronting fees described in this paragraph shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date on which the Credit-Linked Deposits are returned to the Credit-Linked Deposit Lenders and any such fees accruing after the date on which the Credit-Linked Deposits are returned to the Credit-Linked Deposit Lenders shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All such participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     SECTION 2.22. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in the fee letters described in Section 2.19. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.23. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document. Each Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.
     SECTION 2.24. Security Interest in Letter of Credit Account. The Borrower and the Guarantors hereby pledge to the Collateral Agent, for its benefit and for the benefit of the other First Priority Secured Parties, and hereby grant to the Collateral Agent, for its benefit and for the benefit of the other First Priority Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein and any proceeds thereof. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in clause (ii)(B) of Section 2.02(j).
     SECTION 2.25. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.
     SECTION 2.26. Defaulting Lenders. (a) If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.
     (b) Any Lender being replaced pursuant to Section 2.26(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans, Credit-Linked Deposits and participations in Letters of Credit, and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Commitments, Loans, Credit-Linked Deposits and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Credit-Linked Deposits and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
     (c) Notwithstanding anything to the contrary contained above, any Lender that is an Issuing Lender hereunder may not be replaced at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to each such outstanding Letter of Credit and the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.
     SECTION 2.27. Credit-Linked Deposit Account. (a) The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 2.01, 2.11, or 2.12. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Credit-Linked Deposit Lender in respect of its participation in Credit-Linked Deposit Letters of Credit and, subject to Section 2.02(d)(B), its Credit-Linked Deposit Loans, shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Closing Date.
     (b) Each of the Borrower, the Administrative Agent, the Issuing Lender issuing any Credit-Linked Deposit Letter of Credit and each Credit-Linked Deposit Lender hereby acknowledges and agrees that each Credit-Linked Deposit Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.01, 2.02 and 2.11 and that the Administrative Agent has agreed to invest the Credit-Linked Deposit Participation Amount so as to earn a return (except during periods when, and to the extent to which, such Credit-Linked Deposits are used to cover unreimbursed Credit-Linked Deposit LC Disbursements, and subject to Section 2.09) for the Credit-Linked Deposit Lenders equal to a rate per annum, reset daily on each Business Day for the period until the next following Business Day, equal to (i) such day’s rate for one month LIBOR deposits (the “Benchmark LIBOR Rate”) minus (ii) 0.15% (calculated on the basis of a 365-day or 366-day year, as applicable). Such amount will be paid to the Credit-Linked Deposit Lenders by the Administrative Agent quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.21. In addition to the foregoing payments by the Administrative Agent, the Borrower agrees to make payments to the Credit-Linked Deposit Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.21 with respect to any period (and together with the payment of such fees) in an amount equal to 0.15% of the daily amount of the Credit-Linked Deposit Lenders’ Credit-Linked Deposit Participation Amount during such period.
     (c) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.02), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Credit-Linked Deposit Lenders and the provisions of this Section 2.27 constitute agreements among the Administrative Agent, each Issuing Lender issuing any Credit-Linked Deposit Letter of Credit and each Credit-Linked Deposit Lender with respect to the funding obligations of each Credit-Linked Deposit Lender in respect of its participation in Credit-Linked Deposit Loans and Credit-Linked Deposit Letters of Credit and, other than amounts withdrawn pursuant to Section 2.01(b) and Section 2.02(e)(B), do not constitute any loan or extension of credit to the Borrower. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in any Credit-Linked Deposit Account shall be the property of any Loan Party, shall constitute “Collateral” under the Loan Documents, or shall otherwise be available in any manner to satisfy any obligation of any Loan Party under the Loan Documents (other than to finance Credit-

Linked Deposit Loans in accordance with Section 2.01 and drawings under the Credit-Linked Deposit Letters of Credit in accordance with Section 2.02).
     SECTION 2.28. Currency Equivalents. (a) The Administrative Agent shall determine the Dollar Amount of (x) the Revolving LC Exposure in respect of Revolving Letters of Credit denominated in an Alternative Currency based on the Exchange Rate (i) as of the end of each fiscal quarter of the Borrower and (ii) on or about the date of the related notice requesting the issuance of such Revolving Letter of Credit and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
     (b) If after giving effect to any such determination of a Dollar Amount, the Revolving LC Exposure exceeds 105% of the Revolving LC Commitment, the Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.02(j)(ii) in an amount equal to such excess.
SECTION 3.
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:
     SECTION 3.01. Organization and Authority. Each of the Borrower and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) has all requisite power and authority and the legal right to own or lease and operate its properties (subject, in the case of any Restructuring Aircraft, to the Post-Petition Aircraft Agreement applicable to such Restructuring Aircraft) and pledge or mortgage Collateral, and to conduct its business as now or currently proposed to be conducted.
     SECTION 3.02. Air Carrier Status. (a) Each of the Borrower and Comair is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. Each of the Borrower and Comair holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. Each of the Borrower and Comair is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). Each of the Borrower and Comair possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

     (b) Other than Comair, no Guarantor is an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and no Guarantor holds a certificate under Section 41102 of Title 49 (other than as a result of a Guarantor becoming an “air carrier” or holding such certificate in connection with a Permitted Acquisition).
     SECTION 3.03. Due Execution. The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the Guarantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than (i) the filing of financing statements under the New York Uniform Commercial Code, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect. This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors. This Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.04. Statements Made. No representation or warranty or certification of the Borrower or any Guarantor contained in writing in this Agreement, any other Loan Document or in any other document, report, public or private confidential information memorandum, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished, other than to the extent that any such statements constitute projections, budgets, estimates or other forward looking statements), taken as a whole and in light of the circumstances in which made, contains, when furnished, any untrue statement of a material fact or omits to state a material fact necessary to make such statements not materially misleading;

and, to the extent that any such information constitutes projections, budgets, estimates or other forward looking statements, such projections, budgets, estimates or other forward looking statements were prepared in good faith on the basis of assumptions believed by the Borrower or such Guarantor to be reasonable at the time such projections, budgets, estimates or other forward looking statements were furnished (it being understood that projections, budgets, estimates or other forward looking statements by their nature are inherently uncertain, that no assurances can be given that projections, budgets, estimates or other forward looking statements will be realized and that actual results in fact may differ materially from any projections, budgets, estimates or other forward looking statements provided to the Administrative Agent or the Lenders).
     SECTION 3.05. Financial Statements; Material Adverse Change.
     (a) The Borrower has furnished the Administrative Agent on behalf of the Lenders with copies of the audited consolidated financial statement and schedules of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP in all material respects.
     (b) Since January 29, 2007, there has been no Material Adverse Change.
     SECTION 3.06. Ownership. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (b) the Borrower owns no other Subsidiaries, whether directly or indirectly.
     SECTION 3.07. Liens. Except for the Liens existing on the Closing Date as reflected on Schedule 3.07, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than Liens permitted pursuant to Section 6.01 (including any waiver or amendment thereto subsequent to the Closing Date).
     SECTION 3.08. Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used to repay amounts outstanding under the Existing DIP Facilities or to provide back-to-back letters of credit or cash collateral in respect of the Existing DIP Facility Letters of Credit, to pay certain accrued administrative expenses, for working capital and for other general corporate purposes of the Borrower and the Guarantors (including for the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19).
     SECTION 3.09. Litigation and Environmental Matters. Other than as set forth on Schedule 3.09:
     (a) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that would reasonably be expected to have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders thereunder or in connection with the Transactions.
     (b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each Guarantor is currently in compliance with all, and has not violated any, Environmental Laws and/or requirements of any Airport Authority with respect to environmental matters and maintains and complies with all, and has not violated any, Environmental Permits and (ii) none of the Borrower or the Guarantors has (x) become subject to any Environmental Liability, or (y) received written or, to the knowledge of the Borrower or the Guarantors, verbal notice of any pending or, to the knowledge of the Borrower or the Guarantors, threatened claim with respect to any Environmental Liability, and there is no reasonable basis for any Environmental Liability.
     SECTION 3.10. FAA Slot Utilization. Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors, as applicable, are utilizing, or causing to be utilized, their respective FAA Slots in a manner consistent with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the FAA Slots, taking into account any waivers or other relief granted to the Borrower and any Guarantor by the FAA, other applicable U.S. Governmental Authority or U.S. Airport Authority. Except as otherwise disclosed in the Borrower’s most recent Form 10-K, neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authority or U.S. Airport Authority, or are aware of any other event or circumstance, that would be reasonably likely to impair in any material respect their respective right to hold and operate any FAA Slot, except that which would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11. Primary Foreign Slot Utilization. The Borrower and the Guarantors, as applicable, are utilizing, or causing to be utilized, their respective Primary Foreign Slots in a manner consistent with applicable regulations, foreign laws and contracts in order to preserve their respective right to hold and operate the Primary Foreign Slots. Except as otherwise disclosed in the Borrower’s most recent Form 10-K, neither the Borrower nor any Guarantor, as applicable, has received any written notice from any applicable Foreign Aviation Authorities, or is aware of any other event or circumstance that would be reasonably likely to impair in any material respect their respective right to hold and operate any such Primary Foreign Slot, except that which would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.12. Primary Route Utilization. The Borrower and the Guarantors, as applicable, hold the requisite authority to operate each of their respective Primary Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and have, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any

Foreign Aviation Authorities regarding such Primary Route. There exists no failure of the Borrower and any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower and the Guarantors, as applicable, in any such Primary Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.13. Margin Regulations; Investment Company Act.
     (a) Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loans or proceeds from any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.
     (b) Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.
     SECTION 3.14. ERISA. Except as set forth on Schedule 3.14 and other than in connection with the bankruptcy proceedings of the Borrower and certain of the direct and indirect subsidiaries of the Borrower in the Bankruptcy Court, no Termination Event has occurred or is reasonably expected to occur. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect and except as otherwise disclosed in the Borrower’s most recent Form 10-K (including the Notes to the financial statements contained therein), the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. As of the date hereof, neither the Borrower nor any of its ERISA Affiliates contributes to or is obligated to contribute to any Multiemployer Plan subject to Title IV of ERISA.
     SECTION 3.15. Properties.
     (a) The Borrower and the Guarantors have good title to (and with respect to Real Property Assets, good and marketable title to) each of the properties and assets reflected on the financial statements referred to in Section 3.05 hereof, including, without limitation, the Real Property Assets (other than such properties or assets disposed of in the ordinary course of business since the date of such financial statements or as permitted hereunder). As of the Closing Date, Schedule 3.15(a) is a true and complete description of (i) each parcel of real property owned by the Borrower or any Guarantor and (ii) the entity who owns such real property.
     (b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and (ii) the use thereof by such Borrower or Guarantor, to the Borrower’s or such Guarantor’s knowledge, does not infringe upon the rights of any other Person.
     (c) As of the Closing Date, neither the Borrower nor any Guarantor has received any written notice of a pending or contemplated condemnation proceeding affecting any Real Property Asset having a fair market value in excess of $5,000,000.
     SECTION 3.16. Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Agent, for the benefit of the First Priority Secured Parties, a legal, valid and enforceable security interest in all of the Collateral subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. At such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the First Lien Aircraft Mortgage (including, without limitation, any Mortgage Supplement) is filed for recordation with the FAA (and the appropriate fees are paid) and registrations with respect to the International Interests in the Mortgaged Collateral constituted by the First Lien Aircraft Mortgage are duly made in the International Registry, (c) with respect to identified intellectual property registered in the United States, the First Lien Trademark Security Agreement and the First Lien Patent Security Agreement are filed in the appropriate divisions of the United States Patent and Trademark Office (and the appropriate fees are paid) and the First Lien Copyright Security Agreement is filed in the United States Copyright Office (and the appropriate fees are paid), (d) the First Lien Real Estate Mortgages are filed in the appropriate recording office (and the appropriate fees are paid), (e) execution of the Control Agreements and (f) delivery of pledged securities under the First Lien Pledge Agreement (together with appropriate stock powers) to the Administrative Agent, the Collateral Agent, for the benefit of the First Priority Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of the Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or upon the taking of the actions described in clauses (a) through (f) above, subject in each case only to Liens permitted by Section 6.01 (or, in the case of the Real Property Assets, subject only to the Permitted Liens and other Liens specified in the applicable First Lien Real Estate Mortgage).
     SECTION 3.17. Payment of Taxes. Except as set forth on Schedule 3.17 (and except as otherwise specifically permitted by the Plan of Reorganization and the Bankruptcy Court), each of the Borrower and the Guarantors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such

Taxes are being contested in good faith by appropriate proceedings and the Borrower or such Guarantor, as applicable, has set aside on its books adequate reserves therefor or (b)  the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.18. Section 1110. The Aircraft, Engines and Spare Engines listed on Schedule 3.18 represent each of the Aircraft, Engine and Spare Engine constituting Mortgaged Collateral as of the Closing Date that were first placed in service prior to October 22, 1994.
SECTION 4.
CONDITIONS OF LENDING
     SECTION 4.01. Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of the Lenders to make the initial Loans and fund their Credit-Linked Deposits or of the Issuing Lender to issue the initial Letter of Credit, whichever may occur first, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
     (a) Supporting Documents. The Administrative Agent shall have received for each of the Borrower and the Guarantors:
     (i) a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;
     (ii) a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;
     (iii) a certificate of the Secretary or an Assistant Secretary of such entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit extensions hereunder (to the extent applicable), the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and
     (iv) an Officer’s Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Loans or initial Letter of Credit, whichever first occurs, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date after giving effect to the Consummation of the Plan of Reorganization and to the Closing Date Transactions and (B) the absence of any event occurring and continuing, or resulting from the initial extensions of credit on the Closing Date that constitutes an Event of Default or event which, with giving of notice or passage of time or both, would be an Event of Default.
     (b) Credit Agreement. Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement.
     (c) Security Agreement, Pledge Agreement and Perfection Certificate. The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent a First Lien Security Agreement in substantially the form of Exhibit B (the “First Lien Security Agreement”) and a First Lien Pledge Agreement in substantially the form of Exhibit C (the “First Lien Pledge Agreement”), together with (i) any pledged Collateral (together with undated stock powers or note powers, as applicable, executed in blank) required to be delivered thereunder, (ii) all documents, certificates, forms and filing fees that the Collateral Agent may deem necessary to perfect and protect the Liens and security interests created under the First Lien Security Agreement and First Lien Pledge Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and (iii) the perfection certificate attached as an exhibit to the First Lien Security Agreement.
     (d) SGR Security Agreement. Each of the Borrower and Comair shall have duly executed and delivered to the Collateral Agent a slot, gate and route security and pledge agreement, in substantially the form of Exhibit D (the “First Lien SGR Security Agreement”), together with (i) in respect of each of the FAA Slots, undated slot transfer documents, executed in blank to be held in escrow by the Collateral Agent and (ii) all financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions.
     (e) Aircraft Mortgage. Each of the Borrower and Comair shall have duly executed and delivered to the Collateral Agent an aircraft mortgage, in substantially the form of Exhibit E (the “First Lien Aircraft Mortgage”), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the First Lien Aircraft Mortgage, together with (i) evidence of the filing for recordation with the FAA of the First Lien Aircraft Mortgage and the Mortgage Supplement (together with any other necessary documents, instruments, affidavits or certificates) as the Collateral Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the FAA, and all filings and recording fees and taxes in respect thereof shall have been duly paid, (ii) copies of the Entry Point Filing Forms, and (iii) evidence that all other action that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the First Lien Aircraft Mortgage and the Mortgage Supplement has been taken. The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Collateral Agent for the ratable benefit of the First Priority Secured Parties.
     (f) Intellectual Property Security Agreements. The Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent a (i) First Lien Patent Security Agreement in substantially the form of Exhibit F-2 (the “First Lien Patent Security Agreement”) and (ii) First Lien Copyright Security Agreement, in substantially the form of Exhibit F-3 (the “First Lien Copyright Security Agreement”), together with all documents, certificates, forms and filing fees that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created in the identified intellectual property in the First Lien Patent Security Agreement and the First Lien Copyright Security Agreement.
     (g) Real Estate Mortgages. The Borrower or the applicable Guarantor (as the case may be) shall have duly executed and delivered to the Collateral Agent the First Lien Real Estate Mortgages, together with (i) evidence that First Lien Real Estate Mortgages shall be recorded in all places to the extent that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the appropriate agencies, and all filings and recording fees and taxes in respect thereof shall have been duly paid and (ii) evidence that all other action that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the First Lien Real Estate Mortgages has been taken.
     (h) Appraisals and Field Audits. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, (i) appraisals from (1) the Appraisers in respect of the Appraised Collateral (other than the Real Property Assets) and (2) the Real Estate Appraiser in respect of the Real Property Assets and (ii) a Field Audit in respect of the Eligible Accounts Receivable.
     (i) Opinions of Counsel. The Administrative Agent, the Lenders and the Collateral Agent shall have received:
     (i) a written opinion of Leslie P. Klemperer, Vice President and Deputy General Counsel for the Borrower;
     (ii) a written opinion of Davis Polk & Wardwell, counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit G-1;

     (iii) a written opinion of each of (A) Kilpatrick Stockton LLP, (B) Keating Muething & Klekamp PLL, (C) Akerman Senterfitt and (D) Morris, Nichols, Arsht & Tunnell LLP, each a special local counsel to the Borrower and the Guarantors, each dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibits G-2, G-3, G-4 and G-5, respectively;
     (iv) a written opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special FAA counsel, substantially in the form of Exhibit G-6; and
     (v) a written opinion with respect to each First Lien Real Estate Mortgage reasonably satisfactory to the Administrative Agent of such other local real estate counsel as the Administrative Agent may reasonably request.
     (j) Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.19 and as heretofore agreed upon by the Borrower and the Administrative Agent, and all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and the Collateral Agent (including the reasonable fees and reasonable out-of-pocket expenses of counsel to the Administrative Agent) as to which invoices have been issued and presented.
     (k) Lien Searches; International Registry Searches. The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower and the Guarantors are incorporated or such other jurisdictions as the Administrative Agent may reasonably require and Lien searches conducted in the recording office of the Federal Aviation Administration and, with respect to the applicable Mortgaged Collateral, “priority search certificates” (as defined in the Regulations and Procedures for the International Registry), all as may be reasonably satisfactory to the Administrative Agent (dated as of a date reasonably satisfactory to the Administrative Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than Liens permitted hereunder and as may be reasonably satisfactory to the Administrative Agent and the absence of registrations on the International Registry with respect to the applicable Mortgaged Collateral other than the registrations contemplated herein, and (in the case of the searches conducted at the recording office of the FAA) indicating that the Borrower (or a Guarantor) is the registered owner of each of the aircraft which is intended to be covered by the First Lien Aircraft Mortgage.
     (l) Insurance. (i) The Collateral Agent shall have received certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in the Collateral Documents as of the Closing Date and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agent.
          (ii) The Collateral Agent shall have been named as loss payees and/or additional insured, as applicable, with respect to the Collateral on such policies of insurance of the Borrower and the Guarantors as the Collateral Agent may have reasonably requested (or as otherwise specified in the Collateral Documents).
     (m) Title/Survey. The Collateral Agent shall have received title insurance policies with respect to each Real Property Asset from Lawyers Title Insurance Company or another title company reasonably acceptable to the Collateral Agent and real property surveys with respect to the Real Property Assets, all in form and substance reasonably satisfactory to the Collateral Agent.
     (n) Order; Plan of Reorganization. (i) The Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules and the provisions relating to the Facilities contained therein shall be reasonably satisfactory to the Administrative Agent, (ii) the Confirmation Order shall be in full force and effect, shall not, without the consent of the Agents (such consent not to be unreasonably withheld, conditioned or delayed), have been reversed or modified or be subject to stay or a motion to stay, (iii) all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived (the waiver thereof (other than the waiver of the condition that the Confirmation Order shall have become a Final Order), if materially adverse to the Lenders, having been approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed)) and the Consummation of the Plan of Reorganization shall occur on the Closing Date contemporaneously with the making of the initial Loans hereunder, and (iv) the pro forma capital and ownership structure shall be substantially as described in the Joint Plan of Reorganization of the Borrower and its domestic Subsidiaries filed with the Bankruptcy Court on April 25, 2007 and such plan shall not have been amended in any manner materially adverse to the Lenders without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).
     (o) Repayment of Existing DIP Facility. Upon Consummation of the Plan of Reorganization and the making of the initial Loans or the initial Letters of Credit, the Existing DIP Facilities shall have been repaid in full (or, in the case of any Existing DIP Facility Letter of Credit, cash-collateralized or guaranteed by a back-to-back letter of credit), and all action necessary to release all collateral pledged to secure the Loans shall have been taken, in form and substance reasonably satisfactory to the Administrative Agent. Substantially all other existing Indebtedness of the Borrower and its Subsidiaries, other than any Indebtedness otherwise permitted hereunder, shall have been repaid, restructured or reinstated as expressly contemplated by the Plan of Reorganization.
     (p) Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.
     (q) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Closing Date, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(q) and 60 days or more prior to the Closing Date, (iii) a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding clauses (i) or (ii), giving effect to the consummation of the Plan of Reorganization and the financings contemplated hereby and thereby, and (iv) a business plan of the Borrower including quarterly projections through December 31, 2007 and annual projections through December 31, 2010. Documents required to be delivered pursuant to clauses (i) and (ii) hereof which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent.
     (r) No Illegality. No law or regulation shall be applicable in the reasonable judgment of the Administrative Agent or the Lenders that restrains, prevents or imposes materially adverse conditions upon the Closing Date Transactions.
     (s) Representations and Warranties. All representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date, after giving effect to the Consummation of the Plan of Reorganization and to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date).
     (t) No Event of Default. After giving effect to the Consummation of the Plan of Reorganization and the Closing Date Transactions, no Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default shall have occurred and be continuing on the Closing Date.
     (u) Intercreditor Agreement. The Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, and the Second Lien Collateral Agent shall have executed the Intercreditor Agreement.
     (v) Eligible Collateral. At the time the Lenders make the initial Loans or fund the Credit-Linked Deposit or the Issuing Lender issues the initial Letter of Credit, whichever may occur first, and after giving effect thereto, the Appraised Value of the Eligible Collateral shall not (A) be less than 175% of the aggregate First Lien Obligations outstanding on the Closing Date and (B) be less than 125% of the sum of (i) the aggregate First Lien Obligations outstanding on the Closing Date and (ii) the aggregate outstanding principal amount of the Second Lien Term Loans.
     (w) Restructuring Aircraft Certificate. The Borrower shall have delivered an Officer’s Certificate certifying that there have been no material adverse developments or changes in the status of the Qualified Restructuring Indebtedness from the information previously disclosed to the Administrative Agent.

     (x) Eligible Accounts Receivable Certificate. The Borrower shall have delivered an Officer’s Certificate, substantially in the form of Exhibit K, setting forth the amount of the Eligible Accounts Receivable as of the Closing Date, together with all supporting documents with respect to such Eligible Accounts Receivable as the Administrative Agent may reasonably request.
     (y) Corporate Ratings. The Borrower shall have obtained a corporate credit rating from S&P and a corporate family rating from Moody’s.
     (z) No Material Adverse Effect. Since January 29, 2007, no Material Adverse Effect shall have occurred.
     (aa) Second Lien Credit Agreement. The Second Lien Credit Agreement shall have become effective in accordance with its terms and the Borrower shall have received $900,000,000 in gross proceeds from the borrowing of Second Lien Term Loans thereunder.
     (bb) Other Documentation and Information. The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Guarantor and the authorization of the Transactions and (ii) a fully executed copy of the Second Lien Credit Agreement.
     SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan, fund its Credit-Linked Deposit and of the Issuing Lender to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:
     (a) Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to such borrowing or issuance, as the case may be.
     (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents (other than, with respect to Loans made or Letters of Credit issued after the Closing Date, the representations and warranties set forth in Sections 3.05(b) and 3.09(a)) shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date.
     (c) No Default. On the date of each Borrowing hereunder or the issuance of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing nor shall any such event occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.
SECTION 5.
AFFIRMATIVE COVENANTS
     From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), any Credit-Linked Deposit remains outstanding, or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors agree to:
     SECTION 5.01. Financial Statements, Reports, etc. Deliver to the Administrative Agent on behalf of the Lenders:
     (a) Within 90 days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception (other than with respect to the 2005 audit and the 2006 audit) as to the scope of such audit) and to be certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
     (b) Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available;

provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
     (c) (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Sections 6.04, 6.05 and 6.06 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (ii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default pursuant to Section 7.01(c) due to any failure to comply with Section 6.04 or 6.05 has occurred and is continuing or if, in the opinion of such accountants, such an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;
     (d) promptly after the same become publicly available, copies of all registration statements and all periodic and other reports, proxy statements and other materials filed by it with the SEC, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be. Documents required to be delivered pursuant to this clause (d) which are made available via EDGAR, or any successor system of the SEC, shall be deemed delivered when made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;
     (e) Within ninety (90) days from the last Business Day of the immediately preceding fiscal year, a detailed consolidated budget for the following 12-month period (including projected statements of operations and cash flow for such period);
     (f) as soon as available and in any event within fifteen (15) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;
     (g) promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any

Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;
     (h) if requested by the Administrative Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of the Borrower or any of its ERISA Affiliates;
     (i) within fifteen (15) Business Days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Responsible Officer of the Borrower setting forth (i) sufficient information necessary to determine the amount of the lien under Section 302(f)(3) of ERISA, (ii) the reason for the failure to make the required payments and (iii) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;
     (j) promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i), (ii) or (iii) above;
     (k) promptly after a Responsible Officer obtains knowledge of (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; or (ii) the receipt of any environmental audits and reports, whether prepared by personnel of the Borrower or any Guarantor or by independent consultants, which relate to an Environmental Liability which could be expected to have a Material Adverse Effect, notification thereof (together with, in the case of clause (ii) above, copies of such audits and reports), each such notice to be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;
     (l) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor as the Administrative Agent, at the request of any Lender, may reasonably request;
     (m) within (i) twenty (20) Business Days following the end of each calendar month, a certificate of a Responsible Officer of the Borrower or, if applicable, a Guarantor, (x) stating that at all times since the last certificate delivered under this Section 5.01(m) (or, in the case of the first certificate to be delivered after the Closing Date, at all times since the Closing Date) the Borrower or Guarantor, as the case may be, has utilized the Primary Routes and the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations, rules, law, foreign law and contracts in order to preserve their respective rights in and to use each of the Primary Routes and Primary Foreign Slots and (y) setting forth (A) any permanent disposition or transfer by the Borrower or such Guarantor of any Appraised FAA Slot, Primary Foreign Slot or Primary Route and (B) airports associated with additional Primary Routes allocated to or assigned by the Borrower or such Guarantor which airports are not already listed on Schedule 4(g) to the First Lien SGR Security Agreement or Schedule 4(i) to the First Lien SGR Security Agreement and (ii) five (5) Business Days following the end of each calendar month, copies of any report filed by the Borrower or any Guarantor in such calendar month with the FAA, DOT or any other applicable Governmental Authority or Airport Authority or any Foreign Aviation Authorities regarding utilization of Primary Routes or Primary Foreign Slots or access to the Primary Supporting Route Facilities, as well as a summary thereof, in a format reasonably acceptable to the Administrative Agent;
     (n) at any time that Eligible Accounts Receivable shall be included as Eligible Collateral, promptly and in any event within 30 days after the end of each month while Eligible Accounts Receivable are part of Eligible Collateral, an Officer’s Certificate from the Borrower, substantially in the form of Exhibit K, setting forth the amount of Eligible Accounts Receivable as of such date, together with all supporting documents with respect to Eligible Accounts Receivable as the Administrative Agent may reasonably request;
     (o) promptly after a Responsible Officer obtains knowledge thereof, notice of any Collateral Event;
     (p) promptly after a Responsible Officer obtains knowledge thereof, notice of any Event of Loss;
     (q) promptly after a Responsible Officer obtains knowledge of any Visa/MasterCard Dollar Trigger Event, notification thereof (accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of such Visa/MasterCard Dollar Trigger Event).
     Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.delta.com (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.
     Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower as “PUBLIC” or (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC.

     SECTION 5.02. Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a)(i) if in the reasonable business judgment of the Borrower it is no longer necessary for the Borrower and the Guarantors to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (ii) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets permitted by Section 6.10 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.
     SECTION 5.03. Insurance.
     (a) In addition to the requirements of Section 5.03(b) or as set forth in each Real Property Mortgage, (i) keep its properties (other than the Mortgaged Collateral, as to which only the insurance provisions of the First Lien Aircraft Mortgage shall be applicable) insured at all times, against such risks, including fire and other risks insured against by extended coverage, and on such term and conditions, as is prudent and customary with U.S. based companies of the same or similar size in the same or similar businesses; (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (iii) maintain such other insurance or self insurance as may be required by law.
     (b) Maintain business interruption insurance in amounts that are reasonably satisfactory to the Administrative Agent and as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.
     (c) All such insurance referred to in Section 5.03(a) with respect to the Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) shall (i) contain a Lender’s Loss Payable Endorsement in favor of the Collateral Agent, on behalf of the First Priority Secured Parties, in all loss or damage insurance policies, (ii) provide that no cancellation thereof shall be effective until at least thirty (30) days after written notice thereof to the Collateral Agent, on behalf of the First Priority Secured Parties, permitting the Collateral Agent to cure any default with respect to applicable outstanding premiums, (iii) name the Collateral Agent, for the benefit of the First Priority Secured Parties, as loss payees for physical damage insurance with respect to property which constitutes Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) or a Real Property Asset as to which a Lien has been granted to the Collateral Agent, and as additional insureds for liability insurance, (iv) provide that once the Collateral Agent has given notice of the occurrence of an Event of Default, no loss in excess of $5,000,000 shall be adjusted or otherwise settled without the prior written consent of the Collateral Agent, and (v) state that none of the Collateral Agent, any of the Lenders, nor any other First Priority Secured Party shall be responsible for premiums, commissions, club calls, assessments or advances.

     (d) Promptly deliver to the Collateral Agent copies of any notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 (as extended by the Terrorism Risk Insurance Extension Act of 2005) and, if so requested by the Collateral Agent, procure and maintain in force the insurance that is offered in such programs to the same extent maintained by companies of the same or similar size in the same or similar businesses.
     (e) No less frequently than annually, but in any event prior to expiration of any insurance policy maintained in connection herewith or in connection with any Collateral Document, furnish to the Collateral Agent certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in any of the Collateral Documents and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agent, at all times prior to policy termination, cessation or cancellation.
     (f) Make available at the Borrower’s headquarters, upon the reasonable request of the Collateral Agent and upon reasonable prior notice, all insurance policies maintained by the Borrower and the Guarantors for the review of the Collateral Agent and any agents or representatives thereof.
     SECTION 5.04. Maintenance of Properties. Except to the extent otherwise permitted hereunder, in its reasonable business judgment, keep and maintain, and cause each of its Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.
     SECTION 5.05. Obligations and Taxes. Pay all its material obligations (other than any obligations with respect to any Restructuring Aircraft, except obligations under any Post-Petition Aircraft Agreement applicable to such Restructuring Aircraft) promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges, levies or claims (other than such taxes, assessments and governmental charges, levies and claims to the extent addressed in the Plan of Reorganization, which shall be paid in accordance with the Plan of Reorganization) imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (ii) the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in accordance with GAAP.
     SECTION 5.06. Notice of Event of Default, etc. Promptly upon the Borrower’s knowledge thereof give to the Administrative Agent notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.
     SECTION 5.07. Access to Books and Records. (a) Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and the Guarantors and provide the Administrative Agent, the Collateral Agent and their respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Collateral, during regular business hours, in order that the Administrative Agent and the Collateral Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent, the Collateral Agent and their respective representatives and advisors to confer with the officers of the Borrower and the Guarantors and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower and the Guarantors, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Administrative Agent, the Collateral Agent, and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Collateral Agent, in each case at the expense of the Borrower (provided, that the Borrower shall not be required to pay the expenses of more than one such visit a year unless an Event of Default has occurred and is continuing).
     (b) Grant access to and the right to inspect all final reports, final audits (and draft reports and audits where no final reports or audits are available) and other similar internal information of the Borrower relating to the Real Property Assets with respect to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to the Release or alleged Release of Hazardous Materials at the Real Property Assets and compliance with Environmental Laws and requirements of Airport Authorities with respect to environmental matters (for matters that would impact the value of the Real Property Assets) reasonably requested by the Administrative Agent at any time and from time to time.
     SECTION 5.08. Compliance with Laws.
     (a) Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Airport Authority (with respect to environmental matters) or Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) To the extent the following are required by Environmental Laws, any Governmental Authority or any requirements of an Airport Authority relating to environmental matters, conduct, and cause each of its Subsidiaries to conduct, any and all investigations, studies, sampling and testing and take, and cause each of its Subsidiaries to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials for which the Borrower or the Guarantors or their respective Subsidiaries is, or could be, liable. The foregoing shall not apply if, and only to the extent that (i) the Borrower’s or the Guarantors’ or their respective Subsidiaries’ liability for or any requirement of an Airport Authority with respect to such presence, storage, use, disposal, transportation or Release of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Persons, (ii) such remedial action is taken by other Persons responsible for such remedial action through an indemnification of the Borrower or the Guarantors or any Subsidiary thereof or (iii) such non-compliance would not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event that the Borrower or the Guarantors or any of their respective Subsidiaries undertakes any such investigation, study, sampling, testing or remedial action with respect to any Hazardous Materials, the Borrower or such Guarantors will, and will cause any such Subsidiary to, conduct and complete such action in compliance in all material respects with all applicable Environmental Laws and all applicable requirements of Airport Authorities relating to environmental matters.
     (c) If an Event of Default has occurred and is continuing or upon a reasonable belief that the Borrower has breached any representation, warranty or covenant hereunder with regard to environmental matters, at the request of the Administrative Agent from time to time, the Borrower will provide to the Administrative Agent within sixty (60) days after such request, or such longer time period as is reasonably necessary to secure any required governmental or third party authorizations for soil or groundwater investigations or other invasive samplings, at the expense of the Borrower, an environmental site assessment report for any properties of the Borrower, the Guarantors or any of their Subsidiaries described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant under the circumstances of the request, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided in the time referred to above, the Administrative Agent reasonably may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower and the Guarantors hereby grant, and agree to cause any Subsidiary that owns property described in such a request to grant, at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof a right, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.
     SECTION 5.09. Appraisal Reports and Field Audits. Cooperate with the Appraiser, Real Estate Appraiser or Field Auditor, as the case may be, such that the Administrative Agent shall receive one or more Appraisal Reports or Field Audits, as the case may be, establishing the value of the Appraised Collateral or Eligible Accounts Receivable, as the case may be, (a) in the case of Appraisal Reports, by no later than thirty (30) days prior to each anniversary of the Closing Date, (b) on the date upon which any additional property or assets that constitutes Appraised Collateral (including, without limitation, applicable Cure Collateral) is pledged as Collateral to the Collateral Agent to secure the First Priority

Obligations, but only with respect to such additional Collateral, (c) promptly at the request of the Administrative Agent upon the occurrence and during the continuation of an Event of Default, (d) in the case of Field Audits, promptly at the request of the Administrative Agent (which are not contemplated to occur more than once per year, but in any event, so long as no Event of Default has occurred and is continuing, no more than once per year) and (e) upon a Change in Law with respect to any assets which constitute Collateral, which change could reasonably be expected to result in the Borrower’s failure to maintain the required coverage ratios pursuant to Section 6.06. In addition to the requirements set forth in this Section 5.09, if at any time the Collateral Agent in its reasonable good faith business judgment believes that a Collateral Event has occurred, it may request the delivery of an updated Appraisal Report with respect to the affected Collateral, and the Borrower and the Guarantors shall cooperate with the Appraiser to ensure that the Collateral Agent receives the same. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that the affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisal Report delivered.
     SECTION 5.10. FAA and DOT Matters; Citizenship. In the case of the Borrower and any applicable Guarantor (a) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (d) except as specifically permitted herein or in the First Lien SGR Security Agreement, possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, Gate Interests, authorizations, frequencies and consents which are material to the operation of the FAA Slots, the Routes and Foreign Slots utilized by it and the conduct of its business and operations as currently conducted except, in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
     SECTION 5.11. FAA Slot Utilization. Subject to transfers, exchanges and other dispositions permitted by this Agreement and the First Lien SGR Security Agreement, utilize (or arrange for utilization by exchanging FAA Slots with other air carriers) the FAA Slots (except FAA Slots which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the FAA Slots, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority or any Airport Authority.
     SECTION 5.12. Primary Foreign Slot Utilization. Subject to transfers, exchanges and other dispositions permitted by this Agreement and the First Lien SGR Security Agreement, utilize (or arrange for utilization by exchanging Primary Foreign Slots with other air carriers) the Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

     SECTION 5.13. Primary Route Utilization. Subject to transfers, exchanges and other dispositions permitted by this Agreement and the First Lien SGR Security Agreement, utilize the Primary Routes (except Primary Routes which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, treaties, foreign law and contracts in order to preserve its right to hold and operate the Primary Routes and maintain access to the Primary Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Primary Routes, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority, any Airport Authority or any applicable Foreign Aviation Authorities.
     SECTION 5.14. Additional Subsidiaries. If any additional Subsidiary of the Borrower is formed or acquired after the Closing Date, the Borrower will promptly, and in any event within twenty (20) Business Days after such Subsidiary is formed or acquired, (a) to the extent such Subsidiary is an entity incorporated or organized in the United States and is not an Immaterial Subsidiary, an Excluded Subsidiary or a Restricted Captive Insurance Company Subsidiary, cause such Subsidiary to become a party to the Guarantee contained in Section 9 hereof, each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a Lien in favor of the Collateral Agent for the benefit of the First Priority Secured Parties, by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit H and, subject to preexisting Liens on such Subsidiary’s assets and the terms thereof (to the extent the same are permitted under this Agreement), promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the First Priority Obligations to the extent required under the applicable Collateral Documents and (c) cause any Equity Interests or promissory notes evidencing Indebtedness of such Subsidiary that, in each case, are owned by or on behalf of the Borrower or any Guarantor to be pledged to the extent required by the Collateral Documents, provided that, if such Subsidiary is directly owned by the Borrower or any Guarantor and is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, Equity Interests of such Subsidiary to be pledged shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary.
     SECTION 5.15. [Reserved].
     SECTION 5.16. Additional Collateral; Additional Grantors.
     (a) If any aircraft, engines, spare parts or owned real property (including, in the case of owned real property, only owned real property valued individually in excess of $5,000,000 or $20,000,000 in the aggregate from the Closing Date, but excluding any leasehold interests) are acquired by the Borrower or any Guarantor after the Closing Date (other than any spare parts that become subject to a Lien pursuant to the Aircraft Mortgage upon acquisition thereof), the Borrower will promptly notify the Administrative Agent thereof and at the Administrative Agent’s request within forty-five (45) days of such notice, will cause such assets to be subjected to a Lien securing the First Priority Obligations to the extent not excluded from the definition of “Collateral” under the Loan Documents, subject to preexisting Liens on such assets permitted hereunder and any other Liens permitted hereunder, and will take, and cause the Guarantors to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in this paragraph (a), all at the expense of the Borrower and Guarantors; provided, however, that this clause (a) shall not apply (i) if and to the extent that, on the date of and after giving effect to such acquisition, the Borrower shall be in compliance with Section 6.06(a) and Section 6.06(b) and shall have delivered to the Administrative Agent an Officer’s Certificate certifying to such compliance or (ii) to any aircraft, engines, spare parts or owned real property to the extent that the Administrative Agent has received, on or before the date of such acquisition, a copy of an executed commitment letter, letter of intent, memorandum or understanding or other similar document that evidences a commitment to consummate a financing of such aircraft, engines, spare parts or owned real property within forty-five (45) days of the date of such acquisition and such financing actually occurs within forty-five (45) days (it being understood that the Lenders hereby authorize the Collateral Agent to withhold or delay such filing if the Collateral Agent shall be satisfied in its sole discretion that the applicable financing shall be consummated within a reasonable timeframe thereafter); provided further that the Administrative Agent shall not require the execution or delivery of any Mortgage Supplement, or require the Borrower or any Guarantor to take any actions with respect to the FAA, relating to any of the 737-800 aircraft to be sold pursuant to agreements described on Schedule 5.16 hereof.
     (b) Upon any Guarantor acquiring any right, title or interest in any FAA Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Interests acquired in connection with a Permitted Acquisition, such Guarantor will promptly, and in any event within twenty (20) Business Days of such acquisition, become a party to the First Lien SGR Security Agreement.
     SECTION 5.17. Pledged Spare Parts. Segregate all of its Pledged Spare Parts from any Spare Parts which are subject to any consignment arrangement, and shall keep all Spare Parts not so subject to a consignment arrangement in Spare Parts Locations, except to the extent permitted in the First Lien Aircraft Mortgage. The Pledged Spare Parts will be maintained by or on behalf of the Borrower and Comair, as required by the First Lien Aircraft Mortgage.
     SECTION 5.18. Further Assurances. Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, the Cape Town Convention or by the FAA, or that the Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing the First Lien Aircraft Mortgage or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Collateral Agent, in order to (i) create interests (including, but not limited to, International Interests, Assignments, Prospective International Interests, Prospective Assignments, Sales, Prospective Sales, Assignments of Associated Rights and Subordinations) that may be registered and/or assigned under the Cape Town Convention, (ii) create, grant, establish, preserve, protect and perfect the Liens in favor of the Collateral Agent for the benefit of the First Priority Secured Parties to the fullest extent possible under the Cape Town Convention, including, where necessary, the subordination of other rights or interests and (iii) realize the benefit of the remedial provisions that are contemplated by the Cape Town Convention, subject to the provisions of Section 4.07 of the First Lien Aircraft Mortgage.

     Without limiting the generality of the foregoing or any other provisions of the Loan Documents, the Borrower hereby (a) agrees to exclude the application of Article XVI(1)(a) of the Protocol and (b) consents, pursuant to Article XV of the Protocol, to any Assignment of Associated Rights within the scope of Article 33(1) of the Cape Town Convention which is permitted or required by the applicable Loan Documents and further agrees that the provisions of the preceding paragraph shall apply, in particular, with respect to Articles 31(4) and 36(1) of the Cape Town Convention to the extent applicable to any such Assignment of Associated Rights.
     SECTION 5.19. Post Closing Items. (a) Within thirty (30) days of the Closing Date, the Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit F-1 (the “First Lien Trademark Security Agreement”), together with all documents, certificates, forms and filing fees that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created in the identified intellectual property in the First Lien Trademark Security Agreement.
     (b) Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may, in its reasonable discretion, consent to in writing), the Borrower and each applicable Guarantor shall have delivered to the Collateral Agent a Shifting Control Agreement or any other Control Agreement, properly executed by the Borrower or any Guarantor, as the case may be, and each bank or other financial institution (as may be specified by the Borrower) at which the Borrower or any Guarantor, as the case may be, maintains a deposit account or securities account (it being understood that no Control Agreement shall be required to be delivered with respect to any Excluded Account).
     (c) Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may, in its reasonable discretion, consent to in writing), the Borrower and each applicable Guarantor shall have delivered evidence of the registrations in the International Registry of International Interests in the Airframes, Engines and Spare Engines constituted by the First Lien Aircraft Mortgage.
SECTION 6.
NEGATIVE COVENANTS
     From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), any Credit-Linked Deposit remains outstanding, or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors will not:
     SECTION 6.01. Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors, now owned or hereafter acquired by the Borrower or any of such Guarantors, other than:

     (a) Liens which were existing on the Closing Date as reflected on Schedule 3.07;
     (b) Permitted Liens;
     (c) Liens in favor of the Collateral Agent and the Lenders pursuant to the Loan Documents;
     (d) Liens securing Indebtedness or Capitalized Leases permitted by Section 6.03(l) or any permitted refinancing thereof, provided that such Lien attach only to the assets of the Borrower or Guarantor (including related leases thereof and, in the case of personal property, other assets integral to the use thereof including security deposits from any sublessee collaterally assigned for the benefit of lessors) subject to such acquisition or financing;
     (e) Liens on the Collateral that are pari passu with the Liens in favor of the Collateral Agent securing the Designated Cash Management Obligations;
     (f) Liens on the Collateral that are pari passu with the Liens in favor of the Collateral Agent securing Indebtedness permitted by Section 6.03(f) or (g) and relating to Designated Hedging Agreements; provided that the maximum amount of such Indebtedness that constitutes First Priority Obligations shall not exceed $200,000,000 at any time;
     (g) licenses, leases and subleases of (A) Mortgaged Collateral and Collateral (as defined in the First Lien SGR Security Agreement) granted to others but only to the extent permitted by the First Lien Aircraft Mortgage with respect to Mortgaged Collateral and to the extent permitted by the First Lien SGR Security Agreement with respect to Collateral as defined therein and (B) all other assets to the extent such license, sublicense, lease or sublease does not interfere in any material respect with the business of the Borrower and the Guarantors, taken as a whole;
     (h) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;
     (i) any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;
     (j) Liens on real and personal property acquired in connection with acquisitions permitted by this Agreement to the extent such Liens exist on such acquired property at the time of acquisition or Liens existing on any property or asset of any Person that becomes a Guarantor after the date hereof prior to the time such Person becomes a Guarantor, provided, (1) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Guarantor, as the case may be, (2) such Liens shall not apply to any other property or assets of the Borrower or any Guarantor and (3) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Guarantor, as the case may be;
     (k) Liens in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices;

     (l) Liens on (1) the Borrower’s right to receive a refund of unearned insurance premiums and (2) insurance policies and the proceeds thereof, to secure the Borrower’s payment of such insurance premiums financed by Indebtedness permitted pursuant to Section 6.03(e);
     (m) junior Liens (subject and fully subordinate to the Liens granted to the Collateral Agent on behalf of the First Priority Secured Parties hereunder and under the Collateral Documents in accordance with the Intercreditor Agreement) on the Collateral in favor of Second Lien Collateral Agent securing the Second Lien Obligations, provided, that (1) such Liens shall be subject in all respects to terms set forth in the Intercreditor Agreement and (2) the instruments and agreements pursuant to which such Liens are created are reasonably satisfactory in form and substance to the Administrative Agent;
     (n) junior Liens on the Collateral securing the Indebtedness permitted pursuant to Section 6.03(m), provided, that such Liens shall be subject in all respects to an intercreditor agreement substantially in the form of the Intercreditor Agreement;
     (o) Liens consisting of setoff or netting rights in connection with Hedging Agreements;
     (p) Liens securing reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances, provided that in the case of (1) documentary letters of credit or bankers acceptances, such Liens attach only to the documents, goods covered thereby and proceeds thereof and (2) in the case of standby letters of credit, such Liens may only be on cash in an amount not to exceed $150,000,000;
     (q) Liens on the underlying commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;
     (r) Liens which arise under Article 2 of the UCC;
     (s) replacement, extension and renewal of any Lien permitted hereby, provided that any such replacement, extension, or renewal of any Lien shall not extend to any property or assets of the Borrower or any Guarantor which was not subject to the Lien being replaced, extended or renewed;
     (t) Liens in favor of any of the Borrower or a Guarantor that do not encumber any Collateral;
     (u) Liens arising by operation of law in connection with judgments, attachment or awards which do not constitute an Event of Default hereunder;
     (v)  other Liens incurred by the Borrower and the Guarantors (except with respect to Real Property Assets) so long as the Indebtedness and other obligations secured thereby does not exceed Indebtedness permitted by Section 6.03(ee);
     (w) Liens on cash collateral and fuel inventory (and the proceeds thereof) or letters of credit in each case securing Indebtedness permitted pursuant to Section 6.03(f), and Indebtedness permitted by Section 6.03(g) in an aggregate amount at any one time for all such cash and letters of credit in excess of the amount thereof that is secured as permitted by Section 6.01(f), not in excess (other than with respect to Liens on fuel inventory and the proceeds thereof) of $500,000,000;
     (x) Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the total assets subject to this Section 6.01;
     (y) Liens on any Restructuring Aircraft created by or pursuant to any Post-Petition Aircraft Agreement;
     (z) Liens on the Excluded Accounts and amounts on deposit therein in favor of the beneficiaries of the amounts on deposit therein to the extent such Liens secure obligations owed to such beneficiaries;
     (aa) the Lien of the Jet Fuel Counterparty on the Jet Fuel Assets, in the event that the transactions underlying the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower;
     (bb) Liens attaching solely to cash earnest money deposits in connection with Investments permitted pursuant to Section 6.09;
     (cc) Liens securing Indebtedness permitted by (i) Section 6.03(h) and (ii) Section 6.03(y);
     (dd) Liens on cash collateral securing surety and appeal bonds in an aggregate amount for all such cash collateral not exceeding $150,000,000; and
     (ee) other Liens so long as the obligations secured thereby do not exceed $25,000,000 at any time.
     SECTION 6.02. Merger, etc. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (a) that any Subsidiary (so long as such Subsidiary is not the Borrower) may merge into the Borrower or any other Guarantor in a transaction in which the Borrower or any Guarantor is the surviving corporation, provided that (i) immediately after giving effect thereto no Event of Default or event with which upon notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing and (ii) any such merger involving a Person whose Equity Interests are not 100% owned by the Borrower directly or indirectly immediately prior to such merger shall not be permitted unless also permitted by Section 6.10; (b) that any Subsidiary (so long as such Subsidiary is not the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that an Event of Default does not result from such liquidation or dissolution, (c) any Person (other than the Borrower) may merge into the Borrower or any Guarantor pursuant to a Permitted Acquisition in which the Borrower or such Guarantor is the surviving corporation, (d) asset sales permitted hereunder and (e) any Permitted Change of Control Transaction.
     SECTION 6.03. Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except for:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness incurred pursuant to the Second Lien Credit Agreement or any refinancing thereof in accordance with the Intercreditor Agreement; provided that the principal amount of Indebtedness incurred in connection with any such refinancing shall not exceed the principal amount of the Indebtedness so refinanced;
     (c) Indebtedness incurred prior to the Closing Date or with respect to which an option exists (including existing Capitalized Leases) as set forth on Schedule 6.03;
     (d) intercompany Indebtedness between the Borrower and the Guarantors, which Indebtedness shall be pledged to the Collateral Agent pursuant to the First Lien Pledge Agreement, to the extent required pursuant to the terms thereof;
     (e) Indebtedness of the Borrower or any Guarantor owed to one or more Persons in connection with the financing of certain insurance premiums;
     (f) Indebtedness owed to any Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging purposes and, in the case of such other derivatives contracts, in the ordinary course of business;
     (g) Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and currency values and (ii) interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business for bona fide hedging purposes;
     (h) Indebtedness owed to any Lender or any of its banking Affiliates or any other Person in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
     (i) Indebtedness of any of the Borrower and the Guarantors consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors;
     (j) Indebtedness of any of the Borrower and the Guarantors arising in the ordinary course of business of the relevant party and owing to Citibank, N.A., its banking Affiliates and other financial institutions providing netting services permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three (3) Business Days from the date of its incurrence;
     (k) Indebtedness of any of the Borrower and the Guarantors to credit card processors in connection with credit card processing services incurred in the ordinary course of business of the Borrower and the Guarantors;
     (l) (i) Indebtedness incurred to finance the acquisition of aircraft, engines, spare parts or other operating assets; provided that no such Indebtedness may be incurred more than twelve (12) months after such acquisition if, after giving effect to such Indebtedness, an Event of Default shall have occurred and be continuing under Section 6.06; and (ii) other Indebtedness secured by aircraft, engines, spare parts or other operating assets that are not subject to Liens described in Section 6.01(c) (including without limitation as a result of any release of such Liens pursuant to Section 6.06(d));
     (m) Indebtedness of the Borrower and the Guarantor in an aggregate amount not to exceed $1,000,000,000, provided that such Indebtedness shall have a final maturity six months after the Maturity Date and shall be on terms reasonably satisfactory to the Administrative Agent;
     (n) Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates to purchase or redeem capital stock of the Borrower issued to such director, consultant, manager, officer or employee in an aggregate amount not to exceed $1,000,000 annually;
     (o) Indebtedness to the extent permitted by an Investment permitted by Section 6.09(j);
     (p) Indebtedness of a person or acquired assets that is the subject of a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof;
     (q) intercompany Indebtedness owed by the Borrower and any Guarantor to another Subsidiary, which is not a Guarantor, in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding;
     (r) any Indebtedness extending, renewing, replacing or refinancing (collectively, “Refinancing”) all or any portion of any Indebtedness permitted under paragraph (c), (l), (m), (p), (x), (y) or (z), provided that (1) any such Refinancing of Indebtedness permitted under clause (m) which is subordinated to the Obligations shall remain subordinated on substantially the same basis, and (2) the weighted average life to maturity of such Indebtedness, in the case of clause (m), shall not be shortened, provided further that any such Refinancing of Indebtedness permitted under clause (c) or (l)(i) may exceed the amount being Refinanced so long as the Lien securing such Refinancing does not extend to any property or asset of the Borrower or any Guarantor which was not subject to the Lien securing the Indebtedness being Refinanced;
     (s) other unsecured Indebtedness incurred subsequent to the Closing Date;

     (t) Indebtedness in respect of Redeemable Stock;
     (u) Indebtedness in respect of deferred rent;
     (v) Indebtedness in respect of deferred taxes;
     (w) Indebtedness permitted to be secured pursuant to Section 6.01(p);
     (x) Indebtedness under the ALPA Notes and the CVG Notes;
     (y) Indebtedness secured by purchase money security interests and Capitalized Leases (including in the form of sale-leaseback, synthetic lease or similar transactions) to the extent such Indebtedness was incurred in connection with ARB Indebtedness; provided, that the amount of such Indebtedness does not exceed 100% of the purchase price or construction cost (including any capitalized interest and issuance fees and expenses) of the subject asset;
     (z) Indebtedness relating to any Restructuring Aircraft created by or pursuant to any Post-Petition Aircraft Agreement;
     (aa) Indebtedness consisting of indemnification obligations owed by Comair to Bombardier Inc., a Canadian national corporation, relating to certain CRJ leases, in an amount not to exceed $9,000,000 in the aggregate;
     (bb) in the event that the transactions underlying the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, such Indebtedness;
     (cc) reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances that are secured by Liens permitted pursuant to Section 6.01(p);
     (dd) surety and appeal bonds secured by Liens permitted pursuant to Section 6.01(dd); and
     (ee) Indebtedness not to exceed $25,000,000 at any one time outstanding for Indebtedness of the Borrower or any Guarantor incurred subsequent to the Closing Date that will be secured Indebtedness.
     SECTION 6.04. Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter ending in the months below to be less than the corresponding ratio opposite such month:

Fiscal quarter ending	Ratio
June 2007	1.00:1.00
September 2007	1.00:1.00
December 2007	1.00:1.00
March 2008 and thereafter for each fiscal quarter ending through the Maturity Date	1.20:1.00

     SECTION 6.05. Unrestricted Cash Reserve. Permit the aggregate amount of Unrestricted Cash to be less than $750,000,000 at any time after the 30th day following the Closing Date.
     SECTION 6.06. Coverage Ratio. (a) Permit at any time the ratio (the “First Lien Collateral Coverage Ratio”) of (i) the Appraised Value of the Eligible Collateral to (ii) the sum of (x) the aggregate outstanding principal amount of the Loans plus (y) the LC Exposure (other than LC Exposure which has been Cash Collateralized in accordance with Section 2.12(b) plus (z) the Swap Termination Value of all Designated Hedging Agreements to the extent secured as permitted by Section 6.01(f) (such sum, the “First Lien Obligations”) to be less than 175%, provided, that if, (A) upon (1) delivery of an Appraisal Report or a Field Audit (as applicable) pursuant to Section 5.09 or (2) the establishment of reserves pursuant to clause (B) of the definition of “Appraised Value” contained herein and (B) solely with respect to determining compliance with this Section as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.06(a), the Borrower shall, within forty-five (45) days of the date of such Appraisal Report, Field Audit or establishment of reserves (as applicable), (I) designate Cure Collateral as additional Eligible Collateral in accordance with clause (d) of the definition of Eligible Collateral in Section 1.01 or (II) prepay the Loans, in each case in an amount sufficient to enable the Borrower to comply with this Section 6.06(a); provided further that the preceding proviso shall be disregarded for purposes of Section 4.02(c).
     (b) Permit at any time the ratio (the “Total Collateral Coverage Ratio”) of (i) the Appraised Value of the Eligible Collateral to (ii) the sum of the aggregate outstanding principal amount of the First Lien Obligations plus the outstanding principal amount of the Second Lien Term Loans (such sum the “Total Obligations”) to be less than 125%, provided, that if, (A) upon (1) delivery of an Appraisal Report or a Field Audit (as applicable) pursuant to Section 5.09 hereof or (2) the establishment of reserves pursuant to clause (B) of the definition of “Appraised Value” contained herein and (B) solely with respect to determining compliance with this Section as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.06(b), the Borrower shall, within forty-five (45) days of the date of such Appraisal Report, Field Audit or establishment of reserves (as applicable), (I) designate Cure Collateral as additional Eligible Collateral in accordance with clause (d) of the definition of Eligible Collateral in Section 1.01 or (II) prepay the Loans, in each case in an amount sufficient to enable the Borrower to comply with this Section 6.06(b); provided further that the preceding proviso shall be disregarded for purposes of Section 4.02(c).
     (c) Notwithstanding anything to the contrary contained herein, if the Borrower shall fail at any time to be in compliance with this Section 6.06 solely as a result of an Event of Loss (as defined in the First Lien Aircraft Mortgage) or other Recovery Event, in each case, covered by insurance (pursuant to which the Collateral Agent is named as loss payee and with respect to which payments are to be delivered directly to the Collateral Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation made pursuant to this Section 6.06 shall deem the Borrower to have received Net Cash Proceeds (and to have taken all steps necessary to designate, and to have designated, such Net Cash Proceeds as Cure Collateral) in an amount equal to the expected coverage amount (as determined by the Borrower in good faith and updated from time to time to reflect any agreements reached with the applicable insurer and net of any amounts required to be paid out of such proceeds and secured by a Lien permitted pursuant to Section 6.01(l)) until the earlier of (i) the date any such Net Cash Proceeds are actually received by the Collateral Agent, (ii) the date that is 270 days after such Event of Loss or Recovery Event and (iii) the date on which any such insurer denies such claim; provided that, prior to giving effect to this clause (c), the Appraised Value of the Eligible Collateral shall be no less than (x) 150% of the First Lien Obligations or (y) 100% of the Total Obligations. It is understood and agreed that if the Collateral Agent should receive any Net Cash Proceeds directly from the insurer in respect of an Event of Loss or a Recovery Event and at the time of such receipt, (A) no Event of Default shall have occurred and be continuing and the Borrower is in compliance with Section 6.06(a) and (b) (without giving effect to the receipt of such Net Cash Proceeds), the Collateral Agent shall promptly cause such proceeds to be paid to the Borrower or the applicable Guarantor and (B) an Event of Default shall have occurred and be continuing or the Borrower fails to be in compliance with Section 6.06(a) or (b) (without giving effect to the receipt of such Net Cash Proceeds), the Collateral Agent shall promptly cause such proceeds to be deposited into the account of the Borrower or the applicable Guarantor maintained for such purpose with the Administrative Agent that is subject to a Full Control Agreement and such proceeds shall be applied or released from such account in accordance with Section 2.12(a).
     (d) At the Borrower’s request, (i) the Lien on an operating asset constituting Collateral in connection with any financing permitted pursuant to (x) Section 6.03(l) secured by such operating asset or (y) Section 6.03(y) or (ii) the Lien on an asset constituting Eligible Collateral will be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the remaining Eligible Collateral shall continue to satisfy this Section 6.06, (y) the Borrower shall prepay the Loans in an amount required to comply with this Section 6.06, or (z) the Borrower shall deliver to the Collateral Agent Cure Collateral in an amount required to comply with this Section 6.06, and (C) the Borrower shall deliver an Officer’s Certificate demonstrating compliance with this Section 6.06 following such release. In connection herewith, the Collateral Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.
     SECTION 6.07. Dividends; Capital Stock. Declare or pay, directly or indirectly, or otherwise make any Restricted Payment or set apart any sum for the aforesaid purposes, except (a) dividends or other distributions or transfers to the Borrower or another Guarantor; (b) dividends by any Guarantor to any other holder of its equity on a pro rata basis; (c) dividends in the form of capital stock or increases in the aggregate liquidation value of any preferred stock; (d) repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof or (ii) the withholding of a portion of Equity Interests issued to (A) employees under the Plan of Reorganization and (B) employees and other participants under an equity compensation program of the Borrower or its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance; (e) dividends or repurchases of Equity Interests with the proceeds from the issuance of additional Equity Interests or subordinated Indebtedness permitted hereunder, provided that no Event of Default shall have occurred and be continuing at the time of payment of such dividend; (f) to the extent not otherwise permitted under clauses (c) or (e) of this Section, dividends or other distributions or transfers pursuant to stock option plans, other benefit plans or other arrangements for management or employees of the Borrower and its Subsidiaries in a maximum aggregate amount not to exceed $2,000,000; and (g) other Restricted Payments in an aggregate amount not to exceed $1,000,000 annually.
     SECTION 6.08. Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and its Subsidiaries), other than (a) on overall terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions contemplated by the Plan of Reorganization; (c) fees and compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Borrower or any Guarantor as reasonably determined by the board of directors or senior management, as the case may be, of the Borrower or any Guarantor; (d) any dividends, other distributions or payments permitted by Section 6.07; (e) the existence of, and the performance by a Guarantor or the Borrower of its obligations under the terms of, any limited liability company, limited partnership or other organization document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and set forth on Schedule 6.08, and similar agreements that it may enter into thereafter; (f) the provision of any legal, accounting or administrative services to the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with past practices; and (g) transactions with Affiliates set forth on Schedule 6.08.
     SECTION 6.09. Investments, Loans and Advances. Purchase, hold or acquire any Investments, except for:
     (a) ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries subject in each case to Section 6.02;
     (b) Permitted Investments;
     (c) advances and loans among the Borrower and the Guarantors;
     (d) Investments in the Escrow Accounts and other trust accounts;
     (e) Investments existing on the date hereof and described on Schedule 6.09 hereto;
     (f) Investments in connection with (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, and (iii) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging purposes and (other than in the case of fuel hedges) in the ordinary course of business;
     (g) Investments received (x) in settlement of amounts due to any of the Borrower and the Guarantors effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement) or (y) in connection with the bankruptcy or the reorganization of any customers or suppliers;
     (h) Investments in an amount not to exceed $150,000,000 in the aggregate at any one time outstanding in connection with (1) Investments in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortiums, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to parts management systems and other similar agreements, (2) additional Investments in joint ventures listed on Schedule 6.09 or Investments in new joint ventures made after the Closing Date, and (3) Investments by the Borrower and the Guarantors not otherwise permitted under this Agreement;
     (i) advances to officers, directors and employees of the Borrower and the Guarantors in an aggregate not to exceed (i) $250,000 at any time outstanding to any individual officer, director or employee or (ii) $5,000,000 in the aggregate at any time outstanding for all such advances;
     (j) Investments held or invested in by any of the Borrower and the Guarantors in the form of foreign cash equivalents in the ordinary course of business;
     (k) advances to officers, directors and employees of the Borrower and the Guarantors in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Guarantors;
     (l) Investments in the form of lease, utility and other similar deposits or any other deposits permitted hereunder in the ordinary course of business;
     (m) pledges and deposits by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03;
     (n) (i) Investments and guarantees by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03, (ii) Guarantees in the ordinary course of business of obligations that do not constitute Indebtedness of (A) the Borrower or any of its Subsidiaries or (B) any regional air carrier that is a member of the Delta Connection program owed to airport operators in connection with its activities under the Delta Connection program and (iii) advances to airport operators of landing fees and other customary airport charges on behalf of carriers for which the Borrower or any of its Subsidiaries provides ground handling services;
     (o) loans or Investments by the Borrower or any Guarantor that could otherwise be made as a distribution permitted under Section 6.07; provided that for purposes of Section 6.07 such loan or Investment shall be treated as a distribution thereunder;
     (p) Investments held by the Borrower or any Guarantor to the extent such Investments reflect an increase in the value of Investments;
     (q) Investments by the Borrower and the Guarantors creating new Subsidiaries so long as they comply with Section 5.14 hereof;

     (r) Investments in Subsidiaries which are not Guarantors in an aggregate amount not to exceed $25,000,000 in the aggregate at any one time outstanding;
     (s) Investments in Aero Assurance, Ltd. or New Sky, Ltd., to the extent reasonably necessary to support the working capital insurance obligations of the Borrower and the Guarantors;
     (t) any Permitted Acquisition by the Borrower or any Guarantor so long as (1) on a pro forma basis after giving effect to such Permitted Acquisition, the Borrower and the Guarantors shall be in compliance with Sections 6.04, 6.05 and 6.06 and (2) in the event the purchase price for such Permitted Acquisition exceeds $750,000,000, the sum of (A) the unrestricted cash of the Borrower and its Subsidiaries and (B) the Unused Total Revolving Commitment, in each case, as determined immediately prior to such acquisition, shall be no less than $1,500,000,000;
     (u) any Investments acquired in connection with Permitted Acquisitions;
     (v) capitalization or forgiveness of any Indebtedness owed to the Borrower by any Guarantor or owed to any Guarantor by the Borrower or any other Guarantor;
     (w) cancellation, forgiveness, set-off, or acceptance of prepayments by the Borrower or any Guarantor with respect to debt, other obligations and/or equity securities in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement;
     (x) Investments consisting of the acquisition of equity interests pursuant to Sections 6.07(d) and 6.07(e);
     (y) the Borrower and the Guarantors may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to the Borrower or such Guarantor, as the case may be, pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (z) the Borrower and the Guarantors may make Investments with the funds held in the Excluded Accounts;
     (aa) the Borrower may make any Investment in any Guarantor, any Guarantor may make any Investment in the Borrower and any Guarantor may make any Investment in any other Guarantor;
     (bb) the Borrower may make Investments in the form of advances under a revolving loan facility in an aggregate principal amount not to exceed $25,000,000 outstanding at any time, to the Borrower’s Plans or any similar benefit plans of the Borrower (together, the “Benefits Plans”) for the payment of ordinary operating expenses of the Benefits Plans (including the payment of benefits in accordance with the terms of the Benefits Plans and periodic premiums under insurance or annuity contracts) or for the purposes incidental to the ordinary operation of the Benefits Plans;

     (cc) Investments resulting from any sale or other Disposition of assets otherwise permitted by Section 6.10; and
     (dd) the Borrower and the Guarantors may make other Investments in an aggregate amount outstanding at any one time not to exceed $25,000,000 for all Investments made pursuant to this clause (cc).
The amount of any investment or loan shall be the initial amount of such investment less all returns of principal, capital, dividends and other cash returns thereof and less all liabilities expressly assumed by another person in connection with the sale of such investment.
     SECTION 6.10. Disposition of Assets. Sell or otherwise Dispose of any Collateral (including, without limitation, the capital stock of any Subsidiary, but excluding any Permitted Disposition), except that such sale or other Disposition of Collateral shall be permitted provided that upon consummation of any such sale or other Disposition (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower is in compliance, after giving effect to the grace periods referred to in Section 6.06 and after giving effect to such sale or other Disposition (including any deposit of any Net Cash Proceeds received upon consummation thereof in an account subject to a Full Control Agreement), with Section 6.06 hereof; provided that nothing contained in this Section 6.10 is intended to excuse performance by the Borrower or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder.
     SECTION 6.11. Nature of Business. Enter into any business that is materially different from those conducted by the Borrower and the Guarantors on the Closing Date, except for any business ancillary to the businesses conducted by the Borrower and the Guarantors on the Closing Date.
     SECTION 6.12. Fiscal Year. Change the last day of its fiscal year from December 31.
SECTION 7.
EVENTS OF DEFAULT
     SECTION 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):
     (a) any representation or warranty made by the Borrower or any Guarantor in this Agreement, in any other Loan Document or in any written document required to be delivered in connection herewith or therewith, shall prove to have been false or materially misleading when made or delivered; or
     (b) default shall be made in the payment of any (i) Fees or interest on the Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or

(iii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
     (c) default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof (subject to the Borrower’s right to cure non-compliance with the covenants contained in Section 6.06(a) and 6.06(b) as described therein); or
     (d) default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice by the Administrative Agent of such default; or
     (e) other than with respect to (x) any Qualified Restructuring Indebtedness and (y) any Specified Jet Fuel Action, the Borrower or any Guarantor or any of their respective Subsidiaries shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods or waivers or amendments); or
     (f) other than with respect to (x) any Qualified Restructuring Indebtedness, (y) any Specified Jet Fuel Action and (z) the Regional Airports Improvement Corporation Facilities Sublease Refunding Revenue Bonds, Issue of 1996, Delta Air Lines, Inc. (Los Angeles International Airport), any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that the foregoing shall not apply to Indebtedness that becomes due as a result of (i) the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets pursuant to the terms of such Indebtedness to the extent that (A) such sale, transfer or other disposition does not give rise to a default thereunder and (B) the payment of such Indebtedness is made in accordance with the terms of such Indebtedness with the proceeds of such sale, transfer or other disposition or (ii) in the case of any ARB Indebtedness, a change in law causing a determination of taxability-related call in respect of such ARB Indebtedness; or
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

     (h) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
     (i) the Borrower or any Guarantor admits in writing its inability to pay its debts; or
     (j) a Change of Control shall occur; or
     (k) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or any material portion of any Lien on the Collateral (as reasonably determined by the Administrative Agent, the Collateral Agent and the Borrower) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or
     (l) any final judgment in excess of $50,000,000 (exclusive of any Qualified Judgment, any Specified Jet Fuel Action and any judgment or order the amounts of which are fully covered by insurance less any applicable deductible and as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within sixty (60) consecutive days; or
     (m) any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred; or
     (n) (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Administrative Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds an amount that could reasonably be expected to result in a Material Adverse Effect; or
     (o) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all

Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount that could reasonably be expected to result in a Material Adverse Effect; or
     (p) it shall be determined that the Borrower or any Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations or requirements of Airport Authorities (with respect to environmental matters) the payment of which will have a Material Adverse Effect, and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or
     (q) all or substantially all of the Borrower’s flights and operations are suspended for more than two (2) consecutive days (other than as a result of an FAA suspension due to force majeure or any other extraordinary event similarly affecting major United States air carriers having both substantial domestic and international operations);
then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments (which, in the case of the Credit-Linked Deposit, means that the obligation to issue Credit-Linked Deposit Letters of Credit or make Credit-Linked Deposit Loans shall terminate and the Credit-Linked Deposits shall be returned to the Credit-Linked Deposit Lenders in accordance with the terms of this Agreement); (ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower and the Guarantors maintained with the Administrative Agent in such amounts); (iv) set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent or the Collateral Agent (or any of their respective affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Agent and the Lenders. In case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the actions and events described in (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).

SECTION 8.
THE AGENTS
     SECTION 8.01. Administration by Agents. (a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     (b) Each of the Lenders and each Issuing Lender hereby authorizes the Administrative Agent and the Collateral Agent, as applicable, and in their sole discretion:
     (i) in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any Guarantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Collateral Agent, for the benefit of the First Priority Secured Parties, on such asset;
     (ii) to determine that the cost to the Borrower or any Guarantor, as the case may be, is disproportionate to the benefit to be realized by the First Priority Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such Guarantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Agent, for the benefit of the First Priority Secured Parties;
     (iii) to enter into and perform its obligations under the other Loan Documents; and
     (iv) to enter into intercreditor and/or subordination agreements in accordance with Section 6.01(n) on terms acceptable to the Administrative Agent.
     SECTION 8.02. Rights of Administrative Agent and Collateral Agent. Any institution serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in their respective capacities as Lenders as any other Lender and may exercise the same as though it were not an Administrative Agent or Collateral Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent or Collateral Agent hereunder.
     SECTION 8.03. Liability of Agents.
     (a) The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that each such agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (iii) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.
     (b) The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     (c) Each of the Administrative Agent and the Collateral Agent may perform any and all of its respective duties and exercise its respective rights and powers by or through any one or more sub-agents appointed by such agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.
     SECTION 8.04. Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Agent) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and the Collateral Agent and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).
     SECTION 8.05. Successor Agents. Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing) of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.
     SECTION 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     SECTION 8.07. Advances and Payments.

     (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Revolving Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.
     (b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.18, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
     SECTION 8.08. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided, that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan or LC Exposure acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.
     SECTION 8.09. Other Agents. No Agent (other than the Administrative Agent and the Collateral Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Agent shall have or be deemed to have any fiduciary relationship with any

Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each such Agent shall be entitled to the benefit of the exculpation and indemnification provided in this Section 8 to the same extent as the Administrative Agent and the Collateral Agent.
SECTION 9.
GUARANTY
     SECTION 9.01. Guaranty.
     (a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the First Priority Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the First Priority Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the First Priority Obligations. The First Priority Obligations of the Guarantors shall be joint and several.
     (b) To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the First Priority Obligations or any of them; (v) the failure of the Collateral Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.
     (c) To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Agent or a Lender to any security held for payment of the First Priority Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.
     (d) To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

     (e) To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the First Priority Obligations or any other instrument evidencing any First Priority Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the First Priority Obligations which might otherwise constitute a defense to this guaranty (other than the occurrence of the First Priority Obligations Payment Date). None of the Administrative Agent, the Collateral Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the First Priority Obligations.
     (f) Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.
     SECTION 9.02. No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the occurrence of the First Priority Obligations Payment Date) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the First Priority Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the First Priority Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge (other than the occurrence of the First Priority Obligations Payment Date) of the Guarantors as a matter of law, until the First Priority Obligations Payment Date shall have occurred.
     SECTION 9.03. Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any First Priority Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lender, any Lender or any other First Priority Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.
     SECTION 9.04. Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the First Priority Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the First Priority Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the First Priority Obligations, whether matured or unmatured.
SECTION 10.
MISCELLANEOUS
     SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower or any Guarantor, to it at Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, GA 30354, Attention of: (x) Treasurer, Dept. 856, Telecopier No.: (404) 715-4862, Telephone No.: (404) 714-1724 and (y) General Counsel, Dept. 971, Telecopier No.: (404) 715-2233, Telephone No.: (404) 715-2611;
     (ii) if to JPMCB as Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of: Maryann T Bui (Telecopy No.: 713-750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of: Matthew Massie (Telecopy No.: 212-270-5100);
     (iii) if to the Issuing Lender, to it at the address most recently specified by it in notice delivered by it to the Administrative Agent and the Borrower, with a copy to the Administrative Agent as provided in clause (ii) above; and
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an administrative questionnaire in a form as the Administrative Agent may require.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 10.02. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Credit-Linked Deposit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of Credit-Linked Deposits to an assignee that is (I) immediately prior to giving effect to such assignment a Lender, (II) an Affiliate of a Lender, or (III) an Approved Fund;
(B) the Issuing Lender; and
(C) the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) if an Event of Default has occurred and is continuing or (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
(A) any assignment of any portion of the Total Revolving Commitment, Revolving Loans and LC Exposure shall be made to an Eligible Assignee;
(B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, Credit-Linked Deposits or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (with respect to Credit-Linked Deposits) or $5,000,000 (with respect to Revolving Commitments or Revolving Loans), and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $1,000,000 (with respect to Credit-Linked Deposits) or $5,000,000 (with respect to Revolving Commitments or Revolving Loans), in each case unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Type of Commitments, Loans or Credit-Linked Deposits;
(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent; and
(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.
     For the purposes of this Section 10.02(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender and/or Credit-Linked Deposit Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Without the consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, the Credit-Linked Deposit of any Credit-Linked Deposit Lender shall not be released in connection with any assignment by such Credit-Linked Deposit Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.02 to satisfy such assignee’s obligations in respect of Credit-Linked Deposit LC Disbursements.
     (iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments and Credit-Linked Deposits of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Guarantors, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(b) or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (d) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Credit-Linked Deposits and participations in Credit-Linked Deposit Letters of Credit owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.
     (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant are advised of and agree to be bound by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.
     SECTION 10.03. Confidentiality. Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided, that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative

Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f). If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender will, to the extent permitted by law, provide the Borrower with prompt notice, to the extent reasonable, so that the Borrower may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section.
     SECTION 10.04. Expenses; Indemnity; Damage Waiver. (a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), special counsel to the Administrative Agent, and any other regulatory or local counsel retained by Simpson Thacher or the Administrative Agent) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all fees and out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Simpson Thacher, special counsel to the Administrative Agent, and any other counsel retained by Simpson Thacher or the Administrative Agent) and the Lenders in connection with the enforcement of the Loan Documents.
     (ii) The Borrower shall pay or reimburse (A) all reasonable fees and reasonable expenses of the Administrative Agent and its internal and third-party auditors, the Appraisers, the Real Estate Appraiser and consultants incurred in connection with the Administrative Agent’s (a) periodic field examinations and appraisals and (b) other monitoring of assets as allowed hereunder and (B) all reasonable fees and reasonable expenses of the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand or any payment thereunder.
     (iii) All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.
     (b) The Borrower shall indemnify each Agent, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     SECTION 10.05. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 10.06. No Waiver. No failure on the part of the Administrative Agent or the Collateral Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     SECTION 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
     SECTION 10.08. Amendments, etc.
     (a) No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Control Agreement), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of (i) each Lender directly affected thereby (A) increase the Commitment of any Lender or extend the expiry of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the expiry of the Commitment of a Lender), (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), extend the date on which the Credit-Linked Deposits are required to be returned to the Credit-Linked Deposit Lenders or extend any date for the payment of interest hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder or (C) amend, modify or waive any provision of Section 2.17(b) or (ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 or modify the percentage of the Lenders required in the definition of Required Lenders or (C) release all or substantially all of the Liens granted to the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, or release all or substantially all of the

Guarantors. No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender or the Collateral Agent hereunder without its prior written consent. No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.
     (b) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any such non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (iii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days notice thereof.
     SECTION 10.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
     SECTION 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the return of the Credit-Linked Deposits, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 10.12. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 10.13. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.
     SECTION 10.14. Registrations with International Registry. Each of the parties hereto consents to the registrations with the International Registry of the International Interest constituted by the First Lien Aircraft Mortgage, and each party hereto covenants and agrees that it will take all such action reasonably requested by Borrower or Collateral Agent in order to make any registrations with the International Registry, including becoming a registry user entity with the International Registry and providing consents to any registration as may be contemplated by the Loan Documents.
     SECTION 10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

DELTA AIR LINES, INC.
By:	/s/ Paul A. Jacobson
	Name:	Paul A. Jacobson
	Title:	Vice President and Treasurer

ASA HOLDINGS, INC.
By:	/s/ Paul A. Jacobson
	Name:	Paul A. Jacobson
	Title:	President

COMAIR HOLDINGS, LLC
By:	/s/ Dan Dixon
	Name:	Dan Dixon
	Title:	Vice President, Chief Financial Officer and Treasurer

COMAIR, INC.
By:	/s/ Dan Dixon
	Name:	Dan Dixon
	Title:	Vice President and CFO

COMAIR SERVICES, INC.
By:	/s/ Dan Dixon
	Name:	Dan Dixon
	Title:	Vice President

CROWN ROOMS, INC.
By:	/s/ Mona Warwar
	Name:	Mona Warwar
	Title:	Assistant Treasurer

DAL GLOBAL SERVICES, LLC
By:	/s/ Mona Warwar
	Name:	Mona Warwar
	Title:	Assistant Treasurer

DAL MOSCOW, INC.
By:	/s/ Mona Warwar
	Name:	Mona Warwar
	Title:	Treasurer

DELTA AIRELITE BUSINESS JETS, INC.
By:	/s/ Michael B. Green
	Name:	Michael B. Green
	Title:	President

DELTA BENEFITS MANAGEMENT, INC.
By:	/s/ Michael O. Randolfi
	Name:	Michael O. Randolfi
	Title:	Treasurer

DELTA CONNECTION ACADEMY, INC.
By:	/s/ Jason Dauderman
	Name:	Jason Dauderman
	Title:	VP of Finance and CFO

DELTA LOYALTY MANAGEMENT SERVICES, LLC
By:	/s/ Michael O. Randolfi
	Name:	Michael O. Randolfi
	Title:	Treasurer

DELTA TECHNOLOGY, LLC
By:	/s/ E. Alan Arnold
	Name:	E. Alan Arnold
	Title:	Secretary

EPSILON TRADING, LLC
By:	/s/ Edward M. Smith
	Name:	Edward M. Smith
	Title:	Treasurer and Comptroller

KAPPA CAPITAL MANAGEMENT, INC.
By:	/s/ Michael O. Randolfi
	Name:	Michael O. Randolfi
	Title:	President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Lender
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

JPMORGAN SECURITIES, INC., as Co-Lead Arranger and Joint Bookrunner
By:	/s/ John C. Riordan
	Name:	John C. Riordan
	Title:	Vice President

BARCLAYS BANK PLC, as Lender
By:	/s/ Diane F. Rolfe
	Name:	Diane F. Rolfe
	Title:	Director

CALYON NEW YORK BRANCH, as Co-Documentation Agent and Lender
By:	/s/ Brian Bolotin
	Name:	Brian Bolotin
	Title:	Managing Director

By:	/s/ Angel Naranjo
	Name:	Angel Naranjo
	Title:	Director

C.I.T. LEASING CORPORATION, as Lender
By:	/s/ Nicholas Pastushan
	Name:	Nicholas Pastushan
	Title:	Senior Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender
By:	/s/ Edward C.A. Forsberg, Jr.
	Name:	Edward C. A. Forsberg, Jr.
	Title:	Senior Vice President & Manager

By:	/s/ Peter Wesemeier
	Name:	Peter Wesemeier
	Title:	Assistant Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender
By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Bernhard Schmid
	Name:	Bernhard Schmid
	Title:	Assistant Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Lender
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

ING CAPITAL LLC, as Lender
By:	/s/ Mallika Kambhampati
	Name:	Mallika Kambhampati
	Title:	Director

By:	/s/ Anthony Rivera
	Name:	Anthony Rivera
	Title:	Vice President

LEHMAN BROTHERS INC., as Co-Lead Arranger and Joint Bookrunner
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., as Lender
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

MERRILL LYNCH COMMERCIAL FINANCE CORP, as Lender
By:	/s/ Joshua A. Green
	Name:	Joshua A. Green
	Title:	Managing Director

RBS SECURITIES CORPORATION, as Co-Documentation Agenet
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	SVP

ROYAL BANK OF SCOTLAND PLC, as Lender
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	SVP

UBS LOAN FINANCE LLC, as Lender
By:	/s/ Richard L Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products Services, US

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services, US

UBS SECURITIES LLC, as Syndication Agent and Joint Bookrunner
By:	/s/ Richard L Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products Services, US

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services, US

U.S. BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Ziad W. Amra
	Name:	Ziad W. Amra
	Title:	Assistant Vice President

WACHOVIA BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Thomas A. Martin
	Name:	Thomas A. Martin
	Title:	Director

WEBSTER BUSINESS CREDIT CORPORATION, as Lender
By:	/s/ Walter K. Stockhecker
	Name:	Walter K. Stockhecker
	Title:	Vice President and Authorized Signatory

ANNEX A
to First Lien Credit Agreement
LENDERS AND COMMITMENTS

Revolving Lender	Credit-Linked Deposit
JPMorgan Chase Bank, N.A.	$85,700,000
Barclays Bank PLC	$85,700,000
CALYON New York Branch	$85,700,000
C.I.T. Leasing Corporation	$85,700,000
Credit Suisse, Cayman Islands Branch	$85,700,000
Goldman Sachs Credit Partners L.P.	$85,700,000
Lehman Commercial Paper Inc.	$85,700,000
Merrill Lynch Commercial Finance Corp.	$85,700,000
Royal Bank of Scotland PLC	$85,700,000
UBS Loan Finance LLC	$85,700,000
Wachovia Bank, National Association	$50,000,000
ING Capital LLC	$35,000,000
Commerzbank AG, New York and Grand Cayman Branches	$25,000,000
U.S. Bank National Association	$25,000,000
Webster Business Credit Corporation	$8,000,000

Credit-Linked Deposit Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$600,000,000

EXHIBIT A

[ABOVE SPACE FOR RECORDING OFFICE USE ONLY]
After recording, please return to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Christopher Garcia
STATE OF GEORGIA
COUNTY OF FULTON
FIRST LIEN DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT
FROM
DELTA AIR LINES, INC.,
Grantor,
TO
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,
Grantee,
DATED: As of April 30, 2007
NOTE TO TAX COMMISSIONER: THIS INSTRUMENT IS EXEMPT FROM GEORGIA INTANGIBLE RECORDING TAX PURSUANT TO 11 U.S.C. §1146(a).

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          THIS FIRST LIEN DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties (as defined in the Intercreditor Agreement), Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties (as defined in the Intercreditor Agreement), Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT
          THIS FIRST LIEN DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (this “Deed”), dated as of April 30, 2007, by DELTA AIR LINES, INC., a Delaware corporation, having an address at 1030 Delta Boulevard, Atlanta, Georgia 30354 (the “Grantor”) to JPMORGAN CHASE BANK, N.A., a national banking association, having an address at c/o JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, as Collateral Agent (together with its successors and assigns, in such capacity, the “Grantee”) for the financial institutions party to the First Lien Credit Agreement (as hereinafter defined) from time to time (collectively, the “Lenders”, and individually a “Lender”) and the other secured parties referred to herein.
W I T N E S S E T H :
          WHEREAS, Grantor, the direct and indirect domestic subsidiaries of Grantor (other than Excluded Subsidiaries and, at the option of Grantor, Immaterial Subsidiaries) (the “Guarantors”), each of the Lenders from time to time party to the First Lien Credit Agreement, Grantee, as the Administrative Agent and as the Collateral Agent for the Lenders, UBS Securities LLC, as Syndication Agent and as Joint Bookrunner, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as Co-Lead Arrangers and Joint Bookrunners, and Calyon New York Branch and RBS Securities Corporation, as Co-Documentation Agents, have entered into a certain First Lien Revolving Credit and Guaranty Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans and other extensions of credit to Grantor; and
          WHEREAS, pursuant to the guaranty set forth in Section 9 of the First Lien Credit Agreement, the Guarantors have agreed to guarantee the performance and payment in full of the First Priority Obligations (as defined in the Intercreditor Agreement); and
          WHEREAS, pursuant to the First Lien Security Agreement, dated as of even date herewith (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Security Agreement”) by and among Grantor, the Guarantors party thereto and Grantee, Grantor has granted a security interest to Grantee for the ratable benefit of the First Priority Secured Parties in the Collateral (as defined in the First Lien Security Agreement); and

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          WHEREAS, it is a condition to the making of the Loans (as defined in the First Lien Credit Agreement) and the issuance of the Letters of Credit (as defined in the First Lien Credit Agreement) that Grantor shall have granted a security interest in, pledge of and lien on, the Collateral (as defined hereinafter) as security for the First Priority Obligations; and
          WHEREAS, Grantor is executing this Deed on the real property assets of Grantor, in favor of Grantee for the benefit of the First Priority Secured Parties as security for the First Priority Obligations; and
          WHEREAS, the maximum principal amount of the First Priority Obligations, created pursuant to the First Lien Credit Agreement, and which may be evidenced from time to time by one or more promissory notes, and that is secured hereby is $1,600,000,000 with a scheduled maturity date of April 30, 2012 for the obligations latest to mature.
          NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt whereof is hereby acknowledged, and in order to secure the First Priority Obligations, GRANTOR HEREBY IRREVOCABLY GRANTS, BARGAINS, SELLS, CONVEYS, TRANSFERS, PLEDGES, SETS OVER AND ASSIGNS, AND GRANTS A SECURITY TITLE AND A SECURITY INTEREST, TO AND IN FAVOR OF GRANTEE, ITS SUCCESSORS AND ASSIGNS, with power of sale (for the benefit of First Priority Secured Parties), in all of Grantor’s right, title, interest and security interest in, to and under any and all of the following described property (collectively, the “Collateral”):
     (a) The lands and premises described in Schedule A hereto, together with all and singular the tenements, hereditaments, easements, rights of way and appurtenances now or hereafter thereunto belonging or now or hereafter in anywise appertaining and also all estate, right, title and interest of Grantor in and to the same and in and to the streets, ways, sidewalks, alleys and areas now or hereafter adjacent thereto or now or hereafter used in connection therewith (collectively, the “Land”);
     (b) All structures, buildings, facilities and other improvements now or hereafter erected on the Land (collectively, the “Improvements”);
     (c) All estate, right, title and interest now owned or hereafter acquired by Grantor in and to all fixtures, fittings, building or construction materials, appliances, apparatus, equipment, goods, machinery, furnishings, furniture and other tangible personal property and any and all replacements thereof and additions thereto, now or hereafter affixed or attached to the Land and/or the Improvements and constituting fixtures under Article 9 of the Uniform Commercial Code as adopted by the State of Georgia, as amended and/or supplemented from time to time; provided, however, that fixtures shall not include (or shall have excluded therefrom), any and all trade fixtures of Grantor, including computer hardware, mainframes, software, servers, telecommunications or network facilities (collectively, the “Personal Property”);
     (d) Any and all reversions and remainders of the Land and/or the Improvements and all estate, right, title and interest now owned or hereafter acquired by Grantor both at law and in equity in and to any and all present and future leases (under

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which Grantor is landlord), subleases (under which Grantor is sublandlord), occupancy agreements and similar arrangements as same may be amended, modified, extended or renewed in connection with the Land, the Improvements and/or the Personal Property and all rents, revenues, issues, income, deposits of cash, securities and profits payable thereunder and claims against guarantors under any thereof or otherwise in connection with the Land, the Improvements and/or the Personal Property (collectively, the “Space Leases”);
          (e) All estate, light, title and interest now owned or hereafter acquired by Grantor in and to all proceeds of the insurance required to be maintained under Section 5 herein and all awards heretofore or hereafter made with respect to the Land, the Improvements and/or the Personal Property as the result of the exercise of the power of eminent domain, including, without limitation, any awards for changes of the grades of streets and/or as the result of any other damage to the Land, the Improvements and/or the Personal Property for which compensation shall be given by any governmental authority (a “Taking”), all of which are hereby assigned to Grantee who is hereby authorized to collect and receive the proceeds thereof and to give proper receipts and acquittances therefor, and to apply the same in accordance with the Loan Documents (as defined in the First Lien Credit Agreement);
     (f) Any and all now owned or hereafter acquired air rights, development rights, zoning rights and other similar rights or interests which benefit or are appurtenant to the Land and/or the Improvements and any and all proceeds arising therefrom;
     (g) Any and all now owned or hereafter acquired water, mineral, gas, oil, timber and other similar right, or interests which relate to the Land and/or the Improvements and any and all proceeds arising therefrom; and
     (h) Any and all proceeds of any of the foregoing.
          EXCLUDING, HOWEVER, from the grant of the lien, security title and security interest as provided herein, all property, equipment, goods, interests, accounts or assets of Grantor described in Section 2.03 of the First Lien Security Agreement, including without limitation, Excluded Equipment (as defined in the First Lien Security Agreement).
          TO HAVE AND TO HOLD the Collateral unto Grantee forever, subject only to the Permitted Liens (as defined in the First Lien Credit Agreement), the Liens set forth as exceptions in Schedule B to the mortgagee’s insurance policy delivered to Grantee contemporaneously herewith by Lawyers Title Insurance Corporation (collectively, the “Permitted Title Exceptions”) and to satisfaction and release as provided in Section 26 herein.
          If and when the First Priority Obligations Payment Date shall have occurred, then this Deed and the estate, right and interest of Grantee in and to the Collateral shall be cancelled and reconveyed to Grantor pursuant to the terms of Section 26 herein, and shall thereafter be of no further force and effect.

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          This conveyance is intended to and shall constitute and be construed as a deed passing the title to the Collateral to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to conveyances and deeds to secure debt, and not as a mortgage pursuant to O.C.G.A. § 44-14-60 et seq. and establishes a perpetual security interest in the Collateral and is given to secure the First Priority Obligations. This Deed shall also constitute a security agreement under the Code (as defined herein) as to all that part of the Collateral that constitutes personal property.
          AND Grantor hereby covenants with Grantee as follows:
          1. Definitions. In this Deed, all words and terms not defined herein shall have the respective meanings and be construed herein as provided in the First Lien Credit Agreement. Any reference to a provision of the First Lien Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein unless otherwise expressly stated. References to this “Deed” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument. The term “Default Rate” shall mean the rate of interest applicable in the event of Grantor’s default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due under the First Lien Credit Agreement, in accordance with Section 2.08 of the First Lien Credit Agreement. The term “First Priority Obligations” (as defined in the First Lien Credit Agreement) shall also include, without limitation, any judgment(s) or final decree(s) rendered to collect any money obligations of Grantor to Grantee and/or the First Priority Secured Parties and/or to enforce the performance or collection of all rights, remedies, obligations, covenants, agreements, conditions, indemnities, representations, warranties, and other liabilities of Grantor under this Deed or any or all of the other Loan Documents. Subject to the compliance with O.C.G.A. Section 44-14-161, the obtaining of any judgment by Grantee and/or the Lenders (other than a judgment foreclosing this Deed) and any levy of any execution under any such judgment upon the Collateral shall not affect in any manner or to any extent the lien, security title and security interest of this Deed upon the Collateral or any part thereof, or any liens, powers, rights and remedies of Grantee and/or the Lenders hereunder, but such title, interests, liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied. Furthermore, Grantor acknowledges and agrees that the First Priority Obligations are secured by the Collateral and various other collateral at the time of execution of this Deed. Grantor specifically acknowledges and agrees that the Collateral, in and of itself, if foreclosed or realized upon, would not be sufficient to satisfy the outstanding amount of the First Priority Obligations. Accordingly, Grantor acknowledges that it is in Grantor’s contemplation that the other collateral pledged to secure the First Priority Obligations may be pursued by Grantee in separate proceedings, to the fullest extent permitted by applicable law, in the various states and counties where such collateral may be located and additionally that Grantor will remain liable for any deficiency judgment for any portion of the aggregate principal amount of the First Priority Obligations remaining unpaid. Specifically, and without limitation of the foregoing, it is agreed that it is the intent of the parties hereto that in the event of a foreclosure of this Deed, that, to the fullest extent permitted by applicable law, the First Priority Obligations shall not be deemed merged into any foreclosure or exercise of the power of sale, but shall rather remain outstanding to the fullest extent permitted by applicable law.

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          2. Payment of the First Priority Obligations. Grantor shall abide by and comply with each and every covenant and agreement set forth in the Loan Documents.
          3. Representations and Warranties. Grantor hereby represents and warrants that Grantor is lawfully seized and possessed of a good and marketable fee simple estate in and to the Land and the Improvements, subject to no Liens, except for Permitted Liens, including, without limitation, the Permitted Title Exceptions. Grantor shall forever warrant and defend the title to the Collateral against the claims and demands of all Persons whomsoever except those having rights under the Permitted Liens, including, without limitation, the Permitted Title Exceptions.
          4. Further Assurances; Payments. (a) Grantor shall execute, acknowledge and deliver, from time to time within 10 days of demand therefor, such further instruments as Grantee may reasonably require to accomplish the purposes of this Deed (collectively, the “Further Instruments”).
     (b) Grantor, after the date that this Deed is recorded and until the First Priority Obligations are fully satisfied, within 10 days after demand therefor, shall execute and deliver to Grantee each Further Instrument to be filed, registered and/or recorded, or refiled, reregistered and/or rerecorded (if recordable) as may be required by any present or future laws in order to (i) publish notice of and/or (ii) perfect the lien and estate of this Deed in and to the Collateral. Grantor shall promptly pay to Grantee all required costs and expenses (including, without limitation, filing, registration and recording taxes, fees, charges, duties, stamps and imposts) related to such filing, registration and/or recording.
     (c) Grantor shall pay (i) all filing, registration and recording taxes, fees and charges, all re-filing, re-registration and re-recording taxes, fees and charges required by applicable law and all other reasonable costs and expenses actually incurred by Grantee in connection with (1) the execution, delivery, acknowledgment and/or recordation of this Deed and each Further Instrument and/or (2) the transactions contemplated hereby (including, without limitation, title insurance premiums, title examination charges and reasonable legal, consulting, engineering, appraisal, survey and inspection fees, expenses and disbursements actually incurred by Grantee) and (ii) all federal, state, county and municipal stamps, taxes, duties, imposts, assessments and charges in connection with the execution, delivery, acknowledgement and/or recordation of this Deed and each Further Instrument.
          5. Insurance. Grantor shall cause the Improvements and the Personal Property to be kept insured (a) as required by and in accordance with Section 5.03 of the First Lien Credit Agreement, and (b) if the Land or any portion thereof is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or otherwise, against flood risks. All such insurance shall be in such amounts as required by Section 5.03 of the First Lien Credit Agreement. Grantor shall promptly notify Grantee of any loss in connection with the Improvements and/or the Personal Property.
          6. Compliance. Grantor shall comply with (a) all requirements of the insurance policies required to be maintained pursuant to this Deed and (b) all present and future

6

Liens (including, without limitation, the Permitted Title Exceptions) affecting the Collateral, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (as defined in the First Lien Credit Agreement).
          7. Actions by Grantee to Protect the Collateral; Etc. If Grantor shall fail to (a) effect the insurance required under Section 5 herein, (b) make any other payment required under this Deed or (c) comply with any other term or covenant of this Deed, which with notice or lapse of time would constitute an Event of Default, upon reasonable prior written notice to Grantor, Grantee may effect, pay or cure the same, as the case may be. All sums, including, without limitation, reasonable attorneys’ fees and disbursements, so incurred by Grantee or incurred by Grantee (i) to sustain the lien or estate of this Deed or its priority, (ii) to protect or enforce any of Grantee’s rights under any Loan Document or (iii) to recover or collect the First Priority Obligations, shall be a lien on the Collateral, shall be deemed secured by this Deed and shall be paid to Grantee by Grantor within 10 days after demand therefor (together with interest thereon at the Default Rate from the date the same was incurred to the date of the full payment thereof). In any action and/or proceeding to foreclose this Deed and/or to recover and/or collect the First Priority Obligations (or any portion thereof), the provisions of law respecting the recovery of costs, disbursements and/or allowances shall prevail unaffected by this covenant.
          8. Remedies; Etc. (a) If an Event of Default shall have occurred and be continuing, Grantee may, to the extent permitted by law, personally or, to the extent permitted by law, by agents, with or without entry, if Grantee shall deem it advisable:
          (i) proceed to protect and enforce its rights under any of the Loan Documents by suit for specific performance of any covenant herein contained or contained in any of the other Loan Documents, or in aid of the execution of any power herein granted or granted in any of the other Loan Documents, or for the foreclosure of this Deed and the sale of the Collateral (or any portion thereof) under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as Grantee shall deem most effectual for such purpose; or
          (ii) sell and dispose of the Collateral (or any part thereof) at one or more public sale or sales, at the usual place for conducting sales at the courthouse in the county where the Collateral or any part thereof may be located in order to pay the First Priority Obligations, to the highest bidder for cash, first advertising the time, terms and place of such sale by publishing a notice thereof once a week for four consecutive weeks immediately preceding the date of sale (without regard to the actual number of days) in a newspaper in which sheriff’s advertisements are published in said county, all other notice being hereby waived by Grantor; and Grantee may thereupon execute and deliver to the purchaser at said sale a sufficient conveyance of the Collateral in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale, herein granted, depends, and said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed were in all things duly complied with; and Grantor hereby constitutes and appoints Grantee or its assigns agent and attorney-in-fact to make such recitals, sale and conveyance, and all of the acts of such attorney-in-fact are hereby ratified, and Grantor agrees that such recitals shall be binding and conclusive upon Grantor and that the conveyance to be made by

7

Grantee, or its assigns (and in the event of a deed in lieu of foreclosure, then as to such conveyance) shall, to the extent permitted by law, be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, curtesy and all other exemptions of Grantor, or its successors in interest, in and to said Collateral; and Grantor agrees that in case of a sale, as herein provided, Grantor or any person in possession under Grantor shall then become and be tenants holding over, and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over; the power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, and are in addition to any and all other remedies which Grantee may have at law or in equity. Any portion of the Collateral sold pursuant to this Deed may, to the extent permitted by applicable law, be sold in one parcel as an entirety, or in such parcels and in such manner or order as Grantee in its sole discretion, may elect, to the maximum extent permitted by the laws of the State of Georgia. One or more exercises of the powers herein granted shall not extinguish or exhaust the power unless the First Priority Obligations are paid in full or the Collateral is sold. Grantee, or its designee, may bid for and acquire the Collateral or any part thereof at any sale made under or by virtue of this Deed and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts due and owing in respect of any First Priority Obligations after deducting from the sales price the reasonable expenses of the sale actually incurred by Grantee and the reasonable costs of the action or proceedings actually incurred by Grantee and any other sums that Grantee is authorized to deduct under this Deed or applicable law.
Grantee, and its agents and representatives, shall have the right to enter upon all or any portion of the Land or the Improvements to exercise any remedy specified in any Loan Document.
          (b) Upon, or at any time after the occurrence and during the continuance of an Event of Default hereunder, whether or not Grantee has instituted an action in foreclosure, Grantee may petition any court of competent jurisdiction for the appointment of a receiver for the Collateral, and Grantor hereby irrevocably and unconditionally waives any right to contest the appointment of such receiver and consents thereto. Such appointment may be made either before or after a foreclosure sale, without notice, without regard to the solvency or insolvency of Grantor at the time of application for such receiver and without regard to the then value of the Collateral, and whether or not the same is occupied as a homestead, and without bond being required of the applicant. Grantee hereunder or any agent of Grantee may be appointed as such receiver. Such receiver shall have all powers and duties prescribed by applicable law, including, without limitation, the powers to: (i) collect the rents of the Collateral during the pendency of any foreclosure suit as well as during any other times when Grantor or its devisees, legatees, heirs, executors, administrators, legal representatives, successors, or assigns, except for the intervention of such receiver, would be entitled to collect such rents; (ii) to extend or modify any then existing Space Leases and to make new Space Leases, which extensions, modifications and new Space Leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of any First Priority Obligations and beyond the date of issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such Space Leases, and the options or other such provisions to be contained therein, shall be binding upon Grantor and all persons whose interests in the Collateral are

8

subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any discharge or satisfaction of the First Priority Obligations, satisfaction of any foreclosure decree or deficiency judgment, or issuance of any bill of sale or deed to any purchaser; (iii) to exercise all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Collateral during the whole of such period; and (iv) as may otherwise be granted by the court or under applicable law. Except as otherwise specified in the First Lien Credit Agreement, the receiver shall, upon receipt of authority from the court and upon application to the court from Grantee, apply the net income in his or her hands in payment in whole or in part to: (1) the First Priority Obligations secured hereby or by any judgment or decree foreclosing this Deed, or any imposition or lien which may be or become superior to the lien hereof or of such judgment or decree, provided such application is made prior to foreclosure sale; (2) all rents due or which may become due under the superior lease if this is a leasehold mortgage; and (3) the deficiency judgment, in case of a foreclosure sale and deficiency judgment. Notwithstanding the appointment of any receiver or other custodian, Grantee shall be entitled to the continued possession and control of any cash, deposits or instruments at the time held or payable or deliverable under the terms of this Deed to Grantee and shall apply such proceeds in the manner described in the immediately preceding sentence.
          (c) In any sale under any provision of this Deed or pursuant to any judgment or decree of court, the Collateral, to the extent permitted by law, may be sold in one or more parcels, or as an entirety, and in such order as Grantee may elect, without regard to the right of Grantor or any Person claiming under Grantor to the marshalling of assets. The purchaser at such sale shall take title to the property so sold free and discharged of the estate of Grantor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money; provided, however that if Grantee is the purchaser at such sale, Grantee shall not be so discharged but instead shall apply the purchase money in accordance with this Deed and the First Lien Credit Agreement. Any Person, including, without limitation, Grantee, may purchase at any such sale.
          9. Expenses. In any foreclosure or partial foreclosure of the lien, security title and security interest of this Deed, there shall be allowed and included, as additional indebtedness, all reasonable expenses actually paid or incurred by or on behalf of Grantee in the protection of the Collateral and the exercise of Grantee’s rights and remedies hereunder. Such expenses shall include, without limitation: reasonable attorney’s fees actually incurred (and not as a percentage of indebtedness pursuant to O.C.G.A. Section 13-1-11), appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, survey costs, and costs of procuring all abstracts of title, title searches and examinations, title insurance policies, and any similar data and assurances with respect to title to the Collateral as Grantee may reasonably deem necessary either to prosecute or prepare for such foreclosure or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Collateral. All such expenses shall be due and payable by Grantor upon demand with interest thereon at the Default Rate.
          10. Right of Possession. To the fullest extent permitted by applicable law, following the occurrence of an Event of Default and during the continuance thereof, Grantor shall, immediately upon Grantee’s demand, surrender to Grantee, and Grantee shall be entitled to

9

take actual possession of the Collateral or any part thereof, personally or by its agent or attorneys. To the extent permitted by applicable law, Grantee may enter upon and take and maintain possession or may apply to the court in which a foreclosure is pending to be placed in possession of all or any part of the Collateral, together with all documents, books, records, papers, and accounts of Grantor or the then owner of the Collateral relating thereto, and exclude Grantor, such owner, and any agents and servants from the Collateral. As attorney-in-fact or agent of Grantor or such owner, or in its own name Grantee may hold, operate, manage, and control all or any part of the Collateral, either personally or by its agents. Grantee shall have full power to use such measures, legal or equitable, as it may deem proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Collateral, including actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Grantor.
          11. Application of Proceeds. Grantor agrees that Grantee shall apply any proceeds from the disposition of any of the Collateral following an Event of Default first, to pay the costs incurred in the exercise of any remedies under this Deed, and second, in accordance with Section 2.17(b) of the First Lien Credit Agreement and the Intercreditor Agreement.
          12. Withdrawal or Discontinuance of Proceedings. In case Grantee shall have proceeded to enforce any right, power or remedy under this Deed by foreclosure, entry or otherwise or in the event Grantee shall have commenced advertising the intended exercise of the right of foreclosure provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Grantee, then in every such case (i) Grantor and Grantee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken, (iii) each and every Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall and shall be deemed to be a continuing Default, and (iv) this Deed, the First Priority Obligations and all other indebtedness secured by this Deed, or any other instrument concerned therewith, shall not be and shall not be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment, and Grantor hereby expressly waives the benefit of any statute or rule of law now provided (including, without limitation, Official Code of Georgia Section 44-14-85), or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.
          13. Waiver of Statutory Rights. GRANTOR SHALL NOT APPLY FOR OR AVAIL ITSELF OF ANY APPRAISEMENT, VALUATION, REDEMPTION, STAY, EXTENSION, OR EXEMPTION LAWS, OR ANY SO-CALLED “MORATORIUM LAWS,” NOW EXISTING OR HEREAFTER ENACTED, IN ORDER TO PREVENT OR HINDER THE ENFORCEMENT OR FORECLOSURE OF THIS DEED, AND GRANTOR HEREBY WAIVES THE BENEFIT OF SUCH LAWS. GRANTOR, FOR ITSELF AND ALL WHO MAY CLAIM THROUGH OR UNDER IT, WAIVES ANY AND ALL RIGHTS TO HAVE THE PROPERTY AND ESTATES COMPRISING THE COLLATERAL MARSHALED UPON ANY FORECLOSURE OF THE LIEN, SECURITY TITLE AND SECURITY INTEREST OF THIS DEED, AND AGREES THAT THE COLLATERAL MAY BE SOLD IN ITS ENTIRETY OR IN SUCH PARTS AS GRANTEE MAY ELECT. GRANTOR FURTHER WAIVES ANY AND ALL RIGHTS OF REDEMPTION FROM FORECLOSURE, IF ANY, FOR ITSELF AND ON

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BEHALF OF: (I) ANY TRUST ESTATE OF WHICH THE COLLATERAL IS A PART; (II) ALL BENEFICIALLY INTERESTED PERSONS; (III) EACH AND EVERY PERSON ACQUIRING ANY INTEREST IN OR TITLE TO THE COLLATERAL SUBSEQUENT TO THE DATE OF THIS DEED; AND (IV) ALL OTHER PERSONS TO THE EXTENT PERMITTED BY THE PROVISIONS OF LAWS OF THE STATE IN WHICH THE COLLATERAL IS LOCATED. GRANTOR EXPRESSLY ACKNOWLEDGES THE RIGHT OF GRANTEE TO ACCELERATE THE INDEBTEDNESS SECURED HEREBY AS PROVIDED HEREIN AND IN THE FIRST LIEN CREDIT AGREEMENT AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE COLLATERAL BY NON-JUDICIAL FORECLOSURE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS DEED OR THE OTHER LOAN DOCUMENTS.
          14. Effect of Judgment. The obtaining of any judgment by Grantee and any levy of any execution under any judgment upon the Collateral shall not affect in any manner or to any extent the lien, security title and security interest created by this Deed in or upon the Collateral or any part thereof, or any liens, powers, rights and remedies of Grantee hereunder, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.
          15. Remedies Cumulative. Each of the remedies provided herein are cumulative and not exclusive of any remedies provided by (a) law or (b) any of the other Loan Documents.
          16. Notices. All notices, demands, consents, statements, requests, approvals and other communications hereunder (collectively, “Notices”) shall be in writing. All Notices shall be given in the manner provided in the First Lien Credit Agreement.
          17. Time of Essence. Time is of the essence in this Deed.
          18. Deed in Trust. If title to the Collateral or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction against the creation of any lien on the Collateral shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.
          19. Amendments; Etc. This Deed cannot be terminated, cancelled, modified, amended, supplemented, waived or discharged except by an instrument in writing, duly acknowledged in form for recording signed by Grantor and Grantee and in compliance with the Intercreditor Agreement.
          20. Successors and Assigns. The provisions of this Deed shall run with the Land and shall bind Grantor, its successors and assigns, and all subsequent encumbrances, tenants and subtenants of the Collateral (or any portion thereof), and shall inure to the benefit of Grantee, its successors and assigns.

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          21. Severability. If any provision of this Deed or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid and/or unenforceable, the remainder of this Deed or the application of such provision to Persons or circumstances other than those as to which it is illegal, invalid and/or unenforceable, as the case may be, shall not be affected, and each provision of this Deed shall be legal, valid and enforceable to the extent permitted by law. The illegality, invalidity and/or unenforceability of any provision of this Deed in any jurisdiction shall not affect the legality, validity and/or enforceability thereof in any other jurisdiction.
          22. Merger. This Deed, the First Lien Credit Agreement and the other Loan Documents constitute the entire understanding between Grantor and Grantee with respect to the transactions contemplated by this Deed, and any and all other agreements, understandings and statements (oral or written) between Grantor and Grantee in connection therewith are merged into this Deed, the First Lien Credit Agreement and the other Loan Documents.
          23. Future Advances. This Deed shall secure the payment of all loans, monies, credit and other First Priority Obligations, whether the entire amount shall have been advanced at the date hereof or at a later date, or having been advanced, shall have been repaid in part and further advances made at a later date, and whether or not related to the original advances, together with the specified interest thereon all in accordance with the terms of the First Lien Credit Agreement or any of the other Loan Documents. It is understood that at any time before the cancellation and release of this Deed, the terms of the First Lien Credit Agreement or any of the other Loan Documents, including the terms of repayment, may from time to time be modified or amended in writing by the parties thereto to include or provide for additional or future advances and this Deed shall secure all such additional or future advances. This Deed secures repayment of, among other things: (1) revolving credit advances which may be extended under the First Lien Credit Agreement, and (2) various advances made by the Lenders, or any Lender, as a result of draws from time to time under various Letters of Credit to be issued under the terms of the First Lien Credit Agreement for the account of Grantor whether such obligations are repayable immediately or are treated as revolving credit advances. The priority of the lien of this Deed securing all advances referred to in this Section shall be the same as the priority of the lien of this Deed securing First Priority Obligations outstanding on the date hereof.
          24. Conflict. In the event of express and direct contradiction between any of the provisions of the First Lien Credit Agreement and any of the provisions contained herein, the provisions in the First Lien Credit Agreement shall control.
          25. Last Dollar. The First Priority Obligations secured by this Deed shall be reduced only by the last and final sums that Grantor repays with respect to the Loans and shall not be reduced by any intervening repayments of the Loans by Grantor, except as may otherwise be permitted herein. Such intervening payments shall instead be deemed to reduce only such portions of the First Priority Obligations as are not secured by this Deed. As of the date of recording of this Deed, the outstanding principal balance of the Loans exceeds the amount of the maximum principal amount secured by this Deed, so that the maximum principal amount secured by this Deed represents only a portion of the First Priority Obligations actually outstanding.

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          26. Release. (a) This Deed shall terminate when the First Priority Obligations Payment Date shall have occurred. Upon termination of this Deed, Grantee shall promptly execute, acknowledge and deliver to Grantor (i) an instrument, in proper form for recording, without warranty, reconveying to Grantor the Property and (ii) any other termination statements or instruments which Grantor shall reasonably request to evidence such termination. Upon such recording, this Deed and the estate, right and interest of Grantee in and to the Property shall be cancelled and thereafter be of no further force and effect.
          (b) Notwithstanding anything to the contrary herein, at any time and from time to time at the request of Grantor, prior to the occurrence of the First Priority Obligations Payment Date in connection with any sale or transfer of such Collateral permitted under the Loan Documents or upon the effectiveness of any written consent by Grantee or the requisite Lenders as provided under the First Lien Credit Agreement, to the release of the lien and security interest granted hereby in any or all of the Collateral, the estate, right and interest of Grantee in and to the Collateral shall be automatically cancelled and reconveyed to Grantor and Grantee shall execute, acknowledge and deliver to Grantor (i) an instrument, in proper form for recording, without warranty, reconveying to Grantor such portion of the Collateral and (ii) any other termination statements or instruments which Grantor shall reasonably request to evidence such termination. Upon such recording, the estate, right and interest of Grantee in and to such portion of the Collateral shall be cancelled and thereafter be of no further force and effect.
          27. Security Agreement under Uniform Commercial Code. It is the intention of the parties hereto that this Deed shall constitute a “security agreement” within the meaning of the Uniform Commercial Code of the State of Georgia, or if the perfection or nonperfection or priority of a Lien in any Collateral is governed by the Uniform Commercial Code in effect in another jurisdiction, such other Uniform Commercial Code (the “Code”) with respect to any part of the Collateral which may or might now or hereafter be deemed to be Personal Property. All of Grantor’s right, title and interest in the Personal Property is hereby assigned to Grantee to secure the payment of the First Priority Obligations. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Grantee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property or any part thereof. The remedies of Grantee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of Grantee, including having the Personal Property deemed part of the realty upon any foreclosure so long as any part of the First Priority Obligations remains unsatisfied. Grantor hereby authorizes Grantee to cause to be recorded in the County where the Land is located, as well as the applicable offices of the applicable jurisdiction, such financing statements and fixture filings as shall be necessary in order to perfect and preserve the priority of Grantee’s lien upon the Personal Property.
          28. Grantee’s Fees and Expenses; Indemnification. (a) Without duplication of any fees or expenses provided for under the First Lien Credit Agreement and the other Loan Documents, Grantor agrees to pay to Grantee within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which

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Grantee may incur in connection with (i) the administration of this Deed, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of Grantee hereunder, or (iv) the failure of Grantor to perform or observe any of the provisions hereof.
     (b) Without duplication of any indemnification obligations provided for under the First Lien Credit Agreement and the other Loan Documents, Grantor agrees to indemnify Grantee and the other First Priority Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery, or performance of this Deed or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not the First Priority Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to Grantee, the other First Priority Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of Grantee, the other First Priority Secured Parties or such Indemnitee.
     (c) Any such amounts payable as provided hereunder shall be additional First Priority Obligations secured hereby. The provisions of this Section 28 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Letters of Credit and the Total Revolving Commitment or the invalidity or unenforceability of any term or provision of this Deed. All amounts due under this Section 28 shall be payable within 30 days of written demand (including back-up documentation supporting such reimbursement request) to Grantor given in accordance with Section 16 hereof.
          29. Additional Provisions. Notwithstanding anything contained herein to the contrary:
          (a) Where any provision of this Deed is inconsistent with any provision of Georgia law regulating the creation or enforcement of a lien, security title, or security interest in real or personal property including, but not by way of limitation, the Code, as amended, modified and/or replaced from time to time, the provisions of Georgia law shall take precedence over the provisions of this Deed, but shall not invalidate or render unenforceable any other provisions of this Deed that can be construed in a manner consistent with Georgia law. The words “lien of this Deed” or words of similar import shall mean the lien, security title and security interest created and conveyed by this Deed.
          (b) To the extent the laws of the State of Georgia limit (i) the availability of the exercise of any of the remedies set forth in this Deed, including without limitation the remedies involving a power of sale on the part of Grantee and/or the Lenders and the right of Grantee and the Lenders to exercise self-help in connection with the enforcement of the terms of this Deed, or (ii) the enforcement of waivers and indemnities made by Grantor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Deed to the

14

contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Deed.
          (c) Nothing in this Deed shall be deemed to be a waiver by Grantor of the time limitations on issuance of process set out in the Official Code of Georgia or the Rules and Regulations of the State of Georgia.
          (d) To the fullest extent permitted by applicable law, the lien, security interest and security title of this Deed with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Deed otherwise would be entitled as of the date this Deed is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after the Deed is executed.
          (e) Even though the lien, security title and security interest of this Deed shall be released from the Collateral subject to Article I, any of the terms and provisions of this Deed that are expressly intended to survive, shall nevertheless survive the release or satisfaction of this Deed whether voluntarily granted by Grantee or the Lenders, as a result of a judicial or non-judicial foreclosure of this Deed or in the event a deed in lieu of foreclosure is granted by Grantor to Grantee and/or the Lenders.
          (f) Any receiver appointed under this Deed shall have all of the usual powers and duties of receivers pursuant to Georgia common and statutory law, including, but not limited to, Official Code of Georgia Sections 9-8-1 through 9-8-14, as amended, modified and/or replaced from time to time.
          (g) It is the intent of the parties to secure payment of the First Priority Obligations. The total amount of the First Priority Obligations may decrease or increase from time to time. It is expressly agreed that the First Priority Obligations may from time to time be reduced to a zero balance without such repayment operating to extinguish or release the lien, security title and security interest created by this Deed. This Deed shall remain in full force and effect as to any subsequent future advances made after the zero balance without loss of any priority until the First Priority Obligations are paid in full and satisfied and all agreements between Grantor and Grantee for further advances have been terminated and this Deed released of record.
          30. Compliance with Applicable Law. Anything elsewhere herein contained to the contrary notwithstanding,
          (a) Non-Residential Status of Secured Collateral. Grantor represents and warrants to Grantee and the other Secured Parties that none of the Collateral is to be used as a dwelling place by Grantor at the time this Deed is entered into and, accordingly, the notice requirement of O.C.G.A. §§44-14-162.2 and 44-14-162.3 shall not be applicable to any exercise of the power of sale contained in this Deed.

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          (b) Commercial Transaction. The interest of Grantee hereunder and the obligations of Grantor for the First Priority Obligations arise from the “commercial transaction” within the meaning of O.C.G.A. § 44-14-260(1). Accordingly, pursuant to O.C.G.A. § 44-14-263, Grantor waives any and all rights which Grantor may have to notice prior to seizure by Grantee of any interest in personal property of Grantor which constitutes part of the Collateral, whether such seizure is by writ of possession or otherwise, and also waives the requirement for any bond in connection with any writ of immediate possession sought by Grantee.
          (c) All agreements between Grantor and Grantee are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Grantee exceed the highest lawful rate of interest permissible under the laws of the State of Georgia. If, from any circumstances whatsoever, fulfillment of any provision hereof or in the Loan Documents at the time performance of such provision shall be due, shall involve the payment of interest exceeding the highest rate of interest permitted by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Georgia; and if for any reason whatsoever Grantee shall ever receive as interest an amount which would be deemed unlawful such interest shall be applied to the payment of the last maturing installment or installments of the First Priority Obligations (whether or not then due and payable) and not to the payment of interest.
          31. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Deed, the Liens and rights granted pursuant to this Deed shall be as set forth in, and subject to the terms and conditions of, the Intercreditor Agreement. In the event of any conflict between this Deed and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to Grantee hereunder or under any other Loan Document shall be exercised by Grantee, and no direction shall be given by Grantee in contravention of the Intercreditor Agreement
(SIGNATURE PAGE FOLLOWS)

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          IN WITNESS WHEREOF, the undersigned, by its duly elected officers and pursuant to proper authority of its board of directors has duly executed, sealed, acknowledged and delivered this instrument under seal as of the date indicated, which instrument is intended to be effective as of said date.

Signed, sealed and delivered in the presence of:	GRANTOR:

DELTA AIR LINES, INC., a
Unofficial Witness	Delaware	corporation

By:

Notary Public		Name:
Title:
My Commission Expires:

[NOTARIAL SEAL]		[AFFIX CORPORATE SEAL]

SCHEDULE A
LEGAL DESCRIPTION
Parcel 1, A-3 Building and parking:
Tract 1:
Tax parcel 14 -0127-LL-111-5
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, 14th District, Fulton County, Georgia, and being more particularly described as follows:
BEGIN at a pk nail found at the intersection of the northerly right-of-way line of International Boulevard, having a 50' wide right-of-way, and the common line between that parcel now or formerly owned by Hospitality Properties, Inc. and that parcel described herein, said pk nail being the POINT OF BEGINNING; THENCE run along said common property line, North 33 degrees 09 minutes 12 seconds West for a distance of 561.64 feet to a point at the intersection of said common line and the southerly right-of-way line of Interstate Highway 85, having a variable width right-of-way; THENCE along said southerly right-of-way line the following courses and distances: THENCE along a curve to the right having a radius of 11309.16 feet and an arc length of 373.41 feet, being subtended by a chord of North 65 degrees 53 minutes 57 seconds East for a distance of 373.40 feet to a point; THENCE North 66 degrees 54 minutes 38 seconds East for a distance of 37.05 feet to a 1" capped pipe found; THENCE leaving said southerly right-of-way line, run South 01 degrees 33 minutes 58 seconds West for a distance of 573.48 feet to a 1/2" rebar found on the northerly right-of-way line of International Boulevard; THENCE run along said northerly right-of-way line South 39 degrees 10 minutes 13 seconds West for a distance of 82.49 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 2.955 acres, as more fully shown and delineated as Tract 1 on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Company, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
Tract 2:
Tax parcels 14 -0127-LL-074-5 and 14 -0127-LL-100-8
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, 14th District, Fulton County, Georgia, and being more particularly described as follows:
COMMENCE at a nail & cap found at the intersection of the westerly right-of-way line of Lang Avenue, having a 40' wide right-of-way, and the southerly right-of-way line of International

Boulevard, having a 50' wide right-of-way; THENCE North 01 degree 58 minutes 20 seconds East for a distance of 25.04 feet to a point in the middle of International Boulevard; THENCE North 01 degree 14 minutes 20 seconds East for a distance of 25.06 feet to a pk nail set on the northerly right-of-way line of International Boulevard, said pk nail being the POINT OF BEGINNING; THENCE run along said northerly right-of-way line along a curve to the left having a radius of 434.26 feet and an arc length of 380.43 feet, being subtended by a chord of South 69 degrees 57 minutes 10 seconds West for a distance of 368.38 feet to a 1/2" rebar found; THENCE North 01 degree 33 minutes 58 seconds East for a distance of 573.48 feet to a 1" capped pipe found on the southerly right-of-way line of Interstate Highway 85, having a variable width right-of-way; THENCE run along said southerly right-of-way line the following courses and distances: THENCE North 66 degrees 54 minutes 40 seconds East for a distance of 330.03 feet to a point, said point being located South 75 degrees 50 minutes 17 seconds West a distance of 0.7 feet from a broken concrete monument found; THENCE South 88 degrees 43 minutes 59 seconds East for a distance of 51.76 feet to a concrete monument found; THENCE South 72 degrees 20 minutes 19 seconds East for a distance of 28.78 feet to a 1/2" rebar set; THENCE leaving said southerly right-of-way line run South 01 degrees 16 minutes 06 seconds West for a distance of 225.15 feet to a point; THENCE South 87 degrees 30 minutes 15 seconds East for a distance of 126.24 feet to a point; THENCE along a curve to the right having a radius of 277.51 feet and an arc length of 30.18 feet, being subtended by a chord of South 84 degrees 59 minutes 45 seconds East for a distance of 30.16 feet to a point; THENCE South 01 degrees 14 minutes 00 seconds West for a distance of 346.72 feet to a 1/2" rebar set on the northerly right-of-way line of Custer Street, having a 50' wide right-of-way; THENCE run along said northerly right-of-way line North 85 degrees 34 minutes 27 seconds West for a distance of 156.53 feet to a pk nail set; THENCE North 88 degrees 12 minutes 27 seconds West for a distance of 40.06 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 6.095 acres, as more fully shown and delineated as Tract 2 on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Company, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
Tract 3:
The northern portion of tax parcel 14 -0127-LL-105-7
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, 14th District, Fulton County, Georgia, and being more particularly described as follows:
BEGIN at a 1/2" rebar found at the intersection of the southerly right-of-way line of Willingham Drive, having a variable width right-of-way, and the westerly right-of-way line of Elkins Street, having a 40' wide right-of-way, said 1/2" rebar being the POINT OF BEGINNING; THENCE run along said westerly right-of-way line the following courses and distances: THENCE South 17 degrees 56 minutes 46 seconds West for a distance of 150.02 feet to a 1/2" rebar set; THENCE

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South 18 degrees 06 minutes 00 seconds West for a distance of 40.01 feet to a 1/2" rebar set; THENCE leaving said westerly right-of-way line, run North 72 degrees 16 minutes 20 seconds West for a distance of 152.40 feet to a point; THENCE North 72 degrees 16 minutes 10 seconds West for a distance of 99.28 feet to a point; THENCE along a curve to the left having a radius of 277.51 feet and an arc length of 59.63 feet, being subtended by a chord of North 75 degrees 46 minutes 16 seconds West for a distance of 59.52 feet to a point; THENCE along a curve to the left having a radius of 277.51 feet and an arc length of 30.18 feet, being subtended by a chord of North 84 degrees 59 minutes 45 seconds West for a distance of 30.16 feet to a point; THENCE North 87 degrees 30 minutes 15 seconds West for a distance of 126.24 feet to a point; THENCE North 01 degrees 16 minutes 06 seconds East for a distance of 225.15 feet to a 1/2" rebar set on the southerly right-of-way line of Willingham Drive; THENCE along said southerly right-of-way line the following courses and distances: THENCE South 72 degrees 10 minutes 00 seconds East for a distance of 208.08 feet to a 1/2" rebar set; THENCE North 08 degrees 14 minutes 20 seconds East for a distance of 19.03 feet to a 1/2" rebar set; THENCE South 72 degrees 01 minutes 50 seconds East for a distance of 171.95 feet to a 1/2" rebar set; THENCE South 72 degrees 13 minutes 33 seconds East for a distance of 150.05 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 2.201 acres, as more fully shown and delineated as Tract 3 on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Company, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
Tract 4:
The southern portion of tax parcel 14 -0127-LL-105-7
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, 14th District, Fulton County, Georgia, and being more particularly described as follows:
BEGIN at a 1/2" rebar found at the intersection of the westerly right-of-way line of Elkins Street, having a 40' wide right-of-way, and the northerly right-of-way line of Custer Street, having a 50' wide right-of-way, said 1/2" rebar being the POINT OF BEGINNING; THENCE along said northerly right-of-way line the following courses and distances: THENCE along a curve to the left having a radius of 608.68 feet and an arc length of 103.64 feet, being subtended by a chord of North 77 degrees 25 minutes 50 seconds West for a distance of 103.51 feet to a point; THENCE North 86 degrees 07 minutes 40 seconds West for a distance of 111.97 feet to a point; THENCE leaving said northerly right-of-way line, run North 01 degrees 14 minutes 00 seconds East for a distance of 346.72 feet to a point; THENCE along a curve to the right having a radius of 277.51 feet and an arc length of 59.63 feet, being subtended by a chord of South 75 degrees 46 minutes 16 seconds East for a distance of 59.52 feet to a point; THENCE South 72 degrees 16 minutes 10 seconds East for a distance of 99.28 feet to a point; THENCE South 72 degrees 16 minutes 20 seconds East for a distance of 152.40 feet to a point on the westerly right-of-way line

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of Elkins Street; THENCE along said westerly right-of-way line, South 17 degrees 53 minutes 20 seconds West for a distance of 299.96 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 1.908 acres, as more fully shown and delineated as Tract 4 on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Company, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
Parcel 2, A-4 Software Testing Building:
Tax parcel 14 -0098-LL-022-9
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 97 and 98, 14th District, Fulton County, Georgia, and being more particularly described as follows:
COMMENCING at a point at the intersection of the northwesterly right-of-way of Atlanta Avenue (right-of-way varies) and the southwesterly right-of-way of Doug Davis Drive (65 feet right-of-way); proceeding thence northwesterly along said right-of-way of Doug Davis Drive a distance of 260.76 feet to 3/8" rebar found, said point being the POINT OF BEGINNING; thence leaving said right-of-way of Doug Davis Drive and proceeding South 31 degrees 47 minutes 51 seconds West a distance of 452.92 feet to a 5/8" rebar found on the northerly right-of-way of Airport Loop Road (right-of-way varies), said rebar found 0.36 feet South and 0.82 feet East from 1/2" rebar found; thence proceeding along said right-of-way of Airport Loop Road North 58 degrees 09 minutes 50 seconds West a distance of 250.00 feet to a 5/8" rebar found; thence leaving said right-of-way of Airport Loop Road and proceeding North 31 degrees 47 minutes 51 seconds East a distance of 452.78 feet to a 5/8" rebar found on the southwesterly right-of-way of Doug Davis Drive; thence proceeding South 58 degrees 11 minutes 48 seconds East a distance of 250.00 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 113,213 square feet or 2.5990 acres, as more fully shown and delineated on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company, and Lawyers Title Insurance Corporation, prepared by Jon G. Adams, Georgia Registered Land Surveyor No. 2768 of Travis Pruitt and Associates, Inc., dated November 19, 2004, revised November 23, 2004.
Parcel 3, Reliability Center:
Tax parcel 14 -0098-LL-023-7
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 97 and 98, 14th District, Fulton County, Georgia, and being more particularly described as follows:

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COMMENCING at a point at the intersection of the northwesterly right-of-way of Atlanta Avenue (right-of-way varies) and the southwesterly right-of-way of Doug Davis Drive (65 feet right-of-way); proceeding thence northwesterly along said right-of-way of Doug Davis Drive a distance of 260.76 feet to 3/8" rebar found; thence continuing along said right-of-way of Doug Davis Drive North 58 degrees 11 minutes 48 seconds West a distance of 250.00 feet to a 5/8" rebar found, said point being the POINT OF BEGINNING; thence leaving said right-of-way of Doug Davis Drive and proceeding South 31 degrees 47 minutes 51 seconds West a distance of 452.78 feet to a 5/8" rebar found on the northerly right-of-way of Airport Loop Road (right-of-way varies); thence proceeding along said right-of-way of Airport Loop Road North 58 degrees 09 minutes 50 seconds West a distance of 914.38 feet to a 1/2" rebar found; thence leaving said right-of-way of Airport Loop Road and proceeding North 31 degrees 40 minutes 39 seconds East a distance of 452.26 feet to a 1/2" rebar found on the southwesterly right-of-way of Doug Davis Drive; thence proceeding along said right-of-way of Doug Davis Drive South 58 degrees 11 minutes 48 seconds East a distance of 915.33 feet to the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 413,989 square feet or 9.5038 acres, as more fully shown and delineated on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Corporation, prepared by Jon G. Adams, Georgia Registered Land Surveyor No. 2768 of Travis Pruitt and Associates, Inc., dated November 19, 2004, revised November 23, 2004.
Parcel 4, Reservations Center:
Tax parcels 14 -0098-LL-031-0 and 14 -0098-0006-047-9
ALL THAT TRACT or parcel of land lying and being in Land Lot 98 of the 14th District, City of Hapeville, Fulton County, Georgia, and being more particularly described as follows:
BEGIN at a brass right-of-way marker found, Marked AP104, on the northeastern right-of-way line of Doug Davis Drive (having a 65 foot right-of-way width), said brass marker being North 1330864.2320 East 2220756.8840 on the Georgia State Plane Coordinate System, North American Datum of 1983, thence leaving said northeastern right-of-way line, run in a generally northeasterly direction along the southeastern boundary line of property now or formerly owned by Delta Air Lines, Inc., the following courses and distances: North 43 degrees 28 minutes 23 seconds East a distance of 153.78 feet to an iron pin found; North 22 degrees 53 minutes 04 seconds East a distance of 49.53 feet to a point; North 42 degrees 14 minutes 42 seconds East a distance of 184.99 feet to a point; thence continuing along said southeastern boundary line of property now or formerly owned by Delta Air Lines, Inc., North 42 degrees 26 minutes 56 seconds East a distance of 643.57 feet to a point, thence leaving said boundary lines of property, run South 54 degrees 21 minutes 55 seconds East a distance of 67.53 feet to a point; thence North 40 degrees 40 minutes 28 seconds East a distance of 170.75 feet to a point on the southwestern right-of-way line of Central Avenue (having a variable right-of-way width); run thence along said southwestern right-of-way line in a generally southeasterly direction, the

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following courses and distances: South 54 degrees 54 minutes 58 seconds East a distance of 61.15 feet to a point; South 38 degrees 10 minutes 18 seconds West a distance of 25.03 feet to a point; South 54 degrees 46 minutes 24 seconds East a distance of 40.06 feet to a point; thence along the southwestern right-of-way line of Central Avenue, South 54 degrees 46 minutes 24 seconds East a distance of 191.63 feet to an iron pin found; thence along the southwestern right-of-way line of Central Avenue, South 54 degrees 46 minutes 24 seconds East a distance of 497.29 feet to an iron pin set; thence leaving said southwestern right-of-way line, run along the northwestern boundary line of property now or formerly a “City Park” South 35 degrees 13 minutes 31 seconds West a distance of 239.53 feet to an iron pin set, run thence along the northern and western boundary line of property now or formerly owned by First National Bank of Atlanta in a generally northwesterly, southwesterly and southeasterly direction the following courses and distances: North 88 degrees 59 minutes 11 seconds West a distance of 78.48 feet to an iron pin found; North 73 degrees 57 minutes 36 seconds West a distance of 54.39 feet to an iron pin found; South 76 degrees 51 minutes 42 seconds West a distance of 147.41 feet to an iron pin found; South 70 degrees 23 minutes 26 seconds West a distance of 64.07 feet to an iron pin found; South 67 degrees 47 minutes 00 seconds West a distance of 72.40 feet to an iron pin found; South 74 degrees 31 minutes 22 seconds West a distance of 249.00 feet to an iron pin found; South 16 degrees 44 minutes 46 seconds West a distance of 154.29 feet to an iron pin found; South 03 degrees 13 minutes 44 seconds East a distance of 210.34 feet to an iron pin found; and South 32 degrees 01 minutes 39 seconds West a distance of 96.77 feet to an iron pin found on the northeastern right-of-way line of Doug Davis Drive run thence along said northeastern right-of-way line in a generally northwesterly direction, the following courses and distances: North 58 degrees 04 minutes 40 seconds West a distance of 534.66 feet to an iron pin found and North 58 degrees 04 minutes 30 seconds West a distance of 191.35 feet to a brass right-of-way marker found, marked AP104, said brass marker being the POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 17.97065 acres, as more fully shown and delineated on that ALTA/ACSM Land Title Survey entitled “Delta Reservations Center, 700 South Central Avenue” for Delta Air Lines, Inc., General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Chicago Title Insurance Company and Lawyers Title Insurance Corporation, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
Parcel 9 (East of Lang Ave.), Tract One:
Tax parcel 14 -0127-LL-112-3
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, District 14, Fulton County, Georgia, and being more particularly described as follows:
BEGINNING at a nail set located at the intersection of the easterly right-of-way (R/W) of Lang Avenue (40'R/W) with the southerly R/W of Custer Street (50'R/W); THENCE continue along the southerly R/W of Custer Street S86°11'25"E 167.62' to an IPF; THENCE leaving said R/W

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S01°44'10"W 150.88' to a nail set; THENCE S87°41'00"E 166.50' to a nail set located on the westerly R/W of Elkins Street 40'R/W; THENCE continue along said R/W along a curve to the left an arc distance of 50.00' (said curve being subtended by a chord bearing of S04°40'10"W and a chord distance of 50.00' having a radius of 1,020.63') to a point; THENCE continue along said R/W S03°29'20"W 49.97' to a point; THENCE continue along said R/W S02°23'30"W 49.97' to a point; THENCE continue along said R/W S02° 34'30"W 49.94' to a nail set; THENCE leaving said R/W N87°36'15"W 162.50' to an IPF; THENCE continue N87°35'42"W 166.39' to a nail set located on the easterly R/W of Lang Avenue; THENCE continue along the easterly R/W of Lang Avenue N02°00'00"E 198.80' to an IPF; THENCE continue along said R/W N01°29'30"E 155.80' to a nail set and the Point of Beginning.
SAID TRACT OR PARCEL OF LAND contains 2.101 acres, as more fully shown and delineated as Parcel 9 (East of Lang Ave.), Tract One, on that ALTA/ACSM Land Title Survey for Delta Air Lines, Inc., General Electric Capital Corporation, as Collateral Agent, American Express Travel Related Services Company, Inc., as Collateral Agent, Lawyers Title Insurance Corporation, Chicago Title Insurance Company and LandAmerica National Commercial Services, prepared by George M. Venable, Jr., Georgia Registered Land Surveyor No. 1331 of Bostwick, Duke, Harper & Worthy, Inc., dated November 16, 2004, revised November 23, 2004.
Parcel 9 (East of Lang Ave.), Tract Two:
Tax parcel 14 -0127-LL-113-1
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 127, District 14, Fulton County, Georgia, and being more particularly described as follows:
Commence at a nail set located at the intersection of the easterly right-of-way (R/W) of Lang Avenue (40'R/W) with the southerly R/W of Custer Street (50'R/W); THENCE continue along the southerly R/W of Custer Street S86°11'25"E 167.62' to an IPF and the POINT OF BEGINNING; THENCE continue along said R/W S88°34'09"E 50.35' to a nail set; THENCE Continue along said R/W on a curve to the right an arc distance of 140.74' (said curve being subtended by a chord bearing of S79°30'11"E and a chord distance of 140.47' having a radius of 652.48') to an IPF located at intersection of the southerly R/W of Custer Street with the westerly R/W of Elkins Street (40'R/W); THENCE along the westerly R/W of Elkins Street along a curve to the left an arc distance of 133.51' (said curve being subtended by a chord bearing of S11°31'46"W and a chord distance of 133.38' having a radius of 892.60') to a nail set; THENCE leaving said R/W N87°41'00"W 166.50' to a nail set; THENCE N01°44'10"E 150.88' to an IPF located on the southerly R/W of Custer Street and the Point of Beginning.
SAID TRACT OR PARCEL OF LAND contains 0.595 acres, as more fully shown and delineated as Parcel 9 (East of Lang Ave.), Tract Two, on that ALTA/ACSM Land Title Survey for Delta Air Lines, Inc., General Electric Capital Corporation, as Collateral Agent, American Express Travel Related Services Company, Inc., as Collateral Agent, Lawyers Title Insurance Corporation, Chicago Title Insurance Company and LandAmerica National Commercial

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Services, prepared by George M. Venable, Jr., Georgia Registered Land Surveyor No. 1331 of Bostwick, Duke, Harper & Worthy, Inc., dated November 16, 2004, revised November 23, 2004.
Parcel 7, Camp Creek Employee Parking Lot and Access Easement:
Camp Creek Employee Parking Lot:
Tax parcels 13 -0005-LL-001-7 and 13 -0005-LL-004-1
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 5, 13th District, Fulton County Georgia and being more particularly described as follows:
BEGINNING at a 1-inch open top found at the intersection of the northern right-of-way line First Avenue (50 foot R/W) and the former eastern right-of-way line of Alcott Place (50 foot R/W) (said point of beginning having a Georgia State Plane (West Zone) NAD 1983 value of north 1324738.53 and east 2205719.90); thence along said eastern right-of-way line North 17 degrees 44 minutes 17 seconds West a distance of 682.52 feet to a iron pin set; thence leaving said right-of-way line North 88 degrees 14 minutes 22 seconds East a distance of 225.08 feet to a iron pin set; thence North 41 degrees 57 minutes 59 seconds East a distance of 490.58 feet to a iron pin set; thence South 48 degrees 10 minutes 02 seconds East a distance of 40.50 feet to a iron pin set; thence North 41 degrees 57 minutes 59 seconds East a distance of 98.77 feet to a iron pin set; thence North 48 degrees 10 minutes 02 seconds West a distance of 40.50 feet to a iron pin set; thence North 41 degrees 57 minutes 59 seconds East a distance of 336.04 feet to a iron pin set; thence North 01 degrees 45 minutes 38 seconds West a distance 316.62 feet to a iron pin set; thence North 38 degrees 32 minutes 09 seconds West a distance of 256.40 feet to an iron pin set; thence North 01 degrees 45 minutes 38 seconds West a distance of 41.76 feet to a iron pin set; thence North 38 degrees 32 minutes 09 seconds West a distance of 396.02 feet to an iron pin set; thence North 29 degrees 25 minutes 41 seconds West a distance of 204.83 feet to an iron pin set; thence along the arc of a curve to the right (said curve having a radius of 29.30 feet with a chord length of 50.56 feet on a bearing of North 30 degrees 12 minutes 07 seconds East) an arc distance of 60.99 feet to a iron pin set on the southern right-of-way line of Northwest Drive (50 foot R/W); thence along said right-of-way line North 89 degrees 49 minutes 55 seconds East a distance of 365.00 feet to a iron pin set; thence leaving said right-of-way line South 15 degrees 10 minutes 33 seconds East a distance of 173.87 feet to a iron pin set; thence South 89 degrees 53 minutes 25 seconds East a distance of 70.03 feet to an iron pin set; thence North 22 degrees 32 minutes 55 seconds East a distance of 182.43 feet to an iron pin set on the southern right-of-way line of said Northwest Drive; thence along said right-of-way line North 89 degrees 49 minutes 55 seconds East a distance of 268.38 feet to an iron pin set; thence leaving said right-of-way line South 00 degrees 32 minutes 07 seconds East a distance of 33.09 feet to an iron pin set; thence along the arc of a curve to the right (said curve having a radius of 350.00 feet with a chord length of 478.49 feet on a bearing of South 44 degrees 52 minutes 56 seconds East) an arc distance of 526.83 feet to a iron pin set; thence South 01 degrees 45 minutes 38 seconds East a distance of 243.54 feet to an iron pin set; thence South 88 degrees 14 minutes 22 seconds West a distance of 24.00 feet to an iron pin set; thence South 01 degrees 45 minutes 38 seconds East a distance of 1829.99 feet to an iron pin set on the northern right-of-way line of said First Avenue;

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thence along said right-of-way line South 88 degrees 14 minutes 22 seconds West a distance of 91.00 feet to an iron pin set; thence along said right-of-way line North 89 degrees 49 minutes 34 seconds West a distance of 150.15 feet to an iron pin set; thence along said right-of-way line North 89 degrees 29 minutes 41 seconds West a distance of 1098.02 feet to a 1-inch open top found and the TRUE POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 57.558 acres, as more fully shown and delineated on that Property Survey for Delta Air Lines, Inc., entitled “Delta Parking Lot,” prepared by Chester M. Smith, Jr., Georgia Registered Land Surveyor No. 1445 of Metro Engineering and Surveying Co., Inc., dated November 5, 2004, revised November 23, 2004.
Access Easement:
TOGETHER WITH the Access Easement appurtenant to the foregoing Parcel 7 by virtue of that Limited Warranty Deed from Gateway Airport Associates, L.P. to Delta Air Lines, Inc., dated March 21, 1997, filed March 24, 1997, recorded in Deed Book 22352, Page 255, aforesaid records, over and across the following Access Easement Area:
ALL THAT TRACT OR PARCEL OF LAND, lying and being in Land Lot 5 of the 13th District of Fulton County, Georgia being more particularly described as follows:
Commencing at the former intersection of the northeasterly right-of-way line of Oak Hill Drive (50 foot right-of-way) and the northern right-of-way line of Northwest Drive (50 foot right-of-way) and running thence in a northeasterly direction along said northern right-of-way line of Northwest Drive a distance of 801.86 feet to a point along the northern right-of-way of Northwest Drive, said point being THE TRUE POINT OF BEGINNING; thence leaving said right-of-way and running North 00 degrees 32 minutes 07 seconds East a distance of 233.45 feet to a point on the southern right-of-way line of Camp Creek Parkway (variable width right-of-way) and also being located on the land lot line common to Land Lot 5 of the 13th District and Land Lot 192 of the 14th District of Fulton County; thence easterly along said right-of-way and common land lot line South 89 degrees 27 minutes 53 seconds East a distance of 100.0 feet to a point; thence leaving said right-of-way and common land lot line and running South 00 degrees 32 Minutes 07 seconds West a distance of 232.22 feet to a point on the northern right of way line of Northwest Drive (50 foot right-of-way); thence running in a southwesterly direction along said right-of-way line a distance of 100.01 feet to a point, said point being the TRUE POINT OF BEGINNING.
SAID ACCESS EASEMENT AREA contains 0.5345 acre, as more fully shown and delineated as Ingress/Egress Drive Easement on that Property Survey for Delta Air Lines, Inc., entitled “Delta Parking Lot,” prepared by Chester M. Smith, Jr., Georgia Registered Land Surveyor No. 1445 of Metro Engineering and Surveying Co., Inc., dated November 5, 2004, revised November 23, 2004.

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3425 & 3429 Elkins Street:
3425 Elkins Street:
Tax parcel 14 -0127-0003-040-2
ALL THAT TRACT OF LAND lying and being in the City of Hapeville, Land Lot 127 of the 14th District of Fulton County, Georgia, being more particularly described as follows:
TO FIND THE TRUE POINT OF BEGINNING, BEGIN at an iron pin found at the intersection of the southern right-of-way line of Orchard Street (40 foot right-of-way) with the western right-of-way line of Elkins Street (40 foot right-of-way), said iron pin located at a point having State Plane Coordinates, Georgia West Zone (NAD 83) of North 1,331,523.97 and East 2,219,436.72, and run thence along said right-of-way of Elkins Street the following courses and distances: North 0 degrees 41 minutes 08 seconds West 40.03 feet to a 1" open top pipe located at the intersection of the northern right-of-way line of Orchard Street (40 foot right-of-way) with the western right-of-way line of Elkins Street (40 foot right-of-way); North 1 degree 39 minutes 42 seconds East 50.04 feet to a 1" crimped top pipe found; North 1 degree 26 minutes 44 seconds East 50.02 feet to a 1" open top pipe found; North 1 degree 10 minutes 23 seconds East 50.00 feet to a computed point, said computed point being the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING as thus established, continue along said right-of-way line of Elkins Street North 1 degree 10 minutes 23 seconds East 50.00 feet to a 1/2" rebar set; thence leave said right-of-way line of Elkins Street and run North 88 degrees 46 minutes 39 seconds West 162.50 feet to a 1/2" rebar found; thence run South 0 degrees 58 minutes 33 seconds West 49.96 feet to a computed point; thence run South 88 degrees 45 minutes 46 seconds East 162.33 feet to the TRUE POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 8,117 square feet, as more fully shown and delineated as 3425 Elkins Street (Lot 89) on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company, and Lawyers Title Insurance Corporation, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.
3429 Elkins Street:
Tax parcel 14 -0127-0003-041-0
ALL THAT TRACT OF LAND lying and being in the City of Hapeville, Land Lot 127 of the 14th District of Fulton County, Georgia, being more particularly described as follows:
TO FIND THE TRUE POINT OF BEGINNING, BEGIN at an iron pin found at the intersection of the southern right-of-way line of Orchard Street (40 foot right-of-way) with the western right-of-way line of Elkins Street (40 foot right-of-way), said iron pin located at a point having State Plane Coordinates, Georgia West Zone (NAD 83) of North 1,331,523.97 and East 2,219,436.72,

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and run thence along said right-of-way of Elkins Street the following courses and distances: North 0 degrees 41 minutes 08 seconds West 40.03 feet to a 1" open top pipe located at the intersection of the northern right-of-way line of Orchard Street (40 foot right-of-way) with the western right-of-way line of Elkins Street (40 foot right-of-way); North 1 degree 39 minutes 42 seconds East 50.04 feet to a 1" crimped top pipe found; North 1 degree 26 minutes 44 seconds East 50.02 feet to a 1" open top pipe found; said open top pipe being the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING as thus established, leave said right-of-way line of Elkins Street and run North 88 degrees 44 minutes 52 seconds West 162.16 feet to a 1/2" rebar found, thence run North 0 degrees 58 minutes 33 seconds East 49.96 feet to a computed point, thence run South 88 degrees 45 minutes 46 seconds East 162.33 feet to a computed point located on said right-of-way line of Elkins Street, thence along said right-of-way line of Elkins Street run South 1 degree 10 minutes 23 seconds West 50.00 feet to the TRUE POINT OF BEGINNING.
SAID TRACT OR PARCEL OF LAND contains 8,109 square feet, as more fully shown and delineated as 3429 Elkins Street (Lot 88) on that ALTA/ACSM Land Title Survey for General Electric Capital Corporation, American Express Travel Related Services Company, Inc., Delta Air Lines, Inc., Chicago Title Insurance Company, and Lawyers Title Insurance Corporation, prepared by R.A. Hathaway, Georgia Registered Land Surveyor No. 1550 of Post, Buckley, Schuh & Jernigan, Inc., dated November 23, 2004.

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EXHIBIT B
          THIS FIRST LIEN SECURITY AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN SECURITY AGREEMENT
          FIRST LIEN SECURITY AGREEMENT, dated as of April 30, 2007 (as this agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), and all of the direct and indirect domestic subsidiaries of the Borrower signatory hereto (the “Guarantors”, and together with the Borrower, the “Grantors”), and JPMORGAN CHASE BANK, N.A., acting as collateral agent (in such capacity, the “Collateral Agent”) on behalf of the First Priority Secured Parties (as defined below).
R E C I T A L S
          WHEREAS, in connection with the execution and delivery of this Agreement, the Grantors are entering into a First Lien Revolving Credit and Guaranty Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors and JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party thereto (the “Lenders”), the Collateral Agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the Lenders; and
          WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the payment in full of all the First Priority Obligations (as defined below); and
          WHEREAS, it is a condition to the making of Loans and the issuance of Letters of Credit (as defined in the Credit Agreement) that the Grantors shall have granted a security interest in and lien on the Collateral as security for the First Priority Obligations; and
          WHEREAS, the parties hereto desire to more fully set forth their respective rights in connection with such security interest and lien;
          NOW, THEREFORE, to secure the prompt and complete payment when due of the First Priority Obligations for the benefit of the Collateral Agent on behalf of the First Priority Secured Parties, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Grantors and the Collateral Agent, on behalf of the First Priority Secured Parties (and each of their respective successors or permitted assigns), hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:
     “Account Debtor” shall mean any Person who is or may become obligated to any Grantor under, with respect to, or on account of an Account.
     “Accounts” shall mean all of any Grantor’s “accounts” as such term is defined in Article 9 of the UCC.
     “Additional Grantor” shall have the meaning given to that term in Section 7.05 of this Agreement.
     “Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent on behalf of the Lenders.
     “Amex/Delta Agreements” shall mean, collectively, (i) that certain Delta American Express Co-Branded Credit Card Program Agreement, dated as of January 1, 2001, originally among Amex, American Express Centurion Bank, the Borrower and DLMS and (ii) that certain Membership Rewards Agreement, dated as of January 1, 2001, among Amex, the Borrower and DLMS, in each case together with all extensions, renewals, amendments, supplements, addenda, modifications, substitutions and replacements thereto and thereof.
     “Borrower” shall have the meaning given to that term in the first paragraph of this Agreement.
     “Card Service Agreement” shall mean that certain Airline Card Service Agreement, dated as of January 1, 2001, between Amex and the Borrower, together with all extensions, renewals, amendments, supplements, addenda, modifications, substitutions and replacements thereto and thereof.
     “Chattel Paper” shall mean all “chattel paper” as such term is defined in Article 9 of the UCC.
     “Collateral” shall mean, subject to Section 2.03 of this Agreement, all of any Grantor’s right, title and interest in and to all of the following: (a) Accounts, (b) Documents, (c) Equipment, (d) Goods, including without limitation, Goods that are or are to become Fixtures, (e) General Intangibles, (f) Inventory, (g) Deposit Accounts, (h) Investment Property, (i) Instruments, (j) Chattel Paper, (k) Commercial Tort Claims listed on Schedule VI (as such schedule may be amended or supplemented from time to time), (l) Letter-of-Credit Rights that

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constitute Supporting Obligations, (m) Supporting Obligations, (n) Intellectual Property, and (o) to the extent not otherwise included, all Proceeds of the foregoing, in each case whether now owned or hereafter acquired and wherever the same may be located; provided, however, that in no event shall “Collateral” include any Excluded Property.
     “Collateral Agent” shall have the meaning given to that term in the first paragraph of this Agreement.
     “Commercial Tort Claims” shall mean all “commercial tort claims”, as such term is defined in Article 9 of the UCC, which are held or owned by any Grantor.
     “Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or which such Grantor otherwise has the right to license, or granting any right to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.
     “Copyrights” shall mean all United States, state and foreign copyrights, including, but not limited to, copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force, and, with respect to any and all of the following: (a) all registrations and recordings thereof and all applications in connection therewith, including, without limitation, registrations, recordings and pending applications for registration in the United States Copyright Office listed on Schedule I, (b) all extensions, continuations, reversions and renewals thereof, (c) all rights corresponding thereto throughout the world, (d) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages thereof, whether now or hereafter due or payable, and (e) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment or other disposition thereof.
     “Credit Agreement” shall have the meaning given to that term in the first paragraph of the recitals to this Agreement.
     “Deposit Account” shall mean a “deposit account” as such term is defined in Article 9 of the UCC.
     “DLMS” shall mean Delta Loyalty Management Services, LLC.
     “Documents” shall mean all “documents” as such term is defined in Article 9 of the UCC.
     “Equipment” shall mean all of any Grantor’s “equipment” as such term is defined in the UCC.
     “Excluded Equipment” shall mean (a) Equipment financed, in whole or in part, by ARB Indebtedness or which secures other Indebtedness permitted to be secured thereby under the Credit Agreement to the extent the granting of a security interest in such Equipment would

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constitute a breach or violation of a valid and effective restriction in favor of a third party or, with respect to any such Equipment financed in whole or in part by ARB Indebtedness, give rise to any valid and effective indemnification obligations or any valid and effective right to terminate or commence the exercise of remedies under such restrictions and (b) aircraft, engines and spare parts to the extent excluded from Article 9 of the UCC; provided, that “Excluded Equipment” shall not include Proceeds, substitutions or replacements of Excluded Equipment (unless such Proceeds, substitutions or replacements would constitute Excluded Equipment, but only to the extent, and for so long as, such restriction is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law).
     “Excluded Equity Interests” shall mean (a) any Equity Interests held by any Grantor in (i) Delta Air Lines, Inc. and Pan American World Airways, Inc., GMBH, (ii) Guardant, Inc., (iii) Aero Assurance Ltd., (iv) New Sky, Ltd., (v) Atlanta Airlines Terminal Corp. and (vi) ARNIC Incorporated and (b) any Margin Stock held by any Grantor.
     “Excluded Property” shall have the meaning set forth in Section 2.03.
     “Excluded SkyMiles Assets” shall mean all right, title and interest of (a) DLMS in the following property, whether now owned or at any time hereafter acquired by it: all Chattel Paper, all Documents, all General Intangibles, all Goods, all Inventory, all Equipment, all Instruments, all Investment Property, all Supporting Obligations and Letter of Credit Rights, and all Proceeds of each of the foregoing, in each case to the extent related to the Amex/Delta Agreements or the Delta SkyMiles program and (b) the Borrower in the Amex/Delta Agreements and the Card Service Agreement; provided, however, that Excluded SkyMiles Assets shall not include any Deposit Account or Securities Account (or any Financial Assets credited to any such account or any Security Entitlements held in any such account).
     “Financial Asset” shall mean a “financial asset” as such term is defined in Article 8 of the UCC.
     “First Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.
     “First Priority Obligations Payment Date” shall have the meaning set forth in the Intercreditor Agreement.
     “First Priority Secured Parties” shall have the meaning set forth in the Intercreditor Agreement.
     “Fixtures” shall mean all “fixtures” as such term is defined in Article 9 of the UCC.
     “General Intangibles” shall mean all of any Grantor’s “general intangibles” as such term is defined in Article 9 of the UCC.
     “Goods” shall have the meaning assigned to such term in Article 9 of the UCC.
     “Grantors” shall have the meaning given to that term in the first paragraph of this Agreement.

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     “Guarantors” shall have the meaning given to that term in the first paragraph of this Agreement.
     “Indemnitee” shall mean, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Affiliates.
     “Instrument” shall mean an “instrument” as such term is defined in Article 9 of the UCC.
     “Intellectual Property” shall mean all intellectual property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, correspondence, confidential or proprietary technical and business information, know-how, show-how or other data or information, all Software and databases and all embodiments or fixations thereof and related documentation, and all other computer materials, created or owned by any Grantor, registrations and franchises, and all additions and improvements.
     “Inventory” shall mean all of any Grantor’s “inventory” as such term is defined in Article 9 of the UCC.
     “Investment Property” shall mean all of any Grantor’s “investment property”, as such term is defined in Article 9 of the UCC.
     “Joinder” shall have the meaning given to that term in Section 7.05 of this Agreement.
     “Lenders” shall have the meaning given to that term in the first paragraph of the recitals to this Agreement.
     “Letter-of-Credit Rights” shall mean any “letter-of-credit right” as such term is defined in Article 9 of the UCC.
     “License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, whether as licensor or licensee (other than those license agreements in existence on the date hereof or entered into after the date hereof, which by their terms prohibit the grant of a security interest by such Grantor as licensee thereunder).
     “Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.
     “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, now or hereafter in force, including, but not limited to each such United States patent registered in the USPTO referred to in Schedule II, and with respect to any and all of the foregoing, (a) all grants thereof and applications therefor including, without limitation, such United States patents and patent applications referred to in Schedule II, (b) all

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reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations of the foregoing, (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements described therein, (e) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (f) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other disposition thereof.
     “Perfection Certificate” shall mean a certificate substantially in the form of Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower and each Guarantor.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.
     “Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC.
     “Securities Account” shall mean a “securities account” as such term is defined in Article 8 of the UCC.
     “Security Entitlement” shall mean a “security entitlement” as such term is defined in Article 8 of the UCC.
     “Security Interest” shall have the meaning given to that term in Section 2.01.
     “Software” shall mean any computer program and any supporting information provided in connection with any transaction relating to any such program.
     “Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Article 9 of the UCC.
     “Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
     “Trademarks” shall mean all United States, state and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the names, likeness, signature and biographical data of natural persons (to the extent any such rights validly exist), now or hereafter in force, including, but not limited to, each such United States trademark registered in the USPTO referred to in Schedule III, and, with respect to any and all of the foregoing: (a) all registrations and recordation thereof and all

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applications in connection therewith including, but not limited to, such United States registrations and applications referred to in Schedule III, (b) all renewals and extensions thereof, (c) the goodwill of the business associated therewith and symbolized thereby, (d) all rights corresponding thereto throughout the world, (e) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (f) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license assignment or other disposition thereof.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
     “USPTO” shall mean the United States Patent and Trademark Office.
     SECTION 1.02. Other Terms. Unless the context otherwise requires, terms used in this Agreement (whether capitalized or not), other than those set forth in Section 1.01 hereof or elsewhere in this Agreement, shall have the meanings given to them in the UCC. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The terms “knowledge” or “aware” or words of similar import shall mean, when used in reference to any Grantor, the actual knowledge of any Responsible Officer. Capitalized terms not defined herein shall have the meanings given to those terms in the Credit Agreement.
ARTICLE II
SECURITY INTERESTS
     SECTION 2.01. Grants of Security Interests. As security for the payment or performance, as the case may be, in full of the First Priority Obligations, each Grantor hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the First Priority Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under the Collateral (the “Security Interest”). Without limiting any of the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings or financing statements describing the Collateral as “all assets (other than Excluded Property)” or “all personal property (other than Excluded Property)” of the debtor or words of similar effect or with greater detail), continuation statements and, with prior notice to the Borrower, filings with the USPTO or United States Copyright Office (or any successor office) for the purpose of perfecting, confirming, continuing, enforcing or protecting its Security Interest in the Collateral, without the signature of any Grantors, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.
     SECTION 2.02. No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Collateral Agent or any other First Priority Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

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     SECTION 2.03. Excluded Property. The security interest granted under Section 2.01 shall not attach to (a) any interests of any of the Grantors in the joint ventures set forth on Schedule V attached hereto and any subsequent joint ventures in which the Grantors invest, but only to the extent that applicable law or the organizational documents (including other applicable agreements among the investors in such joint venture) with respect to any such joint venture (i) do not permit the grant of a security interest in such interest or an assignment of such interest or (ii) require the consent of any third party to permit such grant of a security interest or assignment (and such consent has not been granted), it being understood that as to any such joint venture where the applicable organizational documents (including other agreements among the investors in such joint venture) permit such a grant of a security interest or assignment without the consent of any third party and in accordance with applicable law, such interest in such joint venture shall be included in the Collateral (subject to clause (c) and clause (j) below) and the applicable Grantor shall cause the related certificates, if any, for such joint venture to be delivered to the Collateral Agent within ninety (90) days from the Closing Date (or such longer period as the Collateral Agent may agree), it being further understood that, in any event, the grant of the security interest described in Section 2.01 shall extend to the proceeds (of any kind) of any disposition of any such joint venture interests and all distributions thereon to the extent that the assignment of such proceeds or distributions are not prohibited, (b) applications filed in the USPTO to register trademarks or service marks on the basis of any Grantor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted by the USPTO, whereupon such applications shall be automatically subject to the lien granted herein and deemed included in the Collateral, (c) any of the Securities in each foreign subsidiary of a Grantor in excess of sixty-five percent (65%) of the issued and outstanding Securities of such foreign subsidiary which to the extent applicable shall include any issued and outstanding Securities of such foreign subsidiary pledged under the Pledge Agreement so that collectively no more than 65% of such issued and outstanding stock is pledged notwithstanding the delivery by any Grantor to the Collateral Agent of Securities representing in excess of such percentage, (d) the Excluded Accounts, all Financial Assets credited to such Excluded Accounts and all Security Entitlements held in such Excluded Accounts, (e) the Grantors’ right, title or interest in or to any property or rights in and to which the Collateral Agent has been granted a perfected security interest pursuant to the First Lien Aircraft Mortgage, the First Lien SGR Security Agreement or the First Lien Pledge Agreement, (f) any rights or property acquired under or in connection with a lease, contract, healthcare insurance receivable, property rights agreement or license, so long as the grant of a security interest in such rights or property shall (i) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) require the consent of a third party or constitute or result in a breach or termination pursuant to the terms of, or a default under, any lease, contract, healthcare insurance receivable, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (g) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise, (h) Goods owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien securing an obligation or Capitalized Lease permitted to be incurred pursuant to

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the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such obligation or Capitalized Lease) prohibits the creation of any other Lien on such Goods, (i) any Intellectual Property, including without limitation, intent-to-use trademark applications, for which the creation by a Grantor of a security interest therein is prohibited without the consent of a third party (and such consent has not been obtained) or by law, or would otherwise result in the loss by any Grantor of any material rights therein (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any relevant jurisdiction or any other applicable law or principles of equity), (j) the Excluded Equity Interests, (k) the Excluded Equipment, (l) Excluded SkyMiles Assets, (m) assets that are subject to Liens permitted by Section 6.01(a), (d), (j), (y) or (aa) of the Credit Agreement (or the replacement, extension or renewal of any such Lien pursuant to Section 6.01(s) of the Credit Agreement) and (n) real property interests, farm products, as-extracted collateral or timber to be cut (all of the foregoing, collectively, the “Excluded Property”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          The Grantors jointly and severally represent and warrant to the Collateral Agent and the First Priority Secured Parties that:
     SECTION 3.01. Organization. Except as otherwise changed in accordance with the terms herein, each Grantor’s exact legal name is that which is indicated on the signature pages hereof. Except as otherwise changed in accordance with the terms herein, each Grantor is organized under the laws of the jurisdiction listed on Schedule IV hereto. Except as otherwise changed in accordance with the terms herein, Schedule IV hereto further accurately sets forth each Grantor’s organizational identification number (or accurately states that it has none) and taxpayer identification number.
     SECTION 3.02. Title and Authority. Each Grantor has good title to the Collateral with respect to which it has purported to grant the Security Interest hereunder and has the requisite corporate or limited liability company power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.
     SECTION 3.03. Filings.
          (a) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein as of the date hereof is correct and complete in all material respects. Upon the filing of UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and containing a description of the Collateral in its jurisdiction of incorporation or organization as specified in the Perfection Certificate and payment of the required fees, the Security Interest will constitute a valid and perfected security interest (subject to certain Liens permitted under the Loan Documents) in favor of the Collateral Agent (for the benefit of the First Priority Secured Parties) in all of the Collateral to the extent a

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security interest can be perfected by filing under the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is, or will be, necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.
          (b) Each Grantor represents and warrants that fully executed security agreements in form reasonably satisfactory to the Collateral Agent containing descriptions of all Collateral consisting of United States patents and patent applications and United States trademark registrations (and pending United States trademark registration applications, other than intent-to-use applications) and United States registered Copyrights have been or concurrently herewith are being delivered, or in the case of such Trademarks, will be delivered within 30 days after the Closing Date, to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. Section 261, 15 U.S.C. Section 1060 or 17 U.S.C. Section 205 and the regulations thereunder, as applicable, to protect the validity of and to continue valid and perfected security interests in favor of the Collateral Agent (for the benefit of the First Priority Secured Parties) in respect of such Collateral.
     SECTION 3.04. Validity of Security Interest. The Security Interest constitutes a legal, valid, binding and enforceable security interest in all the Collateral securing the payment of the First Priority Obligations (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor rights generally or by general equity principles).
     SECTION 3.05. Absence of Other Liens. There are no Liens of any nature whatsoever on the Collateral other than Permitted Liens, the Liens permitted pursuant to Section 6.01 of the Credit Agreement (including any waiver or amendment thereto subsequent to the Closing Date) and the Liens in favor of the Collateral Agent and the First Priority Secured Parties pursuant to this Agreement and the other Loan Documents. Except for filings in respect of Liens which have been satisfied and filings that are permitted under Section 6.01 of the Credit Agreement or dispositions permitted by Section 6.10 of the Credit Agreement, the Grantors have not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (b) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the USPTO or the United States Copyright Office or (c) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted pursuant to the Loan Documents.
     SECTION 3.06. Commercial Tort Claims. As of the date hereof, except as specifically described in Schedule VI, no Grantor has any Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor seeking damages in an amount in excess of $5,000,000.

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ARTICLE IV
COVENANTS
     SECTION 4.01. Change of Name; Location of Collateral; Records; Place of Business.
          (a) Each Grantor shall provide the Collateral Agent with at least ten (10) days prior written notice of any change (i) in its name, (ii) in its jurisdiction of organization, (iii) in the location of its chief executive office or (iv) in its Federal Taxpayer Identification Number. Upon any change referred to in the preceding sentence, the Collateral Agent is authorized to make all filings under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have valid, legal and perfected security interests (subject to Liens permitted by the Loan Documents) in all the Collateral.
          (b) Each Grantor agrees to maintain, at its own cost and expense, such materially complete and accurate records with respect to the Collateral owned by it as are consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.
     SECTION 4.02. Protection of Security. Each Grantor shall, at its own cost and expense, take commercially reasonable actions necessary or appropriate to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to the Loan Documents.
     SECTION 4.03. Maintenance of Collateral and Compliance with Laws.
          (a) Except as otherwise expressly permitted by this Agreement or the other Loan Documents, each Grantor, in its reasonable business judgment, agrees to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty and condemnation excepted, and to make or cause to be made all appropriate repairs, renewals and replacements thereof (to the extent such Equipment is not surplus, uneconomical or obsolete), consistent with past practice of such Grantor and as soon as commercially reasonable after the occurrence of any loss or damage thereto, which are necessary or reasonably desirable, except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.
          (b) Each Grantor shall comply in all material respects with all federal, state and local laws, rules, regulations and decrees applicable to the Collateral (except where noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect), provided that a Grantor may contest the validity or applicability thereof in good faith by proper proceedings so long as such contest will not have a Material Adverse Effect.
          (c) Until the First Priority Obligations Payment Date has occurred, at any time when an Event of Default has occurred and is continuing: (i) each Grantor will perform any and all reasonable actions requested in writing by the Collateral Agent to enforce the Collateral Agent’s security interest in the Inventory and/or Equipment constituting Collateral and all of the

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Collateral Agent’s rights hereunder; (ii) the Collateral Agent shall have the right to hold all Inventory subject to the security interests granted hereunder; and (iii) the Collateral Agent shall have the right to take possession of the Inventory constituting Collateral or any part thereof and to maintain such possession on such Grantor’s premises or to remove any or all of such Inventory to such other place or places as the Collateral Agent desires in its sole discretion. If the Collateral Agent exercises its right to take possession of the Inventory constituting Collateral, such Grantor, upon the Collateral Agent’s demand, will assemble such Inventory and make it available to the Collateral Agent at such Grantor’s premises at which it is located.
          (d) Except as otherwise provided in this subsection (d), each Grantor shall continue to collect in accordance with its customary practice, at its own expense, all amounts due or to become due to such Grantor under the Accounts and, prior to the request of the Collateral Agent upon the occurrence and continuance of an Event of Default, such Grantor shall have the right to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon, all in accordance with its customary practices. In connection with such collections, the Grantors may, upon the occurrence and during the continuation of an Event of Default, take (and at the direction of the Collateral Agent shall take) such action as the Grantors or the Collateral Agent may reasonably deem necessary or advisable to enforce collection of the Accounts; provided, that upon written notice by the Collateral Agent to any Grantor, following the occurrence and during the continuation of an Event of Default, of its intention so to do, the Collateral Agent shall have the right to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done until such Event of Default is cured or waived. After receipt by such Grantor of the notice referred to in the proviso to the preceding sentence, and unless and until such notice is rescinded by the Collateral Agent by written notice to such Grantor (provided, that the Collateral Agent agrees to promptly rescind such notice upon the cure or waiver of such Event of Default), (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Grantors and shall be promptly paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (A) promptly released to the Grantors if such Event of Default shall have been cured or waived or (B) if such Event of Default shall be continuing, applied as provided in Section 6.02 hereof, and (ii) the Grantors shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.
     SECTION 4.04. Additional Deliveries and Further Assurances.
          (a) Prior to or contemporaneously with the execution of this Agreement, the Grantors shall cause to be delivered to the Collateral Agent the Perfection Certificate, duly completed and executed.

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          (b) Each Grantor agrees, at its own expense, to the extent otherwise contemplated by the provisions hereof, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to further assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby; provided that in no event shall any Grantor be required to take any action in any foreign jurisdiction to the extent such action is not required in order to perfect such Security Interest under U.S. law as a matter of U.S. law. If any amount in excess of $5,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent. Each Grantor agrees that it will use reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.
          (c) The Borrower agrees that it will deliver to the Collateral Agent an updated Perfection Certificate which shall be true and correct in all material respects with respect to each Additional Grantor which becomes a party hereto pursuant to Section 7.05 of this Agreement concurrently with the delivery of any Joinder pursuant to Section 7.05 of this Agreement (it being understood that any Perfection Certificate delivered pursuant to this clause (c) shall include only the pertinent information for the Additional Grantor being joined as a party hereto pursuant to such Joinder).
          (d) With respect to each Deposit Account or Securities Account (other than any Excluded Account) maintained by any Grantor as of the Closing Date, such Grantor shall comply with Section 5.19(b) of the Credit Agreement in respect of such Deposit Account or Securities Account. With respect to any new Deposit Account or Securities Account (other than any Excluded Account) opened by any Grantor after the Closing Date, such Grantor agrees that, prior to making any deposit in such Deposit Account or Securities Account, such Grantor shall notify the Collateral Agent of such new Deposit Account or Securities Account and cause each bank or other financial institution at which such Deposit Account or Securities Account is maintained to enter into a Shifting Control Agreement or any other Control Agreement (in each case, as defined in the Credit Agreement). The Collateral Agent agrees that it shall not deliver a notice that it is exercising exclusive control over any Deposit Account or Securities Account that is subject to a Shifting Control Agreement unless an Event of Default has occurred and is continuing, and further agrees to promptly rescind such notice upon the cure or waiver of such Event of Default.
     SECTION 4.05. Verification. The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, following the occurrence and during the continuance of an Event of Default, to contact Account Debtors or any third Person possessing such Collateral for the purpose of verifying Accounts.
     SECTION 4.06. Continuing Obligations of the Grantors. Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.

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     SECTION 4.07. Use and Disposition of Collateral. None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except as expressly permitted by the Loan Documents. None of the Grantors shall make or permit to be made any transfer of the Collateral owned by it, except to the extent permitted by the terms of the Credit Agreement.
     SECTION 4.08. Insurance. Each of the Grantors will keep its insurable properties insured as required by the terms of the Credit Agreement. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents in respect of Collateral or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion with prior notice to the applicable Grantor, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.08, including reasonable attorneys’ fees, court costs, reasonable out-of-pocket expenses and other charges relating thereto shall be payable, within 30 days of written demand, by the Grantors to the Collateral Agent and shall be additional First Priority Obligations secured hereby.
     SECTION 4.09. Covenants Regarding Patent, Trademark and Copyright Collateral.
          (a) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, each Grantor agrees that it will not, nor will it permit any of its licensees to, knowingly do any act, or omit to do any act, whereby any Patent may become invalidated or dedicated to the public, and agrees that, reasonably consistent with its past practices, it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.
          (b) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality standard of products and services offered under such Trademark, (iii) as applicable, display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law, and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, in each case in a manner reasonably consistent with its past practices.
          (c) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, each Grantor (either itself or through licensees) will, for each work covered by a Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws in a manner reasonably consistent with its past practices.

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          (d) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, no Grantor will knowingly do any act, or omit to do any act, whereby any Patent, Trademark or Copyright may become abandoned, lost or dedicated to the public. Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.
          (e) In the event any Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) or an assignment of any material Patent, Trademark or Copyright which such Grantor acquired from a third party with the USPTO or United States Copyright Office, such Grantor shall, concurrently with the Borrower’s delivery of a certificate of a Responsible Officer pursuant to Section 5.01(c) of the Credit Agreement, inform the Collateral Agent of such filing, and such Grantor shall execute and deliver any and all agreements, supplements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence and perfect the Collateral Agent’s security interest in such Patent, Trademark or Copyright or application therefor, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.
          (f) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect and unless otherwise permitted by this Section 4.09, each Grantor will take all reasonably necessary steps that are consistent with the applicable practice in any proceeding before any relevant office or agency, such as the United States Patent and Trademark Office, the United States Copyright Office or any office or agency in any political subdivision of the United States or in any foreign country, to maintain and pursue each application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
          (g) Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, in the event that any Grantor has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly take appropriate action to end such infringement, misappropriation or dilution, and take such other action as is appropriate under the circumstances to protect such Collateral.
          (h) Each Grantor will deliver security agreements in form suitable for filing with the USPTO, and the United States Copyright Office, respectively, reasonably requested by

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the Collateral Agent at any time to evidence, perfect, maintain and record the Collateral Agent’s interests in all material United States Trademarks, material United States Patents and material United States Copyrights, and applications of the foregoing, and each Grantor hereby authorizes the Collateral Agent to execute and file one or more accurate financing statements or copies thereof or security agreements with respect to material Patents, Trademarks and Copyrights signed only by the Collateral Agent, with prior written notice to such Grantor.
Notwithstanding anything to the contrary in this Section 4.09, (x) each Grantor may dispose of (or abandon) its Intellectual Property to the extent permitted by Section 6.10 of the Credit Agreement and (y) no Grantor shall be obligated to perfect the Security Interest granted to the Collateral Agent with respect to any Intellectual Property registered or issued outside the United States or any state thereof.
     SECTION 4.10. Covenant Regarding Commercial Tort Claims. Concurrently with each delivery of a certificate of a Responsible Officer of the Borrower pursuant to Section 5.01(c) of the Credit Agreement, each Grantor will update Schedule VI to specifically describe any Commercial Tort Claim of any Grantor in respect of which a complaint or a counterclaim seeking damages in an amount in excess of $5,000,000 has been filed by such Grantor prior to the last day of the fiscal quarter or fiscal year to which such certificate relate and which is not, prior to such update specifically described on such Schedule and shall deliver such updated Schedule VI to the Collateral Agent.
ARTICLE V
POWER OF ATTORNEY
     Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent and attorney-in-fact (which appointment shall be irrevocable and coupled with an interest subject to the terms of this Agreement), and in such capacity the Collateral Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the other First Priority Secured Parties, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument the Collateral Agent may reasonably deem advisable to accomplish the purposes of this Agreement, including, without limitation, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction, or to take any other action which the Collateral Agent may reasonably deem necessary to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits

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or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, subject to applicable law; (i) to obtain and adjust insurance required pursuant to Section 4.08; and (j) to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any other First Priority Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other First Priority Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the monies due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent or any other First Priority Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Collateral Agent or any other First Priority Secured Party except to the extent arising from the bad faith, gross negligence or willful misconduct of such Person. The provisions of this Article shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any First Priority Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any other First Priority Secured Party of any other or further right which they may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.
ARTICLE VI
REMEDIES
     SECTION 6.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to take any or all of the following actions at the same or different times: (a) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon written request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties; (b) without assuming any obligations or liability thereunder, enforce (it being understood that the Collateral Agent shall have the exclusive right to so enforce) all rights and remedies of the Grantors against any licensee or sublicensee in, to and under any license agreements with respect to the Collateral, and take or refrain from taking any action under any thereof, and each of the Grantors hereby releases the Collateral Agent from, and agrees to hold the Collateral Agent free and harmless from and against any claims arising out of, any action taken or omitted to be taken with respect to any such license agreement except claims involving gross negligence, willful misconduct or bad faith of the Collateral Agent as determined by a court of competent jurisdiction; and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises owned by a Grantor where the Collateral may

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be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law.
     Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker’s board, on any securities exchange or in the over-the-counter market, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the fullest extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
     Each Grantor agrees that, to the extent notice of any such sale shall be required by law, at least ten (10) business days’ notice to the applicable Grantor of the Collateral Agent’s intention to make any sale of Collateral shall constitute reasonable notification. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may, in its sole and absolute discretion, determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication (except that each Grantor shall receive any notice required pursuant to the first sentence of this paragraph), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any First Priority Secured Party may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the fullest extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any First Priority Obligation then due and payable to such First Priority Secured Party from any Grantor as a credit against the purchase price, and such First Priority Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property

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without further accountability to any Grantor therefor. For purposes hereof a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the First Priority Obligations Payment Date shall have occurred. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose on this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.
     SECTION 6.02. Application of Proceeds. Upon an Event of Default, each Grantor further agrees that the Collateral Agent may apply any proceeds from the disposition of any of the Collateral in accordance with Section 2.17(b) of the terms of the Credit Agreement and the Intercreditor Agreement. Each Grantor shall remain liable for any deficiency if the proceeds of any such disposition are insufficient to pay its First Priority Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any First Priority Secured Party to collect such deficiency.
     SECTION 6.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, subject to applicable law, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that any license, sub-license or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of the applicable Event of Default.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.01. Notices. If any notification of intended disposition of any of the Collateral or of any other act by the Collateral Agent is required by law and a specific time period is not stated therein or herein, such notification given at least ten (10) days before such disposition or act shall be deemed reasonably and properly given. Notices and other communications provided for herein shall be in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement.
     SECTION 7.02. Security Interests Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall, to the fullest extent permitted by applicable law, be absolute and unconditional irrespective of (a) any lack of

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validity or enforceability of any Loan Document, any agreement with respect to any of the First Priority Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Priority Obligations, or any other amendment to or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the First Priority Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the First Priority Obligations or this Agreement (other than that the First Priority Obligations Payment Date shall have occurred).
     SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by any Grantor herein and in any certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Collateral Agent and shall continue in full force and effect until this Agreement shall terminate.
     SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other First Priority Secured Parties and their respective successors and permitted assigns, except that, except as otherwise permitted in the Credit Agreement, no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void). This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
     SECTION 7.05. Additional Grantors. Each Grantor acknowledges that, pursuant to Section 5.14 of the Credit Agreement, the Borrower is required to cause each Person which becomes a direct or indirect domestic subsidiary of the Borrower (other than Immaterial Subsidiaries, Excluded Subsidiaries and Restricted Captive Insurance Company Subsidiaries) to become a party hereto as an additional Grantor (each such Person, an “Additional Grantor”) by executing an Instrument of Assumption and Joinder (a “Joinder”) substantially in the form of Exhibit H to the Credit Agreement. Upon delivery of any such Joinder to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) any failure by the Borrower or any Grantor to cause any Subsidiary of the Borrower to become an Additional Grantor or a Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the other First Priority Secured Parties’ actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Grantor. This Agreement

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shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
     SECTION 7.06. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     SECTION 7.07. Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b) of the Credit Agreement, the Collateral Agent, the Administrative Agent and each First Priority Secured Party (and their respective Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Collateral Agent, the Administrative Agent and each such First Priority Secured Party (or any of such Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Collateral Agent, the Administrative Agent or such First Priority Secured Party shall have made any demand under any Loan Document. Each First Priority Secured Party, the Collateral Agent and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such First Priority Secured Party, the Collateral Agent or the Administrative Agent (or any of such Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each First Priority Secured Party, the Collateral Agent and the Administrative Agent under this Section are in addition to other rights and remedies which such First Priority Secured Party, the Collateral Agent and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.
     SECTION 7.08. Collateral Agent’s Fees and Expenses; Indemnification.
          (a) Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan Documents, each Grantor jointly and severally agrees to pay to the Collateral Agent within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts, agents or appraisers, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder, or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.
          (b) Without duplication of any indemnification obligations provided for under the Credit Agreement and the other Loan Documents, each Grantor jointly and severally agrees

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to indemnify the Collateral Agent and the other First Priority Secured Parties and their Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees and disbursements and other reasonable charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not the First Priority Secured Parties or any of their Indemnitees is a party thereto; provided that such indemnity shall not, as to the Collateral Agent, the other First Priority Secured Parties or any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Collateral Agent, the other First Priority Secured Parties or such Indemnitee.
          (c) Except as otherwise provided in Section 7.16, any such amounts payable as provided hereunder shall be additional First Priority Obligations secured hereby. The provisions of this Section 7.08 shall remain survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the return of the Credit-Linked Deposit, the termination of this Agreement or the invalidity or unenforceability of any term or provision of this Agreement. All amounts due under this Section 7.08 shall be payable within 30 days of written demand (including back-up documentation supporting such reimbursement request) to the Grantor given in accordance with Section 7.01 hereof.
     SECTION 7.09. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to conflict of laws principles.
     SECTION 7.10. Waivers; Amendment.
          (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provisions of this Agreement or any other Loan Documents or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing complying (other than in the case of any Schedules hereto) with Section 10.08 of the Credit Agreement and the Intercreditor Agreement.

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     SECTION 7.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.
     SECTION 7.12. Independent Effectiveness; Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
     SECTION 7.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed signature page to this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart hereof.
     SECTION 7.14. Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 7.15. Jurisdiction; Consent to Service of Process. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS FIRST LIEN SECURITY AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE FIRST PRIORITY SECURED PARTIES OR ANY OF THEIR SUCCESSORS OR PERMITTED ASSIGNS. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS FIRST LIEN SECURITY AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HEREBY CONSENTS TO

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SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES TO SECTION 7.01 HEREOF.
     SECTION 7.16. Termination.
          (a) This Agreement and the Security Interest shall terminate when the First Priority Obligations Payments Date shall have occurred. Upon termination of this Agreement or the Security Interest on any Collateral, the Collateral Agent shall promptly execute and deliver to the Grantors, at the Grantors’ expense, all appropriate UCC termination statements and similar documents which the Grantors shall reasonably request to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.16 shall be without recourse to or warranty by the Collateral Agent.
          (b) Upon (i) any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not a Grantor, (ii) the permitted release of the security interest granted hereby in any Collateral pursuant to Section 6.06(d) of the Credit Agreement or (iii) the effectiveness of any written consent by the Collateral Agent or the requisite Lenders as provided under the Credit Agreement, to the release of the security interest granted hereby in any or all of the Collateral, the security in such Collateral shall be automatically released.
          (c) In connection with any release of any Collateral of a Grantor pursuant to Section 7.16(b), the Collateral Agent will execute and deliver to such Grantor, as such Grantor’s sole expense, all documents, that such Grantor shall reasonably request to evidence such release.
     SECTION 7.17. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens and rights granted pursuant to this Agreement shall be as set forth in, and subject to the terms and conditions of, the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Loan Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement.
[Remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, each of the Grantors has caused this Agreement to be duly executed by its officer thereunto duly authorized as of the date and year first above written.

DELTA AIR LINES, INC.
By:
Name:
Title:

ASA HOLDINGS, INC.
By:
Name:
Title:

COMAIR HOLDINGS, LLC
By:
Name:
Title:

COMAIR, INC.
By:
Name:
Title:

COMAIR SERVICES, INC.
By:
Name:
Title:

CROWN ROOMS, INC.
By:
Name:
Title:

DAL GLOBAL SERVICES, LLC
By:
Name:
Title:

Signature Page to First Lien Security Agreement

DAL MOSCOW, INC.
By:
Name:
Title:

DELTA AIRELITE BUSINESS JETS, INC.
By:
Name:
Title:

DELTA BENEFITS MANAGEMENT, INC.
By:
Name:
Title:

DELTA CONNECTION ACADEMY, INC.
By:
Name:
Title:

DELTA LOYALTY MANAGEMENT SERVICES, LLC
By:
Name:
Title:

DELTA TECHNOLOGY, LLC
By:
Name:
Title:

EPSILON TRADING, LLC
By:
Name:
Title:

Signature Page to First Lien Security Agreement

KAPPA CAPITAL MANAGEMENT, LLC
By:
Name:
Title:

Accepted and Agreed to: JPMORGAN CHASE BANK, N.A. as Collateral Agent
By:
Name:
Title:

Signature Page to First Lien Security Agreement

EXHIBIT A TO
FIRST LIEN SECURITY AGREEMENT
DELTA AIR LINES, INC.
Perfection Certificate
          Reference is made to that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007 (the “Credit Agreement), among Delta Air Lines, Inc. (the “Borrower”), all of the direct and indirect domestic subsidiaries of the Borrower signatory thereto (together with the Borrower, the “Grantors”), JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”), UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers, Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers, Inc. and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the financial institutions party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the First Lien Security Agreement, dated as of April 30, 2007, among the Grantors and the Collateral Agent. I, solely in my capacity as ___, do hereby certify that as of the date hereof:
1.	Names.

a)	The exact corporate name of each Grantor, as such name appears in its respective certificate of incorporation or certificate of formation, as applicable, and the jurisdiction in which it was organized, are as follows:

b)	Set forth below is each other corporate name each Grantor has had in the past five years, together with the date of the relevant change:

c)	Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1 the information required by Section 1 and 2 of this certificate for each acquiree or constituent party to a merger or consolidation.

d)	The following is a list of all names (including trade names or similar appellations) used by each Grantor of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

e)	Set forth below is the Federal Taxpayer Identification Number and Organization Identification Number of each Grantor:

f)	Each Grantor is a [limited liability company/corporation] as set forth below.

2.	Current Locations.
a)	The current mailing address of the chief executive office of each Grantor is .

3.	Real Estate Mortgage Filings. Attached hereto as Schedule 2 is a schedule setting forth, with respect to each Real Property Asset (as defined in the Credit Agreement), (a) the exact corporate name of the Person that owns such property as such name appears in its certificate of incorporation or other organization document, if applicable, and (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office in which a Real Estate Mortgage (as defined in the Credit Agreement) with respect to such property must be filed or recorded in order for the Agents to obtain a perfected security interest therein.

4.	Deposit Accounts and Securities Accounts. Attached hereto as Schedule 3 is a true and correct list of Deposit Accounts and Securities Accounts (other than the Excluded Accounts) maintained by each Grantor, including the name and address of the depositary institution, the type of account, and the account number.

          IN WITNESS WHEREOF, the undersigned have duly executed this Perfection Certificate on this 30th day of April, 2007.

DELTA AIR LINES, INC.
By:
Name:
Title:

ASA HOLDINGS, INC.
By:
Name:
Title:

COMAIR, INC.
By:
Name:
Title:

COMAIR HOLDINGS, LLC
By:
Name:
Title:

COMAIR SERVICES, INC.
By:
Name:
Title:

CROWN ROOMS, INC.
By:
Name:
Title:

DAL GLOBAL SERVICES, LLC
By:
Name:
Title:

DAL MOSCOW, INC.
By:
Name:
Title:

DELTA AIRELITE BUSINESS JETS, INC.
By:
Name:
Title:

DELTA BENEFITS MANAGEMENT, INC.
By:
Name:
Title:

DELTA CONNECTION ACADEMY, INC.
By:
Name:
Title:

DELTA LOYALTY MANAGEMENT SERVICES, LLC
By:
Name:
Title:

DELTA TECHNOLOGY, LLC
By:
Name:
Title:

EPSILON TRADING, LLC
By:
Name:
Title:

KAPPA CAPITAL MANAGEMENT, LLC
By:
Name:
Title:

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

SCHEDULE I TO
FIRST LIEN SECURITY AGREEMENT
U.S. Copyright Registrations
U.S. Copyright Applications

SCHEDULE II TO
FIRST LIEN SECURITY AGREEMENT
U.S. Patent Registrations
U.S. Patent Applications

SCHEDULE III TO
FIRST LIEN SECURITY AGREEMENT
U.S. Trademark Registrations
U.S. Trademark Applications

SCHEDULE IV TO
FIRST LIEN SECURITY AGREEMENT
Organization

SCHEDULE V TO
FIRST LIEN SECURITY AGREEMENT
Excluded Joint Ventures

SCHEDULE VI TO
FIRST LIEN SECURITY AGREEMENT
Commercial Tort Claims

EXHIBIT C
               THIS FIRST LIEN PLEDGE AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN PLEDGE AGREEMENT
               This FIRST LIEN PLEDGE AGREEMENT, dated as of April 30, 2007 (as this agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), and all of the direct and indirect domestic subsidiaries of the Borrower signatory hereto (each a “Guarantor” and together, the “Guarantors”; the Borrower and the Guarantors are referred to herein individually as a “Pledgor” and collectively as the “Pledgors”), and JPMORGAN CHASE BANK, N.A., acting as collateral agent (in such capacity, the “Collateral Agent”) on behalf of the First Priority Secured Parties (as defined in the Security Agreement, dated as of the date hereof among the Pledgors and the Collateral Agent (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”)).
R E C I T A L S
               WHEREAS, in connection with the execution and delivery of this Agreement, the Pledgors are entering into a First Lien Revolving Credit and Guaranty Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among the Pledgors, JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party thereto (the “Lenders”), the Collateral Agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the Lenders; and
               WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the performance and payment in full of all the First Priority Obligations of the Borrower; and
               WHEREAS, it is a condition to the making of Loans and the issuance of Letters of Credit (as defined in the Credit Agreement) that the Pledgors shall have granted a security interest in, pledge of and lien on, the Pledged Collateral described below as security for the First Priority Obligations; and
               WHEREAS, the parties hereto desire to more fully set forth their respective rights in connection with such security interest, pledge and lien;

               NOW, THEREFORE, in order to (i) secure the prompt and complete payment when due of the First Priority Obligations and for good and valuable consideration, the receipt of which is hereby acknowledged, and (ii) grant and pledge to the Collateral Agent, for the ratable benefit of the First Priority Secured Parties, a security interest in all of the Pledgors’ right, title and interest in, to and under the Pledged Collateral whether presently existing or hereafter arising or acquired, each of the Pledgors and the Collateral Agent, on behalf of itself and each First Priority Secured Party (and each of their respective successors or permitted assigns), hereby agrees as follows:
          SECTION 1. Definition of Certain Terms Used Herein. Except as specifically defined in this Agreement, all capitalized terms shall have the meanings given to those terms in the Security Agreement.
          SECTION 2. Pledge. As security for the payment in full of the First Priority Obligations, each Pledgor hereby pledges and grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the First Priority Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (collectively, the “Equity Interests”) owned by such Pledgor (other than Excluded Equity Interests) (which, if certificated, are listed on Schedule I hereto) and any Equity Interests obtained in the future by such Pledgor (other than Excluded Equity Interests) and the certificates (if any) representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that (i) Pledged Equity Interests of each foreign subsidiary of a Pledgor shall be limited, in the aggregate, to the pledge of 65% of the issued and outstanding common stock, partnership interest or membership interest, as applicable, of such foreign subsidiary notwithstanding the delivery by any Pledgor to the Collateral Agent of a stock or unit certificate, as applicable, representing in excess of such percentage ownership and (ii) any interests of any of the Pledgors in the joint ventures set forth on Schedule V attached to the Security Agreement and any subsequent joint ventures in which the Pledgors invest shall be excluded from the definition of Pledged Equity Interests to the extent that applicable law or the organizational documents with respect to any such joint venture (including other applicable agreements among the investors in such joint venture) (x) do not permit the pledge or assignment of such interest or (y) require the consent of any third party to permit such pledge or assignment (to the extent such consent has not been granted), it being understood that as to any such joint venture where the applicable organizational documents (including other agreements among the investors in such joint venture) permit such pledge without the consent of any third party and in accordance with applicable law, such interest in such joint venture shall be included in the definition of Pledged Equity Interests (subject to clause (i) above) and the applicable Pledgor shall cause the related certificates, if any, for such joint venture to be delivered to the Collateral Agent within ninety (90) days from the Closing Date (or such longer period as the Collateral Agent may agree); (b)(i) the Indebtedness evidenced by promissory notes and instruments and individually in excess of $5,000,000 owed to it which are listed opposite the name of such Pledgor on Schedule I hereto, (ii) any Indebtedness evidenced by promissory notes and instruments and individually in excess of $5,000,000 arising in the future and owing to such Pledgor; and (iii) the promissory notes and any other instruments evidencing such Indebtedness; (c) subject to Section 7 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of,

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in exchange for or upon the conversion of the securities or Indebtedness referred to in clauses (a) and (b) above; (d) subject to Section 7 hereof, all rights and privileges of such Pledgor with respect to the securities, Indebtedness and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”). Without limiting the foregoing, the Collateral Agent is hereby authorized to file one or more financing statements (including a financing statement describing the Pledged Collateral, together with the other Collateral granted pursuant to the Security Agreement, as “all personal property (other than Excluded Property)” or “all assets (other than Excluded Property)” of the debtor or words of similar effect or with greater detail) or continuation statements for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Pledgor hereunder, without the signature of any Pledgors, and naming any Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.
          SECTION 3. No Assumption of Liability. The security interest in the Pledged Collateral is granted as security only and shall not subject the Collateral Agent or any other First Priority Secured Party to any obligation or liability, or in any way alter or modify, any obligation or liability of any Pledgor, in each case, with respect to or arising out of the Pledged Collateral.
          SECTION 4. Delivery of the Pledged Collateral.
     (a) Upon delivery to the Collateral Agent, any stock certificates, notes or other securities to the extent certificated now or hereafter included in the Pledged Collateral (the “Pledged Securities”) shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request in order to allow the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default, to exercise its rights and remedies under this Agreement. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which schedule shall be attached hereto as Schedule I and made a part hereof. Each schedule so delivered shall supersede any prior schedules so delivered. Schedule I may be amended from time to time by the addition of the Pledged Collateral subsequently created or acquired by execution of a Supplement in substantially the form of Annex I attached hereto.
     (b) Each Pledgor will promptly deliver to the Collateral Agent any certificate representing Pledged Equity Interests owned by it.
     (c) Each Pledgor will pledge and promptly deliver to the Collateral Agent any promissory note issued in such Pledgor’s favor evidencing indebtedness for borrowed money that constitutes Pledged Collateral owed to the Pledgor by any Person which promissory note has a face value in excess of $5,000,000.
          SECTION 5. Representations, Warranties And Covenants. Each Pledgor hereby represents, warrants and covenants, as to itself and the Pledged Collateral pledged by it hereunder, to the Collateral Agent that:

3

     (a) the Pledged Equity Interests represent that percentage as set forth on Schedule I (as supplemented from time to time) of the issued and outstanding shares of each class of the Equity Interests of the issuer with respect thereto;
     (b) except for the security interest granted hereunder or as otherwise permitted in the Credit Agreement or hereunder, such Pledgor (i) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I (as supplemented from time to time), (ii) holds the same free and clear of all Liens except for Liens permitted by Section 6.01 of the Credit Agreement (including any waiver or amendment thereto subsequent to the Closing Date), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral other than pursuant hereto and as permitted by the Credit Agreement, and (iv) subject to Section 6, will cause any and all Pledged Collateral that is certificated to be promptly deposited with the Collateral Agent and pledged hereunder;
     (c) such Pledgor (i) has the requisite corporate or limited liability company, as applicable, power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and (ii) will, to the extent commercially reasonable, defend its title or interest thereto or therein against any and all Liens, however arising, of all Persons whomsoever (other than Liens granted hereunder or Permitted Liens);
     (d) except as already obtained, no consent of any other Person (including stockholders or creditors of any Pledgor) and no consent or approval of any governmental authority or any securities exchange was or is necessary to the validity of the pledge effected hereby;
     (e) by virtue of the execution and delivery by the Pledgors of this Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Pledged Collateral are delivered to the Collateral Agent (and upon the filing of appropriate financing statements in the office of the Secretary of State of the jurisdiction of organization of the applicable Pledgor identifying such Pledged Collateral and payment of the required fees) in accordance with this Agreement, the Collateral Agent will have a valid and perfected lien upon, and security interest in (subject to Liens permitted under the Credit Agreement), such Pledged Collateral as security for the payment and performance of the First Priority Obligations; provided, however, that to the extent the Pledged Collateral constitutes securities or interests in an entity with its jurisdiction of organization outside the United States, other actions may be required in order to perfect the Collateral Agent’s security interest thereon in accordance with the laws of that jurisdiction;
     (f) the pledge effected hereby is effective to vest in the Collateral Agent, on behalf of the First Priority Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein;
     (g) all information set forth herein relating to the Pledged Collateral, including but not limited to the information set forth on Schedule I hereto as updated from time to time, is accurate and complete in all material respects as of the date hereof;

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     (h) the Pledged Equity Interests issued by each Subsidiary of a Pledgor have been duly authorized and, to the extent applicable, validly issued and are fully paid and non-assessable; and
     (i) the Pledged Equity Interests described on Schedule I hereof, as updated from time to time, constitute all of the issued and outstanding Equity Interests of each of the Subsidiaries of such Pledgor owned by such Pledgor and required to be pledged hereunder.
          SECTION 6. Registration in Nominee Name; Denominations. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, in its sole and absolute discretion, to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the Pledgors, endorsed or assigned in blank or in favor of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, each Pledgor will promptly give to the Collateral Agent copies of any material written notices or other written communications received by it with respect to Pledged Collateral registered in the name of such Pledgor. Upon the occurrence of and during the continuance of an Event of Default, the Collateral Agent shall at all times have the right to exchange, at the relevant Pledgor’s expense, the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
          SECTION 7. Voting Rights; Dividends and Interest, Etc.
     (a) Unless and until an Event of Default shall have occurred and be continuing and prior written notice has been delivered to the applicable Pledgor:
               (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents.
               (ii) Each Pledgor shall be entitled to receive and retain any and all cash dividends, interest and principal paid on the Pledged Collateral to the extent and only to the extent that such cash dividends, interest and principal are permitted by, and otherwise paid in accordance with, the terms and conditions of the Loan Documents and applicable laws. All noncash dividends, interest and principal, and all dividends, interest and principal paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

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               (iii) The Collateral Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and to receive the cash dividends it is entitled to receive pursuant to subparagraph (ii) above.
     (b) Upon the occurrence and during the continuance of an Event of Default and with prior written notice by the Collateral Agent to the applicable Pledgor, all rights of any Pledgor to dividends, interest or principal that such Pledgor is authorized to receive pursuant to paragraph (a)(ii) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest or principal. Upon the occurrence and during the continuance of an Event of Default all dividends, interest or principal received by the Pledgor contrary to the provisions of this Section 7 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property to be applied in accordance with Section 2.17(b) of the Credit Agreement. After all Events of Default have been cured or waived, (i) the Pledgor shall thereafter be entitled to retain all cash dividends, interest and principal that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(ii) above and (ii) upon the request of such Pledgor, within five (5) Business Days after such cure or waiver, the Collateral Agent shall repay and deliver to such Pledgor all cash and monies that such Pledgor would have otherwise been entitled to retain pursuant to Section 7(a)(i) which was not applied in accordance with Section 2.17(b) of the Credit Agreement.
     (c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 7, and the obligations of the Collateral Agent under paragraph (a)(iii) of this Section 7, shall cease upon the giving of written notice by the Collateral Agent to the Pledgor, and upon the giving of such written notice all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that the Collateral Agent shall have the right, but not the obligation, from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.
          SECTION 8. Remedies Upon Default.
     (a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, on behalf of the First Priority Secured Parties, may exercise all the rights and remedies granted under this Agreement or otherwise available to it under applicable law, including, without limitation, the right to sell the Pledged Collateral, or any part thereof, at

6

public or private sale or at any broker’s board, on any securities exchange or in the over-the-counter market, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by applicable law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and, to the extent permitted by applicable law, the Pledgors hereby waive all rights of redemption, stay, valuation and appraisal any Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
     (b) Each Pledgor agrees that, to the extent notice of any such sale shall be required by law, at least ten (10) Business Days’ notice to the applicable Pledgor of the Collateral Agent’s intention to make any sale of Collateral shall constitute reasonable notification. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may, in its sole and absolute discretion, determine. The Collateral Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section 8, any First Priority Secured Party may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released to the extent permitted by applicable law, the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any First Priority Obligation then due and payable to it from such Pledgor as a credit against the purchase price, and it may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Pledgor therefor.
          SECTION 9. Application of Proceeds of Sale. The proceeds of sale of the Pledged Collateral sold pursuant to Section 8 hereof shall be applied by the Collateral Agent on behalf of

7

the First Priority Secured Parties in accordance with the terms of Section 2.17(b) of the Credit Agreement and the Intercreditor Agreement. Each Pledgor shall remain liable for any deficiency if the proceeds of any such disposition are insufficient to pay its First Priority Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any First Priority Secured Party to collect such deficiency.
          SECTION 10. Reimbursement of Collateral Agent.
     (a) Without duplication of any fees or expenses provided for under the Credit Agreement and the other Loan Documents, each Pledgor jointly and severally agrees to pay to the Collateral Agent within 30 days of written demand (including back-up documentation supporting such reimbursement request) the amount of any and all reasonable out-of-pocket expenses, disbursements and other reasonable charges of its counsel (including, without limitation, local and special counsel) and of any experts or agents or appraisers, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iv) the failure by such Pledgor to perform or observe any of the provisions hereof.
     (b) Without duplication of its indemnification obligations under the other Loan Documents, each Pledgor agrees to indemnify the Collateral Agent, the other First Priority Secured Parties and their respective Indemnitees (collectively, the “Indemnified Parties”) against, and hold each such Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, other charges and disbursements, incurred by or asserted against any such Indemnified Party arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the other transactions contemplated hereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party.
     (c) Any amounts payable as provided hereunder shall be additional First Priority Obligations secured hereby and by the other Loan Documents. The provisions of this Section 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the return of the Credit-Linked Deposit, the termination of this Agreement or the invalidity or unenforceability of any term or provision of this Agreement. All amounts due under this Section 10 shall be payable within 30 days of written demand (together with back-up documentation supporting such reimbursement request) therefor to the relevant Pledgor given in accordance with Section 17 hereof.

8

          SECTION 11. Collateral Agent Appointed Attorney-In-Fact. Until termination of this Agreement in accordance with Section 16 hereof, each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all monies due or to become due under and by virtue of any Pledged Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor representing any interest or dividend or other distribution payable in respect of the Pledged Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the monies due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other First Priority Secured Parties shall be accountable only for amounts actually received hereunder, and neither they nor their shareholders, officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.
          SECTION 12. Collateral Agent May Perform. If any Pledgor fails to perform any agreement contained herein, upon written notice to such Pledgor and to the extent the applicable Pledgor has not remedied such failure to perform within 30 days, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable out-of-pocket expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgors under Section 10 hereof.
          SECTION 13. Waivers; Amendment.
     (a) No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other First Priority Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle such Pledgor to any other or further notice or demand in similar or other circumstances.

9

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject (other than in the case of any Schedule hereto) to Section 10.08 of the Credit Agreement and the Intercreditor Agreement.
          SECTION 14. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 14 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.
          SECTION 15. Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Pledged Collateral and all obligations of each Pledgor hereunder, shall, to the fullest extent permitted by applicable law, be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Loan Documents, any agreement with respect to any of the First Priority Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Priority Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or

10

departure from any guarantee, for all or any of the First Priority Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the First Priority Obligations or in respect of this Agreement (other than that the First Priority Obligations Payment Date shall have occurred).
          SECTION 16. Termination or Release.
     (a) This Agreement and the pledge and security interest created hereby shall terminate without any further action by any Person when the First Priority Obligations Payment Date shall have occurred.
     (b) Upon any sale or other transfer by any Pledgor of any Pledged Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Collateral pursuant to the Credit Agreement, the security interest in such Pledged Collateral shall be automatically released.
     (c) Upon termination of this Agreement or release of the security interest in any Pledged Collateral pursuant to (a) or (b) above, the Collateral Agent shall promptly execute and deliver to the Pledgors, at the Pledgors’ expense, all appropriate documents which the Pledgors shall reasonably request to evidence such termination or release. Any execution and delivery of termination statements or documents pursuant to this Section 16 shall be without recourse to or warranty by the Collateral Agent.
          SECTION 17. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and delivered in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement.
          SECTION 18. Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the Pledged Collateral or any part thereof or in order better to assure and confirm unto the Collateral Agent its rights and remedies hereunder, in each case to the extent required by the terms hereof or the terms of the Credit Agreement.
          SECTION 19. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns. This Agreement shall become effective as to any Pledgor when a counterpart hereof executed on behalf of such Pledgor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Pledgor and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Pledgor, the Collateral Agent and the other First Priority Secured Parties, and their respective successors and permitted assigns, except that no Pledgor shall have the right to assign its rights hereunder or any

11

interest herein or in the Pledged Collateral (and any such attempted assignment shall be void), except as permitted by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.
          SECTION 20. Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b) of the Credit Agreement, the Collateral Agent, the Administrative Agent and each First Priority Secured Party (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Collateral Agent, the Administrative Agent and each such First Priority Secured Party (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Collateral Agent, the Administrative Agent or such First Priority Secured Party shall have made any demand under any Loan Document. Each First Priority Secured Party, the Collateral Agent and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such First Priority Secured Party, the Collateral Agent or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each First Priority Secured Party, the Collateral Agent and the Administrative Agent under this Section are in addition to other rights and remedies which such First Priority Secured Party, the Collateral Agent and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.
          SECTION 21.Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).
          SECTION 22. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to conflict of laws principles.
          SECTION 23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract, and shall become effective as provided in Section 19. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic .pdf copy shall be as effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 24. Jurisdiction; Consent to Service of Process.

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     (a) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other First Priority Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.
     (b) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court described in subparagraph (a) above. Each Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each Pledgor irrevocably consents to service of process in the manner provided for notices in Section 17 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 25. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 26. Additional Pledgors. Pursuant to Section 5.14 of the Credit Agreement, each direct or indirect domestic Subsidiary (other than Immaterial Subsidiaries, Excluded Subsidiaries or Restricted Captive Insurance Company Subsidiaries) of the Borrower that was not in existence or not a Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming a Subsidiary if such Subsidiary owns or possesses property of a type that would be considered Pledged Collateral hereunder. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit H to the Credit Agreement, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of

13

such instrument shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.
          SECTION 27. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens and rights granted pursuant to this Agreement shall be as set forth in, and subject to the terms and conditions of, the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Loan Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement.
[Remainder of Page Intentionally Left Blank]

14

               IN WITNESS WHEREOF, each of the Pledgors has caused this Agreement to be duly executed by its officer thereunto duly authorized as of the date and year first above written.

DELTA AIR LINES, INC.
By:
Name:
Title:

ASA HOLDINGS, INC.
By:
Name:
Title:

COMAIR, INC.
By:
Name:
Title:

COMAIR HOLDINGS, LLC
By:
Name:
Title:

COMAIR SERVICES, INC.
By:
Name:
Title:

CROWN ROOMS, INC.
By:
Name:
Title:

DAL GLOBAL SERVICES, LLC
By:
Name:
Title:

Signature Page to First Lien Pledge Agreement

DAL MOSCOW, INC.
By:
Name:
Title:

DELTA AIRELITE BUSINESS JETS, INC.
By:
Name:
Title:

DELTA BENEFITS MANAGEMENT, INC.
By:
Name:
Title:

DELTA CONNECTION ACADEMY, INC.
By:
Name:
Title:

DELTA LOYALTY MANAGEMENT SERVICES, LLC
By:
Name:
Title:

DELTA TECHNOLOGY, LLC
By:
Name:
Title:

EPSILON TRADING, LLC
By:
Name:
Title:

Signature Page to First Lien Pledge Agreement

KAPPA CAPITAL MANAGEMENT, LLC
By:
Name:
Title:

Signature Page to First Lien Pledge Agreement

Accepted and Agreed to: JPMORGAN CHASE BANK, N.A. as Collateral Agent
By:
Name:
Title:

Signature Page to First Lien Pledge Agreement

Schedule I to the First Lien Pledge Agreement
EQUITY INTERESTS

No. and Class
		Certificate	of Equity	%
Issuer	Pledgor	Number	Interests	Owned

INDEBTEDNESS
Schedule I to First Lien Pledge Agreement

EXHIBIT C
ANNEX I
FORM OF SUPPLEMENT
SUPPLEMENT NO. ___TO
FIRST LIEN PLEDGE AGREEMENT DATED AS OF APRIL 30, 2007.
               WHEREAS, pursuant to that certain First Lien Pledge Agreement, dated as of April 30, 2007 (as the same has been, or may hereafter be, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used herein without definition have the meanings given to them in the Pledge Agreement) made by DELTA AIR LINES, INC. (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower signatory thereto, [ANY ADDITIONAL PLEDGORS,] (together with the Borrower, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A. (the “Collateral Agent”) for the First Priority Secured Parties, the Pledgors have granted and pledged to the Collateral Agent for the ratable benefit of the First Priority Secured Parties, a security interest in all of the Pledgors’ right, title and interest in, to and under the Pledged Collateral, all as more fully set forth in the Pledge Agreement.
               A. WHEREAS, the Pledgors have acquired or created additional Pledged Collateral since the date of execution of the Pledge Agreement and the most recent Supplement thereto and hold certain additional Pledged Collateral; and
               B. WHEREAS, Schedule I to the Pledge Agreement does not reflect Pledged Collateral acquired or created by the Pledgors since the date of execution of the Pledge Agreement and the most recent Supplement thereto.
               THEREFORE,
               To secure the prompt and complete payment when due of the First Priority Obligations (other than contingent indemnification obligations not due and payable) of the Borrowers, to secure the performance and observance by each of the Pledgors of all the agreements, covenants and provisions contained in the Credit Agreement and in the Loan Documents for the benefit of the Collateral Agent on behalf of the First Priority Secured Parties, the Pledgors do hereby grant to the Collateral Agent, for the ratable benefit of the First Priority Secured Parties, a security interest (subject to Liens permitted by the Credit Agreement) in and to all of the Pledgors’ right, title and interest in and to the Pledged Collateral being added to Schedule I to the Pledge Agreement below.
               The Pledge Agreement is hereby supplemented, effective as of the date hereof, by amending Schedule I thereof so as to reflect all of the Pledged Collateral in and to which the Pledgors have granted a security interest to the Collateral Agent, for the ratable benefit of the First Priority Secured Parties, pursuant to the terms of the Pledge Agreement and the Credit Agreement.
               The following Pledged Collateral is hereby added to Schedule I to the Pledge Agreement:

EQUITY INTERESTS

No. and Class
		Certificate	of Equity	%
Issuer	Pledgor	Number	Interests	Owned

INDEBTEDNESS
               Except as expressly supplemented hereby, the Pledge Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Pledge Agreement, the terms “Agreement”, “this Agreement”, “this Pledge Agreement”, “herein”, “hereafter”, “hereto”, “hereof” and words of similar import, shall, unless the context otherwise requires, mean the Pledge Agreement as supplemented by this Supplement and all other Supplements.
               This Supplement shall be construed as supplemental to the Pledge Agreement and shall form a part thereof, and the Pledge Agreement and all documents contemplated thereby and any previously executed Supplements thereto, are each hereby incorporated by reference herein and confirmed and ratified by the Pledgors.
               The execution and filing of this Supplement, and the addition of the Pledged Collateral set forth herein are not intended by the parties to derogate from, or extinguish, any of the rights or remedies of the Collateral Agent under (i) the Pledge Agreement and/or any agreement, amendment or supplement thereto or any other instrument executed by the Pledgors or (ii) any financing statement, continuation statement, deed or charge or other instrument executed by the Pledgors and heretofore filed in any state or county in the United States of America or elsewhere.
               THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.
               This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.

[Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, the Pledgors have caused this Supplement No. ___to the First Lien Pledge Agreement to be duly executed as of the date and year first written above.

[NAME OF EACH PLEDGOR]
By:
Name:
Title:

Accepted and Agreed to: JPMORGAN CHASE BANK, N.A. as Collateral Agent
By:
Name:
Title:

EXHIBIT D
FIRST LIEN SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT
Dated as of April 30, 2007
from
Delta Air Lines, Inc.,
and
Comair, Inc.
as Grantors
to
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

THIS FIRST LIEN SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT
          FIRST LIEN SLOT, GATE AND ROUTE SECURITY AND PLEDGE AGREEMENT dated as of April 30, 2007 (this “Agreement”), made by DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), and COMAIR, INC., an Ohio corporation (“Comair” and, together with the Borrower, the “Grantors”, and each a “Grantor”), to JPMORGAN CHASE BANK, N.A., acting as collateral agent (the “Collateral Agent”) for the First Priority Secured Parties (as defined in the Intercreditor Agreement referred to in the Credit Agreement described below).
W I T N E S S E T H:
          WHEREAS, in connection with the execution and delivery of this Agreement, the Borrower is entering into a First Lien Revolving Credit and Guaranty Agreement dated as of the date hereof (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Subsidiaries of the Borrower party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders from time to time party thereto (the “Lenders”), UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, Calyon New York Branch and RBS Securities Corporation, as co-documentation agents, and the Lenders; and
          WHEREAS, unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined; and
          WHEREAS, pursuant to the guaranty set forth in Section 9 of the Credit Agreement, the Guarantors have agreed to guarantee the payment in full of all the First Priority Obligations of the Borrower; and
          WHEREAS, it is a condition precedent to the making of Loans and the issuance of Letters of Credit that the Grantors shall have granted a security interest in, pledge of and lien on the Collateral as security for the First Priority Obligations; and
          WHEREAS, the parties hereto desire to more fully set forth their respective rights in connection with such security interest, pledge and lien; and
          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit, the Grantors hereby agree with the Collateral Agent as follows:

          Section 1. Pledge. Each of the Grantors hereby pledges to the Collateral Agent and grants to the Collateral Agent for the ratable benefit of the First Priority Secured Parties a security interest in all of such Grantor’s right, title and interest in and to each of the following, whether now owned, held or hereafter acquired by such Grantor, and whether now or hereafter existing or arising (together, the “Collateral”):
          (a) each and every FAA Slot of such Grantor; and
          (b) to the extent permitted under Applicable Law, each and every Route of such Grantor; and
          (c) to the extent permitted by applicable law and contract, each and every Gate Interest of such Grantor; and
          (d) to the extent permitted by applicable law, each and every Foreign Slot of such Grantor; and
          (e) to the extent permitted by applicable law and contract, all Supporting Route Facilities of such Grantor; and
          (f) all Proceeds of any kind of any and all of the foregoing (including, without limitation, in the cases of the Collateral listed in (c), (d) and (e), above, the proceeds (of any kind) received or to be received by such Grantor upon the transfer or other disposition of such Collateral notwithstanding whether the pledge and grant of the security interest in such Collateral is legally effective under applicable law).
It being understood, that no Grantor shall be deemed to have granted, assigned, conveyed, mortgaged, pledged, hypothecated or transferred (such actions, collectively, the “granting of a security interest”) over Collateral insofar as such granting of a security interest would constitute a breach or violation of a valid and effective restriction in favor of a third party (including, but not limited to, any mandatory consent rights, and the parties hereby agree that the Collateral Agent shall not require any actions to be taken with respect to such consent rights except following the occurrence of an Event of Default as specifically provided herein) that would result in the termination of such Grantor’s interest in such Collateral or give rise to any valid and effective indemnification obligation or any valid and effective right to terminate or commence the exercise of remedies under such restriction. Notwithstanding the foregoing, in no event shall “Collateral” include any Excluded Property.
          Section 2. Security For First Priority Obligations. This Agreement and the Collateral secure the payment of the Grantors’ First Priority Obligations (as defined in the Intercreditor Agreement), now or hereafter existing, under the Credit Agreement and the other Loan Documents (and any other documents in respect of such First Priority Obligations).
          Section 3. No Release. Nothing set forth in this Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or impose any obligation on the Collateral Agent or any First Priority Secured Party to perform or observe any such term, covenant,

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condition or agreement on such Grantor’s part to be so performed or observed or impose any liability on the Collateral Agent or any First Priority Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of any Grantor contained in this Agreement, or in respect of the Collateral or made in connection herewith or therewith. This Section shall survive the termination of this Agreement and the discharge of any Grantor’s other obligations hereunder and under the Loan Documents.
          Section 4. Representation, Warranties And Covenants. Each of the Grantors represents, warrants and covenants as follows:
          (a) Filings. To the extent that perfection is governed by the Uniform Commercial Code in effect in the State of New York from time to time, all filings, registrations and recordings necessary under U.S. law to create, preserve, protect and perfect the security interest granted by the Grantors to the Collateral Agent hereby in respect of the Collateral in which the Grantors are permitted by applicable law to grant a security interest have been accomplished, and such security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral will constitute a perfected security interest therein prior to the rights of all other Persons therein (but subject, however, to the authority of the DOT and any Foreign Aviation Authority or any Airport Authority to amend or withdraw the Routes or Supporting Route Facilities and/or the authority of the FAA to withdraw FAA Slots pursuant to Title 49 and Title 14, the rights of other applicable Governmental Authorities, Airport Authorities or Foreign Aviation Authorities with respect to Routes, Foreign Slots and Supporting Route Facilities, and the rights of the lessor, sub-lessor or other Person providing any Grantor (or to which the Grantor provides) the authority to occupy and/or use the Gate Interests and Supporting Route Facilities) and subject to no other Liens other than Liens permitted by Section 6.01 of the Credit Agreement. Nothing herein shall be construed to require Grantors to record any memoranda of lease or similar instruments with respect to Gate Interests.
          (b) Ownership. Each Grantor is, and as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the holder of all of such Collateral free from any Lien (other than the Liens referred to in Section 6.01 of the Credit Agreement and subject to the regulatory authority of the DOT and the FAA under Title 49 and the regulatory authority of Foreign Aviation Authorities under applicable law). Subject to the preceding sentence, the Grantors shall defend the Collateral against any and all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Agent or any First Priority Secured Party.
          (c) No Competing Interests. Except as otherwise permitted by clauses (i) and (ii) below, there is no financing statement (or to any Grantor’s knowledge, without independent investigation, similar statement or instrument of registration under the law of any jurisdiction intended to provide notice of a Lien) covering or purporting to cover any interest of any kind in the Collateral, and so long as the Credit Agreement has not been terminated or any of the First Priority Obligations remain unpaid, the Grantors shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction intended to provide notice of a Lien) relating to the Collateral of the Grantors, except financing statements filed or to be filed in respect of and covering the

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security interests (i) granted hereby to the Collateral Agent and (ii) granted to the holders of Liens permitted pursuant to Section 6.01 of the Credit Agreement.
          (d) Location. The chief executive office of each Grantor is located at the address listed opposite such Grantor’s name on Schedule 4(d) hereto, which schedule may be updated from time to time.
          (e) As to FAA Slots. Set forth on Schedule 4(e) is a true, correct and complete list of each Grantor’s Appraised FAA Slots as of the date of this Agreement, which Schedule 4(e) shall be revised from time to time by such Grantor as provided for in Section 6(d)(i) of this Agreement. Each Grantor represents and warrants that (A) it holds each of the FAA Slots pursuant to authority granted by the FAA, other applicable Governmental Authority or Airport Authority, pursuant to Title 14 or Title 49, as the case may be, or other applicable law, (B) it has, at all times after obtaining each FAA Slot, complied in all material respects with all of the terms, conditions and limitations of each rule or regulation of the FAA, DOT, any other applicable Governmental Authority or Airport Authority applicable thereto and with all applicable provisions of law, and (C) there exists no violation of such terms, conditions, limitations or law that gives the FAA, DOT, other applicable Governmental Authority or Airport Authority the right to terminate, cancel, suspend, withdraw or modify, in any materially adverse respect, the rights of such Grantor in any such FAA Slot except to the extent that such failure to comply could not be reasonably expected to result in a Material Adverse Effect.
          (f) As to Primary Foreign Slots. Set forth on Schedule 4(f) is a true, correct and complete list of each Grantor’s Primary Foreign Slots as of the date of this Agreement, which Schedule 4(f) shall be revised from time to time by such Grantor as provided for in Section 6(d)(i) of this Agreement. Each Grantor represents and warrants that it holds the requisite authority and holds each of the Primary Foreign Slots pursuant to authority granted by the applicable Foreign Aviation Authorities, and that it has, at all times after obtaining each such Primary Foreign Slot, complied in all material respects with all of the terms, conditions, and limitations of each rule or regulation of the applicable Foreign Aviation Authorities regarding such Primary Foreign Slots and with all applicable provisions of foreign law, and that there exists no violation of such terms, conditions, limitations or foreign law that gives any Foreign Aviation Authority the right to terminate, cancel, suspend, withdraw or modify the rights of such Grantor in any Primary Foreign Slot in any materially adverse respect except to the extent that such failure to comply could not be reasonably expected to result in a Material Adverse Effect.
          (g) As to Primary Gate Interests.
          (i) Set forth on Schedule 4(g) is a true, correct and complete list of each Grantor’s Primary Gate Interests as of the date of this Agreement which Schedule 4(g) shall be revised from time to time by such Grantor as provided for in Section 6(d)(iii) of this Agreement. Except for matters that would not reasonably be expected to result in a Material Adverse Effect, each Grantor represents and warrants that (A) it holds the Primary Gate Interests pursuant to authority granted by the applicable Governmental Authority or Airport Authority, and (B) no violation by the Grantor of any terms, conditions, or limitations of any

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rule or regulation of the applicable Governmental Authority or Airport Authority regarding such Primary Gate Interests or any applicable provisions of law has occurred and is continuing that would give any Governmental Authority or Airport Authority the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of such Grantor in any such Primary Gate Interests.
          (ii) Each Grantor represents and warrants that it is utilizing the Primary Gate Interests in a manner consistent in all material respects with applicable law, regulations and contracts in order to preserve its right to hold and have access to the Primary Gate Interests to the extent necessary to operate sufficient service over each Primary Route to maintain its rights in and to such Primary Route and the Primary Foreign Slot associated with such Primary Route. No Grantor has received any written notice from any Governmental Authority or Airport Authority, or is aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and use any Primary Gate Interest in any materially adverse respect except to the extent that such failure to comply could not be reasonably expected to result in a Material Adverse Effect.
          (h) As to Primary Routes. Set forth on Schedule 4(h) is a true, correct and complete list of each Grantor’s Primary Routes as of the date of this Agreement, which Schedule 4(h) shall be revised from time to time by such Grantor as provided for in Section 6(d)(ii) of this Agreement.
          (i) As to Primary Supporting Route Facilities. Set forth on Schedule 4(i) is a true, correct and complete list of each Grantor’s Primary Supporting Route Facilities as of the date of this Agreement, which Schedule 4(i) shall be revised from time to time by such Grantor as provided in Section 6(d)(iii) of this Agreement. Each Grantor represents and warrants that (A) it holds the Primary Supporting Route Facilities pursuant to authority granted by the applicable Foreign Aviation Authorities or Airport Authorities, and (B) no violation by such Grantor of any terms, conditions, or limitations of any rule or regulation of the applicable Foreign Aviation Authorities or Airport Authorities regarding such Primary Supporting Route Facilities or any applicable provisions of foreign law has occurred and is continuing that gives the applicable Foreign Aviation Authorities or Airport Authority the regulatory authority to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of such Grantor in any Primary Supporting Route Facilities except to the extent that such violation could not reasonably be expected to result in a Material Adverse Effect.
          (j) Authority and Accuracy. Except as otherwise provided to the contrary herein, each Grantor has full corporate power and authority and legal right to grant a security interest in and pledge all the Collateral of such Grantor pursuant to this Agreement. All information set forth herein relating to the Collateral of any Grantor is accurate in all material respects as of the date hereof.
          (k) Consents. No consent of any other party (including, without limitation, stockholders or creditors of any Grantor), and no consent, authorization, approval, or other action by, and (except in connection with the perfection of the Liens created hereby) no notice to or filing with, any Governmental Authority or other Person is required either (i) for the pledge by each Grantor of the Collateral, with respect to which such Grantor is permitted under

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applicable law and contract to so pledge, pursuant to this Agreement or for the execution, delivery or performance of this Agreement or (ii) for the exercise by the Collateral Agent of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement; provided, however, that (A) any transfer of FAA Slots is subject to confirmation by the FAA, (B) the transfer of certain Routes is subject to approval by the DOT pursuant to Section 41105 of Title 49, (C) the transfer of Routes may be subject to Presidential review pursuant to Section 41307 of Title 49 and the pledge of, transfer of, and exercise of remedies with respect to Routes, may be subject to the approval of Foreign Aviation Authorities, (D) the pledge or transfer of Gate Interests may be subject to approval by Governmental Authorities or Airport Authorities, aviation authorities, air carriers or other lessors and (E) the transfer of, pledge of, and exercise of remedies with respect to, Foreign Slots and Supporting Route Facilities may be subject to approval by Foreign Aviation Authorities or Airport Authorities.
          (l) Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of each Grantor contained herein, in the other Loan Documents and otherwise in writing in connection herewith or therewith.
          Section 5. Supplements, Further Assurances.
          (a) At the reasonable request of the Collateral Agent, each Grantor shall promptly execute and deliver to the Collateral Agent, at any time and from time to time, at the expense of such Grantor, documentation in form and substance reasonably satisfactory to the Collateral Agent, and take all further action, that may be required or that the Collateral Agent reasonably requests, evidencing the security interests granted hereby and providing for the perfection, preservation and protection of such security interests, and enabling the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.
          (b) Each Grantor authorizes the Collateral Agent to prepare and file such financing and continuation statements, in form and substance reasonably acceptable to it, as may from time to time be necessary to grant, continue and maintain a valid, enforceable, first priority security interest in the Collateral of such Grantor and the other rights, as against third parties provided hereby, all in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant law. Each Grantor shall pay any applicable filing fees and other expenses related to the filing of financing and continuation statements in the United States or the expenses for other action taken in accordance with this Agreement (whether by the Collateral Agent or by such Grantor upon the Collateral Agent’s reasonable request) to perfect the security interest granted hereunder. Each Grantor hereby authorizes the Collateral Agent to file any financing or continuation statements without the signature of such Grantor when permitted by law. No Grantor shall be required to seek a memorandum of lease or leasehold mortgage or similar instrument or filing with respect to Gate Interests of Supporting Route Facilities.
          (c) Notwithstanding anything to the contrary herein, the Collateral Agent shall not take any security interest in, or prior to the occurrence of any Event of Default, require any

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actions to be taken with respect to those assets as to which Collateral Agent shall determine, in its reasonable discretion, that the costs of obtaining such security interest or taking such action are excessive in relation to the benefit to the First Priority Secured Parties afforded thereby.
          (d) As required pursuant to Section 5.16(b) of the Credit Agreement, upon any Guarantor acquiring any right, title or interest in or to any Collateral (including any Proceeds of any of the foregoing), the Borrower shall cause such Guarantor to become a party to this Agreement the result of which shall be that such Guarantor shall have pledged to the Collateral Agent, and granted the Collateral Agent, a duly perfected first priority security interest (subject to Specified Permitted Collateral Liens) in and to such Collateral (and such Collateral shall otherwise be subject only to those Liens permitted pursuant to Section 6.01 of the Credit Agreement), to the same extent and subject to the same terms and conditions as the Grantor is subject hereunder.
               Section 6. Affirmative Covenants and Provisions Concerning Collateral.
               (a) Notice of Violations of Laws and Regulations. Each Grantor agrees to give the Collateral Agent notice of any material violations of any applicable laws, foreign laws, treaties or agreements, rules, or regulations (collectively, the “Requirements”) (whether presently in effect or hereinafter enacted, passed, promulgated, made, issued or adopted by the DOT, FAA, any Governmental Authority, Foreign Aviation Authorities or Airport Authorities) affecting the Collateral or such Grantor’s use thereof, by sending within fifteen (15) business days after service upon, or receipt by, an SGR Responsible Officer of such Grantor, a copy of each and every one thereof to the Collateral Agent. At the same time, such Grantor will inform the Collateral Agent as to the work or steps which such Grantor proposes to do or take in order to correct the violation. Notwithstanding the foregoing, however, if such work or step would require any alterations which would, in such Grantor’s reasonable opinion, reduce the value of the Collateral, such Grantor may defer compliance therewith, as long as such deferral is consistent with applicable law in order that such Grantor may, at such Grantor’s expense, contest or seek modification of or other relief with respect to such Requirements so long as such contest or the seeking of such relief does not involve any substantial danger of the sale, forfeiture or loss of the related Collateral.
          (b) Notice of Changes in Laws and Regulations. Each Grantor agrees to use commercially reasonable efforts to give the Collateral Agent notice of any material changes in or new applicable Requirements that could reasonably be expected to have a materially adverse effect on the Appraised FAA Slots, Primary Foreign Slots or Primary Routes or such Grantor’s use of any of the foregoing, by sending within forty-five (45) days after service upon, receipt by, or after the same otherwise comes to the attention of an SGR Responsible Officer of such Grantor, a copy of each and every such change to the Collateral Agent.
               (c) Updated Schedules.
                    (i) Appraised FAA Slots and Primary Foreign Slots. Each Grantor shall deliver or cause to be delivered to the Collateral Agent, at such Grantor’s expense, updated Schedules 4(e) and 4(f) to replace the then-existing Schedules 4(e) or 4(f), as the case may be, (A) from time to time to reflect the allocation to, or the acquisition, by whatever means, by such

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Grantor of any permanent FAA Slots which such Grantor wishes to designate as Appraised FAA Slots or any Foreign Slot which Grantor desires to add to Schedule 4(f), (B) upon delivery of any certificate pursuant to Section 5.01(m) of the Credit Agreement reflecting any permanent disposition or transfer by such Grantor of any Appraised FAA Slot or Primary Foreign Slot permitted pursuant to the terms of the Credit Agreement or (C) upon any reasonable request by the Collateral Agent to update such Schedules 4(e) and 4(f).
                    (ii) Primary Routes. Each Grantor shall deliver or cause to be delivered to the Collateral Agent, at such Grantor’s expense, an updated Schedule 4(h) to replace the then-existing Schedule 4(h) (A) from time to time to reflect any allocation to, or acquisition by, such Grantor of an additional Route which such Grantor wishes to designate as a Primary Route, (B) upon delivery of any certificate pursuant to Section 5.01(m) of the Credit Agreement reflecting any permanent disposition or transfer by such Grantor of any Primary Route permitted pursuant to the terms of the Credit Agreement or (C) upon any reasonable request by the Collateral Agent to update such Schedule 4(h).
                    (iii) Primary Gate Interests and Primary Supporting Route Facilities. Each Grantor shall deliver or cause to be delivered to the Collateral Agent, at such Grantor’s expense, updated Schedules 4(g) and 4(i) to replace the then-existing Schedule 4(g) and 4(i) (A) upon delivery of any certificate pursuant to Section 5.01(m) of the Credit Agreement reflecting airports associated with additional Primary Routes allocated to or acquired by a Grantor which airports are not already listed on Schedule 4(g) or Schedule 4(i) or (B) upon any reasonable request by the Collateral Agent to update such Schedules 4(g) and 4(i).
          Section 7. Collateral Agent Appointed.
          (a) Attorney-In-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent as such Grantor’s attorney-in-fact (which appointment shall be irrevocable and deemed coupled with an interest) with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, upon and during the occurrence and continuation of an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
          (i) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (ii) to receive, endorse, and collect any instruments and documents in connection with clause (i) above;
          (iii) to receive, endorse and collect all instruments made payable to such Grantor representing any distribution in respect of the Collateral or any part thereof and to give full discharge for the same; and
          (iv) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection

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of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.
          (b) Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the First Priority Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, whether or not the Collateral Agent has or has been or is deemed to have knowledge of such matters.
          Section 8. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein within a reasonable time after receipt of a written request to do so from the Collateral Agent, the Collateral Agent may perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent, including, without limitation, the reasonable fees and expenses of counsel, incurred in connection therewith, shall be payable by such Grantor and shall be considered First Priority Obligations.
          Section 9. Events Of Default, Remedies.
          (a) Events Of Default. It shall be an Event of Default hereunder if under the Credit Agreement an “Event of Default” shall occur.
          (b) Remedies; Obtaining Collateral Upon Event Of Default. If any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent may, at any time or from time to time during the continuance of such Event of Default:
          (i) Declare the entire right, title and interest of the Grantors in and to each Slot vested, subject to the requirements imposed by Title 49, Title 14, other applicable law and regulations and the FAA and any other applicable Governmental Authority or Airport Authority, in which event such rights, title and interest shall immediately vest in the Collateral Agent, in which case the Collateral Agent may or may cause the Grantors to effectuate the transfer of any or all of the Slots and the Grantors agree to execute and deliver such transfer documents, deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, FAA, any other Governmental Authority or Airport Authority having jurisdiction over any such Slot or the use thereof) as shall be required or requested by the Collateral Agent in order to effectuate the transfer of such Slots, together with copies of any certificates, confirmations, notices or orders issued by the FAA, other applicable Governmental Authority or Airport Authority representing same and any other rights of the Grantors with respect thereto, to any designee or designees selected by the Collateral Agent if required by applicable law or regulation; it being understood that, as of the date hereof, transfers of Slots within the United States must accommodate the FAA requirement that such Slots be used only by air carriers generally; it being further understood that each Grantor’s obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent

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shall be entitled to a decree requiring specific performance by each Grantor of said obligations; and
          (ii) In the Collateral Agent’s reasonable discretion, the Collateral Agent may use the blank, undated, signed Slot transfer documents held in escrow (in the form of Exhibit I hereto) as a means to effectuate a transfer as contemplated herein; and
          (iii) Declare, to the extent permitted by foreign law or regulations, the entire right, title and interest of each Grantor in and to each Foreign Slot vested, subject to the requirements imposed by foreign law, regulations and Foreign Aviation Authorities, in which event such rights, title and interest shall immediately vest in the Collateral Agent, in which case the Collateral Agent may or may cause such Grantor to effectuate the transfer of any or all of the Foreign Slots as may be required under foreign law or regulations and each Grantor agrees to execute and deliver such transfer documents, deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the Foreign Aviation Authorities, Airport Authority or any other Governmental Authority having jurisdiction over any such Foreign Slot or the use thereof) and to take such other actions and use its reasonable best efforts (including seeking the assistance of the U.S. Government) as shall be reasonably required or requested by the Collateral Agent in order to effectuate the transfer of such Foreign Slots; it being understood that, with respect to each Foreign Slot, if any of the foregoing is not permitted under applicable law, foreign law or regulations, the Collateral Agent for the ratable benefit of the First Priority Secured Parties shall nevertheless continue to have all of each Grantor’s right, title and interest in and to all of the proceeds (of any kind) received or to be received by such Grantor upon the transfer or other disposition of such Collateral; it being further understood that where it is permitted under foreign law or regulations, each Grantor’s obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by each Grantor of said obligations; and
          (iv) Declare the entire right, title and interest of each Grantor in and to each Route and the Supporting Route Facilities, vested, subject to the requirements imposed by Title 49, other applicable law, regulations, the DOT, and Foreign Aviation Authorities, in which event such rights, title and interest shall immediately vest in the Collateral Agent, and, whether or not such vesting is legally effective, each Grantor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, FAA, applicable Foreign Aviation Authorities, any other Governmental Authority or Airport Authority having jurisdiction over any such Route or Supporting Route Facilities, or the use thereof) and to take such other actions and use its reasonable best efforts (including seeking the assistance of the U.S. Government) as shall be reasonably required or requested by the Collateral Agent in order to legally effectuate the transfer of such Routes and Supporting Route Facilities, together with copies of the certificates or orders issued by the DOT and the Foreign Aviation Authorities representing the same and any other rights of each Grantor with respect thereto, and to use its reasonable best efforts to transfer, assign or convey all of the Routes and the Supporting Route Facilities associated with, or related to, each Grantor’s operation of the applicable Route, to any designee or designees selected by the Collateral Agent and approved

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by the DOT and to the extent necessary, by any Foreign Aviation Authorities, any other Governmental Authority or Airport Authority, it being understood that, with respect to each Route and Supporting Route Facilities, if any of the foregoing is not permitted under applicable law, the Collateral Agent for the ratable benefit of the First Priority Secured Parties shall nevertheless continue to have all of each Grantor’s right, title and interest in and to all of the proceeds (of any kind) received or to be received by such Grantor upon the transfer or other disposition of such Collateral; it being further understood that (A) as of the date hereof, the transfer of any Route (but not a pledge or the grant of a security interest therein) is subject to approval by the DOT pursuant to Section 41105 of Title 49 and review by the President pursuant to Section 41307 of Title 49, and that pursuant to such provisions the Routes may be transferred only to one or more Certificated Air Carriers and (B) each Grantor’s obligation to deliver such Collateral and such documents and instruments with respect thereto, including to use its reasonable best efforts to transfer, assign or convey all of its right, title and interest in and to the Routes and the Supporting Route Facilities, is of the essence of this Agreement and that, accordingly, upon application to a court having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by each Grantor of said obligations.
          (v) Declare the entire right, title and interest of each Grantor in and to each Gate Interest vested, in which event such rights, title and interest shall immediately vest in the Collateral Agent, and, whether or not such vesting is legally effective, each Grantor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments as shall be requested by the Collateral Agent in order to legally effectuate the transfer of such Gate Interest, to any designee or designees selected by the Collateral Agent and to use its reasonable best efforts to effect such transfer; it being understood that if any of the foregoing is not permitted under applicable law or agreement to which any Grantor is a party relating to a Gate Interest, the Collateral Agent for the ratable benefit of the First Priority Secured Parties shall nevertheless continue to have all of such Grantor’s right, title and interest, if any, in and to all of the proceeds (of any kind) received or to be received by such Grantor upon the transfer or other disposition of such Collateral; it being further understood that any such Gate Interest transfer may be subject to the approval or consent of the relevant Airport Authority; and it being further understood that each Grantor’s obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by each Grantor of said obligations it being further understood that any such Gate Interest transfer may be subject to approval or consent by an Airport Authority or airport operator; and
          (vi) Sell, transfer, lease or otherwise liquidate, or direct each Grantor to sell, transfer, lease or otherwise liquidate, any or all of the Collateral or any part thereof, subject to the requirements imposed by Title 14, Title 49, the FAA, the DOT, Foreign Aviation Authorities and Airport Authorities and take possession of the proceeds of any such sale, transfer, lease or liquidation.
          (c) Remedies; Disposition Of The Collateral.

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          (i) The Collateral Agent shall, from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it and to the extent not in violation of applicable law, including Title 14 and Title 49, and subject to the approval of the DOT and/or the FAA, all the rights and remedies of a secured party on default under the UCC in effect in all relevant jurisdictions at the time of an Event of Default and the Collateral Agent may also in its discretion, without notice except as specified below and as may be required by applicable law, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. To the extent not inconsistent with Title 49, Title 14 or the requirements of the DOT or the FAA, the Collateral Agent or any First Priority Secured Party may be the purchasers of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the First Priority Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.
          (ii) Except as otherwise provided herein, each Grantor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives to the fullest extent permitted by applicable law: (A) all damages occasioned by such taking of possession; (B) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and (C) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of each Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against each Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under each of the Grantors.

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          (d) Continuing Use During Remedies. In the event that the Collateral Agent invokes its rights or remedies under (b) or (c) of this Section, each Grantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its material rights in and to use its Routes, Slots and Foreign Slots until the Collateral Agent is able to complete the transfer or otherwise dispose of such Routes, Slots and Foreign Slots.
          Section 10. Application Of Proceeds. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by it of its remedies as a secured party as provided in Section 9 of this Agreement shall, in the discretion of the Administrative Agent, be held by the Collateral Agent as collateral for, and then at any time thereafter shall, upon instruction from the Administrative Agent, be applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10.4 of the Credit Agreement) in whole or in part against, all or any part of the First Priority Obligations in such order as provided for in the Credit Agreement and the Intercreditor Agreement. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the First Priority Obligations shall be promptly paid over to the Grantors or to whomever may be at such time lawfully entitled to receive such surplus. Each Grantor shall remain liable for any deficiency if the proceeds of any such sale, collection or other realization are insufficient to pay its First Priority Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any First Priority Secured Party to collect such deficiency.
          Section 11. No Waiver, Discontinuance Of Proceeding.
          (a) Each and every right, power and remedy hereby specifically given to the Collateral Agent or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this Agreement, the Credit Agreement or the other Loan Documents now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the First Priority Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any default or Event of Default or an acquiescence therein. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.
          (b) In the event the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement, the Credit Agreement or the other Loan Documents by foreclosure, sale, entry or otherwise, and such proceeding shall have been

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discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case each Grantor, the Collateral Agent and each holder of any of the First Priority Obligations shall to the extent permitted by applicable law be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the First Priority Secured Parties shall continue as if no such proceeding had been instituted.
          Section 12. Amendments, Etc. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated unless the same shall be in writing and signed and delivered by the Collateral Agent, acting at the direction of the Administrative Agent, and each Grantor, subject to the requirements set forth in Section 10.08 of the Credit Agreement.
          Section 13. Security Interest Absolute. The obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by: (a) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document, except as specifically set forth in a waiver granted pursuant to Section 12; (b) any amendment to or modification of any Loan Document or any security for any of the First Priority Obligations, whether or not such Grantor shall have notice or knowledge of any of the foregoing, except as specifically set forth in an amendment or modification executed pursuant to Section 12; (c) any lack of validity or enforceability of the Credit Agreement or any other agreement or instrument relating thereto; or (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, such Grantor.
          Section 14. Additional Grantor. Each Grantor (and any additional Grantor party hereto) acknowledges that (i) pursuant to Section 5.14 of the Credit Agreement, the Borrower is required to cause each Person which becomes a direct or indirect domestic subsidiary of the Borrower (other than Immaterial Subsidiaries, Excluded Subsidiaries and Restricted Captive Insurance Company Subsidiaries) to become a party hereto as an additional Grantor by executing an Instrument of Assumption and Joinder (a “Joinder”) substantially in the form of Exhibit H to the Credit Agreement and (ii) pursuant to Section 5.16(b) of the Credit Agreement, any Guarantor acquiring any right, title or interest in any Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Interests will promptly become a party hereto as an additional Grantor by executing a Joinder (each such Person or Guarantor referred to in clauses (i) and (ii), an “Additional Grantor”). Upon delivery of any such Joinder to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) any failure by the Borrower or any Grantor to cause any Subsidiary of the Borrower to become an Additional Grantor or a Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the First Priority Secured Parties’ actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Grantor. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

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          Section 15. Termination; Release.
          (a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the First Priority Obligations Payment Date shall have occurred, (ii) be binding upon each Grantor, its successors and assigns and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each of the First Priority Secured Parties and their respective successors, transferees and assigns. Upon the occurrence of the First Priority Obligations Payment Date and without further action by any Person, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantors subject to any existing liens, security interests or encumbrances on such Collateral (other than any thereof attributable to actions or inactions of the Collateral Agent or any First Priority Secured Party). Upon any such termination, the Collateral Agent will, at the Grantors’ expense, promptly execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.
          (b) In the event that any part of the Collateral of the Grantors (i) is disposed of in connection with a disposition permitted by the Credit Agreement or this Agreement or (ii) is otherwise released pursuant to the terms and conditions of the Credit Agreement, to the extent applicable, such Collateral will, in the case of a disposition, be sold free and clear of the Liens created by this Agreement and, in each case, the Collateral Agent, at the request and expense of the relevant Grantor, will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral of such Grantor as is then being (or has been) so sold or released and has not theretofore been released pursuant this Agreement.
          (c) Except as may be otherwise provided in the Credit Agreement, at any time that any Grantor desires that the Collateral of such Grantor be released as provided in the foregoing Sections 15(a) or (b), the Borrower shall deliver to the Collateral Agent a certificate signed by a Responsible Officer stating that the release of the respective Collateral is permitted pursuant to Sections 15(a) or (b). The Collateral Agent shall have no liability whatsoever to any First Priority Secured Party as the result of any release of Collateral by it as permitted by this Section 15.
          Section 16. Definitions. Except as otherwise defined in this Agreement, including this Section 16, terms defined in the Credit Agreement, as applicable, shall be used herein as therein defined. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Federal, state, local or municipal law, rule, order, regulation, statute, ordinance, code or decree of any Governmental Authority shall be construed as referring to such law, rule, order, regulation, statute,

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ordinance, code or decree as from time to time amended, supplemented, extended, re-codified or otherwise modified from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “knowledge” or “aware” or words of similar import shall mean, when used in reference to any Grantor, the actual knowledge of any SGR Responsible Officer. The following terms shall have the following meanings:
          “Applicable Law” means, in the case of any Routes, the laws of United States of America and the laws of the other country party to the agreement with the United States of America under which the route authorities for such Routes were issued.
          “Certificated Air Carrier” means a Citizen of the United States holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 or any analogous successor provision of the U.S.C., for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code or any analogous successor provision of the Bankruptcy Code.
          “Collateral” has the meaning provided in Section 1 hereof.
          “Excluded Property” shall mean, to the extent applicable, “Excluded Property” as such term is defined in the Security Agreement.
          “Non-Primary Routes” shall mean all of the Routes other than the Primary Routes.
          “Primary Gate Interests” shall mean the Gate Interests used by the Borrower to conduct scheduled nonstop operations from the points listed on Schedule 4(g) servicing the Primary Routes, to the extent such space is used for the operation of such flights.
          “Proceeds” shall have the meaning assigned that term under the Uniform Commercial Code in effect in the State of New York or under other relevant law and, in any event, shall include, but not be limited to, any and all (a) proceeds of any insurance, indemnity, warranty or guarantee payable to the Collateral Agent, the Administrative Agent or to any Grantor or any Affiliate of any Grantor from time to time with respect to any of the Collateral, (b) payments (in any form whatsoever), made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (c) instruments representing obligations to pay amounts in respect of the Collateral, (d) products of the Collateral, (e) any and all rights of any Grantor to receive moneys due and to become due from any Person under or pursuant to any contract or other agreement with respect to the Collateral, including, all rents, revenues, royalties, license fees, for the use, or otherwise in respect, of the Collateral, (f) all causes of action, claims and warranties now or hereafter held by

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any Grantor in respect of any of the assets and property of such Grantor described in Section 1 and, to the extent related to any property described in said Section 1, all books, correspondence, credit files, records, invoices and other papers, and (g) other amounts from time to time paid or payable under or in connection with any of the Collateral.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.
          “Requirements” has the meaning set forth in Section 6(h) hereof.
          “SGR Responsible Officer” means any employee of the Borrower having oversight responsibility for the administration of this Agreement.
          “Slots” means all FAA Slots and Foreign Slots.
          Section 17. Notices. Except as otherwise specified herein, and except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in the manner and at the addresses set forth in, and otherwise in accordance with, Section 10.01 of the Credit Agreement.
          Section 18. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING

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ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          Section 19. Severability Of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 20. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
          Section 21. Execution In Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Collateral Agent may also require that any such documents and signatures delivered by telecopier or electronic transmission (including Adobe.pdf file) be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
          Section 22. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the Credit Agreement; provided, that no Grantor may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Collateral Agent.
          Section 23. Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b) of the Credit Agreement, the Collateral Agent, the Administrative Agent and each First Priority Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Collateral Agent, the Administrative Agent or each such First Priority Secured Party to or for the credit or the account of the Borrower or any Grantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Collateral Agent, the Administrative Agent or such First Priority Secured Party shall have made any demand under any Loan Document. The Collateral Agent, each First Priority Secured Party and the

18

Administrative Agent agree promptly to notify the Borrower and Grantors after any such set-off and application made by the Collateral Agent, such First Priority Secured Party or the Administrative Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, each First Priority Secured Party and the Administrative Agent under this Section are in addition to other rights and remedies which the Collateral Agent, such First Priority Secured Party and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.
          Section 24. Survival Of Representations And Warranties, Etc. All representations and warranties made by any Grantor herein or in any certificate or other instrument delivered by any Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the First Priority Secured Parties and shall survive the execution and delivery of this Agreement, the Credit Agreement and the other Loan Documents.
          Section 25. Conflicts With Other Loan Documents. Unless otherwise expressly provided in this Agreement, if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control, provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the First Priority Secured Parties in any other Loan Document shall not be deemed a conflict with this Agreement.
          Section 26. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
          Section 27. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens and rights granted pursuant to this Agreement shall be as set forth in, and subject to the terms and conditions of, the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Loan Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement.
[SIGNATURE PAGES TO FOLLOW]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written.

GRANTORS: DELTA AIR LINES, INC.
By:
Name:
Title:

COMAIR, INC.
By:
Name:
Title:

Signature Pages to First Lien Slot, Gate and Route Security and Pledge Agreement

JPMORGAN CHASE BANK, N.A. as Collateral Agent
By:
Name:
Title:

Signature Pages to First Lien Slot, Gate and Route Security and Pledge Agreement

SCHEDULE 4(d)
CHIEF EXECUTIVE OFFICE OF GRANTOR

i

SCHEDULE 4(e)
APPRAISED FAA SLOTS

SCHEDULE 4(f)
PRIMARY FOREIGN SLOTS

SCHEDULE 4(g)
PRIMARY GATE INTERESTS

SCHEDULE 4(h)
PRIMARY ROUTES

v

SCHEDULE 4(i)
SUPPORTING ROUTE FACILITIES IN RESPECT OF PRIMARY ROUTES

EXHIBIT I
TO
FIRST LIEN SGR SECURITY AGREEMENT
Office of Slot Administration
Office of Chief Counsel — Slot Transfers
Federal Aviation Administration
800 Independence Avenue, S.W.
Washington, D.C. 20591
          Re:       Request for Confirmation of Slot Transfers
Dear Sirs/Madams:
          Please be advised that, pursuant to 14 C.F.R. § 93.221(a), [Delta Air Lines, Inc. (“Delta”)][Comair, Inc. (“Comair”)] intends to transfer all rights, interests, and privileges pertaining to the slots listed on the attached Schedule A (attached hereto) to [NAME A]. The slots involved in the transaction are not used for international or essential air service, nor are they AIR-21 slot exemptions. This slot transfer is permanent.
          This letter serves as written evidence of [Delta’s] [Comair’s] and [NAME A]’s consent to the transfer of the above-referenced slots — said transfer to be effective as of the date upon which [NAME A] signs this letter, subject to confirmation by the FAA. Upon confirmation by the FAA, [NAME A] will become the holder of record of the above-described slots.
          Please confirm the transfer of the above-described slots by stamping and signing the acknowledgement copy of this letter and returning it to [Name, Title,] by facsimile at                       and by mail at                     .
Sincerely,

[NAME] [Date]	[NAME] [Date]
[TITLE]	[TITLE]
[Delta Air Lines, Inc.][Comair, Inc.]	[NAME A]

CONFIRMED BY:
[FAA Name, Date]

EXHIBIT E
FIRST LIEN
AIRCRAFT, SPARE ENGINES
AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
dated as of April 30, 2007
made by
DELTA AIR LINES, INC., and COMAIR, INC.,
as Grantors
in favor of
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

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EXHIBITS

Exhibit A	Form of Mortgage Supplement
Exhibit B	Certain Economic Terms
Exhibit C	Form of Data Report
Exhibit D	Country List
Exhibit E	Form of First Lien Revolving Credit and Guaranty Agreement (excluding Annexes, Exhibits and Schedules)
Exhibit F	Form of Intercreditor Agreement

ii

FIRST LIEN
AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
     THIS FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT dated as of April 30, 2007 (as amended or supplemented from time to time, including by one or more Mortgage Supplements, this “Mortgage”) is made by DELTA AIR LINES, INC., a Delaware corporation (“Borrower”), and COMAIR, INC., an Ohio corporation (“Comair”) (each of the Borrower and Comair, a “Grantor” and, collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., acting as collateral agent (in such capacity, the “Collateral Agent”) for the First Priority Secured Parties.
W I T N E S S E T H:
     WHEREAS, all capitalized terms used shall have the respective meanings set forth or referred to in Article 1 hereof or, if not defined in Article 1, in the Credit Agreement;
     WHEREAS, all things necessary to make this Mortgage the legal, valid and binding obligation of Grantors and the Collateral Agent, for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;
     WHEREAS, pursuant to that certain First Lien Revolving Credit and Guaranty Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Delta Air Lines, Inc., Comair, Inc. and each of the other direct and indirect domestic Subsidiaries of the Borrower from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party thereto, the Collateral Agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners, UBS Securities LLC, as joint bookrunner, Calyon New York Branch and RBS Securities Corporation, as co-documentation agents and the Lenders, the Lenders have agreed to make Loans to and issue and participate in Letters of Credit on behalf of the Borrower;
     WHEREAS, in order to induce the Collateral Agent, the other Agents, the Lenders and the other parties thereto to enter into the Credit Agreement and the other Loan Documents and in order to induce the Lenders to make the Loans and issue Letters of Credit as provided for in the Credit Agreement, each Grantor has agreed to execute and deliver this Mortgage to the Collateral Agent for the benefit of the First Priority Secured Parties;
GRANTING CLAUSE
     NOW, THEREFORE, THIS FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT WITNESSETH, that, to secure the prompt and complete payment and performance when due of the First Priority Obligations of the Borrower and each of the Guarantors under the Credit Agreement and each of the other Loan Documents, to secure the performance and observance by the Borrower and each of the Guarantors of all the agreements, covenants and provisions contained herein and in the

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Loan Documents to which they are a party for the benefit of the Collateral Agent on behalf of the First Priority Secured Parties and each of the other Indemnified Persons, and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the premises and of the covenants herein contained, and of other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, each Grantor has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Collateral Agent, its successors and assigns, for the security and benefit of the First Priority Secured Parties and such other Persons, a first priority continuing security interest in and first priority mortgage Lien on all estate, right, title and interest of such Grantor in, to and under the following described property, rights, interests and privileges whether now or hereafter acquired and subject to the Lien hereof (which collectively, including all property hereafter specifically subjected to the Lien of this Mortgage by any instrument supplemental hereto, are herein called the “Collateral”):
     (1) each Aircraft (including, without limitation, each Airframe and its related Engines, if any, as indicated in a Mortgage Supplement (each such Engine having 1750 or more pounds of thrust or the equivalent thereof)), as the same is now and will hereafter be constituted, whether now or hereafter acquired and subjected to the Lien hereof, and, in the case of such Engines, whether or not any such Engine shall be installed in or attached to the related Airframe or any other Airframe or airframe and all substitutions or replacements therefor, as provided in this Mortgage, together with all Parts of whatever nature which are from time to time included in any “Airframe” or its related “Engines”, whether now or hereafter acquired and subjected to the Lien hereof, and all renewals, substitutions, replacements, additions, improvements, accessories and accumulations with respect to any of the foregoing, and all records, logs, manuals, maintenance data and inspection, modification and overhaul records and other related materials with respect to any of the foregoing (as may be required to be maintained by a Grantor’s FAA-approved maintenance program);
     (2) each Engine and each Spare Engine (each Engine or Spare Engine having 1750 or more pounds of thrust or the equivalent thereof) as the same is now and will hereafter be constituted, whether now or hereafter acquired and subjected to the Lien hereof, and whether or not any such Engine or Spare Engine shall be installed in or attached to any Airframe or airframe and all substitutions or replacements therefor, as provided in this Mortgage, together with all Parts of whatever nature which are from time to time included in any “Engine” or “Spare Engine”, whether now or hereafter acquired and subjected to the Lien hereof, and all renewals, substitutions, replacements, additions, improvements, accessories and accumulations with respect to any of the foregoing, and all records, logs, manuals, maintenance data and inspection, modification and overhaul records and other related materials with respect to any of the foregoing (as are maintained or as may be required to be maintained by a Grantor’s FAA-approved maintenance program);
     (3) (x) in the case of Comair, all Spare Parts, and (y) in the case of the Borrower, all Spare Parts relating to or used in connection with General Electric Model CF34 engines, in each case whether now or hereafter acquired and subjected to the Lien

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
hereof, including any replacements, substitutions or renewals therefor, and accessions thereto, including but not limited to Rotables, Expendables, Key Repairables, Appliances, and located at the applicable Designated Spare Parts Locations, other than any Excluded Parts;
     (4) all proceeds with respect to the requisition of title to or use of each Airframe, Engine or Spare Engine or any Part thereof, or any Spare Parts, all insurance proceeds or indemnity payments with respect to any of the foregoing and any other proceeds of any kind resulting from an Event of Loss;
     (5) all moneys and securities now or hereafter paid or deposited or required to be paid or deposited to or with the Collateral Agent by or for the account of such Grantor pursuant to the terms hereof and held or required to be held by the Collateral Agent hereunder;
     (6) any and all property that may, from time to time hereafter, in accordance with the provisions of the Loan Documents, by delivery or by Mortgage Supplement or by other writing of any kind, for the purposes hereof be in any way subjected to the Lien and security interest hereof or be expressly conveyed, mortgaged, assigned, transferred, deposited hereunder, in which a security interest may be granted by such Grantor and/or pledged by such Grantor, or any Person authorized to do so on its behalf or with its consent, to and with the Collateral Agent, who are hereby authorized to receive the same at any and all times as and for additional security hereunder;
     (7) all rents, issues, profits, revenues and other income of the property subjected or required to be subjected to the Lien of this Mortgage;
     (8) all right, title, interest, claims and demands of such Grantor, in, to and under any lease of any Airframe or Engine;
     (9) all repair, maintenance and inventory records, logs, tags, manuals and all other documents and materials similar thereto (including, without limitation, any such records (whether on paper or in an electronic format), logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by the Grantors, and all records, logs, tags, documents and other materials required at any time to be maintained by each Grantor by the FAA or under the FAA Act, in each case with respect to any of the Pledged Spare Parts;
     (10) any Tracking Software; and
     (11) all proceeds of the foregoing, including, without limitation, all causes of action, claims and Warranty Rights now or hereafter held by such Grantor in respect of any of the items listed above and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers.
     PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, each Grantor shall have the

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
right, to the exclusion of Collateral Agent, but subject to the terms and conditions of this Mortgage: (i) to quiet enjoyment of the Aircraft, the Airframes, the Engines, the Spare Engines and Pledged Spare Parts, and to possess, use, retain and control the Aircraft, the Airframes, the Spare Engines and Pledged Spare Parts and (ii) with respect to the Warranty Rights, to exercise in a Grantor’s name all rights and powers of such Grantor under the Warranty Rights and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity or other obligation under the Warranty Rights.
HABENDUM CLAUSE
     TO HAVE AND TO HOLD all and singular the aforesaid property unto the Collateral Agent and for the uses and purposes and subject to the terms and provisions set forth in this Mortgage.
     1. It is expressly agreed that anything herein contained to the contrary notwithstanding, each Grantor shall remain liable under each of the contracts and agreements included in the Collateral to which it is a party to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any of the First Priority Secured Parties shall have any obligation or liability under any such contracts and agreements to which a Grantor is a party by reason of or arising out of the assignment hereunder, nor shall the Collateral Agent or any First Priority Secured Party be required or obligated in any manner to perform or fulfill any obligations of a Grantor, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     2. Each Grantor does hereby designate the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, the true and lawful attorney-in-fact of such Grantor, irrevocably, for good and valuable consideration and coupled with an interest and with full power of substitution (in the name of such Grantor or otherwise) subject to the terms and conditions of this Mortgage, to ask, require, demand, receive, sue for, compound and give acquittance for any and all moneys and claims for moneys due (in each case including insurance and requisition proceeds and indemnity payments) and to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable in the premises as fully as such Grantor itself could do generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral (including executing a bill of sale, conveyance, amendment, termination, release, disclaimer, request to cancel US registration, supplement, assignment, airworthiness application or request for a ferry permit or any other document necessary to file with or submit to the FAA in connection with any or all of the Collateral, which documents may be executed by the Collateral Agent as attorney in fact for such Grantor), as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and to effect the intent of this Mortgage. Each Grantor agrees that promptly upon

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
receipt thereof, it will transfer to the Collateral Agent any and all moneys from time to time received by such Grantor constituting part of the Collateral to the extent that it is not entitled to retain the same under the express provisions of this Mortgage, for distribution by the Collateral Agent pursuant to the Credit Agreement and this Mortgage.
     3. Grantors agree that at any time and from time to time upon the written request of the Collateral Agent, Grantors, at their sole cost and expense, will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Collateral Agent may reasonably deem necessary or desirable, by reference to prudent industry practice, in obtaining the full benefits of the assignment hereunder and/or intended to be effected hereunder and of the rights and powers herein granted and/or intended to be granted hereunder including, without limitation, taking such steps as may be required to establish, maintain or enforce the Lien intended to be granted hereunder in full force and effect (whether under the UCC, Title 49, or the law of any other jurisdiction under which any Aircraft or other portion of the Collateral may be registered).
     4. Grantors hereby warrant and represent that none of the Collateral is currently subject to any assignment, pledge or other Lien (other than Permitted Encumbrances), and hereby covenant that neither Grantor will otherwise assign or pledge, so long as the Lien of this Mortgage has not been discharged in accordance with the terms hereof, any of its rights, title or interests hereby assigned to any Person other than the Collateral Agent.
     5. No other conveyance, assignment or act on the part of such Grantor or the Collateral Agent shall be necessary for any part of the Collateral to become subject to the Lien of this Mortgage.
     6. The Collateral shall be subject to release as and to the extent provided in Section 6.06(d) of the Credit Agreement and Article 5 hereof.
     7. Each Grantor agrees that it will timely and completely pay and perform all of its obligations under the Loan Documents.
     IT IS HEREBY FURTHER COVENANTED AND AGREED by and among the parties hereto as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Definitions. (a) For all purposes of this Mortgage, except as otherwise expressly provided or unless the context otherwise requires:
     (1) each of the “Grantors,” “Collateral Agent,” any “Lender” “First Priority Secured Party” or any other Person includes any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;
     (2) the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

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     (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, as in effect from time to time;
     (4) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Mortgage as a whole and not to any particular Article, Section or other subdivision;
     (5) all references in this Mortgage to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits of this Mortgage;
     (6) “knowledge” or “aware” or words of similar import shall mean, when used in reference to a Grantor, the actual knowledge of any Responsible Officer;
     (7) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and
     (8) for all purposes of this Mortgage, the following capitalized terms have the following respective meanings:
     “Additional Insured” shall mean each First Priority Secured Party, the Collateral Agent, a Grantor in its capacity as lessor under any Permitted Lease (collectively, the “Named Additional Insured”), and each of their respective Affiliates, successors and permitted assigns, and the respective directors, officers and employees of each of the foregoing.
     “Additional Parts” shall have the meaning given to that term in Section 2.02(c) of this Mortgage.
     “Aircraft” shall mean each Airframe together with the related Engines, if any, as indicated in the initial or any subsequent Mortgage Supplement, whether or not such Engines are installed on such Airframe or any other Airframe or airframe.
     “Airframe” shall mean: (i) each aircraft or airframe (excluding Engines, Spare Engines or engines either initially or from time to time installed thereon) specified by Manufacturer, model, United States Registration Number and Manufacturer’s serial number in the initial Mortgage Supplement and any subsequent Mortgage Supplement, (ii) any Replacement Airframe which may from time to time be substituted for such Airframe pursuant to Section 3.01 hereof and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached thereto (including, without limitation, the portion of any quick engine change kits installed thereon) or which have been removed therefrom, unless the Lien of this Mortgage shall not be applicable to such Part in accordance with Section 2.02.
     “Appliance” means an instrument, equipment, apparatus, a part, an appurtenance, or an accessory used, capable of being used, or intended to be used, in operating or controlling aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to aircraft during flight, and not a part of an aircraft, engine, or Propeller.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
     “Cape Town Convention” shall mean the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocols to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa, as in effect from time to time in any applicable jurisdiction.
     “Certificated Air Carrier” shall mean a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation of the United States pursuant to Chapter 447 of Title 49 for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of Section 1110 of the Bankruptcy Code or any analogous provision of the Bankruptcy Code enacted in substitution or replacement thereof.
     “Citizen of the United States” shall have the meaning given to such term in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies or any similar legislation of the United States enacted in substitution or replacement therefor.
     “Claims” shall have the meaning given in Section 6.11(a) of this Mortgage.
     “Collateral” shall have the meaning assigned thereto in the Granting Clause hereof.
     “Collateral Agent” shall have the meaning given to that term in the recitals of this Mortgage.
     “Credit Agreement” shall have the meaning given to that term in the recitals of this Mortgage.
     “Data Report” means information and data relating to the Pledged Spare Parts supplied by the Borrower to the Collateral Agent and substantially in the form of Exhibit C to this Mortgage.
     “Designated Spare Parts Locations” means the locations in the United States. designated from time to time by the Grantors at which the Pledged Spare Parts may be maintained by or on behalf of such Grantors, which initially shall be the locations set forth in the initial Mortgage Supplement and shall include the additional locations designated by the Grantors pursuant to Section 2.06(b) of this Mortgage.
     “Encumbered Aircraft” means any aircraft owned or hereafter acquired by a Grantor as to which such Grantor has granted a security interest (or shall grant a security interest) to a financier of such aircraft.
     “Encumbered Engine” means any engine owned or hereafter acquired by a Grantor as to which such Grantor has granted a security interest (or shall grant a security interest) to a financier of such engine.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     “Engine” shall mean (i) each of the engines listed by Manufacturer, model and Manufacturer’s serial numbers in Part B of Exhibit 1 to the initial Mortgage Supplement and every subsequent Mortgage Supplement, and whether or not either initially or from time to time installed on an Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any of such Engines pursuant to the terms hereof; and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached to any such Engine (including, without limitation, the portion of any quick engine change kits installed thereon) and any and all Parts removed therefrom unless the Lien of this Mortgage shall not apply to such Parts in accordance with Section 2.02.
     “Excepted Taxes” shall mean any Taxes (including any withholding Taxes) based on, or measured by or with respect to, gross or net income, gross or net receipts, capital or net worth or that are minimum, franchise, excess profits, conduct of business or branch profits Taxes, in each case however denominated, other than (i) any such Taxes which are in the nature of sales or use taxes, stamp taxes, license or property taxes, mortgage or mortgage recording taxes, turnover taxes, valorem taxes, and value added taxes (to the extent not imposed in direct and clear substitution for an income tax), (ii) any such Taxes necessary to make any indemnity amount that is required to be paid by a Grantor under Section 6.11 hereof to be paid on an After-Tax Basis, and (iii) any such Taxes imposed by any foreign or international taxing authority or by any territory or possession of the United States (A) on any Indemnitee who does not otherwise maintain an office or other place of business and is not otherwise located in such locations solely as a result of the transactions contemplated by the Loan Documents or the operation or registration of any Aircraft or the identity or other activities of a Grantor or any lessee or other Person in possession of any Aircraft or any part thereof in the jurisdiction of such taxing authority, and (B) on any Indemnitee who is doing business, maintaining an office or other place of business, or otherwise located in the jurisdiction of such taxing authority, but only to the extent of any incremental Taxes that would not have been imposed but for the transactions contemplated by the Loan Documents or the operation or registration of any Aircraft or the identity or other activities of a Grantor or any lessee or other Person in possession of any Aircraft or any part thereof in such jurisdiction.
     “Excluded Parts” means (i) any Spare Part (including an Appliance) specifically identifiable by any Person, other than the Collateral Agent and any First Priority Secured Party, as having been removed from an Encumbered Aircraft or an Encumbered Engine, as the case may be, and under the document creating such security interest the financier has a continuing security interest therein, until any such Spare Part is replaced on such Encumbered Aircraft or Encumbered Engine, as the case may be or (ii) any Hazardous Materials.
     “Expendables” means Pledged Spare Parts that, once used, cannot be re-used, and if not serviceable, cannot be overhauled or repaired.
     “Event of Loss” shall mean, with respect to any Aircraft, any Airframe or any Engine, Spare Engine or Spare Part, any of the following events with respect to such property:
     (a) any damage to such property which results in an insurance settlement with respect to such property on the basis of an actual or constructive total loss;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (b) the loss of such property or of the use thereof due to destruction or damage beyond repair;
     (c) the theft or disappearance of such property for a period in excess of 120 days;
     (d) the condemnation, confiscation, seizure or requisition of such property for a period in excess of 120 days or the requisition or taking of title of such property;
     (e) the requisition for use of such property by any Governmental Authority (other than a requisition for use by the government of the country of registry of such Aircraft) that results in the loss of possession of such property by a Grantor (or any Permitted Lessee) for a period in excess of nine consecutive months;
     (f) as a result of any law, rule, regulation, order or other action by the FAA, the DOT or other Governmental Authority having jurisdiction, the use of such Aircraft or such Airframe, Engine or Spare Engine in the normal business of air transportation is prohibited by virtue of a condition affecting all aircraft of the same type for a period of 12 consecutive months, unless prior to the expiration of such 12 month period, Grantors have undertaken and are diligently carrying forward all steps that are necessary or desirable to permit the normal use of such Aircraft or such Airframe, Engine or Spare Engine or, in any event, if such use is prohibited for a period of more than eighteen consecutive months; and
     (g) any event with respect to an Engine or Spare Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 2.01(a)(vii) of this Mortgage.
     An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the corresponding Airframe.
     “FAA Act” shall mean Title 49.
     “First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement” or “this Agreement” or “this Mortgage” shall mean this First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.
     “Foreign Air Carrier” shall mean any air carrier principally domiciled in a country other than the United States and which performs maintenance, preventative maintenance and inspections for aircraft, engines and related parts to standards which are approved by, or which are substantially equivalent to those required by, the civil aviation authority of the United States, Australia, Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy, Japan, the Netherlands, Norway, New Zealand, Spain, Sweden, Switzerland or the United Kingdom.
     “Grantor” and “Grantors” shall have the meaning given to that term in the first paragraph of this Mortgage.
     “Indemnitee” shall have the meaning given in Section 6.11(b) of this Mortgage.
     “Insured Amount” shall have the meaning specified therefor on Exhibit B hereto.

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     “Key Repairable” means those Spare Parts, including Appliances, that can be economically restored or repaired to a serviceable condition, but have a life that is considerably less than the life of the flight equipment to which they are related.
     “Manufacturer” shall mean, with respect to any Airframe, Engine, Spare Engine or Spare Part, the manufacturer thereof.
     “Minimum Liability Insurance Amount” shall have the meaning specified therefor on Exhibit B hereto.
     “Mortgage Supplement” shall mean any supplement to this Mortgage which is delivered from time to time pursuant to the terms hereof in the form of Exhibit A hereto.
     “Obsolete Parts” shall have the meaning given in Section 2.02(c) of this Mortgage.
     “Opinion of Counsel” means a written opinion from legal counsel to a Grantor who is reasonably acceptable to the Administrative Agent.
     “Parts” shall mean any and all appliances, part, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines, Spare Engines, or engines, (b) any items leased by a Grantor or any Permitted Lessee, (c) cargo containers, (d) severable components or systems installed on or affixed to an Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard an Aircraft (“Passenger Convenience Equipment”), (e) medical and similar emergency equipment and (f) passenger service items and passenger service equipment generally used in but not affixed to an Aircraft, such as blankets, coffee pots, beverage and meal servicing carts, etc.), so long as the same are incorporated or installed in or attached to any Airframe or any Engine or Spare Engine or so long as the same are subject to the Lien of the Mortgage in accordance with the terms of Section 2.02 thereof after removal from any Airframe or any Engine or Spare Engine.
     “Passenger Convenience Equipment” shall mean severable components or systems defined as such in the definition of the term “Parts”.
     “Permitted Air Carrier” shall mean any Certificated Air Carrier or any Foreign Air Carrier.
     “Permitted Encumbrances” shall mean, with respect to any Aircraft, Airframe, Engine, Spare Engine, Part or Spare Part or any interest therein:
     (a) the respective rights of the Collateral Agent and each Grantor as provided herein and other rights expressly permitted pursuant to the Loan Documents (including any lease permitted pursuant to Section 2.01(a) hereof);
     (b) Liens for Taxes either not yet due or payable or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of such property or the Collateral Agent’s interest therein;

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     (c) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of a Grantor’s (or any Permitted Lessee’s) business securing obligations that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings so long as during such 60-day period there is not, or such proceedings do not involve, any material risk of the sale, forfeiture or loss of such property or any interest therein;
     (d) Liens arising out of any judgment or award against a Grantor (or any Permitted Lessee), unless the judgment or award secured shall not, within 60 days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal or shall not have been discharged, vacated or reversed within 60 days after the expiration of such stay, so long as during either such 60-day period there is not, or any such judgment or award does not involve, any material danger of the sale, forfeiture or loss of such property or any interest therein;
     (e) salvage or similar rights of insurers under the insurances required to be maintained pursuant to Section 2.03(b) hereof;
     (f) any other Lien with respect to which a Grantor (or any Permitted Lessee) shall have provided a bond or other security to the Collateral Agent in an amount and under terms and issued by a Person reasonably satisfactory to the Collateral Agent;
     (g) the rights of any Permitted Lessee under any Permitted Lease;
     (h) Liens approved in writing by the Collateral Agent;
     (i) Permitted Collateral Liens referred to in Sections 6.01(e), 6.01(f), 6.01(l), 6.01(m), 6.01(n) and 6.01(r) (with respect to sales permitted hereunder) of the Credit Agreement; and
     (j) for the avoidance of doubt, any International Interest and any extension, renewal or replacement in respect of any of the foregoing.
     “Permitted Lease” shall mean a lease permitted under Section 2.01(a) hereof.
     “Permitted Lessee” shall mean the lessee under a Permitted Lease.
     “Pledged Spare Parts” means the Spare Parts included in the Collateral.
     “Propeller” includes a part, appurtenance, and accessory of a propeller.
     “Registration and Lease Limit” shall have the meaning given to that term in Section 2.01(e) hereof.
     “Replacement Airframe” shall mean any airframe substituted for an Airframe in accordance with Section 3.01(a) hereof.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     “Replacement Engine” shall mean any engine substituted for an Engine or Spare Engine in accordance with Section 3.01(b) hereof.
     “Rotable” means those Spare Parts, including Appliances, that can be repeatedly and economically restored to a serviceable condition over a period approximating the life of the flight equipment to which they are related.
     “Second Lien Aircraft Mortgage” shall mean the “Second Lien Aircraft Mortgage” as such term is defined in the Second Lien Credit Agreement.
     “Spare Engine” shall mean (i) each of the engines listed by Manufacturer, model and Manufacturer’s serial numbers in Part B of Exhibit 1 to the initial Mortgage Supplement and each subsequent Mortgage Supplement, and whether or not either initially or from time to time installed on any Airframe or airframe; (ii) any Replacement Engine which may from time to time be substituted for any of such Spare Engines pursuant to the terms hereof; and (iii) in either case, any and all Parts which are from time to time incorporated or installed in or attached to any such Spare Engine (including, without limitation, the portion of any quick engine change kits installed thereon) and any and all Parts removed therefrom unless the Lien of this Mortgage shall not apply to such Parts in accordance with Section 2.02.
     “Spare Part” means an accessory, appurtenance, or part of an aircraft (except an engine or Propeller), engine (except a Propeller), Propeller, or Appliance, that is to be installed at a later time in an aircraft, engine, Propeller or Appliance and shall include, without limitation, “spare parts” as defined in 49 U.S.C. § 40102(a)(38).
     “Specified Default” shall mean the occurrence of a Default arising under Sections 7.01(b), (g), (h) and (i) of the Credit Agreement.
     “Title 49” shall mean Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.
     “Tracking Software” means any software utilized by a Grantor or its designees in its Tracking System to track the Pledged Spare Parts and shall include any licenses, service or support contracts related thereto.
     “Tracking System” shall mean a Grantor’s centralized computer system for monitoring and tracking the location, condition and status of its Spare Parts, and any and all improvements, upgrades or replacement systems. The Tracking System shall include the Tracking Software.
     “United States” or “U.S.” shall mean the United States of America.
     “United States Government” shall mean the federal government of the United States or any instrumentality or agency thereof.
     “Warranty Rights” means, as to any Airframe, Engine, Spare Engine or Pledged Spare Part, any continuing rights of a Grantor in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to such Airframe, Engine, Spare Engine or Pledged Spare Part.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     “Wet Lease” shall mean any arrangement whereby a Grantor agrees to furnish any Airframes or airframes and the Engines or engines installed thereon to a third party pursuant to which such Airframes or airframes and the Engines or engines (i) shall be operated solely by regular employees or agents of a Grantor possessing all current certificates and licenses that would be required under the FAA or, if the Aircraft is not registered in the United States, all certificates and licenses required by the laws of the jurisdiction of registry, for the performance by such employees of similar functions within the United States of America or such other jurisdiction of registry and (ii) shall be maintained by a Grantor in accordance with its normal maintenance practices.
ARTICLE 2
COVENANTS OF THE GRANTORS
     Grantors represent, warrant and covenant, which representations, warranties and covenants shall survive execution and delivery of this Mortgage, as follows:
     Section 2.01 Possession, Operation and Use, Maintenance and Registration.
          (a) Possession. Without the prior written consent of Collateral Agent, neither Grantor shall lease or otherwise in any manner deliver, transfer or relinquish possession of any Airframe or any Engine or Spare Engine or install any Engine or Spare Engine, or permit any Engine or Spare Engine to be installed, on any airframe other than an Airframe; provided that either Grantor (or, except with respect to clauses (viii) and (ix) below, any Permitted Lessee) may without the prior written consent of Collateral Agent:
     (i) subject any Airframe to interchange agreements or subject any Engine or Spare Engine, to interchange or pooling agreements or arrangements, in each case entered into by a Grantor (or any Permitted Lessee) in the ordinary course of its business; provided that (A) no such agreement or arrangement contemplates or requires the transfer of title to such Airframe, and (B) if such Grantor’s title to any such Engine or Spare Engine is divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine or Spare Engine, and Grantors shall (or shall cause any Permitted Lessee to) comply with Section 3.01(b) in respect thereof;
     (ii) deliver possession of any Airframe or any Engine or Spare Engine to any Person for testing, service, repair, restoration, storage, maintenance or other similar purposes or for alterations, modifications or additions to such Airframe or such Engine or Spare Engine to the extent required or permitted by the terms hereof;
     (iii) transfer or permit the transfer of possession of any Airframe or any Engine or Spare Engine to the United States government pursuant to a lease, contract or other instrument;
     (iv) subject (or permit any Permitted Lessee to subject) any Airframe or any Engine or any Spare Engine to the CRAF Program or transfer (or permit any Permitted

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Lessee to transfer) possession of any Airframe or any Engine or any Spare Engine to the United States Government in accordance with applicable laws, rulings, regulations or orders (including, without limitation, any transfer of possession pursuant to the CRAF Program); provided, that such Grantor (or any Permitted Lessee) (A) shall promptly notify Collateral Agent upon transferring possession of any Airframe or any Engine or any Spare Engine pursuant to this clause (iv) and (B) in the case of a transfer of possession pursuant to the CRAF Program, shall notify Collateral Agent of the name and address of the responsible Contracting Office Representative for the Military Airlift Command of the United States Air Force or other appropriate Person to whom notices must be given and to whom requests or claims must be made to the extent applicable under the CRAF program;
     (v) install an Engine or Spare Engine on an airframe owned by such Grantor (or any Permitted Lessee) free and clear of all Liens, except (A) Permitted Encumbrances and Liens that apply only to the engines (other than Engines or Spare Engines), appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment (other than Parts) installed on such airframe (but not to the airframe as an entirety) and (B) the rights of third parties under interchange agreements or pooling or similar arrangements that would be permitted under clause (i) above;
     (vi) install an Engine or Spare Engine on an airframe leased to a Grantor (or any Permitted Lessee) or purchased or owned by such Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement; provided that: (A) such airframe is free and clear of all Liens except (1) the rights of the parties to the lease or conditional sale or other security agreement covering such airframe, or their successors and assigns, and (2) Liens of the type permitted by clause (v) of this Section 2.01(a); and (B) either: (1) such Grantor has obtained from the lessor or secured party of such airframe a written agreement (which may be the lease, conditional sale or other security agreement covering such airframe), in form and substance satisfactory to Collateral Agent (an agreement from such lessor or secured party substantially in the form of the penultimate paragraph of this Section 2.01(a) being deemed to be satisfactory to Collateral Agent), whereby such lessor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine or Spare Engine by reason of such Engine or Spare Engine being installed on such airframe at any time while such Engine or Spare Engine is subject to the Lien of this Mortgage, or (2) such lease, conditional sale or other security agreement provides that such Engine or Spare Engine shall not become subject to the Lien of such lease, conditional sale or other security agreement at any time while such Engine or Spare Engine is subject to the Lien of this Mortgage, notwithstanding its installation on such airframe;
     (vii) install an Engine or Spare Engine on an airframe owned by such Grantor (or any Permitted Lessee), leased to such Grantor (or any Permitted Lessee) or purchased by such Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement under circumstances where neither clause (v) nor clause (vi) of this Section 2.01(a) is applicable; provided that such installation shall be deemed an Event of Loss with respect to such Engine or Spare Engine, and Grantors shall comply with Section 3.01(b) in respect thereof, if such installation adversely affects Collateral Agent’s

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
security interest in such Engine or Spare Engine, Collateral Agent not intending hereby to waive any right or interest it may have to or in such Engine or Spare Engine under applicable law until compliance by such Grantor with Section 3.01(b);
     (viii) lease any Engine or Spare Engine or any Airframe and its related Engines to any Certificated Air Carrier; provided that at the commencement of such lease no Event of Default or Specified Default has occurred and is continuing and such Certificated Air Carrier, if other than an Affiliate in the same proceeding, is not at that time subject to a proceeding under applicable bankruptcy, insolvency or reorganization laws; and
     (ix) lease any Engine or Spare Engine or any Airframe and its related Engines to:
     (1) any Foreign Air Carrier that is at the inception of the lease based in and a domiciliary of a country listed in Exhibit D hereto, or
     (2) a manufacturer of airframes or engines (either directly or through an affiliate, so long as the obligations of such affiliate are subject to the unconditional guarantee of its related manufacturer) that is at the inception of the lease based in and a domiciliary of the United States or any country listed on Exhibit D hereto, or
     (3) any other Foreign Air Carrier consented to in writing by Collateral Agent;
provided that at the commencement of such lease no Event of Default or Specified Default has occurred and is continuing, and provided, further, that: (x) the aggregate of the Appraised Values of all Airframes, Engines and Spare Engines (including the Appraised Value(s) attributable to any quick engine change kits installed on any such Engine or Spare Engine) leased pursuant to Section 2.01(a)(viii) and this Section 2.01(a)(ix), other than Engines or Spare Engines so leased under leases having a term (including any renewal term) of six months or less, when aggregated with the Appraised Value of all Airframes reregistered outside the United States pursuant to Section 2.01(e), shall be subject to the Reregistration and Lease Limit (except to the extent such Reregistration and Lease Limit is expressly waived in writing by the Collateral Agent), and (y) in the case of a lease of an Airframe, Engine or Spare Engine to a Foreign Air Carrier under clause (1) above, Collateral Agent receives the following documents at least two Business Days prior to the time of such lease (provided that such documents can be furnished less than two Business Days prior to such time if the Collateral Agent received drafts of such documents no later than two Business Days prior to such time):
     a. a certificate of such Grantor’s independent insurance brokers stating that in the opinion of such firm the insurance required to be carried and maintained with respect to such Aircraft, Engine or Spare

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Engine by the terms of this Mortgage will be in full force and effect during the term of such lease and
     b. an Opinion of Counsel to such Grantor to the effect that
     i. there exist no possessory rights in favor or the lessee under the laws of such lessee’s country which would, upon bankruptcy or insolvency of or other default by such Grantor and assuming at such time such lessee is not insolvent or bankrupt, prevent the taking of possession of such Airframe, Engine or Spare Engine by Collateral Agent in accordance with and when permitted by the terms of Section 4.02 upon the exercise by Collateral Agent of its remedies under Section 4.02.
     ii. the terms of the proposed lease (including the provisions therein as to being subject and subordinate as required below) will be legal, valid, binding and (subject to customary exceptions in foreign opinions generally acceptable to aircraft financiers) enforceable against the proposed lessee in the country in which the proposed lessee is principally based,
     iii. the laws of such lessee’s country of domicile require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use or title of such Aircraft, Engine or Spare Engine in the event of the requisition by such government of such use or title, and
     iv. the laws of such lessee’s country of domicile would give recognition to such Grantor’s title to such Aircraft, Engine or Spare Engine, to the registry of such Aircraft in the name of a Grantor (or the proposed lessee, as “lessee”, as appropriate) and to the Lien of this Mortgage, and
(y) in the case of a lease to any foreign entity (other than a foreign entity principally based in Taiwan), the United States maintains normal diplomatic relations with the country in which such foreign entity is based at the time such lease is entered into, and (z) in the case of any lease to a foreign entity, such entity, other than an Affiliate of such Grantor in the same proceeding, is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person;
provided that the rights of any lessee or other transferee covered by the preceding clauses (i) through (ix) who receives possession of any Aircraft, any Airframe or any Engine, Spare Engine or Spare Part by reason of a transfer permitted by this Section 2.01(a) (other than the transfer of an Engine or Spare Engine which is deemed an Event of Loss) shall be subject and subordinate to, and any Permitted Lease shall be made expressly subject and subordinate to, all the terms of

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
this Mortgage, including Collateral Agent’s rights to repossess pursuant to Section 4.02 and to avoid such lease upon such repossession, and Grantors shall remain primarily liable hereunder for the performance and observance of all of the terms and conditions of this Mortgage, to the same extent as if such lease or transfer had not occurred, any such lease shall include appropriate provisions for the maintenance and insurance of any such Aircraft, Airframe, Engine or Spare Engine, and no lease or transfer of possession otherwise in compliance with this Section 2.01 shall (x) result in any registration or reregistration of any Aircraft except to the extent permitted in Section 2.01(e) or the maintenance, operation or use thereof that does not comply with Section 2.01(b) and (c) or the registration of any subordination in favor of the Permitted Lessee or in respect of other transfers in the International Registry, or (y) permit any action not permitted to be taken by Grantors with respect to any Aircraft hereunder.
     Grantors shall provide the Collateral Agent a copy of each Permitted Lease which has a term of more than one year promptly after execution thereof. In addition, in furtherance of the Granting Clause, the applicable Grantor shall expressly assign to the Collateral Agent in a manner reasonably acceptable to the Collateral Agent (and take all further actions in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by this Mortgage), as part of the Collateral, such Grantor’s rights, but not its obligations, under any such Permitted Lease with a term of more than one year (provided that so long as no Event of Default shall have occurred and be continuing hereunder, Grantor shall be entitled to exercise all rights and remedies with respect to such Permitted Lease). In connection with the foregoing assignment, such Grantor shall deliver any chattel paper originals of any Permitted Lease having a term in excess of one year to the Collateral Agent.
     No Permitted Lease shall be entered into unless Grantors shall reimburse the Collateral Agent for all of their respective reasonable out-of-pocket fees and expenses (including reasonable fees and disbursements of counsel) incurred in connection therewith and with any collateral assignment thereof.
     Collateral Agent agrees, for the benefit of Grantors (and any Permitted Lessee) and for the benefit of the lessor or secured party of any airframe or engine leased to a Grantor (or any Permitted Lessee) or purchased or owned by a Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement, that Collateral Agent will not acquire or claim, as against Grantors (or any Permitted Lessee) or such lessor or secured party, any right, title or interest in: (A) any engine or engines owned by such Grantor (or any Permitted Lessee) or by the lessor under such lease or subject to a security interest in favor of the secured party under such conditional sale or other security agreement as the result of such engine or engines being installed on any Airframe, or (B) any airframe owned by such Grantor (or any Permitted Lessee) or by the lessor under such lease or subject to a security interest in favor of the secured party under such conditional sale or other security agreement as the result of any Engine or Spare Engine being installed on such airframe.
     Collateral Agent acknowledges that any Wet Lease or other similar arrangement under which a Grantor (or any Permitted Lessee) maintains operational control of an Aircraft does not constitute a delivery, transfer or relinquishment of possession for purposes of this Section 2.01(a).

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
          (b) Operation and Use. Grantors agree that no Aircraft, Airframe, Engine or Spare Engine will be maintained, used or operated in violation of any law, rule or regulation of any Governmental Authority of any country having jurisdiction over such Aircraft, Airframe, Engine or Spare Engine or in violation of any airworthiness certificate, license or registration relating to such Aircraft issued by any such Governmental Authority, except for unanticipated, minor or non-recurring violations, and except to the extent a Grantor (or, if a Lease is then in effect with respect to such Aircraft, any Permitted Lessee) of such Aircraft is contesting in good faith the validity or application of any such law, rule or regulation in any manner that does not involve any material risk of sale, forfeiture or loss of such Aircraft, Airframe, Engine or Spare Engine or any material risk of subjecting the Collateral Agent or any Lender to criminal liability or materially impair the Lien of this Mortgage; provided that, Grantors shall not be in default under, or required to take any action set forth in, this sentence if it is not possible for them to comply with the laws of a jurisdiction other than the United States (and other than any jurisdiction in which such Aircraft is then registered) because of a conflict with the applicable laws of the United States (and such jurisdiction in which such Aircraft is then registered); provided, further, that Grantors shall only be entitled to contest mandatory grounding orders if it does not operate such Aircraft or Spare Engine during such contest. Grantors will not operate any Aircraft, Airframe, Engine or Spare Engine or permit any Aircraft, Airframe, Engine or Spare Engine to be operated or located, (i) in any area excluded from coverage by any insurance required by the terms of Section 2.03 or (ii) in any war zone or recognized or, in Grantors’ reasonable judgment threatened areas of hostilities unless covered by war risk insurance in accordance with Section 2.03, unless in the case of either clause (i) or (ii), indemnification complying with Section 2.03(d) has been provided; provided, however, that Grantors’ failure to comply with the provisions of this sentence shall not give rise to an Event of Default hereunder where such failure is attributable to causes beyond the control of Grantors (or any Permitted Lessee) or to extraordinary circumstances involving an isolated occurrence or isolated series of occurrences attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances.
          (c) Maintenance. Grantors shall maintain, service, repair and overhaul each Aircraft, Airframe, Engine and Spare Engine (or cause the same to be done) so as to keep each Aircraft, Airframe, Engine and Spare Engine in good operating condition and in such condition as may be necessary to enable the airworthiness certification of each Aircraft to be maintained in good standing at all times (other than during temporary periods of storage, during maintenance, testing or modification permitted hereunder, or during periods of grounding by applicable Governmental Authorities, unless such grounding is due to the failure by Grantors to maintain such Aircraft in accordance with the terms hereof) under Title 49, during such periods in which such Aircraft is registered under the laws of the United States, or, if such Aircraft is registered under the laws of any other jurisdiction, the applicable laws of such jurisdiction, in compliance always with Section 5.10 of the Credit Agreement, using the same standards as Grantors (or a Permitted Lessee of such Aircraft, if a Lease is in effect with respect to such Aircraft) uses with respect to similar aircraft operated by Grantors (or such Permitted Lessee) in similar circumstances. In any case, each Aircraft, Airframe, Engine, Spare Engine and Spare Part will be maintained in accordance with the maintenance standards required by the FAA (while operated under an FAA-approved maintenance program) or, while operated under the maintenance program of another jurisdiction, standards substantially equivalent to those required by the central aviation authority of the United States, Australia, Austria, Belgium, Canada,

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Denmark, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland or the United Kingdom. Each Grantor shall maintain or cause to be maintained all records, logs and other documents required to be maintained in respect of each of its Aircraft and Spare Engines by appropriate authorities in the jurisdiction in which such Aircraft is registered.
          (d) Identification of Collateral Agent’s Interest. (i) Grantors agree to affix as promptly as practicable after the Closing Date and thereafter to maintain in the cockpit of each Aircraft, in a clearly visible location, and (if not prevented by applicable law or regulations or by any government) on each Engine and Spare Engine a nameplate bearing the inscription “MORTGAGED TO JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT” (such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any successor Collateral Agent).
     (ii) On or prior to the Closing Date and from time to time thereafter, the Grantors shall install signs, in size and form reasonably satisfactory to the Collateral Agent, at each of the Designated Spare Parts Locations in which the Pledged Spare Parts are stored and otherwise as may be directed by the Collateral Agent within each Designated Spare Parts Location, bearing the inscription: “MORTGAGED TO JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT” (such sign to be replaced if there is a successor Collateral Agent).
          (e) Registration. The applicable Grantors shall cause each Aircraft to remain duly registered, under the laws of the United States, in the name of the applicable Grantor. Notwithstanding the preceding sentence, Grantors, at their own expense, may cause or allow such Aircraft to be duly registered under the laws of any country listed on Exhibit C (except as indicated therein) in the name of the appropriate Grantor or of any nominee thereof, or, if required by applicable law, in the name of any other Person (and, following any such foreign registration, may cause such Aircraft to be re-registered under the laws of the United States); provided, that Collateral Agent shall have received, at least two Business Days prior to the time of such non-US registration (provided that such document can be furnished less than two Business Days prior to such time if Collateral Agent received a draft of such document no later than two Business Days prior to such time), one or more Opinions of Counsel, expert in the laws of the United States and such other jurisdiction, in form and substance reasonably satisfactory to Collateral Agent, subject to exceptions, assumptions and limitations customary in such jurisdiction and of a nature customarily accepted by aircraft financiers making loans to entities in such jurisdiction, to the effect that:
     (1) such jurisdiction maintains normal diplomatic relations with the United States (except, in the case of Taiwan);
     (2) such re-registration will not adversely affect Collateral Agent’s first priority and perfected Lien on such Aircraft (and Grantors shall, at their expense, to the extent legally permitted, cause the interest of Collateral Agent as secured party in respect of such Aircraft to be duly registered or recorded under the laws of such jurisdiction and the International Interests of the Collateral Agent in such Airframe and Engines to be duly registered in the International Registry,

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
and at all times thereafter to remain so duly registered or recorded unless and until the registration of such Aircraft is changed as provided herein, and shall cause to be done at all times all other acts necessary or, by reference to prudent industry practice in such jurisdiction and under the Cape Town Convention, advisable in order to create, preserve and protect such interests in such Aircraft, and the priority thereof, as against a Grantor or any third parties), and the laws of such jurisdiction would provide Collateral Agent with protections of its interest in and to such Aircraft substantially equivalent to the protections afforded to the holder or a first-priority security interest under the New York Uniform Commercial Code;
     (3) the obligations of Grantors under this Mortgage shall remain valid, binding and enforceable to the same extent as before such registration, and such re-registration shall not create any disability or adverse effect to the existence or enforceability of the rights and remedies of Collateral Agent under the Loan Documents;
     (4) any import or export permits necessary to take such Aircraft into such jurisdiction and any exchange permits necessary to allow all payments provided for under this Mortgage and the other Loan Documents shall be in full force and effect;
     (5) there are no possessory rights in favor of a Grantor or any Permitted Lessee which would, upon bankruptcy or other default by a Grantor or any Permitted Lessee, prevent the return of such Aircraft to Collateral Agent in accordance with and when permitted by the terms of the Mortgage upon Collateral Agent’s exercise of remedies thereunder, or, if such possessory rights exist, they are not materially greater than those available to owners and lessees under United States law and there are no procedural impediments to the return of such Aircraft to Collateral Agent materially greater than under United States law, and upon termination of any lease, registration shall be terminable without material burden or delay;
     (6) there is no strict liability imposed on passive lenders, except such tort liability not of materially greater scope or magnitude than might be imposed on such passive lender under the prevailing law among the states of the United States, and except liabilities that Grantors or a Permitted Lessee has agreed to insure against in a manner reasonably satisfactory to Collateral Agent.
     (7) that it is not necessary by reason of such re-registration or for purposes of enforcing remedies contained herein or in any Lease, for Collateral Agent or any Lender to register or qualify to do business in such jurisdiction;
     (8) no Liens (other than Permitted Encumbrances) shall arise by reason of such re-registration;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (9) (unless Grantors shall have agreed to provide insurance reasonably satisfactory to Collateral Agent covering the risk of requisition of use of such Aircraft by the government of such jurisdiction so long as such Aircraft is registered under the laws of such jurisdiction) the laws of such jurisdiction require fair compensation by the government of such jurisdiction, payable in currency freely convertible into Dollars, for the loss of use of such Aircraft in the event of requisition by such government of such use; and
     (10) neither Collateral nor any Lender shall be subjected to any adverse tax consequences as a result of such re-registration for which Grantors are not required to indemnify such Person, unless Grantors have agreed to indemnify such Person therefor.
Collateral Agent will cooperate with Grantors in effecting such foreign registration. Notwithstanding the foregoing, the aggregate of the Appraised Values of all Airframes reregistered outside the United States pursuant to this Section 2.01(e) and of all Airframes and Engines and Spare Engines (including the Appraised Value(s) attributable to any quick engine change kits installed on any such Engine or Spare Engine) leased pursuant to Sections 2.01(a)(viii) and 2.01(a)(ix), other than of Engines or Spare Engines so leased (whether or not reregistered) having a term (including any renewal term) of six months or less, shall not exceed fifteen percent (15%) of the total Appraised Values of all Collateral at any time (such 15% limitation is the “Reregistration and Lease Limit”) (except to the extent that such Reregistration and Lease Limit is expressly waived in writing by the Collateral Agent) and prior to any such change in the country of registry of any Aircraft, the following conditions shall be met (unless waived as provided in Section 10.08 of the Credit Agreement):
          (i) no Event of Default shall have occurred and be continuing at the effective date of the change in registration or occurs as a result of such change in registration; provided that it shall not be necessary to comply with this condition if the change in registration results in the registration of such Aircraft under the laws of the United States;
          (ii) all insurance provided for in this Mortgage shall be in full force and effect, before, at the time of, and after such change in registration, and Collateral Agent shall have received a certificate of Grantors’ or a Permitted Lessee’s insurance broker to such effect;
          (iii) such country imposes, or Grantors shall agree to cause such Aircraft to be maintained in accordance with, aircraft maintenance standards approved by, or which are substantially equivalent to those required by, the civil aviation authority of the United States, Australia, Belgium, Canada, Denmark, France, Germany, Ireland, Italy Japan, the Netherlands, Norway, New Zealand, Spain, Switzerland or the United Kingdom;
          (iv) all action shall be taken as Collateral Agent deems reasonably necessary to insure that all insurance and indemnities provided for in the Loan

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Documents shall be in full force and effect at the time of and following such re-registration; and
          (v) Grantors pay all fees, Taxes, expenses and other charges relating to such re-registration (including those of each Lender).
          (f) Substitution of Engines. Each Grantor may at any time, at no cost to the Collateral Agent, on at least ten (10) days prior written notice to the Collateral Agent, replace any Engine or Spare Engine subjected to the Lien hereof by causing an engine to be substituted for such Engine or Spare Engine hereunder in accordance with the provisions of Section 3.01(b) hereof to the same extent as if an Event of Loss has occurred with respect to such Engine or Spare Engine.
     Section 2.02 Replacement and Pooling of Parts; Alterations, Modifications and Additions.
          (a) Replacement of Parts. Grantors, at their own cost and expense, will promptly replace or cause to be replaced all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except as otherwise provided in Section 2.02(f). In addition, a Grantor (or any Permitted Lessee) may remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use; provided that such Grantor (or any Permitted Lessee), except as otherwise provided in Section 2.02(c), replaces such Parts as promptly as practicable. All replacement Parts shall be owned by a Grantor free and clear of all Liens (except Permitted Encumbrances, pooling arrangements permitted by Section 2.02(b) hereof and replacement parts temporarily installed on an emergency basis) and shall be in the condition and repair required by the terms hereof. All Parts at any time removed from any Airframe, Engine or Spare Engine shall remain the property of a Grantor and subject to the Lien of this Mortgage, no matter where located, until such time as such Parts shall be replaced by Parts which meet the requirements for replacement Parts specified herein. Immediately upon any replacement Part becoming incorporated or installed in or attached to the applicable Airframe, Engine or Spare Engine, without further act (subject only to Permitted Encumbrances and any pooling arrangement permitted by Section 2.02(b) hereof and except replacement parts temporarily installed on an emergency basis), such replacement Part shall become the property of a Grantor and subject to the Lien of this Mortgage and be deemed a Part for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Airframe, Engine or Spare Engine and the replaced Part shall be free and clear of all rights of the Collateral Agent hereunder and shall no longer be deemed a Part hereunder. Upon request of a Grantor from time to time, Collateral Agent shall execute and deliver to such Grantor an appropriate instrument confirming the release of any such replaced Part from the Lien of this Mortgage.
          (b) Pooling of Parts. Any Part removed from any Airframe, Engine or Spare Engine as provided in Section 2.02(a) hereof may be subjected by a Grantor (or any Permitted Lessee) to a pooling arrangement entered into in the ordinary course of such Grantor’s business; provided, that the Part replacing such removed Part shall be incorporated or installed in or

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
attached to such Airframe, Engine or Spare Engine in accordance with Section 2.01(a) as promptly as practicable after the removal of such removed Part. In addition, any replacement Part when incorporated or installed in or attached to an Airframe, Engine or Spare Engine in accordance with such Sections may be owned by any third Party subject to such a pooling arrangement, provided, that such Grantor (or any Permitted Lessee), at its expense, as promptly thereafter as practicable, either (i) causes such replacement Part to become subject to the Lien of this Mortgage, free and clear of all Liens other than Permitted Encumbrances or (ii) replaces or causes to be replaced such replacement Part with a further replacement Part owned by a Grantor (or any Permitted Lessee) which shall become the property of a Grantor and subject to the Lien of this Mortgage, free and clear of all Liens other than Permitted Encumbrances.
          (c) Alterations, Modifications and Additions. Grantors, at their own expense, will make (or cause to be made) such alterations and modifications in and additions to each Airframe, Engine and Spare Engine as may be required to be made from time to time so as to comply with any law, rule, regulation or order of any Governmental Authority of any jurisdiction in which an Aircraft may then be registered or any Spare Engine may be located; provided, however, that a Grantor or any Permitted Lessee may, in good faith, and by appropriate proceedings contest the validity or application of any such law, rule, regulation or order in any reasonable manner, subject any such Person to material risk of any civil or any criminal penalties, or involve any material risk of loss or forfeiture of title to any Airframe, Engine or Spare Engine. In addition, each Grantor (or any Permitted Lessee), at its own expense, may from time to time add further parts or accessories and make or cause to be made such alterations and modifications in and additions to any Airframe, Engine or Spare Engine as a Grantor (or any Permitted Lessee) may deem desirable in the proper conduct of its business, including removal (without replacement) of Parts which a Grantor (or any Permitted Lessee) deems to be obsolete or no longer suitable or appropriate for use on such Airframe, Engine or Spare Engine (such parts, “Obsolete Parts”); provided that no such alteration, modification, removal or addition materially diminishes the fair market value or utility of such Airframe, Engine or Spare Engine below the fair market value or utility thereof immediately prior to such alteration, modification, removal or addition assuming such Airframe, Engine or Spare Engine was then in the condition required to be maintained by the terms of this Mortgage. In addition, the fair market value (but not the utility) of an Airframe, Engine or Spare Engine may be reduced by the fair market value, if any, of Obsolete Parts which shall have been removed so long as the aggregate fair market value of all Obsolete Parts which shall have been removed and not replaced with respect to any Aircraft shall not exceed $500,000 in the aggregate. All Parts incorporated or installed in or attached or added to an Airframe, Engine or Spare Engine as the result of such alteration, modification or addition (except those parts which are excluded from the definition of Parts or which may be removed by a Grantor pursuant to the next sentence) (the “Additional Parts”) shall, without further act, become subject to the Lien of this Mortgage. Notwithstanding the foregoing sentence, a Grantor (or any Permitted Lessee) may, at its own expense, remove or suffer to be removed any Additional Part, provided that such Additional Part (i) is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached to such Airframe, Engine or Spare Engine or any Part in replacement of or substitution for any such Part, (ii) is not required to be incorporated or installed in or attached or added to such Airframe, Engine or Spare Engine pursuant to the first sentence of this paragraph (c) and (iii) can be removed from such Airframe, Engine or Spare Engine without diminishing the value or utility of such Airframe, Engine or Spare Engine which such Airframe, Engine or Spare

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Engine would have had at such time had such alteration, modification or addition not occurred, assuming that such Airframe, Engine or Spare Engine was in the condition and repair required to be maintained by the terms hereof. Upon the removal thereof as provided above, such Part shall no longer be deemed to be subject to the Lien of this Mortgage or part of such Airframe, Engine or Spare Engine from which it was removed. Upon request of a Grantor from time to time, Collateral Agent shall execute and deliver to such Grantor an appropriate instrument confirming the release of any such removed Part from the Lien of this Mortgage.
     Section 2.03 Insurance.
     (a) Aircraft Liability Insurance.
     (i) Except as provided in paragraph (ii) of this Section 2.03(a) and subject to the rights of Grantors to establish and maintain self-insurance in the manner and to the extent specified in Section 2.03(c) below, Grantors will carry, or cause to be carried, at no expense to Collateral Agent, aircraft liability insurance (including, but not limited to, passenger, contractual, bodily injury, personal injury and property damage liability (exclusive of manufacturer’s product liability insurance), and including without limitation, war risk, hijacking and related perils insurance, if and to the extent, in the case of war risk, hijacking and related perils insurance, any Aircraft or Spare Engine is being operated in any war zone or area of recognized or threatened hostilities or war risk, hijacking and related perils insurance is otherwise maintained by a Grantor (or, if a Permitted Lease in respect of any Airframe, Engine or Spare Engine is then in effect, by Permitted Lessee) with respect to other similar aircraft and engines operated by such Grantor or such Permitted Lessee, as the case may be, on the same routes) with respect to each Aircraft or Spare Engine that is of the type as from time to time applicable to aircraft and engines operated by such Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) of the same type as such Aircraft or Spare Engine (A) in amounts that are not less than the aircraft liability insurance applicable to similar aircraft and engines in such Grantor’s fleet on which Grantor carries insurance; provided that such liability insurance shall not be less than the Minimum Liability Insurance Amount, and (B) that is maintained in effect with insurers of recognized responsibility. Any policies of insurance carried in accordance with this Section 2.03(a) and any policies taken out in substitution or replacement for any of such policies shall:
     (1) name the Additional Insureds, as their Interests (defined below) may appear as additional insureds;
     (2) subject to the conditions of clause (3) below, provide that, in respect of the interest of each Additional Insured in such policies, the insurance shall not be invalidated by any action or inaction of a Grantor or any other Person (other than such Additional Insured) and shall insure each Additional Insured’s Interests as they appear, regardless of any breach or violation by a Grantor or any other Person (other than such Additional Insured) of any warranty, declaration or condition contained in such policies;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (3) provide that, if such insurance is canceled for any reason, or if any change is made in the insurance that materially reduces the amount of or the coverage certified in the insurance report delivered on the Closing Date to Collateral Agent or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Additional Insured for 30 days (seven days, or such other period as is then customary in the industry, in the case of any war risk, hijacking and related perils coverage) after receipt by such Additional Insured of written notice from such insurers of such cancellation, change or lapse, provided that in the case of any war risk, hijacking and related perils, liability insurance, if the same is directly or indirectly provided by the United States government, or any agency or regulatory body thereof, such notice shall be deemed delivered if published in the Federal Register;
     (4) provide that the Additional Insured shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance;
     (5) provide that the insurers shall waive any rights of (x) setoff, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insureds to the extent of any moneys due to the Additional Insureds and (y) subrogation against the Additional Insureds to the extent that Grantors have waived their rights by their agreements to indemnify the Additional Insureds pursuant to the Loan Documents;
     (6) be primary without right of contribution from any other insurance carried by any Additional Insured with respect to its Interests as such in any Aircraft, Engine or Spare Engine; and
     (7) expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.
“Interests” as used in this Section 2.03(a) and in Section 2.03(b) below with respect to any Person means the interests of such Person in the transactions contemplated by the Loan Documents.
     (ii) During any period that any Airframe or an Engine or a Spare Engine, as the case may be, is on the ground and not being flown, Grantors may carry or cause to be carried as to such non-flown Airframe, Engine or Spare Engine, in lieu of the insurance required by clause (i) above, and subject to self-insurance to the extent permitted by Section 2.03(c) below, insurance otherwise conforming with the provisions of said clause (i) except that: (A) the amounts of coverage shall not be required to exceed the amounts of airline liability insurance from time to time applicable to airframes or engines owned or leased by a Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe, Engine or Spare Engine and that are on the ground and not being flown

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
and (B) the scope of the risks covered and the type of insurance shall be the same as from time to time are applicable to airframes or engines operated by a Grantor (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe, Engine or Spare Engine and that are on the ground and not being flown.
     (b) Insurance Against Loss or Damage.
     (i) Except as provided in clause (ii) of this Section 2.03(b), and subject to the rights of Grantors to establish and maintain self-insurance in the manner and to the extent specified in Section 2.03(f) below, Grantors shall maintain, or cause to be maintained, in effect with insurers of recognized responsibility, at no expense to Collateral Agent, all-risk aircraft hull insurance covering each Aircraft and Spare Engine and all-risk coverage with respect to any Engine, Spare Engine or Part while removed from an Airframe or airframe (or Engine, Spare Engine or engine (in the case of a Part)) (including, without limitation, war risk, hijacking and related perils insurance, if and to the extent the same is maintained by a Grantor (or, if a Permitted Lease in respect of such Airframe, Engine or Spare Engine is then in effect, by the Permitted Lessee) with respect to other similar aircraft and engines operated by such Grantor or such Permitted Lessee, as the case may be, on the same routes or if such Aircraft and Spare Engine is being operated in any war zone or area of recognized or threatened hostilities), that is of the type as from time to time applicable to aircraft operated by such Grantor (or, if a Permitted Lease in respect of such Airframe, Engine and Spare Engine is then in effect, by the Permitted Lessee) of the same type as such Aircraft and Spare Engine; provided that such insurance (including the permitted self-insurance) in the case of such Aircraft and Spare Engine shall at all times while such Aircraft and Spare Engine is subject to this Mortgage be for an amount not less than the greater of (x) 110% of the Appraised Value, if any, thereof set forth in the most recent Appraisal Report delivered before the date (or renewal date) of the applicable insurance policies, and (y) the Insured Amount therefor. Any insurance amounts described in this clause (b)(i) which relate to the loss of an engine (other than an Engine or Spare Engine) shall be, if received by the Collateral Agent, paid over to the Person legally entitled thereto. Any policies carried in accordance with this Section 2.03(b) and any policies taken out in substitution or replacement for any such policies shall:
     (1) provide that any insurance proceeds payable for any loss or damage, with respect to any Aircraft or Spare Engine, together with accrued but unpaid interest thereon, shall be paid to the Administrative Agent (at such account and address as the Collateral Agent specifies) as follows: (a) if such insurance proceeds are in respect of an Event of Loss, or (b) if the insurer has received a notice from the Collateral Agent directing that such insurance proceeds shall be so paid to the Administrative Agent; otherwise all such insurance proceeds shall be payable to the applicable Grantor;
     (2) subject to the conditions of clause (3) below, provide that, in respect of the interests of the Additional Insureds in such policies, the insurance shall not be invalidated by any action or inaction of a Grantor or any other Person (other than such Additional Insured) and shall insure the Additional Insureds’

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Interests as they appear, regardless of any breach or violation by a Grantor or any other Person (other than such Additional Insured) of any warranty, declaration or condition contained in such policies;
     (3) provide that if such insurance is canceled for any reason, or if any change is made in the insurance that materially reduces the coverage (not including the amount if such amount exceeds the coverage required hereunder) certified in the insurance report delivered on the Closing Date to Collateral Agent and each Lender or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to the Additional Insureds for 30 days (seven days, or such other period as is then customary in the industry, in the case of war risk, hijacking or related perils coverage) after receipt by the Additional Insureds of written notice from such insurers of such cancellation, change or lapse; provided that in the case of any war risk, hijacking and related perils hull insurance, if the same is directly or indirectly provided by the United States government, or any agency or regulatory body thereof, such notice shall be deemed delivered if published in the Federal Register;
     (4) provide that the Additional Insureds shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance;
     (5) provide that the insurers shall waive rights of (x) setoff, counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insureds to the extent of any moneys due to the Additional Insureds and (y) subrogation against the Additional Insureds to the extent that Grantors have waived their rights by its agreement to indemnify the Additional Insureds pursuant to the Loan Documents;
     (6) be primary without rights of contribution from any other insurance carried by any Additional Insured with respect to its Interests as such in any Aircraft, Engine or Spare Engine; and
     (7) contain a “50/50 clause” (AVN 103 or its equivalent).
The Collateral Agent shall be entitled to notify an insurer that insurance proceeds payable in respect of loss or damage shall be paid directly to the Administrative Agent as provided in clause (1) above, for deposit into an account maintained with the Administrative Agent subject to a Full Control Agreement, in the following circumstances: (1) an Event of Default has occurred and is continuing, (2) such insurance proceeds are in respect of an Event of Loss, or (3) such proceeds if paid to the applicable Grantor would be required to be deposited in such account maintained with the Administrative Agent subject to a Full Control Agreement in accordance with Section 2.12(a) of the Credit Agreement (all calculations thereunder and under Section 6.06 of the Credit Agreement to be performed in accordance with the Credit Agreement after giving effect to the Event of Loss or other circumstance giving rise to such insurance proceeds). For the avoidance

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
of doubt the parties agree that the Credit Agreement governs the right of the Grantors to receive and use any insurance proceeds so deposited with the Administrative Agent.
     (ii) During any period that an Airframe or an Engine or a Spare Engine is on the ground and not being flown, Grantors may carry or cause to be carried as to such non-flown Airframe or Engine or Spare Engine, in lieu of the insurance required by clause (i) above, and subject to self-insurance to the extent permitted by Section 2.03(c), insurance otherwise conforming with the provisions of said clause (i) except that the scope of the risks covered and the type of insurance shall be the same as from time to time applicable to airframes and engines operated by Grantors (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee) of the same type as such non-flown Airframe or Engine and that are on the ground and not being flown; provided that, subject to self-insurance to the extent permitted by Section 2.03(c), Grantors shall maintain or cause to be maintained insurance against risk of loss or damage to such non-flown Airframe or Engine or Spare Engine in an amount at least equal to the applicable amount required under Section 2.03(b) during such period that such Airframe or Engine or Spare Engine is on the ground and not being flown.
          (c) Pledged Spare Parts Liability Insurance. Each Grantor will carry or cause to be carried at all times, at no expense to Collateral Agent, third party liability insurance with respect to the Pledged Spare Parts, which is (i) of amount and scope as is usually carried by corporations engaged in the same or similar business, similarly situated with such Grantor and owning or operating similar spare parts for aircraft and engines and covering risks of the kind customarily insured against by such Grantor for equipment similar to the Pledged Spare Parts and (ii) maintained in effect with insurers of recognized responsibility. Each Grantor will carry or cause to be carried at all times, at no expense to Collateral Agent, with insurers of recognized responsibility, third party liability insurance covering the Designated Spare Parts Locations where any Pledged Spare Parts shall be located.
          (d) Pledged Spare Parts Insurance Against Loss or Damage. Each Grantor will carry or cause to be carried at all times, at no expense to Collateral Agent, with insurers of recognized responsibility insurance covering physical damage to the Pledged Spare Parts, of the type covering the same risks as are usually carried by corporations engaged in the same or similar business as such Grantor and covering risks of the kind customarily insured against by Borrower and providing for the reimbursement of the actual expenditure incurred in repairing or replacing any damaged or destroyed Pledged Spare Part or, if not repaired or replaced, for then payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation. Each Grantor will carry or cause to be carried at all times, at no expense to Collateral Agent, with insurers of recognized responsibility property insurance covering the Designated Spare Parts Locations where any Pledged Spare Parts shall be located.
          (e) Pledged Spare Parts Insurance Against Loss or Damage. Any policies of insurance carried in accordance with Sections 2.03(c) and 2.03(d), including any policies taken out in substitution or replacement for each policies:

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (1) in the case of Section 2.03(d), provide that any insurance proceeds payable for any loss or damage, with respect to any Pledged Spare Parts, together with accrued but unpaid interest thereon, shall be paid to the Administrative Agent (at such account and address as the Collateral Agent specifies) as follows: (a) if such insurance proceeds are in respect of an Event of Loss, or (b) if the insurer has received a notice from the Collateral Agent directing that such insurance proceeds shall be so paid to the Administrative Agent; otherwise all such insurance proceeds shall be payable to the applicable Grantor;
     (2) in the case of Section 2.03(c), shall name the Additional Insureds, as additional insureds, as their respective interests may appear;
     (3) shall provide that, in respect of the interests of the Additional Insureds in such policies the insurance shall not be invalidated or impaired by any act or omission (including misrepresentation and nondisclosure) by the applicable Grantor or any other Person (including, without limitation, use of the Pledged Spare Parts for illegal purposes) and shall insure the Additional Insureds regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by such Grantor;
     (4) shall provide that, if the insurers cancel such insurance for any reason whatsoever, or if the same is allowed to lapse for nonpayment of premium, or if any material change is made in the insurance which adversely affects the interest of any of the Additional Insureds, such cancellation, lapse or change shall not be effective as to the Additional Insureds for 30 days (7 days for nonpayment of premiums or cancellation by such Grantor) after receipt by the Additional Insureds of written notice by such insurers of such cancellation, lapse or change.
     (5) shall waive any right of recourse, subrogation, setoff, recoupment, counterclaim or other deduction against any Additional Insured;
     (6) shall be primary without right of contribution from any other insurance that may be available to any Additional Insured, other than Grantors’ all risk aircraft hull insurance carried pursuant to Section 2.03(b);
     (7) in the case of Section 2.03(c), shall provide that all of the liability insurance provisions thereof, except the limits of liability, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder, and
     (8) shall provide that none of the Additional Insureds shall be liable £or any insurance premium.
The Collateral Agent shall be entitled to notify an insurer that insurance proceeds payable in respect of loss or damage shall be paid directly to the Administrative Agent as provided in clause (1) above, for deposit into an account maintained with the Administrative Agent subject to a Full Control Agreement, in the following circumstances: (1) an Event of Default has occurred and is continuing, (2) such insurance proceeds are in respect of an Event of Loss, or (3) such proceeds

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
if paid to the applicable Grantor would be required to be deposited in such account maintained with the Administrative Agent subject to a Full Control Agreement in accordance with Section 2.12(a) of the Credit Agreement (all calculations thereunder and under Section 6.06 of the Credit Agreement to be performed in accordance with the Credit Agreement after giving effect to the Event of Loss or other circumstance giving rise to such insurance proceeds). For the avoidance of doubt the parties agree that the Credit Agreement governs the right of the Grantors to receive and use any insurance proceeds so deposited with the Administrative Agent.
          (f) Self-Insurance. Grantors may from time-to-time self-insure, by way of deductible, self-insured retention, premium adjustment or franchise or otherwise (including, with respect to insurance maintained pursuant to Section 2.03(a) or (b), insuring for a maximum amount that is less than the amounts set forth in Sections 2.03(a) and (b)), the risks required to be insured against pursuant to Sections 2.03(a) and (b); provided, that in no case shall the aggregate amount of such self-insurance with respect to all of the aircraft and engines in the Grantors’ fleet (including, without limitation, the Airframes, the Engines and the Spare Engines) exceed for any twelve (12) month policy period the lesser of (A) 100% of the highest replacement value of any single aircraft in the Grantors’ fleet, or (B) 1.5% of the average aggregate insurable value (for the preceding policy year) of all aircraft (including, without limitation, the Airframes, the Engines and the Spare Engines) on which the Grantors carry insurance. Any deductible per occurrence that, in the case of the Aircraft or Spare Engines, is not in excess of the amount customarily allowed as a deductible in the industry or is required to facilitate claims handling or any applicable mandatory minimum per aircraft (or if applicable per annum or other period) hull or liability insurance deductibles imposed by the aircraft hull or liability insurers shall be permitted in addition to the above-mentioned self-insurance.
          (g) Indemnification by Government in Lieu of Insurance. Notwithstanding any provision of this Section 2.03 requiring insurance, in lieu of insurance against any risk with respect to an Airframe, Engine, Spare Engine or Spare Part, indemnification from, or insurance provided by, the United States government, or any agency or instrumentality thereof, against such risk in an amount which, when added to the amount of insurance maintained against such risk by Grantors (or, if a Permitted Lease in respect of such Aircraft is then in effect, by the Permitted Lessee), shall be at least equal to the amount of insurance against such risk otherwise required by this Section 2.03 (taking into account self-insurance permitted by 2.03(f)) shall be considered adequate insurance for purposes of this Section 2.03.
          (h) Reports, Etc. On or before the Closing Date and annually following renewal of Grantors’ insurance coverage, Grantors will furnish to Collateral Agent a report signed by a firm of independent aircraft insurance brokers appointed by Grantors (which brokers may be in the regular employ of Grantors), stating the opinion of such firm that the insurance then carried and maintained on each Airframe, Engine and Spare Engine and the Pledged Spare Parts complies with the terms hereof and that the portion of such insurance that is commercial insurance provides coverages that are in substantially similar form, are of such types, and have limits within the range of limits as are customarily carried by similarly-situated U.S. carriers operating similar routes, and including a confirmation that the commercial insurance has been placed with insurers and identification of the primary claims lead. All information contained in such report shall be treated by Collateral Agent and each Lender and each of their affiliates, members and officers, directors, agents and employees in accordance with the confidentiality

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
provisions of Section 10.03 of the Credit Agreement. Grantors will cause such firm to notify Collateral Agent and each Lender of any act or omission on the part of a Grantor of which such firm has knowledge that might invalidate or render unenforceable, in whole or in part, any insurance on any Airframe, Engine or Spare Engine. Grantors will also cause such firm to notify Collateral Agent and each Lender as promptly as practicable after such firm acquires knowledge that an interruption of any insurance carried and maintained on any Aircraft pursuant to the insurance provisions of this Mortgage will occur. Such information may only be provided to other Persons in accordance with the confidentiality provisions of Section 10.03 of the Credit Agreement. Upon request from Collateral Agent, Grantors will provide Collateral Agent with copies of any certificates evidencing renewal of any insurance policies with respect to the Aircraft maintained by Grantors with any agency or regulatory body of the United States government.
     In the event that Grantors shall fail to maintain or to cause to be maintained insurance as herein provided, Collateral Agent may at its option obtain such insurance (giving Grantors prompt written notice thereof) and, in such event, Grantors shall, upon demand, reimburse Collateral Agent for the cost to Collateral Agent of such insurance, together with interest thereon at the Past Due Rate for the period commencing with the date such cost was paid to the date of reimbursement.
          (i) Salvage Rights; Other. All salvage rights to each Airframe and each Engine and each Spare Engine shall remain with Grantors’ insurers at all times, and any insurance policies of Collateral Agent insuring any Airframe or any Engine or any Spare Engine shall provide for a release to Grantors of any and all salvage rights in and to any Airframe or any Engine or any Spare Engine. Neither Collateral Agent nor any Lender may, directly or indirectly, obtain insurance for its own account with respect to any Airframe or any Engine or any Spare Engine if such insurance would limit or otherwise adversely affect the coverage or amounts payable under, or increase the premiums for, any insurance required to be maintained pursuant to this Mortgage or any other insurance maintained with respect to any Aircraft or any other aircraft in Grantors’ fleet.
     Section 2.04 Inspection. At reasonable times, but upon at least 15 Business Days’ prior written notice to the applicable Grantor, any Lender (provided that all Lenders shall exercise their respective inspection rights at the same time) or Collateral Agent or their respective authorized representatives may, subject to the other conditions or this Section 2.04, inspect any Airframe, Engine, Spare Engine or Pledged Spare Part and may inspect the books and records of such Grantor, relating to the maintenance of the Airframe, Engines, Spare Engines and Pledged Spare Parts required to be maintained by the FAA or the government of another jurisdiction in which any Aircraft is then registered; provided that:
     (i) any Lender or Collateral Agent or their respective representatives, as the case may be, shall be fully insured at no cost to Grantors in a manner reasonably satisfactory to Grantors with respect to any risks incurred in connection with any such inspection or shall provide to the applicable Grantor a written release satisfactory to such Grantor with respect to such risks;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (ii) any such inspection shall be during such Grantor’s normal business hours and subject to the safety, security and workplace rules applicable at the location where such inspection is conducted and any applicable governmental rules or regulations;
     (iii) any such inspection of any Airframe, Engine or Spare Engine shall be a visual, walk-around inspection of the interior and exterior thereof and shall not include opening any panels, bays or the like without such Grantor’s express consent, which consent such Grantor may in its sole discretion withhold;
     (iv) any such inspection of an Airframe, Engine, Spare Engine or Pledged Spare Part shall occur only during regularly scheduled maintenance visits (and each Grantor shall notify Lender and Collateral Agent, upon request, of the next scheduled maintenance visit); and
     (v) no exercise of such inspection right shall interfere with the use, operation or maintenance of any Airframe, Engine, Spare Engine or Pledged Spare Part by, or the business of, such Grantor and no Grantor shall be required to undertake or incur any additional liabilities in connection therewith. All information obtained in connection with any such inspection of an Airframe, Engine, Spare Engine or Pledged Spare Part and of such books and records shall be treated by each Lender and Collateral Agent and their respective representatives in accordance with the provisions of Section 10.13 of the Credit Agreement. Any inspection pursuant to this Section 2.04 shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Lender or Collateral Agent (or their respective representatives) making such inspection; provided that the costs of any such inspection during the continuance of an Event of Default shall be for account of Grantors. Except during the continuance of a Specified Default or an Event of Default, all inspections by a Lender and Collateral Agent and their respective representatives provided for under this Section 2.04 shall be limited to one inspection of any kind contemplated by this Section 2.04 during any consecutive twelve month period.
     Section 2.05 Other Representations, Warranties and Covenants.
          (a) Grantors hereby represent and warrant that (i) each Grantor has good title to (x) each of the Airframes, Engines and Spare Engines that are listed on the initial Mortgage Supplement in its name and will have good title to each of the Airframes, Engines and Spare Engines listed on each subsequent Mortgage Supplement in its name at the time of execution and delivery thereof; and (y) all of the Spare Parts which are held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on the initial Mortgage Supplement and will have good title to each of the Spare Parts which are held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on each subsequent Mortgage Supplement and that such Spare Parts will be held by or on behalf of such Grantor at the Designated Spare Parts Locations identified on the applicable Mortgage Supplement at the time of execution and delivery; (ii) each Grantor will have good title to any of its other Collateral which is subject to this Mortgage or which becomes subject to this Mortgage from time to time hereafter; (iii) the Airframes, Engines and Spare

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Engines are correctly described by Manufacturer, model and serial number as set forth on the Manufacturer’s serial plate for said Airframes, Engines and Spare Engines, in each case subject to Permitted Encumbrances; and (iv) for purposes of the International Registry, model references for the Airframes, Engines and Spare Engines set forth in each Mortgage Supplement constitute the manufacturers’ respective generic model designations for such Airframes, Engines, and Spare Engines (as required to be used pursuant to the “regulations” (as defined in the Cape Town Convention)).
          (b) Certificated U.S. Air Carrier. Each Grantor hereby confirms that it is a Certificated Air Carrier.
          (c) Necessary Filings. Upon the filing of this Mortgage with the FAA in accordance with Title 49 and the regulations thereunder, the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created hereby under the UCC as in effect in any applicable jurisdiction, the registrations of International Interests in the International Registry with respect to the Airframes, Engines and Spare Engines, and placing of the insignia referred to in Section 2.01(d) herein, (i) all filings, registrations and recordings (including, without limitation, the filing of financing statements under the UCC) necessary in the United States or in the International Registry to create, preserve, protect and perfect the security interest granted by each Grantor to the Collateral Agent hereby in respect of the Collateral have been accomplished or, as to Collateral to become subject to the security interest of this Mortgage as provided herein from time to time after the date hereof, will be so filed, registered and recorded simultaneously with such Collateral being subject to the Lien of this Mortgage, and (ii) the security interest granted to the Collateral Agent pursuant to this Mortgage in and to the Collateral will constitute a perfected security interest therein prior to the rights of all other Persons therein, but subject to no other Liens (other than Permitted Encumbrances), and is entitled to all the rights, priorities and benefits afforded by Title 49, the Cape Town Convention, and other relevant U.S. law as enacted in any relevant jurisdiction to perfected security interests or Liens.
          (d) No Liens. Each Grantor is, and as to Collateral acquired by it from time to time after the date hereof each Grantor will be, the owner of all such Collateral free from any Lien, or other right, title or interest of any Person (other than Permitted Encumbrances), and Grantors shall promptly, at their own expense, (i) defend the Collateral against all claims and demands of all Persons (other than Persons claiming by, through or under the Collateral Agent) at any time claiming the same or any interest therein adverse to the Collateral Agent and (ii) take such action as may be necessary to duly discharge any Lien (other than Permitted Encumbrances) arising at any time.
          (e) Other Filings or Registrations. There is no financing statement (or similar statement or instrument of encumbrance under the law of any jurisdiction) or registration covering or purporting to cover any interest of any kind in the Collateral (other than Permitted Encumbrances), and there are no International Interests registered on the International Registry in respect of any of the Collateral (other than with respect to the Second Lien Aircraft Mortgage), and so long as any Commitment remains in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j) of the Credit Agreement), any Credit-Linked Deposit remains outstanding, or any of the Loans or other amounts are owing to a Lender or to the Administrative

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Agent (other than contingent indemnity obligations not due and payable) under the Credit Agreement, neither Grantor will execute or authorize or permit to be filed in any public office any financing statement or statements (or similar statement or instrument of encumbrance under the law of any jurisdiction) relating to the Collateral, other than with respect to Permitted Encumbrances, or any International Interests on the International Registry (other than with respect to the Second Lien Aircraft Mortgage and other International Interests as to which neither Grantor has agreed or consented) relating to the Collateral or location (as such term is used in Section 9-307 of the UCC).
          (f) Identification. The names of the Grantors are Delta Air Lines, Inc., a Delaware corporation, and Comair, Inc., an Ohio corporation. Neither Grantor will change its name or location (as such term is used in Section 9-307 of the UCC) until (i) it shall have given to the Collateral Agent not less than thirty (30) days’ prior written notice of its intention to do so, (ii) it shall have taken all action, satisfactory to the Collateral Agent, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect, (iii) at the request of the Collateral Agent, it shall have furnished an Opinion of Counsel to the effect that all financing or continuation statements and amendments or supplements thereto have been filed in the appropriate filing office or offices, and (iv) the Collateral Agent shall have received evidence that all other actions (including, without limitation, International Registry registrations and the payment of all filing fees and taxes, if any, payable in connection with such filings) have been taken, in order to perfect (and maintain the perfection and priority of) the security interest granted hereby.
          (g) Recourse. Each Grantor agrees that the obligations of the “Grantors” hereunder are joint and several obligations of each of the Grantors. Each Grantor further specifically agrees that it shall not be necessary or required, and that neither Grantor shall be entitled to require, that Collateral Agent or any Lender or any other person:
(a)	make any effort to enforce the payment or performance by the other Grantor of any of its obligations under this Mortgage or the other Loan Documents, or

(b)	foreclose against or seek to realize upon collateral security or other credit support, if any, now or hereafter existing, for the First Priority Obligations or any obligations of either of the Grantors under this Mortgage or the other Loan Documents, or

(c)	file suit or proceed to obtain or assert a claim for personal judgment against any other Grantor or any other person liable for payment or performance of any of the First Priority Obligations or of any of the obligations of either of the Grantors under this Mortgage or the other Loan Documents, or

(d)	exercise or assert any other right or remedy to which Collateral Agent, the Lenders or any other person is or may be entitled in connection with this Mortgage or the other Loan Documents, the First Priority Obligations, or any security or other guaranty therefor, or

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
(e)	assert of file any claim against the assets of the other Grantor, or any other person liable for the First Priority Obligations or any of the obligations of either of the Grantors under this Mortgage or the other Loan Documents, or any part thereof.
before or as a condition precedent to the enforcement of the obligations of such Grantor hereunder.
Each Grantor hereby unconditionally waives any requirement that, as a condition precedent to the enforcement of the obligations of such Grantor hereunder, the other Grantor or the Collateral Agent or any Lender be joined as parties to any proceedings for the enforcement of any provision of this Mortgage or the other Loan Documents.
          (h) Filings and Registrations. Each Grantor will take, or cause to be taken, at Grantors’ cost and expense, such action with respect to the recording, filing, re-recording and re-filing of this Mortgage and each Mortgage Supplement in the office of the FAA, pursuant to Title 49, and in such other places as may be required under any applicable law or regulation in the U.S., and any financing statements or other instruments, or registrations on the International Registry, as are necessary, or reasonably requested by the Collateral Agent and appropriate, to maintain, so long as this Mortgage is in effect, the perfection, priority and preservation of the Lien created by this Mortgage and the International Interests of the Collateral Agent in each Airframe, Engine, Spare Engine and Pledged Spare Part, and will furnish to the Collateral Agent timely notice of the necessity of such action, together with, if requested by the Collateral Agent, such instruments, in execution form, and such other information as may be reasonably required to enable the Collateral Agent to take such action or otherwise reasonably requested by the Collateral Agent. To the extent permitted by applicable law, each Grantor hereby authorizes the Collateral Agent to execute and file financing statements or continuation statements without each Grantor’s signature appearing thereon. Each Grantor shall pay the costs of, or incidental to, any recording or filing, including, without limitation, any filing of financing or continuation statements, concerning the Collateral.
          (i) Notice of Certain Events. Each Grantor shall provide the Collateral Agent with prior written notice of its intent to convert any of the Aircraft from passenger configuration to cargo configuration.
          (j) Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to further assure, preserve, protect and perfect the Lien and the rights and remedies created hereby.
     Section 2.06 Pledged Spare Parts .
          (a) Tracking System. The Grantors shall at all times maintain the Tracking System in at least as favorable a condition as the condition it was in as at the Closing Date and its perpetual inventory procedures for Pledged Spare Parts that provide a continuous internal audit of Pledged Spare Parts. Notwithstanding the limitations in this Section 2.06, at reasonable times during normal business hours, at their own expense and upon reasonable notice (which shall not be less than 5 Business Days) to the Grantors (as often as may be reasonably requested), the

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Collateral Agent shall be entitled to access and inspect the Tracking System to ensure each Grantor’s compliance with the terms hereof. Such inspection right shall not be exercised in a manner which is unduly disruptive to the operation or maintenance of the Tracking System or the business operations of a Grantor. If requested by the Collateral Agent, Grantors will use commercially reasonable efforts to obtain a written acknowledgment of the Collateral Agent’s access and inspection rights hereunder from any third party which owns or operates the Tracking System. Any inspection pursuant to this Section 2.06 shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Lender or Collateral Agent (or their respective representatives) making such inspection;
          (b) Designated Spare Parts Locations. Each Grantor represents, warrants and agrees that all of Comair’s Spare Parts and all of the Borrower’s Spare Parts relating to or used in connection with General Electric Model CF34 engines shall be maintained by or on behalf or such Grantor at one or more of the Designated Spare Parts Locations. The Grantors will promptly notify the Collateral Agent in writing if any of the representations, warranties or agreements contained in the preceding sentence become inaccurate in any respect with respect to any of the Pledged Spare Parts or the interest of either Grantor therein. If either Grantor desires at any time to add a Designated Spare Parts Location, such Grantor shall promptly furnish the following to the Collateral Agent:
     (A) thirty (30) days prior to the utilization of such new Designated Spare Parts Location, a Mortgage Supplement duly executed by each Grantor, identifying each location that is to become a Designated Spare Parts Location and specifically subjecting the Pledged Spare Parts at such location to the Lien of this Mortgage;
     (B) five (5) days prior to the utilization of such new Designated Spare Parts Location, an Opinion of Counsel, dated the date of execution of said Mortgage Supplement, stating that said Mortgage Supplement has been duly filed for recording in accordance with the provisions of the FAA Act, and either: (a) no other filing or recording is required in any other place within the United States in order to perfect the Lien of this Mortgage on the Pledged Spare Parts held at the Designated Spare Parts Locations specified in such Mortgage Supplement under the laws of the United States, or (b) if any such other filing or recording shall be required that said filing or recording has been accomplished in such other manner and places, which shall be specified in such Opinion of Counsel, as are necessary to perfect the Lien of this Mortgage with respect to such Pledged Spare Parts; and
     (C) five (5) days prior to the utilization of such new Designated Spare Parts Location, an Officer’s Certificate stating that in the opinion of the Responsible Officer executing the Officer’s Certificate, all conditions precedent provided for in this Mortgage relating to the subjection of such property to the Lien of this Mortgage have been complied with.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     (c) Possession, Use; Permitted Sales and Maintenance.
     (i) Possession. Without the prior written consent of the Collateral Agent, neither Grantor will sell, lease (whether by way of a finance lease, operating lease or otherwise), transfer or relinquish possession of any Pledged Spare Part to anyone except as permitted by the provisions of this Section 2.06(c) and except that such Grantor shall have the right, in the ordinary course of business, (x) to transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications (to the extent required or permitted by the terms hereof) or to any Person for the purpose of transport to any of the foregoing, (y) to subject any Pledged Spare Part to a pooling, exchange, borrowing or maintenance servicing agreement arrangement and entered into in the ordinary course of business or (z) to transfer any Pledged Spare Part between any Designated Spare Parts Locations.
     (ii) Use; Permitted Sales Dispositions or Modifications.
     (A) Use. Each of the Grantors shall have the right, at any time and from time to time at its own cost and expense, without the necessity of any release from or consent by the Collateral Agent, to:
     (1) incorporate in, install on, attach or make appurtenant to, or use in, any aircraft, engine, or spare part in its or in the other Grantor’s fleet (whether or not subject to any Lien and whether or not operated by either Grantor) such Pledged Spare Part and, as a result thereof, if such Pledged Spare Part is not incorporated in, installed in, attached or made appurtenant to an Airframe or Engine or Spare Engine, such Pledged Spare Part shall thereupon be free from the Lien of this Mortgage; and
     (2) dismantle any Pledged Spare Part that has become worn out or obsolete or unfit for use, and to scrap, sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, in which case such Pledged Spare Part shall thereupon be free from the Lien of this Mortgage.
     (B) Permitted Sales, Dispositions and Modifications. The Grantors may, in the ordinary course of its business consistent with past practices, sell, lease, transfer or dispose of any Pledged Spare Parts in each case, free from the Lien of this Mortgage. In addition, the Grantors may modify or alter any Pledged Spare Parts as the Grantors may deem appropriate in the proper conduct of their business, so long as the Grantors remain in compliance at all times with the requirements of Section 2.06(c)(iii) below, after giving effect to any such modification or alteration.
     (iii) Maintenance. Each of the Grantors:
     (A) shall maintain, or cause to be maintained, at all times its Pledged Spare Parts in accordance with, (x) all applicable laws and all applicable rules and

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regulations issued by the FAA and (y) all applicable laws and all applicable rules and regulations issued by any other Governmental Authority having jurisdiction over such Grantor or any such Pledged Spare Parts, including making any modifications, alterations, replacements and additions necessary therefor;
     (B) shall maintain, or cause to be maintained, all records, logs and other materials required by the FAA or under Title 49 to be maintained in respect of its Pledged Spare Parts and shall not modify its record retention procedures in respect of its Pledged Spare Parts unless such modification is consistent with such Grantor’s FAA approved maintenance program; and
     (C) shall maintain, or cause to be maintained on a timely basis, its Pledged Spare Parts in good working order (other than during periods of maintenance, repair, inspection and testing) and condition and shall perform all maintenance thereon necessary for that purpose, excluding (x) Pledged Spare Parts that have become worn out or unfit for use, beyond economic repair or become obsolete or scrap, (y) Pledged Spare Parts and quick change engine kits that are not required for such Grantor’s normal operations and (z) Expendables that have been consumed or used in Grantors’ operations. Notwithstanding anything herein to the contrary, all Rotables and Key Repairables and, to the extent customary, Expendables, located at Designated Spare Parts Locations other than as excluded under clause (x), (y) or (z) above, shall have a current and valid serviceable tag and shall be in compliance with such tag, in each case in compliance with applicable FAA regulations.
          (d) Data Reports. After the occurrence and during the continuance of an Event of Default, as requested by the Collateral Agent from time to time, each Grantor shall furnish the Collateral Agent with a Data Report certified (as a true and correct copy of the most recent data obtained from each Grantor’s Spare Parts Tracking System) by an Officer of each Grantor.
ARTICLE 3
EVENT OF LOSS
     Section 3.01 Event of Loss.
          (a) Event of Loss with Respect to an Airframe. If an Event of Loss occurs (or an event or circumstance which, with the passage of time, would constitute an Event of Loss with respect to an Airframe or an Aircraft, Grantors shall promptly (and in any event within 10 days after the occurrence of such Event of Loss and otherwise in accordance with the Credit Agreement) notify the Collateral Agent thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of Loss), deposit within 3 Business Days of receipt all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) into an account that is maintained with the Administrative Agent pursuant to Section 2.12(a) of

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
the Credit Agreement and subject to a Full Control Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to replace, as soon as reasonably possible, the Airframe or Aircraft which suffered such Event of Loss in accordance with this Section 3.01(a), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement.
     Each Grantor’s right to substitute a Replacement Airframe (together with the same number of Replacement Engines as the number of Engines, if any, installed on such Airframe at the time such Event of Loss occurred) shall be subject to the fulfillment, at Grantors’ sole cost and expense, of the following conditions precedent:
          (i) on the date when such Replacement Airframe is subjected to the Lien of this Mortgage, the following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect, and an executed counterpart of each thereof shall have been delivered to the Collateral Agent:
          (A) a Mortgage Supplement covering such Replacement Airframe and each Replacement Engine shall have been duly filed for recordation pursuant to Title 49 or such other applicable law of such jurisdiction other than the United States in which such Replacement Airframe is registered in accordance with Section 2.01(e);
          (B) an Officer’s Certificate of a Responsible Officer of such Grantor stating that (1) such Replacement Airframe is of at least equal fair market value, utility and remaining useful life (except for maintenance cycle condition) as the Airframe it replaces assuming such Airframe has been maintained in the condition required hereunder, (2) if applicable, each Replacement Engine is of at least equal fair market value, utility and remaining useful life (except for maintenance cycle condition) as the Engine it replaces, assuming such Engine was of the fair market value, utility and remaining useful life (except for maintenance cycle condition) required by the terms of this Mortgage, and (3) each of the conditions specified in this Section 3.01(a) with respect to such Replacement Airframe and any comparable provisions of any Permitted Lease to which such Airframe is subject, as the case may be, have been satisfied;
          (C) UCC financing statements (and any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which such Replacement Airframe may be registered and registrations on the International Registry) as are deemed necessary or, by reference to prudent industry practice, desirable by counsel for the Collateral Agent to protect the security interests of the Collateral Agent in such Replacement Airframe and each Replacement Engine shall have been duly filed; and
          (D) a certificate, reasonably acceptable to the Collateral Agent in form and substance, of either (such selection to be at such Grantor’s option) an

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
aircraft engineer (who may be a regular employee of such Grantor) or qualified independent aircraft appraiser certifying, with respect to such Replacement Airframe to the effect specified in clause (1) of Section 3.01(a)(i)(B) hereof and with respect to such Replacement Engine to the effect specified in clause (2) of Section 3.01(a)(i)(B) (as applicable);
          (ii) such Grantor shall furnish the Collateral Agent with (A) upon recordation, an opinion of qualified FAA counsel, or if applicable, qualified Opinion of Counsel in the jurisdiction of the relevant Aircraft’s registration addressed to the Collateral Agent as to the due recordation of the Mortgage Supplement as a first priority Lien on the Replacement Airframe and Replacement Engine, if any, and the due registration of the International Interest of the Collateral Agent in such Replacement Airframe and Replacement Engine, if any, as a first priority International Interest therein, and stating that the Replacement Airframe and/or Replacement Engine, is free from Liens of record (except for or with respect to Permitted Encumbrances) and International Interests of record (other than with respect to the Second Lien Aircraft Mortgage), (B) an Opinion of Counsel as to the availability of the benefits of Section 1110 of the Bankruptcy Code to the same extent as for the Airframe and Engines being replaced, and (C) such satisfactory evidence of compliance with the insurance provisions of Section 2.03 hereof with respect to such Replacement Airframe and each Replacement Engine as the Collateral Agent may reasonably request;
          (iii) such Grantor shall have delivered to the Collateral Agent (A) a copy of the bill(s) of sale respecting such Replacement Airframe, each Replacement Engine, if any, or other evidence of a Grantor’s ownership of such Replacement Airframe and each Replacement Engine, reasonably satisfactory to the Collateral Agent and such Grantor shall cause (subject, if necessary, to the consent of the prior owner of the Replacement Airframe and/or Replacement Engine) the sale of the Replacement Airframe and each Replacement Engine effected by such bill(s) of sale (or other evidence) to be registered with the International Registry as a sale, and (B) appropriate instruments assigning to the Collateral Agent the benefits, if any, of all manufacturer’s and vendor’s warranties generally available and permitted to be assigned by a Grantor with respect to such Replacement Airframe and each Replacement Engine; and
          (iv) such Grantor shall have satisfied any additional conditions (not to include the furnishing of an appraisal except as may be required under the Credit Agreement) to replacement as shall reasonably be specified by the Collateral Agent, acting reasonably.
     For all purposes hereof, each such Replacement Airframe shall be deemed to be subjected to the Lien of this Mortgage and shall be deemed an “Airframe”, and the Lien of this Mortgage shall still cover such replaced Airframe.
          (b) Event of Loss with Respect to an Engine or Spare Engine. If an Event of Loss occurs (or an event or circumstance which, with the passage of time, would constitute an Event of Loss) with respect to an Engine or a Spare Engine under circumstances in which there has not occurred an Event of Loss with respect to the related Airframe (if any), Grantors shall

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
promptly (and in any event within 10 days after the occurrence of such Event of Loss) notify the Collateral Agent thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of Loss and otherwise in accordance with the Credit Agreement), deposit within 3 Business Days of receipt all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) into an account that is maintained with the Administrative Agent and subject to a Full Control Agreement pursuant to Section 2.12(a) of the Credit Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to, as soon as reasonably possible, replace the Engine or Spare Engine which suffered such Event of Loss in accordance with this Section 3.01(b), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement. Upon application of such Net Cash Proceeds, the applicable Grantor shall substitute an engine (that is reasonably satisfactory to the Appraisers), free and clear of all Liens (other than Permitted Encumbrances) and cause such engine to be subject to the Lien of this Mortgage. Each Grantor’s right to make a replacement hereunder shall be subject to the fulfillment (which may be simultaneous with such replacement) of the following conditions precedent at Grantors’ sole cost and expense and the Collateral Agent agrees to make reasonable efforts to cooperate with Grantors to the extent reasonably necessary to enable it to timely satisfy such conditions:
          (i) the following documents shall be duly authorized, executed and delivered by the respective party or parties thereto, and an executed counterpart of each shall be delivered to the Collateral Agent:
          (A) a Mortgage Supplement covering the Replacement Engine, which shall have been duly filed for recordation pursuant to Title 49 or such other applicable law of the jurisdiction other than the United States in which the aircraft of which such Replacement Engine is a part is registered in accordance with Section 2.01(a)(3), as the case may be;
          (B) an Officer’s Certificate of a Responsible Officer of such Grantor stating (i) that the Replacement Engine is of at least equal fair market value and utility (without regard to hours and cycles) as the Engine it replaces assuming such Engine had been maintained in the condition required hereunder and (ii) each of the conditions specified in this paragraph (b) with respect to such Replacement Engine, and any comparable provisions of any Permitted Lease to which such Engine is subject, have been satisfied;
          (C) UCC financing statements covering the security interests created by this Mortgage (and any similar statements or other documents required to be filed or delivered pursuant to the laws of the jurisdiction in which such aircraft may be registered or in the International Registry) as are deemed necessary or, by reference to prudent industry practice, desirable by counsel to the Collateral Agent to protect the security interests of the Collateral Agent in the Replacement Engine;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
          (D) a certificate, reasonably satisfactory to the Collateral Agent, in form and substance, of either (such selections to be at such Grantor’s option) an aircraft engineer (who may be a regular employee of a Grantor) or qualified independent aircraft appraiser certifying, with respect to such Replacement Engine, to the effect specified in Section 3.01(b)(i)(B) hereof;
          (E) upon request by the Collateral Agent, such Grantor shall furnish the Collateral Agent with (1) upon recordation, an opinion of qualified FAA counsel, or if applicable, qualified counsel in the jurisdiction of the relevant Aircraft’s registration addressed to the Collateral Agent (in either case which opinion and counsel shall be reasonably satisfactory to the Collateral Agent), as to (a) the due recordation of the Mortgage Supplement as a first priority Lien on the Replacement Engine, and the due registration of the International Interest of the Collateral Agent in such Replacement Engine as a first priority International Interest therein, stating that the Replacement Engine is free from Liens of record (except for or with respect to Permitted Encumbrances) and of International Interests of record (other than with respect to the Second Lien Aircraft Mortgage), and (2) such evidence of compliance with the insurance provisions of Section 2.03 hereof with respect to such Replacement Engine as the Collateral Agent may reasonably request;
          (F) such Grantor shall have delivered to the Collateral Agent (1) a copy of the bill of sale respecting such Replacement Engine or other evidence of such Grantor’s ownership of such Replacement Engine, reasonably satisfactory to the Collateral Agent and such Grantor shall cause (subject to the consent of the prior owner of the Replacement Engine) the sale of such Replacement Engine effected by said bill of sale (or other evidence) to be registered with the International Registry as a sale, and (2) appropriate instruments assigning to the Collateral Agent the benefits, if any, of all manufacturer’s and vendor’s warranties generally available and permitted to be assigned by a Grantor with respect to such Replacement Engine; and
          (ii) Such Grantor shall have satisfied any additional conditions (not to include the furnishing of an appraisal except as required under the Credit Agreement) to replacement as shall reasonably be specified by the Collateral Agent, acting reasonably.
     For all purposes hereof, each such Replacement Engine shall be deemed to be subjected to the Lien of this Mortgage and shall be deemed an “Engine” and the Lien of this Mortgage shall no longer still cover such replaced Engine.
          (c) Event of Loss with Respect to a Spare Part. (i) Upon the occurrence of an event or circumstance which constitutes an Event of Loss (or an event or circumstance which, with the passage of time, would constitute an Event of Loss) with respect to one (1) or more Spare Parts, the aggregate value of which exceeds $5,000,000, Grantors shall forthwith (and in any event within ten (10) days after such occurrence) give the Collateral Agent written notice thereof and, to the extent required by Section 2.12(a) of the Credit Agreement (all calculations under Section 6.06 of the Credit Agreement to be performed after giving effect to such Event of

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Loss and otherwise in accordance with the Credit Agreement), deposit all Net Cash Proceeds thereof, if any, received by a Grantor (and not paid directly by an insurer to the Administrative Agent pursuant to a loss payee clause as provided in Section 2.03 hereof) within 3 Business Days after receipt thereof into an account with the Administrative Agent and subject to a Full Control Agreement pursuant to Section 2.12(a) of the Credit Agreement. The applicable Grantor may use Net Cash Proceeds held by the Administrative Agent (including Net Cash Proceeds in the form of insurance proceeds paid directly by an insurer to the Administrative Agent as aforesaid) to, as soon as reasonably possible, replace the Spare Part which suffered such Event of Loss in accordance with this Section 3.01(c), but subject to the provisions of Section 2.12(a) and any other applicable provisions of the Credit Agreement. Upon such application of any Net Cash Proceeds, the applicable Grantor shall substitute spare part(s) (reasonably satisfactory to the Appraisers), free and clear of all Liens (other than Permitted Encumbrances) and cause the same to be subjected to the Lien of this Mortgage.
     Section 3.02 Requisition for Use of an Aircraft or Spare Engine by the United States Government or Government of Registry of the Aircraft. In the event of the requisition for use of an Airframe and related engines, Engines or Spare Engines installed on such Airframe by the United States Government or any other government of registry (or any instrumentality or agency thereof) of such Airframe, or the applicable airframe in the case of an Engine or Spare Engine installed thereon, if so registered, Grantors shall promptly notify the Collateral Agent of such requisition, and, unless an Event of Loss results therefrom, all of Grantors’ obligations under this Mortgage with respect to such Airframe, Engines or Spare Engines shall continue to the same extent as if such requisition had not occurred.
ARTICLE 4
REMEDIES
     Section 4.01 Event of Default. It shall be an Event of Default hereunder and for all purposes of the Cape Town Convention, if under the Credit Agreement an “Event of Default” shall occur and be continuing thereunder.
     Section 4.02 Remedies with Respect to Collateral.
          (a) Remedies Available. Upon (i) the occurrence and continuance of any Event of Default, the Collateral Agent may do one or more of the following; provided, however, that during any period that an Aircraft is subject to the Civil Reserve Air Fleet Program in accordance with the provisions of Section 2.01(a)(iv) hereof and in possession of the United States government or an agency or instrumentality of the United States, the Collateral Agent shall not, on account of any Event of Default, be entitled to exercise any of the remedies specified in the following clauses (i), (ii) and (iii) in relation to such Aircraft in such manner as to limit a Grantor’s control (or any Permitted Lessee’s control under any Permitted Lease) under this Mortgage of the relevant Airframe, or any Engines or Spare Engines installed thereon, unless at least sixty (60) days’ (or such lesser period as may then be applicable under the Air Mobility Command program of the United States Air Force) written notice of default hereunder shall have been given by the Collateral Agent by registered or certified mail to Grantors (and any Permitted Lessee) with a copy addressed to the Contracting Office Representative for the Air Mobility

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Command of the United States Air Force under any contract with a Grantor (or any Permitted Lessee) relating to such Aircraft:
          (i) cause either Grantor or both Grantors, upon the written demand of the Collateral Agent, at Grantors’ expense, to deliver promptly, and such Grantor(s) shall deliver promptly, all or such part of the Airframes, the Engines, the Spare Engines or other Collateral as the Collateral Agent may so demand to the Collateral Agent or its order, or the Collateral Agent, at its option, may access the Tracking System (and demand the assistance of a Grantor’s personnel necessary to utilize the Tracking System) and enter upon the premises where all or any part of the Airframes, the Engines, the Spare Engines or other Collateral are located and take immediate possession (to the exclusion of the Grantors and all Persons claiming under or through a Grantor) of and remove the same by summary proceedings or otherwise together with any engine which is not an Engine or Spare Engine but which is installed on an Airframe, subject to all of the rights of the owner, lessor, or lien holder of or with respect to such engine;
          (ii) sell all or any part of the Airframes, Engines, Spare Engines or other Collateral at public or private sale, whether or not the Collateral Agent shall at the time have possession thereof, as the Collateral Agent may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle all or any part of the Airframes, the Engines, Spare Engines or other Collateral as the Collateral Agent, in its sole discretion, may determine, all free and clear of any rights or claims of whatsoever kind of either Grantor, any person claiming by, through or under either Grantor and any person holding an interest subordinate to the interests of the Collateral Agent hereunder; provided, however, that neither Grantor shall be entitled at any time prior to any such disposition to redeem the Collateral by paying in full all of the First Priority Obligations; or
          (iii) exercise any or all of the rights and powers and pursue any and all remedies of a secured party under the UCC of the State of New York (whether or not in effect in the jurisdiction in which enforcement is sought) or by any other applicable law (including, without limitation, the Cape Town Convention) or proceed by appropriate court action to enforce the terms or to recover damages for the breach hereof.
          Upon every taking of possession of Collateral under this Section 4.02, the Collateral Agent may, from time to time, at the expense of the Grantors, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of the Collateral as it may deem proper. In each such case, the Collateral Agent shall have the right to maintain, use, insure, operate, store, lease, control or manage the Collateral and to carry on business and to exercise all rights and powers of each Grantor relating to the Collateral in connection therewith, as the Collateral Agent shall deem appropriate, including the right to enter into any and all such agreements with respect to the maintenance, use, insurance, operation, storage, leasing, control, management or disposition of the Collateral or any part thereof as the Collateral Agent may determine; and the Collateral Agent shall be entitled to collect and receive directly all tolls, rents, revenues, issues, income, products, proceeds and profits of the Collateral and every part thereof, without prejudice, however, to the right of the Collateral Agent under any provision of this Mortgage to collect and receive all cash held by, or

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
required to be deposited with, the Collateral Agent hereunder. Such tolls, rents, revenues, issues, income, products, proceeds and profits shall be applied to pay the expenses of using, operating, storage, leasing, control, management or disposition of the Collateral, and of all maintenance, insurance, repairs, replacement, alterations, additions and improvements, and to make all payments which the Collateral Agent may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of a Grantor), and all other payments which the Collateral Agent may be required or authorized to make under any provision of this Mortgage, as well as just and reasonable compensation for the services of the Collateral Agent, and of all Persons engaged and employed by the Collateral Agent.
          In addition, Grantors shall be liable for all legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of the Collateral Agent’s remedies with respect thereto, including all costs and expenses incurred in connection with the retaking, return or sale of any Airframe, Engines, Spare Engines or other Collateral in accordance with the terms hereof under the UCC of the State of New York, which amounts shall, until paid, be secured by the Lien of this Mortgage.
          If any Event of Default shall have occurred and be continuing, or the Loans shall have been declared forthwith due and payable pursuant to the Credit Agreement, at the direction of the Administrative Agent, the Collateral Agent shall at any time thereafter while any Event of Default shall be continuing, without notice of any kind to either Grantor (except as provided herein) to the extent permitted by law, carry out or enforce any one or more of the actions and remedies provided in this Article 4 or elsewhere in this Mortgage or otherwise available to a secured party under the UCC as in effect at the time in New York State, whether or not any or all of the Collateral is subject to the jurisdiction of such UCC and whether or not such remedies are referred to in this Article 4.
          Nothing in the foregoing shall affect the right of each First Priority Secured Party to receive all payments of principal of, and interest on, the First Priority Obligations held by such First Priority Secured Party and all other amounts owing to such First Priority Secured Party as and when the same may be due.
          (b) Notice of Sale. The Collateral Agent shall give each Grantor at least ten (10) days’ prior written notice of the date fixed for any public sale of any of its Airframes, Engines, Spare Engines, Spare Parts or other Collateral, or the date on or after which any private sale will be held, which notice each Grantor hereby agrees is reasonable notice.
          (c) Receiver. If any Event of Default shall occur and be continuing, to the extent permitted by law, the Collateral Agent shall be entitled, as a matter of right as against a Grantor, without notice or demand and without regard to the adequacy of the security for the First Priority Obligations or the solvency of either Grantor, upon the commencement of judicial proceedings by it to enforce any right under this Mortgage, to the appointment of a receiver of the Collateral or any part thereof and of the tolls, rents, revenues, issues, income, products and profits thereof for the recovery of judgment for the indebtedness secured by the Lien created

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
under this Mortgage or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
          (d) Concerning Sales. At any sale under this Article, any First Priority Secured Party may bid for and purchase the property offered for sale, may make payment on account thereof as herein provided, free of any right of redemption, stay valuation or appraisal on the part of a Grantor (all said rights being hereby waived and released to the fullest extent permitted by law) and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any purchaser shall be entitled, for the purpose of making payment for the property purchased, to deliver any of the First Priority Obligations in lieu of cash in the amount which shall be payable thereon as principal or interest. Said First Priority Obligations, in case the amount so payable to the holders thereof shall be less than the amounts due thereon, shall be returned to the holders thereof after being stamped or endorsed to show partial payment.
     Section 4.03 Waiver of Appraisement, Etc. Each Grantor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the property in the Collateral marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclosure under this Mortgage may order the sale of the Collateral as an entirety.
     Section 4.04 Application of Proceeds. After the exercise of remedies pursuant to Section 4.02 hereof, any payments in respect of the First Priority Obligations and any proceeds (as defined in the UCC) of the Collateral, when received by the Collateral Agent or any other First Priority Secured Party in cash or its equivalent, will be applied in the order set forth in and in accordance with Section 2.17 of the Credit Agreement and to the Intercreditor Agreement.
     Section 4.05 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent or otherwise in this Mortgage shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this Mortgage or the other Loan Documents or now or hereafter existing at law, in equity or by statute or treaty (including, without limitation, the Cape Town Convention) and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of a Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the First Priority Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Event of Default or an acquiescence therein. No notice to or demand on a Grantor in any case shall entitle it or the other Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit such Collateral Agent may recover reasonable expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
     Section 4.06 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Mortgage by foreclosure, sale entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to a Collateral Agent, then and in every such case a Grantor, the Collateral Agent and each holder of any of the First Priority Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Mortgage, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted (but otherwise without prejudice).
ARTICLE 5
TERMINATION OF MORTGAGE
     Section 5.01 Termination of Mortgage.
          (a) This Mortgage shall terminate on the First Priority Obligations Payment Date. Upon termination, each Grantor may request, at a Grantor’s sole cost and expense, the Collateral Agent to execute and deliver to or as directed in writing by such Grantor an appropriate instrument reasonably required to release such Grantor’s Collateral from the Lien of this Mortgage and to discharge from the International Registry the registration of the International Interests constituted by this Mortgage with respect to such Collateral, and the Collateral Agent shall execute and deliver such instrument as aforesaid at a Grantor’s expense; provided, however, that in the event that any portion of the Collateral is sold or otherwise disposed of in accordance with the applicable provisions of the Credit Agreement, or is released as provided in Section 6.06(d) of the Credit Agreement, entitling the Grantors to a release from the Lien of this Mortgage, the Collateral Agent shall cooperate, at Grantors’ sole cost and expense, in releasing the Lien of this Mortgage from such portion of the Collateral. Except as aforesaid otherwise provided, this Mortgage and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.
          (b) At any time that a Grantor desires that the Collateral be released as provided in the foregoing Section 5.01(a), it shall deliver to the Collateral Agent a certificate signed by an authorized officer stating that the release of the respective Collateral is permitted pursuant to Section 5.01(a) hereof and the Credit Agreement. The Collateral Agent shall have no liability whatsoever to any First Priority Secured Party as the result of any release of Collateral by it as permitted by Section 5.01(a) hereof.
ARTICLE 6
MISCELLANEOUS
     Section 6.01 No Legal Title to Collateral in Secured Creditor. No First Priority Secured Party shall have legal title to any part of the Collateral. No transfer, by operation of law or otherwise, of any portion of the Loans or other right, title and interest of a First Priority Secured Party in and to the Collateral or this Mortgage shall operate to terminate this Mortgage or entitle

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
any successor or transferee of such First Priority Secured Party to an accounting or to the transfer to it of legal title to any part of the Collateral.
     Section 6.02 Sale of Collateral by Collateral Agent is Binding. Any sale or other conveyance of any Airframe, Engine, Spare Engine or other item of Collateral or any interest therein by the Collateral Agent made pursuant to the terms of this Mortgage shall bind the First Priority Secured Parties and each Grantor, and shall be effective to transfer or convey all right, title and interest of the Collateral Agent, each Grantor, and the other First Priority Secured Parties therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Collateral Agent.
     Section 6.03 Benefit of Mortgage. Nothing in this Mortgage, whether express or implied, shall be construed to give to any Person other than a Grantor, the Collateral Agent and the First Priority Secured Parties any legal or equitable right, remedy or claim under or in respect of this Mortgage.
     Section 6.04 Notices. All notices and other communication provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:
     if to the Grantors, to:
Delta Air Lines, Inc. and Comair, Inc.
1030 Delta Boulevard
Atlanta, GA 30320
Attention: Treasurer, Dept. 856
Telecopier: (404) 715-4862
Copy to: General Counsel, Dept. 971
Telecopier: (404) 715-2233
     if to the Collateral Agent, to:
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Matthew Massie
Telecopier: (212) 270-5100
with a copy to:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Omar Jones
Telecopier: (713) 750-2938

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Patrick S. Ryan
Telecopier: (212) 455-2502
Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto. All notices and other communications given to either party hereto in accordance with the provisions of this Mortgage shall be deemed to have been given on the date of receipt.
     Section 6.05 Governing Law; Jurisdiction; Service of Process. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS MORTGAGE OR THE SUBJECT MATTER HEREOF BROUGHT BY THE FIRST PRIORITY SECURED PARTIES OR ANY OF THEIR SUCCESSORS OR PERMITTED ASSIGNS. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS MORTGAGE OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.04 HEREOF.
     Section 6.06 Counterparts. This Mortgage may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 6.07 Waiver; Amendment. (a) No waiver of any provisions of this Mortgage or consent to any departure by either Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on a Grantor in any case shall entitle a Grantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
Collateral Agent, acting in accordance with Section 10.08 of the Credit Agreement, and each Grantor with respect to which such waiver, amendment or modification is to apply.
     Section 6.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION
     Section 6.09 Successors and Assigns. This Mortgage shall be binding upon each Grantor and its successors and permitted assigns and shall inure to the benefit of the Collateral Agent and each First Priority Secured Party and their respective successors and permitted assigns; provided, that neither Grantor may transfer or assign any or all of its rights or obligations hereunder (other than to each other) without the prior written consent of the Collateral Agent. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by either Grantor or on its behalf under this Mortgage shall be considered to have been relied upon by the First Priority Secured Parties and shall survive the execution and delivery of this Mortgage and the other Loan Documents regardless of any investigation made by the First Priority Secured Parties or on their behalf.
     Section 6.10 Lien Absolute. All rights of the Collateral Agent hereunder, the Lien hereof and all obligations of the Grantors hereunder shall, to the fullest extent permitted by applicable law, be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the First Priority Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Priority Obligations, or any other amendment to or waiver of or any consent to any departure from any Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the First Priority Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the First Priority Obligations or this Agreement (other than that the First Priority Obligations Payment Date shall have occurred).
     Section 6.11 General Indemnity.
          (a) Claims Defined. For the purposes of this Section 6.11, “Claims” means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs or expenses of whatsoever kind and nature (whether or not on the basis of negligence, strict or

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
absolute liability or liability in tort) that may be imposed on or asserted against an Indemnitee, as defined below, and, except as otherwise expressly provided in this Section 6.11, includes all reasonable out-of-pocket costs, disbursements and expenses (including reasonable out-of-pocket legal fees and expenses) actually incurred by an Indemnitee in connection therewith or related thereto.
          (b) Other Terms Defined. For the purposes of this Section 6.11: (1) “Indemnitee” shall mean any Indemnitee party to this Mortgage, or in the case of an Indemnitee not party to this Agreement, any such Indemnitee which has expressly agreed in writing to be bound by the terms of this Section 6.11 prior to, or concurrently with, the making of a Claim; (2) “After-Tax Basis” means that indemnity and compensation payments required to be made will be supplemented by the Person paying the base amount by that amount which, when added to such base amount, and after deduction of all Federal, state, local and foreign Taxes required to be paid by or on behalf of the payee with respect to the receipt or realization of any such amounts, and after consideration of any current tax savings of such payee resulting by way of any deduction, credit or other tax benefit attributable to such base amount or Tax, shall net such payee the full amount of such base amount; (3) “Collateral Agent Liens” means any Lien attributable to JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent with respect to an Aircraft, Airframe, an Engine, a Spare Engine, a Spare Part, any interest therein or any other portion of the Collateral arising as a result of (i) claims against JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent not related to its interest in Aircraft, Airframe, an Engine, a Spare Engine, a Spare Part or the administration of the Collateral pursuant to this Mortgage, (ii) acts of JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent not permitted by, or the failure of JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent to take any action required by the Loan Documents, (iii) claims against JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent relating to Taxes or Claims that are excluded from the indemnification provided by Section 6.11 of this Mortgage or (iv) claims against JPMorgan Chase Bank, N.A. or the Collateral Agent or the Administrative Agent arising out of the transfer by any such party of all or any portion of its interest in the Aircraft, Airframe, an Engine, a Spare Engine, a Spare Part, other Collateral, the Loan Documents, except while an Event of Default is continuing and prior to the time that Collateral Agent or the Administrative Agent has received all amounts due to it pursuant to the Loan Documents; and (4) “Lender Lien” means any Lien attributable to a Lender on or against an Aircraft, Airframe, Engine, Spare Engine, Spare Part, any interest therein or any other portion of the Collateral, arising out of any claims against such Person that are not related to the Loan Documents, or out of any act or omission of such Person that is not related to the transactions contemplated by, or that constitutes a breach by such Person of its obligations under, the Loan Documents. If any Indemnitee fails to comply with any duty or obligation under this Section 6.11 with respect to any Claim, such Indemnitee shall not be entitled to any indemnity with respect to such Claim under this Section 6.11 to the extent (x) such failure was prejudicial to such Grantor or (y) such Grantor’s indemnification obligations are increased as a result of such failure.
          (c) Claims Indemnified. Subject to the exclusions stated in Subsection 6.11(d), each Grantor agrees to indemnify, protect, defend and hold harmless on an After-Tax Basis each Indemnitee against Claims resulting from or arising out of (i) the Loan Documents and the transactions contemplated thereby, (ii) the operation, possession, use, maintenance,

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
overhaul, testing or registration of the Aircraft, Airframes, Engines, Spare Engines and Spare Parts (including injury, death or property damage of passengers, shippers or others, and environmental control, noise and pollution regulations), and (iii) the manufacture, design, sale, purchase, acceptance, non-acceptance or rejection, delivery or condition of the Aircraft, Airframes, Engines, Spare Engines and Spare Parts or the ownership, possession, use, non-use, substitution, airworthiness, control, operation, storage, modification, alteration, lease, sublease, return, transfer or other disposition of any Aircraft, any Airframe, any Engine, any Spare Engine, any Part or any Spare Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by a Grantor, any Permitted Lessee or any other Person.
          (d) Claims Excluded. The following are excluded from the Grantors’ agreement to indemnify an Indemnitee under this Section 6.11:
          (i) any Claim to the extent such Claim is attributable to acts or events occurring after (x) the First Priority Obligations Payment Date, (y) with respect to an Airframe, Engine, Spare Engine or Spare Part, the transfer of possession thereof pursuant to Article IV of this Mortgage except to the extent that such Claim is attributable to acts occurring in connection with the exercise of remedies pursuant to Section 4.02 of this Mortgage following the occurrence and continuance of an Event of Default or (z) any disposition of the Collateral permitted hereunder or under the Credit Agreement;
          (ii) any Claim to the extent such Claim is, or is attributable to, an Excepted Tax;
          (iii) any Claim to the extent such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee or attributable to negligence by such Indemnitee in exercising its right of inspection;
          (iv) any Claim to the extent such Claim is attributable to the noncompliance with or breach by such Indemnitee of any of the terms of, or any misrepresentation by such Indemnitee contained in, this Agreement, any other Loan Document to which such Indemnitee is a party or any agreement relating hereto or thereto;
          (v) any Claim to the extent such Claim constitutes a Lender Lien or Collateral Agent Lien attributable to such Indemnitee;
          (vi) any Claim to the extent such Claim is attributable to the offer, sale, assignment, transfer, participation or other disposition (whether voluntary or involuntary) by or on behalf of such Indemnitee (other than as a result of, or following, or in lieu of exercising remedies during the occurrence and continuance of, an Event of Default) of any Loan, all or any part of such Indemnitee’s interest in the Loan Documents or any interest in the Collateral or any similar security;
          (vii) any Claim to the extent such Claim is attributable to a failure on the part of the Collateral Agent to distribute in accordance with this Mortgage any amounts received and distributable by it hereunder or thereunder;

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
          (viii) any Claim to the extent such Claim is attributable to the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any Loan Document, other than such as have been requested or consented to by a Grantor, or such as are expressly required or contemplated by the provisions of the Loan Documents; and
          (ix) any Claim to the extent such Claim is payable or required to be borne by a Person other than the Grantors pursuant to any provision of any Loan Document.
          (e) Insured Claims. In the case of any Claim indemnified by a Grantor hereunder that is covered by a policy of insurance maintained by such Grantor, each Indemnitee agrees to cooperate, at such Grantor’s expense, with the insurers in the exercise of their rights to investigate, defend and compromise such Claim.
          (f) Claims Procedure. An Indemnitee shall promptly notify the Grantors of any Claim as to which indemnification is sought. Such Indemnitee shall promptly submit to the Grantors all additional information in such Indemnitee’s possession to substantiate such Claim as the Grantors reasonably requests. Subject to the rights of the Grantors’ insurers, the Grantors may, at its sole cost and expense, investigate any Claim, and may in its sole discretion defend or compromise any Claim. The Grantors shall be entitled, at its sole cost and expense, acting through counsel acceptable to the respective Indemnitee, (A) so long as such Grantor has agreed in a writing acceptable to such Indemnitee that such Grantor is liable to such Indemnitee for such Claim hereunder (unless such Claim is covered by Section 6.11(d)), in any judicial or administrative proceeding that involves solely a claim for one of more Claims, to assume responsibility for and control thereof, (B) so long as such Grantor has agreed in a writing acceptable to such Indemnitee that such Grantor is liable to such Indemnitee for such Claim hereunder (unless such Claim is covered by Section 6.11(d)), in any judicial or administrative proceeding involving a claim for one or more Claims and other claims related or unrelated to the transactions contemplated by the Loan Documents, to assume responsibility for and control of such claim for Claims to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding any of the foregoing to the contrary, the Grantors shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (i) while an Event of Default exists, (ii) if such proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Encumbrance) on any Aircraft, Airframe, Engine, Spare Engine, Spare Part, other Collateral or any part thereof, or (iii) if such proceeding could in the good faith opinion of such Indemnitee entail any material risk of criminal liability or present a conflict of interest making separate representation necessary, and, in any such proceeding, the Grantors shall be liable for the cost of such proceeding and (subject to the provisions of Section 6.11(d)) any Claim resulting therefrom. The affected Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by a Grantor pursuant to the preceding provisions. At the Grantors’ expense, any Indemnitee shall cooperate with all reasonable requests of a Grantor in connection therewith. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Claim without the prior written consent of the Grantors, which consent shall

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Claim. Where a Grantor or its insurers undertake the defense of an Indemnitee with respect to a Claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the written request of a Grantor or such insurers. Subject to the requirements of any policy of insurance, an Indemnitee may participate at its own expense in any judicial proceeding controlled by a Grantor pursuant to the preceding provisions; provided that such party’s participation does not, in the Opinion of Counsel appointed by a Grantor or its insurers to conduct such proceedings, interfere with such control. Such participation shall not constitute a waiver of the indemnification provided in this Section 6.11. Notwithstanding anything to the contrary contained herein, the Grantors shall not under any circumstances be liable for the fees and expenses of more than one counsel for all Indemnitees with respect to any one Claim unless a conflict of interest shall exist among such Indemnitees.
          (g) Subrogation. To the extent that a Claim is in fact paid in full by the Grantors or its insurer, the Grantors or such insurer (as the case may be) shall, without any further action, be subrogated to the rights and remedies of the Indemnitee on whose behalf such Claim was paid with respect to the transaction or event giving rise to such Claim. Such Indemnitee shall give such further assurances or agreements and shall cooperate with a Grantor or such insurer, as the case may be, to permit such Grantor or such insurer to pursue such rights and remedies, if any, to the extent reasonably requested by such Grantor. So long as no Specified Default under Section 7.01(b) of the Credit Agreement or Event of Default has occurred and is continuing, if an Indemnitee receives any payment, in whole or in part, from any party other than a Grantor or its insurers with respect to any Claim paid by such Grantor or its insurers, it shall promptly pay over to such Grantor the amount received (but not an amount in excess of the amount such Grantor or any of its insurers has paid in respect of such Claim). Any amount referred to in the preceding sentence that is payable to a Grantor shall not be paid to such Grantor, or, if it has been previously paid directly to such Grantor, shall not be retained by such Grantor, if at the time of such payment a Specified Default under Section 7.01(b) of the Credit Agreement or an Event of Default has occurred and is continuing, but shall be paid to and held by the Collateral Agent as security for the First Priority Obligations. At the option of the Collateral Agent, such amount payable shall be applied against the First Priority Obligations when and as they become due and payable. At such time as such Specified Default under Section 7.01(b) of the Credit Agreement or Event of Default is no longer continuing, such amount, to the extent not previously so applied against a Grantor’s obligations, shall be paid to such Grantor.
          (h) No Guaranty. Nothing set forth in this Section 6.11 constitutes a guarantee by the Grantors that any Aircraft, Airframe, Engine, Spare Engine or Spare Part at any time will have any particular value, useful life or residual value.
          (i) Payments; Interest. Any amount payable to any Indemnitee on account of a Claim shall be paid within 30 days after receipt by a Grantor of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the Claims that are the subject of and basis for such indemnity and the computation of the amount payable. Any payments made pursuant to this Section 6.11 directly to an Indemnitee or to a Grantor, as the case may be, shall be made in immediately available funds at such bank or to such account as

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[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
is specified by the payee in written directions to the payor or, if no such directions are given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, return receipt requested, postage prepaid to its address referred to in Section 6.04. To the extent permitted by applicable law, interest at the applicable rate provided for in Section 2.08 of the Credit Agreement shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section 6.11 until the same is paid. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.
          (j) Tax deduction or credit. If, by reason of any Claim payment made to or for the account of an Indemnitee by a Grantor pursuant to this Section 6.11, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, such Indemnitee shall promptly pay to such Grantor, but only if such Grantor has made all payments then due and owing to such Indemnitee under the Loan Documents, an amount equal to the sum of (1) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (2) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided that, a Grantor, upon request of such Indemnitee, agrees to repay the amount paid over to such Grantor (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Indemnitee to the extent a subsequent determination by such taxing authority results in an actual increase in Taxes payable by such Indemnitee which is attributable to such deduction or credit.
     Section 6.12 Section 1110 of the Bankruptcy Code. It is the intention of the parties that the Collateral Agent be entitled to the benefits of Section 1110 of the Bankruptcy Code, subject to each Grantor’s rights thereunder, with respect to the right to take possession of Aircraft, Engine, Spare Engines and Spare Parts (other than Aircraft, Engines and Spare Engines listed on Schedule 3.19 to the Credit Agreement and Spare Parts that were first placed in service prior to October 22, 1994), and to enforce any of its other rights or remedies as provided in this Mortgage in the event of a case under Chapter 11 of the Bankruptcy Code in which a Grantor is a debtor, all subject to the provisions and limitations of the Bankruptcy Code.
     Section 6.13 Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Liens and rights granted pursuant to this Mortgage shall be as set forth in, and subject to the terms and conditions of, the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Loan Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement to be duly executed by their respective officers thereunto duly authorized.

DELTA AIR LINES, INC., as a Grantor
By:
Name:
Title:

COMAIR, INC., as a Grantor
By:
Name:
Title:

Signature Page to First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

Signature Page to First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT A
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
SUPPLEMENT NO.
          THIS FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS MORTGAGE AND SECURITY AGREEMENT SUPPLEMENT NO.       dated                      (this “Mortgage Supplement”) made by DELTA AIR LINES, INC., a Delaware corporation (“Borrower”) and COMAIR, INC., a Ohio corporation (“Comair”) (each of the Borrower and Comair, a “Grantor” and collectively the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., acting as collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
          WHEREAS, the First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement, dated as of April 30, 2007 (herein called the “Mortgage”; capitalized terms used herein but not defined shall have the meaning ascribed to them in the Mortgage), between the Grantors and Collateral Agent, provides for the execution and delivery of supplements thereto substantially in the form hereof, which shall particularly describe certain collateral, and shall specifically mortgage the same to the Collateral Agent; and
          WHEREAS, the Mortgage was entered into between the Grantors and the Collateral Agent in order to secure the First Priority Obligations of Delta Air Lines, Inc. (the “Borrower”) and each of the Guarantors under that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, herein called the “Credit Agreement”), among the Borrower, each of the direct and indirect domestic Subsidiaries of the Borrower (as defined in the Credit Agreement) from time to time party thereto, JPMorgan Chase Bank, N.A. and the other lenders from time to time party thereto (collectively, the “Lenders”), UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners and UBS Securities LLC, as joint bookrunner, Calyon New York Branch and RBS Securities Corporation, as co-documentation agents, and the other Loan Documents;
          WHEREAS, the Mortgage relates to the Airframes, Engines, Spare Engines and Spare Parts described in Exhibit 1 hereto, and a counterpart of the Mortgage is attached hereto and made a part hereof and this Mortgage Supplement, together with such counterpart of the Mortgage and any previous Mortgage Supplements, is being filed for recordation on the date hereof with the Federal Aviation Administration, as one document;
          NOW, THEREFORE, this Mortgage Supplement Witnesseth, that to secure the prompt and complete payment and performance when due of the First Priority Obligations of the Borrower and each of the Guarantors under the Credit Agreement and each of the other Loan
EXHIBIT A

Documents, to secure the performance and observance by the Borrower and each of the Guarantors of all the agreements, covenants and provisions contained in the Mortgage and in the Loan Documents for the benefit of the Collateral Agent on behalf of the First Priority Secured Parties and each of the other Indemnified Persons, and for the uses and purposes and subject to the terms and provisions of the Mortgage, and in consideration of the premises and of the covenants contained in the Mortgage, and of other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, each Grantor has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Collateral Agent, its successors and assigns, for the security and benefit of the Lenders and such other Persons, a first priority continuing security interest in and first priority mortgage lien on all estate, right, title and interest of such Grantor in, to and under the following described property:
     1. The Airframes described on Part A of Exhibit 1 hereto together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
     2. The Engines described on Part A of Exhibit 1 hereto (each such engine having 1750 or more pounds of thrust or the equivalent thereof, whether or not such engines shall be installed in or attached to an Airframe or any other airframe) in each case, together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
     3. The Spare Engines described on Part B of Exhibit 1 hereto (each such engine having 1750 or more pounds of thrust or the equivalent thereof, whether or not such engines shall be installed in or attached to an Airframe or any other airframe) in each case, together with all Parts which are from time to time incorporated or installed in or attached thereto or which shall be removed therefrom, unless the Lien of the Mortgage shall not be applicable to such Part pursuant to the provisions of the Mortgage.
     4. (x) In the case of Comair, all Spare Parts, and (y) in the case of the Borrower, all Spare Parts relating to or used in connection with General Electric Model CF34 engines, in each case located at the applicable Designated Spare Parts Locations described in Part C of Exhibit 1 hereto.
          TO HAVE AND TO HOLD all and singular the aforesaid property unto the Collateral Agent, its successors and assigns, for the uses and purposes and subject to the terms and provisions set forth in the Mortgage.
          This Mortgage Supplement shall be construed as a supplemental Mortgage and shall form a part thereof, and the Mortgage is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
EXHIBIT A

     IN WITNESS WHEREOF, each Grantor caused this Mortgage Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

DELTA AIR LINES, INC., as a Grantor
By:
Name:
Title:

COMAIR, INC., as a Grantor
By:
Name:
Title:

Signature Page to Second Lien Airframe, Engine and Spare Parts Mortgage and Security Agreement
Supplement No. 1

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT 1
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
SUPPLEMENT NO.
PART A — DESCRIPTION OF AIRCRAFT, AIRFRAMES AND ENGINES1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
McDonnell Douglas MD-88	N926DL	49713	Pratt & Whitney JT8D-219	P718170D, P718171D

McDonnell Douglas MD-88	N927DA	49714	Pratt & Whitney JT8D-219	P718172D

McDonnell Douglas MD-88	N928DL	49715	Pratt & Whitney JT8D-219	P718175D, P718176D

McDonnell Douglas MD-88	N929DL	49716	Pratt & Whitney JT8D-219	P718177D, P718178D

McDonnell Douglas MD-88	N930DL	49717

McDonnell Douglas MD-88	N931DL	49718	Pratt & Whitney JT8D-219	P718202D, P718203D

McDonnell Douglas MD-88	N932DL	49719	Pratt & Whitney JT8D-219	P718224D, P718225D

McDonnell Douglas MD-88	N933DL	49720	Pratt & Whitney JT8D-219	P718212D, P718208D

McDonnell Douglas MD-88	N934DL	49721	Pratt & Whitney JT8D-219	P718216D, P718217D

McDonnell Douglas MD-88	N935DL	49722	Pratt & Whitney JT8D-219	P718218D, P718223D

McDonnell Douglas MD-88	N936DL	49723	Pratt & Whitney JT8D-219	P718226D, P718228D

McDonnell Douglas MD-88	N937DL	49810	Pratt & Whitney JT8D-219	P718247D, P718248D

McDonnell Douglas MD-88	N938DL	49811	Pratt & Whitney JT8D-219	P725356D, P718282D

McDonnell Douglas MD-88	N939DL	49812	Pratt & Whitney JT8D-219	P725358D, P725368D

McDonnell Douglas MD-88	N940DL	49813	Pratt & Whitney JT8D-219	P725393D,

[1]	Engines listed opposite an Airframe are “related” Engines for purposes of this Mortgage.
EXHIBIT 1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
			Pratt & Whitney JT8D-219 (shown as Pratt & Whitney JT8D-217 on FAA record)	P726021D

McDonnell Douglas MD-88	N941DL	49814	Pratt & Whitney JT8D-219	P725395D, P725416D

McDonnell Douglas MD-88	N942DL	49815	Pratt & Whitney JT8D-219	P725354D, P725396D

McDonnell Douglas MD-88	N943DL	49816	Pratt & Whitney JT8D-219	P725403D, P725419D

McDonnell Douglas MD-88	N944DL	49817

McDonnell Douglas MD-88	N945DL	49818	Pratt & Whitney JT8D-219	P725373DCN, P725390DCN

McDonnell Douglas MD-88	N948DL	49879	Pratt & Whitney JT8D-219	P725488D, P725489D

McDonnell Douglas MD-88	N950DL	49881	Pratt & Whitney JT8D-219	P718179D, P718214D

McDonnell Douglas MD-88	N951DL	49882	Pratt & Whitney JT8D-219	P725513D, P725514D

McDonnell Douglas MD-88	N985DL	53312	Pratt & Whitney JT8D-219	P725977D, P725978D

McDonnell Douglas MD-88	N986DL	53313	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726011D, P725989D

McDonnell Douglas MD-88	N988DL	53339	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726015D, P726007D

McDonnell Douglas MD-88	N989DL	53341	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726047D, P726088D

McDonnell Douglas MD-88	N991DL	53343	Pratt & Whitney JT8D-219	P725939D, P725959D

McDonnell Douglas MD-88	N992DL	53344	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726038D, P726031D

McDonnell Douglas MD-88	N994DL	53346	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726051D, P726053D

McDonnell Douglas MD-88	N995DL	53362	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726086D, P726081D
EXHIBIT 1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
McDonnell Douglas MD-88	N997DL	53364	Pratt & Whitney JT8D-219	P726067D, P726069D

McDonnell Douglas MD-88	N998DL	53370	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726074D, P726077D

McDonnell Douglas MD-88	N900DE	53372	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726082D, P726087D

McDonnell Douglas MD-88	N901DE	53378	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726052D, P726822D

McDonnell Douglas MD-88	N903DE	53380	Pratt & Whitney JT8D-219	P726826D, P726827D

McDonnell Douglas MD-88	N904DE	53409	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P725998D, P726872D

McDonnell Douglas MD-88	N906DE	53415	Pratt & Whitney JT8D-219	P726009D, P726905D

McDonnell Douglas MD-88	N907DE	53416	Pratt & Whitney JT8D-219	P726907D, P726908D

McDonnell Douglas MD-88	N909DE	53418	Pratt & Whitney JT8D-219	P726923D, P726924D

McDonnell Douglas MD-88	N910DE	53419	Pratt & Whitney JT8D-219	P725380D, P726918D

McDonnell Douglas MD-88	N912DE	49997	Pratt & Whitney JT8D-219	P726931D, P726933D

McDonnell Douglas MD-88	N913DE	49956	Pratt & Whitney JT8D-219	P726865D, P726932D

McDonnell Douglas MD-88	N915DE	53420	Pratt & Whitney JT8D-219	P726929D, P726952D

McDonnell Douglas MD-88	N916DE	53421	Pratt & Whitney JT8D-219	P726950D, P726951D

McDonnell Douglas MD-88	N918DE	49959	Pratt & Whitney JT8D-219	P726967D, P726968D

McDonnell Douglas MD-88	N919DE	53422	Pratt & Whitney JT8D-219	P726976D, P726979D

McDonnell Douglas MD-90-30	N902DA	53382	International Aero Engines V2528-D5	V20007, V20008

McDonnell Douglas MD-90-30	N903DA	53383	International Aero Engines V2528-D5	V20009, V20010
EXHIBIT 1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
McDonnell Douglas MD-90-30	N905DA	53385	International Aero Engines V2528-D5	V20014, V20015

McDonnell Douglas MD-90-30	N906DA	53386	International Aero Engines V2528-D5	V20019, V20021

McDonnell Douglas MD-90-30	N908DA	53388	International Aero Engines V2528-D5	V20025, V20026

McDonnell Douglas MD-90-30	N909DA	53389	International Aero Engines V2528-D5	V20030, V20027

McDonnell Douglas MD-90-30	N911DA	53391	International Aero Engines V2528-D5	V20035, V20036

McDonnell Douglas MD-90-30	N912DN	53392	International Aero Engines V2528-D5	V20045, V20046

McDonnell Douglas MD-90-30	N914DN	53394	International Aero Engines V2528-D5	V20075, V20070

McDonnell Douglas MD-90-30	N915DN	53395	International Aero Engines V2528-D5	V20079, V20074

McDonnell Douglas MD-90-30	N916DN	53396	International Aero Engines V2528-D5	V20084, V20080

Boeing 757-232	N601DL	22808	Pratt & Whitney PW2037	P716336B

Boeing 757-232	N606DL	22813	Pratt & Whitney PW2037	P716325B

Boeing 757-232	N608DA	22815	Pratt & Whitney PW2037	P716348B

Boeing 757-232	N613DL	22820	Pratt & Whitney PW2037	P716308B, P716385B

Boeing 757-232	N614DL	22821

Boeing 757-232	N615DL	22822	Pratt & Whitney PW2037	P716366B, P716392B

Boeing 757-232	N639DL	23993	Pratt & Whitney PW2037	P716305B, P716505B

Boeing 757-232	N640DL	23994	Pratt & Whitney PW2037	P716506B, P716507B

Boeing 757-232	N642DL	23996	Pratt & Whitney PW2037	P716512B, P716513B

Boeing 757-232	N643DL	23997	Pratt & Whitney PW2037	P716510B, P716310B
EXHIBIT 1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
Boeing 757-232	N644DL	23998	Pratt & Whitney PW2037	P716514B, P716326B

Boeing 757-232	N646DL	24217	Pratt & Whitney PW2037	P716518B, P716522B

Boeing 757-232	N647DL	24218	Pratt & Whitney PW2037	P716523B, P716528B

Boeing 757-232	N648DL	24372	Pratt & Whitney PW2037	P716359B, P716524B

Boeing 757-232	N649DL	24389	Pratt & Whitney PW2037	P716526B, P716534B

Boeing 757-232	N651DL	24391	Pratt & Whitney PW2037	P716521B, P716536B

Boeing 757-232	N652DL	24392	Pratt & Whitney PW2037	P716537B, P716527B

Boeing 757-232	N655DL	24395	Pratt & Whitney PW2037	P716543B, P716544B

Boeing 757-232	N656DL	24396	Pratt & Whitney PW2037	P716545B, P716546B

Boeing 757-232	N671DN	25332	Pratt & Whitney PW2037	P716577B, P716578B

Boeing 757-232	N672DL	25977	Pratt & Whitney PW2037	P716581B, P716582B

Boeing 757-232	N674DL	25979	Pratt & Whitney PW2037	P716586B, P716587B

Boeing 757-232	N676DL	25981	Pratt & Whitney PW2037	P716590B, P716591B

Boeing 757-232	N678DL	25983	Pratt & Whitney PW2037	P716595B, P716596B

Boeing 757-232	N679DA	26955	Pratt & Whitney PW2037	P716598B, P726701B

Boeing 757-26D	N900PC	28446	Pratt & Whitney PW2037	P727211B, P727212B

Boeing 757-212	N751AT	23125	Pratt & Whitney PW2037	P716315, P716324

Boeing 757-212	N750AT	23126	Pratt & Whitney PW2037	P716341, P716327

Boeing 757-212	N757AT	23127	Pratt & Whitney PW2037	P716329, P716316

Boeing 757-212	N752AT	23128	Pratt & Whitney PW2037	P716339, P716320

Boeing 767-332	N139DL	25984	General Electric CF6-80A2	580144
EXHIBIT 1

	FAA			Engines
	Registration	Manufacturer’s		Serial
Aircraft Model	Number	Serial Number	Engine Model and Type	Number
Boeing 767-332	N171DN	24759

Boeing 767-332	N173DN	24800

Boeing 767-332	N175DN	24803	Pratt & Whitney PW4060	P724146B, P724147B

Boeing 767-332	N183DN	27110	Pratt & Whitney PW4060	P724681B, P724682B

Boeing 767-3P6	N152DL	24984	General Electric CF6-80C2B4	695307, 695376

Boeing 767-3P6	N153DL	24985	General Electric CF6-80C2B4	695476, 695438

Boeing 767-3P6	N155DL	25269	General Electric CF6-80C2B4	695442, 695334

Boeing 767-3P6	N156DL	25354	General Electric CF6-80C2B4	695374, 695521

Canadair CL-600-2B19	N868CA	7427	General Electric CF34-3A1	807634, 807633

Canadair CL-600-2B19	N986CA	7174	General Electric CF34-3A1	807477, 807488

Canadair CL-600-2B19	N936CA	7043	General Electric CF34-3A1	807149, 807146

Canadair CL-600-2B19	N937CA	7044	General Electric CF34-3A1	807147, 807151

Canadair CL-600-2B19	N938CA	7046	General Electric CF34-3A1	807161, 807654

Canadair CL-600-2B19	N940CA	7048	General Electric CF34-3A1	807169, 807170

Canadair CL-600-2B19	N941CA	7050	General Electric CF34-3A1	807177, 807178
PART B — DESCRIPTION OF SPARE ENGINES

Engine Model and Type	Manufacturer’s Serial Number
General Electric CF34-3A1	807070

General Electric CF34-3A1	807051

General Electric CF34-3A1	807305

General Electric CF34-3A1	807226

General Electric CF34-3A1	807318

General Electric CF34-3A1	807352

General Electric CF34-3A1	807255

General Electric CF34-3A1	807421

General Electric CF34-3A1	807465
EXHIBIT 1

Engine Model and Type	Manufacturer’s Serial Number
General Electric CF34-3A1	807467

General Electric CF34-3A1	807468

General Electric CF34-3A1	807512

General Electric CF34-3A1	807444

General Electric CF34-3A1	807466

General Electric CF34-3A1	807587

General Electric CF34-3A1	807441

General Electric CF34-3A1	807590

General Electric CF34-3A1	807600

General Electric CF34-3A1	807630

General Electric CF34-3A1	807648

General Electric CF34-3A1	807623

General Electric CF34-3A1	807591

General Electric CF34-3B1	873516

General Electric CF34-3B1	873173

General Electric CF34-3B1	873640

General Electric CF34-3B1	873174

General Electric CF34-3B1	873947

General Electric CF34-3B1	873763

General Electric CF34-3B1	873891

General Electric CF34-8C1	965337

General Electric CF34-8C1	965291

General Electric CF34-8C1	965443

General Electric CF34-8C1	965384
PART C — DESIGNATED SPARE PARTS LOCATIONS

	Plant
Address	Code	Location
BORROWER: DELTA AIR LINES INC.	1010	Atlanta Repair Shops at the Delta Technical Ops Center
DELTA TECH OPS CENTER
1775 AVIATION BLVD.
ATLANTA, GA 30354-3743
USA

COMAIR: COMAIR, INC.	N/A	N/A
82 COMAIR BLVD.
ERLANGER, KY 41048
USA
EXHIBIT 1

PART D — GENERIC DESCRIPTIONS
The generic descriptions of the Airframes, Engines and Spare Engines, for purposes of the Cape Town Convention, are as follows:
Airframes:
1. McDonnell Douglas MD-80-88
2. McDonnell Douglas MD-90-30
3. Boeing 757-200
4. Boeing 767-300
5. Bombardier CRJ-100
Engines:
1. General Electric CF34-3
2. General Electric CF34-8
3. General Electric CF6-80A
4. General Electric CF6-80C2
5. Pratt & Whitney PW2037
6. Pratt & Whitney PW4000 94
7. Pratt & Whitney JT8D 200
8. International Aero V2500-D5
EXHIBIT 1

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT B
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT

CERTAIN ECONOMIC TERMS

Insured Amount:	Replacement cost

Minimum Liability Insurance Amount:	$350,000,000 per occurrence for any regional jet aircraft

$600,000,000 per occurrence for any narrow-body aircraft (including, without limitation, any MD-88 or MD-90 aircraft.

$750,000,000 per occurrence for any aircraft other than those mentioned above (including, without limitation, any Boeing 767 aircraft)

In the event a Grantor includes a new type of wide-body aircraft in its aircraft fleet after the date hereof (including, without limitation, any Airbus A380 aircraft), then the Minimum Liability Insurance Amount with respect to such aircraft type shall be such amount as may be agreed by the Collateral Agent.
EXHIBIT B

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT C
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
LIST OF PERMITTED COUNTRIES
Australia
Austria
Belgium
Brazil (only for lease to current aircraft manufacturer in Brazil, no reregistration)
Canada
Czech Republic
Denmark
Finland
France
Germany
Greece
Hong Kong
Hungary
Iceland
Ireland
Italy
Japan
Luxembourg
Mexico (lease only, no reregistration)
Netherlands, the
New Zealand
Norway
Poland
Peoples Republic of China
Peoples Republic of China (Taiwan)
Russian Federation
Singapore
South Africa
South Korea
Spain
Sweden
Switzerland
United Kingdom
EXHIBIT C

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT D
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
[Address to Collateral Agent]
                                        , 20
Data Report For Pledged Spare Parts
Ladies and Gentlemen:
     We refer to the First Lien Aircraft, Engine, Spare Engine And Spare Parts Security Agreement (the “Security Agreement”), dated as of April 30, 2007, among Delta Air Lines, Inc. (the “Borrower”), Comair, Inc. (“Comair”) and JPMorgan Chase Bank, N.A., as Collateral Agent. Terms defined in the Security Agreement and used herein have such respective defined meanings. The Grantors hereby certify that:
     Attached hereto as Exhibit 1 is a report that correctly sets forth the following information as of the date hereof with respect to each Pledged Spare Part:
i)	Manufacturer’s part number;

ii)	part description;

iii)	related aircraft model(s) in summary form;

iv)	classification as Rotable or Expendable or Key Repairable;

v)	quantity on hand;

vi)	Designated Spare Parts Location;

vii)	each Pledged Spare Part out for repair; and

viii)	each Pledged Spare Part in transit.
EXHIBIT D

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]

Very truly yours, [DELTA AIR LINES, INC.
By:
Name:
Title Date:]

[COMAIR, INC.
By:
Name:
Title Date:]

Signature Page to Data Report for Pledged Spare Parts

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT E
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
FIRST LIEN REVOLVING CREDIT AND GUARANTY AGREEMENT
[ATTACHED AS FOLLOWS]
EXHIBIT E

[First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement]
EXHIBIT F
TO
FIRST LIEN AIRCRAFT, SPARE ENGINES AND SPARE PARTS
MORTGAGE AND SECURITY AGREEMENT
INTERCREDITOR AGREEMENT
[ATTACHED AS FOLLOWS]
EXHIBIT F

EXHIBIT F-1
          THIS FIRST LIEN GRANT OF SECURITY INTEREST IN TRADEMARK RIGHTS is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN GRANT OF
SECURITY INTEREST IN TRADEMARK RIGHTS
          This FIRST LIEN GRANT OF SECURITY INTEREST IN TRADEMARK RIGHTS (“Agreement”), effective as of May 8, 2007 is made by DELTA AIR LINES, INC. a Delaware corporation (the “Borrower”), and all of the direct and indirect domestic subsidiaries of the Borrower signatory hereto (the “Guarantors”, and together with the Borrower, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the First Priority Secured Parties (as defined in the First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)), among the Borrower, the Guarantors, the Agent, and JPMorgan Chase Bank, N.A., acting as administrative agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities, Inc., Lehman Brothers Inc., and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the lenders party thereto.
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, in connection with the Credit Agreement, the Grantors executed and delivered a First Lien Security Agreement, dated as of April 30, 2007, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “First Lien Security Agreement”);
          WHEREAS, pursuant to the First Lien Security Agreement, the Grantors pledged and granted to the Agent for the benefit of the Agent and the First Priority Secured Parties a continuing security interest in all Intellectual Property constituting Collateral, including the Trademarks set forth on Schedule A hereto; and
          WHEREAS, the Grantors have duly authorized the execution, delivery and performance of this Agreement;

FIRST LIEN GRANT OF SECURITY INTEREST IN TRADEMARK RIGHTS	2
          NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantors agree, for the benefit of the Agent and the First Priority Secured Parties, as follows:
          SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the First Lien Security Agreement, as applicable.
          SECTION 2. Grant of Security Interest. The Grantors hereby pledge and grant a continuing security interest in all of the Grantors’ right, title and interest in, to and under Trademarks constituting Collateral (including, without limitation, the U.S. Trademark registrations and applications listed on Schedule A hereto), but not including any applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Grantor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted by the United States Patent and Trademark Office, whereupon such applications shall be automatically subject to the lien granted herein (collectively, the “Trademark Collateral”), to the Agent for the benefit of the Agent and the First Priority Secured Parties to secure payment, performance and observance of the First Priority Obligations.
          SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the First Priority Secured Parties in connection with the First Lien Security Agreement and is expressly subject to the terms and conditions thereof and the Intercreditor Agreement. The First Lien Security Agreement (and all rights and remedies of the First Priority Secured Parties thereunder) shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Agreement and the terms of the First Lien Security Agreement, the terms of the First Lien Security Agreement shall govern.
          SECTION 4. Acknowledgment. The Grantors do hereby further acknowledge and affirm that the rights and remedies of the First Priority Secured Parties with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Credit Agreement, the First Lien Security Agreement and the Intercreditor Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
          SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

FIRST LIEN GRANT OF SECURITY INTEREST IN TRADEMARK RIGHTS	3
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers on this ___day of May, 2007.

DELTA AIR LINES, INC.

By:

Name:
Title:

COMAIR HOLDINGS, LLC

By:

Name:
Title:

COMAIR, INC.

By:

Name:
Title:

Accepted and Agreed to:

JP MORGAN CHASE BANK, N.A. as Collateral Agent for the First Priority Secured Parties

By:

Name:
Title:

FIRST LIEN GRANT OF SECURITY INTEREST IN TRADEMARK RIGHTS	4
SCHEDULE A
U.S. Trademark Registrations and Applications

Registration No	Mark Name	Grantor	Registration Date
0523611	FLYING TRIANGLE	DELTA AIR LINES, INC.	4/4/1950
0654915	DELTA	DELTA AIR LINES, INC.	11/19/1957
0697598	DREAM VACATION	DELTA AIR LINES, INC.	5/10/1960
0704103	WIDGET LOGO	DELTA AIR LINES, INC.	9/6/1960
0802405	DELTAMATIC	DELTA AIR LINES, INC.	1/18/1966
0945465	DASH	DELTA AIR LINES, INC.	10/17/1972
0963228	WINGED DELTA AIR LINES IN OVAL LOGO	DELTA AIR LINES, INC.	7/3/1973
0970418	DELTA AIR LINES	DELTA AIR LINES, INC.	10/9/1973
1143697	WIDGET (OPEN)	DELTA AIR LINES, INC.	12/16/1980
1171170	SKY	DELTA AIR LINES, INC.	9/29/1981
1201484	CA COMAIR & DESIGN	COMAIR HOLDINGS, LLC	7/13/1982
1428763	DELTA CONNECTION	DELTA AIR LINES, INC.	2/10/1987
1485570	WE LOVE TO FLY	DELTA AIR LINES, INC.	4/19/1988
1485571	WE LOVE TO FLY AND IT SHOWS	DELTA AIR LINES, INC.	4/19/1988
1514873	COMAIR ( Stylized)	COMAIR HOLDINGS, LLC	11/29/1988
1595729	MEETING NETWORK	DELTA AIR LINES, INC.	5/8/1990
1628653	YOUNG AT HEART	DELTA AIR LINES, INC.	12/18/1990
1645584	COMAIR	COMAIR HOLDINGS, LLC	5/21/1991
1703774	DELTA SHUTTLE	DELTA AIR LINES, INC.	7/28/1992
1718831	READY WHEN YOU ARE	DELTA AIR LINES, INC.	9/22/1992
1733703	DELTA CENTER	DELTA AIR LINES, INC.	11/17/1992
1740294	DELTA CENTER (WITH WIDGET LOGO)	DELTA AIR LINES, INC.	12/15/1992
1968255	SKYMILES	DELTA AIR LINES, INC.	4/16/1996
2022300	WORLDWIDE PARTNERS	DELTA AIR LINES, INC.	12/10/1996
2058985	DELTA & 1960 AIRCRAFT DESIGN	DELTA AIR LINES, INC.	5/6/1997
2291036	CROWN ROOM CLUB	DELTA AIR LINES, INC.	11/9/1999
2351283	DELTA EXPRESS	DELTA AIR LINES, INC.	5/23/2000
2408003	DELTA VACATIONS	DELTA AIR LINES, INC.	11/28/2000
2508582	BUILDING ON OUR SUCCESS	COMAIR, INC.	11/20/2001
2521530	BUSINESSELITE	DELTA AIR LINES, INC.	12/25/2001
2531956	DELTA HORIZONS	DELTA AIR LINES, INC.	1/22/2002
2538221	CITY DASH ( NEW)	DELTA AIR LINES, INC.	2/12/2002
2553482	COMAIR NAVIGATOR & DESIGN	COMAIR, INC.	3/26/2002
2556013	WIDGET LOGO (NEW)	DELTA AIR LINES, INC.	4/2/2002
2564978	MIND YOUR OWN BUSINESS TRAVEL	DELTA AIR LINES, INC.	4/30/2002
2594082	MEDALLION	DELTA AIR LINES, INC.	7/16/2002
2603414	COMAIR SKYSHOP	COMAIR HOLDINGS, LLC	8/6/2002
2608693	DELTA GOLF	DELTA AIR LINES, INC.	8/20/2002
2638933	COMAIR	COMAIR, INC.	10/22/2002
2662451	DELTA AIRELITE	DELTA AIR LINES, INC.	12/17/2002
2682464	CONTROL KEY DESIGN	DELTA AIR LINES, INC.	2/4/2003
2683848	COMAIR (2001 STYLIZED LOGO)	COMAIR, INC.	2/4/2003
2811872	SONG	DELTA AIR LINES, INC.	2/3/2004
2836485	SONG FLOURISH	DELTA AIR LINES, INC.	4/27/2004
2975726	FAN FARES	DELTA AIR LINES, INC.	7/26/2005
2980826	DELTA CONNECTION	DELTA AIR LINES, INC.	8/2/2005
2999167	SAVORINGS	DELTA AIR LINES, INC.	9/20/2005
3004245	SIMPLIFARES	DELTA AIR LINES, INC.	10/4/2005
3018887	DELTA FABRIC DESIGN	DELTA AIR LINES, INC.	11/29/2005
3022337	DELTA FABRIC DESIGN	DELTA AIR LINES, INC.	12/6/2005
3028534	GOOD GOES AROUND	DELTA AIR LINES, INC.	12/13/2005
3077727	SKYPOINTS	DELTA AIR LINES, INC.	4/4/2006
3077909	DELTA FABRIC DESIGN	DELTA AIR LINES, INC.	4/6/2006
3094219	DART (stylized)	DELTA AIR LINES, INC.	5/16/2006
3138714	FLYBY DESIGN	DELTA AIR LINES, INC.	9/5/2006
2789294	SKYBONUS	DELTA AIR LINES, INC.	12/2/2003

EXHIBIT F-2
FORM OF FIRST LIEN PATENT SECURITY AGREEMENT
          THIS FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN GRANT OF
SECURITY INTEREST IN PATENT RIGHTS
          This FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS (“Agreement”), effective as of April 30, 2007 is made by DELTA AIR LINES, INC. a Delaware corporation (the “Borrower”), and all of the direct and indirect domestic subsidiaries of the Borrower signatory hereto (the “Guarantors”, and together with the Borrower, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the First Priority Secured Parties (as defined in the First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)), among the Borrower, the Guarantors, the Agent, JPMorgan Chase Bank, N.A., acting as administrative agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities, Inc., Lehman Brothers Inc. and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the lenders party thereto.
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, in connection with the Credit Agreement, the Grantors executed and delivered a First Lien Security Agreement, dated as of April 30, 2007, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “First Lien Security Agreement”);
          WHEREAS, pursuant to the First Lien Security Agreement, the Grantors pledged and granted to the Agent for the benefit of the Agent and the First Priority Secured Parties a continuing security interest in all Intellectual Property constituting Collateral, including the Patents set forth on Schedule A hereto; and
          WHEREAS, the Grantors have duly authorized the execution, delivery and performance of this Agreement;

FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS	2
          NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantors agree, for the benefit of the Agent and the First Priority Secured Parties, as follows:
          SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the First Lien Security Agreement, as applicable.
          SECTION 2. Grant of Security Interest. The Grantors hereby pledge and grant a continuing security interest in all of the Grantors’ right, title and interest in, to and under Patents constituting Collateral (including, without limitation, the U.S. Patent registrations and applications listed on Schedule A hereto) (collectively, the “Patent Collateral”), to the Agent for the benefit of the Agent and the First Priority Secured Parties to secure payment, performance and observance of the First Priority Obligations.
          SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the First Priority Secured Parties in connection with the First Lien Security Agreement and is expressly subject to the terms and conditions thereof and the Intercreditor Agreement. The First Lien Security Agreement (and all rights and remedies of the First Priority Secured Parties thereunder) shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Agreement and the terms of the First Lien Security Agreement, the terms of the First Lien Security Agreement shall govern.
          SECTION 4. Acknowledgment. The Grantors do hereby further acknowledge and affirm that the rights and remedies of the First Priority Secured Parties with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Credit Agreement, the First Lien Security Agreement and the Intercreditor Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
          SECTION 1. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS	3
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers on this 30th day of April, 2007.

DELTA AIR LINES, INC.

By:

Name:
Title:

DELTA TECHNOLOGY, L.L.C.

By:

Name:
Title:

Accepted and Agreed to:

JP MORGAN CHASE BANK, N.A. as Collateral Agent for the First Priority Secured Parties

By:

Name:
Title:

FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS	4
SCHEDULE A
U.S. Patent Registrations and Applications

PATENT
			APPLICATION	NUMBER
			NUMBER	GRANT
TITLE	OWNER	COUNTRY	FILING DATE	DATE
Method and System for Providing Dynamic and Real-Time Air Travel Information	Delta Air Lines, Inc.	United States	09/708,890 11/08/2000	7,171,369 01/30/2007

Method and System for Conducting a Target Audit in High Volume Transaction Environment	Delta Air Lines, Inc.	United States	09/892,604 06/27/2001	6,959,287 10/25/2005

System and Method for Selection of Bearings	Delta Air Lines, Inc.	United States	10/772,713 02/05/2004	6,851,202 02/08/2005

Method and System for Origin-Destination Passenger Demand Forecast Inference	Delta Air Lines, Inc.	United States	10/313,556 12/06/2002	6,804,658 10/12/2004

Digital Placard Production Process	Delta Air Lines, Inc.	United States	09/796,352 03/02/2001	6,706,373 03/16/2004

System and Method for Selection of Wheel Bearings	Delta Air Lines, Inc.	United States	09/888,833 06/25/2001	6,688,015 02/10/2004

Surface Treatments for Articles and Vehicles	Delta Air Lines, Inc.	United States	09/554,590 08/15/2000	6,432,486 08/13/2002

Barless Cargo Container Cover Combination	Delta Air Lines, Inc.	United States	08/544,216 10/17/1995	5,570,801 11/05/1996

System and Method for Managing Flight Turn Time Violations	Delta Air Lines, Inc.	United States	60/899817 02/06/2007

Codeshare Flight Profitability System II	Delta Air Lines, Inc.	United States	60/810,966 06/05/2006

Method and System for Selection of Codeshare Routes in a Transportation System	Delta Air Lines, Inc.	United States	11/543,729 10/05/2006

Method and System for Providing Dynamic and Real-Time Air Travel Information	Delta Air Lines, Inc.	United States	11/516,461 09/06/2006

FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS	5

PATENT
			APPLICATION	NUMBER
			NUMBER	GRANT
TITLE	OWNER	COUNTRY	FILING DATE	DATE
Method and System for Estimating Price Elasticity of Product Demand	Delta Air Lines, Inc.	United States	11/009,945 12/10/2004

Method and System for Providing Rebooking Information to Passengers	Delta Air Lines, Inc.	United States	10/835,931 04/30/2004

Method and System for Obtaining Service Reward Credits for a Customer Loyalty Program Via a Stored Value Token	Delta Air Lines, Inc.	United States	10/803,476 03/17/2004

Enterprise Data Model	Delta Air Lines, Inc.	United States	10/651,822 08/29/2003

Method and System for Rebooking a Passenger	Delta Air Lines, Inc.	United States	10/406,960 04/04/2003

Method and System for Implementing Security in the Travel Industry	Delta Air Lines, Inc.	United States	10/366,113 02/12/2003

System and Method for Managing Customer Requests	Delta Air Lines, Inc.	United States	10/178,078 06/21/2002

Revenue Recognition System and Method for Efficiently Performing Business-Related Processing and Storing of Event Information Related to a Transaction	Delta Air Lines, Inc.	United States	10/099,075 03/13/2002

Method and System of Forecasting Unscheduled Component Demand	Delta Technology, L.L.C.	United States	10/072,971 02/12/2002

Exchanging Electronic Messages Between a Host Computer System and a Distributed Computer System	Delta Air Lines, Inc.	United States	10/038,528 01/02/2002

Measuring Tools and Method for Performing Measurements in Mating Machine Parts	Delta Air Lines, Inc.	United States	09/972,857 10/10/2001

FIRST LIEN GRANT OF SECURITY INTEREST IN PATENT RIGHTS	6

PATENT
			APPLICATION	NUMBER
			NUMBER	GRANT
TITLE	OWNER	COUNTRY	FILING DATE	DATE
System and Method for Boarding Passengers Onto Multiple Vehicles	Delta Air Lines, Inc.	United States	09/968,738 09/28/2001

Method and System for Providing Current Data to Baggage Handlers	Delta Air Lines, Inc.	United States	09/952,436 09/14/2001

Method and System for Transferring Connecting Baggage	Delta Air Lines, Inc.	United States	09/778,220 02/06/2001

EXHIBIT F-3
FORM OF FIRST LIEN COPYRIGHT SECURITY AGREEMENT
          THIS FIRST LIEN GRANT OF SECURITY INTEREST IN COPYRIGHT RIGHTS is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 30, 2007 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the Guarantors (as defined below).
FIRST LIEN GRANT OF
SECURITY INTEREST IN COPYRIGHT RIGHTS
          This FIRST LIEN GRANT OF SECURITY INTEREST IN COPYRIGHT RIGHTS (“Agreement”), effective as of April 30, 2007 is made by DELTA AIR LINES, INC. a Delaware corporation (the “Borrower”), and all of the direct and indirect domestic subsidiaries of the Borrower signatory hereto (the “Guarantors”, and together with the Borrower, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (the “Agent”) for the First Priority Secured Parties (as defined in the First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)), among the Borrower, the Guarantors, the Agent, and JPMorgan Chase Bank, N.A., acting as administrative agent, UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities, Inc., Lehman Brothers Inc., and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the lenders party thereto.
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, in connection with the Credit Agreement, the Grantors executed and delivered a First Lien Security Agreement, dated as of April 30, 2007, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “First Lien Security Agreement”);
          WHEREAS, pursuant to the First Lien Security Agreement, the Grantors pledged and granted to the Agent for the benefit of the Agent and the First Priority Secured Parties a continuing security interest in all Intellectual Property constituting Collateral, including the Copyrights set forth on Schedule A hereto; and
          WHEREAS, the Grantors have duly authorized the execution, delivery and performance of this Agreement;

FIRST LIEN GRANT OF SECURITY INTEREST IN COPYRIGHT RIGHTS	2
          NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantors agree, for the benefit of the Agent and the First Priority Secured Parties, as follows:
          SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the First Lien Security Agreement, as applicable.
          SECTION 2. Grant of Security Interest. The Grantors hereby pledge and grant a continuing security interest in all of the Grantors’ right, title and interest in, to and under Copyrights constituting Collateral (including, without limitation, the U.S. Copyright registrations and applications listed on Schedule A hereto) (collectively, the “Copyright Collateral”), to the Agent for the benefit of the Agent and the First Priority Secured Parties to secure payment, performance and observance of the First Priority Obligations.
          SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted hereby has been granted to the First Priority Secured Parties in connection with the First Lien Security Agreement and is expressly subject to the terms and conditions thereof and the Intercreditor Agreement. The First Lien Security Agreement (and all rights and remedies of the First Priority Secured Parties thereunder) shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Agreement and the terms of the First Lien Security Agreement, the terms of the First Lien Security Agreement shall govern.
          SECTION 4. Acknowledgment. The Grantors do hereby further acknowledge and affirm that the rights and remedies of the First Priority Secured Parties with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Credit Agreement, the First Lien Security Agreement and the Intercreditor Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
          SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

FIRST LIEN GRANT OF SECURITY INTEREST IN COPYRIGHT RIGHTS	3
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers on this 30th day of April, 2007.

DELTA AIR LINES, INC.

By:

Name:
Title:

Accepted and Agreed to:

JP MORGAN CHASE BANK, N.A. as Collateral Agent for the First Priority Secured Parties

By:

Name:
Title:

FIRST LIEN GRANT OF SECURITY INTEREST IN COPYRIGHT RIGHTS	4
SCHEDULE A
U.S. Copyright Registrations and Applications

Title	Owner	Reg. No.	Reg. Date
COLDSTART	Delta Air Lines, Inc.	TXu-945-869	2/21/2001
Guide to ROADMAP prototype	Delta Air Lines, Inc.	TXu-945-870	2/21/2001

EXHIBIT G-1
April 30, 2007
To the Lenders, the Administrative Agent
and the Collateral Agent referred to below,
c/o JPMorgan Chase Bank, N.A., as Administrative Agent
270 Park Avenue
New York, NY 10017
Ladies and Gentlemen:
     We have acted as special New York counsel for the Credit Parties (as defined below) in connection with the First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 (the “Credit Agreement”) among Delta Air Lines, Inc., a Delaware corporation (“Delta”), DAL Global Services, LLC, a Delaware limited liability company, DAL Moscow, Inc., a Delaware corporation, Delta Loyalty Management Services, LLC., a Delaware limited liability company, Epsilon Trading, LLC., a Delaware limited liability company, Kappa Capital Management, LLC, a Delaware limited liability company, Comair Holdings, LLC, a Delaware limited liability company, and Delta Benefits Management, Inc., a Delaware corporation (together with Delta, the “Delaware Credit Parties”), Crown Rooms, Inc., a New York corporation (the “New York Credit Party”), the other subsidiaries of Delta listed on Schedule A hereto (the “Other Credit Parties” and, together with the Delaware Credit Parties and the New York Credit Party, the “Credit Parties”), the Lenders listed therein (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as Co-Lead Arrangers and Joint Bookrunners, UBS Securities LLC, as Syndication Agent and Joint Bookrunner, and CALYON, New York Branch and RBS Securities Corporation, as Co-Documentation Agents. This opinion is being delivered to you pursuant to Section 4.01(i)(ii) of the Credit Agreement. Terms used (but not defined) herein have the meanings assigned to them in the Credit Agreement.
     We have reviewed executed copies of:
     (a) the Credit Agreement;

     (b) the First Lien Pledge Agreement dated as of April 30, 2007 among the Credit Parties and the Collateral Agent (the “Pledge Agreement”);
     (c) the First Lien Security Agreement dated as of April 30, 2007 among the Credit Parties and the Collateral Agent (the “Security Agreement”);
     (d) the First Lien Slot, Gate and Route Security and Pledge Agreement dated as of April 30, 2007 made by Delta and Comair, Inc., an Ohio corporation (“Comair”), to the Collateral Agent (the “Slot, Gate and Route Agreement”);
     (e) the First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement dated as of April 30, 2007 among Delta, Comair, Inc. and the Collateral Agent (the “Aircraft Mortgage”);
     (f) the Intercreditor Agreement dated as of April 30, 2007 among the Credit Parties, the Collateral Agent and Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties described therein (the “Intercreditor Agreement”);
     (g) the form of the Uniform Commercial Code financing statement attached hereto as Exhibit A with respect to the New York Credit Party (the “New York Financing Statement”);
     (h) the Debtors’ Joint Plan of Reorganization dated April 25, 2007 (the “Plan of Reorganization”) pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) as filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) by Delta; and
     (i) the Order of the Bankruptcy Court dated April 25, 2007 confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code as entered by the Bankruptcy Court on April 25, 2007 (the “Confirmation Order”).
     The documents listed in items (a) through (f) above are sometimes hereinafter referred to as the “Credit Documents.” The documents listed in items (b) through (e) above are sometimes hereinafter referred to as the “Collateral Documents.”
     We have examined, among other things, originals or copies certified or otherwise identified to our satisfaction as being true copies of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to factual matters we have, with your consent, relied upon statements, certificates and other assurances of

2

public officials and of officers and other representatives of the Credit Parties and upon such other certificates as we have deemed appropriate and upon the representations and warranties made in or pursuant to the Credit Documents and the other documents referred to therein, which factual matters have not been independently established or verified by us.
     Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:
     1. Each of the Delaware Credit Parties is a corporation (or limited liability company, as applicable) validly existing and in good standing under the laws of the State of Delaware. The New York Credit Party is a corporation validly existing and in good standing under the laws of the State of New York.
     2. The execution, delivery and performance by each Delaware Credit Party and the New York Credit Party of each Credit Document to which it is a party are within its corporate (or limited liability company, as applicable) powers and have been duly authorized by all necessary corporate (or limited liability company, as applicable) action. Each Delaware Credit Party and New York Credit Party has duly executed and delivered each Credit Document to which it is a party.
     3. The execution, delivery and performance by each Credit Party of each Credit Document to which it is a party (a) require no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law (other than filings and recordings to perfect security interests granted, filings required to be made within the United States Patent and Trademark Office or the United States Copyright Office, and any action, filing or recording required to be made with the Federal Aviation Administration), (b) comply with the requirements of the Confirmation Order and the Plan of Reorganization and (c) do not contravene any provision of (i) applicable United States federal or New York State law or regulation, the Delaware General Corporation Law or the Delaware Limited Liability Company Act, in each case that in our experience is normally applicable to entities engaging in transactions of the type contemplated by the Credit Documents without regard to any other activities or business of such entities, (ii) the certificate of incorporation or by-laws or other constitutive documents of any Delaware Credit Party or New York Credit Party or (iii) the Confirmation Order or the Plan of Reorganization.
     4. Each Credit Document constitutes a valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with its terms.
     5. Each of the Collateral Documents is effective to create, in favor of the Collateral Agent for the benefit of the First Priority Secured Parties, as security for the First Priority Obligations, a valid security interest (the “Security

3

Interest”) in the pledgors’ right, title and interest in that portion of the relevant Collateral (the “New York Collateral”) described therein in which a security interest may be created pursuant to Article 9 of the Uniform Commercial Code as in effect in the State of New York on the date hereof (the “UCC”).
     6. To the extent that the filing of a Uniform Commercial Code financing statement in the State of New York is effective under the UCC to perfect a security interest in the New York Collateral, the Security Interest in the New York Collateral of the New York Credit Party will be perfected upon the filing of a Uniform Commercial Code financing statement in the form of the New York Financing Statement in the filing office located in the State of New York that is indicated thereon, except that (a) continuation statements with respect to the New York Financing Statement must be filed within the period of six months prior to the expiration of five years from the date of the filing of the New York Financing Statement and any such continuation statement and (b) additional filings may be necessary if the New York Credit Party changes its name or its “location” (as defined in Section 9-307 of the UCC).
     7. The Aircraft Mortgage is effective to create, in favor of the Collateral Agent for the benefit of the First Priority Secured Parties, as security for the First Priority Secured Obligations, a security interest in the Collateral in which it purports to create a security interest, the perfection and rank thereof being subject to the due filing and recording of the Aircraft Mortgage with the Federal Aviation Administration in accordance with Title 49 of the United States Code (the “Transportation Code”).
     8. Assuming that the certificates evidencing the Pledged Equity Interests (as defined in the Pledge Agreement) and instruments evidencing the pledged Indebtedness, in each case listed on Schedule I to the Pledge Agreement and in each case indorsed by an appropriate person in blank or accompanied by instruments of transfer or assignment in blank duly executed by an appropriate person, have been delivered on or prior to the date hereof to the Collateral Agent, and have been continuously held by the Collateral Agent since such delivery, in each case in the State of New York, (a) the Security Interest in such Pledged Equity Interests and such pledged Indebtedness is perfected and (b) the Collateral Agent has, for the benefit of the First Priority Secured Parties, control (within the meaning of Section 8-106 of the UCC) of such Pledged Equity Interests and pledged Indebtedness.
     9. The New York Financing Statement is in appropriate form for filing in the filing office located in the State of New York that is indicated thereon.
     10. The Loans to be made on the date hereof and the application of the proceeds thereof as contemplated by the Credit Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

4

     11. None of the Credit Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     The foregoing opinions are subject to the following qualifications:
     (a) Our opinions in paragraphs 4-8 above are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     (b) We express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above (including Section 548 of the Bankruptcy Code).
     (c) We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located that may limit the rate of interest that such Lender may charge or collect.
     (d) We express no opinion as to provisions in the Credit Documents that purport to (i) indemnify any Person for its own gross negligence or willful misconduct or (ii) confer upon any Person the right to require specific performance or to receive liquidated damages.
     (e) We express no opinion as to provisions in the Credit Documents that purport to create rights of set-off in favor of participants or that provide for set-off to be made otherwise than in accordance with applicable laws.
     (f) We express no opinion as to provisions in the Credit Documents that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like. We note that the selection of New York State or United States federal courts sitting in New York City contained in the Credit Documents as the venue for proceedings relating to the Credit Documents is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. Section 1404(a).
     (g) We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Credit Documents.
     (h) We express no opinion as to the right, title or interest of any Credit Party in or to any collateral or the value given therefor.
     (i) Except as expressly set forth in paragraphs 5-8 above, we express no opinion as to the creation, attachment, perfection or priority of

5

any security interest, and we express no opinion as to the accuracy of any description of any commercial tort claim or any Lien on any commercial tort claim, whether now existing or arising after the date hereof.
     (j) We note the possible unenforceability in whole or in part of certain remedial provisions of, and waivers contained in, the Collateral Documents, although the inclusion of such provisions does not render any of the Collateral Documents invalid and, subject, to the extent applicable, to Section 9-408(c) of the UCC, each of the Collateral Documents contains, in our judgment, adequate remedial provisions for the practical realization of the rights and benefits afforded thereby. In addition, we note that any foreclosure or other exercise of remedies by the Collateral Agent or the Administrative Agent may require additional approvals and consents that have not been obtained from regulators and from lenders to, and suppliers, customers or other contractual parties of, the Credit Parties and failure to obtain such approval or consent could result in a default by, or a breach of agreement or other legal obligations of, the Credit Parties.
     (k) We express no opinion as to any security interest in proceeds of any Collateral other than in compliance with, and subject to the limitations set forth in, Section 9-315 of the UCC. In addition, we express no opinion as to (i) the effect, if any, of the United States Assignment of Claims Act, as amended, or any similar state law, rule or regulation, (ii) the creation or perfection of any security interest in insurance except to the extent such insurance constitutes proceeds of Collateral, (iii) the perfection of any security interest in vehicles covered by a certificate of title law of any state or (iv) any Collateral that constitutes fixtures.
     (l) We express no opinion on the effectiveness of any service of process made other than in accordance with applicable law.
     (m) We express no opinion as to any matters covering federal aviation law or any similar state or federal laws, rules or regulations.
     (n) We express no opinion as to the creation, perfection, existence or enforcement of any security interest in any FAA Slots, Routes, Gate Interests, Foreign Slots or Supporting Route Facilities, except to the extent that (i) the creation, perfection, existence or enforcement of such security interest is governed by the UCC and (ii) such matters are expressly addressed in paragraphs 5 and 6 above.
     (o) We express no opinion as to any security interest in any trademarks, copyrights, patents or other intellectual property collateral, except to the extent that (i) the creation, perfection, existence or enforcement of such security interest is governed by the UCC and (ii) such matters are expressly addressed in paragraphs 5 and 6 above.

6

     (p) We express no opinion as to any contract, agreement, instrument or undertaking authorized or contemplated by the Confirmation Order or the Plan of Reorganization other than the Credit Documents as expressly set forth herein.
     We have reviewed the docket of the Clerk of the Bankruptcy Court in the Cases (the “Docket”). The Confirmation Order has been entered on the Docket, and as of 8:00 a.m. (New York City time) on the date hereof, no order amending or motion seeking to amend the Confirmation Order or motion or notice to stay, reverse, vacate or appeal the Confirmation Order has been entered on the Docket.
     The foregoing opinion is limited to the laws of the State of New York, the General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States of America. In expressing the foregoing opinions, we have as to all matters of aviation law (including the Transportation Code) relied without independent investigation on the opinion of Daugherty, Fowler, Peregrin & Haught, P.C., a copy of which has been delivered to you today, and our opinion is subject in all respects to the assumptions, qualifications and exceptions contained in such opinion.
     In giving the foregoing opinion, we have assumed, without independent investigation, that (i) all parties have been duly organized and (other than the Delaware Credit Parties and the New York Credit Party) are validly existing and in good standing under the laws of their relevant states of formation, (ii) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto (other than the Delaware Credit Parties and the New York Credit Party), (iii) that all such parties (other than the Delaware Credit Parties and the New York Credit Party) had the power and legal right to execute, deliver and perform all such documents, agreements and instruments, (iv) the execution, delivery and performance of the Credit Documents by the parties thereto does not require any action by or in respect of, or filing with, any governmental body, agency or official (except with respect to the Credit Parties under New York State or United States federal law), and do not and will not violate or constitute a default under any provision of applicable law or regulation (except with respect to the Credit Parties under New York State or United States federal law, the Delaware General Corporation Law and the Delaware Limited Liability Company Act that in our experience is normally applicable to entities engaging in transactions of the type contemplated by the Credit Documents without regard to any other activities or business of such entities), or any organizational document of the parties (except for the Delaware Credit Parties and the New York Credit Party) or any undertaking, judgment, injunction, order or decree to which any of the parties are a party or by which any of the parties are bound, (v) that such documents, agreements and instruments are (other than with respect to the Credit Parties) valid and binding obligations of such parties enforceable against such parties in accordance with their terms, (vi) the genuineness of all signatures, (vii) the authenticity of all documents submitted to

7

us as originals, (viii) the conformity with originals of all documents submitted to us as certified, reproduction or facsimile copies and (ix) the legal competency of all individuals who executed documents or who purported to act in connection with matters addressed in the opinions expressed above.
     This opinion is delivered to you by us as special New York counsel to the Credit Parties, solely in their capacities as Borrower or Guarantor under the Credit Agreement.
     This opinion is delivered to you in connection with the Credit Agreement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent, except that any Person that becomes a Lender in accordance with the provisions of the Credit Documents may rely upon this opinion as if it were specifically addressed and delivered to such Person on the date hereof. We assume no obligation to advise you or any other Person or entity of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence.
Very truly yours,

8

Schedule A
Other Credit Parties
ASA Holdings, Inc., a Georgia corporation
Comair, Inc., an Ohio corporation
Comair Services, Inc., a Kentucky corporation
Delta AirElite Business Jets, Inc., a Kentucky corporation
Delta Connection Academy, Inc., a Florida corporation
Delta Technology, LLC, a Georgia limited liability company

Exhibit A
New York Financing Statement

EXHIBIT G-2
Suite 1400 699 Broad St.
Augusta GA 30901-1453
mailing address:
PO Box 2043
Augusta GA 30903-2043
t 706 724 2622 f 706 722 0219
www.KilpatrickStockton.com

direct dial 404 815 6159
direct fax 404 541 3192
April 30, 2007	CBrazell@KilpatrickStockton.com
JP Morgan Chase Bank, N.A., as
Administrative Agent,
on behalf of itself and the other Lenders
party to the Credit Agreement referred to below
RE:	First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 (the “Credit Agreement”) by and among Delta Air Lines, Inc., the Guarantors signatory to the Credit Agreement, JP Morgan Chase Bank, N.A., a national banking corporation, for itself, as Lender, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other Lenders signatory thereto from time to time.
Ladies and Gentlemen:
          This opinion is furnished pursuant to Section 4.01 of the Credit Agreement. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings set forth or referred to in the Credit Agreement.
          We have acted as counsel for Delta Technology, LLC, a Georgia limited liability company and ASA Holdings, Inc., a Georgia corporation (the “Opinion Parties”), in connection with the preparation, negotiation, execution and delivery of the following documents:
(i)	the Credit Agreement;

(ii)	the First Lien Pledge Agreement, dated as of April 30, 2007 (the “Pledge Agreement”);

(iii)	the First Lien Security Agreement, dated as of April 30, 2007 (the “Security Agreement”); and

(iv)	the Uniform Commercial Code financing statements described on Schedule 1 attached hereto naming each of the Opinion Parties as debtors and the Collateral

JP Morgan Chase Bank, N.A.
April 30, 2007

Agent as secured party (the “Financing Statements”) to be filed in the filing office described on Schedule 1 attached hereto (the “Filing Office”).
          The documents listed in clauses (i) through (iii) being hereinafter referred to collectively as the “Documents”.
          In connection with this opinion, we have examined and relied on executed originals of the Documents and on the factual matters contained in the following certificates or Documents relating to each of the Opinion Parties:
(a)	Certificate of the Secretary or Assistant Secretary, as appropriate, of each of the Opinion Parties, dated as of the date hereof, respecting (i) the Articles of Incorporation and Bylaws, or the Articles of Organization and Operating Agreement, as applicable, of each of the Opinion Parties, and (ii) the authorizing resolutions adopted by the Board of Directors or Managers (or duly constituted committee of the Board of Directors or Managers), as applicable, of each of the Opinion Parties;

(b)	Supporting Certificates of each of the Opinion Parties dated as of the date hereof, copies of which are attached hereto as Exhibit A and Exhibit B (the “Supporting Certificates”); and

(c)	The certificates of good standing/existence of each of the Opinion Parties which are listed on Schedule 2 attached hereto.
          Whenever any opinion or confirmation of fact set forth in this opinion letter is qualified by the words “to our knowledge”, “known to us” or other words of similar meaning, such words mean the current awareness by lawyers in the Primary Lawyer Group (defined below) of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. “Primary Lawyer Group” means Cindy A. Brazell, Candace Fowler and Clinton E. Dye, III. Except as may be expressly described herein, we have not undertaken any investigation to determine the existence or absence of facts and no inference as to our knowledge of the existence or absence of facts should be drawn from our serving as outside counsel for each of the Opinion Parties.
          As to various factual matters that are material to our opinions set forth herein, we have relied on the representations and warranties of each of the Opinion Parties set forth in the Documents and the Supporting Certificates. We also have relied on certificates of or telephone confirmations from public officials. We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements or certificates.

JP Morgan Chase Bank, N.A.
April 30, 2007

          Moreover, our review of the Documents was conducted, and our opinions thereon are rendered, only as of the dates of execution, delivery and effectiveness of the same as indicated hereinabove, and we have not undertaken any investigation to determine the continued existence or absence of any facts upon which such Documents or opinions are predicated.
          In rendering this opinion, we have assumed, with your permission and without independent investigation or inquiry: (1) the genuineness of all signatures (including those of the Opinion Parties) on, and authenticity of, all Documents submitted to us as originals and the conformity to original documents of all Documents submitted to us as copies; (2) that all the parties to the Documents (including the Opinion Parties) have all requisite power and authority to enter into and perform their respective obligations under the Documents; (3) the due authorization, execution and delivery of all Documents by all parties thereto (including the Opinion Parties), (4) that no agreements and terms relating to the transaction contemplated by the Documents (the “Transaction”) exist except those expressed in the Documents; and (5) that the Documents constitute the binding obligations of the parties thereto (including the Opinion Parties), and each party thereto (including the Opinion Parties) has all requisite power and authority to perform its obligations thereunder.
          We also have assumed, with your permission and without independent investigation or inquiry, the following:
          (1) Each of the Opinion Parties has, before or concurrently with the execution and delivery of the Security Agreement, rights in the Collateral covered by the Security Agreement, or the power to transfer rights in such Collateral to a secured party, including that portion of such Collateral which constitutes personal property (other than fixtures) of a type (i) in which a security interest may be granted and perfected under the provisions of Article 9 of the Uniform Commercial Code as in effect in the State of Georgia (the “State”) on this date (the “UCC”), and (ii) as to which federal law has not preempted the UCC with respect to the validity, enforceability, or perfection of security interests therein (such portion of such Collateral as described in clauses (i) and (ii) of this paragraph being herein collectively called the “UCC Collateral”);
          (2) The descriptions of the Collateral contained in the Security Agreement and the Financing Statements reasonably identify such Collateral, except to the extent that the Collateral is described by reference to the types of Collateral defined in the UCC (other than commercial tort claims);
          (3) Each of the Opinion Parties is duly organized under the laws of the State of Georgia, and the Secretary of State of the State of Georgia maintains a public record showing each of the Opinion Parties to be so organized;

JP Morgan Chase Bank, N.A.
April 30, 2007

          (4) The Financing Statements set forth: (a) the correct mailing address for each of the Opinion Parties; and (b) the correct legal name and address of the Agent from which information concerning the security interest to be perfected thereby may be obtained;
          (5) Each party has acted in good faith and without notice of any defense against the enforcement of rights created by, or adverse claim to any property transferred as a part of, the Transaction;
          (6) Each natural person acting on behalf of any party to the Transaction has sufficient legal competency to carry out such person’s role in the Transaction;
          (7) Each party will act in accordance with the terms and conditions of the Documents and in accordance with any requirements of good faith or fairness under applicable law;
          (8) No discretionary act of the Opinion Parties or on behalf of the Opinion Parties will be taken after the date of this opinion if such act might result in a violation of law or breach or default under any agreement, decree, writ, judgment or court order;
          (9) Each of the Credit Agreement and the Security Agreement to which each of the Opinion Parties is a party has been duly authorized, executed and delivered by each of the Opinion Parties, and each of the Credit Agreement and the Security Agreement to which each of the Opinion Parties is a party constitutes the legal, valid and binding obligation of each of the Opinion Parties, enforceable against each of the Opinion Parties in accordance with its respective terms;
          (10) Each of the Opinion Parties is validly existing and in good standing under the laws of the State of Georgia. Each of the Opinion Parties has full corporate power and authority to own its assets as known to us and conduct the businesses in which it is now engaged as known to us and has full corporate power and authority to enter into each Document to which it is a party and to perform its obligations thereunder;
          (11) Each of the Documents to which each of the Opinion Parties is a party has been duly authorized, executed and delivered by each of the Opinion Parties;
          (12) There has been no mutual mistake of fact or fraud, undue influence or duress in connection with the Transaction or the Documents; and
          (13) The Opinion Parties have received value under the Credit Agreement.
          We have also made such investigations of law as we have deemed necessary as the basis for the opinions expressed herein.

JP Morgan Chase Bank, N.A.
April 30, 2007

          Based on the foregoing, and subject to the exceptions and qualifications set forth below, it is our opinion that:
          1. The execution and delivery by each of the Opinion Parties of the Documents to which it is a party do not, and if each of the Opinion Parties was now to perform its respective obligations thereunder such performance would not: (i) result in any violation of any existing Georgia constitution, statute, regulation, rule, order or law to which it or its properties are bound; (ii) violate any judicial or administrative decree, writ, judgment or order in the State of Georgia to which, to our knowledge, either of the Opinion Parties or any of its respective properties are subject; or (iii) require the consent or approval of, or any filing or registration with, any Governmental Authority in the State of Georgia other than (a) the filing of the Financing Statements, (b) those which have been obtained, and (c) any consents, approvals or filings required in connection with the exercise by the Collateral Agent of certain remedies under the Documents to the extent required pursuant to the terms thereof.
          2. The Security Agreement is effective under the laws of the State of Georgia to create a valid security interest in favor of the Collateral Agent, for the benefit of the First Priority Secured Parties, in all right, title and interest of each of the Opinion Parties with respect to the UCC Collateral. Upon the filing of the Financing Statements in the Filing Office, together with the payment of any required filing fees, the Collateral Agent’s security interest in the UCC Collateral will be perfected in that portion of the UCC Collateral as to which a security interest may be perfected by the filing of a financing statement under the UCC.
          Our opinions set forth above are subject to the following qualifications:
          A. Our opinions herein are limited to (i) the laws of the State of Georgia, (ii) any applicable federal laws of the United States, and (iii) Article 9 of the UCC as in effect on this date in the State of Georgia. We note that the Documents purport to be governed by the laws of the State of New York. In rendering the opinions set forth herein, we have assumed, with your consent, that the Documents were governed by the internal laws of Georgia (without giving effect to its conflict of laws rules).
          B. Our opinion is subject to the following additional exceptions, assumptions and qualifications: (i) we note that the perfection and priority of the Collateral Agent’s security interest under the Security Agreement in any proceeds of any of the UCC Collateral covered thereby may be limited under Section 9-315 of the UCC, and we also note that Section 552 of the U.S. Bankruptcy Code limits the extent to which property acquired by a debtor after commencement of a case under the U.S. Bankruptcy Code may be subject to a security interest arising under a security agreement entered into by the debtor prior to the commencement of such case; (ii) we express no opinion with respect to the perfection of the security interests created under the Security Agreement in such of the Collateral covered thereby which constitutes

JP Morgan Chase Bank, N.A.
April 30, 2007

property of a type in which a security interest must be perfected under the UCC other than by the filing of a UCC financing statement in the State; (iii) we express no opinion with respect to the perfection of any security interest in any Collateral consisting of goods that are or are to become fixtures, standing timber to be cut, farm products, consumer goods, as-extracted collateral, or goods covered by certificate of title; (iv) we call your attention to the fact that the perfection of a security interest perfected by the filing of a financing statement in the State will be terminated (1) pursuant to Section 9-507(c) of the UCC, as to any property covered thereby which is acquired by a debtor more than four months after such debtor so changes its name as to make the financing statement seriously misleading unless an amendment to the financing statement which renders the financing statement not seriously misleading is filed before the expiration of such four-month period, (2) pursuant to Section 9-316 of the UCC, four months after a debtor changes its location, which, for a “registered organization” (as such term is defined in the UCC), includes becoming organized under the laws of a state other than its state of incorporation, and (3) pursuant to Section 9-316, one year after the transfer of any UCC Collateral by the debtor to a person that thereby becomes a debtor and is located in another jurisdiction, including without limitation any merger or consolidation of the debtor into another person, unless such security interest becomes perfected under the laws of such other jurisdiction prior to such termination; (v) we express no opinion as to the validity, perfection or priority of the security interest with respect to any UCC Collateral in the possession of the Opinion Party on a “sale on approval” basis or a “consignment” basis; and (vi) we note that, under Section 9-515 of the UCC, in order to continue the perfection of a secured party’s security interest, a continuation statement with respect to the financing statement must be filed within the period of six months prior to the expiration of five years from the date of filing the financing statement. We call your attention to the fact that any security interest created under the Security Agreement in any of the Collateral consisting of accounts, chattel paper or general intangibles may be subject to the rights, claims or defenses of the account debtor obligated thereon and to the terms of any applicable agreement between the applicable Opinion Party and such account debtor.
          C. We have not examined title to, and we express no opinion herein with respect to each Opinion Party’s title to, any of the property covered by any of the Documents. Except to the extent expressly stated in paragraph 2 above, we express no opinion herein with respect to the validity, enforceability, perfection or priority of the Collateral Agent’s Liens under any of the Documents.
          D. The opinions expressed in paragraph 2 above are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors, including the United States Bankruptcy Code in its entirety. We express no opinion in the paragraph 2 with respect to the effect of general principles of equity, whether applied by a court of law or equity, including the following concepts:

JP Morgan Chase Bank, N.A.
April 30, 2007

(i)	principles governing the availability of specific performance, injunctive relief or other judicial or equitable remedies;

(ii)	principles affording traditional equitable defenses (e.g., waiver, laches and estoppel);

(iii)	good faith and fair dealing;

(iv)	reasonableness;

(v)	materiality of the breach;

(vi)	impracticality or impossibility of performance;

(vii)	the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than an Opinion Party;

(viii)	the effect of Section 1-102(3) of the UCC; and

(ix)	unconscionability.
          E. We express no opinion herein with respect to subsection (i) in paragraph 1 above with respect to the Pledge Agreement.
          F. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretation. We undertake no responsibility to update or supplement this letter after the date hereof.

JP Morgan Chase Bank, N.A.
April 30, 2007

          This letter has been delivered solely for the benefit of the Administrative Agent and the Lenders pursuant to Section 4.01 of the Credit Agreement thereto and may not be relied upon by any other person or entity or for any other purpose without our express written permission; provided that this opinion may be furnished to bank regulatory authorities or Persons that become an Agent or Lender in accordance with the provisions of the Loan Documents or as required by any Governmental Authority or pursuant to the legal process. We expressly disclaim any duty to update this letter in the future in the event there are any changes in relevant fact or law that may change or otherwise affect any of the opinions or confirmations expressed herein.

Very truly yours,
By:
Cindy A. Brazell, a Partner

Schedule 1
FILING OFFICE

Name of Debtor	UCC Filing Office
Delta Technology, LLC	Office of the Clerk of the Superior Court of any county in the State of Georgia
ASA Holdings, Inc.	Office of the Clerk of the Superior Court of any county in the State of Georgia

Schedule 2
CERTIFICATES OF GOOD STANDING FOR THE OPINION PARTIES

	State of Issuance of Good	Date of Good Standing
	Standing Certificate	Certificate
Delta Technology, LLC	Georgia	04/16/2007
ASA Holdings, Inc.	Georgia	04/16/2007

Exhibit A
SUPPORTING CERTIFICATE
     The undersigned, E. Alan Arnold, in his capacity as Secretary of Delta Technology, LLC, a Georgia limited liability company (the “Opinion Party”), has executed this Certificate in connection with the legal opinion (the “Opinion”) to be rendered by Kilpatrick Stockton LLP pursuant to Section 4.01 of that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, among Delta Air Lines, Inc., the Guarantors signatory to the Credit Agreement, JP Morgan Chase Bank, N.A., a national banking corporation, for itself, as Lender, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other Lenders signatory thereto from time to time (the “Credit Agreement”). The undersigned authorizes Kilpatrick Stockton LLP to rely on the matters set forth in this Certificate in rendering the Opinion. This Certificate may not be relied on by any person other than Kilpatrick Stockton LLP or such Agents, the Collateral Agent, and their respective counsel, or for any purpose other than the credit transactions contemplated by the Credit Agreement without the express prior written consent of the undersigned. Capitalized terms used in this Certificate shall have the meanings set forth or referred to in the Opinion unless otherwise defined herein.
     Whenever any statement herein with reference to the existence or absence of any facts is indicated to be based on the undersigned’s knowledge or awareness, it is intended to signify that such indication is to the best of his present knowledge obtained during the general and ordinary course of exercising his duties as Secretary of the Opinion Party. The undersigned has not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to his knowledge of the existence or absence of such facts should be imputed to him or drawn from his serving as Secretary of the Opinion Party.
     The undersigned knows of no reason why he, Kilpatrick Stockton LLP, the Lenders, and the Administrative Agent are not justified in relying on the representations and warranties given on the Closing Date by the Opinion Party in the Credit Agreement or any other Document and the certificates of the various officers of the Opinion Party furnished on the Closing Date in connection therewith, and the undersigned authorizes Kilpatrick Stockton LLP to rely thereon.
     Subject to the foregoing, the undersigned, in his representative capacity as Secretary of the Opinion Party, hereby certifies, that:
          1. The undersigned is familiar with the Transaction and other factual matters described in the Opinion, and has made such investigations and inquiries, including, without limitation, of personnel and employees of the Opinion Party having familiarity with the Transaction and such factual matters, as the undersigned deemed appropriate to enable the undersigned to execute and deliver this Certificate.

JP Morgan Chase Bank, N.A.
April 30, 2007

          2. The Opinion Party has at all material times had a registered Agent and office in the state of its incorporation and has notified the Secretary of State of such state of any change in its registered Agent or registered office or any resignation of its registered Agent or any discontinuation of its registered office, and the Opinion Party has not received any notice from such Secretary of State of any determination that any grounds exist for administratively dissolving the Opinion Party, and the Opinion Party has received notice of the commencement of any proceeding to judicially dissolve the Opinion Party, and neither the managers nor the members of the Opinion Party have taken any action with respect to the dissolution of the Opinion Party, and the Opinion Party has not filed any notice of intent to dissolve with such state.
          3. Neither the execution or delivery by the Opinion Party of, nor performance by the Opinion Party of its obligations under, the Documents (a) does or will conflict with, violate or constitute a breach of (i) the Articles of Organization or Operating Agreement of the Opinion Party, (ii) any laws, rules or regulations applicable to the Opinion Party, (iii) any contract or other agreement to which the Opinion Party is a party or by which any of its properties is bound, (iv) any judgment, writ, determination, order, decree or arbitral award to which the Opinion Party is a party or by which the Opinion Party or any of its properties is bound, (b) requires the consent of, notice to, license from or filing with any governmental authority which has not been duly obtained or made on or prior to the date hereof (other than such filings as may be necessary in order to perfect any of the Liens of the Collateral Agent or the Agents under the Documents), or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of the Opinion Party (other than any Liens of the Collateral Agent and the Agents under the Documents).
          4. There is no material litigation or other proceeding against the Opinion Party or any of its properties which is pending or overtly threatened by written communication to the Opinion Party.
          5. The undersigned has reviewed the Opinion and, with respect to the factual statements and assumptions set forth in the Opinion, hereby certifies that (i) each factual statement or assumption contained therein relating to the Opinion Party is, to the best of the undersigned’s knowledge, true and correct and does not fail to state a material fact the omission of which makes the statement or assumption as it appears incomplete or misleading, and (ii) with respect to factual statements or assumptions contained therein which relate to parties to the Transaction discussed therein other than the Opinion Party, while the undersigned expressly disclaims any certification hereby as to the truth, correctness or completeness of such other statements or assumptions, based on the undersigned’s participation in the Transaction, the undersigned does not have actual knowledge that the statements or assumptions contained

JP Morgan Chase Bank, N.A.
April 30, 2007

therein relating to parties other than the Opinion Party are untrue, incorrect or incomplete so as to be misleading.
          6. The Opinion Party is a limited liability company in good standing under the laws of the State of Georgia.
          7. There are no proceedings, pending or threatened, against the Opinion Party which call into question the validity or enforceability of any Document or any document delivered in connection therewith, or any action to be taken in connection with the transactions contemplated thereby.
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JP Morgan Chase Bank, N.A.
April 30, 2007

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this 30th day of April, 2007.

By:
	Name:	E. Alan Arnold
	Title:	Secretary

Exhibit B
SUPPORTING CERTIFICATE
     The undersigned, Alan T. Rosselot, in his capacity as Assistant Secretary of ASA Holdings, Inc., a Georgia corporation (the “Opinion Party”), has executed this Certificate in connection with the legal opinion (the “Opinion”) to be rendered by Kilpatrick Stockton LLP pursuant to Section 4.01 of that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, among Delta Air Lines, Inc., the Guarantors signatory to the Credit Agreement, JP Morgan Chase Bank, N.A., a national banking corporation, for itself, as Lender, as administrative agent (in such capacity, the “Administrative Agent”)and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and the other Lenders signatory thereto from time to time (the “Credit Agreement”). The undersigned authorizes Kilpatrick Stockton LLP to rely on the matters set forth in this Certificate in rendering the Opinion. This Certificate may not be relied on by any person other than Kilpatrick Stockton LLP or such Agents, the Collateral Agent, and their respective counsel, or for any purpose other than the credit transactions contemplated by the Credit Agreement without the express prior written consent of the undersigned. Capitalized terms used in this Certificate shall have the meanings set forth or referred to in the Opinion unless otherwise defined herein.
     Whenever any statement herein with reference to the existence or absence of any facts is indicated to be based on the undersigned’s knowledge or awareness, it is intended to signify that such indication is to the best of his present knowledge obtained during the general and ordinary course of exercising his duties as Assistant Secretary of the Opinion Party. The undersigned has not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to his knowledge of the existence or absence of such facts should be imputed to him or drawn from his serving as Assistant Secretary of the Opinion Party.
     The undersigned knows of no reason why he, Kilpatrick Stockton LLP, the Lenders, and the Administrative Agent are not justified in relying on the representations and warranties given on the Closing Date by the Opinion Party in the Credit Agreement or any other Document and the certificates of the various officers of the Opinion Party furnished on the Closing Date in connection therewith, and the undersigned authorizes Kilpatrick Stockton LLP to rely thereon.
     Subject to the foregoing, the undersigned, in his representative capacity as Assistant Secretary of the Opinion Party, hereby certifies, that:
          1. The undersigned is familiar with the Transaction and other factual matters described in the Opinion, and has made such investigations and inquiries, including, without limitation, of personnel and employees of the Opinion Party having familiarity with the Transaction and such factual matters, as the undersigned deemed appropriate to enable the undersigned to execute and deliver this Certificate.

          2. The Opinion Party has at all material times had a registered Agent and office in the state of its incorporation and has notified the Secretary of State of such state of any change in its registered Agent or registered office or any resignation of its registered Agent or any discontinuation of its registered office, and the Opinion Party has not received any notice from such Secretary of State of any determination that any grounds exist for administratively dissolving the Opinion Party, and the Opinion Party has received notice of the commencement of any proceeding to judicially dissolve the Opinion Party, and neither the board of directors nor the shareholders of the Opinion Party have taken any action with respect to the dissolution of the Opinion Party, and the Opinion Party has not filed any notice of intent to dissolve with such state.
          3. Neither the execution or delivery by the Opinion Party of, nor performance by the Opinion Party of its obligations under, the Documents (a) does or will conflict with, violate or constitute a breach of (i) Articles of Incorporation or the Bylaws of the Opinion Party, (ii) any laws, rules or regulations applicable to the Opinion Party, (iii) any contract or other agreement to which the Opinion Party is a party or by which any of its properties is bound, (iv) any judgment, writ, determination, order, decree or arbitral award to which the Opinion Party is a party or by which the Opinion Party or any of its properties is bound, (b) requires the consent of, notice to, license from or filing with any governmental authority which has not been duly obtained or made on or prior to the date hereof (other than such filings as may be necessary in order to perfect any of the Liens of the Collateral Agent or the Agents under the Documents), or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of the Opinion Party (other than any Liens of the Collateral Agent and the Agents under the Documents).
          4. There is no material litigation or other proceeding against the Opinion Party or any of its properties which is pending or overtly threatened by written communication to the Opinion Party.
          5. The undersigned has reviewed the Opinion and, with respect to the factual statements and assumptions set forth in the Opinion, hereby certifies that (i) each factual statement or assumption contained therein relating to the Opinion Party is, to the best of the undersigned’s knowledge, true and correct and does not fail to state a material fact the omission of which makes the statement or assumption as it appears incomplete or misleading, and (ii) with respect to factual statements or assumptions contained therein which relate to parties to the Transaction discussed therein other than the Opinion Party, while the undersigned expressly disclaims any certification hereby as to the truth, correctness or completeness of such other statements or assumptions, based on the undersigned’s participation in the Transaction, the undersigned does not have actual knowledge that the statements or assumptions contained therein relating to parties other than the Opinion Party are untrue, incorrect or incomplete so as to be misleading.
          6. The Opinion Party is a corporation in good standing under the laws of the State of Georgia.
          7. There are no proceedings, pending or threatened, against the Opinion Party which call into question the validity or enforceability of any Document or any document delivered in connection therewith, or any action to be taken in connection with the transactions contemplated thereby.
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     IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this 30th day of April, 2007.

By:
	Name:	Alan T. Rosselot
	Title:	Assistant Secretary

EXHIBIT G-2

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

direct dial 404 815 6159
direct fax 404 541 3192
April 30, 2007	CBrazell@KilpatrickStockton.com
JP Morgan Chase Bank, N.A., as
Administrative Agent,
on behalf of itself and the other Lenders
party to the Credit Agreement referred to below
Ladies and Gentlemen:
     We have acted as special counsel in the State of Georgia (the “State”) to DELTA AIR LINES, INC., a Delaware corporation, as a debtor and debtor-in-possession under Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Borrower”), in connection with the Security Deed and the Fixture Financing Statement being executed and delivered pursuant to the consummation of the loan transactions (the “Loan Transactions”) contemplated by the First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 (the “Credit Agreement”) by and among the Borrower, the Guarantors signatory to the Credit Agreement, JP Morgan Chase Bank, N.A., a national banking corporation (in its individual capacity, “JPMCB”), for itself, as Lender, as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Lenders signatory thereto from time to time, with respect to certain property of Borrower located in Fulton County, Georgia (the “County”). All capitalized terms (not otherwise defined herein or in Schedule A, attached hereto and by this reference incorporated herein) shall have the meanings ascribed to them in the Credit Agreement.
     Borrower has requested that we deliver the legal opinions (the “Opinions”) contained in this letter (the “Opinion Letter”) to you, and we understand the Opinion Recipient will rely on this Opinion Letter.
          In so acting as special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents set forth below. Except as otherwise noted, all of the following documents are dated as of the date hereof.
               A. The Credit Agreement.
               B. The First Lien Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, made by Borrower to Administrative Agent (the “Security Deed”), securing the Secured Obligations and encumbering certain property of Borrower more particularly described therein.

JP Morgan Chase Bank, N.A.
April 30, 2007

               C. The Uniform Commercial Code Financing Statement naming Borrower, as debtor, and Administrative Agent, as secured party, concerning the Georgia Personal Property (the “Personalty Financing Statement”).
               D. The Uniform Commercial Code Financing Statement naming Borrower, as debtor, and Administrative Agent, as secured party, concerning the Georgia Fixtures, to be filed in Fulton County, Georgia (the “Fixture Financing Statement”).
The documents listed as items A through D, above, are sometimes collectively referred to herein as the “Loan Documents”; the documents listed as items C and D, above, are sometimes collectively referred to herein as the “Financing Statements”; and the Loan Documents excluding the Security Deed and the Fixture Financing Statement, together with any and all other agreements, instruments, and documents executed or delivered in connection with the Loan Transactions, are sometimes collectively referred to herein as the “Other Transaction Documents”.
          We have also examined such documents and other instruments and such certificates or comparable documents of public officials as we have deemed relevant and necessary as a basis for the Opinions hereinafter set forth, including, without limitation, the following certificates:
          I. Certificate of formation, good standing and legal existence of Borrower issued by the Secretary of State of the State of Delaware dated April 18, 2007 (the “Borrower Delaware Certificate”);
          II. Certificate of Existence of the Borrower issued by the Secretary of State of the State dated April 16, 2007 (the “Borrower Georgia Certificate”).
          Whenever any opinion or confirmation of fact set forth in this Opinion Letter is qualified by the words “to our knowledge,” “known to us,” or other words of similar meaning, the quoted words mean the current awareness by lawyers in the primary lawyer group of factual matters such lawyers recognize as being relevant to the Opinion or confirmation so qualified. “Primary lawyer group” means the lawyer who signs this Opinion Letter and, solely as to information relevant to an Opinion or confirmation issue, and lawyer in this law firm who is primarily responsible for providing the response concerning the particular issue.
ASSUMPTIONS
          In reaching the opinions set forth below, we have assumed, with your permission, and without independent investigation, that:

JP Morgan Chase Bank, N.A.
April 30, 2007

          (i) Each of the parties to the Security Deed, the Fixture Financing Statement and the Other Transaction Documents has the power and authority to execute, deliver and perform its obligations under each of the Security Deed, Fixture Financing Statement and Other Transaction Documents to which it is a party, and each of the parties has duly authorized the execution, delivery and performance of, and has validly executed and delivered, each such instrument, document, and agreement required to be executed in connection with the Loan Transactions to which such party is a signatory. Without limiting the generality of the foregoing, all approvals of the United States Bankruptcy Court for the Southern District of New York in Borrower’s Chapter 11 Case No. 05-17923 (ASH) which are necessary for the execution, delivery and performance of the Loan Documents by Borrower have been duly obtained. Where appropriate, execution of the Security Deed, the Fixture Financing Statement and the Other Transaction Documents has been duly and properly witnessed, notarized or acknowledged. Each party’s obligations set forth in the Other Transaction Documents are such party’s legal, valid and binding obligations and such obligations are enforceable in accordance with their respective terms.
          (ii) Each of the Other Transaction Documents is, and all of the obligations created thereunder are, under all applicable laws, legal, valid and binding on the each of the parties thereto, and enforceable against each of the parties thereto in accordance with their respective terms.
          (iii) Each natural person executing the Security Deed, the Fixture Financing Statement or the Other Transaction Documents is legally competent to do so and has sufficient legal competency to carry out such person’s role in the Loan Transactions.
          (iv) All signatures on the Security Deed, the Fixture Financing Statement and the Other Transaction Documents are genuine.
          (v) All Loan Documents and other documents submitted to us as originals are authentic; all Loan Documents and other documents submitted to us as certified or photostatic copies conform to the original document; all documents submitted to us for review are accurate and complete; and all public records reviewed are accurate and complete.
          (vi) The terms and conditions of the Loan Transactions as reflected in the Loan Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Loan Documents, and there is no understanding or agreement not embodied in the Loan Documents between or among parties to the Loan Transactions that would modify any term of any of the Loan Documents or any right or obligation of a party.

JP Morgan Chase Bank, N.A.
April 30, 2007

          (vii) Borrower has, before or concurrently with the execution, delivery and recordation in the Recording Office of the Security Deed, sufficient rights in the Georgia Real Property conveyed by the Security Deed to convey security title to the Georgia Real Property to Grantee and to create the liens, security title and security interest in the Georgia Real Property purported to be created by the Security Deed. Borrower has, before or concurrently with the execution, delivery and recordation in the Recording Office of the Security Deed, sufficient rights in the Georgia Personal Property covered by the Security Deed for the security interest of Lender to attach thereto, and to create the security interest in the Georgia Personal Property purported to be created by the Security Deed.
          (viii) Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the power and authority under the laws of the State of Delaware, and under Borrower’s Articles of Incorporation and By-Laws, to own the Property and to carry on its business as currently conducted; and Borrower maintains a public record showing Borrower to be so organized.
          (ix) The Financing Statements set forth the correct organization number for Borrower and mailing address for which information concerning the security interest to be perfected thereby may be obtained.
          (x) The Borrower Delaware Certificate sets forth the correct legal name of Borrower, and there has been no change in the status of Borrower since the date of issuance of the Borrower Delaware Certificate which would be reflected in a current certificate of formation, good standing and legal existence certificate of Borrower issued by the Secretary of State for the State of Delaware.
          (xi) JPMCB (in its capacity as a Lender and in its capacity as the Administrative Agent), and each of the Lenders in the Loan Transactions, have acted in good faith and without notice of any defense against enforcement of rights created by, or adverse claim to any property transferred as part of, the Loan Transactions, and each party to the Loan Transactions (other than Borrower with respect to the State Laws to the extent applicable to the Security Deed) has complied with all laws applicable to it that affect the Loan Transactions.
          (xii) The Loan Transactions comply with any test required by law of good faith or fairness, and each party will act in accordance with the terms and conditions of the Loan Documents.
          (xiii) Each State Law for which this firm is deemed to be responsible is published or accessible and generally available to lawyers practicing in Georgia.

JP Morgan Chase Bank, N.A.
April 30, 2007

          (xiv) No discretionary act of Borrower or any Guarantor or on behalf of Borrower or any Guarantor will be taken after the date of the Loan Transactions if such act might result in a violation of law or breach or default under any agreement, decree, writ, judgment or court order to which Borrower or such Guarantor is a party or is subject.
          (xv) Any Other Transaction Document to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound will be enforced as written.
          (xvi) With respect to the Loan Transactions and the Loan Documents, there has been no mutual mistake of fact and there exists no fraud or duress.
          (xvii) No issue of unconstitutionality or invalidity of a relevant State Law exists unless a reported case has so held.
          (xviii) The description of the Property is accurate and is sufficient under the State Laws to create a binding contractual obligation; and such description of the Property will appear in and be incorporated into each of the Security Deed and the Financing Statements.
          (xix) One original of the Security Deed will have been duly and properly filed and recorded in the Recording Office, and all necessary taxes (including, without limitation, the correct amount, if any, of Intangible Recording Tax as required under O.C.G.A. Section 48-6-61) and fees due upon filing or recording of the aforementioned Security Deed shall have been paid.
          (xx) The Fixture Financing Statement will have been duly and properly filed and recorded in the Recording Office, and all necessary taxes and fees due upon filing or recording of the Fixture Financing Statement shall have been paid. Lender will timely and properly file all necessary continuation statements with regard thereto.
          (xxi) The Personalty Financing Statement will have been duly and properly filed and recorded in each location required from time to time under applicable law, and all necessary taxes and fees due upon filing or recording of the Personalty Financing Statement shall have been paid. Lender will timely and properly file all necessary continuation statements with regard thereto.
          (xxii) Borrower’s conveyance, grant, assignment, pledge and hypothecation of liens, encumbrances, security title and security interests upon, in and to the Property described in the Security Deed to secure, and as collateral for, the Loans from Lenders to Borrower and the Guarantors are supported by adequate and fair consideration and do not constitute a fraudulent conveyance by Borrower.
          (xxiii) JPMCB, in its capacity as Administrative Agent, is not a “fiduciary” within the meaning of O.C.G.A. Section 7-1-242.

JP Morgan Chase Bank, N.A.
April 30, 2007

          (xxiv) For purposes of the last sentence of Section 8(a)(ii) of the Security Deed, we have assumed that the reference to “Grantee, or its designee” means only JPMCB or a party placing a bid on behalf of JPMCB at a foreclosure sale.
          (xxv) Neither JPMCB nor any entity that controls or is under common control with JPMCB owns or controls a bank, bank holding company or thrift, or, if the foregoing statement is not accurate, then JPMCB has complied with the registration requirements of O.C.G.A. § 7-1-593.
          (xxvi) A portion of the Secured Obligations shall have been disbursed upon execution and delivery of the Loan Documents by the parties thereto.
OPINIONS
     Based on the foregoing, subject to the assumptions, qualifications, exceptions and disclaimers stated herein, we are of the opinion that:
     1. Borrower is authorized to transact business as a foreign corporation in the State. The foregoing statement is based solely upon the issuance of the Georgia Borrower Certificate and is limited in meaning to the wording of the Georgia Borrower Certificate.
     2. The Security Deed contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Georgia Real Property of the benefits of the Georgia Real Property, including realization by exercise of the power of sale contained therein.
     3. The Security Deed is in proper form for recording under the applicable State Laws, and the Security Deed is, under the State Laws, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms. The Security Deed, upon due recordation in the Recording Office, will create the liens, security title and security interest the Security Deed purports to create in the Georgia Real Property as security for the payment of the Secured Obligations.
     4. The recording of the Security Deed and the Fixture Financing Statement in the Recording Office are the only recordings or filings necessary to publish notice of the rights of the parties thereto, to convey the security title to the Georgia Real Property to Grantee, and to perfect the security interests in the Georgia UCC Collateral consisting of Georgia Fixtures created pursuant thereto.
     5. The Fixture Financing Statement is in form acceptable for filing and recording. Upon the due and proper filing, indexing and recordation of the Fixture Financing Statement in the Recording Office and payment of the filing and recording fees required by State Laws, the

JP Morgan Chase Bank, N.A.
April 30, 2007

security interest in the Georgia UCC Collateral consisting of Georgia Fixtures will be perfected. We note that the State UCC requires the periodic filing of continuation statements not more than six (6) months prior to expiration of the five (5) year period after the original filing, and not later than the expiration of said five (5) year period, in order to maintain the perfection and priority of the security interests in the Georgia UCC Collateral consisting of Georgia Fixtures and to maintain the Fixture Financing Statement in effect.
     6. Pursuant to O.C.G.A. Section 11-9-307(e), Borrower, which is organized under the laws of Delaware, is “located” in the State of Delaware for purposes of the State UCC. In accordance with O.C.G.A. Section 11-9-301(1), while Borrower is “located” in the State of Delaware, the laws of the State of Delaware govern the perfection, the effect of perfection or non-perfection and the priority of a security interest in the Georgia Personal Property (excluding the Georgia Fixtures). Therefore, under State Laws, the laws of the State of Delaware would determine the appropriate filing office, content and effectiveness of the Personalty Financing Statement.
     7. Under the State Laws, and subject to and upon confirmation of the exercise of the power of sale in accordance with the provisions of O.C.G.A. Section 44-14-161, the exercise of the power of sale under the Security Deed will not in any manner restrict, affect or impair the obligations of the Borrower with respect to the Secured Obligations or the rights and remedies of “Grantee” under the Security Deed with respect to the foreclosure or enforcement in the State of any other security interests or liens securing the Secured Obligations to the extent that a deficiency remains unpaid after application of the proceeds of such exercise of the power of sale in accordance with the State Laws.
     8. No state or local taxes, fees or other charges, including recording, filing, privilege, documentary stamp, intangibles or other taxes must be paid in connection with the execution, delivery, recordation or enforcement of the Security Deed, except for nominal recording fees and the Georgia Intangible Recording Tax pursuant to O.C.G.A. Section 48-6-61 payable upon the recordation of the Security Deed, if the Security Deed secures a “long term note secured by real estate.” Section 560-11-8-.03(3) of the State Revenue Rules defines a “long term note” as any “note representing credits secured by real estate by means of ... deed to secure debt, ... or any other form of security instrument, when any part of the principal of the note falls due more than three years from the date of the note or from the date of any instrument executed to secure the note and conveying or creating a lien or encumbrance on real estate for such purpose.” Under O.C.G.A. Section 48-6-61, there is imposed an intangible recording tax (the “Intangible Recording Tax”) at the rate of $1.50 for each $500.00 or fraction thereof of the face amount “of the note secured by the recording of the security instrument,” which is payable to the collecting officer of the County at the time the Security Deed is filed for record in the Recording Office. O.C.G.A. Section 48-6-61 states that the “maximum amount of any intangible recording tax payable . . . with respect to any single note shall be $25,000.00.” Section 560-11-8-.02 of the

JP Morgan Chase Bank, N.A.
April 30, 2007

State Revenue Rules, however, provides that the maximum amount of Intangible Recording Tax on a single security instrument is $25,000.00. Because the Maturity Date of the Secured Obligations (including any extension and renewal options which may be exercised by the Borrower) is April 30, 2012, based upon O.C.G.A. Sections 48-6-60(4) and 48-6-61, it is our opinion that Intangible Recording Tax must be paid upon recordation of each Security Deed unless an exemption from the Intangible Recording Tax applies. Section 560-11-8-.14 of the State Revenue Rules provides that “any . . . deed to secure debt . . . is not subject to intangible recording tax where . . . the instrument is recorded pursuant to a plan of reorganization confirmed under Chapter 11 of the U.S. Code and where the instrument is accompanied by documentation verifying confirmation of the plan of reorganization.” So long as the Security Deed is recorded together with a certified copy of the confirmation order verifying confirmation of the plan of reorganization confirmed under Chapter 11 of the U.S. Code, it is our opinion that the Security Deed is exempt from the Intangible Recording Tax and that no Intangible Recording Tax must be paid upon recordation of the Security Deed.
     9. Under the State Laws, a foreign corporation is not required solely as a lender making loans or extending credit secured by real property in the State of Georgia to procure a certificate of authority to transact business or otherwise qualify to do business in the State. As such, neither the Grantee under the Security Deed, JPMCB nor any of the Lenders shall, solely by reason of the execution, delivery and performance of the obligations of Borrower and Lenders under the Loan Documents (and the filing or recordation of the Security Deed or the Fixture Financing Statement), (a) be required to qualify to do business in the State of Georgia or to comply with the requirements of any foreign registration or qualification statue of the State, (b) be subject to taxation by the State, or any political subdivision of the State (except for the Intangible Recording Tax and State income taxes), (c) be required to make any filing with any court or other judicial administrative body in or of the State preceding enforcement in order to carry out any of the transactions contemplated by the Loan Documents or to avail itself of any remedies provided by the Security Deed, or (d) be required to file any designation for service of process or file any reports or comply with any statutory or regulatory requirements applicable only to financial institutions chartered or qualified or required to be chartered or qualified to do business in the State. We express no opinion with respect to the foregoing matters addressed in this Opinion, however, in the event that: (i) any Lender or any affiliate of any Lender acquires title, directly or indirectly, to all or any part of the Property by foreclosure, deed in lieu of foreclosure, exercise of any power of sale or otherwise; or (ii) any Lender or any affiliate of any Lender takes possession of, or otherwise operates, directly or indirectly, all or any part of the Property.
     10. The Loan Documents do not violate any code, order, law or regulation of the State, or, to our knowledge, any code, order, law or regulation of any county, municipal agency, body or tribunal or any public benefit corporation, or other government or quasi-governmental authority, including without limitation, any provision thereof regulating or restricting the

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April 30, 2007

amounts payable as interest, principal or otherwise to the Lenders or the Borrower, as the case may be, further including, without limitation, the Usury Laws and any provisions thereof regulating or restricting amounts payable as Interest Charges.
     11. Subject to and upon confirmation of the exercise of the power of sale in accordance with the provisions of O.C.G.A. Section 44-14-161, there is no “single action” rule in the State whereby a lender must exercise all its remedies against all parties responsible for indebtedness or all collateral securing such indebtedness in a single proceeding.
     12. The priority of the security title conveyed by the Security Deed in respect of all advances of credit up to the Maximum Indebtedness for each of the Loans made by Lenders under the Loan Documents on and after the Filing Date will be determined by the Filing Date.
     13. The priority of the security title conveyed by the Security Deed will not be affected by (a) any prepayment of any portion of the Secured Obligations (except in the event of any prepayment of the entirety of the outstanding balance of the Secured Obligations), or (b) any reduction in the outstanding amount of the Secured Obligations for time to time (except in the event of any reduction of the outstanding balance of the Secured Obligations to zero).
     14. In the event the advances under the Loans at any time exceed the Maximum Indebtedness, the priority of the Security Title created by the Security Deed will not be affected at the time of such advance to the extent of such Maximum Indebtedness.
QUALIFICATIONS, EXCEPTIONS AND DISCLAIMERS
          In addition to the assumptions set forth above, the opinions set forth above are also subject to the following qualifications, exceptions and disclaimers:
          (a) We express no opinion with respect to the status of title to any of the Property, either expressly, by implication (for example, that enforceability of a remedy may be dependent upon the title to or ownership of the Property or any part thereof) or otherwise.
          (b) We express no opinion with respect to the relative priority of the liens, assignments, pledges, hypothecations, security titles or security interests created by the Security Deed or the Financing Statements.
          (c) Other than respect to our Opinion regarding Usury Laws set forth in Opinion 10, we express no opinion with regard to any of the Loan Documents or any of the Other Transaction Documents, other than the Security Deed and the Fixture Financing Statement. Furthermore, we express no opinion with respect to other matters affecting Borrower, any property other than the Property, or any matters of law affecting the Loan Transactions other than as expressly set forth in this Opinion Letter.

JP Morgan Chase Bank, N.A.
April 30, 2007

          (d) The enforceability Opinion set forth above in Opinion 3 is subject to the qualification that certain provisions of the Security Deed may not be enforceable; nevertheless, such unenforceability will not render the Security Deed invalid as a whole or preclude: (A) the judicial enforcement of the obligation of the Borrower to repay the principal, together with interest thereon, as provided in the Credit Agreement, as limited by the qualifications in paragraph (g) below to the usury Opinion set forth above in Opinion 10, and subject to the obligation to confirm an exercise of power of sale pursuant to O.C.G.A. Section 44-14-161 as a prerequisite to the collection of any deficiency judgment; (B) the acceleration of the obligation of Borrower to repay such principal, together with such interest, upon a material default by Borrower in the payment of such principal or interest; and (C) the non-judicial foreclosure of the security title to the Georgia Real Property by exercise of power of sale pursuant to the Security Deed in accordance with State Law upon maturity of the indebtedness evidenced by the Credit Agreement or upon acceleration pursuant to clause (B), above.
          (e) The Opinion set forth above in Opinion 9 is based upon the assumption that Lenders do not maintain offices in the State, do not own property in the State and do not otherwise transact business, directly or indirectly, in the State. Moreover, we express no opinion as to whether Lenders must register as a foreign entity or qualify to do business in the State: (A) as a result of the particular legal or regulatory status of any Lender or the compliance or non-compliance by any Lender with any laws or regulations applicable to it on account of its particular legal or regulatory status; (B) in the event any Lender or any affiliate thereof acquires title, directly or indirectly, to all or any part of the Property by foreclosure, deed in lieu of foreclosure, exercise of power of sale or otherwise (except to the extent O.C.G.A. § 14-2-1501(b)(9) provides that “[o]wning, without more, real or personal property” does not constitute transacting business within the meaning of O.C.G.A. § 14-2-1501(a)); (C) in the event any Lender or any affiliate thereof takes possession of or operates, directly or indirectly, all or any part of the Property, or any other property located in the State; (D) in the event that any Lender, directly or indirectly, now or hereafter conducts any business in the State; or (E) in the event that any Lender is or were to become an “alien corporation,” in which event compliance with O.C.G.A. Section 16-14-15 is or would be required. Pursuant to O.C.G.A. Section 16-14-3(1), the term “alien corporation” means a corporate organization organized under laws other than the laws of the United States or the laws of any state of the United States.
          (f) No opinions are expressed with respect to perfection of (A) possessory security interests in any of the Property; (B) security interests in chattel paper, negotiable documents, instruments or investment property or securities which are a part of the Property; and (C) security interests in any Georgia Personal Property and Georgia Fixtures which cannot be perfected by filing the Fixture Financing Statement.
          (g) No opinion is expressed with respect to the compliance with the Usury Laws of any provisions in the Security Deed: (A) that purport to permit Interest Charges,

JP Morgan Chase Bank, N.A.
April 30, 2007

however denominated and regardless of whether or not denominated as interest, to be charged, paid, collected or contracted for at a rate in excess of five percent (5%) per month if and to the extent a violation of O.C.G.A. Section 7-4-18 results (whether due to prepayment, acceleration, redemption, cancellation, termination or otherwise); or (B) that purport to permit interest to be charged or paid on interest if and to the extent such provisions result in a violation of O.C.G.A. Section 7-4-17. No opinion is expressed with respect to the enforceability or collectability of any payment required to be paid under the Security Deed which is determined to be a penalty or unreasonable.
          (h) Each of the Opinions herein contained covers only those matters both essential to the conclusion stated by the Opinion and, based upon prevailing norms and expectations found among experienced legal practitioners in the State, reasonable in the circumstances. Other matters are not included in any Opinion by implication. The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in any Opinion, unless coverage is specifically addressed in this opinion letter: (A) other than to the extent of the Opinions set forth in Opinion 10, county, municipal or other similar laws, ordinances or regulations of local jurisdictions (other than those of the State); (B) antitrust and unfair competition law; (C) securities law; (D) fiduciary obligations; (E) pension and employee benefit law, e.g., ERISA; (F) Regulations G, T, U and X of the Board of Governors of the Federal Reserve System; (G) fraudulent transfer law; (H) environmental law; (I) zoning, land use, subdivision and other development laws; (J) bulk transfer law; (K) tax law; (L) patent, copyright, trademark and other intellectual property law; (M) racketeering law, e.g., RICO; (N) criminal statutes of general application, e.g., mail fraud and wire fraud; (O) health and safety law; (P) labor law; (Q) laws concerning national or local emergency; and (R) laws concerning access by the disabled and building codes.
          (i) The Opinions set forth in this Opinion Letter are subject in all respects to the following exceptions:
               (A) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors. This exception includes, without limitation, the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a nonrecourse obligation into a recourse obligation, and substantive consolidation. This exception also includes, without limitation, State Laws regarding fraudulent transfers, obligations, and conveyances, including O.C.G.A. Sections 18-2-20 through 18-2-59, and State Laws regarding receiverships.
               (B) The effect of general principles of equity, whether applied by a court of law or equity. This exception includes the following concepts: (1) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies;

JP Morgan Chase Bank, N.A.
April 30, 2007

(2) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (3) good faith and fair dealing; (4) reasonableness; (5) materiality of the breach; (6) impracticability or impossibility of performance; (7) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than Borrower; (8) the effect of O.C.G.A. Section 11-1-102(3); (9) unconscionability; (10) the possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction to the extent that such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy; (11) the possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on payment, acceleration, redemption, cancellation or termination, to the extent any such provisions are deemed to be penalties or forfeitures; (12) the possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitations, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial, or in certain cases, notice; (13) the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; (14) the effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement; (15) the effect of O.C.G.A. Section 13-1-11 on provisions relating to attorney’s fees; (16) the possible unenforceability of provisions stating that determinations by a party or a party’s designee are conclusive or presumed correct; (17) the possible unenforceability of provisions permitting modifications of an agreement only in writing; (18) the possible unenforceability of provisions that the provisions of an agreement are severable; (19) the effect of State Laws requiring mitigation of damages; (20) the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (21) the effect of provisions as to rights of set-off otherwise than in accordance with applicable State Laws; (22) the possible unenforceability of certain self-help and non-judicial remedies, such as a right, without judicial process, to enter upon, to take possession of, to collect, retain, use and enjoy rents, issues and profits from property, or to manage property; (23) the effect of provisions respecting sale or disposal of collateral or property otherwise than in compliance with applicable State Laws; (24) the effect of provisions purporting to entitle a party, as a matter of right and without court approval after required showings, to the appointment of a receiver or to obtain a writ of possession without notice or a hearing; (25) the effect of provisions purporting to alter the rule of contract construction that a contract shall be construed against the drafter thereof; and (26) the possible unenforceability of provisions whereby Borrower purports to appoint Lender as Borrower’s attorney-in-fact with full power and

JP Morgan Chase Bank, N.A.
April 30, 2007

authority to take actions and execute documents for and on behalf of Borrower (except in connection with the exercise of the power of sale in accordance with the Security Deed).
               (C) The rights of the United States under the Federal Tax Lien Act of 1966, as amended.
               (D) The possible unenforceability of provisions purporting to waive rights or defenses of guarantors.
               (E) The possible unenforceability of any provisions in the Loan Documents which purport to subordinate the rights of parties (other than parties to the Loan Transactions) in and to the Property to the rights of the Lenders or the security title, security interests, assignments, pledges, hypothecations and encumbrances of the Security Deed, or both.
          (j) Our Opinions: (A) are qualified to the extent that the perfection of a security interest may be lost under circumstances set forth in O.C.G.A. Section 11-9-315 with respect to Georgia UCC Collateral that is converted into proceeds; (B) do not cover future events that might affect perfection; and (C) are qualified to the extent that federal law has preempted the State UCC with respect to the validity, enforceability or perfection of security interests in the Georgia Personal Property or the Georgia Fixtures.
          (k) Our Opinions are subject to the following additional exceptions, assumptions and qualifications: (A) we note that Section 552 of the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising under a security agreement entered into by the debtor prior to the commencement of such case; (B) we express no opinion with respect to the perfection of any security interest in any of the Property consisting of goods that are standing timber to be cut, farm products, consumer goods, as-extracted collateral, or goods covered by certificate of title; (C) we call your attention to the fact that the perfection of a security interest perfected by the filing of a financing statement in the State will be terminated (1) pursuant to O.C.G.A. Section 11-9-507(c), as to any property covered thereby which is acquired by a debtor more than four months after such debtor so changes its name as to make the financing statement seriously misleading unless an amendment to the financing statement which renders the financing statement not seriously misleading is filed before the expiration of such four-month period, (2) pursuant to O.C.G.A. Section 11-9-316, four months after a debtor changes its location, which, for a “registered organization” (as such term is defined in the State UCC), includes becoming organized under the laws of a state other than the State, and (3) pursuant to O.C.G.A. Section 11-9-316, one year after the transfer of any Georgia UCC Collateral by the debtor to a person that thereby becomes a debtor and is located in another jurisdiction, including without limitation any merger or consolidation of the debtor into another person, unless such security interest becomes perfected under the laws of such other jurisdiction

JP Morgan Chase Bank, N.A.
April 30, 2007

prior to such termination; (D) we express no opinion as to the validity, perfection or priority of the security interest with respect to any Georgia UCC Collateral in the possession of Borrower on a “sale on approval” basis or a “consignment” basis; (E) we call your attention to the fact that any security interest created under the Security Deed in any of the Property consisting of accounts, chattel paper or general intangibles may be subject to the rights, claims or defenses of the account debtor obligated thereon and to the terms of any applicable agreement between Borrower and such account debtor; (F) we call your attention to the fact that the Security Deed is not effective as a fixture filing under State Laws; and (G) we call your attention to the fact that title to the Georgia Real Property shall revert to the Borrower or its successors or assigns at the expiration of seven (7) years from the maturity date of the Term Loan and the Revolving Loan or the maturity of the last installment thereof as stated in the Security Deed, as recorded, unless prior thereto Lender or its successors or assigns shall have complied with the provisions of O.C.G.A. Section 44-14-80(b) or (c).
          (l) Our Opinion as to the validity, enforceability and binding effect of any assignment of rents contained in the Security Deed is qualified by the effect, if any, of the holding in the case styled In re: Polo Club Apartments Associates Limited Partnership f/k/a Ashley Creek Associates, Limited Partnership, United States Bankruptcy Court, Northern District of Georgia, Atlanta Division, Chapter 7 Case No. A89-14227 (see Order dated January 11, 1993), in which the Court stated “a security deed grantee out of possession is not presently entitled to receive rents merely upon the occurrence or existence of default. The grantor being in possession and receiving rents may not be disturbed in his right to the rents by the security deed grantee until he takes possession or takes other appropriate action to subject the land and rents to the debt. This means that affirmative action or positive steps must be taken by security deed grantee before there is a present right to receive rents under such written rent assignment.”
          (m) We express no opinion as to the enforceability of those portions of the indemnity provisions or the representation, warranties or covenants of the Security Deed which purport by their terms to survive for indeterminate time periods. Furthermore, we express no opinion regarding the survival of any agreements, terms, conditions provisions or warranties contained in the Security Deed after the payment in full and performance of the Secured Obligations, including, without limitation, the provisions of Section 15.15(f) of the Security Deed.
          (n) Other than to the extent of the Opinion regarding Usury Laws set forth in Opinion 10, we express no opinion as to the enforceability of any provision of any of the Loan Documents or any other Other Transaction Documents which is incorporated by reference into the Security Deed or as to the effect of any such provision on the enforceability of the Security Deed or on any of our Opinions set forth in this Opinion Letter.

JP Morgan Chase Bank, N.A.
April 30, 2007

          (o) We express no opinion as to the laws of any jurisdiction other than the State and applicable federal laws. We expressly disclaim any duty or obligation to supplement or update this Opinion Letter if any applicable State Laws change after the date of this Opinion Letter, or if we become aware of any facts that might change the Opinions expressed above after the date of this Opinion Letter.
          (p) We express no opinion as to the right of Lenders to terminate Borrower’s tenancy of all or any part of the Property after foreclosure without first having given the notice required by State Laws.
          (q) The Opinion Giver has relied, without investigation, upon facts asserted by the parties to the Loan Transactions in representations and warranties embodied in the Loan Documents; provided: (A) if not established by a Public Authority Document, the facts do not constitute a statement, directly or in practical effect, of the legal conclusion in question; (B) the person or entity providing facts is, in this firm’s professional judgment, an appropriate source; and (C) if the facts are set forth in a certificate, this firm has used reasonable professional judgment as to its form and content.
          (r) The Opinions set forth above in Opinions 12, 13 and 14 are subject to the qualification that the following matters may affect the priority of the security title conveyed by the Security Deed: (A) the loss of priority of advances made after a Petition for Relief under the Federal Bankruptcy Code has been filed by or on behalf of Borrower; (B) the loss of priority of advances to the lien of real estate taxes or assessments imposed on the land by governmental authorities arising after the Filing Date; (C) matters not appearing of record as the Filing Date, but of which any of the Lenders had actual or constructive notice on and as of the Filing Date; (D) the loss of priority to a federal tax lien of any advance made more than forty-five days after a notice of federal tax lien has been filed in the public records; (E) the loss of priority of advances to any federal or state environmental protection lien; (F) the loss of priority of advances to the lien of mechanic’s liens claims against the land after the Filing Date and (G) matters disclosed in the Intercreditor Agreement.

JP Morgan Chase Bank, N.A.
April 30, 2007

          The Opinions expressed in this Opinion Letter are given solely for the benefit of Opinion Recipient in connection with the Security Deed and the Fixture Financing Statement. The Opinions expressed in this Opinion Letter may not be relied upon, in whole or in part, by Opinion Recipient for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The Opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.

Very truly yours, KILPATRICK STOCKTON LLP
By:
Cindy A. Brazell, a partner

Schedule A
Defined Terms
     As used in the within and foregoing opinion letter, the following terms have the indicated meanings:
     “Federal Bankruptcy Code” means the federal statutes governing bankruptcy in effect on the date of this Opinion Letter.
     “Filing Date” means the date upon which the Security Deed is filed of record in the Recording Office.
     “Georgia Court” means a State court or a federal court sitting in the State as the forum state and applying State conflict of law rules.
     “Georgia Fixtures” means that portion of the Property consisting of goods that have become so related to the Georgia Real Property that an interest in them arises under real property laws of the State.
     “Georgia Personal Property” means that portion of the Property which is personal property under State Laws.
     “Georgia Real Property” means that portion of the Property which is real property under State Laws.
     “Georgia UCC Collateral” means such of the Georgia Personal Property and Georgia Fixtures in which a security interest may be created under Article 9 of the State UCC.
     “Interest Charges” means all interest, fees or other charges for the use of money or extension of credit charged, paid, collected or contracted for under the terms of the Security Deed.
     “Maximum Indebtedness” means $1,600,000,000.00.
     “O.C.G.A.” means the Official Code of Georgia Annotated in effect on the date of this Opinion Letter.
     “Opinion Recipient” means JPMCB, as a Lender and as the Administrative Agent, together with the other Lenders signatory to the Credit Agreement from time to time.
     “Property” means the “Collateral” described and defined in the Security Deed.
     “Public Authority Documents” means certificates issued by a governmental office or agency such as the Secretary of State of the State, or by a private organization, which has access to and regularly reports on governmental files and records, as to a person’s or entity’s property or status.

     “Recording Office” means the office of the Clerk of the Superior Court of Fulton County, Georgia.
     “Secured Obligations” means the “First Priority Obligations” described and defined in the Security Deed.
     “State Laws” means the constitution, statutes, judicial and administrative decisions and rules and regulations of governmental agencies of the State in effect on the date of this opinion letter.
     “State Revenue Rules” means the Rules and Regulations of the Georgia Department of Revenue.
     “State UCC” means the Uniform Commercial Code in effect in the State on the date of this opinion letter.
     “Usury Laws” means State Laws governing interest and usury in effect in the State on the date of this Opinion Letter.

EXHIBIT G-3
April 30, 2007
To the Lenders, the Administrative Agent and the Collateral Agent referred to below,
c/o JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
     Re:   First Lien Revolving Credit and Guaranty Agreement
Ladies and Gentlemen:
     We have acted as special counsel to Comair, Inc., an Ohio corporation (“Comair”), Comair Services, Inc., a Kentucky corporation (“Comair Services”) and Delta AirElite Business Jets, Inc., a Kentucky corporation (“Delta AirElite” and collectively with Comair and Comair Services the “Comair Guarantors”) in connection with the First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 (the “Credit Agreement’) among Delta Air Lines, Inc., a Delaware corporation, (the “Borrower”), Comair Holdings, LLC, a Delaware limited liability company, DAL Global Services, LLC, a Delaware limited liability company, DAL Moscow, Inc., a Delaware corporation, Delta Benefits Management, Inc., a Delaware corporation, Delta Loyalty Management Services, LLC, a Delaware limited liability company, Epsilon Trading, LLC, a Delaware limited liability company, Kappa Capital Management, LLC, a Delaware limited liability company, ASA Holdings, Inc., a Georgia corporation, Delta Technology, LLC, a Georgia limited liability company, Crown Rooms, Inc., a New York corporation, Comair, Comair Services, Delta AirElite and Delta Connection Academy, Inc., a Florida corporation (each a “Guarantor” and collectively the “Guarantors”), JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”). Capitalized terms not otherwise defined herein shall (unless otherwise specifically set forth) have the meanings given to them in the Credit Agreement.
     This opinion is being furnished to you pursuant to Section 4.01 (i) (iii) (B) of the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     In giving this opinion, we have examined the following documents:
     (a) the Credit Agreement;
     (b) the First Lien Security Agreement;
     (c) the First Lien Pledge Agreement;

To the Lenders, the Administrative Agent and the Collateral Agent
April 30, 2007

     (d) the First Lien Slot, Gate and Route Security and Pledge Agreement;
     (e) the First Lien Aircraft Spare Engines and Spare Parts Mortgage and Security Agreement;
     (f) the Intercreditor Agreement;
     (g) Form of Uniform Commercial Code financing statements (“Financing Statements”) attached hereto as Annex 1 naming each of the Comair Guarantors as debtor and Collateral Agent as secured party (with respect to Comair, the “Ohio Financing Statement” and with respect to Delta AirElite and Comair Services, the “Kentucky Financing Statements”).
     (h) Certificates of the Secretary of State of Ohio and Kentucky with respect to the good standing of each of the Comair Guarantors, each dated April 16, 2007;
     (i) The Articles of Incorporation and Code of Regulations of Comair in the form attached to the Certificate of Secretary dated April 30, 2007;
     (j) The Articles of Incorporation and By-Laws of each of Comair Services and Delta AirElite in the form attached to the Certificate of Secretary dated April 30, 2007; and
     (k) the resolutions of the respective boards of directors of each of the Comair Guarantors, in each case, attached to the Certificates referred to in items (i) and (j) above.
     The documents listed in items (a) through (g) above are sometimes hereinafter referred to as the “Credit Documents”, and the documents listed in items (b), (c), (d) and (e) are sometimes hereinafter referred to as the “First Lien Collateral Documents.”
     In giving this opinion, we have relied as to matters of fact material to the opinions expressed herein upon the representations and warranties contained in the Credit Agreement. We have made no independent investigation of such facts and assume no obligation to do so. We have also assumed in rendering this opinion the authenticity of all documents submitted to us as originals and the due authorization, execution and delivery of the Credit Agreement, in each case, in the manner required by the Credit Agreement by the respective parties thereto. In all such examinations we have assumed, and have not independently verified, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the accuracy of all factual statements of parties (other than the Subsidiaries) made on or before the date hereof (and have relied thereon as we have deemed appropriate). We have also assumed that each agreement referred to herein constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

To the Lenders, the Administrative Agent and the Collateral Agent
April 30, 2007

     Based upon and subject to the foregoing, and subject further to the assumptions, limitations and qualifications set forth below, it is our opinion that:
     1. Each of the Comair Guarantors is a corporation validly existing and in good standing under the laws of the respective State of its incorporation.
     2. Each of the Comair Guarantors has all requisite corporate power and authority and has taken all requisite corporate action necessary to enter into the Credit Documents and perform its obligations under the Credit Documents and to consummate the transactions contemplated in the Credit Documents.
     3. Each of the Credit Documents has been duly authorized, executed and delivered by each of the Comair Guarantors party thereto.
     4. The execution and delivery by each Comair Guarantor of the Credit Documents to which it is a party, and the performance by each Comair Guarantor of its obligations under and granting of security pursuant to the Credit Documents to which it is party, will not contravene the certificate of incorporation, by-laws or code of regulations, as applicable of the relevant Comair Guarantor, and, to the best of our knowledge, after reasonable investigation, other than the filing of the Financing Statements, no consent, approval, authorization, order of, registration or qualification with, any governmental body or agency in the State of Ohio or the Commonwealth of Kentucky, is required for the performance by each of the Comair Guarantors of its obligations under and granting of security pursuant to the Credit Documents to which it is a party.
     5. The Ohio Financing Statement is in proper form for filing in the Office of the Secretary of State of Ohio, and upon the filing in such office and paying the applicable filing fee, the security interest created by the First Lien Collateral Documents in favor of the Collateral Agent in that portion of the Collateral in which a security interest is perfected by filing a financing statement in the Ohio filing office will be perfected.
     6. The Kentucky Financing Statements are in proper form for filing in the Office of the Secretary of State of Kentucky, and upon the filing in such office and paying the applicable filing fee, the security interest created by the First Lien Collateral Documents in favor of the Collateral Agent in that portion of the Collateral in which a security interest is perfected by filing a financing statement in the Kentucky filing office will be perfected.
     The foregoing opinions are subject to the following qualifications:
     (a) We are qualified to practice law in the State of Ohio and Commonwealth of Kentucky and do not express any opinion concerning any laws other than the laws of the State of Ohio and Commonwealth of Kentucky. Further, we do not purport to give any opinion regarding the securities laws in any jurisdiction, or the Federal Aviation Act of 1958 (49 USC 101 et seq.) or the regulations promulgated thereunder (including the

To the Lenders, the Administrative Agent and the Collateral Agent
April 30, 2007

authority of any Comair Guarantor to operate as an air carrier thereunder) or with respect to the Employee Retirement Income Security Act of 1974, as amended.
     (b) The security interest in any of the UCC Collateral will not be enforceable (i) with respect to, or attach to, any UCC Collateral until value has been given and the Company has rights in such Collateral and (ii) against the competing interests of those third parties who would, in accordance with the provisions of the Uniform Commercial Code, take free of the security interest, notwithstanding its perfection.
     (c) We express no opinion with respect to:
     i. the rights of each Comair Guarantor in, title to or legal or beneficial ownership of any of the Collateral, or any Collateral acquired after the date hereof;
     ii. the priority of any security interest in the Collateral;
     iii. any Collateral that (A) is not governed by Chapter 1309 of the Ohio Revised Code (and not excluded therefrom by Section 1309.109(C) or (D) of the Ohio Revised Code including any property which is subject to the Federal Aviation Act or the Convention on International Interest in Mobile Equipment and/or the protocol thereto on matters specific to Aircraft Equipment) with respect to Comair or (B) is subject to Section 1309.311 or Section 1309.501(A)(1) of the Ohio Revised Code with respect to Comair or (C) is a trademark; and
     iv. any Collateral that (A) is not governed by Chapter 355 of the Kentucky Revised Statutes (and not excluded therefrom by Section 355.9-109 (3) or (4) of the Kentucky Revised Statutes including any property which is subject to the Federal Aviation Act or the Convention on International Interest in Mobile Equipment and/or the protocol thereto on matters specific to Aircraft Equipment) with respect to Delta AirElite or Comair Services or (B) is not subject to Section 355.9-311 Or Section 355.9-501(1) of the Kentucky Revised Statutes with respect to Delta AirElite or Comair Services.
     (d) Notwithstanding any of the foregoing, we express no opinion as to the validity, binding nature or enforceability of any of the Credit Documents, and we have assumed that the First Lien Security Agreement creates a valid security interest in the Collateral described in paragraphs 5 and 6 above express no opinion as to the attachment of any security interest.
     (e) Our opinion with respect to valid existence and good standing is based solely on our review of the Certificates referred to in item (h) above.

To the Lenders, the Administrative Agent and the Collateral Agent
April 30, 2007

     (f) Our opinions contained herein are subject to compliance with federal bankruptcy laws, rules and regulations applicable to the Comair Guarantors and the Credit Documents. We do not purport to give an opinion regarding the Bankruptcy Code or its effect on the authorization, execution or delivery of the Credit Documents by the Comair Guarantors (including the power or authority of the Bankruptcy Court to issue any orders relating to the Credit Documents or authorize the transactions contemplated by the Credit Documents).
     (g) For purposes of this opinion, we have assumed that a plan of reorganization has been confirmed and is effective with respect to each of the Comair Guarantors, and the authorization execution, and delivery of the Credit Documents is not in violation or contravention of such plan or the confirmation order.
     We express no opinions except as expressly set forth herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein. We assume no obligation to advise you or any other Person or entity of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence.
     This opinion is being delivered for your sole benefit (and successors and permitted assigns of each) and no other person or entity shall be entitled to rely upon this opinion without our prior written consent, except that any Person that becomes an Administrative Agent, Collateral Agent or Lender in accordance with the provisions of the Credit Documents may rely upon this opinion as if it were specifically addressed and delivered to such Person on the date hereof.

KEATING, MUETHING & KLEKAMP, P.L.L.
By:
Richard D. Siegel

EXHIBIT G-4

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	25th Floor
Los Angeles	Miami, Florida 33131-1714
Madison
Miami	www.akerman.com
New York
Orlando	305 374 5600 tel 305 374 5095 fax
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
April 30, 2007
JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement referred to below
Re:     Delta Connection Academy, Inc.
Ladies and Gentlemen:
     We have acted as special Florida counsel to Delta Connection Academy, Inc., a Florida corporation (“Delta Connection”), in connection with the execution and delivery of and the transactions contemplated by the First Lien Revolving Credit and Guaranty Agreement, dated as of the date hereof (the “Credit Agreement”), among Delta Air Lines, Inc. (“Delta”), the subsidiaries of Delta party thereto (including Delta Connection), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (the “Agent”), UBS Securities LLC, as Syndication Agent, J.P. Morgan Securities Inc., as Co-Lead Arranger and Joint Bookrunner, Lehman Brothers Inc., as Co-Lead Arranger and Joint Bookrunner, and UBS Securities LLC, as Joint Bookrunner. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.
     This opinion is furnished to you pursuant to Section 4.01(i)(iii)(C) of the Credit Agreement. For purposes of the opinions expressed herein, we have reviewed the documents set forth on Annex A (the “Loan Documents”).
     In addition to the Loan Documents, we have examined such certificates, documents and records, and have made such examinations of law, as we have deemed necessary to enable us to render the opinions expressed below. In addition, we have examined, relied upon and assumed the occurrence of, as to matters of fact in existence on the date hereof, the statements, representations and warranties contained in the Credit Agreement, the other Loan Documents, related closing certificates furnished to you and certificates of officers of Delta Connection, including the Officer’s Certificate furnished to us and attached hereto as Annex B. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

     For purposes of this opinion, the term “to our knowledge,” “known to us” or other similar words means the actual, current knowledge of those attorneys in our law firm who have provided substantive attention to legal matters in representing Delta Connection and we have not made any independent investigation of the applicable facts.
     The opinions expressed below are limited to matters governed by the laws of the State of Florida. To the extent the opinions set forth below with respect to the perfection of security interests in certain of the Collateral involve conclusions under laws of any state other than Florida, such opinions are based solely on our review of Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of Florida (the “Florida UCC”), and we have assumed that Articles 8 and 9 of the Uniform Commercial Code as in effect in any such other states are the same as Articles 8 and 9 of the Florida UCC.
     We have assumed the genuineness and due authorization of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or versions to be executed, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by them. Except to the extent of our opinion in paragraph 1(c) below, we have also assumed that each Loan Document was duly executed and delivered by the parties thereto by the duly authorized representatives of such parties, that “value” has been given to Delta Connection pursuant to the Loan Documents and that Delta Connection “has rights” in the respective Collateral in which it has granted a security interest under the Security Documents (as defined in Annex A) (within the meaning of the term “value” and the expression “has rights” for the purposes of Article 9 of the Florida UCC). We have further assumed that the Confirmation Order is a final order.
     In rendering the opinions set forth herein (except to the extent of our opinion in paragraph 1 below), we have further assumed that:
          (a) all the parties to the Loan Documents are duly organized or formed, validly existing, and either in good standing or, in the case of Florida entities, in “active” status, under the laws of the respective jurisdictions of organization or formation thereof, are authorized or qualified to do business in each jurisdiction where it is necessary to do so, and have the requisite corporate or other power and authority to enter into such Loan Documents and to perform their respective obligations thereunder;
          (b) the execution and delivery of, and the performance by the parties of their respective obligations under, the Loan Documents have been duly authorized by all necessary corporate or other action and proceedings on the part of such parties;
          (c) the respective terms and provisions of each Loan Document do not, and the execution, delivery and performance thereof by each of the parties thereto other than Delta Connection will not, violate or conflict with the certificate or articles of incorporation, bylaws, certificate of organization, operating agreement, partnership agreement or equivalent

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

organizational documents of any such other party, any contract, document, instrument, agreement or indenture to which it is a party or by which it is created or bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such other party; and
          (d) any documents or instruments that are required to be recorded or filed, other than the Florida Financing Statement (as defined in Annex A), have been or will be so recorded or filed and all applicable recording and filing fees therefor have been or will be paid.
     Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, as of the date hereof:
     1. Delta Connection (a) is a corporation incorporated under the laws of the State of Florida and its status is active, (b) has the corporate power and authority to execute, deliver and perform each of its obligations under the Loan Documents to which it is a party, and to grant the security interests to be granted by it pursuant to the Security Documents to which it is a party, and (c) has duly authorized the execution, delivery and performance of each of the Loan Documents to which it is a party.
     2. Neither the execution, delivery or performance by Delta Connection of the Loan Documents to which it is a party, nor the consummation by Delta Connection of the transactions contemplated thereby (including, without limitation, the guaranty of the borrowings and the granting of the security interests by it thereunder) and, will constitute a breach or default under or a violation of (a) any of the terms, conditions or provisions of any order, writ, judgment or decree known to us to which Delta Connection is a party or subject, or (b) any present statute, rule or regulation of the State of Florida binding on Delta Connection. Neither the execution, delivery or performance by Delta Connection of the Loan Documents to which it is a party nor the consummation by Delta Connection of the transactions contemplated thereby (including, without limitation, the guaranty of the borrowings and the granting of the security interests by it thereunder) will constitute a breach or default under or a violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Delta Connection. Except for (i) the filing of the Florida Financing Statement in the Florida Secured Transaction Registry and (ii) such consents, approvals, authorizations, registrations, declarations and filings as have heretofore been obtained or made by Delta Connection, no authorization, consent or approval or other action by, the State of Florida is required in connection with the execution, delivery and performance by Delta Connection of the Loan Documents to which it is a party.
     3. The filing of the Florida Financing Statement, together with the payment of any required filing fees, in the Florida Secured Transaction Registry is sufficient to perfect the security interest created by the Security Documents in the interest of Delta Connection in those types of collateral (other than fixtures, farm products, timber and as-extracted collateral) in which a security interest may be perfected by the filing of a financing statement under the Florida UCC (the “UCC-1 Collateral”).

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

     4.   (a) You also have requested our opinion as to the enforceability under Florida law of the New York choice of law provisions contained in the Loan Documents. You have advised us that the Agent has its principal place of business in New York; that the Loan Documents will be held by the holders thereof in New York; and that the proceeds advanced under the Credit Agreement have been or will be disbursed by the Agent to the Borrower with funds wired from New York. In addition, we note that by their terms the Loan Documents expressly select the laws of the State of New York as the law governing their interpretation; that the Loan Documents were delivered to the Agent in New York; and that payments required to be made under the Credit Agreement are payable in the State of New York.
          (b) Based upon the foregoing assumptions and facts, it is our opinion that it is more likely than not that a “normal” and “reasonable” relationship exists between the transaction evidenced by the Loan Documents and the State of New York, and therefore, under the holding of Continental Mortgage Investors v. Sailboat Key, Inc., 395 So. 2d. 507 (Fla. 1981), and the line of subsequent related decisions, while the matter is not free from doubt, it is our opinion that, if the matter were properly presented today to a court in Florida having jurisdiction, and assuming interpretation of the relevant law on a basis consistent with existing authority, it is more likely than not that a Florida court (or a federal court applying Florida choice of law rules) would conclude as binding the designation of New York as the jurisdiction whose law is to govern the provisions of the Loan Documents.
     The opinions expressed herein are also subject to the following qualifications and limitations:
     A. We express no opinion with respect to the applicability of Section 547 or Section 548 of the Bankruptcy Code or any other preference or fraudulent conveyance provision. In particular, we express no opinion as to whether the indebtedness evidenced by the Credit Agreement constitutes new value or whether a subsidiary may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its parent or another subsidiary of its parent, except to the extent such subsidiary may be determined to have received a benefit from the incurrence of such indebtedness by its parent or such other subsidiary, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the parent or such other subsidiary are directly or indirectly made available to such subsidiary for its corporate purposes. Additionally, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into by the debtor before the commencement of the case.
     B. We express no opinion as to the legality, validity, binding nature or enforceability of any provision of the Loan Documents.
     C. We express no opinion as to the existence of, or the title of Delta Connection to, any item of Collateral or the priority, or (except as set forth in paragraph 3 above) the perfection,

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

of any security interest created by the Security Documents and specifically call your attention to the following:
          (i) the effectiveness of the Florida Financing Statement terminates five years after the date of filing unless a continuation statement with respect to such financing statement is filed prior to such termination in accordance with the Florida UCC;
          (ii) the Florida UCC provides that if the debtor so changes its name, identity or corporate structure that a filed financing statement becomes seriously misleading, the filing is not effective to perfect a security interest in collateral acquired by the debtor more than four months after such change unless a new appropriate financing statement is filed before the expiration of that period;
          (iii) the Florida UCC provides that (a) if the debtor changes its “location” within the meaning of Article 9 of the Florida UCC, the effectiveness of the financing statement naming such debtor will lapse four months after such change of location; and (b) if the debtor transfers any of the Collateral to a person that thereby becomes a debtor under any of the Security Documents and is located in another jurisdiction within the meaning of Article 9 of the Florida UCC, the effectiveness of the applicable financing statement, with respect to the Collateral transferred, will lapse one year after such transfer;
          (iv) under certain circumstances described in the Florida UCC, the rights of a secured party to enforce a perfected security interest in proceeds of collateral may be limited;
          (v) under certain circumstances described in the Florida UCC, purchasers of collateral may take the same free of a perfected security interest;
          (vi) certain types of collateral described in the Security Documents may not be perfected by the filing of financing statements under the Florida UCC;
          (vii) a transferee of money or funds from a deposit account takes such money or funds free of a security interest in the deposit account unless the transferee acts in collusion with the debtor in violating the rights of the secured party;
          (viii) a bank with which a deposit account is maintained may exercise any right of recoupment or set-off against a secured party that holds a security interest in the deposit account, unless the secured party has obtained control over the deposit account by becoming the bank’s customer with respect to such account and the set-off is based on a claim against the debtor or unless the bank agrees otherwise in an authenticated record;
          (ix) any security interest of the Agent and the Lenders: (a) with respect to “future advances”, (b) in an interest of a party under a “lease contract”, or (c) in the “lessor’s residual interest” in “goods,” and the perfection, in each case, of such security interests, is limited to the extent set forth in Article 9 of the Florida UCC;

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

          (x) we express no opinion with respect to the perfection or enforceability of any security interest in any of the UCC-1 Collateral consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof, or any agency or department of the United States of America or any state thereof);
          (xi) we express no opinion as to the creation, enforceability, attachment, assignment or priority whatsoever of any security interests, or the existence of any claims, rights or other matters, in favor of any obligor under the UCC-1 Collateral;
          (xii) we express no opinion as to the creation, validity, binding effect, enforceability, effectiveness or perfection of any security interest not governed exclusively by Article 8 or Article 9 of the Florida UCC;
          (xiii) any security interest in any of the UCC-1 Collateral which is cash or cash equivalents, a “deposit account,” “tangible chattel paper,” “instruments,” “negotiable documents,” “certificated securities,” “goods,” “letter of credit rights,” “investment property” and certain other types of collateral may be subject to the rights of other persons who take, or have taken, possession, delivery or control of such UCC-1 Collateral pursuant to Article 8 or 9 of the Florida UCC;
          (xiv) any security interest in any of the UCC-1 Collateral that is subject to a statute, regulation or treaty referred to in Article 9 of the Florida UCC is subject to the requirements of such statute, regulation or treaty;
          (xv) any security interest arising from (a) an assignment of “accounts” or “payment intangibles” which does not by itself or in conjunction with other assignments to the same transferee transfer a significant part of the assignor’s outstanding “accounts” or “payment intangibles,” (b) the delivery of a “financial asset” under Article 9 of the Florida UCC, or (c) an assignment for the benefit of all creditors of the transferor and subsequent transfers by the assignee thereunder, is perfected when it attaches under Article 9 of the Florida UCC;
          (xvi) we call to your attention that, under the Florida UCC, the failure of a secured party to respond within two weeks after receipt of a debtor’s request for approval or correction of such debtor’s statement of the aggregate amount of unpaid obligations or such debtor’s list of collateral may result in a loss of that secured party’s security interest in collateral as against persons misled by that secured party’s failure to respond, and may also result in liability of that secured party for any loss caused to such debtor thereby; and
          (xvii) any security interest in after-acquired property, any security interest in accessions, and any security interest in contracts, agreements and accounts are subject in all respects to the limitations set forth in the Florida UCC.

JPMorgan Chase Bank, N.A.,
as Agent, and the Lenders party to the
Credit Agreement
April 30, 2007

     D. We express no opinion with respect to the perfection of any security interest in any collateral consisting of goods that are or are to become fixtures, standing timber to be cut, farm products, consumer goods, as-extracted collateral, or goods covered by certificates of title.
     E. We express no opinion as to the perfection or enforcement of any security interest in any collateral that is subject to an agreement that is or purports to be non-assignable or that may not be assigned under applicable law or regulation, other than collateral consisting of accounts, chattel paper, general intangibles, health-care-insurance receivables, lease agreements and promissory notes, to the extent provided in the Florida UCC, and we express no opinion regarding the enforceability of provisions that purport to render void and of no effect any transfers of Delta Connection’s rights in the collateral in violation of the terms of the Loan Documents.
     F. We express no opinion as to the effect of any state or federal laws or regulations applicable to the Agent or any Lender because of the Agent’s or such Lender’s legal or regulatory status or nature of the Agent’s or such Lender’s business.
     G. Our opinions in paragraph 2 above as to authorizations, consents and approvals of, or other actions by any governmental authority, and as to statutes, rules and regulations, are based upon a review of those laws, statutes, rules or regulations that, in our experience, are normally applicable to the transactions of the type contemplated by the Loan Documents.
     This opinion letter is limited to matters expressly stated herein and no opinions are to be inferred or may be implied beyond the matters expressly so stated. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed above after the date hereof.
     The foregoing opinions are solely for your benefit and may not be relied on by any Person, except your permitted assignees and other Lenders under the Loan Documents, without our prior written consent.
Very truly yours,

Annex A
Loan Documents
1.	First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007.

2.	First Lien Security Agreement, dated as of April 30, 2007.

3.	First Lien Pledge Agreement, dated as of April 30, 2007.

4.	First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement, dated as of April 30, 2007.

5.	First Lien Slot, Gate and Route Security and Pledge Agreement, dated as of April 30, 2007.

6.	Intercreditor Agreement, dated as of April 30, 2007.

7.	UCC-1 Financing Statement naming Delta Connection, as debtor, to be filed with the Florida Secured Transaction Registry, a copy of which is attached hereto (the “Florida Financing Statement”).

Annex B
Officer’s Certificate
See attached.

Annex B to
Opinion of Counsel from
Akerman Senterfitt
dated April 30, 2007
Officer’s Certificate
April 30, 2007
     The undersigned, Jason Dauderman, Vice President of Finance and Chief Financial Officer of Delta Connection Academy, Inc., a Florida corporation (the “Company”), hereby certifies the following matters to Akerman Senterfitt (“Counsel”) in order to induce Counsel to provide that certain opinion of even date herewith (the “Opinion”) based, in part, upon the matters set forth in this Officer’s Certificate (“Certificate”). Terms defined in the Loan Documents (as defined in the Opinion) and in the Opinion shall have the same meanings when used herein, unless otherwise defined herein.
     1. Representations and Warranties True and Correct. The representations and warranties of the Company set forth in the Loan Documents to which it is a party are true, correct and complete as of this date, with the same effect as if made on this date.
     2. Resolutions. The Company has delivered to Counsel copies of all resolutions (copies of which are attached hereto) adopted by the Company relating to the Loan Documents and the transactions contemplated thereby, and such actions remain in full force and effect and are the only resolutions adopted by the Company relating to such matters. The contemplated actions set forth therein are within the powers of the Company as set forth in its charter documents. The foregoing documents which have been made available to you constitute all of the documents which may affect the authorization of the Loan Documents and the transactions contemplated thereby.
     3. Bylaws. The Bylaws delivered to Counsel have been in full force and effect at all times since May 31, 1987 to and including the date hereof.
     4. No Dissolution. No action has been taken by the Company in contemplation of filing any amendment to its Articles of Incorporation or of any liquidation or dissolution of the Company, and the Company continues to exist under the laws of the State of Florida.
     5. Authorization. The undersigned is not aware, and has received no notices, that the Company does not have the corporate or other power to conduct its business as presently conducted.
     6. No Conflict. The execution, delivery and performance by the Company of the Loan Documents to which it is a party does not breach or conflict with any material agreement, instrument, order, writ, judgment or decree, or result in the creation of any Lien upon its properties or assets (other than with respect to the creation of Liens pursuant to the Loan Documents).

     7. No Consent. No consent, approval, authorization, order, rule or regulation of any governmental person or entity is required for the Company to execute, deliver and perform under the Loan Documents to which it is a party, except those which have been previously obtained.
     8. Compliance. The Company has complied with all of its obligations contained in the Loan Documents which are required to be complied with it thereunder on or prior to the date hereof.
     9. Accuracy of Statements. The undersigned hereby certifies that he is not aware of any facts that could render any of the foregoing statements to be untrue or incomplete in any respect.
     The undersigned is rendering this Certificate in order to enable Counsel to render the Opinion. The undersigned is aware that Counsel is relying on this Certificate in rendering the Opinion and that this Certificate may be attached as an exhibit to such Opinion. The undersigned has knowledge of all the facts contained herein and hereby consents to Counsel’s issuance of the Opinion.
{Signature Page to Follow}

     IN WITNESS WHEREOF, the undersigned hereunto sets his hand as of the date first above written.

Name:
Title:

EXHIBIT G-5
April 30, 2007
JPMorgan Chase Bank, N.A.
   as Collateral Agent
270 Park Avenue
New York, NY 10017
          Re: Delta Air Lines, Inc. et al.
Ladies and Gentlemen:
          We have acted as special Delaware counsel to Delta Air Lines, Inc., a Delaware corporation (“Delta”), COMAIR Holdings, LLC, a Delaware limited liability company (“COMAIR Holdings”), DAL Global Services, LLC, a Delaware limited liability company (“DAL Global”), DAL Moscow, Inc., a Delaware corporation (“Moscow”), Delta Benefits Management, Inc., a Delaware corporation (“Delta Benefits”), Delta Loyalty Management Services, LLC, a Delaware limited liability company (“Loyalty Management”), Epsilon Trading, LLC, a Delaware limited liability company (“Epsilon”), and Kappa Capital Management, LLC, a Delaware limited liability company (“Kappa Capital” and together with Delta, COMAIR Holdings, DAL Global, Moscow, Delta Benefits, Loyalty Management, and Epsilon, the “Companies” and each individually, a “Company”), in connection with certain matters of Delaware law set forth below relating to (i) that certain First Lien Security Agreement dated as of April 30, 2007 (the “Security Agreement”) among Delta, each of the other entities listed on the signature pages thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as collateral agent for the First Priority Secured Parties, (ii) that certain First Lien Revolving Credit and Guaranty Agreement dated as of April 30, 2007 (the “Credit Agreement”) among Delta, each of the other entities listed on the signature pages thereto, each of the Lenders from time to time party thereto, JPMorgan, as administrative agent and collateral agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners, and UBS Securities LLC, as syndication agent and joint bookrunner, (iii) that certain First Lien Pledge Agreement dated as of April 30, 2007 (the “Pledge Agreement”) among Delta, each of the other entities listed on the signature pages thereto and JPMorgan, as collateral agent for the First Priority Secured Parties,

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

(iv) that certain First Lien Slot, Gate and Route Security and Pledge Agreement dated as of April 30, 2007 (the “SGR Pledge Agreement”) made by Delta and COMAIR, Inc., an Ohio corporation (“COMAIR”), to JPMorgan, as collateral agent, and (v) that certain First Lien Aircraft, Space Engines and Spare Parts Mortgage and Security Agreement dated as of April 30, 2007 (the “Aircraft Mortgage”) made by Delta and COMAIR in favor of JPMorgan, as collateral agent. For purposes of this opinion, (i) the term “Collateral Agent” as used herein means JPMorgan in its capacity as collateral agent under the Security Agreement, the Pledge Agreement, the SGR Pledge Agreement and/or the Aircraft Mortgage, as applicable, and (ii) the term “Collateral” as used herein means the Collateral (as defined in the Security Agreement), the Collateral (as defined in the Pledge Agreement), the Collateral (as defined in the SGR Pledge Agreement) and the Collateral (as defined in the Aircraft Mortgage). Capitalized terms used herein and not otherwise herein defined are used as defined in the Credit Agreement. Non-capitalized terms used in connection with the opinions given herein with respect to matters within the scope of Article 9 of the Uniform Commercial Code are used as defined in the Uniform Commercial Code as enacted and presently in effect in the State of Delaware (the “Delaware UCC”), to the extent that they are defined in the Delaware UCC.
          In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Security Agreement; the Credit Agreement; the Pledge Agreement, the SGR Pledge Agreement; the Aircraft Mortgage; the UCC-1 Financing Statement naming Delta as “debtor” and the Collateral Agent as “secured party” to be filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) in the form attached hereto as Exhibit 1 (the “Delta Financing Statement”); the UCC-1 Financing Statement naming COMAIR Holdings as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 2 (the “COMAIR Holdings Financing Statement”); the UCC-1 Financing Statement naming DAL Global as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 3 (the “DAL Global Financing Statement”); the UCC-1 Financing Statement naming Moscow as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 4 (the “Moscow Financing Statement”); the UCC-1 Financing Statement naming Delta Benefits as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 5 (the “Delta Benefits Financing Statement”); the UCC-1 Financing Statement naming Loyalty Management as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 6 (the “Loyalty Management Financing Statement”); the UCC-1 Financing Statement naming Epsilon as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 7 (the “Epsilon Financing Statement”); the UCC-1 Financing Statement naming Kappa Capital as “debtor” and the Collateral Agent as “secured party” to be filed in the State Office in the form attached hereto as Exhibit 8 (the “Kappa Capital Financing Statement” and together with the Delta Financing Statement, the COMAIR Holdings Financing Statement, the DAL Global Financing Statement, the Moscow Financing Statement, the Delta Benefits Financing Statement,

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

the Loyalty Management Financing Statement and the Epsilon Financing Statement, the “Financing Statements” and each individually, a “Financing Statement”); and certifications of good standing of each of the Companies obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal competence and capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, authentication, adoption, approval, certification, acknowledgement, execution, filing, indexing and delivery, as applicable, of each of the above referenced documents by each of the parties thereto; (iii) that each Financing Statement accurately provides the mailing address of the Company named as “debtor” therein and the name and mailing address of the Collateral Agent and sufficiently indicates the Filing Collateral (as defined below) in accordance with Section 9-502 of the Delaware UCC; (iv) that each Company was not originally, is not and will not be organized or existing under the laws of any jurisdiction other than the State of Delaware; (v) that each of the Security Agreement, Credit Agreement, the Pledge Agreement, the SGR Pledge Agreement and the Aircraft Mortgage constitutes a legal, valid and binding agreement of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its terms; and (vi) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been supplemented, amended or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy as of the date hereof of the matters therein contained. We have not reviewed any documents other than those referenced above in connection with rendering this opinion and we have assumed there are no documents that are contrary to or inconsistent with the opinions herein expressed.
          Based on and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:
          1. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement), the Collateral (as defined in the Pledge Agreement), the Collateral (as defined in the SGR Pledge Agreement) and the Collateral (as defined in the Aircraft Mortgage) owned or acquired by Delta (the “Delta Collateral”), (A) the Delta Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Delta Collateral as to which a security interest can be perfected by filing a financing statement in the

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

State Office under the Delaware UCC (the “Delta Filing Collateral”), and (B) upon the proper filing of the Delta Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Delta Filing Collateral will be perfected.
          2. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by COMAIR Holdings (the “COMAIR Holdings Collateral”), (A) the COMAIR Holdings Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of COMAIR Holdings Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “COMAIR Holdings Filing Collateral”), and (B) upon the proper filing of the COMAIR Holdings Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the COMAIR Holdings Filing Collateral will be perfected.
          3. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by DAL Global (the “DAL Global Collateral”), (A) the DAL Global Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of DAL Global Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “DAL Global Filing Collateral”), and (B) upon the proper filing of the DAL Global Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the DAL Global Filing Collateral will be perfected.
          4. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by Moscow (the “Moscow Collateral”), (A) the Moscow Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Moscow Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Moscow Filing Collateral”), and (B) upon the proper filing of the Moscow Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Moscow Filing Collateral will be perfected.
          5. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by Delta

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

Benefits (the “Delta Benefits Collateral”), (A) the Delta Benefits Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Delta Benefits Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Delta Benefits Filing Collateral”), and (B) upon the proper filing of the Delta Benefits Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Delta Benefits Filing Collateral will be perfected.
          6. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by Loyalty Management (the “Loyalty Management Collateral”), (A) the Loyalty Management Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Loyalty Management Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Loyalty Management Filing Collateral”), and (B) upon the proper filing of the Loyalty Management Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Loyalty Management Filing Collateral will be perfected.
          7. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by Epsilon (the “Epsilon Collateral”), (A) the Epsilon Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Epsilon Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Epsilon Filing Collateral”), and (B) upon the proper filing of the Epsilon Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Epsilon Filing Collateral will be perfected.
          8. Solely to the extent that the Delaware UCC is applicable to the perfection of the security interest of the Collateral Agent in the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) owned or acquired by Kappa Capital (the “Kappa Capital Collateral”), (A) the Kappa Capital Financing Statement is in sufficient form for filing with the State Office under the Delaware UCC with respect to the portion of Kappa Capital Collateral as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Kappa Capital Filing Collateral”), and (B) upon the proper filing of the Kappa Capital Financing Statement in the State Office pursuant to the provisions of the Delaware UCC, the security interest of the Collateral Agent in the Kappa Capital Filing Collateral will be perfected.

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

          In connection with the opinions set forth above, we have assumed (i) that the Security Agreement creates or, with respect to after acquired property, will create in favor of the Collateral Agent a valid security interest in and to the portion of Collateral (as defined in the Security Agreement) as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Security Agreement Filing Collateral”) which security interest has attached or, with respect to after acquired property, will attach under the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”), (ii) that the Pledge Agreement creates or, with respect to after acquired property, will create in favor of the Collateral Agent a valid security interest in and to the portion of Collateral (as defined in the Pledge Agreement) as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Pledge Agreement Filing Collateral”) which security interest has attached or, with respect to after acquired property, will attach under the New York UCC, (iii) that the SGR Pledge Agreement creates or, with respect to after acquired property, will create in favor of the Collateral Agent a valid security interest in and to the portion of Collateral (as defined in the SGR Pledge Agreement) as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “SGR Pledge Agreement Filing Collateral”) which security interest has attached or, with respect to after acquired property, will attach under the New York UCC, (iv) that the Aircraft Mortgage creates or, with respect to after acquired property, will create in favor of the Collateral Agent a valid security interest in and to the portion of Collateral (as defined in the Aircraft Mortgage) as to which a security interest can be perfected by filing a financing statement in the State Office under the Delaware UCC (the “Aircraft Mortgage Filing Collateral” and together with the Security Agreement Filing Collateral, the Pledge Agreement Filing Collateral and the SGR Pledge Agreement Filing Collateral, the “Filing Collateral”) which security interest has attached or, with respect to after acquired property, will attach under the New York UCC, and (v) that under the New York UCC, the substantive laws of the Delaware UCC (and not the Delaware UCC choice-of-law rules) govern the perfection of a security interest in the Filing Collateral.
          In addition, in connection with the opinions set forth above, we express no opinion as to (i) the effect of perfection or nonperfection or the priority of any security interest of the Collateral Agent in any portion of the Filing Collateral, (ii) the existence, legality, validity, binding effect or enforceability of any security interest under the Security Agreement, the Pledge Agreement, the SGR Pledge Agreement, the Aircraft Mortgage or otherwise, (iii) the rights or interests of any of the parties to the Security Agreement, the Pledge Agreement, the SGR Pledge Agreement, the Aircraft Mortgage or any other person or entity in, or title of any such parties, persons or entities to, any of the Collateral, or as to the value of any such Collateral, (iv) any Collateral until such Collateral is acquired by the applicable Company, (v) in the case of any Collateral that is secured by other property, the rights or interests of any of the parties to the Security Agreement, the Pledge Agreement, the SGR Pledge Agreement, the Aircraft Mortgage or any other person or entity in, or title of any such parties, persons or entities to, any of such underlying property, (vi) any Collateral other than the Filing Collateral, (vii) any Filing

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

Collateral due from any government or any agency or instrumentality thereof, (viii) any Filing Collateral that constitutes fixtures, as extracted collateral or timber to be cut, (ix) any Filing Collateral that constitutes commercial tort claims, (x) any Filing Collateral that constitutes consumer goods, (xi) any Filing Collateral that constitutes goods subject to a negotiable document of title and (xii) transactions excluded from the application of Article 9 of the Delaware UCC pursuant to the provisions of Section 9-109 thereof. Further, to the extent the opinions set forth above relate to proceeds, such opinions are subject to the qualification that the perfection of an interest in proceeds is subject to the limitations and requirements of Section 9-315 of the Delaware UCC.
          Further, in connection with the opinions set forth above, we note that the security interest of the Collateral Agent in certain Filing Collateral may be subject to the rights of account debtors in respect of such Filing Collateral, claims and defenses of such account debtors and terms of agreements with such account debtors.
          In addition, in connection with the opinions set forth above, we express no opinion as to any actions that may be required to be taken periodically under the Delaware UCC or other applicable law in order for the effectiveness of the Financing Statements, or the perfection of the security interest of the Collateral Agent in the Filing Collateral, to be maintained. We note, however, that the perfection of the security interest of the Collateral Agent in the Filing Collateral and the effectiveness of each Financing Statement will either terminate or be materially limited (i) unless an appropriate continuation statement is properly filed (a) within the period of six months prior to the expiration of the five-year period from the date of the original filing of such Financing Statement and (b) if a prior continuation statement has been filed, within the period of six months prior to the expiration of the Financing Statement continued by such prior continuation statement, (ii) if a Company changes its name so as to make the relevant Financing Statement seriously misleading, unless an amendment to such Financing Statement that renders such Financing Statement not seriously misleading is properly filed within four months after such a change in name, (iii) if a Company changes its jurisdiction of formation or organization to another jurisdiction, four months after such Company changes its jurisdiction of formation or organization to another jurisdiction, unless such security interest is perfected in such new jurisdiction within such time, (iv) if a Company transfers the relevant Filing Collateral to a person or entity that thereby becomes a debtor and is located in another jurisdiction, one year after such Company transfers such Filing Collateral to a person or entity that thereby becomes a debtor and is located in another jurisdiction, unless such security interest is perfected in such new jurisdiction within such time, and (v) if a Company becomes organized under the laws of another jurisdiction in addition to the State of Delaware.
          Further, the opinions set forth above are subject to the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect, (ii) application of equitable principles (regardless of whether such

JPMorgan Chase Bank, N.A.
   as Collateral Agent
April 30, 2007

enforceability is considered in a proceeding in equity or at law) and (iii) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies by, and other acts of, a creditor.
          The opinions expressed herein are intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by any other person or entity or for any other purpose without our prior written consent. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.
Very truly yours,
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
Louis G. Hering

EXHIBIT 1
DELTA FINANCING STATEMENT
See attached.

EXHIBIT 2
COMAIR HOLDINGS FINANCING STATEMENT
See attached.

EXHIBIT 3
DAL GLOBAL FINANCING STATEMENT
See attached.

EXHIBIT 4
MOSCOW FINANCING STATEMENT
See attached.

EXHIBIT 5
DELTA BENEFITS FINANCING STATEMENT
See attached.

EXHIBIT 6
LOYALTY MANGEMENT FINANCING STATEMENT
See attached.

EXHIBIT 7
EPSILON FINANCING STATEMENT
See attached.

EXHIBIT 8
KAPPA CAPITAL FINANCING STATEMENT
See attached.

EXHIBIT G-6
July 29, 2007
To the Parties Named on
     Schedule 1 attached hereto
RE:	the 104 aircraft described on Schedule 2 attached hereto (collectively, the “Airframes”), the 226 engines described on Schedule 2 attached hereto (collectively, the “Engines”) and the 2 spare parts locations described on Schedule 2 attached hereto (collectively, the “Spare Parts Locations”)
Ladies and Gentlemen:
          This letter confirms that the following described instruments were recorded by the Federal Aviation Administration (the “FAA”) on the dates and assigned the Conveyance Numbers noted below:
(a)	FAA Release dated April 30, 2007 (the “GECC Release”) by General Electric Capital Corporation, as Administrative Agent and Collateral Agent, which releases the collateral covered thereby from the terms of Conveyance Nos. F092663, F092672, V010039 and MM030989, which GECC Release was recorded on June 8, 2007 as Conveyance No. T081820;

(b)	FAA Release dated April 30, 2007 (the “AMEX Release”) by American Express Travel Related Services Company, Inc., as Collateral Agent, which releases the collateral covered thereby from the terms of Conveyance Nos. AA061328, II039889 and MM030990, which AMEX Release was recorded on June 8, 2007 as Conveyance No. T081821;

(c)	FAA Release dated April 30, 2007 (the “GECC Spare Parts Release”) by General Electric Capital Corporation, as Administrative Agent and Collateral Agent, which releases the collateral covered thereby from the terms of Conveyance Nos. V007438 and H114354, which GECC Spare Parts Release was recorded on June 8, 2007 as Conveyance No. T081822;

(d)	FAA Release dated April 30, 2007 (the “AMEX Spare Parts Release”) by American Express Travel Related Services Company, Inc., as Collateral Agent, which releases the collateral covered thereby from the terms of Conveyance No. P004482, which AMEX Spare Parts Release was recorded on June 8, 2007 as Conveyance No. T081823;

(e)	First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement dated as of April 30, 2007 by Delta Air Lines, Inc. (“Delta”) and Comair, Inc. (“Comair”), as grantors, in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (“Chase”), with First Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement Supplement No. 1 dated April 30, 2007 by Delta and Comair in favor of Chase attached thereto, covering the Airframes, the Engines and the Spare Parts, as such term is defined in the Chase Security Agreement and the Goldman Security Agreement defined below (the “Spare Parts”) to be maintained by Delta and Comair at the Spare Parts Locations (collectively, the “Chase Security Agreement”), which Chase Security Agreement was recorded on May 31, 2007 as Conveyance No. MM031123; and

(f)	Second Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement dated as of April 30, 2007 by Delta and Comair, as grantors, in favor of Goldman Sachs Credit Partners L.P., as Collateral Agent (“Goldman”), with Second Lien Aircraft, Spare Engines and Spare Parts Mortgage and Security Agreement Supplement No. 1 dated April 30, 2007 by Delta and Comair in favor of Goldman attached thereto, covering the Airframes, the Engines and the Spare Parts to be maintained by Delta and Comair at the Spare Parts Locations (collectively, the “Goldman Security Agreement”), which Goldman Security Agreement was recorded on June 13, 2007 as Conveyance No. MM031159.
          Subsequent to the recordations mentioned above, we examined the records maintained by the FAA for the Airframes, the Engines and the Spare Parts Locations. Based upon such examination, it is our opinion that:
7.	the GECC Release, the AMEX Release, the GECC Spare Parts Release, the AMEX Spare Parts Release, the Chase Security Agreement and the Goldman Security Agreement have been duly recorded by the FAA pursuant to and in accordance with the provisions of Title 49 of the United States Code (the “Transportation Code”);

8.	seven of the Airframes (N868CA, N986CA, N936CA, N937CA, N938CA, N940CA and N941CA) are registered in the name of Comair pursuant to and in accordance with the Transportation Code and the other of the Airframes are registered in the name of Delta pursuant to and in accordance with the Transportation Code; and
9.	the Airframes, the Engines and the Spare Parts are free and clear of liens and encumbrances of record at the FAA except as created by (i) the Chase Security Agreement; and (ii) the Goldman Security Agreement.
          This opinion is subject to the same limitations and exceptions as were set forth in our opinion letter to you dated June 3, 2007, covering the Airframes, the Engines and the Spare Parts.
Very truly yours,
ROBIN D. JENSON
For the Firm

SCHEDULE 1
Delta Air Lines, Inc.
Comair, Inc.
JPMorgan Chase Bank, N.A. as Collateral Agent
Goldman Sachs Credit Partners L.P.

SCHEDULE 2
Description of Airframes

		Manufacturer’s	United States
Manufacturer	Model	Serial No.	Registration No.
McDonnell Douglas	MD-88	49713	N926DL
McDonnell Douglas	MD-88	49714	N927DA
McDonnell Douglas	MD-88	49715	N928DL
McDonnell Douglas	MD-88	49716	N929DL
McDonnell Douglas	MD-88	49717	N930DL
McDonnell Douglas	MD-88	49718	N931DL
McDonnell Douglas	MD-88	49719	N932DL
McDonnell Douglas	MD-88	49720	N933DL
McDonnell Douglas	MD-88	49721	N934DL
McDonnell Douglas	MD-88	49722	N935DL
McDonnell Douglas	MD-88	49723	N936DL
McDonnell Douglas	MD-88	49810	N937DL
McDonnell Douglas	MD-88	49811	N938DL
McDonnell Douglas	MD-88	49812	N939DL
McDonnell Douglas	MD-88	49813	N940DL
McDonnell Douglas	MD-88	49814	N941DL
McDonnell Douglas	MD-88	49815	N942DL
McDonnell Douglas	MD-88	49816	N943DL
McDonnell Douglas	MD-88	49817	N944DL
McDonnell Douglas	MD-88	49818	N945DL
McDonnell Douglas	MD-88	49879	N948DL
McDonnell Douglas	MD-88	49881	N950DL
McDonnell Douglas	MD-88	49882	N951DL
McDonnell Douglas	MD-88	53312	N985DL

		Manufacturer’s	United States
Manufacturer	Model	Serial No.	Registration No.
McDonnell Douglas	MD-88	53313	N986DL
McDonnell Douglas	MD-88	53339	N988DL
McDonnell Douglas	MD-88	53341	N989DL
McDonnell Douglas	MD-88	53343	N991DL
McDonnell Douglas	MD-88	53344	N992DL
McDonnell Douglas	MD-88	53346	N994DL
McDonnell Douglas	MD-88	53362	N995DL
McDonnell Douglas	MD-88	53364	N997DL
McDonnell Douglas	MD-88	53370	N998DL
McDonnell Douglas	MD-88	53372	N900DE
McDonnell Douglas	MD-88	53378	N901DE
McDonnell Douglas	MD-88	53380	N903DE
McDonnell Douglas	MD-88	53409	N904DE
McDonnell Douglas	MD-88	53415	N906DE
McDonnell Douglas	MD-88	53416	N907DE
McDonnell Douglas	MD-88	53418	N909DE
McDonnell Douglas	MD-88	53419	N910DE
McDonnell Douglas	MD-88	49997	N912DE
McDonnell Douglas	MD-88	49956	N913DE
McDonnell Douglas	MD-88	53420	N915DE
McDonnell Douglas	MD-88	53421	N916DE
McDonnell Douglas	MD-88	49959	N918DE
McDonnell Douglas	MD-88	53422	N919DE
McDonnell Douglas	MD-90-30	53382	N902DA
McDonnell Douglas	MD-90-30	53383	N903DA
McDonnell Douglas	MD-90-30	53385	N905DA
McDonnell Douglas	MD-90-30	53386	N906DA

		Manufacturer’s	United States
Manufacturer	Model	Serial No.	Registration No.
McDonnell Douglas	MD-90-30	53388	N908DA
McDonnell Douglas	MD-90-30	53389	N909DA
McDonnell Douglas	MD-90-30	53391	N911DA
McDonnell Douglas	MD-90-30	53392	N912DN
McDonnell Douglas	MD-90-30	53394	N914DN
McDonnell Douglas	MD-90-30	53395	N915DN
McDonnell Douglas	MD-90-30	53396	N916DN
Boeing	757-232	22808	N601DL
Boeing	757-232	22813	N606DL
Boeing	757-232	22815	N608DA
Boeing	757-232	22820	N613DL
Boeing	757-232	22821	N614DL
Boeing	757-232	22822	N615DL
Boeing	757-232	23993	N639DL
Boeing	757-232	23994	N640DL
Boeing	757-232	23996	N642DL
Boeing	757-232	23997	N643DL
Boeing	757-232	23998	N644DL
Boeing	757-232	24217	N646DL
Boeing	757-232	24218	N647DL
Boeing	757-232	24372	N648DL
Boeing	757-232	24389	N649DL
Boeing	757-232	24391	N651DL
Boeing	757-232	24392	N652DL
Boeing	757-232	24395	N655DL
Boeing	757-232	24396	N656DL
Boeing	757-232	25332	N671DN

		Manufacturer’s	United States
Manufacturer	Model	Serial No.	Registration No.
Boeing	757-232	25977	N672DL
Boeing	757-232	25979	N674DL
Boeing	757-232	25981	N676DL
Boeing	757-232	25983	N678DL
Boeing	757-232	26955	N679DA
Boeing	757-26D	28446	N900PC
Boeing	757-212	23125	N751AT
Boeing	757-212	23126	N750AT
Boeing	757-212	23127	N757AT
Boeing	757-212	23128	N752AT
Boeing	767-332	25984	N139DL
Boeing	767-332	24759	N171DN
Boeing	767-332	24800	N173DN
Boeing	767-332	24803	N175DN
Boeing	767-332	27110	N183DN
Boeing	767-3P6	24984	N152DL
Boeing	767-3P6	24985	N153DL
Boeing	767-3P6	25269	N155DL
Boeing	767-3P6	25354	N156DL
Bombardier	CL-600-2B19	7427	N868CA
Bombardier	CL-600-2B19	7174	N986CA
Bombardier	CL-600-2B19	7043	N936CA
Bombardier	CL-600-2B19	7044	N937CA
Bombardier	CL-600-2B19	7046	N938CA
Bombardier	CL-600-2B19	7048	N940CA
Bombardier	CL-600-2B19	7050	N941CA

Description of Engines

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	JT8D-219	P718170D
Pratt & Whitney	JT8D-219	P718171D
Pratt & Whitney	JT8D-219	P718172D
Pratt & Whitney	JT8D-219	P718175D
Pratt & Whitney	JT8D-219	P718176D
Pratt & Whitney	JT8D-219	P718177D
Pratt & Whitney	JT8D-219	P718178D
Pratt & Whitney	JT8D-219	P718202D
Pratt & Whitney	JT8D-219	P718203D
Pratt & Whitney	JT8D-219	P718224D
Pratt & Whitney	JT8D-219	P718225D
Pratt & Whitney	JT8D-219	P718212D
Pratt & Whitney	JT8D-219	P718208D
Pratt & Whitney	JT8D-219	P718216D
Pratt & Whitney	JT8D-219	P718217D
Pratt & Whitney	JT8D-219	P718218D
Pratt & Whitney	JT8D-219	P718223D
Pratt & Whitney	JT8D-219	P718226D
Pratt & Whitney	JT8D-219	P718228D
Pratt & Whitney	JT8D-219	P718247D
Pratt & Whitney	JT8D-219	P718248D
Pratt & Whitney	JT8D-219	P725356D
Pratt & Whitney	JT8D-219	P718282D
Pratt & Whitney	JT8D-219	P725358D
Pratt & Whitney	JT8D-219	P725368D
Pratt & Whitney	JT8D-219	P725393D

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726021D
Pratt & Whitney	JT8D-219	P725395D
Pratt & Whitney	JT8D-219	P725416D
Pratt & Whitney	JT8D-219	P725354D
Pratt & Whitney	JT8D-219	P725396D
Pratt & Whitney	JT8D-219	P725403D
Pratt & Whitney	JT8D-219	P725419D
Pratt & Whitney	JT8D-219	P725373DCN
Pratt & Whitney	JT8D-219	P725390DCN
Pratt & Whitney	JT8D-219	P725488D
Pratt & Whitney	JT8D-219	P725489D
Pratt & Whitney	JT8D-219	P718179D
Pratt & Whitney	JT8D-219	P718214D
Pratt & Whitney	JT8D-219	P725513D
Pratt & Whitney	JT8D-219	P725514D
Pratt & Whitney	JT8D-219	P725977D
Pratt & Whitney	JT8D-219	P725978D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726011D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P725989D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726015D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726007D

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726047D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726088D
Pratt & Whitney	JT8D-219	P725939D
Pratt & Whitney	JT8D-219	P725959D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726038D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726031D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726051D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726053D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726086D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726081D
Pratt & Whitney	JT8D-219	P726067D
Pratt & Whitney	JT8D-219	P726069D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726074D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726077D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726082D

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726087D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726052D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726822D
Pratt & Whitney	JT8D-219	P726826D
Pratt & Whitney	JT8D-219	P726827D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P725998D
Pratt & Whitney	JT8D-219 (shown as JT8D-217C on FAA record)	P726872D
Pratt & Whitney	JT8D-219	P726009D
Pratt & Whitney	JT8D-219	P726905D
Pratt & Whitney	JT8D-219	P726907D
Pratt & Whitney	JT8D-219	P726908D
Pratt & Whitney	JT8D-219	P726923D
Pratt & Whitney	JT8D-219	P726924D
Pratt & Whitney	JT8D-219	P725380D
Pratt & Whitney	JT8D-219	P726918D
Pratt & Whitney	JT8D-219	P726931D
Pratt & Whitney	JT8D-219	P726933D
Pratt & Whitney	JT8D-219	P726865D
Pratt & Whitney	JT8D-219	P726932D
Pratt & Whitney	JT8D-219	P726929D

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	JT8D-219	P726952D
Pratt & Whitney	JT8D-219	P726950D
Pratt & Whitney	JT8D-219	P726951D
Pratt & Whitney	JT8D-219	P726967D
Pratt & Whitney	JT8D-219	P726968D
Pratt & Whitney	JT8D-219	P726976D
Pratt & Whitney	JT8D-219	P726979D
International Aero Engines	V2528-D5	V20007
International Aero Engines	V2528-D5	V20008
International Aero Engines	V2528-D5	V20009
International Aero Engines	V2528-D5	V20010
International Aero Engines	V2528-D5	V20014
International Aero Engines	V2528-D5	V20015
International Aero Engines	V2528-D5	V20019
International Aero Engines	V2528-D5	V20021
International Aero Engines	V2528-D5	V20025
International Aero Engines	V2528-D5	V20026
International Aero Engines	V2528-D5	V20030
International Aero Engines	V2528-D5	V20027
International Aero Engines	V2528-D5	V20035
International Aero Engines	V2528-D5	V20036
International Aero Engines	V2528-D5	V20045
International Aero Engines	V2528-D5	V20046
International Aero Engines	V2528-D5	V20075
International Aero Engines	V2528-D5	V20070
International Aero Engines	V2528-D5	V20079
International Aero Engines	V2528-D5	V20074

Manufacturer’s
Manufacturer	Model	Serial No.
International Aero Engines	V2528-D5	V20084
International Aero Engines	V2528-D5	V20080
Pratt & Whitney	PW2037	P716336B
Pratt & Whitney	PW2037	P716325B
Pratt & Whitney	PW2037	P716348B
Pratt & Whitney	PW2037	P716308B
Pratt & Whitney	PW2037	P716385B
Pratt & Whitney	PW2037	P716366B
Pratt & Whitney	PW2037	P716392B
Pratt & Whitney	PW2037	P716305B
Pratt & Whitney	PW2037	P716505B
Pratt & Whitney	PW2037	P716506B
Pratt & Whitney	PW2037	P716507B
Pratt & Whitney	PW2037	P716512B
Pratt & Whitney	PW2037	P716513B
Pratt & Whitney	PW2037	P716510B
Pratt & Whitney	PW2037	P716310B
Pratt & Whitney	PW2037	P716514B
Pratt & Whitney	PW2037	P716326B
Pratt & Whitney	PW2037	P716518B
Pratt & Whitney	PW2037	P716522B
Pratt & Whitney	PW2037	P716523B
Pratt & Whitney	PW2037	P716528B
Pratt & Whitney	PW2037	P716359B
Pratt & Whitney	PW2037	P716524B
Pratt & Whitney	PW2037	P716526B
Pratt & Whitney	PW2037	P716534B

Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	PW2037	P716521B
Pratt & Whitney	PW2037	P716536B
Pratt & Whitney	PW2037	P716537B
Pratt & Whitney	PW2037	P716527B
Pratt & Whitney	PW2037	P716543B
Pratt & Whitney	PW2037	P716544B
Pratt & Whitney	PW2037	P716545B
Pratt & Whitney	PW2037	P716546B
Pratt & Whitney	PW2037	P716577B
Pratt & Whitney	PW2037	P716578B
Pratt & Whitney	PW2037	P716581B
Pratt & Whitney	PW2037	P716582B
Pratt & Whitney	PW2037	P716586B
Pratt & Whitney	PW2037	P716587B
Pratt & Whitney	PW2037	P716590B
Pratt & Whitney	PW2037	P716591B
Pratt & Whitney	PW2037	P716595B
Pratt & Whitney	PW2037	P716596B
Pratt & Whitney	PW2037	P716598B
Pratt & Whitney	PW2037	P726701B
Pratt & Whitney	PW2037	P727211B
Pratt & Whitney	PW2037	P727212B
Pratt & Whitney	PW2037	P716315
Pratt & Whitney	PW2037	P716324
Pratt & Whitney	PW2037	P716341
Pratt & Whitney	PW2037	P716327
Pratt & Whitney	PW2037	P716329

		Manufacturer’s
Manufacturer	Model	Serial No.
Pratt & Whitney	PW2037	P716316
Pratt & Whitney	PW2037	P716339
Pratt & Whitney	PW2037	P716320
General Electric	CF6-80A2	580144
Pratt & Whitney	PW4060	P724146B
Pratt & Whitney	PW4060	P724147B
Pratt & Whitney	PW4060	P724681B
Pratt & Whitney	PW4060	P724682B
General Electric	CF6-80C2B4	695307
General Electric	CF6-80C2B4	695376
General Electric	CF6-80C2B4	695476
General Electric	CF6-80C2B4	695438
General Electric	CF6-80C2B4	695442
General Electric	CF6-80C2B4	695334
General Electric	CF6-80C2B4	695374
General Electric	CF6-80C2B4	695521
General Electric	CF34-3A1	807634
General Electric	CF34-3A1	807633
General Electric	CF34-3A1	807477
General Electric	CF34-3A1	807488
General Electric	CF34-3A1	807149
General Electric	CF34-3A1	807146
General Electric	CF34-3A1	807147
General Electric	CF34-3A1	807151
General Electric	CF34-3A1	807161
General Electric	CF34-3A1	807654
General Electric	CF34-3A1	807169

		Manufacturer’s
Manufacturer	Model	Serial No.
General Electric	CF34-3A1	807170
General Electric	CF34-3A1	807177
General Electric	CF34-3A1	807178
General Electric	CF34-3A1	807070
General Electric	CF34-3A1	807051
General Electric	CF34-3A1	807305
General Electric	CF34-3A1	807226
General Electric	CF34-3A1	807318
General Electric	CF34-3A1	807352
General Electric	CF34-3A1	807255
General Electric	CF34-3A1	807421
General Electric	CF34-3A1	807465
General Electric	CF34-3A1	807467
General Electric	CF34-3A1	807468
General Electric	CF34-3A1	807512
General Electric	CF34-3A1	807444
General Electric	CF34-3A1	807466
General Electric	CF34-3A1	807587
General Electric	CF34-3A1	807441
General Electric	CF34-3A1	807590
General Electric	CF34-3A1	807600
General Electric	CF34-3A1	807630
General Electric	CF34-3A1	807648
General Electric	CF34-3A1	807623
General Electric	CF34-3A1	807591
General Electric	CF34-3B1	873516
General Electric	CF34-3B1	873173

		Manufacturer’s
Manufacturer	Model	Serial No.
General Electric	CF34-3B1	873640
General Electric	CF34-3B1	873174
General Electric	CF34-3B1	873947
General Electric	CF34-3B1	873763
General Electric	CF34-3B1	873891
General Electric	CF34-8C1	965337
General Electric	CF34-8C1	965291
General Electric	CF34-8C1	965443
Pratt & Whitney	PW2037	716310
General Electric	CF34-8C1	965384
Description of Spare Parts Locations
Delta Air Lines, Inc.
Delta Tech Ops Center
1775 Aviation Blvd.
Atlanta, GA 30354-3743
USA
Comair, Inc.
82 Comair Blvd.
Erlanger, KY 41048

EXHIBIT H
to First Lien Credit Agreement
FORM OF INSTRUMENT OF ASSUMPTION AND JOINDER
TO FIRST LIEN CREDIT AGREEMENT
          ASSUMPTION AND JOINDER AGREEMENT dated as of                      (the “Assumption Agreement”) made by [Insert Name of New Grantor] a [Insert State of Organization] [corporation, limited partnership or limited liability company] (the “Company”) for the benefit of the First Priority Secured Parties (the “Secured Parties”) (as such term is defined in that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007 (as such agreement may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among Delta Air Lines, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party thereto (the “Guarantors”), JPMorgan Chase Bank, N.A. (“JPMCB”) as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers Inc., and UBS Securities LLC, as joint bookrunners, CALYON New York Branch and RBS Securities Corporation, as co-documentation agents, and the financial institutions party thereto). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
W I T N E S S E T H
          The Company is a [Insert State of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Insert name of Borrower or Guarantor]. Pursuant to Section 5.14 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] subsidiary of [Insert name of Borrower or Guarantor].
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:
          SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe, each and every one of the covenants and agreements and hereby assumes the obligations and liabilities of (i) a Guarantor under the Credit Agreement applicable to it as a Guarantor thereunder, (ii) a Guarantor under the Intercreditor Agreement applicable to it as a Guarantor thereunder [and (iii) a Grantor under [the SGR Security Agreement/Security Agreement/other Collateral Document, as applicable] (any such applicable documents, a “Company Security Document”)]1, in each case applicable to it as a Grantor thereunder. By virtue of the foregoing, the Company hereby accepts and assumes any liability of (w) a Guarantor related to each representation or warranty, covenant or obligation

[1]	Include reference to applicable security documents to the extent that the Company intends to pledge collateral contemporaneous with the delivery of this Assumption Agreement.
Signature Page to Assumption Agreement

made by a Guarantor in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company, (x) a Guarantor related to each representation or warranty, covenant or obligation made by a Guarantor in the Intercreditor Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company, [and (y) a Grantor related to each representation or warranty, covenant or obligation made by a Grantor in each Company Security Document, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company] and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.
          (a) Guarantee. (i) All references to the term “Guarantor” in the Credit Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof.
          (ii) The Company, as Guarantor, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a Guarantor thereunder, including without limitation, Section 9.01 thereof with the same force and effect as if originally referred to therein as a Guarantor.
          (b) Intercreditor Agreement. (i) All references to the term “Guarantor” in the Intercreditor Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.
          (ii) The Company, as Guarantor, hereby joins in and agrees to be bound by each and all of the provisions of the Intercreditor Agreement, as of the date hereof, as a Guarantor thereunder with the same force and effect as if originally referred to therein as a Guarantor.
          (c) [Collateral Documents. (i) All references to the term “Grantor” in each Company Security Document, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.]
          (ii) [The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of each Company Security Document, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.
          SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Lender, and the Secured Parties as follows:

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          (a) The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Assumption Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Assumption Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Assumption Agreement has been duly executed and delivered by the Company. This Assumption Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (b) The Company has delivered to the Administrative Agent any and all schedules and documents required as (i) a Guarantor under the Credit Agreement, (ii) a Guarantor under the Intercreditor Agreement, and (iii) a Grantor under each Company Security Document.
          SECTION 3. Binding Effect. This Assumption Agreement shall be binding upon the Company and shall inure to the benefit of the First Priority Secured Parties and their respective successors and assigns.
          SECTION 4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 5. Counterparts. This Assumption Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.
[Signature Pages Follow]

3

EXHIBIT H
to First Lien Credit Agreement
          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By	Name:
Title:
Signature Page to Assumption Agreement

EXHIBIT I
INTERCREDITOR AGREEMENT
     Intercreditor Agreement, dated as of April 30, 2007 (this “Agreement”), among JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), GOLDMAN SACHS CREDIT PARTNERS L.P., as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below), DELTA AIR LINES, INC. (the “Borrower”), and each of the other Loan Parties (as defined below) party hereto.
Recitals:
     WHEREAS, the Borrower, the other Loan Parties, the First Priority Representative and certain financial institutions and other entities are parties to the First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007 (as amended or restated from time to time, the “Existing First Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Borrower; and
     WHEREAS, the Borrower, the other Loan Parties, the Second Priority Representative and certain financial institutions and other entities are parties to the Second Lien Term Loan and Guaranty Agreement, dated as of April 30, 2007 (as amended or restated from time to time, the “Existing Second Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans to the Borrower; and
     WHEREAS, the Borrower and the other Loan Parties have granted to the First Priority Representative security interests in the Common Collateral as security for payment and performance of the First Priority Obligations; and
     WHEREAS, the Borrower and the other Loan Parties propose to grant to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and
     WHEREAS, the Borrower and the other Loan Parties may also grant additional junior security interests on the Common Collateral as contemplated herein;
     WHEREAS, the lenders under the Existing First Priority Agreement and under the Existing Second Priority Agreement have agreed to permit the grant of such junior security interests on the terms and conditions of this Agreement;
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are expressly recognized by all of the parties hereto, the parties agree as follows:
     SECTION 1. Definitions.
     1.1. Defined Terms. The following terms, as used herein, have the following meanings:
     “Additional Debt” has the meaning as set forth in Section 10.3(b).

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     “Additional First Priority Agreement” means any agreement approved for designation as such by the First Priority Representative and the Second Priority Representative.
     “Additional Second Priority Agreement” means any agreement approved for designation as such by the First Priority Representative and the Second Priority Representative.
     “Aircraft” means any aircraft which is part of the Common Collateral.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Borrower” has the meaning set forth in the introductory paragraph hereof.
     “Cap Amount” means $2,100,000,000.
     “Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa, as in effect in any applicable jurisdiction.
     “Cash Collateral” has the meaning as set forth in Section 3.7.
     “Common Collateral” means all assets that are First Priority Collateral and Second Priority Collateral.
     “Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, the Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.
     “Comparable Junior Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document or Second Priority Security Document, the Junior Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.
     “Credit-Linked Deposit” means “Credit-Linked Deposit” as defined in the Existing First Priority Agreement.
     “Credit-Linked Deposit LC Exposure” means “Credit-Linked Deposit LC Exposure” as defined in the Existing First Priority Agreement.
     “Credit-Linked Deposit Lenders” means “Credit-Linked Deposit Lenders” as defined in the Existing First Priority Agreement.
     “Credit-Linked Deposit Letters of Credit” means “Credit-Linked Deposit Letters of Credit” as defined in the Existing First Priority Agreement.
     “Credit-Linked Deposit Loans” means “Credit-Linked Deposit Loans” as defined in the Existing First Priority Agreement.
     “Designated Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated clearing house transfers of funds services provided by a First

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Priority Lender or any of its banking Affiliates, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, in each case as designated by the Borrower from time to time by notice (a “Designated Cash Management Notice”) to the Representatives as constituting “Designated Cash Management Obligations”.
     “Designated Cash Management Notice” has the meaning as set forth in the definition of Designated Cash Management Obligations.
     “Designated Hedging Agreement” means any Hedging Agreement to the extent that the indebtedness related thereto is owing to a First Priority Lender or any of its Affiliates and is permitted by Section 6.03(f) or (g) of the Existing First Priority Agreement and Section 6.03(f) or (g) of the Existing Second Priority Agreement, designated by the Borrower from time to time by notice (a “Designated Hedging Agreement Notice”) to the Representatives as a “Designated Hedging Agreement”.
     “Designated Hedging Agreement Notice” has the meaning as set forth in the definition of Designated Hedging Agreement.
     “Designated Hedging Obligations” means, with respect to any Loan Party, any obligations of such Loan Party under any Designated Hedging Agreement.
     “DIP Financing” has the meaning set forth in Section 5.2.
     “Enforcement Action” means, with respect to the First Priority Obligations, the Second Priority Obligations or any Junior Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies in respect of the Common Collateral under, as applicable, the First Priority Security Documents, the Second Priority Documents or the Junior Security Documents, or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment, the exercise of any rights under the Cape Town Convention, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Enforcement Notice” has the meaning set forth in Section 3.7.
     “Engine” means any engine which is part of the Common Collateral.
     “Excess Credit-Linked Deposits” means “Excess Credit-Linked Deposits” as defined in the Existing First Priority Agreement.
     “Existing First Priority Agreement” has the meaning set forth in the recitals to this Agreement.
     “Existing Second Priority Agreement” has the meaning set forth in the recitals to this Agreement.
     “FAA” has the meaning set forth in Section 2.1(a).
     “First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement, any Additional First Priority Agreement or any other

4

agreement or instrument referred to in this clause (c) if such agreement or instrument expressly provides that it is intended to be and is a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.
     “First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.
     “First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.
     “First Priority Guarantee” means any guarantee by any Loan Party of any or all of the First Priority Obligations.
     “First Priority Lender” means any “Lender” as defined in the Existing First Priority Agreement or any Replacement First Priority Agreement in respect thereof.
     “First Priority Lien” means any Lien created by the First Priority Security Documents.
     “First Priority Obligations” means (a) with respect to the Existing First Priority Agreement, all “Obligations” of each Loan Party as defined in the Existing First Priority Agreement and (b) with respect to each other First Priority Agreement, (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to such First Priority Agreement, and (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to such First Priority Agreement, (c) all Designated Hedging Obligations, (d) all Designated Cash Management Obligations and (e) all other obligations, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, Junior Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. Notwithstanding the foregoing, unless otherwise permitted by the Second Priority Documents or agreed to by the Second Priority Representative, if the sum of (without duplication) (A) Indebtedness constituting the principal amount of loans outstanding under the First Priority Agreements plus (B) the aggregate face amount of any letters of credit issued or drawn but not reimbursed under the First Priority Agreements exceeds the Cap Amount, then the amount of such excess shall not constitute First Priority Obligations.
     “First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations, Designated Hedging Obligations or Designated Cash Management Obligations) have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents have been terminated and all credit-linked deposits have been returned, (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Documents), and (d) the First Priority Representative has

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delivered a written notice to the Second Priority Representative stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the First Priority Secured Parties.
     “First Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the event that the Existing First Priority Agreement shall cease to be in effect, the First Priority Representative shall be the Person identified as such in the applicable Replacement First Priority Agreement.
     “First Priority Secured Parties” means the First Priority Representative, the First Priority Lenders and any other holders of the First Priority Obligations.
     “First Priority Security Documents” means the “Collateral Documents” as defined in the Existing First Priority Agreement, and any other documents that are designated under any First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.
     “Hedging Agreement” means any agreement with respect to any swap, forward, future, fuel hedging or other derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “International Interest” means an “International Interest” as defined in the Cape Town Convention.
     “International Registry” means “International Registry” as defined in the Cape Town Convention.
     “Junior Priority Agreement” means the collective reference to any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness incurred pursuant to Section 6.03(m) (and secured by Liens permitted pursuant to Section 6.01(n)) of the Existing First Priority Agreement (or comparable provisions in the Replacement First Priority Agreement) and Section 6.03(m) (and secured by Liens permitted pursuant to Section 6.01(n)) of the Existing Second Priority Agreement. Any reference to the Junior Priority Agreement hereunder shall be deemed a reference to any Junior Priority Agreement then extant.
     “Junior Priority Collateral” means all Common Collateral, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Junior Priority Secured Party as security for any Junior Priority Obligation.
     “Junior Priority Documents” means the Junior Priority Agreement, each Junior Priority Security Document and each Junior Priority Guarantee.
     “Junior Priority Guarantee” means any guarantee by any Loan Party of any or all of the Junior Priority Obligations.
     “Junior Priority Lien” means any Lien created by the Junior Priority Security Documents.

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     “Junior Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Junior Priority Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Junior Priority Agreement, and (c) all other obligations, fees, expenses and other amounts payable from time to time pursuant to the Junior Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding, provided that the maximum Indebtedness (as defined in the Existing First Priority Agreement as in effect on the date hereof) in respect of Junior Priority Obligations that are secured by Liens on the Common Collateral may not exceed $1,000,000,000 (except as otherwise permitted under the First Priority Agreement and the Second Priority Agreement). To the extent any payment with respect to any Junior Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Junior Priority Secured Parties, the First Priority Secured Parties and Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Junior Priority Representative” shall mean the Person identified from time to time as such by the Borrower by notice to the First Priority Representative and the Second Priority Representative, with such Person to become a party to this Agreement by executing and delivering a Joinder Agreement in the form attached hereto as Exhibit A, provided that the Borrower and the then current Junior Priority Representative may deliver a notice to the First Priority Representative and the Second Priority Representative rescinding the appointment of such Junior Priority Representative. There shall be only one Junior Priority Representative at any time who shall act for all Junior Priority Secured Parties under this Agreement.
     “Junior Priority Secured Parties” means the Junior Priority Representative and any holders of the Junior Priority Obligations.
     “Junior Priority Security Documents” means the documents pursuant to which the Liens on the Junior Priority Collateral for the benefit of the Junior Priority Secured Parties shall have been granted or purported to be granted.
     “Lien” means (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, reservations, encroachments, zoning, and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Party” means the Borrower and each direct or indirect domestic subsidiary of the Borrower that is now or hereafter becomes a party to any First Priority Document or Second Priority Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

7

     “Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.
     “Purchase” has the meaning set forth in Section 3.7.
     “Purchase Notice” has the meaning set forth in Section 3.7.
     “Purchase Price” has the meaning set forth in Section 3.7.
     “Purchasing Parties” has the meaning set forth in Section 3.7.
     “Recovery” has the meaning set forth in Section 5.5.
     “Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.
     “Replacement Second Priority Agreement” has the meaning set forth in the definition of “Second Priority Agreement”.
     “Representatives” means the collective reference to the First Priority Representative and the Second Priority Representative (if any).
     “Revolving Commitment” means “Revolving Commitment” as defined in the Existing First Priority Agreement.
     “Revolving LC Exposure” means “Revolving LC Exposure” as defined in the Existing First Priority Agreement.
     “Revolving Letter of Credit Available Amount” means “Revolving Letter of Credit Available Amount” as defined in the Existing First Priority Agreement.
     “Revolving Letter of Credit” means “Revolving Letter of Credit” as defined in the Existing First Priority Agreement.
     “Revolving Loan” means “Revolving Loan” as defined in the Existing First Priority Agreement.
     “Second Priority Agreement” means the collective reference to (a) the Existing Second Priority Agreement, (b) any Additional Second Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement, any Additional Second Priority Agreement or any other agreement or instrument referred to in this clause (c) if such agreement or instrument expressly provides that it is intended to be and is a Second Priority Agreement hereunder (a “Replacement Second Priority Agreement”). Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.
     “Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.

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     “Second Priority Documents” means each Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.
     “Second Priority Guarantee” means any guarantee by any Loan Party of any or all of the Second Priority Obligations.
     “Second Priority Lender” means any “Lender” as defined in the Existing Second Priority Agreement or any Replacement Second Priority Agreement in respect thereof.
     “Second Priority Lien” means any Lien created by the Second Priority Security Documents.
     “Second Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Second Priority Agreement, and (b) all other obligations, fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, Junior Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Second Priority Obligations Payment Date” means the first date on which (a) the Second Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full (or, to the extent applicable, cash collateralized or defeased in accordance with the terms of the Second Priority Documents), (b) all commitments to extend credit under the Second Priority Documents have been terminated, and (c) the Second Priority Representative has delivered a written notice to the Junior Priority Representative stating that the events described in clauses (a) and (b) have occurred to the satisfaction of the Second Priority Secured Parties.
     “Second Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the event that the Existing Second Priority Agreement shall cease to be in effect, the Second Priority Representative shall be the Person identified as such in the applicable Replacement Second Priority Agreement.
     “Second Priority Secured Party” means the Second Priority Representative, the Second Priority Lenders and any other holders of the Second Priority Obligations.
     “Second Priority Security Documents” means the “Collateral Documents” as defined in the Existing Second Priority Agreement and any documents that are designated under any Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.
     “Second Priority Term Loans” means “Term Loans” as defined in the Existing Second Priority Agreement.
     “Secured Parties” means the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties.
     “Surviving Obligations” has the meaning as set forth in Section 3.7.

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     “Total Credit-Linked Deposit” means “Total Credit-Linked Deposit” as defined in the Existing First Priority Agreement.
     “Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations or Second Priority Obligations, as the case may be, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation or Second Priority Obligation, as the case may be, and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations or Second Priority Obligations, as the case may be, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
     1.2. Other Terms. For purposes of the definitions of Designated Cash Management Obligations and Designated Hedging Obligations, a holder of First Priority Secured Obligations consisting of Designated Cash Management Obligations and Designated Hedging Obligations, as the case may be, shall only be required to be a First Priority Lender or an Affiliate of a First Priority Lender at the time the Designated Cash Management Notice is provided or the relevant Designated Hedging Agreement is entered into and the relevant Designated Hedging Agreement Notice is provided, as the case may be.
     1.3. Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.
     SECTION 2. Lien Priorities.
     2.1. Subordination of Liens. (a) Any and all Liens now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing (including, without limitation, any filings under the Uniform Commercial Code, filings with the Federal Aviation Administration (the “FAA”) or any filings in the International Registry), (ii) any provision of the Uniform Commercial Code, the Federal Aviation Act, the Cape Town Convention or any applicable law or any First Priority Document or Second Priority Document, the time of registration of International Interests in the International Registry with respect to any Common Collateral, or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) Any and all Liens now existing or hereafter created or arising in favor of any Junior Priority Secured Party securing the Junior Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to

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any and all Liens now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations and in favor of the Second Priority Secured Parties securing the Second Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Junior Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing (including, without limitation, any filings under the Uniform Commercial Code, filings with the FAA or any filings in the International Registry), (ii) any provision of the Uniform Commercial Code, the Federal Aviation Act, the Cape Town Convention or any applicable law or any First Priority Document, Second Priority Document or Junior Priority Document, the time of registration of International Interests in the International Registry with respect to any Common Collateral, or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations or any such Liens in favor of any Second Priority Secured Party securing any of the Second Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than, in the case of the Second Priority Obligations, the First Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (c) No First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties, the Second Priority Secured Parties or the Junior Priority Secured Parties, the priority and rights as among the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.
     2.2. Nature of First Priority Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties, and the Junior Priority Representative on behalf of itself and the other Junior Priority Secured Parties, acknowledge that a portion of the First Priority Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties or the Junior Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of any of the First Priority Obligations, the Second Priority Obligations or the Junior Priority Obligations, or any portion thereof.
     2.3. Agreements Regarding Actions to Perfect Liens.
     (a) The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, filings with the FAA, filings in the International Registry, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form satisfactory to the First Priority Representative. The Junior Priority Representative on behalf of itself and the other Junior Priority

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Secured Parties agrees that UCC-1 financing statements, filings with the FAA, filings in the International Registry, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Junior Priority Representative shall be in form satisfactory to the First Priority Representative and the Second Priority Representative.
     (b) The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds to secure debt, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed against real property in favor of or for the benefit of the Second Priority Representative shall be in form satisfactory to the First Priority Representative and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed to secure debt, deed of trust, deed or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as collateral agent, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of April 30, 2007 among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the other Loan Parties referred to therein, and any other Persons who become parties thereto, as amended from time to time.”
     (c) The Junior Priority Representative agrees on behalf of itself and the other Junior Priority Secured Parties that all mortgages (as defined above) now or thereafter filed against real property in favor of or for the benefit of the Junior Priority Representative shall be in form satisfactory to the First Priority Representative and the Second Priority Representative and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as collateral agent, and its successors and assigns, and to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to Goldman Sachs Credit Partners L.P., as collateral agent, and its successors and assigns, in each case in such property, in accordance with the provisions of the Intercreditor Agreement dated as of April 30, 2007 among JPMorgan Chase Bank, N.A., as collateral agent for the First Priority Secured Parties referred to therein, Goldman Sachs Credit Partners L.P., as collateral agent for the Second Priority Secured Parties referred to therein, Delta Air Lines, Inc. and the other Loan Parties referred to therein, and any other Persons who become parties thereto, as amended from time to time.”
     (d) The First Priority Representative hereby acknowledges that, to the extent that (x) it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Security Documents (including without limitation, control agreements in respect of deposit accounts or securities accounts) or (y) an assignment of moneys constituting amounts due or to be due under government contracts pursuant to the Assignment of Claims Act of 1940, as amended, to the extent constituting Common Collateral, has been made to the First Priority Representative pursuant to the First Priority Security Documents (each, an “Assignment of Moneys”), such possession, control or assignment is also for the benefit of the Second Priority Representative, the other Second Priority Secured Parties, the Junior Priority Representative and the other Junior Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative, any other Second Priority Secured Party, the Junior Priority Representative or any other Junior Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement, the Second Priority Security Documents or the Junior Priority Security Documents, as applicable, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall

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(i) deliver to the Second Priority Representative, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements, and in the case of any control agreements in respect of deposit accounts or securities accounts or any Assignment of Moneys, execute, at the Borrower’s sole cost and expense, any documents reasonably requested by the Borrower and the Second Priority Representative to permit the Second Priority Representative to become a party thereto as the replacement secured party or assignee, as the case may be, in each case to the extent required by the Second Priority Documents (at which point the Second Priority Representative shall hold any applicable Common Collateral in accordance with this Section for the benefit of the Junior Priority Secured Parties until the Second Priority Obligations Payment Date) or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties, as applicable, and shall not impose on the First Priority Secured Parties or the Second Priority Secured Parties, as applicable, any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
     2.4. Subordination of International Interests. The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that it hereby authorizes and agrees to make filings with the International Registry indicating the subordination of its International Interests with respect to any of the Common Collateral which consists of Aircraft or Engines to the International Interests of the First Priority Representative in such Aircraft and Engines. The Junior Priority Representative agrees on behalf of itself and the other Junior Priority Secured Parties that it hereby authorizes and agrees to make filings with the International Registry indicating the subordination of its International Interests with respect to any of the Common Collateral which consists of Aircraft or Engines to the International Interests of the First Priority Representative and the Second Priority Representative in such Aircraft and Engines.
     SECTION 3. Enforcement Rights.
     3.1. Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party or Junior Priority Secured Party, but subject to the proviso set forth in Sections 3.2 and 5.1. After the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Second Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Junior Priority Secured Party, but subject to the proviso set forth in Section 5.1. Upon the occurrence and during the continuance of an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion in accordance with the First Priority Documents and applicable laws. Upon the occurrence and during the continuance of an event of default under the Second Priority Documents after the First Priority Obligations Payment Date has occurred, the Second Priority Representative and the other Second Priority Secured Parties may take and continue any Enforcement Action with respect to the Second Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion in accordance with the Second Priority Documents and applicable laws.

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     3.2. Standstill and Waivers. (a) The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:
          (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;
          (ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer, repossession or other disposition of the Common Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party (including, without limitation, any rights under Section 1110 of the Bankruptcy Code or under the Cape Town Convention);
          (iii) they have no right to (A) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (B) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
          (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;
          (v) they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Second Priority Security Document (other than filing a proof of claim);
          (vi) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents; and
          (vii) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral;
provided that, notwithstanding the foregoing, any Second Priority Secured Party may exercise its rights and remedies in respect of the Common Collateral under the Second Priority Security Documents or

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applicable law (and any recovery therefrom shall be for the benefit of the First Priority Secured Parties) after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the First Priority Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an “Event of Default” under and as defined in the Second Priority Agreement; provided, further, however, that, notwithstanding the foregoing, in no event shall any Second Priority Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First Priority Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Common Collateral (prompt notice of such exercise to be given to the Second Priority Representative) or (ii) an Insolvency Proceeding in respect of any Loan Party shall have been commenced; and provided, further, that in any Insolvency Proceeding commenced by or against any Loan Party, the Second Priority Representative and the Second Priority Secured Parties may take any action expressly permitted by Section 5.
     (b) The Junior Priority Representative, on behalf of itself and the other Junior Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date and the Second Priority Obligations Payment Date have occurred, subject to the proviso set forth in Section 5.1:
          (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Junior Priority Obligation pari passu with or senior to, or to give any Junior Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations, the First Priority Secured Parties, the Second Priority Obligations or the Second Priority Secured Parties with respect to any of the Common Collateral;
          (ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer, repossession or other disposition of the Common Collateral by any First Priority Secured Party or any Second Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party or any Second Priority Secured Party (including, without limitation, any rights under Section 1110 of the Bankruptcy Code or under the Cape Town Convention);
          (iii) they have no right to (i) direct either the First Priority Representative, any other First Priority Secured Party, the Second Priority Representative or any other Second Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or the Second Priority Security Documents, as applicable, or (ii) consent or object to the exercise by the First Priority Representative, any other First Priority Secured Party, the Second Priority Representative or any other Secured Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or the Second Priority Security Documents, as applicable, or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
          (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party or Second Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party or Second Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party or Second Priority Secured Party, as the case may be, with respect to the Common Collateral or pursuant to the First Priority Documents or the Second Priority Security Documents, as applicable;

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          (v) they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Junior Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Junior Priority Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Junior Priority Security Document (other than filing a proof of claim);
          (vi) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Junior Priority Security Documents; and
          (vii) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.
     3.3. Judgment Creditors. In the event that any Second Priority Secured Party or Junior Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations and, in the case of Junior Priority Secured Parties, in relation to the Second Priority Liens and the Second Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations or the Junior Priority Obligations, as the case may be, are subject to the terms of this Agreement.
     3.4. Cooperation. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein. The Junior Priority Representative, on behalf of itself and the other Junior Priority Secured Parties, agree that each of them shall take such actions as the First Priority Representative or Second Priority Representative shall request in connection with the exercise of their rights set forth herein.
     3.5. No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party.
     3.6. Actions Upon Breach. (a) If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.
     (b) Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to

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take any action required by this Agreement, any First Priority Secured Party (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Loan Parties and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     (c) If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party (or, after the First Priority Obligations Payment Date, any Second Priority Secured Party) may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.
     (d) Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (or, after the First Priority Obligations Payment Date, any Second Priority Secured Party) (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Junior Priority Representative on behalf of each Junior Priority Secured Party that (i) the First Priority Secured Parties’ and the Second Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Junior Priority Secured Party waives any defense that the Loan Parties and/or the First Priority Secured Parties or Secured Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     3.7. Option to Purchase. (a) The First Priority Representative agrees that it will give the Second Priority Representative written notice (the “Enforcement Notice”) within five business days after commencing any Enforcement Action with respect to Common Collateral (which notice shall be effective for all Enforcement Actions taken after the date of such notice so long as the First Priority Representative is diligently pursuing in good faith the exercise of its default or enforcement rights or remedies against, or diligently attempting in good faith to vacate any stay of enforcement rights of its senior Liens on a material portion of the Common Collateral, including, without limitation, all Enforcement Actions identified in such notice). Any Second Priority Secured Party shall have the option, by irrevocable written notice (the “Purchase Notice”) delivered by the Second Priority Representative to the First Priority Representative no later than five business days after receipt by the Second Priority Representative of the Enforcement Notice, to purchase all of the First Priority Obligations from the First Priority Secured Parties. If the Second Priority Representative so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.7.
     (b) On the date specified by the Second Priority Representative in the Purchase Notice (which shall be a business day not less than five business days, nor more than ten business days, after receipt by the First Priority Representative of the Purchase Notice, the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Second Priority Secured Parties electing to purchase pursuant to Section 3.7(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided, that the First Priority Obligations purchased shall not

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include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).
     (c) Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (i) pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) (or, if higher, the market price in respect thereof) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including principal, interest, fees, breakage costs, reasonable attorneys’ fees and expenses, and, in the case of any Designated Hedging Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Designated Hedging Obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Designated Hedging Obligations), (ii) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations and/or as to which the First Priority Secured Parties have not yet received final payment and (iv) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties under the First Priority Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First Priority Secured Parties, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Common Collateral received by the Purchasing Parties.
     (d) The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 Noon, New York City time.
     (e) The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any liens or encumbrances and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.

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     SECTION 4. Application Of Proceeds Of Common Collateral; Dispositions And Releases Of Common Collateral; Inspection and Insurance.
     4.1. Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral in connection with an Enforcement Action, whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred, second, to the Second Priority Representative for application to the Second Priority Obligations in accordance with the terms of the Second Priority Documents until the Second Priority Obligations Payment Date has occurred, and thereafter, to the Junior Priority Representative for application in accordance with the Junior Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party or Junior Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party and Junior Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative or Junior Priority Representative, as applicable (which authorization, being coupled with an interest, is irrevocable). After the occurrence of the First Priority Obligations Payment Date and until the occurrence of the Second Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Junior Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Second Priority Representative, for the benefit of the Second Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Priority Secured Party hereby authorizes the Second Priority Representative to make any such endorsements as agent for the Junior Priority Representative (which authorization, being coupled with an interest, is irrevocable).
     4.2. Releases of Second Priority Lien and Junior Priority Lien. (a) Upon any release, sale or disposition of Common Collateral permitted pursuant to the terms of the First Priority Documents (or, after the First Priority Obligations Payment Date, the Second Priority Documents) that results in the release of the First Priority Lien (or, after the First Priority Obligations Payment Date, the Second Priority Lien) on any Common Collateral (excluding any sale or other disposition that is expressly prohibited by the Second Priority Agreement or the Junior Priority Agreement unless such sale or disposition is consummated in connection with an Enforcement Action or consummated after the institution of any Insolvency Proceeding), the Second Priority Lien and any Junior Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.
     (b) The Second Priority Representative or Junior Priority Representative, as applicable, shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Representative shall request to evidence any release of the Second Priority Lien and any Junior Priority Lien described in paragraph (a) of this Section 4.2 (and the Second Priority Representative or Junior Priority Representative, as applicable, shall be entitled to conclusively reply on such written request). The Second Priority Representative or Junior Priority Representative, as applicable, hereby appoints the Senior Representative, and any officer or duly authorized person of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative or Junior Priority Representative, as applicable, and in the name of the Second Priority Representative or Junior Priority

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Representative, as applicable, or in the Senior Representative’s own name, from time to time, in the Senior Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). For purposes hereof, “Senior Representative” means (i) with respect to the Second Priority Representative and until the occurrence of the First Priority Obligations Payment Date, the First Priority Representative and (ii) with respect to the Junior Priority Representative, (A) until the occurrence of the First Priority Obligations Payment Date, the First Priority Representative and (B) after the occurrence of the First Priority Obligations Payment Date, the Second Priority Representative.
     4.3. Inspection Rights and Insurance. (a) Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral pursuant to the provisions of the First Priority Documents, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Second Priority Secured Party or Junior Priority Secured Party or liability to any Second Priority Secured Party or Junior Priority Secured Party. After the First Priority Obligations Payment Date, any Second Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral pursuant to the provisions of the Second Priority Documents, and the Second Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Junior Priority Secured Party or liability to any Junior Priority Secured Party
     (b) Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party with respect to the Common Collateral (except that the Second Priority Representative and Junior Priority Representative shall have the right to be named as additional insured and loss payee so long as its second lien or junior lien status is identified in a manner satisfactory to the First Priority Representative); (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral, in each case to the extent provided by the First Priority Documents. After the First Priority Obligations Payment Date has occurred and until the Second Priority Obligations Payment Date has occurred, the Second Priority Representative will have the sole and exclusive right (A) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party with respect to the Common Collateral (except that the Junior Priority Representative shall have the right to be named as additional insured and loss payee so long as its junior lien status is identified in a manner satisfactory to the Second Priority Representative); (B) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (C) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral, in each case to the extent provided by the Second Priority Documents.
     SECTION 5. Insolvency Proceedings.
     5.1. Filing of Motions. Until the First Priority Obligations Payment Date has occurred (and, in the case of the Junior Priority Representative and the other Junior Priority Secured Parties, until both the First Priority Obligations Payment Date and the Second Lien Obligations Payment Date have occurred), (a) the Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that no Second Priority Secured Party shall, in or in connection with any Insolvency

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Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, that in each case (i) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the Second Priority Representative or Second Priority Secured Parties, in whole or in part, as a result of their interest in the Common Collateral or in the Second Priority Lien (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by the First Priority Representative (including the validity and enforceability thereof) or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise, and (b) the Junior Priority Representative agrees on behalf of itself and the other Junior Priority Secured Parties that no Junior Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, that in each case (i) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the Junior Priority Representative or Junior Priority Secured Parties, in whole or in part, as a result of their interest in the Common Collateral or in the Junior Priority Lien (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by (x) the First Priority Representative (including the validity and enforceability thereof) or any other First Priority Secured Party or (y) the Second Priority Representative (including the validity and enforceability thereof) or any other Second Priority Secured Party, or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Representative and the Junior Priority Representative may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative or the Junior Priority Representative, as applicable, imposed hereby.
     5.2. Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Priority Representative or the other First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Junior Priority Representative agrees, on behalf of itself and the other Junior Priority Secured Parties, that each Second Priority Secured Party or Junior Priority Secured Party, as applicable, (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, provided that, except as otherwise agreed by the Second Priority Representative, the principal amount of such DIP Financing does not exceed (together with amounts outstanding under the First Priority Agreements which are subject to the Cap Amount) the Cap Amount, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.4 below and (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens or Junior Priority Liens, as the case may be, (i) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Priority Secured Parties and (iii) to any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.
     5.3. Relief From the Automatic Stay. The Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, and the Junior Priority Representative agrees, on behalf of itself and the other Junior Priority Secured Parties, that none of them will seek relief from the

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automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.
     5.4. Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Junior Priority Representative, on behalf of itself and the other Junior Priority Secured Parties, each agree that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties or (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2(b) (but subject to all other provisions of this Agreement, including, without limitation, Sections 5.2(a) and 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Priority Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral, the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, or the Junior Priority Representative agrees, on behalf of itself and the other Junior Priority Secured Parties, as the case may be, may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations (and, in the case of the Junior Priority Liens, subordinated to the Liens securing the Second Priority Obligations) and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement (or, in the case of the Junior Priority Liens, on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to the First Priority Obligations and the Second Priority Obligations under this Agreement), (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties (and, in the case of the Junior Priority Secured Parties, the claims granted to the Second Priority Secured Parties) and (z) subject to the right of the First Priority Secured Parties to object thereto, the payment of post-petition interest at the pre-default rate (provided, in the case of this clause (z), that the First Priority Secured Parties have been granted post-petition interest, at a rate no lower than the pre-default rate), provided, however, that the Second Priority Representative and the Junior Priority Representative, as applicable, shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Second Priority Secured Parties or the Junior Priority Secured Parties, as applicable, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, or the Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, or the Junior Priority Representative, on behalf of itself or any of the Junior Priority Secured Parties, as applicable, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations or the Junior Priority Obligations, as the case may be, shall be subordinated to the Liens on such collateral securing the First Priority Obligations (and, in the case of the Junior Priority Obligations, the Second Priority Obligations) and any such DIP

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Financing (and all obligations relating thereto) and any other Liens granted to the First Priority Secured Parties (and, in the case of the Junior Priority Secured Parties, the Liens granted to the Second Priority Secured Parties) as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations or the Junior Priority Obligations, as the case may be, are subordinated to such First Priority Obligations (and, in the case of the Junior Priority Obligations, the Second Priority Obligations) under this Agreement. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, and the Junior Priority Representative, on behalf of itself or any of the Junior Priority Secured Parties, each agree that except as expressly set forth in this Section none of them shall seek or accept adequate protection without the prior written consent of the First Priority Representative (and, in the case of the Junior Priority Secured Parties, the Second Priority Representative).
     5.5. Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties and the Junior Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     5.6. Asset Dispositions in an Insolvency Proceeding. In an Insolvency Proceeding, neither the Second Priority Representative, the Junior Priority Representative nor any other Second Priority Secured Party or Junior Priority Secured Party shall oppose any sale or disposition of any assets of any Loan Party that is supported by the First Priority Secured Parties, and the Second Priority Representative, the Junior Priority Representative and each other Second Priority Secured Party and Junior Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens on such assets.
     5.7. Separate Grants of Security and Separate Classification. Each Second Priority Secured Party and each Junior Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents, the Second Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations and Junior Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties, Second Priority Secured Parties and/or Junior Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties and Junior Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties and the Junior

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Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties and the Junior Priority Secured Parties. The Second Priority Secured Parties and the Junior Priority Secured Parties hereby acknowledge and agree to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties or the Junior Priority Secured Parties, as the case may be.
     5.8. No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party or Junior Priority Secured Party, including the seeking by any Second Priority Secured Party or Junior Priority Secured Party of adequate protection (except as provided in Section 5.4) or the asserting by any Second Priority Secured Party or Junior Priority Secured Party of any of its rights and remedies under the Second Priority Documents, the Junior Priority Documents or otherwise.
     5.9. Other Matters. To the extent that the Second Priority Representative, the Junior Priority Representative or any Second Priority Secured Party or Junior Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Representative or the Junior Priority Representative, as applicable, agrees, on behalf of itself and the other Second Priority Secured Parties or the Junior Priority Secured Parties, as applicable, not to assert any of such rights without the prior written consent of the First Priority Representative (and, in the case of the Junior Priority Secured Parties, the Second Priority Representative); provided that if requested by the First Priority Representative, the Second Priority Representative and the Junior Priority Representative shall timely exercise such rights in the manner requested by the First Priority Representative, including any rights to payments in respect of such rights.
     5.10. Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.
     5.11. Effect After First Priority Obligations Payment Date. After the First Priority Obligations Payment Date has occurred, the Second Priority Representative and the other Second Priority Secured Parties shall be entitled to the rights afforded to the First Priority Representative and the other First Priority Secured Parties under this Section 5.
     SECTION 6. Second Priority Documents, Junior Priority Documents and First Priority Documents.
     (a) Each Loan Party, the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, the Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Second Priority Documents or the Junior Priority Documents, as the case may be, inconsistent with or in violation of this Agreement.
     (b) Each Loan Party and the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents inconsistent with or in violation of this Agreement.

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     (c) In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by any Second Priority Secured Party and any comparable provision of the Comparable Junior Priority Security Document without the consent of or action by any Junior Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Priority Documents or Junior Priority Documents), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Secured Parties or Junior Priority Secured Parties pursuant to any Second Priority Security Document or Junior Priority Security Document, as the case may be, except to the extent that a release of such Lien is permitted by Section 4.2 and providing that there is a corresponding release of the Lien securing the First Priority Obligations or Second Priority Obligations, as applicable, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties or Junior Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative or to the Junior Priority Security Documents without the consent of the Junior Priority Representative and (iii) notice of such amendment, waiver or consent shall be given to the Second Priority Representative and the Junior Priority Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
     (d) The First Priority Documents may be amended, supplemented, revised, replaced, restated or otherwise modified from time to time in accordance with their terms, in each case, without notice to, or the consent of the Second Lien Representative or the Second Priority Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, supplement, modification or Refinancing shall not:
          (i) contravene the provisions of this Agreement; or
          (ii) increase the “Applicable Margin” or similar component of the interest rate by more than 3.0% per annum (excluding increases resulting from the accrual of interest at the default rate under the First Priority Documents).
     (e) Without the prior written consent of the First Priority Representative, no Second Priority Document may be amended, supplemented, revised, replaced, restated, modified from time to time or otherwise entered into to the extent such amendment, revision, replacement, restatement or modification, or the terms of any new Second Priority Document, would:
          (i) contravene the provisions of this Agreement;
          (ii) increase the “Applicable Margin” or similar component of the interest rate by more than 3.0% per annum (excluding increases resulting from the accrual of interest at the default rate under the Second Priority Documents);
          (iii) change (to earlier dates) any dates upon which payments of principal are due thereon;

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          (iv) change the terms of any default or covenant thereunder which contains a monetary limit or financial calculation which would make such default or covenant more restrictive to the Loan Parties than the Existing First Priority Agreement; or
          (v) add any financial maintenance covenants.
     SECTION 7. Reliance; Waivers; etc.
     7.1. Reliance. The First Priority Documents and Second Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Junior Priority Representative, on behalf of itself and the Junior Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties or the Second Priority Secured Parties.
     7.2. No Warranties or Liability. The Second Priority Representative, the First Priority Representative and the Junior Priority Representative each acknowledges and agrees that none of them has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other First Priority Document, any other Second Priority Document or any other Junior Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative, the First Priority Representative and the Junior Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     7.3. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents, the Second Priority Documents or the Junior Priority Documents.
     SECTION 8. Obligations Unconditional.
     8.1. First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Parties and the Junior Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:
          (i) any lack of validity or enforceability of any First Priority Document;
          (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;
          (iii) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or

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          (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or any of the Second Priority Secured Parties or Junior Priority Secured Parties in respect of this Agreement.
     8.2. Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Parties hereunder, and all agreements and obligations of the Junior Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:
          (i) any lack of validity or enforceability of any Second Priority Document;
          (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;
          (iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or
          (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations or any First Priority Secured Party in respect of this Agreement (other than the occurrence of the First Priority Obligations Payment Date) or any Junior Priority Secured Party in respect of this Agreement.
     8.3. Junior Priority Obligations Unconditional. All rights and interests of the Junior Priority Secured Parties hereunder, and, to the extent applicable, all agreements and obligations of the Loan Parties hereunder, shall remain in full force and effect irrespective of:
          (i) any lack of validity or enforceability of any Junior Priority Document;
          (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;
          (iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof; or
          (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Junior Priority Obligations or any First Priority Secured Party or any Second Priority Secured Party in respect of this Agreement (other than the occurrence of the First Priority Obligations Payment Date or the Second Priority Obligations Payment Date, as the case may be).

27

     SECTION 9. Application of Proceeds
     9.1. Mandatory Prepayments. In the event of any required prepayment pursuant to Section 2.12 of the Existing First Priority Agreement or Section 2.10 of the Existing Second Priority Agreement (together, the “Specified Prepayment Sections”), the order of such prepayments shall be, subject to the other provisions of this Agreement, as follows:
     First, to the permanent prepayment of the Credit-Linked Deposit Loans (with a corresponding reduction in the Total Credit-Linked Deposit), all in accordance with the Existing First Priority Agreement;
     Second, to the permanent reduction of the Total Credit-Linked Deposit in an amount equal to the Excess Credit-Linked Deposits (with a corresponding return of Credit-Linked Deposits equal to such amount to be delivered to the Credit-Linked Deposit Lenders), all in accordance with the Existing First Priority Agreement;
     Third, to the reallocation of Credit-Linked Deposit Letters of Credit as Revolving Letters of Credit in an amount equal to the lesser of (x) the Revolving Letter of Credit Available Amount and (y) the Credit-Linked Deposit Letters of Credit outstanding prior to giving effect to any such reallocation (any such reallocation to be accompanied by a corresponding permanent reduction in the Credit-Linked Deposit, with a corresponding return of Credit-Linked Deposits equal to such amount to be delivered to the Credit-Linked Deposit Lenders), all to the extent provided and in accordance with the Existing First Priority Agreement;
     Fourth, to cash collateralize the outstanding Credit-Linked Deposit LC Exposure (any such cash collateralization to be accompanied by a corresponding permanent reduction in the Credit-Linked Deposit in an amount equal to the Credit-Linked Deposit LC Exposure so collateralized and a return of Credit-Linked Deposits equal to such amount to the Credit-Linked Deposit Lenders), all in accordance with the Existing First Priority Agreement;
     Fifth, to the prepayment of the Second Priority Term Loans;
     Sixth, to the prepayment of the Revolving Loans (any such prepayment to be accompanied by a corresponding permanent reduction in the Revolving Commitments) in accordance with the Existing First Priority Agreement; and
     Seventh, to cash collateralize the outstanding Revolving LC Exposure, after giving effect to any reallocation described above (any such cash collateralization to be accompanied by a permanent reduction in the Revolving Commitments in an amount equal to the Revolving LC Exposure so collateralized; such reduction (or any part thereof, as applicable) to be effective upon any release or application of such cash collateral in an amount equal to the amount so released or applied).
All prepayments under the Specified Prepayment Sections shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any fees, losses, costs and expenses referenced in such Specified Prepayment Sections.

28

     SECTION 10. Miscellaneous.
     10.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document, any Second Priority Document or any Junior Priority Document, the provisions of this Agreement shall govern.
     10.2. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligations Payment Date and the Second Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties, the Second Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Borrower or any other Loan Party on the faith hereof.
     10.3. Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative, the Second Priority Representative, the Junior Priority Representative and the Borrower, provided that any Secured Party may waive (but only as to such Secured Party) any provision intended to benefit such Secured Party without the consent of any other Secured Party or any Loan Party.
     (b) It is understood that the First Priority Representative and the Second Priority Representative, without the consent of any other First Priority Secured Party or Second Priority Secured Party or any Junior Priority Secured Party, may in their discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become First Priority Obligations or Second Priority Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes First Priority Obligations or Second Priority Obligations, provided, that such Additional Debt is permitted to be incurred by the First Priority Agreement and Second Priority Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as First Priority Obligations or Second Priority Obligations, as applicable.
     10.4. Information Concerning Financial Condition of the Borrower and the other Loan Parties. Each of the First Priority Representative, the Second Priority Representative and the Junior Priority Representative hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations, the Second Priority Obligations or the Junior Priority Obligations. The First Priority Representative, the Second Priority Representative and the Junior Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any of the First Priority Representative, the Second Priority Representative or the Junior Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.
     10.5. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

29

     10.6. Submission to Jurisdiction. (a) Each First Priority Secured Party, each Second Priority Secured Party, each Junior Priority Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Priority Secured Party, Second Priority Secured Party or Junior Priority Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.
     (b) Each First Priority Secured Party, each Second Priority Secured Party, each Junior Priority Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     10.7. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties, Second Priority Secured Parties and Junior Priority Secured Parties and their respective successors and permitted assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.
     10.9. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     10.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

30

     10.11. Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any Second Priority Secured Party or Junior Priority Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the Second Priority Agreement or any Junior Priority Agreement, as applicable, or to demand payment under any guarantee in respect thereof.
     10.12. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     10.13. Additional Loan Parties. Each Person that becomes a Loan Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Annex 1 to this Agreement.

31

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as First Priority Representative for and on behalf of the First Priority Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Second Priority Representative for and on behalf of the Second Priority Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:
Intercreditor Agreement

32

DELTA AIR LINES, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

ASA HOLDINGS, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

COMAIR HOLDINGS, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

COMAIR, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

COMAIR SERVICES, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:
Intercreditor Agreement

33

CROWN ROOMS, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DAL GLOBAL SERVICES, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DAL MOSCOW, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DELTA AIRELITE BUSINESS JETS, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DELTA BENEFITS MANAGEMENT, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:
Intercreditor Agreement

34

DELTA CONNECTION ACADEMY, INC.

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DELTA LOYALTY MANAGEMENT SERVICES, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

DELTA TECHNOLOGY, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:

EPSILON TRADING, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:
Intercreditor Agreement

35

KAPPA CAPITAL MANAGEMENT, LLC

By:
Name:
Title:
Address for Notices:

Attention:
Telecopy No.:
Intercreditor Agreement

EXHIBIT J
to First Lien Credit Agreement
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated:                      ___, 200_
     Reference is made to that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007 (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with its terms, the “Credit Agreement”), among Delta Air Lines, Inc., as borrower (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower party thereto (the “Guarantors”), JPMorgan Chase Bank, N.A. (“JPMCB”) as administrative agent (in such capacity, the “Administrative Agent”), JPMCB as collateral agent (in such capacity, the “Collateral Agent”), the financial institutions party thereto (the “Lenders”), UBS Securities LLC, as syndication agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as co-lead arrangers, J.P. Morgan Securities Inc., Lehman Brothers Inc. and UBS Securities, as joint bookrunners, and CALYON New York Branch and RBS Securities Corporation as co-documentation agents. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Assignment and Acceptance between the Assignor (as set forth on Schedule I hereto and made a part hereof) and the Assignee (as set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule I hereto and made a part hereof).
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Credit Agreement with respect to (a) the Revolving Commitment (if applicable) and Credit-Linked Deposit (if applicable) set forth on Schedule I (the “Commitments”), (b) the outstanding Loans, if any, relating to the Commitments owing to the Assignor on the Effective Date, together with all unpaid interest thereon accrued to the Effective Date, and (c) the Assignor’s participation in outstanding Letters of Credit, if any, relating to the Commitments on the Effective Date.
2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other of the Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) requests that the Administrative Agent evidence the Assigned Interest by recording the information contained on Schedule I in the Register which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and that it is an Eligible Assignee; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agents, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement; and (vii) has supplied the information requested on the administrative questionnaire heretofore supplied by the Administrative Agent in which the Assignee has designated one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
4. Following the execution of this Assignment and Acceptance by the Assignee, the Assignor, the Issuing Lender and the [Borrower]1, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.02 of the Credit Agreement, effective as of the Effective Date (which Effective Date shall, unless otherwise agreed to by the Administrative Agent (in writing), be within ten (10) Business Days after the execution of this Assignment and Acceptance).
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Administrative Agent or with respect to the making of this assignment directly between themselves.
6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and

[1]	Insert to the extent that Borrower’s consent is required pursuant to the Credit Agreement.

obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement provided that Assignor hereby represents and warrants that the restrictions set forth in Section 10.02 of the Credit Agreement pertaining to the minimum amount of assignments have been satisfied.
7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule I hereto.

CONSENTED TO AND ACCEPTED: JPMORGAN CHASE BANK, N.A. as Administrative Agent and Issuing Lender
By
Name:
Title:

[DELTA AIR LINES, INC.[2] as Borrower
By
Name:
Title:]

[2]	Only if Borrower consent is required.

CONSENTED TO AND ACCEPTED: as Assignor
By
Name:
Title:

CONSENTED TO AND ACCEPTED: as Assignee
By
Name:
Title:

Schedule I to Assignment and Acceptance respecting that certain First Lien Revolving Credit and Guaranty Agreement, dated as of April 30, 2007, among Delta Air Lines, Inc., the Guarantors named therein, the Lenders named therein, JPMorgan Chase Bank, N.A. as Administrative Agent and the other parties thereto.
Legal Name of Assignor:
Legal Name of Assignee:
[and is an Affiliate/Approved Fund of [Identify Lender]]
Effective Date of Assignment:

REVOLVING COMMITMENT

Principal Amount	Percentage Assigned (to at least 8 decimals) shown as a percentage of aggregate
Assigned	principal amount of all Revolving Lenders

$	%

CREDIT-LINKED DEPOSIT

Principal Amount	Percentage Assigned (to at least 8 decimals) shown as a percentage of aggregate
Assigned	principal amount of all Credit-Linked Deposit Lenders

$	%

Exhibit K

Delta Air Lines, Inc.
Form of Monthly Eligible Accounts Receivable Certificate
                     For the Month Ended

in 000,000’s (Millions) USD		Passenger Related A/R						Trade A/R				Cargo A/R		Other
				Domestic	Int’l						Accrued
				Travel	Travel			Trade/			(earned
		Visa /	Other	Agency	Agency			Sourcing/			not yet			Notes /
	Total A/R	MC	CC	(net)	(net)	BARTS	UATP	Charter	DLMS	EPSILON	billed)	Freight	USPS	Interest
Gross	0.0

Less ineligibles
Past due balances	0.0
Foreign Receivables	0.0
Credit in Prior	0.0
Intercompany	0.0
Owed from other airlines (contra)	0.0
Unapplied Pmts	0.0
Unearned Revenue	0.0
Est. potential refund liability	0.0
AMEX potential contra	0.0
Estimated interested related to debt instruments	0.0
Codeshare portion of Accrued A/R	0.0
0100 Restricted Cash	0.0
0185 DLMS Interest Receivable (restricted)	0.0
Other (per terms of Credit Agreement)	0.0

Total ineligibles	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Eligible A/R	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

A/R Balance per BS % Eligible as collateral	#DIV/0!

Officer’s Certification:
Pursuant to the First Lien Revolving Credit and Guaranty Agreement dated as of                                         , the undersigned certifies that the information provided in this Certificate to JPMorgan Chase Bank, NA as Administrative Agent is accurate and complete in all material respects based on the accounting records of Delta Air Lines, Inc.

Signature & Title	Date

Schedule 1.01(a)
EXCLUDED FLIGHT SIMULATORS

Owner	Equipment	Identification Number	ARB Financed[1]
DAFC[2]	B737-700 FFS	2NF3	Yes
DAFC	B767-300ER FFS	2NH7	Yes
DAFC	B737 NG FTD	2NK8	Yes
DAFC	B737-200 FFS	2NK5	Yes
DAFC	B767-300ER FTD	2NK7	Yes
DAFC	B737-NG CAPT	2NM2	Yes
DAFC	B737-200 CAPT #1	2NL9	Yes
DAFC	B737-200 CAPT #2	2NM1	Yes
DAFC	B737-200 FTD	2NK6	Yes
DAFC	B737-800 FFS	2NT8	Yes
DAFC	B767-400ER FFS	2NM5	Yes
DAFC	B737-800 Level 6 FTD	2R33	Yes
DAFC	B737-800(#3) FFS	2NU1	Yes
DAFC	B767-300ER FFS	2RC2	Yes
DAFC	B757-200 CAPT #1	2NM3	Yes
DAFC	B757-200 CAPT #2	2NM4	Yes
DAFC	ESIG-3350 GT Computer for B737-700 FFS	103303-047AB-26	Yes
DAFC	ESIG-3350 GT Computer for B767-300ER FFS	103303-060AD-19	Yes
DAFC	ESIG-3350 GT Computer for B737-200 FFS	103350-003AC-5	Yes
DAFC	ESIG-3350 GT Computer for B737-800 FFS	103350-003AG-22	Yes
DAFC	ESIG-3350 GT Computer for B767-400 FFS	103350-003AE-20	Yes
DAFC	ESIG-3350 GT Computer for B737-800 FFS	103350-003AG-47	Yes
DAFC	ESIG-3350 GT Computer for B767-300ER FFS	103350-003AN-54	Yes
DAFC	B777-200 FFS	2NN6	No
DAFC	B777-200 FTD	2NQ3	No
DAFC	ESIG-3350 GT Computer for B777-200 FFS	103350-003AC-6	No

[1]	ARB means Special Facility Airport Revenue Bonds

[2]	All equipment shown is being leased by Delta from the Development Authority of Fulton County (“DAFC”)

Schedule 1.01(b)
IMMATERIAL SUBSIDIARIES
Aero Assurance, Ltd.

Schedule 1.01(c)
RESTRICTED ACCOUNTS

Entity Name	Bank Name	Account Number	Type of Account	Description
DAL Global Services, LLC	JPMorgan Chase Manhattan Bank	XXXXX546	Airline Clearing House	CashDGS-Chase-AirCl

Delta Air Lines, Inc.	Citibank, N.A.	XXX526	Collateral Account	Foreign Letters of Credit and Local Bank Guarantees

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX416	Collateral Account	Risk Based Collateral

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX918	Escrow Account	CashCB-TRT-Disb (Tax Trust DDA)

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX117	Escrow Account	Tax Trust Fund Investment Account

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX033	Escrow Account	Delta PFC Account

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX116	Escrow Account	PFC Investment Account

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX234	Collateral Account	Delta-Boeing EETC Certificate Account

Delta Air Lines, Inc.	Citibank, N.A.	XXXXX171	Collateral Account	Delta-Boeing MMDA

Delta Air Lines, Inc.	JPMorgan Chase Manhattan Bank	XXXXXX195	Collateral Account	ACE Workers Comp & GA Self Insurance

Delta Air Lines, Inc.	JPMorgan Chase Manhattan Bank	XXXXXXX138	Airline Clearing House	Cash-Chase-Airline Clearing House

Delta Air Lines, Inc.	JPMorgan Chase Manhattan Bank	XXXXXX662	FSA — UHC	Cash-Chase-FSA-USD

Delta Air Lines, Inc.	Custodial Accounts at Bank of America in name of Nihill & Riedley, as agent for Liberty Mutual Insurance Company	XXXXXXX4-1-4 MSM XXXXXXX0-1-2 MSM XXXXXXX6-1-1 MSM XXXXXXXX 0109	Collateral Account	Non-WorkComp Bond Requirement (Airport and Misc. Commercial Surety Bonds) and WorkComp (Surety Bond)

Delta Air Lines, Inc.	Smith Barney	XXXXXXXXX9164	Collateral Account	Travelers Collateral for Surety Bonds

Delta Air Lines, Inc.	The Bank of New York	XXX31	Collateral Account	ACE Workers Comp Trust

Delta Air Lines, Inc.	The Bank of New York	XXXX51	Collateral Account	GA Self Insurance Workers Comp

Delta Air Lines, Inc.	The Bank of New York	N/A	Escrow Account	MassPort Boston Escrow

Entity Name	Bank Name	Account Number	Type of Account	Description
Delta Air Lines, Inc.	U.S. Bank, N. A.	N/A	Collateral Account	Credit Card Holdback

Delta Air Lines, Inc.	NatWest Bank	N/A	Collateral Account	Credit Card Holdback

Delta Air Lines, Inc.	Royal Bank of Canada	N/A	Escrow Account	ALPA Settlement

Delta Air Lines, Inc./DAL Global Services, LLC	JPMorgan Chase Manhattan Bank	XXXXXX195	Collateral Account	Miscellaneous Letters of Credit (Covers DL, DGS)

Delta Air Lines, Inc.	Citibank, N.A.	N/A	Collateral Account	Boeing Collateral

Delta Loyalty Management Services, LLC	Citibank, N.A.	XXXXX292	AMEX Receipts	Cash-Citi-DLMSI Con2

Delta Technology, LLC	JPMorgan Chase Manhattan Bank	XXXXXX697	Benefits	Cash-Chase-DT FSA-US

Delta Technology, LLC	JPMorgan Chase Manhattan Bank	XXXXXX177	Benefits	Cash-Chase-DT/ML-USD

Delta Technology, LLC	JPMorgan Chase Manhattan Bank	XXXXXX932	Benefits	Cash-Chase-DT/UHC-US

Song, LLC	JPMorgan Chase Manhattan Bank	XXXXXX812	Benefits	Cash-Song-Den

Song, LLC	JPMorgan Chase Manhattan Bank	XXXXXX790	Benefits	Cash-Song-Med

Comair, Inc.	Fifth Third Bank	XXXX8300	Collateral Account	Overnight Investment Account

Comair, Inc.	National City Bank	XXXXX9743	Collateral Account	Collateral Account

Comair, Inc.	National City Bank	XXXXX9007	FSA	Flexible Spending Account

Comair, Inc.	National City Bank	XXXXX1596	ALPA Claim	ALPA Claim Account

Delta AirElite Business Jets, Inc.	National City Bank	XXXX61	Customer Escrow Account	Customer Escrow Account

Delta AirElite Business Jets, Inc.	PNC	XXXXXXX672	Customer Escrow Account	Customer Escrow Account

Entity Name	Bank Name	Account Number	Type of Account	Description
Delta Connection Academy, Inc.	Key Bank, N. A.	XXXXXXXX8785	Student Escrow Account	Student Escrow Account

Delta Connection Academy, Inc.	Key Bank, N. A.	XXXXXXXX8793	Student Funds Account	Student Funds Account

Delta Connection Academy, Inc.	Wachovia Bank	XXXXXXXXX0177	FSA	Flexible Spending Account
Bank Contact Information

Bank Name	Accounts	Address	City	State	Zip	Contact Phone
Bank of America, N.A.	All	GA1-006-09-10 600 Peachtree Street N.E., 9th Floor, 600 Peachtree Street N.E., 9th Floor	Atlanta	GA	30308	404-607-5459

Citibank, N.A.	Non Collateral	400 Perimeter Center Terrace, Suite 600	Atlanta	GA	30346-1233	770 668 8214

Citibank, N.A.	Collateral Accts	388 Greenwich Street, 23rd Floor	New York City	NY	10013	212-816-5448

Fifth Third Bank	All	8100 Burlington Pike	Florence	KY	41042	859-283-8524

JPMorgan Chase Manhattan Bank	Non Collateral	One Chase Manhattan Plaza, 7th Floor	New York City	NY	10005	212-552-5778

JPMorgan Chase Manhattan Bank	Collateral Accts	270 Park Avenue, 38th Floor	New York City	NY	10018	212-270-5484

Key Bank, N.A.	All	127 Public Square, 7th Floor, OH-01-27-0725	Cleveland	OH	44114	973-689-4421

National City Bank	All	One National City Center	Indianapolis	IN	46255	317-267-7607

Smith Barney	All	Citigroup Global Markets, Inc., 185 Asylum Street, 21st Floor	Hartford	CT	06103	860-275-4499

The Bank of New York	All	5 Penn Plaza, 13th Floor	New York City	NY	10001	212-896-7175

National City Bank	All	One National City Center	Indianapolis	IN	46255	317-267-7607

NatWest Bank	Collateral Accts	Streamline International, Level 8, 2 1/2 Devonshire Square	London		EC2M 4BA, England	44.20.7672.5362

PNC Bank	All	Two PNC Plaza, 7th Flr	Pittsburg	PA	15222	412-762-7017

Wachovia Bank, N.A.	All	191 Peachtree Street, MC-GA 8009	Atlanta	GA	30303	800-590-7868

Bank Name	Accounts	Address	City	State	Zip	Contact Phone
Royal Bank of Canada	All	200 Bay St., 5th Floor N TWR Toronto, ON M5J 2W7	Toronto	ON	M5J 2W7	416-842-4637

Schedule 1.01(d) — Restructuring Aircraft
The Restructuring Aircraft are the airframes listed below by registration number, together with the associated engines:
DELTA AIR LINES, INC.

N120DL	N602DL	N633DL	N903DL	N955DL	N981DL
N121DE	N603DL	N634DL	N904DL	N956DL	N982DL
N122DL	N604DL	N635DL	N905DL	N957DL	N983DL
N123DN	N605DL	N636DL	N906DL	N958DL
N124DE	N607DL	N637DL	N907DL	N959DL
N125DL	N609DL	N638DL	N908DL	N960DL
N126DL	N610DL	N657DL	N909DL	N961DL
N127DL	N611DL	N658DL	N910DL	N962DL
N128DL	N612DL	N659DL	N911DL	N963DL
N129DL	N616DL	N660DL	N912DL	N964DL
N130DL	N617DL	N661DN	N913DL	N965DL
N131DN	N618DL	N662DN	N914DL	N966DL
N132DN	N619DL	N663DN	N915DL	N967DL
N133DN	N620DL	N664DN	N916DL	N968DL
N134DL	N621DL	N665DN	N917DL	N969DL
N135DL	N622DL	N666DN	N918DL	N970DL
N136DL	N623DL	N667DN	N919DL	N971DL
N137DL	N624DL	N668DN	N920DL	N972DL
N1402A	N625DL	N669DN	N921DL	N973DL
N140LL	N626DL	N675DL	N922DL	N974DL
N178DN	N627DL	N681DA	N923DL	N975DL
N179DN	N628DL	N682DA	N924DL	N976DL
N180DN	N629DL	N683DA	N925DL	N977DL
N181DN	N630DL	N684DA	N952DL	N978DL
N182DN	N631DL	N901DL	N953DL	N979DL
N184DN	N632DL	N902DL	N954DL	N980DL

COMAIR, INC.

N317CA	N447CA	N594SW	N796CA	N927CA	N988CA
N331CA	N451CA	N595SW	N797CA	N929CA	N989CA
N340CA	N455CA	N597SW	N798CA	N931CA	N991CA
N354CA	N468CA	N625CA	N804CA	N932CA	N995CA
N355CA	N471CA	N659CA	N805CA	N933CA	N999CA
N367CA	N472CA	N668CA	N806CA	N934CA
N368CA	N477CA	N669CA	N807CA	N949CA
N374CA	N479CA	N690CA	N809CA	N951CA
N376CA	N487CA	N708CA	N810CA	N954CA
N378CA	N494CA	N709CA	N811CA	N956CA
N379CA	N495CA	N710CA	N812CA	N957CA
N390CA	N496CA	N712CA	N814CA	N958CA
N391CA	N498CA	N713CA	N815CA	N959CA
N398CA	N506CA	N716CA	N816CA	N960CA
N403CA	N507CA	N719CA	N818CA	N962CA
N408CA	N510CA	N720SW	N819CA	N963CA
N409CA	N514CA	N721CA	N821CA	N964CA
N416CA	N518CA	N729CA	N912CA	N965CA
N420CA	N523CA	N735CA	N914CA	N966CA
N427CA	N526CA	N739CA	N915CA	N967CA
N430CA	N587SW	N779CA	N916CA	N969CA
N435CA	N588SW	N781CA	N917CA	N971CA
N436CA	N589SW	N783CA	N918CA	N973CA
N442CA	N590SW	N784CA	N920CA	N983CA
N443CA	N591SW	N785CA	N924CA	N984CA
N446CA	N592SW	N786CA	N926CA	N987CA

2

Schedule 3.06
SUBSIDIARIES OF DELTA AIR LINES, INC.
     The Subsidiaries of the Borrower and the percentages of voting securities owned by the immediate parent of each Subsidiary are as follows:

Percentage of
Voting
Securities
Owned by
Immediate
Name of Entity	Parent
Crown Rooms, Inc.	100%
DAL Global Services, LLC	100%
Delta Air Lines, Inc. and Pan American World Airways, Inc.—Unterstutzungskasse GmbH	100%
Delta Air Lines Dublin Limited	100%
Delta Air Lines Private Limited	51%
Kappa Capital Management, LLC	100%
Aero Assurance, Ltd. (1)	95%
ASA Holdings, Inc.	100%
Comair Holdings, LLC	100%
Comair, Inc.	100%
Comair Services, Inc.	100%
Delta AirElite Business Jets, Inc.	100%
Delta Connection Academy, Inc.	100%
DAL Moscow, Inc.	100%
New Sky, Ltd.	100%
Delta Loyalty Management Services, LLC	100%
Delta Technology, LLC	100%
Delta Benefits Management, Inc.	100%
Epsilon Trading, LLC	100%

(1)	Kappa Capital Management, Inc., the immediate parent, owns 12,900,000 shares of Class A Preferred Stock. The remaining voting power is held by Delta Air Lines, Inc., which owns 120,000 shares of Class A Common Stock and 500,000 shares of Class B Common Stock. All shares of voting stock have one vote per share. ACE American Insurance Company owns 4,500,000 Class B Preferred Stock, which does not have voting rights.

Schedule 3.07
EXISTING LIENS
A.	Encumbered Aircraft, Spare Engines, Spare Parts and Propellers

1.	Encumbered Aircraft

I.	Delta Air Lines, Inc.
Boeing 737-832; CFM 56-7B26

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N371DA	29619	875354, 875362	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N372DA	29620	875364, 874377	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N373DA	29621	874384, 875403	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N374DA	29622	874401, 874408	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N375DA	29623	875386, 875387	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N376DA	29624	875510, 874488	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N377DA	29625	875678, 874691	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N378DA	30265	874845, 874848	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N379DA	30349	875867, 874871	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N380DA	30266	875948, 874882	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N381DN	30350	875893, 874900	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N382DA	30345	874943, 874944	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N383DN	30346	874953, 874954	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N384DA	30347	874980, 876176	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N385DN	30348	874981, 876122	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N386DA	30373	876160, 876175	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N387DA	30374	874868, 877188	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N388DA	30375	876206, 876207	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N389DA	30376	874896, 877366	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N390DA	30536	876291, 876292	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N391DA	30560	876332, 876330	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N392DA	30561	876435, 876389	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N393DA	30377	876426, 876429	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N394DA	30562	876432, 877440	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N395DN	30773	877473, 876469	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N396DA	30378	876525, 876527	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N397DA	30537	876537, 876554	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N398DA	30774	876561, 876289	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N399DA	30379	876610, 876581	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3730B	30538	876583, 876591	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3731T	30775	876629, 876592	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3732J	30380	876582, 876608	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3733Z	30539	877628, 876669	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3734B	30776	876642, 876630	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3735D	30381	876644, 876655	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3736C	30540	876674, 876675	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3737C	30799	888127, 876682	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3738B	30382	888152, 888108	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3739P	30541	888113, 888117	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N3740C	30800	888118, 888122	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3741S	30487	888153, 889162	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3742C	30835	888223, 888169	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3743H	30836	889195, 889199	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3744F	30837	888270, 888279	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3745B	32373	888325, 888326	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3746H	30488	888349, 888350	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3747D	32374	888354, 888355	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3748Y	30489	888396, 888399	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3749D	30490	888402, 888405	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3750D	32375	888408, 888476	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3751B	30491	889443, 889444	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3752	30492	888452, 888467	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3753	32626	888462, 889458	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3754A	29629	888486, 888489	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3755D	29627	888554, 888499	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3756	30493	889495, 889498	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3757D	30813	889570, 889510	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3758Y	30814	889511, 889460	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3759	30815	888411, 888572	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3760C	30816	888789, 888578	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3761R	29628	888600, 888497	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3762Y	30817	889506, 888607	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3763D	29629	888672, 888673	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3764D	30818	888787, 888684	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3765	30819	888687, 888689	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3766	30820	888788, 888731	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3767	30821	888735, 888736	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3768	29630	889775, 888786	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3769L	30822	888790, 888793	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N37700	29631	888825, 888826	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N3771K	29632	888890, 888888	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

McDonnell Douglas MD-88; P&W JT8D-219

N901DL	49532	P718033D, P716783D	Operating Lease	Wells Fargo Bank Northwest, N.A.	The Bank of New York
N902DL	49533	P716789D, P716790D	Operating Lease	Wells Fargo Bank Northwest, N.A.	The Bank of New York
N903DL	49534	P718042D, P716797D	Operating Lease	Wells Fargo Bank Northwest, N.A.	The Bank of New York
N904DL	49535	P716800D, P718025D	Operating Lease	Wilmington Trust Company	The Bank of New York
N905DL	49536	P718026D, P718027D	Operating Lease	Wilmington Trust Company	The Bank of New York
N906DL	49537	P716782D, P718034D	Operating Lease	Wilmington Trust Company	The Bank of New York
N907DL	49538	P718045D, P718049D	Operating Lease	Wilmington Trust Company	The Bank of New York
N908DL	49539	P718048D, P718100D	Operating Lease	Wilmington Trust Company	The Bank of New York
N909DL	49540	P718056D, P718159D	Operating Lease	Wilmington Trust Company	The Bank of New York
N910DL	49541	P718080D, P718081D	Operating Lease	Wilmington Trust Company	The Bank of New York
N911DL1	49542	P718086D, P718069D	Operating Lease	Wilmington Trust Company	The Bank of New York
N912DL	49543	P718087D, P718088D	Operating Lease	Wilmington Trust Company	The Bank of New York
N913DL	49544	P718120D, P718092D	Operating Lease	Wilmington Trust Company	The Bank of New York
N914DL	49545	P718101D, P718103D	Operating Lease	Wilmington Trust Company	The Bank of New York
N915DL	49546	P718104D, P718182D	Operating Lease	Wilmington Trust Company	The Bank of New York

[1]	Subject to maintenance lien of Avborne Heavy Maintenance, Inc. FAA release and Disclaimer filed on Friday, April 27, 2007, and removal of lien to be confirmed on Monday, April 30, 2007.

2

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N916DL	49591	P718105D, P718124D	Operating Lease	Wilmington Trust Company	The Bank of New York
N917DL2	49573	P718089D, P718125D	Operating Lease	Wilmington Trust Company	The Bank of New York
N918DL	49583	P718126D, P718127D	Operating Lease	Wilmington Trust Company	The Bank of New York
N919DL	49584	P718128D, P718129D	Operating Lease	Wilmington Trust Company	The Bank of New York
N920DL3	49644	P718130D, P718131D	Operating Lease	Wilmington Trust Company	The Bank of New York
N921DL	49645	P718145D, P718140D	Operating Lease	Wilmington Trust Company	The Bank of New York
N922DL	49646	P718141D, P718151D	Operating Lease	Wilmington Trust Company	The Bank of New York
N923DL	49705	P718153D, P718154D	Operating Lease	Wilmington Trust Company	The Bank of New York
N924DL	49711	P718147D, P718148D	Operating Lease	Wilmington Trust Company	The Bank of New York
N925DL	49712	P718149D, P718150D	Operating Lease	Wilmington Trust Company	The Bank of New York
N946DL	49819	P725449DCN, P725450DCN	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N947DL	49878	P725483D, P725484D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N949DL	49880	P725507D, P725512D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N952DL	49883	P718239D, P718264D	Operating Lease	Wilmington Trust Company	The Bank of New York
N953DL	49884	P718263D, P718268D	Operating Lease	Wilmington Trust Company	The Bank of New York
N954DL	49885	P725522D, P725527D	Operating Lease	Wilmington Trust Company	The Bank of New York
N955DL	49886	P725529D, P725530D	Operating Lease	Wilmington Trust Company	The Bank of New York
N956DL	49887	P725528D, P725534D	Operating Lease	Wilmington Trust Company	The Bank of New York
N957DL	49976	P725535D, P725532D	Operating Lease	Wilmington Trust Company	The Bank of New York
N958DL	49977	P725536D, P725537D	Operating Lease	Wells Fargo Bank Northwest, N.A.	The Bank of New York
N959DL	49978	P725545D, P725548D	Operating Lease	Wilmington Trust Company	The Bank of New York
N960DL	49979	P725582D, P725553D	Operating Lease	Wilmington Trust Company	The Bank of New York
N961DL	49980	P725558D, P725552D	Operating Lease	Wilmington Trust Company	The Bank of New York
N962DL	49981	P725619DCN, P725583D	Operating Lease	Wilmington Trust Company	The Bank of New York
N963DL	49982	P725638D, P725639D	Operating Lease	Wilmington Trust Company	The Bank of New York
N964DL	49983	P725635D, P725627D	Operating Lease	Wilmington Trust Company	The Bank of New York
N965DL	49984	P725599D, P725603D	Operating Lease	Wilmington Trust Company	The Bank of New York
N966DL	53115	P725551D, P725720D	Operating Lease	Wilmington Trust Company	The Bank of New York
N967DL	53116	P725718D, P725747D	Operating Lease	Wilmington Trust Company	The Bank of New York
N968DL	53161	P725754D, P725779D	Operating Lease	Wilmington Trust Company	The Bank of New York
N969DL	53172	P725736D, P725768D	Operating Lease	Wilmington Trust Company	The Bank of New York
N970DL	53173	P725793D, P725775D	Operating Lease	Wilmington Trust Company	The Bank of New York
N971DL	53214	P725772D, P725795D	Operating Lease	Wilmington Trust Company	The Bank of New York
N972DL	53215	P725794D, P725790D	Operating Lease	Wilmington Trust Company	The Bank of New York
N973DL	53241	P725835D, P725818D	Operating Lease	Wilmington Trust Company	The Bank of New York
N974DL	53242	P725819D, P725820D	Operating Lease	Wilmington Trust Company	The Bank of New York
N975DL	53243	P725812D, P725813D	Operating Lease	Wilmington Trust Company	The Bank of New York
N976DL	53257	P725774D, P725837D	Operating Lease	Wilmington Trust Company	The Bank of New York
N977DL	53258	P725840D, P725841D	Operating Lease	Wilmington Trust Company	The Bank of New York
N978DL	53259	P725815D, P725844D	Operating Lease	Wilmington Trust Company	The Bank of New York
N979DL	53266	P725865D, P725866D	Operating Lease	Wilmington Trust Company	The Bank of New York
N980DL	53267	P725867D, P725869D	Operating Lease	Wilmington Trust Company	The Bank of New York
N981DL	53268	P725861D, P725870D	Operating Lease	Wilmington Trust Company	The Bank of New York

[2]	Subject to maintenance lien of Avborne Heavy Maintenance, Inc. FAA release and Disclaimer filed on Friday, April 27, 2007, and removal of lien to be confirmed on Monday, April 30, 2007.

[3]	Subject to maintenance lien of Avborne Heavy Maintenance, Inc. FAA release and Disclaimer filed on Friday, April 27, 2007, and removal of lien to be confirmed on Monday, April 30, 2007.

3

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N982DL	53273	P725877D, P725878D	Operating Lease	Wilmington Trust Company	The Bank of New York
N983DL	53274	P725817D, P725898D	Operating Lease	Wilmington Trust Company	The Bank of New York
N984DL	53311	P726005D, P725937D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N987DL	53338	P726002D, P726003D	Mortgage	Delta Air Lines. Inc.	Wells Fargo Bank Northwest N.A.
N990DL	53342	P725944D, P725945D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N993DL	53345	P725896D, P725921D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N996DL	53363	P725365D, P726056D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N999DN	53371	P725995D, P725997D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N902DE	53379	P726010D, P726048D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N905DE	53410	P726835D, P726838D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N908DE	53417	P726915D, P726926D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N911DE	49967	P726925D, P726934D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N914DE	49957	P726943D, P726944D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N917DE	49958	P726916D, P726958D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N920DE	53423	P726980D, P726984D	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.

McDonnell Douglas MD-90-30; IAE V2528-D5

N901DA	53381	V20016, V20017	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N904DA	53384	V20012, V20013	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N907DA	53387	V20023, V20024	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N910DN	53390	V20031, V20032	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N913DN	53393	V20072, V20073	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.

Boeing 757-232; P&W PW2037

N602DL	22809	P716328B, P716307B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N603DL	22810	P716309B, P716311B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N604DL	22811	P716303B, P716384B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N605DL	22812	P716317B, P716318B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N607DL	22814	P716511B, P716517B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N609DL	22816	P716361B, P716304B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest

4

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N610DL	22817	P716363B, P716365B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N611DL	22818	P716504B, P716515B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N612DL	22819	P716333B, P716387B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest
N616DL	22823	P716391B, P716397B	Operating Lease	Wilmington Trust Company	N/A
N617DL	22907	P716398B, P716404B	Operating Lease	Wilmington Trust Company	Erste Bank der Oesterreichischen Sparkassen AG, London Branch
N618DL	22908	P716400B, P716401B	Operating Lease	Wilmington Trust Company	N/A
N619DL	22909	P716408B, P716413B	Operating Lease	Wilmington Trust Company	The Bank of New York
N620DL	22910	P716435B, P716429B	Operating Lease	Wilmington Trust Company	The Bank of New York
N621DL	22911	P716432B, P716434B	Operating Lease	Wilmington Trust Company	N/A
N622DL	22912	P716433B, P716426B	Operating Lease	Wilmington Trust Company	N/A
N623DL	22913	P716448B, P716442B	Operating Lease	Wilmington Trust Company	The Bank of New York
N624DL	22914	P716440B, P716443B	Operating Lease	Wilmington Trust Company	The Bank of New York
N625DL	22915	P716456B, P716439B	Operating Lease	Wells Fargo Bank Northwest	The Bank of New York
N626DL	22916	P716447B, P716454B	Operating Lease	Wilmington Trust Company	The Bank of New York
N627DL	22917	P716458B, P716438B	Operating Lease	Wells Fargo Bank Northwest	The Bank of New York
N628DL	22918	P716464B, P716465B	Operating Lease	Wilmington Trust Company	The Bank of New York
N629DL	22919	P716462B, P716467B	Operating Lease	Wilmington Trust Company	The Bank of New York
N630DL	22920	P716483B, P716383B	Operating Lease	Wilmington Trust Company	The Bank of New York
N631DL	23612	P716471B, P716463B	Operating Lease	Wilmington Trust Company	The Bank of New York
N632DL	23613	P716475B, P716480B	Operating Lease	Wilmington Trust Company	The Bank of New York
N633DL	23614	P716474B, P716479B	Operating Lease	Wells Fargo Bank Northwest	The Bank of New York
N634DL	23615	P716481B, P716482B	Operating Lease	Wilmington Trust Company	N/A
N635DL	23762	P716478B, P716484B	Operating Lease	Wilmington Trust Company	Wells Fargo Bank Northwest N.A.
N636DL	23763	P716487B, P716485B	Operating Lease	Wilmington Trust Company	Wells Fargo Bank Northwest N.A.
N637DL	23760	P716490B, P716488B	Operating Lease	Wilmington Trust Company	Wells Fargo Bank Northwest N.A
N638DL	23761	P716489B, P716491B	Operating Lease	Wilmington Trust Company	Wells Fargo Bank Northwest N.A
N641DL	23995	P716508B, P716509B	Capital Lease	Wilmington Trust Company	Bank Hapoalim B.M., New York Branch
N645DL	24216	P716519B, P716520B	Capital Lease	Wilmington Trust Company	Bank Hapoalim B.M., New York Branch
N650DL	24390	P716525B, P716532B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N653DL	24393	P716539B, P716540B	Capital Lease	Wilmington Trust Company	Bank Hapoalim B.M., New York Branch
N654DL	24394	P716541B, P716542B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N657DL	24419	P716547B, P716548B	Operating Lease	Wilmington Trust Company	The Bank of New York
N658DL	24420	P716549B, P716550B	Operating Lease	V16D-MD757, LLC	The Bank of New York
N659DL	24421	P716551B, P716552B	Operating Lease	Wilmington Trust Company	The Bank of New York
N660DL	24422	P716553B, P716554B	Operating Lease	Wilmington Trust Company	The Bank of New York
N661DN	24972	P716557B, P716558B	Operating Lease	Wilmington Trust Company	The Bank of New York
N662DN	24991	P716559B, P716560B	Operating Lease	Wilmington Trust Company	The Bank of New York
N663DN	24992	P716561B, P716562B	Operating Lease	Wilmington Trust Company	The Bank of New York
N664DN	25012	P716563B, P716564B	Operating Lease	Wilmington Trust Company	The Bank of New York
N665DN	25013	P716565B, P716566B	Operating Lease	Wilmington Trust Company	N.A.
N666DN	25034	P726539B, P716568B	Operating Lease	Wilmington Trust Company	The Bank of New York

5

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N667DN	25035	P716569B, P716570B	Operating Lease	Wilmington Trust Company	The Bank of New York
N668DN	25141	P716571B, P716572B	Operating Lease	Wilmington Trust Company	The Bank of New York
N669DN	25142	P716573B, P716574B	Operating Lease	Wilmington Trust Company	The Bank of New York
N670DN	25331	P716575B, P716576B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N673DL	25978	P716584B, P716585B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N675DL	25980	P716588B, P716589B	Operating Lease	Wilmington Trust Company	The Bank of New York
N677DL	25982	P716592B, P716593B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N680DA	26956	P716599B, P726702B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N681DA	26957	P726709B, P726698BCN	Operating Lease	Wilmington Trust Company	The Bank of New York
N682DA	26958	P726689BCN, P726710B	Operating Lease	Wilmington Trust Company	The Bank of New York
N683DA	27103	P726715B, P726714B	Operating Lease	Wilmington Trust Company	The Bank of New York
N684DA	27104	P727102CN, P726700CN	Operating Lease	Wilmington Trust Company	The Bank of New York
N685DA	27588	P727150B, P727151B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N686DA	27589	P727156B, P727157B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N687DL	27586	P727261B, P727262B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N688DL	27587	P727265B, P727266B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N689DL	27172	P727271B, P727272B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N690DL	27585	P727274B, P727275B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N692DL	29724	P727276B, P727277B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N693DL	29725	P727284B, P727285B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N694DL	29726	P727289B, P727290B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N695DL	29727	P727297B, P727298B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N696DL	29728	P728704B, P727288B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N697DL	30318	P728721B, P728722B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N698DL	29911	P728727B, P728728B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N699DL	29970	P728731B, P728732B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6700	30337	P728733B, P728734B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6701	30187	P728737B, P728738B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6702	30188	P728742B, P728744B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6703D	30234	P728751B, P728752B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6704Z	30396	P728753B, P728754B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6705Y	30397	P728759B, P728760B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6706Q	30422	P728761B, P728762B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6707A	30395	P728763B, P728764B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6708D	30480	P728766B, P728767B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6709	30481	P728768B, P728769B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6710E	30482	P728770B, P728771B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6711M	30483	P728772B, P728773B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6712B	30484	P728774B, P728775B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6713Y	30777	P728776B, P728777B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6714Q	30485	P728778B, P728780B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6715C	30486	P728781B, P728783B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6716C	30838	P728786B, P728787B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N6717	30839	P728790B, P728791B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

Boeing 767-332; GE CF6-80A2

N102DA	22214
N120DL	23279	580322, 580321	Operating Lease	Wilmington Trust Company	The Bank of New York
N121DE	23435	580327, 580292	Operating Lease	Wilmington Trust Company	The Bank of New York

6

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N122DL	23436	580325, 580329	Operating Lease	Wilmington Trust Company	The Bank of New York
N123DN	23437	580349, 580346	Operating Lease	Wilmington Trust Company	The Bank of New York
N124DE	23438	580350, 580351	Operating Lease	Wilmington Trust Company	The Bank of New York
N125DL	24075	580356, 580358	Operating Lease/ETC	Wilmington Trust Company	The Bank of New York
N126DL	24076	580366, 580363	Operating Lease/ETC	Wilmington Trust Company	The Bank of New York
N127DL	24077	580364, 580365	Operating Lease/ETC	Wilmington Trust Company	The Bank of New York
N128DL	24078	580370, 580367	Operating Lease	Wilmington Trust Company	The Bank of New York
N129DL	24079	580373, 580372	Operating Lease	Wilmington Trust Company	The Bank of New York
N130DL	24080	580362, 580371	Operating Lease	Wilmington Trust Company	The Bank of New York
N131DN	24852	580387, 580388	Operating Lease	Wilmington Trust Company	The Bank of New York
N132DN	24981	580393, 580390	Operating Lease	Wilmington Trust Company	The Bank of New York
N133DN	24982	580395, 580394	Operating Lease	Wilmington Trust Company	The Bank of New York
N134DL	25123	580398, 580396	Operating Lease	Wilmington Trust Company	The Bank of New York
N135DL	25145	580399, 580397	Operating Lease	Wilmington Trust Company	The Bank of New York
N136DL	25146	580401, 580402	Operating Lease	Wilmington Trust Company	The Bank of New York
N137DL	25306	580403, 580400	Operating Lease	Wilmington Trust Company	The Bank of New York
N138DL	25409	580405, 580406	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.

Boeing 767-332ER; P&W PW4060

N140LL	25988	P724687B, P724688B	Operating Lease/PTC	Wilmington Trust Company	The Bank of New York
N1402A	25989	P724691B, P724692B	Operating Lease/PTC	Wilmington Trust Company	The Bank of New York
N143DA	25991	P727830B, P727831B	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N144DA	27584	P727893B, P727894B	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N172DN	24775	P724138B, P724139B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N174DN	24802	P724150B, P724151B	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N176DN	25061	P724163B, P724164B	Operating Lease	Wilmington Trust Company	The Bank of New York
N177DN	25122	P724165B, P724166B	Operating Lease	Wilmington Trust Company	The Bank of New York
N178DN	25143	P724168B, P724169B	Operating Lease	Wilmington Trust Company	The Bank of New York
N179DN	25144	P724314B, P724171B	Operating Lease	Wilmington Trust Company	The Bank of New York
N180DN	25985	P724415CN, P724416CN	Operating Lease	Wilmington Trust Company	The Bank of New York
N181DN	25986	P724638B, P724639B	Operating Lease	Wilmington Trust Company	The Bank of New York
N182DN	25987	P724655B, P724656B	Operating Lease	Wilmington Trust Company	The Bank of New York
N184DN	27111	P724685B, P724686P	Operating Lease	Wilmington Trust Company	N/A
N185DN	27961	P724715B, P724716B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N186DN	27962	P724719B, P727524CN	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N187DN	27582	P724740B, P724741B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N188DN	27583	P724750B, P724751B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N189DN	25990	P727620B, P727621B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N190DN	28447	P727649B, P727650B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N191DN	28448	P727654B, P727655B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N192DN	28449	P727678B, P727679B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N193DN	28450	P727707B, P727708B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N194DN	28451	P727717B, P727718B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N195DN	28452	P727723B, P727724B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N196DN	28453	P727725B, P727726B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N197DN	28454	P727738B, P727739B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N198DN	28455	P727744B, P727745B	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N199DN	28456	P727753B, P727754B	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1200K	28457	P727774B, P727775B	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1201P	28458	P727776B, P727777B	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

7

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
Boeing 767-3P6ER; GE CF6-80C2B4

N1501P	24983	695443, 695446	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.
N154DL	25241	695373, 695339	Mortgage	Delta Air Lines, Inc.	Wells Fargo Bank Northwest N.A.

Boeing 767-332ER; GE CF6-80C2B6F

N394DL	27394	704233, 704234	Operating Lease	Wilmington Trust Company	N/A
N169DZ	29689	704702, 704703	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1602	29694	704805, 704806	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1603	29695	704808, 704809	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1604R	30180	704865, 704866	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1605	30198	704883, 704884	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N16065	30199	704887, 704888	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1607B	30388	704999, 706101	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1608	30573	706106, 706110	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1609	30574	706111, 706112	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1610D	30594	706113, 706114	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1611B	30595	706140, 706137	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1612T	30575	706318, 706319	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N1613B	32776	706354, 706355	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N171DZ	29690	704738, 704739	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N172DZ	29691	704750, 704747	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N173DZ	29692	704736, 704746	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N174DZ	29693	704749, 704751	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N175DZ	29696	704823, 704824	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N176DZ	29697	704848, 704849	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N177DZ	29698	704871, 704872	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N178DZ	30596	706131, 706136	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

Boeing 767-432ER; GE CF6-80C2B8FG01

N825MH	29703	704897, 706174	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N826MH	29713	704896, 704929	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N827MH	29705	704952, 704953	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N828MH	29699	706120, 706121	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N829MH	29700	706150, 706151	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N830MH	29701	706162, 706163	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N831MH	29702	706164, 706165	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N832MH	29704	706181, 706182	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N833MH	29706	706192, 706193	EETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N834MH	29707	706203, 706204	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N835MH	29708	706205, 706206	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N836MH	29709	706224, 706225	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N837MH	29710	706232, 706233	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N838MH	29711	706238, 706239	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N839MH	29712	706253, 706254	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N840MH	29718	706287, 706288	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N841MH	29714	706385, 706386	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N842MH	29715	706381, 706382	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N843MH	29716	706412, 706413	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N844MH	29717	706431, 706433	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N845MH	29719	706446, 706447	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

8

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
Boeing 777-232; RR RB211-Trent 892-17

N860DA	29951	51145, 51146	EEETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N861DA	29952	51149, 51150	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N862DA	29734	51175, 51177	EEETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N863DA4	29735	51188, 51191	EEETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N864DA	29736	51193, 51194	EEETC Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N865DA	29737	51200, 51201	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N866DA	29738	51204, 51205	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
N867DA	29743	51360, 51361	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

Bombardier CL-600-2B19 (CRJ 200) ; GE CF 34-3B1

N928EV	8006	950283, 950274	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N929EV	8007	950285, 950284	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N930EV	8014	950303, 950306	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N931EV	8015	950331, 950332	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N932EV	8016	950311, 950310	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N933EV	8022	950325, 950329	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N934EV	8028	950363, 950362	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N935EV	8037	950387, 950409	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N936EV	8038	950389, 950390	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N937EV	8042	950406, 950404	Mortgage	Delta Air Lines, Inc.	Wilmington Trust Company
N970EV (formerly N663BR)	7527	873055, 873053	Operating Lease	Wachovia Bank, N.A.	N/A
N980EV (formerly N692BR)	7759	873667, 873670	Operating Lease	Wachovia Bank, N.A.	N/A
N974EV (formerly N672BR)	7594	873225, 873228	Operating Lease	Wachovia Bank, N.A.	N/A
N975EV (formerly N673BR)[5]	7599	873245, 873242	Operating Lease	Wachovia Bank, N.A.	N/A
N976EV (formerly N674BR)	7601	873251, 873254	Operating Lease	Wachovia Bank, N.A.	N/A
N977EV (formerly N687BR)	7720	873587, 873588	Operating Lease	Wachovia Bank, N.A.	N/A
N981EV	7768	873693, 873695	Operating Lease	Wachovia Bank, N.A.	N/A
N978EV (formerly N688BR)	7723	873597, 873594	Operating Lease	Wachovia Bank, N.A.	N/A
N971EV (formerly N664BR)	7528	873050, 873051	Operating Lease	Wachovia Bank, N.A.	N/A

[4]	Subject to purported maintenance lien of Triad International Maintenance Corporation. FAA release and Disclaimer filed on Thursday, April 26, 2007 and removal of lien to be confirmed on Monday, April 30, 2007.

[5]	Subject to tax lien of Tarrant County. FAA release and Disclaimer to be filed and removal of lien to be confirmed on Monday, April 30, 2007.

9

					Mortgagee / Indenture
Reg.#	MS#	Engines	Transaction Type	Owner / Lessor	Trustee
N972EV (formerly N665BR)	7534	873065, 873070	Operating Lease	Wachovia Bank, N.A.	N/A
N973EV (fromerly N708BR)	7575	873183, 873184	Operating Lease	Wachovia Bank, N.A.	N/A
N979EV (formerly N689BR)	7737	873821, 873622	Operating Lease	Wachovia Bank, N.A.	N/A

Bombardier CL-600-2B19 (CRJ 700); CF34-3B1

N680BR	7679	873482, 873483	Operating Lease	Delta Air Lines, Inc.	Wachovia
N684BR	7708	873552, 873553	Operating Lease	Delta Air Lines, Inc.	Wachovia
N681BR	7680	873480, 873481	Operating Lease	Delta Air Lines, Inc.	Wachovia
N682BR	7691	873533, 873534	Operating Lease	Delta Air Lines, Inc.	Wachovia
N683BR	7692	873519, 873520	Operating Lease	Delta Air Lines, Inc.	Wachovia
N685BR	7712	873590, 873591	Operating Lease	Delta Air Lines, Inc.	Wachovia
N686BR	7715	873572, 873573	Operating Lease	Delta Air Lines, Inc.	Wachovia
N629BR	7251	872356, 872357	Operating Lease	Delta Air Lines, Inc.	Wachovia
N675BR	7635	873328, 873356	Operating Lease	Delta Air Lines, Inc.	Wachovia
N659BR	7509	872999, 873000	Operating Lease	Delta Air Lines, Inc.	Wachovia
The aircraft, engines, and propellers listed below are owned by Delta Air Lines, Inc. or leased to Delta Air Lines, Inc. and leased or subleased to Atlantic Southeast Airlines, Inc. and may be subject to other liens and encumbrances securing indebtedness and obligations relating thereto.
Embraer EMB-120ER & EMB-120RT

Reg.#	MS#	Engines	Propellers
N232AS	120036	115503, 115514	901109, 871053
N500AS	120272		911132, 920128
			911209, 890509
			860319, 910527
			911130, 910247
			930523, 880912
			890903, 920415
			900409, 910314
			860217, 901219
			841019, 920131
			871115, 900736
			910347, 900209
			881025, 920127
			911121, 870309
			910529, 880308

P&W PW147

Reg.#	MS#	Engines	Propellers
PW147	115301
PW147	115511
PW147	115358
PW147	127005
PW147	127150
PW147	127044

10

Hamilton Standard 14RF-9

Reg.#	MS#	Engines	Propellers
Hamilton 14RF-9	860910
Hamilton 14RF-9	880414
Hamilton 14RF-9	880712
Hamilton 14RF-9	890626
Hamilton 14RF-9	860624
Hamilton 14RF-9	940615
Hamilton 14RF-9	901019
Hamilton 14RF-9	880101
Hamilton 14RF-9	851003
Hamilton 14RF-9	890104
Hamilton 14RF-9	901112
Hamilton 14RF-9	870834
Hamilton 14RF-9	880533
Hamilton 14RF-9	901201
Hamilton 14RF-9	880912
Hamilton 14RF-9	870834
Hamilton 14RF-9	870515
Hamilton 14RF-9	870218
Hamilton 14RF-9	841020
Hamilton 14RF-9	850401
ATR72-212; P&W PW127

Reg.#	MS#	Engines
N640AS	405
N641AS	387	127095, 127057
N642AS	395	127098, 127147
N643AS	413	127157, 127082
Hamilton Standard 247F-1

Reg.#	MS#	Engines	Propellers
Hamilton 247F-1	930310
Hamilton 247F-1	930311
Hamilton 247F-1	930312
Hamilton 247F-1	930313
Hamilton 247F-1	930414
Hamilton 247F-1	930510
Hamilton 247F-1	930511
Hamilton 247F-1	930512
Hamilton 247F-1	930513
Hamilton 247F-1	930514
Hamilton 247F-1	930413
Hamilton 247F-1	930515
Hamilton 247F-1	930612
Hamilton 247F-1	930713
Hamilton 247F-1	930714
Hamilton 247F-1	930715
Hamilton 247F-1	930910
Hamilton 247F-1	941114
Hamilton 247F-1	950317

11

Reg.#	MS#	Engines	Propellers
Hamilton 247F-1	951210
Hamilton 247F-1	930713
Hartzell 247F-1	941114
Hamilton 247F-1	940416
Hamilton 247F-1	930510
Hamilton 247F-1	930714
Hamilton 247F-1	930312
Hamilton 247F-1	940514
Hamilton 247F-1	940113
Hamilton 247F-1	930414
Hamilton 247F-1	951210
Hamilton 247F-1	950612
Hamilton 247F-1	930413
Hamilton 247F-1	930511
Hamilton 247F-1	930513
Hamilton 247F-1	940417
Hamilton 247F-1	930515
Hamilton 247F-1	930612
Hamilton 247F-1	930715
Hamilton 247F-1	950317
Hamilton 247F-1	950613
Hamilton 247F-1	940217
Hamilton 247F-1	931010
Hamilton 247F-1	940314
Hamilton 247F-1	940910
Hamilton 247F-1	930310
Hamilton 247F-1	930311
Hamilton 247F-1	930512
Hamilton 247F-1	930313
DIP Aircraft and Engines6

	FAA Registration	Manufacturer’s Serial		Engines Serial
Aircraft Model	Number	Number	Engine Model and Type	Number
Boeing 737-232	N324DL	23096	Pratt & Whitney JT8D-15A	P709173B, P709175B
Boeing 737-232	N325DL	23097	Pratt & Whitney JT8D-15A	P708176B, P709177B
Boeing 737-247	N236WA	23184	Pratt & Whitney JT8D-15A	P709212B, P709213B
Boeing 737-247	N237WA	23185	Pratt & Whitney JT8D-15A	P709216B, P709217B
Boeing 737-247	N238WA	23186	Pratt & Whitney JT8D-15A	P709218B, P709219B
Boeing 737-247	N239WA	23187	Pratt & Whitney JT8D-15A	P709226B, P709227B
McDonnell Douglas MD-88	N926DL	49713	Pratt & Whitney JT8D-219	P718170D, P718171D
McDonnell Douglas MD-88	N927DA	49714	Pratt & Whitney JT8D-219	P718172D
McDonnell Douglas MD-88	N928DL	49715	Pratt & Whitney JT8D-219	P718175D, P718176D
McDonnell Douglas MD-88	N929DL	49716	Pratt & Whitney JT8D-219	P718177D, P718178D
McDonnell Douglas MD-88	N930DL	49717
McDonnell Douglas MD-88	N931DL	49718	Pratt & Whitney JT8D-219	P718202D, P718203D

[6]	To be removed substantially contemporaneously with closing.

12

	FAA Registration	Manufacturer’s Serial		Engines Serial
Aircraft Model	Number	Number	Engine Model and Type	Number
McDonnell Douglas MD-88	N932DL	49719	Pratt & Whitney JT8D-219	P718224D, P718225D
McDonnell Douglas MD-88	N933DL	49720	Pratt & Whitney JT8D-219	P718212D, P718208D
McDonnell Douglas MD-88	N934DL	49721	Pratt & Whitney JT8D-219	P718216D, P718217D
McDonnell Douglas MD-88	N935DL	49722	Pratt & Whitney JT8D-219	P718218D, P718223D
McDonnell Douglas MD-88	N936DL	49723	Pratt & Whitney JT8D-219	P718226D, P718228D
McDonnell Douglas MD-88	N937DL	49810	Pratt & Whitney JT8D-219	P718247D, P718248D
McDonnell Douglas MD-88	N938DL	49811	Pratt & Whitney JT8D-219	P725356D, P718282D
McDonnell Douglas MD-88	N939DL	49812	Pratt & Whitney JT8D-219	P725358D, P725368D
McDonnell Douglas MD-88	N940DL	49813	Pratt & Whitney JT8D-219	P725393D,

			Pratt & Whitney JT8D-219 (shown as Pratt & Whitney JT8D-217 on FAA record)	P726021D

McDonnell Douglas MD-88	N941DL	49814	Pratt & Whitney JT8D-219	P725395D, P725416D
McDonnell Douglas MD-88	N942DL	49815	Pratt & Whitney JT8D-219	P725354D, P725396D
McDonnell Douglas MD-88	N943DL	49816	Pratt & Whitney JT8D-219	P725403D, P725419D
McDonnell Douglas MD-88	N944DL	49817
McDonnell Douglas MD-88	N945DL	49818	Pratt & Whitney JT8D-219	P725373DCN, P725390DCN
McDonnell Douglas MD-88	N948DL	49879	Pratt & Whitney JT8D-219	P725488D, P725489D
McDonnell Douglas MD-88	N950DL	49881	Pratt & Whitney JT8D-219	P718179D, P718214D
McDonnell Douglas MD-88	N951DL	49882	Pratt & Whitney JT8D-219	P725513D, P725514D
McDonnell Douglas MD-88	N985DL	53312	Pratt & Whitney JT8D-219	P725977D, P725978D
McDonnell Douglas MD-88	N986DL	53313	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726011D, P725989D
McDonnell Douglas MD-88	N988DL	53339	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726015D, P726007D
McDonnell Douglas MD-88	N989DL	53341	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726047D, P726088D
McDonnell Douglas MD-88	N991DL	53343	Pratt & Whitney JT8D-219	P725939D, P725959D
McDonnell Douglas MD-88	N992DL	53344	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726038D, P726031D
McDonnell Douglas MD-88	N994DL	53346	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726051D, P726053D
McDonnell Douglas MD-88	N995DL	53362	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726086D, P726081D
McDonnell Douglas MD-88	N997DL	53364	Pratt & Whitney JT8D-219	P726067D, P726069D
McDonnell Douglas MD-88	N998DL	53370	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726074D, P726077D
McDonnell Douglas MD-88	N900DE	53372	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726082D, P726087D
McDonnell Douglas MD-88	N901DE	53378	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726052D, P726822D
McDonnell Douglas MD-88	N903DE	53380	Pratt & Whitney JT8D-219	P726826D, P726827D

13

	FAA Registration	Manufacturer’s Serial		Engines Serial
Aircraft Model	Number	Number	Engine Model and Type	Number
McDonnell Douglas MD-88	N904DE	53409	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P725998D, P726872D
McDonnell Douglas MD-88	N906DE	53415	Pratt & Whitney JT8D-219	P726009D, P726905D
McDonnell Douglas MD-88	N907DE	53416	Pratt & Whitney JT8D-219	P726907D, P726908D
McDonnell Douglas MD-88	N909DE	53418	Pratt & Whitney JT8D-219	P726923D, P726924D
McDonnell Douglas MD-88	N910DE	53419	Pratt & Whitney JT8D-219	P725380D, P726918D
McDonnell Douglas MD-88	N912DE	49997	Pratt & Whitney JT8D-219	P726931D, P726933D
McDonnell Douglas MD-88	N913DE	49956	Pratt & Whitney JT8D-219	P726865D, P726932D
McDonnell Douglas MD-88	N915DE	53420	Pratt & Whitney JT8D-219	P726929D, P726952D
McDonnell Douglas MD-88	N916DE	53421	Pratt & Whitney JT8D-219	P726950D, P726951D
McDonnell Douglas MD-88	N918DE	49959	Pratt & Whitney JT8D-219	P726967D, P726968D
McDonnell Douglas MD-88	N919DE	53422	Pratt & Whitney JT8D-219	P726976D, P726979D
McDonnell Douglas MD-90-30	N902DA	53382	International Aero Engines V2528-D5	V20007, V20008
McDonnell Douglas MD-90-30	N903DA	53383	International Aero Engines V2528-D5	V20009, V20010
McDonnell Douglas MD-90-30	N905DA	53385	International Aero Engines V2528-D5	V20014, V20015
McDonnell Douglas MD-90-30	N906DA	53386	International Aero Engines V2528-D5	V20019, V20021
McDonnell Douglas MD-90-30	N908DA	53388	International Aero Engines V2528-D5	V20025, V20026
McDonnell Douglas MD-90-30	N909DA	53389	International Aero Engines V2528-D5	V20030, V20027
McDonnell Douglas MD-90-30	N911DA	53391	International Aero Engines V2528-D5	V20035, V20036
McDonnell Douglas MD-90-30	N912DN	53392	International Aero Engines V2528-D5	V20045, V20046
McDonnell Douglas MD-90-30	N914DN	53394	International Aero Engines V2528-D5	V20075, V20070
McDonnell Douglas MD-90-30	N915DN	53395	International Aero Engines V2528-D5	V20079, V20074
McDonnell Douglas MD-90-30	N916DN	53396	International Aero Engines V2528-D5	V20084, V20080
Boeing 757-232	N601DL	22808	Pratt & Whitney PW2037	P716336B
Boeing 757-232	N606DL	22813	Pratt & Whitney PW2037	P716325B
Boeing 757-232	N608DA	22815	Pratt & Whitney PW2037	P716348B
Boeing 757-232	N613DL	22820	Pratt & Whitney PW2037	P716308B, P716385B
Boeing 757-232	N614DL	22821
Boeing 757-232	N615DL	22822	Pratt & Whitney PW2037	P716366B, P716392B
Boeing 757-232	N639DL	23993	Pratt & Whitney PW2037	P716305B, P716505B
Boeing 757-232	N640DL	23994	Pratt & Whitney PW2037	P716506B, P716507B
Boeing 757-232	N642DL	23996	Pratt & Whitney PW2037	P716512B, P716513B
Boeing 757-232	N643DL	23997	Pratt & Whitney PW2037	P716510B, P716310B
Boeing 757-232	N644DL	23998	Pratt & Whitney PW2037	P716514B, P716326B
Boeing 757-232	N646DL	24217	Pratt & Whitney PW2037	P716518B, P716522B
Boeing 757-232	N647DL	24218	Pratt & Whitney PW2037	P716523B, P716528B

14

	FAA Registration	Manufacturer’s Serial		Engines Serial
Aircraft Model	Number	Number	Engine Model and Type	Number
Boeing 757-232	N648DL	24372	Pratt & Whitney PW2037	P716359B, P716524B
Boeing 757-232	N649DL	24389	Pratt & Whitney PW2037	P716526B, P716534B
Boeing 757-232	N651DL	24391	Pratt & Whitney PW2037	P716521B, P716536B
Boeing 757-232	N652DL	24392	Pratt & Whitney PW2037	P716537B, P716527B
Boeing 757-232	N655DL	24395	Pratt & Whitney PW2037	P716543B, P716544B
Boeing 757-232	N656DL	24396	Pratt & Whitney PW2037	P716545B, P716546B
Boeing 757-232	N671DN	25332	Pratt & Whitney PW2037	P716577B, P716578B
Boeing 757-232	N672DL	25977	Pratt & Whitney PW2037	P716581B, P716582B
Boeing 757-232	N674DL	25979	Pratt & Whitney PW2037	P716586B, P716587B
Boeing 757-232	N676DL	25981	Pratt & Whitney PW2037	P716590B, P716591B
Boeing 757-232	N678DL	25983	Pratt & Whitney PW2037	P716595B, P716596B
Boeing 757-232	N679DA	26955	Pratt & Whitney PW2037	P716598B, P726701B
Boeing 757-26D	N900PC	28446	Pratt & Whitney PW2037	P727211B, P727212B
Boeing 757-212	N751AT	23125	Pratt & Whitney PW2037	P716315, P716324
Boeing 757-212	N750AT	23126	Pratt & Whitney PW2037	P716341, P716327
Boeing 757-212	N757AT	23127	Pratt & Whitney PW2037	P716329, P716316
Boeing 757-212	N752AT	23128	Pratt & Whitney PW2037	P716339, P716320
Boeing 767-332	N139DL	25984	General Electric CF6-80A2	P580144
Boeing 767-332ER	N171DN	24759
Boeing 767-332ER	N173DN	24800
Boeing 767-332ER	N175DN	24803	Pratt & Whitney PW4060	P724146B, P724147B
Boeing 767-332ER	N183DN	27110	Pratt & Whitney PW4060	P724681B, P724682B
Boeing 767-3P6ER	N152DL	24984	General Electric CF6-80C2B4	695307, 695376
Boeing 767-3P6ER	N153DL	24985	General Electric CF6-80C2B4	695476, 695438
Boeing 767-3P6ER	N155DL	25269	General Electric CF6-80C2B4	695442, 695334
Boeing 767-3P6ER	N156DL	25354	General Electric CF6-80C2B4	695374, 695521

15

II. Comair, Inc.
Bombardier CL-600-2C10; GE CF 34-8C1

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
N317CA	10055	GE-E-965333; GE-E-965326	Debt	Comair, Inc.	Export Development Canada
N331CA	10061	GE-E-965350; GE-E-965349	Debt	Comair, Inc.	Export Development Canada
N340CA	10062	GE-E-965351; GE-E-965352	Debt	Comair, Inc.	Export Development Canada
N354CA	10064	GE-E-965359; GE-E-965360	Debt	Comair, Inc.	Export Development Canada
N355CA	10067	GE-E-965363; GE-E-965358	Debt	Comair, Inc.	Export Development Canada
N367CA	10069	GE-E-963365; GE-E-873366	Debt	Comair, Inc.	Export Development Canada
N368CA	10075	GE-E-965372; GE-E-965373	Debt	Comair, Inc.	Export Development Canada
N374CA	10090	GE-E-965403; GE-E-965418	Debt	Comair, Inc.	Wilmington Trust Company
N376CA	10092	GE-E-965432; GE-E-965417	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N378CA	10097	GE-E-965421; GE-E-965424	Debt	Comair, Inc.	Wilmington Trust Company
N379CA	10102	GE-E-965420; GE-E-965426	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N390CA	10106	GE-E-965439; GE-E-965432	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N391CA	10108	GE-E-965437; GE-E-965438	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N398CA	10112	GE-E-965451; GE-E-965444	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N369CA	10079	GE-E-965380; GE-E-965381	Debt	Comair, Inc	Wells Fargo Bank Northwest
N371CA	10082	GE-E-965386; GE-E-965389	Debt	Comair, Inc	Wells Fargo Bank Northwest
N625CA	10113	GE-E-965453; GE-E-965438	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N641CA	10122	GE-E-965478; GE-E-965471	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N642CA	10125	GE-E-965477; GE-E-965458	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N653CA	10129	GE-E-965486; GE-E-965487	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N655CA	10134	GE-E-965496; GE-E-965497	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N656CA	10143	GE-E965519; GE-E965520	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N658CA	10148	GE-E-965528; GE-E-965533	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N659CA	10153	GE-E965538; GE-E965543	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N668CA	10162	GE-E965555; GE-E965558	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N669CA	10176	GE-E965589; GE-E965590	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N690CA	10182	GE-E-965600; GE-E-965623	Debt	Comair, Inc.	Wells Fargo Bank Northwest

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
Bombardier CL-600-2B19; GE CF 34-3A1

N403CA	7428	GE-E-807635; GE-E-807636	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N408CA	7440	GE-E-807637; GE-E-807638	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N409CA	7441	GE-E-807639; GE-E-807640	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N416CA	7450	GE-E-807644; GE-E-807645	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N420CA	7451	GE-E-807646; GE-E- 807647	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N427CA	7460	GE-E-807649; GE-E-807650	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N430CA	7461	GE-E-807652; GE-E-807653	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N435CA	7473	GE-E-807656; GE-E-807657	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N436CA	7482	GE-E-807642; GE-E-807655	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N442CA	7483	GE-E-807658; GE-E-807659	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N708CA	7235	GE-E-807525; GE-E-807536	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N709CA	7238	GE-E-807527; GE-E-807528	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N710CA	7241	GE-E-807529; GE-E-807530	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N712CA	7244	GE-E-807531; GE-E-807534	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N713CA	7245	GE-E-807532; GE-E-807533	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N716CA	7250	GE-E-807538; GE-E-807547	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N719CA	7253	GE-E-807539; GE-E-807541	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N721CA	7259	GE-E-807542; GE-E-807544	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N729CA	7265	GE-E-807545; GE-E-807548	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N735CA	7267	GE-E-807483; GE-E-807551	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N739CA	7273	GE-E-807520; GE-E-807535	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N592SW (f/k/a/N759CA)	7279	GE-E-807553; GE-E-807651	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N594SW (f/k/a/N767CA)	7285	GE-E-807537; GE-E-807540	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N595SW (f/k/a/N769CA)	7292	GE-E-807554; GE-E-807558	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N597SW (f/k/aN776CA)	7293	GE-E-807559; GE-E-807560	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N720SW (f/k/a/N778CA)	7297	GE-E-807563; GE-E-807568	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N779CA	7306	GE-E-807571; GE-E-807572	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N781CA	7312	GE-E-807462; GE-E-807552	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N783CA	7315	GE-E-807432; GE-E-807429	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N784CA	7319	GE-E-807556; GE-E-807557	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N785CA	7326	GE-E-807581; GE-E-807582	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N786CA	7333	GE-E-807583; GE-E-807584	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
N796CA	7338	GE-E-807585; GE-E-807586	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N797CA	7344	GE-E-807589; GE-E-807588	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N798CA	7348	GE-E-807593; GE-E-807592	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N804CA	7352	GE-E-807595; GE-E-807596	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N805CA	7354	GE-E-807594; GE-E-807599	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N806CA	7359	GE-E-807601; GE-E-807602	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N807CA	7364	GE-E-807603; GE-E-807604	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N809CA	7366	GE-E-807605; GE-E-807606	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N810CA	7370	GE-E-807607; GE-E-807608	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N811CA	7380	GE-E-807613; GE-E-807614	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N812CA	7381	GE-E-807615; GE-E-807616	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N814CA	7387	GE-E-807617; GE-E-807618	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N815CA	7397	GE-E-807622; GE-E-807625	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N816CA	7398	GE-E-807597; GE-E-807624	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N818CA	7408	GE-E-807626; GE-E-807627	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N819CA	7415	GE-E-807628; GE-E-807629	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N821CA	7420	GE-E-807621; GE-E-807632	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N912CA	7011	GE-E-807050; GE-E-807061	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N914CA	7012	GE-E-807037; GE-E-807038	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N915CA	7013	GE-E-807022; GE-E-807023	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N916CA	7014	GE-E-807031; GE-E-807032	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N917CA	7017	GE-E-807042; GE-E-807043	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N918CA	7018	GE-E-807046; GE-E-807047	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N920CA	7022	GE-E-807065; GE-E-807084	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N924CA	7026	GE-E-807076; GE-E-807077	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N926CA	7027	GE-E-807044; GE-E-807062	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N927CA	7031	GE-E-807095; GE-E-807096	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N929CA	7035	GE-E-807109; GE-E-807111	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
N931CA	7037	GE-E-807118; GE-E-807123	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N932CA	7038	GE-E-807087; GE-E-807088	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N933CA	7040	GE-E-807100; GE-E-807162	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N934CA	7042	GE-E-807142; GE-E-807143	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N587SW (f/k/a/N943CA)	7062	GE-E-807227; GE-E-807228	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N588SW (f/k/a/N945CA)	7069	GE-E-807253; GE-E-807254	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N589SW (f/k/a/N946CA)	7072	GE-E-807260; GE-E-807261	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N590SW (f/k/a/N947CA)	7077	GE-E-807310; GE-E-807311	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N591SW (f/k/a/N948CA)	7079	GE-E-807285; GE-E-807316	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N949CA	7080	GE-E-807283; GE-E-807288	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N951CA	7091	GE-E-807324; GE-E-807329	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N954CA	7100	GE-E-807319; GE-E-807354	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N956CA	7105	GE-E-807360; GE-E-807361	Leveraged Lease	Wells Fargo	State Street Bank and Trust Company
N957CA	7109	GE-E-807371; GE-E-807372	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N958CA	7111	GE-E-807377; GE-E-807332	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N959CA	7116	GE-E-807381; GE-E-807384	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N960CA	7117	GE-E-807383; GE-E-807382	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N962CA	7123	GE-E-807393; GE-E-807394	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N963CA	7127	GE-E-807402; GE-E-807403	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N964CA	7129	GE-E-807407; GE-E-807408	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N965CA	7131	GE-E-807414; GE-E-807415	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N966CA	7132	GE-E-807417; GE-E-807248	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
N967CA	7134	GE-E-807416; GE-E-807419	Leveraged Lease	Wachovia Bank	State Street Bank and Trust Company
N969CA	7141	GE-E-807434; GE-E-807435	Debt	Comair, Inc.	Commerzbank AG
N971CA	7145	GE-E-807437; GE-E-807448	Debt	Comair, Inc.	Commerzbank AG
N973CA	7146	GE-E-807449; GE-E-807450	Debt	Comair, Inc.	Commerzbank AG
N983CA	7169	GE-E-807480; GE-E-807481	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N984CA	7171	GE-E-807482; GE-E-807497	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N987CA	7199	GE-E-807500; GE-E-807502	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N988CA	7204	GE-E-807504; GE-E-807505	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N989CA	7215	GE-E-807507; GE-E-807524	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N991CA	7216	GE-E-807495; GE-E-807496	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N995CA	7229	GE-E-807521; GE-E-807522	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest
N999CA	7230	GE-E-807523; GE-E-807526	Leveraged Lease	Wachovia Bank	Wells Fargo Bank Northwest

Bombardier CL-600-2B19; GE CF 34-3B1

N443CA	7539	GE-E-873077; GE-E-873078	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N446CA	7546	GE-E-873024; GE-E-873092	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N447CA	7552	GE-E-873109; GE-E-887110	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N451CA	7562	GE-E-873135; GE-E-873136	Debt	Comair, Inc.	Export Development Canada
N455CA	7592	GE-E-873299; GE-E-873300	Debt	Comair, Inc.	Export Development Canada
N468CA	7649	GE-E-873395; GE-E-873392	Debt	Comair, Inc.	Export Development Canada
N471CA	7655	GE-E-873415; GE-E-873414	Debt	Comair, Inc.	Export Development Canada
N472CA	7667	GE-E-873443; GE-E-873456	Debt	Comair, Inc.	Export Development Canada
N477CA	7670	GE-E-873459; GE-E-873458	Debt	Comair, Inc.	Export Development Canada
N479CA	7675	GE-E-873470; GE-E-873464	Debt	Comair, Inc.	Export Development Canada
N487CA	7729	GE-E-873611; GE-E-873582	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N494CA	7765	GE-E-873681; GE-E-873674	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N495CA	7774	GE-E-873701; GE-E-873704	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N496CA	7791	GE-E-873743; GE-E-873739	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N498CA	7792	GE-E-873745; GE-E-873744	Debt	Comair, Inc.	Wells Fargo Bank Northwest

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
N506CA	7793	GE-E-873747; GE-E-873748	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N507CA	7796	GE-E-873755; GE-E-873756	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N510CA	7802	GE-E-873769; GE-E-873768	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N514CA	7809	GE-E-873785; GE-E-873786	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N518CA	7816	GE-E-873801; GE-E-873803	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N523CA	7821	GE-E-873815; GE-E-873813	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N526CA	7824	GE-E-873814; GE-E-873820	Debt	Comair, Inc.	Wells Fargo Bank Northwest
N528CA	7841	GE-E-873853; GE-E-873860	Debt	Comair, Inc.	Wells Fargo Bank Northwest

					Mortgagee/
					Indenture
Reg. #	MS #	Engines	Transaction Type	Owner/Lessor	Trustee
Bombardier CL-600-2B19; GE CF 34-3B1

N862AS	7476	GE-E-872911, GE-E-872993	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N869AS	7479	GE-E-873017, GE-E-872918	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N863AS	7487	GE-E-872935, GE-E-872940	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N866AS	7517	GE-E-872917, GE-E-872912	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N864AS	7502	GE-E-872978, GE-E-872979	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N865AS	7507	GE-E-872994, GE-E-873016	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N910EV	7727	GE-E-873599, GE-E-873602	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N912EV	7728	GE-E-873608, GE-E-873609	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N915EV	7754	GE-E-873656, GE-E-873659	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company
N913EV	7731	GE-E-873614, GE-E-873664	Operating Lease	Atlantic Southeast Airlines	Wilmington Trust Company

DIP Aircraft[7]

N868CA	7427	GE-E-807634; GE-E-807633		Comair, Inc.
N986CA	7174	GE-E-807477; GE-E-807488		Comair, Inc.
N936CA	7043	GE-E-807149; GE-E-807146		Comair, Inc.
N937CA	7044	GE-E-807147; GE-E-807151		Comair, Inc.
N938CA	7046	GE-E-807161; GE-E-807654		Comair, Inc.
N940CA	7048	GE-E-807169; GE-E-807170		Comair, Inc.
N941CA	7050	GE-E-807177; GE-E-807178		Comair, Inc.

7	To be removed substantially contemporaneously with closing.

III. Delta AirElite Business Jets, Inc.

Aircraft						Mortgagee / Indenture
Type	MS##	Reg.#	Engines	Transaction Type	Owner / Lessor	Trustee
Learjet Inc. Model 60	079	N95AG	PCE-305279, PCE-305280	Operating Lease	Delta AerElite Business Jets, Inc.	N/A
Lear 35A	405	N135DA	P89131, P74987	Operating Lease	Delta AerElite Business Jets, Inc.	N/A
Lear 60	028	N206HY	305173, 305175	Operating Lease	Merrill Lynch Capital	N/A
Challenger CL604	5398	N477DM	872443, 872444	Operating Lease	Delta AerElite Business Jets, Inc.	N/A
Challenger CL604	5359	N497DM	872257, 872256	Operating Lease	Delta AerElite Business Jets, Inc.	N/A
Lear 31A	163	N431DA	P99448, P99451	Operating Lease	Delta AerElite Business Jets, Inc.	N/A

IV. Delta Connection Academy, Inc.

					Mortgagee / Indenture
Reg #	MS #	Engines	Propeller	Owner / Lessor	Trustee (“IT”)
PA-28 Arrow
N2927Q	28R-7737043	L-18366-51A	778843	First America Corporation	N/A
N38294	28R-7737087	L-19511-51A	780172	First America Corporation	N/A
N378RS	28R-7837239	L-18975-51A	781931	First America Corporation	N/A
N78WA	28R-7837077	L-12490-51A	773480	First America Corporation	N/A
N6347C	28R-7837160	L-16638-51A	DY4571B	First America Corporation	N/A
N186CF	2844038	L-27244-51A	023106	Turk Aviation, LLC	N/A
N47839	28R-7837006	L-27100-51A	023110	BG Chipmunks, Inc.	N/A
N809MS	2837018	L-1922-51A	202897	VMC Aircraft, Inc.	N/A
N811MS	2837042	L-19287-51A	022434	D&J Smith Enterprises	N/A
Cessna 152/172
N46555				Tom Larrivee d/b/a T. and D. Ventures
N4924B				Tom Larrivee d/b/a T. and D. Ventures
N6106Q				Tom Larrivee d/b/a T. and D. Ventures
N53655				Tom Larrivee d/b/a T. and D. Ventures
N54164				Tom Larrivee d/b/a T. and D. Ventures
N49005	15281095	L-19485-15	QL004	BG Chipmunks, Inc.	N/A
N212JA	15283945	L-13254-15	R773351	Tom Larrivee d/b/a T. and D. Ventures	N/A
N24941	15280461	l-20265-15	R777365	Tom Larrivee d/b/a T. and D. Ventures	N/A
N25846	15280815	RL-12837-15	K6432	Tom Larrivee d/b/a T. and D. Ventures	N/A
N5368L	15284303	L-15646-15	WF43010	Tom Larrivee d/b/a T. and D. Ventures	N/A
N541G	12584193	L-21951-15	ROC016	Tom Larrivee d/b/a T. and D. Ventures	N/A
N67852	15285312	L-24097-15	RBC012	Tom Larrivee d/b/a T. and D. Ventures	N/A
N93483	15285499	L-17949-15	K7002	Tom Larrivee d/b/a T. and D. Ventures	N/A
N52365	17274504	L-10513-39A	83074	Tom Larrivee d/b/a T. and D. Ventures	N/A
N52841	17274618	RL-18833-39A	XG44018	ASI Productions, Inc.	N/A
N53588	17274782	L-9869-39A	723523	Oxford Aviation Corp.	N/A
N62046	17275202	RL-18311-39A	83567	Tom Larrivee d/b/a T. and D. Ventures	N/A
N66090	17275963	L-14457-39A	XJ44051	VMC Aircraft, Inc.	N/A
N89594	17276009	L-10847-39A		Tom Larrivee d/b/a T. and D. Ventures	N/A
N96172	17276031	L-13138-39A	XG44042	Tom Larrivee d/b/a T. and D. Ventures	N/A
N25379	15280626	L-14005-15	R11032	T. and D. Ventures	N/A
N48251	15283311	L-14689-15	K6126	T. and D. Ventures	N/A
N80427	15285361	L-16152-15	KC111	T. and D. Ventures	N/A
N93772	15285549	L-19546-15	VA43030	T. and D. Ventures	N/A
N52191	17274431	L-14790-39A	83090	Brian W. Reid	N/A
N52295	17274486	RL-18638-36A	83074	T. and D. Ventures	N/A
N52841	17274618	RL-18833-39A	XG44018	D & J Enterprises	N/A
N62038	17275201	L-11675-39A	UNK	T. and D. Ventures	N/A
N65517	17275770	L-12040-39A	BE001	T. and D. Ventures	N/A

Mortgagee / Indenture
Reg #	MS #	Engines	Propeller	Owner / Lessor	Trustee (“IT”)
C-90
9426				Central Virginia Aviation
761K				Central Virginia Aviation
The aircraft listed below are owned by Delta Connection Academy, Inc. (the “Academy”) and may be subject to liens and encumbrances securing indebtedness and obligations of the Academy and its Affiliates.

Reg.#	MS#	Engine	Propeller
Cessna 152

N4789B	15283636	L-20261-15	WA43013
N49007	15283401	L-22092-15	OB017
N5350P	15284924	RL-12915-15	UG43036
N5394M	15284578	L-12431-15	RDG030
N6224Q	15285202	RL-23987-15	R775906
N46862	15283124	RL-6254-15	UG43029
N46946	15283147	RL-23333-15	WA43019
N6286H	15284149	RL-24492-15	R774488
N6606L	15284460	L-22947.15	TK016
N67913	15282095	RL-17905-15	SA031
N89034	15282604	L-14828-15	R11029
N93136	15285412	RL-19261-15	R776697
N6285M	15284653	RL-18403-15	UL43009
N65613	15281652	RL-18179-15	WF43023
N82FP	15282449	L-17203-15	UL43014
N68919	15282402	L-23256-15	WF43015
N7339W	15285060	RL-23761-15	K8433

Cessna 172

N51748	17274342	L-7317-39A	YD44008
N52276	17274476	L-19307-39A	GK006
N52747	17274598	RL-19419-39A	728288
N5299K	17274052	L-15287-39A	83012
N5302K	17274054	L-16036-39A	724230
N53479	17274054	RL-18414-39A	YG44044
N54180	17274908	L-14293-39A	WA44012
N54291	17274949	L-7192-39A	83240
N62283	17275244	L-7514-39A	81968
N62354	17275256	L-221-39A	XG44017
N62405	17275263	L-5433-39A	XJ44029
N63715	17275473	L-9679-39A	FJ042
N63959	17275502	L-17281-39A	XG44042
N64791	17275624	L-14865-39A	VJ44032
N89989	17276019	RL-18551-39A	GK006
N51250	17274289	RL-14567-39A	XD44023
N52806	17274610	RL-10524-39A	WA44029
N54116	17274880	L-15914-39A	731176
N65704	17275824	L-13510-39A	732028.0
N51654	17274334	L-7301-39A	83088
N51996	17274392	L-11733-39A	83117.0
N54120	17274884	RL-18958-39A	X144011
N54203	17274915	L-17017-39A	733318
N54228	17274927	L-11419-39A	81039.0
N5451K	17274117	L-18236-39A	731177
N99347	17276436	RL-19117-39A	XJ44047
N4NP	17274731	RL-10622-39A	WC44012
N62166	17275224	L-13460-39A	WA44050
N65866	17275908	L-15958-39A	WA44006
N54094	17274874	L-18189-39A	XG44021
N9536B	172RG0862	L-18465-36A	020414
N40960	172RG0540	L-6306-36A	811963

Reg.#	MS#	Engine	Propeller
N5267U	172RG0313	L-8289-36A	803365
N6255V	172RG0598	L-27422-36A	804354.0
N5311R	172RG0052	L-6992-39A	020410
N6344V	172RG0635	L-30885-36A	821175
N6383V	172RG0646	L-31539-36A	022215
N4634V	172RG0344	L-34536-36A	813873
N5177R	172RG0045	L-21948-36A	798091
N154SL	28R-7737154	L-5256-51A	030384
N2779Q	28R-7737042	L-22274-51A	733656
N378RS	28R-7837239	L-18975-51A	781931
N3986M	28R-7837105	L-2779-51A	040559
N6347C	28R-7837160	L-16638-51A	781931
N62FC	28R-7737039	L-13862-51A	792532
N163CA	44-96117 GPS-OCT-28	L-14717-36A L-213-71A	AU10600B AU8050
N164CA	44-96118 GPS-OCT-28	L-31664-36A L-621-71A	AU9787B AU9788B
N166CA	44-96124 GPS-OCT-28	L-23063-36A L-282-71A	AU8408A AU10679B
N167CA	44-96129 GPS-OCT-28	L-38605-36A L-720-71A	DN2610 DN3777
N171CA	44-96131 GPS-OCT-28	L-38617-36A L-725-71A	AU10703B AU10520B
N177CA	44-96112 GPS-OCT-28	L-38444-36A L-703-71A	AU9675B AU10710B
N178CA	44-96111 GPS-OCT-28	L-38440-36A L-701-71A	AU10645B AU10598B
N2105P	44-7995231	RL-265-77T L-346-72T	AU5669 AU10572B
N2110F	44-7995152	RL-351-77T RL-561-72T RL-472-72T	AU9552B AU9378B AU11445B
N25PE	44-7995184	L-193-77T L-363-72T	AU11338B AU9250B
N39670	44-7995022	RL-576-77T L-128-72T	AU10595B AU9679B
N445BA	44-7995263	RL-157-77T RL-399-72T	AU8079 AU8386A
N2180B	44-7995101	RL-294-77T L-375-72T	AU9399B AU5651
N2219F	44-7995159	RL-354-77T L-240-72T	AU9787B AU10413B
N22390	44-7995066	L-226-77T RL-359-72T	AU9315B AU9602B
N81EF	44-7995127	L-445-72T L-413-77T	AU10508B AU5658
N2130V	44-7995265	RL-344-77T	AU10702B
N55258	34-7350192 GPS-12-25-03	L-8579-51A RL-801-67A	AU6627 AU9346B

O-360-C1C6

N2927Q	8R-7737043	L-7637-51A	041445
N38294	8R-7737087	L-27244-51A	060069
N78WA	8R-7837077	RL-14488-51A	773480

Jet Simulator

	6244-001

Delta Connection Academy, Inc. Encumbered Spare Engines
Engines

Mortgagee / Indenture
Part Number	Serial Number	Owner / Lessor	Trustee (“IT”)
O-360-F1A6	L-21156-36A
O-320-D2J	L-17146-39A
O-320-D2J	RL-10622-39A
O-360-E1A6D	L-193-77T
O-360-E1A6D	RL-344-77T
O-320-D2J	RL-10524-39A
LO-360-E1A6D	RL-399-72T
LO-360-E1A6D	L-445-72T
O-320-D2J	L-14567-39A
IO-360-C1C6	L-18366-51A
LO-360-E1A6D	RL-561-72T
O-360-F1A6	L-23321-36A
IO-360-C1C6	L-27100-51A
O-320-D2J	L-14457-39A
O-360-E1A6D	RL-359-72T
LO-360-E1A6D	RL-359-72T
O-235-L2C	RL-18179-15
O-235-L2C	RL-23987-15
O-360-F1A6	L-18465-36A
IO-360-C1C6	L-199511-51A
O-235-L2C	L-23256-15
O-320-D2J	L-18189-39A
O-360-E1A6D	RL-576-77T
LO-360-E1A6D	L-445-72T
O-320-D2J	L-13460-39A
O-235-L2C	L-25128-15
O-235-L2C	RL-18403-15

Delta Connection Academy, Inc. Encumbered Spare Propellers
Propellers

Mortgagee / Indenture
Part Number	Serial Number	Owner / Lessor	Trustee (“IT”)
1C160/DTM7557M1	AAE44017
1C160/DTM7557M1	BE011
HC-C2YR-2CEFU	AU9315B
B2D34C213	773480
HC-C2YR-2CLEUF	AU9628B
HC-C2YR-2CEUF	AU8049
HC-C2YR-2CLEUF	AU9250B
1C160/DTM7557M1	XJ44029
1C160/DTM7557M1	82424
1C160/DTM7557M1	83567
P2134392-41	41445
HC-C2YR-2CEFU	AU9787B
HC-C2YR-2CEFU	AU10600B
1C160/DTM7557M1	ZD44046
1A103TCM6958M1	UL43014
1A103TCM6958M1	WF43023
1C160/DTM7557M1	732028
1A103TCM6958M1	UG43029
HC-C2YR-2CEFU	AU9774B
1C160/DTM7557M1	81968

2. Encumbered Spare Engines
Delta Air Lines, Inc.

			Transaction		Mortgagee / Indenture
Manufacturer	Model	MS #	Type	Owner / Lessor	Trustee
CFMI	CFM56-3B1	858965	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-3B1	860155	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-3C1	860225	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	874385	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	875255	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	876281	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	888194	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	888533	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-7B26	890155	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580104	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580106	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580112	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580113	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580161	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580209	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580348	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580380	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580384	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580385	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580389	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80A	580404	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B4	695689	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B4	695690	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B6	690372	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B6F	704696	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B6F	704889	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B6F	706187	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B8F	704857	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B8F	706145	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
GE	CF6-80C2B8F	706261	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20011	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20022	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20042	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20101	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20105	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
IAE	V2528-D5	V20205	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718039	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718044	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718052	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718057	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718134	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718168	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718232	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	718233	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725423	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725436	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725445	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust

			Transaction		Mortgagee / Indenture
Manufacturer	Model	MS #	Type	Owner / Lessor	Trustee
P&W	JT8D-219	725452	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725480	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725550	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725661	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725911	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	725935	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	726078	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	JT8D-219	726824	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716331	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716332	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716334	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716340	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716342	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716343	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716351	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716352	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716353	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716377	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716446	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716486	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716503	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716516	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716567	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716583	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716594	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	716597	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	726620	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	727053	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 2037	728705	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724144	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724142	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724145	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724148	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724149	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724158	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724178	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	724372	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	723834	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	723843	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	723844	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	733727	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	733733	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
P&W	PW 4060	733746	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
RR	Trent 892	51156	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
RR	Trent 892	51228	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
RR	Trent 892	51399	Mortgage	Delta Air Lines, Inc.	U.S. Bank Trust
CFMI	CFM56-3B1	860155	Mortgage	Delta Air Lines, Inc	U.S. Bank Trust
CFMI	CFM56-7B26	889507	Sublease	Delta Air Lines, Inc	N/A
CFMI	CFM56-7B26	888152	Mortgage	Delta Air Lines, Inc	U.S. Bank Trust
CFMI	CFM56-7B26	876487	Operating Lease	American Airlines	N/A
CFMI	CFM56-7B26	874600	Operating Lease	American Airlines	N/A

			Transaction		Mortgagee / Indenture
Manufacturer	Model	MS #	Type	Owner / Lessor	Trustee
CFMI	CFM56-7B26	874701	Operating Lease	American Airlines	N/A
CFMI	CFM56-7B26	888763	Operating Lease	Willis Lease Finance Corp.	N/A
CFMI	CFM56-7B26	889507	Operating Lease	Engine Lease Finance	N/A
CFMI	CFM56-7B26	892706	Operating Lease	Willis Lease Finance Corp.	N/A
P&W	PW4460	733733	Mortgage	Delta Air Lines, Inc	U.S. Bank Trust
P&W	PW4060	727654	Mortgage	Delta Air Lines, Inc	U.S. Bank Trust
P&W	PW4060	724314	Operating Lease	Delta Air Lines, Inc	Wilmington Trust Company
P&W	PW4460	733818	Operating Lease	Delta Air Lines, Inc	N/A
P&W	PW4460	733727	Mortgage	Delta Air Lines, Inc	U.S. Bank Trust
P&W	PW4060	724844	Operating Lease	Hartford Aviation Group, Inc.	N/A
P&W	PW2037	728784	Operating Lease	Pratt & Whitney - 2037	N/A
P&W	PW2037	716430	Operating Lease	Willis Lease Finance Corp.	N/A
P&W	PW2037	726634	Operating Lease	Willis Lease Finance Corp.	N/A
GE	CF6-80A2	580156	Mortgage	Delta Air Lines, Inc	DIP
GE	CF6-80A	580175	Operating Lease	ABX	N/A
GE	CF6-80A	580117	Operating Lease	ABX	N/A
GE	CF6-80C2(B8F)	704856	Operating Lease	GE Engine Services	N/A
GE	CF6-80C2(B6F)	704199	Operating Lease	GE Engine Services	N/A
IAE	V 2528-D5	V20126	Operating Lease	Chromalloy	N/A
RR	RR Trent 890	51492	Operating Lease	Rolls Royce — Trent 892	N/A
IAE	V 2528-D5	V20131	Storing	International Aero Engines	N/A
DIP Spare Engines8

Engine Model and Type	Manufacturer’s Serial Number
Pratt & Whitney JT8D-219[9]	726021
General Electric CF34-3A1	807070
General Electric CF34-3A1	807051
General Electric CF34-3A1	807305
General Electric CF34-3A1	807226
General Electric CF34-3A1	807318
General Electric CF34-3A1	807352
General Electric CF34-3A1	807255
General Electric CF34-3A1	807421
General Electric CF34-3A1	807465
General Electric CF34-3A1	807467
General Electric CF34-3A1	807468
General Electric CF34-3A1	807512
General Electric CF34-3A1	807444
General Electric CF34-3A1	807466
General Electric CF34-3A1	807587
General Electric CF34-3A1	807441
General Electric CF34-3A1	807590
General Electric CF34-3A1	807600
General Electric CF34-3A1	807630
General Electric CF34-3A1	807648

[8]	To be removed substantially contemporaneously with closing.

[9]	Shown as JT8D-217C on the FAA records.

Engine Model and Type	Manufacturer’s Serial Number
General Electric CF34-3A1	807623
General Electric CF34-3A1	807591
General Electric CF34-3B1	873516
General Electric CF34-3B1	873173
General Electric CF34-3B1	873640
General Electric CF34-3B1	873174
General Electric CF34-3B1	873947
General Electric CF34-3B1	873763
General Electric CF34-3B1	873891
General Electric CF34-8C1	965337
General Electric CF34-8C1	965291
General Electric CF34-8C1	965443
General Electric CF6-80A	580172

3. Encumbered Spare Parts
The spare parts maintained by or on behalf of Delta Air Lines, Inc. at the locations listed immediately below are subject to the liens and encumbrances of record created by (i) the Spare Parts Security Agreement, dated as of April 15, 2003, between Delta Air Lines, Inc. and U.S. Bank Trust National Association, as security trustee, as amended by Amendment No. 1 thereto, dated as of July 7, 2004, Amendment No. 2, dated as of November 30, 2004, and Amendment No. 3, dated as of March 31, 2006, and (ii) the Subordinated Spare Parts Security Agreement dated as of November 30, 2004, between Delta Air Lines, Inc. and U.S. Bank Trust National Association as security trustee.

Address	Plant Code	Location
DELTA AIR LINES INC. ABQ — ALBUQUERQUE, NM 2200 KIRTLAND DRIVE SUITE D ALBUQUERQUE NM 87119 USA	1050	ABQ Albuquerque NM

ADW — Andrews AFB DELTA AIR LINES C—405 Program 1752 Arnold Ave. Bldg. 1752 ANDREWS AIR FORCE BA MD 20782-1762 USA	4110	ADW Andrews AFB

DELTA AIR LINES INC. AGS — AUGUSTA, GA 1518 AVIATION WAY AUGUSTA GA 30905 USA	1080	Augusta GA

DELTA AIR LINES INC. ALB — ALBANY, NY ALBANY COUNTY AIRPORT ALBANY NY 12211 USA	1100	ALB Albany NY

DELTA AIR LINES INC ANC — ANCHORAGE, AK 3830 INTERNATIONAL AIRPORT RD ANCHORAGE AK 99502 USA	1150	ANC Anchorage AK

DELTA AIR LINES INC ATL — NORTH HANGAR 900 TOFFIE TERRACE ATLANTA INTL AIRPORT GA 30320 USA	1012	ATL Delta North

ATL — ATLANTA, GA — Tech Ops Center 1775 AVIATION BLV ATLANTA GA 30320 USA	1010	ATL Repair Shops @ TOC

ATL — ATLANTA, GA — Tech Ops Center 1775 AVIATION BLV ATLANTA GA 30320 USA	1014	ATL Stores — Warehouse

DELTA AIR LINES INC ATL — ATLANTA, GA — INTL LINE HARTSFIELD ATLANTA INTL AIRPORT ATLANTA INTL AIRPORT GA 30320 USA	1015	ATL Atlanta Line International

DELTA AIR LINES INC ATL — ATLANTA, GA — LINE HARTSFIELD ATLANTA INTL AIRPORT ATLANTA INTL AIRPORT GA 30320 USA	1005	ATL Airport/CTO/Cargo

Address	Plant Code	Location
DELTA AIR LINES INC AUS — AUSTIN, TX 4005 AIRPORT BLVD., SUITE 2-300 AUSTIN TX 78723 USA	1270	BDL Hartford

DELTA AIR LINES INC. BDL — HARTFORD-BRADLEY, CT BRADLEY INTL AIRPORT WINDSOR LOCKS CT 05095 USA	1270	BDL Hartford

DELTA AIR LINES INC BGR — BANGOR, ME 299 GODFREY BLVD., SUITE 15 BANGOR ME 04401-3022 USA	1300	Bangor ME

DELTA AIR LINES INC BHM — BIRMINGHAM, AL BOX 27 BIRMINGHAM AL 35212 USA	1310	BHM Birmingham AL

DELTA AIR LINES INC BIL — BILLINGS, MT LOGAN FIELD BILLINGS MT 59105 USA	1330	BIL Billings MT

DELTA AIR LINES INC BNA — NASHVILLE, TN TERMINAL DRIVE, SUITE 318 NASHVILLE TN 37214 USA	1370	BNA Nashville TN

DELTA AIR LINES INC BOI — BOISE, ID 2775 APOLLO BOISE ID 83705 USA	1390	BOI Boise ID

DELTA AIR LINES INC BOS — BOSTON, MA 300 TERMINAL C EAST BOSTON MA 02128 USA	1415	BOS Boston MA

DELTA AIR LINES INC BOS — GSE BOSTON, MA 239 PRESCOTT STREET EAST BOSTON MA 02128 USA	1410	BOS Boston MA

DELTA AIR LINES INC BTR — BATON ROUGE, LA METROPOLITAN AIRPORT BATON ROUGE LA 70507 USA	1440	BTR Baton Rouge LA

DELTA AIR LINES INC BUF — BUFFALO, NY 279 CAYUGA ROAD BUFFALO NY 14225 USA	1480	BUF Buffalo NY

DELTA AIR LINES INC DWI — BALTIMORE, MD BLDG B-28 BALTIMORE MD 21240 USA	1510	BWI Baltimore MD

Address	Plant Code	Location
DELTA AIR LINES INC BZN — BOZEMAN, MT BOX 4 — GALLATIN FIELD BELGRADE MT 59714 USA	1520	BZN Bozeman MT

DELTA AIR LINES INC CAE — COLUMBIA, SC 3523 AIR COMMERCE DRIVE WEST COLUMBIA SC 29169 USA	1530	CAE Columbia SC

AIRPORT SERVICES CAK — CANTON, OH 5400 LAUBY ROAD NORTH CANTON OH 44720 USA	1550	CAK Canton OH

DELTA AIR LINES INC CHS — CHARLESTON, SC 5500 INTERNATIONAL BLVD #107 CHARLESTON SC 29418-5911 USA	1580	CHS Charleston SC

DELTA AIR LINES INC CLE — CLEVELAND-HOPKINS, OH 5300 RIVERSIDE DR CLEVELAND OH 44135 USA	1600	CLE Cleveland

DELTA AIR LINES INC CLT — CHARLOTTE, NC 4818A EXPRESS DR CHARLOTTE NC 25219 USA	1610	CLT Charlotte NC

DELTA AIR LINES INC CMH — COLUMBUS, OH 4609 INTERNATIONAL GATEWAY BLVD COLUMBUS OH 43219 USA	1630	CMH Columbus OH

DELTA AIR LINES INC COS — COLORADO SPRINGS, CO 7564 DRENNAN RD COLORADO SPRINGS CO 80916 USA	1650	COS Colorado Springs CO

DELTA AIR LINES INC CVG — CINCINNATI, OH 3318 LINCOLN DRIVE HEBRON KY 41048 USA	1706	CVG Cincinnati OH

DELTA AIR LINES INC DAB — DAYTONA BEACH, FL 401 CORAL SEA DR DAYTONA BEACH FL 32114 USA	1710	DAB Daytona Beach FL

DELTA AIR LINES INC DAY — DAYTON, OH 3532 CARGO RD VANDALIA OH 45377 USA	1720	DAY Dayton OH

DELTA AIR LINES INC DCA — WASHINGTON, D.C. — NAT’L AIRPORT WASHINGTON DC 20001 USA	1730	DCA Washington D.C.

Address	Plant Code	Location
DELTA AIR LINES INC DEN — DENVER, CO 7644 UNDERGROVE CR DENVER C0 80249 USA	1750	DEN Denver, CO

DFW Base Stores DALLAS FT WORTH AIRP TX USA	1030	Dallas Base Stores

DFW — LINE STORES DALLAS FT WORTH AIRP TX USA	1035	DFW Dallas

DELTA AIR LINES INC DFW — GSE DALLAS 2413 SE N. Support Rd DFW Airport DALLAS FORT WORTH AI TX 75261 USA	1031	DFW GSE

DELTA AIR LINES INC DTW — DETROIT-WAYNE, MI AIR CARGO BLDG DETROIT MI 48242 USA	1800	DTW Detroit

DELTA AIR LINES INC EGE — VAIL, CO 871 COOLEY MESA RD GYPSUM CO 81637 USA	3790	EGE Vail CO

DELTA AIR LINES INC ELP — EL PASO TX 6501 CONVAIR DR EL PASO TX 79925 USA	1840	ELP El Paso TX

DELTA AIR LINES INC EWR — NEWARK, NJ BLDG 339 NEWARK NJ 07114 USA	1856	EWR Newark NJ

DELTA AIR LINES INC EWR — NEWARK, NJ DPT 587 E NEWARK INTL AIRPORT NEWARK NJ 07114 USA	1850	EWR Newark NJ GSE

DELTA AIR LINES INC FAI — AIRBANKS, AK 6302 OLD AIRPORT RD FAIRBANKS AK 99706 USA	1860	Fairbanks AK

DELTA AIR LINES INC FAT — FRESNO, CA 2444 N ASHELY — SUITE 104 RAYMOND CA 93653 USA	1870	Fresno Ca

DELTA AIR LINES INC FCA — KALISPELL, MT GLACIER PARK INTL AIRPORT KALISPELL MT 59901 USA	1890	FCA Kalispell MT

DELTA AIR LINES INC FLL — FORT LAUDERDALE, FL 100 TERMINAL DR FORT LAUDERDALE FL 33315 USA	1916	FLL Fort Lauderdale FL

Address	Plant Code	Location
FWH — NAS JRB Carswell DELTA AIR LINES INC c/o BAC Ops 1050 Boyington Drive FORT WORTH TX 76127-1050 USA	4100	FWH Fort Worth

DELTA AIR LINES INC GEG — SPOKANE, WA POST OFFICE RD SPOKANE WA 99219 USA	1980	GEG Spokane WA

DELTA AIR LINES INC GRR — GRAND RAPIDS, MI 5500 44TH ST GRAND RAPIDS MI 49508 USA	2020	GRR Grand Rapids MI

DELTA AIR LINES INC GSO — GREENSBORO, NC 6415 AIRPORT PKWY GREENSBORO NC 27409 USA	2040	GSO Greensboro NC

DELTA AIR LINES INC GSP — GREENVILLE, SC 1900 GSP DR — SUITE 20 GREER SC 29651 USA	2050	GSP Greenville SC

DELTA AIR LINES INC GTF — GREAT FALLS, MT 2800 TERMINAL DR GREAT FALLS MT 59401 USA	2060	GTF Great Falls MT

HIK — Hickam AFB DELTA AIR LINES C-40B Program 290 Vickers Ave. HICKAM AFB HI 96853 USA	4120	HIK Hickam AFB

DELTA AIR LINES INC HLN — HELENA, MT 2850 SKYWAY DR HELENA MT 59601 USA	2140	HLN Helena MT

DELTA AIR LINES INC HNL — HONOLULU, HI 3121 AOLELE ST HONOLULU HI 96819 USA	2150	HNL Honolulu HI

DELTA AIR LINES INC HOU — HOUSTON-HOBBY, TX 7800 AIRPORT BLVD HOUSTON TX 77061 USA	2180	HOU Houston

DELTA AIR LINES INC HSV — HUNTSVILLE, AL 1000 GLEN HEARN BLVD HUNTSVILLE AL 35824 USA	2170	HSV Huntsville AL

DELTA AIR LINES INC IAD — WASHINGTON, D.C. — DULLES AIRPORT CARGO BLDG 2 DOOR 60 WEST SERVICE RD DULLES INTERNATIONAL VA 20168 USA	2180	IAD Dulles

Address	Plant Code	Location
DELTA AIR LINES INC IAH — HOUSTON-INTERCONTINENTAL, TX 3150 IGLOO RD HOUSTON TX 77205 USA	2190	IAH Houston

DELTA AIR LINES INC IND- INDIANAPOLIS, IN 2500 S HIGH SCHOOL RD INDIANAPOLIS IN 46251 USA	2230	IND Indianapolis IN

DELTA AIR LINES INC ISP — ISLIP, NY 100 ARRIVAL AVE RONKONKOMA NY 11779 USA	2240	ISP Islip NY

DELTA AIR LINES INC JAC — JACKSON, WY JACKSON HOLE AIRPORT JACKSON WY 83001 USA	2270	JAC Jackson WY

DELTA AIR LINES INC JAN — JACKSON, MS FREIGHTWAY DRIVE, CARGO BAY 2 PEARL MS 39208 USA	2290	JAN Jackson MS

DELTA AIR LINES INC JAX — JACKSONVILLE, FL 13905 THOMAS IMERSON AVE JACKSONVILLE FL 32218 USA	2300	JAX Jacksonville FL

DELTA AIR LINES INC JFK — KENNEDY-NEW YORK, NY BLDG 67 JAMAICA NY 11430 USA	2320	JFK Kennedy GSE

DELTA AIR LINES INC JFK — KENNEDY-NEW YORK, NY BLDG 67 JFK INT’L AIRPORT JAMAICA NY 11430 USA	2325	JFK Kennedy

DELTA AIR LINES INC JNU — JUNEAU, AK 1873 SHELL SIMMONS SITKA AK 99635 USA	2350	Juneau AK

DELTA AIR LINES INC LAS — LAS VEGAS, NV 5875 S SPENCER, UNIT 101 LAS VEGAS NV 89111 USA	2420	LAS Las Vegas NV

DELTA AIR LINES INC LAX — LOS ANGELES, CA 6060 AVION DRIVE LOS ANGELES CA 90045 USA	2436	LAX Los Angeles CA

DELTA AIR LINES INC LEX — LEXINGTON, KY 4012 VERSAILLES RD LEXINGTON KY 40512 USA	2450	LEX Lexington KY

Address	Plant Code	Location
DELTA AIR LINES INC LGA —LAGUARDIA-NEW YORK, NY LA GUARDIA AIRPORT FLUSHING NY 11371 USA	2476	LGA Laguardia

DELTA AIR LINES INC LGA — SHUTTLE LA GUARDIA LA GUARDIA AIRPORT FLUSHING NY 11371 USA	2475	LGA SHUTTLE LA GUARDIA

DELTA AIR LINES INC LGA — GSE LAGUARDIA, NY DEPT 587 HGR #2 LGA AIRPORT FLUSHING NY 11371 USA	2470	LGA La Guardia GSE

AIRPORT SERVICES LIT — LITTLE ROCK, AR 1 AIRPORT ROAD LITTLE ROCK AR 72202 USA	2540	LIT Little Rock AR

AIRPORT SERVICES MCI — KANSAS CITY, MO KANSAS CITY INTERNATIONAL AIRPORT KANSAS CITY INTRNAT MO 54153 USA	2600	MCI — Kansas City MO

DELTA AIR LINES INC MCO — ORLANDO, FL 9474 AIRPORT BLVD ORLANDO FL 32827 USA	2526	MCO Orlando FL

DELTA AIR LINES INC MCO — GSE ORLANDO, FL 6212 CARGO ROAD ORLANDO FL 32827 USA	2620	MCO Orlando FL GSE

DELTA AIR LINES INC MDW — CHICAGO-MIDWAY, IL 5700 SOUTH CICERO AVE CHICAGO IL 60538 USA	2560	MDW Chicago

DELTA AIR LINES INC MEM — MEMPHIS, TN CARGO BLDG 2 MEMPHIS TN 38130 USA	2660	MEM Memphis TN

DELTA AIR LINES INC MGM — MONTGOMERY, AL 4485 SELMA HWY MONTGOMERY AL 36108 USA	2680	Montgomery AL

DELTA AIR LINES INC MHT — MANCHESTER, NH 1 AIRPORT RD MANCHESTER NH 03103 USA	4020	MHT Manchester NH

DELTA AIR LINES INC MIA — MIAMI, FL 3077 PERIMETER RD MIAMI FL 33122 USA	2696	MIA Miami FL

Address	Plant Code	Location
DELTA AIR LINES INC MIA — MIAMI, FL GSE BLDG 3078 SE PERIMETER RD MIAMI FL 33122 USA	2690	MIA Miami FL GSE

DELTA AIR LINES INC MKE — MILWAUKEE, WI 5300 S HOWELL AVE MILWAUKEE WI 53207 USA	2710	MKE Milwaukee WI

DELTA AIR LINES INC MLB — MELBOURNE, FL 1 AIR TERMINAL PKWY MELBOURNE FL 32901 USA	2720	MLB Melbourne FL

DELTA AIR LINES INC MLU — MONROE, LA 5400 OPERATIONS RD, SUITE 107 MONROE LA 71203 USA	2730	Monroe LA

DELTA AIR LINES INC MOB — MOBILE, AL BATES FIELD MOBILE AL 36508 USA	2750	MOB Mobile AL

DELTA AIR LINES INC MSO — MISSOULA, MT JOHNSON-BELL FIELD MISSOULA MT 59601 USA	2780	MSO Missoula MT

DELTA AIR LINES INC MSP — MINNEAPOLIS/ST PAUL, MN 7700 23RD AVE S TWIN CITIES MN 55111 USA	2790	MSP — Minneapolis/St Paul MN

DELTA AIR LINES INC MSY — NEW ORLEANS, LA 800 AIRLINES HWY KENNER LA 70062 USA	2800	MSY New Orleans LA

NIP — NAS Jacksonville DELTA AIR LINES c/o BAC Ops Hangar 115A, NAS Jacksonville JACKSONVILLE FL 32212 USA	4130	NIP Jacksonville FL

DELTA AIR LINES INC OAK — OAKLAND, CA 1 AIRPORT WAY, BOX 38 OAKLAND CA 94621 USA	2890	OAK Oakland, CA

DELTA AIR LINES INC OGG — KAHULUI, HI KAHULUI AIRPORT KAHULUI HI 96732 USA	2900	OGG Kahului HI

DELTA AIR LINES INC OKC — OKLAHOMA CITY, OK 7100 TERMINAL DR, BOX 975 OKLAHOMA CITY OK 73159 USA	2920	OKC Oklahoma City OK

Address	Plant Code	Location
DELTA AIR LINES INC OMA- OMAHA NE 1871 FORT CT OMAHA NE 68110 USA	2930	OMA Omaha NE

DELTA AIR LINES INC ONT — ONTARIO, CA NO. 2 TERMINAL WAY ONTARIO CA 91761 USA	2940	ONT Ontario CA

DELTA AIR LINES INC ORD — CHICAGO-O’HARE, IL O’HARE INTL AIRPORT CHICAGO IL 60666 USA	2956	ORD Chicago-OHare

DELTA AIR LINES INC ORD — CHICAGO-O’HARE, IL BLDG 751 DEPT. 586 CHICAGO IL 60666 USA	2950	ORD Chicago-Ohare GSE

DELTA AIR LINES INC ORF — NORFOLK, VA 6000 ROBIN HOOD RD NORFOLK VA 23518 USA	2960	ORF Norfolk VA

DELTA AIR LINES INC PBI — WEST PALM BEACH, FL 1312 N. PERIMETER RD WEST PALM BEACH FL 33406 USA	3010	PBI West Palm Beach FL

DELTA AIR LINES INC PDX — PORTLAND, OR 7000 N.E. AIRPORT WAY PORTLAND OR 97218 USA	3026	PDX Portland OR

DELTA AIR LINES INC PDX — PORTLAND, OR 7000 NE AIRPORT WAY PORTLAND OR 97218 USA	3020	PDX GSE

DELTA AIR LINES INC PHL — PHILADELPHIA, PA PHILADELPHIA INTL AIRPORT PHILADELPHIA PA 19153 USA	3040	PHL Philadelphia PA

DELTA AIR LINES INC PHX — PHOENIX, AZ 1323 S. 27TH ST PHOENIX AZ 85034 USA	3050	PHX Phoenix AZ

DELTA AIR LINES INC PIT — PITTSBURGH, PA GREATER PITTSBURGH INTL AIRPORT PITTSBURGH PA 15231 USA	3050	PIT Pittsburgh PA

DELTA AIR LINES INC PLS — PROVIDENCIALES PROVIDENCIALES TURKISH CAICOSIN	3070	PLS Providenciales

Address	Plant Code	Location
DELTA AIR LINES INC PNS — PENSACOLA, FL 2430 AIRPORT BLVD PENSACOLA FL 32504 USA	3080	PNS Pensacola FL

DELTA AIR LINES INC PSC — PASCO/KENNEWICK, WA TRI-CITIES AIRPORT PASCO WA 99301 USA	3110	PSC Pasco/Kennewick WA

DELTA AIR LINES INC PSP — PALM SPRINGS, CA 3400 TANQUITZ CANYON PALM SPRINGS CA 92262 USA	3120	PSP Palm Springs CA

DELTA AIR LINES INC PVD — PROVIDENCE, RI 2000 POST RD WARWICK RI 02886 USA	3140	PVD Providence RI

DELTA AIR LINES INC PWM — PORTLAND, ME 10001 WESTBROOK ST PORTLAND ME 04102 USA	3150	PWM Portland ME

DELTA AIR LINES INC RDU — RALEIGH/DURHAM, NC 1600 TERMINAL BLVD, TERMINAL A RALEIGH DURHAM AIRPO NC 27623 USA	3230	RDU Raleigh/Durham NC

DELTA AIR LINES INC RIC — RICHMOND, VA CARGO FACILITY RICHMOND VA 23231-5999 USA	3250	RIC Richmond VA

DELTA AIR LINES INC RNO — RENO, NV TERMINAL WAY, SUITE 1 RENO NV 89502 USA	3270	RNO — RENO, NV

DELTA AIR LINES INC ROC — ROCHESTER, NY 1200 BROOKS AVE ROCHESTER NY 14624 USA	3280	ROC Rochester NY

DELTA AIR LINES INC RSW — FORT MYERS, FL 16000 CHAMBERLAIN PKWY FORT MYERS FL 33913 USA	3310	RSW Fort Myers FL

DELTA AIR LINES INC SAN — SAN DIEGO, CA 3707 N HARBOR DR SAN DIEGO CA 92101 USA	3340	SAN San Diego CA

DELTA AIR LINES INC SAT — SAN ANTONIO, TX 10000 JOHN SAUNDERS RD SAN ANTONIO TX 78216 USA	3360	SAT San Antonio TX

Address	Plant Code	Location
DELTA AIR LINES INC SAV — SAVANNAH, GA 410 AIRWAYS AVE SAVANNAH GA 31408 USA	3370	SAV Savannah GA

DELTA AIR LINES INC SBN — SOUTH BEND, IN 4529 TERMINAL DR SOUTH BEND IN 46628 USA	3380	SBN — SOUTH BEND, IN

DELTA AIR LINES INC SDF — LOUISVILLE, KY LOUISVILLE KY 40209 USA	3400	SDF Louisville KY

DELTA AIR LINES INC SEA — SEATTLE, WA 16745 AIR CARGO RD SEATTLE WA 98158 USA	3410	SEA Seattle WA GSE

DELTA AIR LINES INC SEA — SEATTLE, WA SEA TAC INT’L AIRPORT SEATTLE WA 98158 USA	3416	SEA Seattle WA

DELTA AIR LINES INC SFO — SAN FRANCISCO, CA 730 MCDONNELL RD SAN FRANCISCO INTL A CA 94128 USA	3436	SFO San Francisco CA

DELTA AIR LINES INC SFO — SAN FRANCISCO, CA DAL AIR CARGO BLDG GSE DEPT 587 SAN FRANCISCO INTL A CA 94128 USA	3430	SFO — SAN FRANCISCO, CA GSE

DELTA AIR LINES INC SHV — SHREVEPORT, LA 6125 INTERSTATE DR SHREVEPORT LA 71109 USA	3440	SHV Shreveport LA

DELTA AIR LINES INC SJC — SAN JOSE, CA 1521 AIRPORT BLVD, BAY 2 SAN JOSE CA 95110 USA	3460	SJC San Jose CA

AIRPORT SERVICES SJU — SAN JUAN LUIS MUNOZ MARIN AIRPORT SAN JUAN PR 00979 USA	3486	SJU San Juan

DELTA AIR LINES INC SJU — SAN JUAN GSE CARGO TERMINAL DEPT. 587 CAROLINA PR 00979 USA	3480	SJU — SAN JUAN GSE

DELTA AIR LINES INC SLC — SALT LAKE CITY, UT SALT LAKE CITY INTL AIRPORT SALT LAKE CITY UT 84122 USA	3495	SLC Salt Lake City UT

Address	Plant Code	Location
DELTA AIR LINES INC SLC — SALT LAKE CITY, UT 3625 WEST 510 NORTH SALT LAKE CITY UT 84122 USA	3490	SLC GSE

DELTA AIR LINES INC SMF — SACRAMENTO, CA 6737 LINDBERG DR. SUITE D SACRAMENTO CA 95837 USA	3500	SMF Sacramento CA

DELTA AIR LINES INC SNA — ORANGE COUNTY, CA 18601 AIRPORT WAY, SUITE 211 SANTA ANA CA 92707 USA	3510	SNA Orange County CA

DELTA AIR LINES INC SRQ — SARASOTA, FL 6000 AIRPORT CIRCLE SARASOTA FL 34243 USA	3530	SRQ Sarasota FL

DELTA AIR LINES INC STL — ST LOUIS, MO 9813 AIR CARGO RD SAINT LOUIS MO 63145 USA	3540	STL St Louis MO

DELTA AIR LINES INC SYR — SYRACUSE, NY HANCOCK INTL AIRPORT SYRACUSE NY 13212 USA	3540	SYR Syracuse NY

DELTA AIR LINES INC TLH — TALLAHASSEE, FL 3308-A CAPITAL CIRCLE SW TALLAHASSEE FL 32310 USA	3560	TLH Tallahassee FL

DELTA AIR LINES INC TPA — TAMPA, FL — HANGAR 4424 NORTH WEST SHORE BLVD TAMPA FL 33614 USA	1021	TPA Tampa Base Stores

DELTA AIR LINES INC TPA — Line 4424 N. WESTSHORE BLVD. TAMPA FL 33614 USA	1025	TPA Tampa FL

DELTA AIR LINES INC TUL — TULSA, OK TULSA INTL AIRPORT TULSA OK 74415 USA	3740	TUL Tulsa OK

DELTA AIR LINES INC TUS — TUCSON, AZ TUCSON INTL AIRPORT TUCSON AZ 85706 USA	3750	TUS Tucson AZ

DELTA AIR LINES INC TYS — KNOXVILLE, TN 2055 AIRPORT HWY ALCOA TN 37701 USA	3780	TYS Knoxville TN

Address	Plant Code	Location
AIRPORT SERVICES VPS — FORT WALTON BEACH, FL STATE ROAD 85 EGLIN AFB FL 32542 USA	3820	VPS Fort Walton Beach FL
The spare parts maintained by or on behalf of Delta Air Lines, Inc. at the location listed immediately below are subject to the liens and encumbrances of record created by: (i) the Spare Parts Security Agreement* dated as of September 16, 2005, among Delta Air Lines, Inc., Comair, Inc. and General Electric Capital Corporation, as administrative agent and collateral agent for the secured parties, as amended by the Amended and Restated Spare Parts Security Agreement, dated as of October 3, 2005, among Delta Air Lines, Inc., Comair, Inc. and General Electric Capital Corporation, as administrative agent and collateral agent for the secured parties, and (ii) the Spare Parts Security Agreement*, dated as of September 16, 2005, between Delta Air Lines, Inc., Comair, Inc. and American Express Travel Related Services Company, Inc. as collateral agent for itself and American Express Bank, F.S.B.

Address	Plant Code	Location
DELTA AIR LINES INC. DELTA TECH OPS CENTER 1775 AVIATION BLVD. ATLANTA< GA 30354-3743 USA	1010	ATL Repair Shops @ TOC
The spare parts maintained by or on behalf of Comair, Inc. at the location listed immediately below are subject to the liens and encumbrances of record created by: (i) the Spare Parts Security Agreement* dated as of September 16, 2005, among Delta Air Lines, Inc., Comair, Inc. and General Electric Capital Corporation, as administrative agent and collateral agent for the secured parties, as amended by the Amended and Restated Spare Parts Security Agreement dated as of October 3, 2005, among Delta Air Lines, Inc., Comair, Inc. and General Electric Capital Corporation, as administrative agent and collateral agent for the secured parties, and (ii) the Spare Parts Security Agreement*, dated as of September 16, 2005, between Delta Air Lines, Inc., Comair, Inc. and American Express Travel Related Services Company, Inc. as collateral agent for itself and American Express Bank, F.S.B.

Address	Plant Code	Location
COMAIR, INC. 82 COMAIR BLVD. ERLANGER, KY 41048 USA		82 COMAIR BLVD. ERLANGER, KY 41048 USA

*	To be removed substantially contemporaneously with closing.

Schedule 3.07
B. UCC Filings
Delta Air Lines, Inc.

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
Secretary of State, DE — UCCs	02/23/07	IBM Credit Corporation	10883194	08/07/01	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee	11193361	09/19/01	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee	11193395	09/19/01	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association, as Loan Trustee	11193411	09/19/01	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549281	10/30/01	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549299	02/23/07	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549307	02/23/07	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549315	02/23/07	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549323	02/23/07	Equipment

	02/23/07	DARR Equipment Operation Co LP	11549331	02/23/07	Equipment

	02/23/07	C.I.T. Leasing Corporation	11783435	12/27/01	Equipment

	02/23/07	C.I.T. Leasing Corporation	63276490	09/22/06	Continuation of 11783435

	02/23/07	C.I.T. Leasing Corporation	63293792	09/25/06	Amendment to Secured Party Information

	02/23/07	The Bank of New York as Indenture Trustee, BNY Business Center, Inc.	11790562	12/27/01	Equipment

	02/23/07	The Bank of New York as Indenture Trustee, BNY Business Center, Inc.	63276474	09/22/06	Continuation of 11790562

1

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20122832	12/12/01	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20527972	02/05/02	Assignment of Siemens Financial Services, Inc.

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20528772	02/05/02	Amendment to Secured Party Information

	02/23/07	The CIT Group/Equipment Financing, Inc.	20142343	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62030021	06/14/06	Continuation of 20142343

	02/23/07	The CIT Group/Equipment Financing, Inc	20142350	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62030484	06/14/06	Continuation of 20142350

	02/23/07	The CIT Group/Equipment Financing, Inc	20143804	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62030179	06/14/06	Continuation of 20143804

	02/23/07	The CIT Group/Equipment Financing, Inc	20143846	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62030310	06/14/06	Continuation of 20143846

	02/23/07	The CIT Group/Equipment Financing, Inc	20143879	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62030419	06/14/06	Continuation of 20143879

	02/23/07	The CIT Group/Equipment Financing, Inc	20143895	12/14/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62029817	06/14/06	Continuation of 20143895

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20195358	12/26/01	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	42561050	09/13/04	Assignment of BCC Equipment Leasing Corporation (20195358)

	02/23/07	BCC Equipment Leasing Corporation	43032911	10/27/04	Assignment of CEF 2002 Aircraft, LLC (20195358)

	02/23/07	CEF 2002 Aircraft, LLC	43224575	11/16/04	Added Equipment

	02/23/07	CEF 2002 Aircraft, LLC	63733300	10/26/06	Continuation of 20193538

	02/23/07	The CIT Group/Equipment Financing, Inc.	20222715	12/28/01	Equipment

2

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The CIT Group/Equipment Financing, Inc.	20222723	12/28/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	20222731	12/28/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62289882	07/03/06	Continuation of 20222731

	02/23/07	The CIT Group/Equipment Financing, Inc	20222749	12/28/01	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62226447	06/28/06	Continuation of 20222749

	02/23/07	The CIT Group/Equipment Financing, Inc	20265631	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62292720	07/03/06	Continuation of 20265631

	02/23/07	The CIT Group/Equipment Financing, Inc	62293025	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	20265649	07/03/06	Continuation of 20265649

	02/23/07	The CIT Group/Equipment Financing, Inc	20265672	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62292829	07/03/06	Continuation of 20265672

	02/23/07	The CIT Group/Equipment Financing, Inc	20265698	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62292662	07/03/06	Continuation of 20265698

	02/23/07	The CIT Group/Equipment Financing, Inc	20265763	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62293058	07/03/06	Continuation of 20265763

	02/23/07	The CIT Group/Equipment Financing, Inc	20265771	01/02/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc	62292993	07/03/06	Continuation of 20265771

	02/23/07	The CIT Group/Equipment Financing, Inc	20265797	01/02/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270128	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63659018	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270128)

3

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270144	01/03/02	Equipment

		State Street Bank and Trust Company of Connecticut, National Association	63658663	10/20/2006	Assignment (referencing 20270144)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63658747	10/20/06	Continuation of 20270144

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270169	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63658036	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270169)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63658119	10/20/06	Continuation of 20270169

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270177	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63644325	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270177)

	02/23/07	U.S. Bank National Association as Loan Trustee	63644424	10/19/06	Continuation of 20270177

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270185	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63643665	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270185)

	02/23/07	U.S. Bank National Association as Loan Trustee	63643996	10/19/06	Continuation of 20270185

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270193	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63644754	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270193)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63644937	10/19/06	Continuation of 20270193

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270201	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63643079	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270201)

4

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	63643269	10/19/06	Continuation of 20270201

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270219	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63641883	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270219)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63642006	10/19/06	Continuation of 20270219

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270227	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63641404	10/19/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270227)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63641461	10/19/06	Continuation of 20270227

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270235	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63670429	10/23/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270235)

	02/23/07	U.S. Bank national Association, as Loan Trustee	63670593	10/23/06	Continuation of 20270235

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270243	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63670999	10/23/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270243)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63671138	10/23/06	Continuation of 20270243

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270250	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63670114	10/23/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270250)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63670171	10/23/06	Continuation of 20270250

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270268	01/03/02	Equipment

5

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63663861	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270268)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63663945	10/20/06	Continuation of 20270268

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270276	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63663267	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270276)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63663333	10/20/06	Continuation of 20270276

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270284	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63662103	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270284)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63662392	10/20/06	Continuation of 20270284

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270292	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63662616	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270292)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63662681	10/20/06	Continuation of 20270292

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270318	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63661394	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270318)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63661535	10/20/06	Continuation of 20270318

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270326	01/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63660396	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270326)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63660552	10/20/06	Continuation of 20270326

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	20270334	01/03/02	Equipment

6

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	63659638	10/20/06	Assignment of U.S. Bank National Association, as Loan Trustee (20270334)

	02/23/07	U.S. Bank National Association, as Loan Trustee	63659729	10/20/06	Continuation of 20270334

	02/23/07	Wachovia Leasing Corporation	20358246	01/08/02	Equipment Lease

	02/23/07	Wachovia Financial Services, Inc. successor by merger to Wachovia Leasing Corporation	63533148	10/12/06	Continuation of 20358246

	02/23/07	ACE USA	20438725	02/19/02	Securities Account

	02/23/07	ACE USA	20438725	08/03/04	Securities Account

	02/23/07	ACE USA	530336769	01/27/05	Amendment to Secured Party Information

	02/23/07	ACE USA	2007 0535780	02/04/07	Continuation of 20438725

		IBM Credit Corporation (Lessor)	20488225	1/30/2002	Equipment

	02/23/07	The CT Bank and Trust Company	20651392	03/13/02	In Lieu Filing of Financing Statement No. 672775, Filed on 04/04/87 in SOS, DE.

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20675136	02/25/02	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	42509323	09/07/04	Assignment of BCC Equipment Leasing Corporation (42509323)

	02/23/07	BCC Equipment Leasing Company	43035005	10/27/04	Assignment of CEF 2002 Aircraft, LLC (20675136)

	02/23/07	CEF 2002 Aircraft, LLC	64302477	12/08/06	Continuation of 12/08/06

	02/23/07	Wilmington Trust Company	20693816	03/18/02	In Lieu Filing of Financing Statement No. 08245, Filed on 04/29/97 in SOS, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30255490	01/29/03	Amendment to Collateral Description

	02/23/07	Wilmington Trust Company	20693881	03/18/02	In Lieu Filing of Financing Statement No. 05400, Filed on 03/19/1992 in SOS, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30254840	01/29/03	Amendment to Collateral Description

	02/23/07	Wilmington Trust Company	20693956	03/18/02	In Lieu Filing of Financing Statement No. 05401, Filed on 03/19/97 in SOS, GA

7

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30263791	01/30/03	Amendment to Collateral Description

	02/23/07	Wilmington Trust Company	20693964	03/18/02	In Lieu Filing of Financing Statement No. 05399, Filed on 03/19/97 in SOS, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30250939	01/29/03	Amendment to Collateral Description

	02/23/07	The CIT Group/Equipment Financing, Inc.	20790927	03/08/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	63116555	09/08/06	Continuation of 20790927

	02/23/07	The CIT Group/Equipment Financing, Inc.	20790943	20790943	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	63116753	20790943	Continuation of 20790943

	02/23/07	IBM Credit Corporation (Lessor)	20896138	03/18/02	Equipment Lease

	02/23/07	The CIT Group/Equipment Financing, Inc.	21088032	04/09/02	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	63499837	10/10/06	Continuation of 21088032

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21299753	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21299811	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21299837	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21299860	05/03/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	21300221	05/03/02	In Lieu Filing of Financing 05/13/97 in SOS, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	32295288	09/05/03	Termination of 2130221

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21330296	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300387	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300411	05/03/02	Equipment

8

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300437	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300445	05/03/02	Equipment

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30570161	03/10/03	Amendment to Secured Party Information

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300478	05/03/02	Equipment

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30571151	03/10/03	Amendment to Secured Party Information

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21305528	05/03/02	Equipment

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30570708	03/10/03	Amendment to Secured Party Information

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300528	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300551	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300593	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300601	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21300619	05/03/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21311244	05/03/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	21385404	05/13/02	In Lieu Statement of Financing Statement No. 09332, Filed on 05/13/97 in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30262074	01/30/03	Amendment to Collateral Description

	02/23/07	Bankers Trust Company	21385503	05/13/02	Equipment Lease

	02/23/07	U.S. Bank National Association	41242165	05/04/04	Amendment to Secured Party Information ((21385503)

9

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Bankers Trust Company	21385586	05/13/02	Equipment Lease

	02/23/07	Erste Bank der oesterreichischen Sparkassen AG, London Branch, as agent	21440084	06/12/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	21456726	05/20/02	In Lieu Filing of Financing Statement No. 09336, Filed on 05/13/97 in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as Debtor)	30236938	01/28/03	Amendment to Collateral Description (21456726)

	02/23/07	Delta Air Lines, Inc. (authorizing as Debtor)	53885010	12/15/05	Termination of 21456726

	02/23/07	The Bank of New York, as Indenture Trustee	63136561	09/11/06	Assignment of Wilmington Trust Company, as Owner Trustee (21456726)

	02/23/07	The Bank of New York, as Indenture Trustee	21456767	05/20/02	In Lieu Filing of Financing Statement No. 09340, Filed on 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30557184	03/07/03	Amendment to Collateral Description (21456767)

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	53886083	12/15/05	Termination of 21456767

	02/23/07	The Bank of New York, as Indenture Trustee	63154762	09/12/06	Assignment of Wilmington Trust Company, as Owner Trustee (21456767)

	02/23/07	The Bank of New York, as Indenture Trustee	21456783	05/20/02	In Lieu Filing of Financing Statement No. 16630, Filed on 08/11/97 in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30386113	02/13/03	Amendment to Collateral Description (21456783)

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	20070500750	05/20/02	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	42564393	09/13/04	Assignment of BCC Equipment Leasing Company (21463482)

	02/23/07	BCC Equipment Leasing Company	43032507	10/27/04	Assignment of CEF 2002 Aircraft, LLC (24163482)

	02/23/07	CEF 2002 Aircraft, LLC	43224906	11/16/04	Amendment to Collateral Description (21463482)

	02/23/07	CEF 2002 Aircraft, LLC	21463482	02/04/07	Continuation of 21463482

10

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank, N.A.	2007020622	06/07/02/	In Lieu Filing of Financing Statement No. 147453, Filed on 06/25/97 in OR, SOS

	02/23/07	U.S. Bank National Association, as Trustee	2007020622	01/17/07	Amendment to Secured Party Information

		U.S. Bank National Association, as Loan Trustee	20070206226	1/17/2007	Amendment (referencing 21669104)

	02/23/07	The Port of Portland	21669120	06/07/02	In Lieu Financing Statement No. 147454, Filed on 06/07/02 in OR, SOS

	02/23/07	U.S. Bank National Association, as Trustee	21669120	01/17/07	Continuation of 21669120

	02/23/07	GMAC Business Credit, LLC	21674633	07/10/02	Equipment Lease

	02/23/07	GMAC Business Credit, LLC	61261221	04/14/06	Amendment to Secured Party Information

	02/23/07	GMAC Business Credit, LLC	21674641	07/10/02	Equipment Lease

	02/23/07	GMAC Business Credit, LLC	61261254	04/14/06	Amendment to Secured Party Information

	02/23/07	GMAC Business Credit, LLC	21674708	07/10/02	Equipment Lease

	02/23/07	GMAC Business Credit, LLC	61261270	04/14/06	Amendment to Secured Party Information

	02/23/07	The Bank of New York, as Indenture Trustee	21730310	06/17/02	In Lieu Filing of Financing Statement No. 09341, Filed on 05/13/97 in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30220577	01/27/03	Termination of 21730310

	02/23/07	The Bank of New York, as Indenture Trustee	21730328	06/17/02	In Lieu Filing of Financing Statement No. 21730328, Filed on 06/17/02 in Fulton County, GA

	02/23/07	Delta Air Lines, Inc. (authorizing as debtor)	30256993	01/29/03	Termination of 21730328

	02/23/07	The Bank of New York, as Indenture Trustee	21730351	06/17/02	In Lieu Filing of Financing Statement No. 09328, Filed on 05/13/97 in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30257934	01/29/03	Termination of 21730351

	02/23/07	The Bank of New York, as Indenture Trustee	21730393	06/17/02	In Lieu Filing of Financing Statement No. 09330, Filed on 05/13/97, in Fulton County, GA

11

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Delta Air Lines (authorizing as debtor)	30258577	01/29/03	Termination of 21730393

	02/23/07	The Bank of New York, as Indenture Trustee	21730468	06/17/02	In Lieu Filing of Financing Statement No. 09321, Filed on 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	32295379	09/05/03	Termination of 21730468

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21730880	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21730930	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21730955	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21730997	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731011	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731045	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731078	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731002	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731110	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21731185	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21732613	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21733058	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21733124	06/17/02	Equipment

12

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21733199	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21733181	06/17/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	21742059	06/17/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	21742075	06/17/02	In Lieu Filing for Financing Statement No. 09334, Filed on 05/13/97, in Fulton Count, GA

	02/23/07	The Bank of New York, as Indenture Trustee	21742067	06/17/02	In Lieu Filing for Financing Statement No. 09316, Filed on 05/13/97, in Fulton Count, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30408446	02/18/03	Amendment to Collateral Description (21742067)

	02/23/07	Delta Air Lines (authorizing as debtor)	30374812	02/12/03	Amendment to Collateral Description (21742075)

	02/23/07	CitiCapital Commerical Corporation	21801996	06/25/02	Equipment

		UPS Capital Corporation	21855877	7/1/2002	Equipment

	02/23/07	Air Liquide America Corporation	21900400	07/31/02	Equipment

	02/23/07	Air Liquide America L.P.	22645681	10/21/02	Amendment to Secured Party Information (21900400)

	02/23/07	IBM Credit Corporation	21913437	07/10/02	Equipment

	02/23/07	First Fleet Corporation	21918824	07/11/02	Equipment Lease

	02/23/07	First Fleet Corporation	30270531	01/14/03	Assignment of ups Capital Corporation (21918824)

	02/23/07	The Bank of New York, as Indenture Trustee	22056905	06/17/02	In Lieu Filing for Financing Statement No. 09338, dated 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30237431	01/28/03	Amendment to Collateral Description (21742075)

	02/23/07	Delta Air Lines (authorizing as debtor)	53885267	12/15/05	Termination of 22056905

	02/23/07	The Bank of New York, as Indenture Trustee	63142643	09/11/06	Assignment of Wilmington Trust Company, as Owner Trustee (22056905)

	02/23/07	The Bank of New York, as Indenture Trustee	22056921	08/08/02	In Lieu Filing for Financing Statement No. 09307, dated 05/13/97, in Fulton County, GA

13

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Delta Air Lines (authorizing as debtor)	30192511	01/23/03	Termination of 22056921

	02/23/07	The Bank of New York, as Indenture Trustee	22056947	08/08/02	In Lieu Filing for Financing Statement No. 09323, dated 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30192388	01/23/03	Termination of 22056947

	02/23/07	The Bank of New York, as Indenture Trustee	22056970	08/08/02	In Lieu Filing for Financing Statement No. 09315, dated 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30198781	01/23/03	Termination of 22056970

	02/23/07	The Bank of New York, as Indenture Trustee	22056996	08/08/02	In Lieu Filing for Financing Statement No. 09318, dated 05/13/97, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30198195	01/23/03	Termination of 22056996

	02/23/07	IBM Credit Corporation	22071235	08/09/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	22102832	07/15/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	22103111	07/05/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	22106395	08/15/02	Equipment

	02/23/07	Delta Air Lines (authorizing as debtor)	31724064	07/08/03	Termination of 22106395

	02/23/07	Sulzer Metco (USA) Inc.	22114985	08/21/02	Equipment

	02/23/07	DAI-ICHI KANGYO TR. NY	22227902	09/04/02	In Lieu Filing for Financing Statement No. 060199716607, dated 08/11/97, in Fulton County, GA

	02/23/07	JPMorgan Chase Bank	22228587	09/04/02	Amendment to Secured Party Information (22227902)

	02/23/07	Delta Air Lines (authorizing as debtor)	30938178	04/10/03	Amendment to Collateral Description (2227902)

14

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	DAI-ICHI KANGYO TR. NY	22228702	09/04/02	In Lieu Filing for Financing Statement No. 060199716606, dated 08/11/97, in Fulton County, GA

	02/23/07	JPMorgan Chase Bank	22228777	09/04/02	Amendment to Secured Party Information (22228702)

	02/23/07	Delta Air Lines (authorizing as debtor)	30936909	04/10/03	Amendment to Collateral Description (22228702)

	02/23/07	DAI-ICHI KANGYO TR. NY	22228835	09/04/02	In Lieu Filing for Financing Statement No. 060199716603, dated 08/11/97, in Fulton County, GA

	02/23/07	JPMorgan Chase Bank	22228884	09/04/02	Amendment to Secured Party Information (22228835)

	02/23/07	Delta Air Lines (authorizing as debtor)	30935091	04/10/03	Amendment to Collateral Description (22228835)

	02/23/07	Wilmington Trust Company	22315269	09/10/02	Equipment Lease

	02/23/07	Wilmington Trust Company	50982943	03/31/05	Termination of 22315269

	02/23/07	Sun Microsystems Finance, A Sun Microsystems, Inc., Business	22322877	09/16/02	Equipment

	02/23/07	Sun Microsystems Finance, A Sun Microsystems, Inc., Business	22351637	09/18/02	Equipment

	02/23/07	Transamerica Equipment Financial Services Corporation	22495707	10/03/02	Equipment Lease

	02/23/07	Transamerica Equipment Financial Services Corporation	22495723	10/03/02	Equipment Lease

	02/23/07	Transamerica Equipment Financial Services Corporation	22495764	10/03/02	Equipment Lease

	02/23/07	Transamerica Equipment Financial Services Corporation	22495780	10/03/02	Equipment Lease

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	22520694	09/30/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	22520850	09/30/02	Equipment

	02/23/07	IBM Corporation	22553646	10/04/02	Equipment

15

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	IBM Corporation	23107699	11/26/02	Termination of 22553646

	02/23/07	CitiCapital Commerical Leasing Corporation	22989717	11/15/02	Equipment

	02/23/07	CitiCapital Commerical Leasing Corporation	22989758	11/15/02	Equipment

	02/23/07	TW Metals, Inc.	23019027	12/03/02	All Metal Products

	02/23/07	The Bank of New York, as Indenture Trustee	23079138	12/10/02	In Lieu Filing of Financing Statement No. 675780, Filed on 05/18/87, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30198849	01/23/03	Termination of 23079138

	02/23/07	The Bank of New York, as Indenture Trustee	23079823	12/10/02	In Lieu Filing of Financing Statement No. 677869, Filed on 06/25/87, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	30198401	01/23/03	Termination of 23079823

	02/23/07	The Bank of New York, as Indenture Trustee	23164799	12/11/02	In Lieu Filing of Financing Statement No. 775798, Filed on 05/18/87, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	23097452	12/18/02	Termination of 23097452

	02/23/07	The Bank of New York, as Indenture Trustee	23098427	12/11/02	In Lieu Filing of Financing Statement No. 677867, Filed on 06/25/87, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	23165085	12/18/02	Termination of 23098427

	02/23/07	The Bank of New York, as Indenture Trustee	23136110	12/16/02	In Lieu Filing of Financing Statement No. 742935, Filed on 08/16/90, in Fulton County, GA

	02/23/07	Delta Air Lines (authorizing as debtor)	23151333	12/17/02	Termination of 23151333

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	23165879	12/03/02	In Lieu Filing of Financing Statement No. 9998027, Filed on 02/12/01, in Caddo Parish, LA Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	23165994	12/03/02	In Lieu Filing of Financing Statement No. 09-996982, Filed on 04/10/01, in Caddo Parish, LA Equipment Lease

16

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	IBM Corporation	23166851	12/03/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	23181025	12/19/02	In Lieu Filing of Financing Statement No. 794907, Filed on 07/07/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	23181561	12/19/02	In Lieu Filing of Financing Statement No. 697270, Filed on 05/18/88, in Fulton County, GA

	02/23/07	Landesbank Schleswig-Holstein, New York Branch, as Agent	23259458	13/31/02	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	30006620	01/02/063	In Lieu Filing of Financing Statement No. 697271, Filed on 05/18/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30007529	01/02/003	In Lieu Filing of Financing Statement No. 697272, Filed on 05/18/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30016694	01/03/03	In Lieu Filing of Financing Statement No. 739508, Filed on 06/19/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30021231	01/03/03	In Lieu Filing of Financing Statement No. 735909, Filed on 06/19/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30027881	01/03/03	In Lieu Filing of Financing Statement No. 739510, Filed on 06/19/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30030448	01/03/03	In Lieu Filing of Financing Statement No. 794301, Filed on 06/23/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30031404	01/06/03	In Lieu Filing of Financing Statement No. 698104, Filed on 06/02/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30063704	01/09/03	In Lieu Filing of Financing Statement No. 697202, Filed on 05/18/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30065311	01/09/03	In Lieu Filing of Financing Statement No. 698103, Filed on 06/02/88, in Fulton County, GA

17

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30068588	01/09/03	In Lieu Filing of Financing Statement No. 796111, Filed on 06/27/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30096324	01/13/03	In Lieu Filing of Financing Statement No. 794305, Filed on 06/23/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30096985	01/13/03	In Lieu Filing of Financing Statement No. 794302, Filed on 06/23/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30098338	01/13/03	In Lieu Filing of Financing Statement No. 753477, Filed on 02/14/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30098478	01/13/03	In Lieu Filing of Financing Statement No. 753476, Filed on 02/14/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30098874	01/13/03	In Lieu Filing of Financing Statement No. 754127, Filed on 02/26/91, in Fulton County, GA

	02/23/07	First Fleet Corporation	30117849	12/26/02	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30123748	01/15/03	In Lieu Filing of Financing Statement No. 759215, Filed on 06/06/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30098874	01/13/03	In Lieu Filing of Financing Statement No. 754127, Filed on 02/26/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30124142	01/15/03	In Lieu Filing of Financing Statement No. 759782, Filed on 06/18/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30124811	01/15/03	In Lieu Filing of Financing Statement No. 060200101378, Filed on 01/18/91, in Fulton County, GA

	02/23/07	Wilmington Trust Company	40475188	02/04/04	Amendment to Collateral Description (30124811)

	02/23/07	The Bank of New York, as Indenture Trustee	30125719	01/15/03	In Lieu Filing of Financing Statement No. 752114, Filed on 01/25/91, in Fulton County, GA

18

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	30136757	12/31/02	Equipment

	02/23/07	Wilmington Trust Company	40475055	02/04/04	Amendment to Collateral Description (30136872)

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	30136948	12/31/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	30137284	12/31/02	Equipment

	02/23/07	State Street Bank and Trust Company of Connecticut, National Association	30137318	12/31/02	Equipment

	02/23/07	Bank Hapoalim B.M., New York Branch, as Assignee	30137409	12/31/02	Equipment Lease

	02/23/07	Bank Hapoalim B.M., New York Branch, as Assignee	30137482	12/31/02	Equipment Lease

	02/23/07	Bank Hapoalim B.M., New York Branch, as Assignee	30137540	12/31/02	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30170111	01/21/03	In Lieu Filing of Financing Statement No. 060199803942, Filed on 03/02/98, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30171432	01/21/03	In Lieu Filing of Financing Statement No. 696572, Filed on 05/05/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30182405	01/22/03	In Lieu Filing of Financing Statement No. 794304, Filed on 06/23/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30182637	01/22/03	In Lieu Filing of Financing Statement No. 794303, Filed on 06/23/93, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30186786	01/22/03	In Lieu Filing of Financing Statement No. 060199803945, Filed on 03/02/98, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30198062	01/23/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30198658	01/23/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30219157	01/27/03	Equipment Lease

19

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30221427	01/27/03	In Lieu Filing of Financing Statement No. 739511, Filed on 06/19/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30256886	01/29/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30257595	01/29/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30258510	01/29/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	43139435	11/08/04	Amendment to Collateral Description (30258510)

	02/23/07	The Bank of New York, as Indenture Trustee	30266125	01/30/03	In Lieu Filing of Financing Statement No. 699283, Filed on 06/23/88, in Fulton County, GA

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30267594	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association	30271315	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association	30271372	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271422	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271455	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271505	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271539	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271562	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271596	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271661	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271695	01/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as Loan Trustee	30271729	01/30/03	Equipment

	02/23/07	The Bank of New York, as Indenture Trustee	30336522	02/06/03	In Lieu Filing of Financing Statement No. 698870, Filed on 06/16/88, in Fulton County, GA

20

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30337322	02/06/03	In Lieu Filing of Financing Statement No. 699285, Filed on 06/23/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30337629	02/06/03	In Lieu Filing of Financing Statement No. 699284, Filed on 06/23/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30376122	02/12/03	In Lieu Filing of Financing Statement No. 699828, Filed on 06/23/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30376551	02/12/03	In Lieu Filing of Financing Statement No. 699286, Filed on 06/23/88, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30378607	02/12/03	In Lieu Filing of Financing Statement No. 756856, Filed on 04/18/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30384696	02/13/03	In Lieu Filing of Financing Statement No. 757150, Filed on 04/25/91, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30389141	02/13/03	In Lieu Filing of Financing Statement No. 060199817798, Filed on 08/25/88, in Fulton County, GA

	02/23/07	The Bank of New York	30419104	02/19/03	In Lieu Filing of Financing Statement No. 740002, Filed on 06/27/90, in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30448251	02/24/03	In Lieu Filing of Financing Statement No. 657029, Filed on 06/30/86 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	62794386	08/11/06	Assignment of Wilmington Trust Company, as Owner Trustee (30448251)

	02/23/07	The Bank of New York, as Indenture Trustee	30449259	02/24/03	In Lieu Filing of Financing Statement No. 657028, Filed on 06/30/86 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	62793883	08/11/06	Assignment of Wilmington Trust Company, as Owner Trustee (30449259)

	02/23/07	The Bank of New York, as Indenture Trustee	30450034	02/24/03	In Lieu Filing of Financing Statement No. 745354, Filed on 09/27/90 in Fulton County, GA

21

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30452634	02/24/03	In Lieu Filing of Financing Statement No. 750426, Filed on 12/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30454275	02/24/03	In Lieu Filing of Financing Statement No. 753475, Filed on 02/14/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30455074	02/24/03	In Lieu Filing of Financing Statement No. 753474, Filed on 02/14/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30456130	02/24/03	In Lieu Filing of Financing Statement No. 754296, Filed on 03/01/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	60456650	02/24/03	In Lieu Filing of Financing Statement No. 755418, Filed on 03/22/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30533532	03/05/03	In Lieu Filing of Financing Statement No. 05/18/88, Filed on 05/18/88 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30538093	03/05/03	In Lieu Filing of Financing Statement No. 760374, Filed on 06/27/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30538792	03/05/03	In Lieu Filing of Financing Statement No. 760443, Filed on 06/28/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30539034	03/05/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30539869	03/05/03	In Lieu Filing of Financing Statement No. 000809124, Filed on 04/11/94 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30559412	03/07/03	In Lieu Filing of Financing Statement No. 701607, Filed on 08/03/88 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30562150	03/07/03	In Lieu Filing of Financing Statement No. 701608, Filed on 08/03/88 in Fulton County, GA

22

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30571839	03/10/03	In Lieu Filing of Financing Statement No. 702021, Filed on 08/11/88 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30572902	03/10/03	In Lieu Filing of Financing Statement No. 745355, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30574221	03/10/03	In Lieu Filing of Financing Statement No. 745356, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30574593	03/10/03	In Lieu Filing of Financing Statement No. 738794, Filed on 06/06/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30574981	03/10/03	In Lieu Filing of Financing Statement No. 738793, Filed on 06/06/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30576242	03/10/03	In Lieu Filing of Financing Statement No. 738792, Filed on 06/06/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30576861	03/10/03	In Lieu Filing of Financing Statement No. 738791, Filed on 06/06/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30577596	03/10/03	In Lieu Filing of Financing Statement No. 740003, Filed on 06/27/90 in Fulton County, GA

	02/23/07	Connell Finance Company, Inc. d/b/a/ Connell Equipment Leasing Company	30603921	02/10/03	In Lieu Filing of Financing Statement No. 09-996982, Filed on 04/10/01 in Caddo Parish, LA

	02/23/07	The Bank of New York, as Indenture Trustee	30614043	03/13/03	In Lieu Filing of Financing Statement No. 745353, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30617046	03/13/03	In Lieu Filing of Financing Statement No. 745352, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30619372	03/13/03	In Lieu Filing of Financing Statement No. 745351, Filed on 09/27/90 in Fulton County, GA

23

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York, as Indenture Trustee	30620008	03/13/03	In Lieu Filing of Financing Statement No. 745350, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30621055	03/13/03	In Lieu Filing of Financing Statement No. 750427, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30623192	03/13/03	In Lieu Filing of Financing Statement No. 760376, Filed on 06/27/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30619437	03/17/03	In Lieu Filing of Financing Statement No. 750428, Filed on 09/27/90 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30654379	03/17/03	In Lieu Filing of Financing Statement No. 759211, Filed on 06/06/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30654668	03/17/03	In Lieu Filing of Financing Statement No. 759210, Filed on 06/06/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30655129	03/17/03	In Lieu Filing of Financing Statement No. 759212, Filed on 06/06/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30655574	03/17/03	In Lieu Filing of Financing Statement No. 760377, Filed on 06/27/91 in Fulton County, GA

	02/23/07	The Bank of New York — BNY Business Center, Inc., as Indenture Trustee	30672884	02/26/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30683592	03/19/03	In Lieu Filing of Financing Statement No. 759214, Filed on 06/06/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30684855	03/19/03	In Lieu Filing of Financing Statement No. 759213, Filed on 06/06/91 in Fulton County, GA

	02/23/07	The Bank of New York, as Indenture Trustee	30685829	03/19/03	In Lieu Filing of Financing Statement No. 760375, Filed on 06/27/91 in Fulton County, GA

24

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	General Electric Capital Corporation	30687015	03/19/03	In Lieu Filing of Financing Statement No. 060199819195, Filed on 09/16/98 in Fulton County, GA Equipment Lease

	02/23/07	General Electric Capital Corporation	30687791	03/19/03	In Lieu Filing of Financing Statement No. 060199819198, Filed on 09/16/98 in Fulton County, GA Equipment Lease

	02/23/07	General Electric Capital Corporation	30688369	03/19/03	In Lieu Filing of Financing Statement No. 060199819196, Filed on 09/16/98 in Fulton County, GA Equipment Lease

	02/23/07	General Electric Capital Corporation	30688872	03/19/03	In Lieu Filing of Financing Statement No. 060199819197, Filed on 09/16/98 in Fulton County, GA Equipment Lease

	02/23/07	Finova Capital Corporation	30806193	03/28/03	Equipment

	02/23/07	Finova Capital Corporation	32166976	08/20/03	Termination of 30806193

	02/23/07	Finova Capital Corporation	30806367	03/28/03	Equipment Lease

	02/23/07	Finova Capital Corporation	32167180	08/20/03	Termination of 30806367

	02/23/07	Finova Capital Corporation	30806896	03/28/03	Equipment Lease

	02/23/07	Finova Capital Corporation	32167396	08/20/03	Termination of 30806896

	02/23/07	State Street Bank and Trust Company	30870710	04/03/03	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	30900707	04/07/03	In Lieu Filing of Financing Statement No. 799052, Filed on 09/27/93 in Fulton County, GA

	02/23/07	IBM Credit LLC	30908395	04/08/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30977762	04/15/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283654	04/17/06	Amendment to Collateral Description (3097762)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30977986	04/15/03	Equipment Lease

25

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283696	04/17/06	Amendment to Collateral Description (30977986)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30978125	04/15/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283704	04/17/06	Amendment to Collateral Description (30978125)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30978224	04/15/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283712	04/17/06	Amendment to Collateral Description (30978224)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30978349	04/15/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283662	04/17/06	Amendment to Collateral Description (30978349)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	30979362	04/15/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61283621	04/17/06	Amendment to Collateral Description (30979362)

	02/23/07	The Bank of New York, as Indenture Trustee	30991169	04/16/03	In Lieu Filing of Financing Statement No. 698101, Filed on 06/02/88 in Fulton County, GA

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	31113904	04/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	31114118	04/30/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	31116667	04/16/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	42906255	10/15/04	Amendment to Collateral Description (31116667)

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	31116832	04/16/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	42906032	10/15/04	Amendment to Collateral Description (31116832)

26

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank Trust National Association, as the Loan Trustee	61284249	04/17/06	Amendment to Collateral Description (3116832)

	02/23/07	IBM Corporation	31122004	04/17/03	Equipment

		IBM Corporation	31826661	6/12/2003	Termination (referencing 31122004)

	02/23/07	IBM Credit LLC	31132938	05/01/03	Equipment

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31187379	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283746	04/17/06	Amendment to Collateral Description (31187379)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31187577	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283761	04/17/06	Amendment to Collateral Description (31187577)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31187882	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284074	04/17/06	Amendment to Collateral Description (31187882)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31188146	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284090	04/17/06	Amendment to Collateral Description (31188146)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31188757	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284124	04/17/06	Amendment to Collateral Description (31188757)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31188849	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284181	04/17/06	Amendment to Collateral Description (3118849)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189094	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284199	04/17/06	Amendment to Collateral Description (31189094)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189391	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61284207	04/17/06	Amendment to Collateral Description (31189391)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189524	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189649	05/08/03	Equipment Lease

27

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283381	04/17/06	Amendment to Collateral Description (31189524)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283399	04/17/06	Amendment to Collateral Description (31189649)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189722	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283407	04/17/06	Amendment to Collateral Description (31189722)

	02/23/07	U.S. Bank Trust National Association, as the Trustee	31189854	05/08/03	Equipment Lease

	02/23/07	U.S. Bank Trust National Association, as the Trustee	61283415	04/17/06	Amendment to Collateral Description (31189854)

	02/23/07	First Fleet Corporation	31457202	06/10/03	Equipment Lease

	02/23/07	First Fleet Corporation	31457624	06/10/03	Termination of 31457202

	02/23/07	HSH Nordbank AG, New York Branch, as Agent	31479602	06/11/03	Equipment Lease

	02/23/07	Octagon Process, Inc.	32023334	08/05/03	Specific Fluid

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	32069006	07/21/03	In Lieu Filing of Financing Statement No. 0004851, Filed on 03/30/00 in NV, SOS

					In Lieu Filing of Financing Statement No. 0104092, Filed on 03/21/01 in NV, SOS

					In Lieu Filing of Financing Statement No. 0106692, Filed on 03/07/01 in NV, SOS

	02/23/07	IBM Credit LLC	32285487	08/12/03	Equipment

	02/23/07	First Fleet Corporation	32341256	08/21/03	Equipment Lease

	02/23/07	IBM Corporation	32568403	10/02/03	Equipment

	02/23/07	IBM Corporation	32905605	11/05/03	Termination of 32568403

	02/23/07	Lombard Aviation Capital Limited	32672072	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	50231176	01/20/05	Termination of 32672072

	02/23/07	Lombard Aviation Capital Limited	32672288	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	50541442	02/17/05	Termination of 32672288

28

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Lombard Aviation Capital Limited	32672338	10/14/03	Equipment

	02/23/07	Lombard Aviation Capital Limited	32672403	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	50637273	02/28/05	Termination of 32672338

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	50586421	02/23/05	Termination of 32672403

	02/23/07	Lombard Aviation Capital Limited	62372445	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	50801507	03/14/05	Termination of 32672445

	02/23/07	Lombard Aviation Capital Limited	32672494	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	51197160	04/14/05	Termination of 32672494

	02/23/07	Lombard Aviation Capital Limited	32672528	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	51248633	04/22/05	Termination of 32672528

	02/23/07	Lombard Aviation Capital Limited	32672585	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	51583153	05/23/05	Termination of 32672585

	02/23/07	Lombard Aviation Capital Limited	32672627	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	51383125	05/05/05	Termination of 32672627

	02/23/07	Lombard Aviation Capital Limited	32672668	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	51954982	06/24/05	Termination of 32672668

	02/23/07	Lombard Aviation Capital Limited	32672684	10/14/03	Equipment

	02/23/07	RBS Aerospace (f/k/a Lombard Aviation Capital Limited)	52255454	07/21/05	Termination of 32672684

29

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	IBM Credit LLC	32683418	10/02/03	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	32804584	10/21/03	In Lieu Filing of Financing Statement No. 223853, Filed on 11/20/00 in NY, SOS

					In Lieu Filing of Financing Statement No. 095041, Filed on 05/15/00 in NY, SOS

					In Lieu Filing of Financing Statement No. 00-433645, Filed on 02/17/00 in TX, SOS

					In Lieu Filing of Financing Statement No. 010507 7396, Filed on 05/07/01 in VA, SOS

					In Lieu Filing of Financing Statement No. 980000253360, Filed on 11/13/98 in FL, SOS

	02/23/07	CIT Communications Finance Corporation	32904251	11/05/03	Equipment Lease

	02/23/07	Hewlett-Packard Financial Services Company	32980780	11/12/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33107946	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33108373	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33108688	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109413	11/25/03	Termination of 33108688

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33108886	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33108969	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109488	11/25/03	Termination of 31108969

30

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109074	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109264	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109496	11/25/03	Termination of 33109264

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109322	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109579	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109686	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109785	11/25/03	Equipment Lease

	02/23/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	33109918	11/25/03	Equipment Lease

	02/23/07	First Fleet Corporation	33245217	12/10/03	Equipment Lease

	02/23/07	IBM Corporation	33372763	12/22/03	Equipment

	02/23/07	IBM Corporation	33382044	12/23/03	Equipment

	02/23/07	IBM Corporation	40563298	02/27/04	Termination of 33382044

	02/23/07	IBM Credit LLC	40027716	12/19/03	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	40397895	01/23/04	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	40500241	02/09/04	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	40685182	03/08/04	Equipment Lease

		Avaya, Inc.	40729162	3/16/2004	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	40809964	03/16/04	Equipment Lease

	02/23/07	IBM Credit LLC	40997363	04/08/04	Equipment

		First Fleet Corporation	41192675	4/29/2004	Equipment

31

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	First Fleet Corporation	41192675	04/29/04	Equipment Lease

	02/23/07	Banc of America Leasing & Capital, LLC	41202458	04/29/04	Equipment Lease

	02/23/07	Banc of America Leasing & Capital, LLC	43579242	12/20/04	Amendment to Collateral Description (41202458)

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	41316126	04/23/04	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	41257734	04/19/04	Equipment Lease

	02/23/07	TLD America Corporation	41352154	05/14/04	Equipment

	02/23/07	TLD America Corporation	41621913	05/27/04	Amendment to Collateral Description (41352154)

	02/23/07	TLD America Corporation	41621921	05/27/04	Amendment to Collateral Description (41352154)

	02/23/07	TLD America Corporation	42494401	05/27/04	Amendment to Collateral Description (41352154)

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	41701004	06/07/04	Equipment Lease

	02/23/07	AFS Investments XXVII LLC	42024828	07/19/04	Equipment Lease

	02/23/07	AFS Investments XXVII LLC	42024877	07/19/04	Equipment Lease

	02/23/07	AFS Investments XXVII LLC	42024919	07/19/04	Equipment Lease

		GE Engine Services, Inc.	42110304	7/27/2004	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	42196998	07/29/04	Equipment Lease

		GE Engine Services, Inc.	43303965	11/23/2004	Amendment (referencing 42110304)

	02/23/07	The Boelng Company	42594192	09/15/04	Equipment

		Citibank, N.A.	42426312	8/27/2004	Pledge Shares

	02/23/07	The Boelng Company	42732115	09/29/04	Termination of 42594192

	02/23/07	General Electric Capital Business Asset Funding Corporation	42683037	09/23/04	Equipment Lease

		First Fleet Corporation, as Trustee fro Delta B Trust	42949867	10/20/2004	Equipment

		First Fleet Corporation	42949891	10/20/2004	Equipment

		First Fleet Corporation	42950121	10/20/2004	Equipment

	02/23/07	First Fleet as Trustee for Delta A Trust	42950105	10/20/04	Equipment Lease

32

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	The B.F. Goodrich Company, Commercial Wheel and Brake Division	42961193	10/20/04	Equipment

	02/23/07	The B.F. Goodrich Company, Commercial Wheel and Brake Division	42961219	10/20/04	Equipment

	02/23/07	First Fleet Corporation	42965483	10/21/04	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	43025113	10/27/04	Equipment

	02/23/07	CEF 2002 Aircraft, LLC	51517466	05/17/05	Amendment to Collateral Description (43025113)

	02/23/07	CEF 2002 Aircraft, LLC	43030170	10/27/04	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	43093863	10/27/04	Equipment

	02/23/07	General Electric Capital Corporation, as Collateral Agent for the Secured Parties	43392018	12/02/04	Real Property

	02/23/07	American Express Travel Related Service Company, Inc., as Collateral Agent	43400605	12/02/04	Blanket Lien

	02/23/07	American Express Travel Related Service Company, Inc.	50900457	03/22/05	Amendment to Collateral Description (43400605)

	02/23/07	American Express Travel Related Service Company, Inc.	51573311	05/20/05	Amendment to Collateral Description (43400605)

	02/23/07	American Express Travel Related Service Company, Inc.	52520204	08/12/05	Amendment to Collateral Description (43400605)

	02/23/07	American Express Travel Related Service Company, Inc., as Collateral Agent	52911411	09/20/05	Termination of 43400605

	02/23/07	IBM Corporation	43423466	12/06/04	Equipment

	02/23/07	IBM Corporation	43425107	12/06/04	Equipment

	02/23/07	The Bank of New York Trust Company, N.A., as Trustee	43445782	12/06/04	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	43492727	12/08/04	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	43510437	12/13/04	Equipment

	02/23/07	The CIT Group/Equipment Financing, Inc.	50176421	01/12/05	In Lieu Filing of Financing Statement No. 060200001832, Filed on 01/28/00 in Fulton County, GA

					Equipment

33

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
		The Goodyear Tire & Rubber Company	50176454	1/14/2005	Equipment

	02/23/07	Wilmington Trust Company	50322165	01/28/05	Equipment Lease

	02/23/07	The CIT Group/Equipment Financing, Inc.	50518077	02/08/05	In Lieu Filing of Financing Statement No. 06020004484, Filed on 03/08/00 in Fulton County, GA

					In Lieu Filing of Financing Statement No. 1 20003135, Filed on 07/03/00 in Clayton County, GA Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	50617564	02/14/05	Equipment Lease

	02/23/07	The Boeing Company, for itself and as agent for its Affiliates	50700758	03/04/05	Equipment

	02/23/07	The Boeing Company, for itself and as agent for its Affiliates	50700832	03/04/05	Certificates

	02/23/07	The Goodyear Tire & Rubber Company	50798216	03/04/05	Equipment

	02/23/07	The Goodyear Tire & Rubber Company	51494872	05/16/05	Termination of 50798216

	02/23/07	U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee	50799180	03/14/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	50870767	03/15/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887332	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887357	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887365	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887373	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887381	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887399	03/21/05	Equipment Lease

34

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association	50887407	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887423	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887431	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887449	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887456	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887464	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887472	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887548	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887555	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887563	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887571	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887589	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887597	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887605	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887613	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887621	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887639	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887647	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887654	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887662	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887670	03/21/05	Equipment Lease

35

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association	50887688	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887696	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50895830	03/21/05	Equipment Lease

	02/23/07	U.S. Bank National Association	50887613	03/21/05	Equipment Lease

	02/23/07	First Union Commercial Corporation, successor by Merger to Wachovia Leasing Corporation	50915828	03/24/05	Equipment

	02/23/07	General Electric Capital Corporation	50900432	03/22/05	Amendment to Collateral Description (43375955)

	02/23/07	General Electric Capital Corporation	43375955	12/01/04	Blanket Lien[1]

	02/23/07	General Electric Capital Corporation	51573337	05/20/05	Amendment to Collateral Description (43375955)

	02/23/07	General Electric Capital Corporation	52520170	08/12/05	Amendment to Collateral Description (43375955)

	02/23/07	Air Liquide Industrial U S LP	51001388	04/01/05	Equipment

	02/23/07	Air Liquide Industrial U S LP	52833094	09/13/05	Equipment

	02/23/07	U.S. Bank National Association	51173633	04/15/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	51319384	04/21/05	Equipment Lease

	02/23/07	C.I.T. Leasing Corporation	51412551	05/19/05	Equipment Lease

	02/23/07	C.I.T. Leasing Corporation	51412627	05/19/05	Equipment Lease

	02/23/07	C.I.T. Leasing Corporation	51412650	05/19/05	Equipment Lease

	02/23/07	C.I.T. Leasing Corporation	51412734	05/19/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	51448811	04/28/05	Equipment Lease

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51453977	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454017	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454116	05/11/05	Equipment

[1]	Lien to be released at closing.

36

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454132	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454173	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454215	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454249	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454256	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454264	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454280	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454322	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454355	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454389	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454405	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454413	05/11/05	Equipment

	02/23/07	U.S. Bank, N.A., as Loan Trustee	51454421	05/11/05	Equipment

		CEF 2002 Aircraft, LLC	51522920	5/17/2005	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51537597	05/18/05	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51551564	05/19/05	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51553222	05/19/05	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51554543	05/19/05	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51551564	05/19/05	Equipment Lease

	02/23/07	CEF 2002 Aircraft, LLC	51555136	05/19/05	Equipment Lease

	02/23/07	C.I.T. Leasing Corporation	51601674	05/24/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51616540	05/25/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51616672	05/25/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51680579	06/01/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51680678	06/01/05	Equipment Lease

37

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	51743393	05/26/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	51758128	05/31/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51827097	06/14/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51826842	06/14/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	51902478	06/16/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51990895	06/28/05	Equipment Lease

	02/23/07	U.S. Bank National Association	51990929	06/28/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52086743	07/07/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52087154	07/07/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	52184050	07/06/05	Equipment Lease

		NCR Self-Service Travel LLC	52189000	7/15/2005	Equipment

	02/23/07	U.S. Bank National Association	52223502	07/19/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52223577	07/19/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	52238641	07/12/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52367127	08/01/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52367283	08/01/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52414218	08/04/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52414424	08/04/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52494491	08/11/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52494640	08/11/05	Equipment Lease

38

Jurisdiction
Searched	Index Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52542612	08/16/05	In Lieu Filing for Financing Statement No. 06020021418, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52542844	08/16/05	In Lieu Filing for Financing Statement No. 06020021419, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52543552	08/16/05	In Lieu Filing for Financing Statement No. 060200021420, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52544048	08/16/05	In Lieu Filing for Financing Statement No. 06020021421, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	52566264	08/12/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52573633	08/18/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52573682	08/18/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52612142	08/22/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52612290	08/22/05	Equipment Lease

	02/23/07	U.S. Bank National Association, as Loan Trustee	52622703	08/23/05	In Lieu Filing for Financing Statement No. 060200021422, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52623131	08/23/05	In Lieu Filing for Financing Statement No. 06020021423, Filed on 11/16/00 in Fulton County, GA

					Equipment

39

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52623255	08/23/05	In Lieu Filing for Financing Statement No. 06020021424, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52624378	08/23/05	In Lieu Filing for Financing Statement No. 060200021425, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52624691	08/23/05	In Lieu Filing for Financing Statement No. 52624691, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52625011	08/23/05	In Lieu Filing for Financing Statement No. 060200021427, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52625227	08/23/05	In Lieu Filing for Financing Statement No. 06020021428, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52625466	08/23/05	In Lieu Filing for Financing Statement No. 060200021429, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	NCR Corporation	52708767	08/31/05	All Products

	02/23/07	First Union Commercial Corporation,	43295047	11/17/04	In Lieu Filing for Financing Statement No. 060200000957, Filed on 01/13/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52738525	09/02/05	In Lieu Filing for Financing Statement No. 060200021430, Filed on 11/16/00 in Fulton County, GA Equipment

40

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	Volvo Aero Services LP	52784743	09/08/05	Equipment

	02/23/07	Wilmington Trust Company Wilmington Trust Company	52794221 52794577	09/09/05 9/9/2005	Equipment Equipment

	02/23/07	Wilmington Trust Company	52794890	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52795004	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52795087	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52795236	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52797596	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52797810	09/09/05	Equipment

	02/23/07	Wilmington Trust Company	52798388	09/09/05	Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	52817006	09/06/05	Equipment Lease

	02/23/07	U.S. Bank National Association	52820299	09/13/05	Equipment Lease

		U.S. Bank National Association;	52820414	9/13/2005	Equipment Lease

		Assignor Secured Party:
		Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee

	02/23/07	The CIT Group/Equipment Financing, Inc.	52833300	09/0805	In Lieu Filing for Financing Statement No. 31 2005538, Filed on 11/17/00 in GA, SOS Equipment

	02/23/07	The Boeing Company	52837665	09/13/05	Equipment

	02/23/07	First Union Commercial Corporation, successor by merger to Corestates Leasing, Inc.	52841592	09/14/05	Equipment

	02/23/07	First Union Commercial Corporation, successor by merger to Corestates Leasing, Inc.	52841865	09/14/05	Amendment to Secured Party Information (52841592)

	02/23/07	First Union Commercial Corporation, successor by merger to Wachovia Leasing Corporation	52841717	09/14/05	Equipment

41

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52875814	09/16/05	In Lieu Filing for Financing Statement No. 060200021431, Filed on 11/16/00 in Fulton County, GA Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52876515	09/16/05	In Lieu Filing for Financing Statement No. 060200021433, Filed on 11/16/00 in Fulton County, GA Equipment

		U.S. Bank National Association, as Loan Trustee	52876416	9/16/2005	In Lieu Filing for Financing Statement No. 060200021432, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52876606	09/16/05	In Lieu Filing for Financing Statement No. 060200021434, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52876663	09/16/05	In Lieu Filing for Financing Statement No. 060200021435, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	General Electric Capital Corporation	52877695	09/16/05	Blanket Lien[2]

	02/23/07	U.S. Bank National Association, as Loan Trustee	52939016	09/22/05	In Lieu Filing for Financing Statement No. 060200021436, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52948488	09/23/05	Amendment to Collateral Description (52939016)

	02/23/07	U.S. Bank National Association, as Loan Trustee	52939230	09/22/05	In Lieu Filing for Financing Statement No. 06020021437, Filed on 11/16/00 in Fulton County, GA

					Equipment

2 Lien to be released at closing.

42

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52947944	09/23/05	Amendment to Collateral Description (52939230)

	02/23/07	U.S. Bank National Association, as Loan Trustee	52948157	09/23/05	Amendment to Collateral Description (52939230)

	02/23/07	U.S. Bank National Association, as Loan Trustee	52939750	09/22/05	In Lieu Filing for Financing Statement No. 060200021438, Filed on 11/16/00 in Fulton County, GA

					Equipment

		Delta Air Lines, Inc.	52948223	9/23/2005	Amendment (referencing 52939750)

	02/23/07	U.S. Bank National Association, as Loan Trustee	52940469	09/22/05	In Lieu Filing for Financing Statement No. 060200021439, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52941327	09/22/05	In Lieu Filing for Financing Statement No. 060200021440, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52943125	09/22/05	Blanket Lien[3]

	02/23/07	U.S. Bank National Association, as Loan Trustee	52950393	09/23/05	In Lieu Filing for Financing Statement No. 060200021441, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52950575	09/23/05	In Lieu Filing for Financing Statement No. 060200021455, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52950815	09/23/05	In Lieu Filing for Financing Statement No. 060200021456, Filed on 11/16/00 in Fulton County, GA

					Equipment

3 Lien to be released at closing.

43

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52950906	09/23/05	In Lieu Filing for Financing Statement No. 060200021414, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52951383	09/23/05	In Lieu Filing for Financing Statement No. 060200021415, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52951987	09/23/05	In Lieu Filing for Financing Statement No. 060200021416, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52952159	09/23/05	In Lieu Filing for Financing Statement No. 06020021417, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52952597	09/23/05	In Lieu Filing for Financing Statement No. 060200021442, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52953579	09/23/05	In Lieu Filing for Financing Statement No. 060200021443, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52953967	09/23/05	In Lieu Filing for Financing Statement No. 06020021444, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	52957786	09/19/05	Equipment Lease

44

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52973205	09/26/05	In Lieu Filing for Financing Statement No. 060200021445, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52973809	09/26/05	Amendment to Debtor Information (52973205)

	02/23/07	U.S. Bank National Association, as Loan Trustee	52973338	09/26/05	In Lieu Filing for Financing Statement No. 060200021446, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52975820	09/26/05	In Lieu Filing for Financing Statement No. 060200021447, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52976067	09/26/05	In Lieu Filing for Financing Statement No. 060200021448, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52981695	09/27/05	In Lieu Filing for Financing Statement No. 06020021449, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52985464	09/27/05	In Lieu Filing for Financing Statement No. 060200021450, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52985605	09/27/05	[No Description]

	02/23/07	U.S. Bank National Association, as Loan Trustee	52986330	09/27/05	In Lieu Filing for Financing Statement No. 060200021452, Filed on 11/16/00 in Fulton County, GA

					Equipment

45

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	52986439	09/27/05	In Lieu Filing for Financing Statement No. 060200021453, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	52986660	09/27/05	In Lieu Filing for Financing Statement No. 06020021454, Filed on 11/16/00 in Fulton County, GA

					Equipment

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	53320471	10/20/05	Equipment Lease

	02/23/07	General Electric Capital Corporation, as Collateral Agent for the Secured Parties	53321693	10/25/05	Real Property

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	53387199	10/27/05	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	53660546	11/18/05	Equipment Lease

	02/23/07	Wachovia Financial Services, Inc. successor by merger to Wachovia Leasing Corporation	53942605	12/20/05	In Lieu Filing for Financing Statement No. 0602000106697, Filed on 04/10/01 in Fulton County, GA

					Equipment

	02/23/07	CEF 2002 Aircraft, LLC	53955532	12/14/05	Equipment Lease

	02/23/07	Wachovia Financial Services, Inc. successor by merger to Wachovia Leasing Corporation	54035763	12/20/05	In Lieu Filing for Financing Statement No. 0602000100582, Filed on 01/19/01 in Fulton County, GA

					Equipment

	02/23/07	The Bank of New York Trust Company, N.A.	60135905	01/05/06	In Lieu Filing for Financing Statement No. 85-274962, Filed on 11/13/85 in CA, SOS

					In Lieu Filing for Financing Statement No. 0103160178, Filed on 01/29/01 in CA,SOS

					Certain Space and Facilities at LAX

46

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	60343079	01/23/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	60473934	01/30/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	61136308	03/27/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	61374792	04/17/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	61497601	04/28/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	61589159	05/05/06	Equipment Lease

	02/23/07	The Bank of New York, as Indenture Trustee	61722990	05/22/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62020725	06/13/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62020782	06/13/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	62117158	06/16/06	Equipment Lease

	02/23/07	Connell Finance Company, Inc. d/b/a Connell Equipment Leasing Company	62136380	06/21/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62291672	07/03/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62291730	07/03/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62457455	07/17/06	Equipment Lease

	02/23/07	U.S. Bank National Association	62457505	07/17/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	62765725	08/09/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	62765899	08/09/06	[No Collateral Information Provided]

47

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63007002	08/29/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63272358	09/21/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63007093	08/29/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63272416	09/21*06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63007093	08/29/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63506995	10/11/06	Equipment Lease

	02/23/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	63507027	10/11/06	Equipment Lease

	02/23/07	U.S. Bank National Association, as Loan Trustee	63530599	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63531217	10/12/06	Equipment

	02/23/07	Wells Fargo Bank Northwest, N.A., as Trustee	63531605	10/11/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63532249	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63532777	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63581477	10/16/06	Termination of 63532777

	02/23/07	U.S. Bank National Association, as Loan Trustee	63539491	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63581568	10/16/06	Termination of 63539491

	02/23/07	U.S. Bank National Association, as Loan Trustee	63540515	10/12/06	Equipment

48

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	U.S. Bank National Association, as Loan Trustee	63539657	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63541026	10/12/06	Equipment

		U.S. Bank National Association, as Loan Trustee	63542669	10/12/2006	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63541752	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546108	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546108	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546413	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546686	10/12/06	Equipment

		U.S. Bank National Association, as Loan Trustee	63546710	10/12/2006	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546777	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546827	10/12/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63546876	10/12/06	Equipment

		U.S. Bank National Association, as Loan Trustee	63546900	10/12/2006	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63553922	10/13/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63554136	10/13/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63555158	10/13/06	Equipment

	02/23/07	U.S. Bank National Association, as Loan Trustee	63555554	10/13/06	Equipment

	02/23/07	The Bank of New York Trust Company, N.A., as Indenture Trustee	63604766	10/17/06	Equipment Lease

	02/23/07	The Bank of New York Trust Company, N.A., as Indenture Trustee	63604774	10/17/06	Equipment Lease

	02/23/07	The Bank of New York Trust Company, N.A., as Indenture Trustee	63604782	10/17/06	Equipment Lease

49

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	The Bank of New York Trust Company, N.A., as Indenture Trustee	63604790	10/17/06	Equipment Lease

	02/23/07	Manufactures and Traders Trust Company, as Loan Trustee	63802394	10/31/06	Equipment Lease

	02/23/07	Manufactures and Traders Trust Company, as Loan Trustee	63802444	10/31/06	Equipment Lease

	02/23/07	Advantage Sign Supply, Inc.	63932043	11/10/06	Equipment

	02/23/07	U.S. Bank National Association	63989605	11/15/06	Equipment Lease

	02/23/07	U.S. Bank National Association	63989878	11/15/06	Equipment Lease

	02/23/07	Aviation Capital Group Corp.	2007 0100544	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0100684	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0100718	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0100684	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102219	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102276	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102342	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102425	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102508	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102797	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0102904	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0103019	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0103076	01/09/07	Equipment

	02/23/07	Aviation Capital Group Corp.	2007 0103100	01/09/07	Equipment

50

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	Aviation Capital Group Corp.	2007 0103167	01/09/07	Equipment

	02/23/07	U.S. Bank National Association, not in its individual capacity, but solely as owner trustee	2007 0402163	01/31/07	Equipment Lease

	02/23/07	U.S. Bank National Association, not in its individual capacity, but solely as owner trustee	2007 0402353	01/31/07	Equipment Lease

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear
Delta Air Lines, Inc. Subsidiaries

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
ASA Holdings, Inc.

Cooperative Authority, GA - UCCs	02/22/07	General Electrical Capital Corporation, as Collateral Agent	060-2005-11335	09/09/05	Blanket Lien

	02/22/07	American Express Travel Related	060-2005-11856	09/22/05	Termination of 060-2005-11335
Services Company, Inc., as Collateral Agent

	02/22/07	General Electrical Capital Corporation, as Collateral Agent	060-2005-14859	12/02/05	Correction of 060-2005-011335. File No. 060-2005-011856 is void. File No. 060-2005-011335 to remain active

	02/22/07	General Electrical Capital Corporation	060-2005-11736	09/19/05	Blanket Lien[4]

	02/22/07	American Express Travel Related Services Company, Inc., as Collateral Agent	060-2005-11943	09/23/05	Blanket Lien[5]

[4]	Lien to be released at closing.

[5]	Lien to be released at closing.

51

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	General Electrical Capital Corporation, as Collateral Agent	060-2005-14022	11/09/05	Blanket Lien[6]

Comair Holdings, LLC

Secretary of State, DE — UCCs	02/23/07	United Rentals	50951963	03/29/05	Specific Equipment

	02/23/07	General Electrical Capital Corporation	52877653	09/16/05	Blanket Lien[7]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52942762	09/22/05	Blanket Lien[8]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

Comair Services, Inc.

Secretary of State, KY — UCCs	02/28/07	General Electrical Capital Corporation	2005-2117658-57	09/19/05	Blanket Lien[9]

	02/28/07	American Express Travel Related Services Company, Inc., as Collateral Agent	2005-2118802-39	09/23/05	Blanket Lien[10]

Comair, Inc.

Secretary of State, OH — UCCs	02/22/07	Wilmington Trust Company	AE97065 Roll/Frame:	09/30/91	Equipment Lease
/1276_1085

	02/22/07	Wilmington Trust Company	71119603801 Roll/Frame:	07/11/96	Continuation of AE97065
/1621_2719

[6]	Lien to be released at closing.

[7]	Lien to be released at closing.

[8]	Lien to be released at closing.

[9]	Lien to be released at closing.

[10]	Lien to be released at closing.

52

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wilmington Trust Company	4119705902 Roll/Frame: /1663_0777	04/11/97	Amendment of AE97065 (change in collateral description)

	02/22/07	Wilmington Trust Company	20011160108 Roll/Frame: /200111009858	04/18/01	Amendment of AE97065 (change in Debtor’s address)

	02/22/07	Wilmington Trust Company	20011780818 Roll/Frame:	06/22/01	Continuation of AE97065
/200117701844

	02/22/07	Wilmington Trust Company	20061430418 Roll/Frame:	05/22/06	Continuation of AE97065
/200614301008

	02/22/07	Wilmington Trust Company	AE97066 Roll/Frame:	09/30/91	Equipment Lease
/1276_1089

	02/22/07	Wilmington Trust Company	7119603802 Roll/Frame:	07/11/96	Continuation of AE97066
/1621_2718

	02/22/07	Wilmington Trust Company	20011160110 Roll/Frame: /200111009860	04/18/01	Amendment of AE97066 (change in Debtor’s address)

	02/22/07	Wilmington Trust Company	20011990602 Roll/Frame:	07/10/01	Continuation of AE97066
/200119900964

	02/22/07		20022900080 Roll/Frame: /200229001286	10/15/02	COR (internal office correction of explanation code for AE97066)

	02/22/07	Wilmington Trust Company	20060960628 Roll/Frame:	04/06/06	Continuation of AE97066
/200609602092

	02/22/07	Wilmington Trust Company	20063480060 Roll/Frame:	12/13/06	Termination of AE97066
/200634801144

	02/22/07	Wilmington Trust Company	AH09282 Roll/Frame:	12/03/91	Equipment Lease
/1288_2907

	02/22/07	Wilmington Trust Company	6189613803 Roll/Frame:	06/18/96	Continuation of AH09282
/1613_4583

53

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wilmington Trust Company	2003470472 Roll/Frame: /200034700538	11/02/00	Amendment of AH09282 (change in collateral description)

	02/22/07	Wilmington Trust Company	20012780362 Roll/Frame: /200127802116	04/18/01	Amendment of AH09282(change in Debtor’s address)

	02/22/07		20012410446 Roll/Frame: /200124003358	08/28/01	COR (internal office correction of AH09282)

	02/22/07	Wilmington Trust Company	20012480220 Roll/Frame:	09/04/01	Continuation of AH09282
/200124801770

	02/22/07	Wilmington Trust Company	20012480220 Roll/Frame: /200124801770	09/04/01	Amendment of AH09282 (change in Debtor’s address)

	02/22/07		20012780360 Roll/Frame: /200127802114	10/05/01	COR (internal office correction of AH09282)

	02/22/07	Wilmington Trust Company	20022030194 Roll/Frame: /200220300516	07/18/02	Amendment of AH09282(change in collateral description)

	02/22/07	Wilmington Trust Company	20061861126 Roll/Frame:	07/03/06	Continuation of AH09282
/200618601486

	02/22/07	Wilmington Trust Company	20063480064 Roll/Frame:	12/13/06	Termination of AH09282
/200634801148

	02/22/07	Wilmington Trust Company	AH31586 Roll/Frame:	03/25/92	Equipment Lease
/1313_0586

	02/22/07	Wilmington Trust Company	10189613301 Roll/Frame:	10/18/96	Continuation of AH31586
/1637_1708

	02/22/07	Wilmington Trust Company	02249735101 Roll/Frame:	02/24/97	Continuation of AH31586
/1653_0321

	02/22/07	Wilmington Trust Company	04119705901 Roll/Frame: /1663_07761	04/11/97	Amendment of AH31586 (change in collateral description)

54

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wilmington Trust Company	AH31587 Roll/Frame:	03/25/92	Equipment Lease
/1313_15901

	02/22/07	Wilmington Trust Company	10189613302 Roll/Frame:	10/18/96	Continuation of AH31587
/1637_1709

	02/22/07	Wilmington Trust Company	02249735102 Roll/Frame:	02/24/97	Continuation of AH31587
/1653_0322

	02/22/07	Mellon Financial Services Corporation #3	AH52830 Roll/Frame:	06/30/92	Equipment Lease
/1357_1893

	02/22/07	Mellon Financial Services Corporation #3	6249700601 Roll/Frame:	06/24/97	Continuation of AH52830
/1673_3856

	02/22/07	Mellon Financial Services Corporation #3	20020730404 Roll/Frame:	03/12/02	Continuation of AH52830
/200207301604

	02/22/07	Mellon Financial Services Corporation #3	AH64860 Roll/Frame:	08/31/92	Equipment Lease
/1360_2860

	02/22/07	Mellon Financial Services Corporation #3	06249700602 Roll/Frame:	06/24/97	Continuation of AH64860
/1673_3857

	02/22/07	Mellon Financial Services Corporation #3	20020730408 Roll/Frame:	03/12/02	Continuation of AH64860
/200207301606

	02/22/07	Mellon Financial Services Corporation #3	200121960286 Roll/Frame: /200219600174	07/11/02	Amendment to AH64860 (change in collateral description)

	02/22/07	Star Bank National Association	AL31144 Roll/Frame:	09/27/94	Specific Equipment
/1513_3521

	02/22/07	Firstar Bank, N.A.	19991060105 Roll/Frame: /199910600801	03/22/99	Amendment of AL31144 (name of secured party has changed to Firstar Bank, N.A.)

	02/22/07	Firstar Bank, N.A.	19991470107 Roll/Frame:	04/29/99	Continuation of AL31144
/199914700787

55

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	U.S. Bank NA The Successor In Interest To Firstar Bank, N.A.	20040900236 Roll/Frame: /200409002184	03/30/04	Continuation and Amendment of AL31144

	02/22/07	U.S. Bank N.A., the successor in interest to Firstar Bank, N.A.	20050950816 Roll/Frame:	04/04/05	Termination of AL31144
/200509501956

	02/22/07	Mellon Financial Services Corporation #3	AN77502 Roll/Frame:	06/30/97	Equipment Lease
/1674_1132

	02/22/07	Mellon Financial Services Corporation #3	20020730412 Roll/Frame:	03/12/02	Continuation of AN77502
/200207301608

	02/22/07	Mellon Financial Services Corporation #3	20021960288 Roll/Frame: /200219600176	07/11/02	Amendment of AN77502 (change in collateral description)

	02/22/07	First Security Bank, National Association	AP0262300 Roll/Frame:	08/14/00	Specific Equipment
/200023100061

	02/22/07	First Security Bank, National Association	20002950318 Roll/Frame: /200029500120	10/11/00	Amendment to AP0262300 (new collateral description)

	02/22/07	First Security Bank, National Association	20020810110 Roll/Frame: /200108101478	03/20/01	Amendment to AP0262300 (new collateral description and change in Debtor’s address)

	02/22/07	Wells Fargo Bank Northwest, N.A.	20013550090 Roll/Frame: /200135501326	12/20/01	Amendment to AP0262300. Secured Party of record is now Wells Fargo Bank Northwest, N.A. New collateral description.

	02/22/07	Wells Fargo Bank Northwest, N.A.	20013600214 Roll/Frame: /200136000520	12/21/01	Amendment to AP0262300. Secured Party of record is now Wells Fargo Bank Northwest, N.A. New collateral description.

	02/22/07	Wells Fargo Bank Northwest, National Association.	20050480422 Roll/Frame: /200504800860	02/16/05	Amendment to AP0262300. Secured Party of record is now Wells Fargo Bank Northwest, National Association

	02/22/07	Wells Fargo Bank Northwest, National Association.	20050480426 Roll/Frame:	02/16/05	Continuation of AP0262300
/200504800862

56

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	First Union National Bank, as Lessor	AP280186 Roll/Frame:	09/14/00	Equipment Lease
/200027000064

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060466 Roll/Frame: /200310501552	04/14/03	Amendment of AP280186 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051020110 Roll/Frame:	04/08/05	Continuation of AP280186
/200510103136

	02/22/07	First Union National Bank, as Lessor	AP282471 Roll/Frame:	09/25/00	Equipment Lease
/200028600018

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060462 Roll/Frame: /200310501548	04/14/03	Amendment of AP282471 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051020112 Roll/Frame:	04/08/05	Continuation of AP282471
/200510103138

	02/22/07	First Union National Bank, as Lessor	AP282473 Roll/Frame:	09/25/00	Equipment Lease
/200028600020

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060482 Roll/Frame: /200310501560	04/14/03	Amendment of AP282471 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051020114 Roll/Frame:	04/08/05	Continuation of AP282473
/200510103140

	02/22/07	First Union National Bank, as Lessor	AP282475 Roll/Frame:	09/25/00	Equipment Lease
/200028600022

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060460 Roll/Frame: /200310501546	04/14/03	Amendment of AP282475 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051020116 Roll/Frame:	04/08/05	Continuation of AP282475
/200510103142

57

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	First Union National Bank, as Lessor	AP282478 Roll/Frame:	09/25/00	Equipment Lease
/200028600024

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060480 Roll/Frame: /200310501558	04/14/03	Amendment of AP282478 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051020118 Roll/Frame:	04/08/05	Continuation of AP282478
/200510103144

	02/22/07	First Union National Bank, as Lessor	AP288871 Roll/Frame:	10/27/00	Equipment Lease
/200030700212

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060468 Roll/Frame: /200310501554	04/14/03	Amendment of AP288871 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051650074 Roll/Frame:	06/13/05	Continuation of AP288871
/200516403110

	02/22/07	First Union National Bank, as Lessor	AP288873 Roll/Frame:	10/27/00	Equipment Lease
/200030700214

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060476 Roll/Frame: /200310501556	04/14/03	Amendment of AP28887371 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060488 Roll/Frame: /200310501566	04/14/03	Amendment of AP2888873 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association	20051650076 Roll/Frame:	06/13/05	Continuation of AP288873
/200516403112

	02/22/07	First Union National Bank, as Lessor	AP297326 Roll/Frame:	11/28/00	Equipment Lease
/200034200568

58

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060484 Roll/Frame: /200310501562	04/14/03	Amendment of AP297326 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20052280334 Roll/Frame:	08/12/05	Continuation of AP297326
/200522800604

	02/22/07	First Union National Bank, as Lessor	AP297327 Roll/Frame:	11/28/00	Equipment Lease
/200034200570

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060490 Roll/Frame: /200310501568	04/14/03	Amendment of AP297327 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20052280332 Roll/Frame:	08/12/05	Continuation of AP297327
/200522800602

	02/22/07	First Union National Bank, as Lessor	AP301657 Roll/Frame:	12/21/00	Equipment Lease
/200100200474

	02/22/07	First Union National Bank, as Lessor	20010670252 Roll/Frame: /200100200474	03/02/01	Amendment of AP301657 (change in collateral description)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060496 Roll/Frame: /200310501570	04/14/03	Amendment of AP301657 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20052280330 Roll/Frame:	08/12/05	Continuation of AP301657
/200522800600

	02/22/07	First Union National Bank, as Lessor	AP301658 Roll/Frame:	12/21/00	Equipment Lease
/200100200476

	02/22/07	First Union National Bank, as Lessor	20010670258 Roll/Frame: /200106600786	03/02/01	Amendment of AP301658 (change in collateral description)

59

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060486 Roll/Frame: /200310501564	04/14/03	Amendment of AP301658 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20051860140 Roll/Frame:	06/30/05	Continuation of AP301658
/200518201744

	02/22/07	First Union National Bank, as Lessor	AP309414 Roll/Frame:	01/30/01	Equipment Lease
/200104100394

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20031060498 Roll/Frame: /200310501572	04/14/03	Amendment of AP309414 (Secured party of record is now Wells Fargo Bank Northwest, National Association, as Indenture Trustee)

	02/22/07	Wells Fargo Bank Northwest, National Association, as Indenture Trustee	20052490508 Roll/Frame:	09/01/05	Continuation of AP309414
/200524901370

	02/22/07	First Security Bank of Utah, National Association	OH00038470796 Roll/Frame: /200125600336	09/12/01	In-Lieu Filing of Financing Statement No. 187281, Filed on 12/03/91 in Boone County, OH, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, National Association	20021570082 Roll/Frame: /200215603052	06/04/02	Amendment of OH00038470796 (Secured party of record is now Wells Fargo Bank Northwest, National Association)

	02/22/07	Wilmington Trust Company	20030930394 Roll/Frame: /200309301578	04/02/03	Amendment of OH00038470796 (change in collateral description)

	02/22/07	Wilmington Trust Company	20060960676 Roll/Frame: /200609602124	04/06/06	Continuation of OH00038470796

	02/22/07	Wilmington Trust Company	20063480062 Roll/Frame: /200609602124	12/13/06	Termination of OH00038470796

	02/22/07	First Union National Bank, as Indenture Trustee, as Assignee of Secured Party	OH00041653325 Roll/Frame: /200133000294	11/23/01	In-Lieu Filing of Financing Statement No. 248165, Filed on 01/28/97 in Boone County, KY, Equipment Lease

60

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20031060456 Roll/Frame: /200310501542	04/14/03	Amendment of OH00041653325 (Secured party of record is now Wachovia Bank, N.A., as Indenture Trustee)

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20061450636 Roll/Frame: /200614501092	05/24/06	Continuation of OH00041653325

	02/22/07	First Union National Bank, as Indenture Trustee, as Assignee of Secured Party	OH00041654004 Roll/Frame: /200133000296	11/23/01	In-Lieu Filing of Financing Statement No. 248164, Filed on 01/28/97 in Boone County, KY, Equipment Lease

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20031060458 Roll/Frame: /200310501544	04/14/03	Amendment of OH00041654004 (Secured party of record is now Wachovia Bank, N.A., as Indenture Trustee)

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20061450638 Roll/Frame: /200614501094	05/24/06	Continuation of OH00041654004

	02/22/07	First Union National Bank, as Indenture Trustee, as Assignee of Secured Party	OH00041654559 Roll/Frame: /200133000298	11/23/01	In-Lieu Filing of Financing Statement No. 248163, Filed on 01/28/97 in Boone County, KY, Equipment Lease

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20031060454 Roll/Frame: /200310501540	04/14/03	Amendment of OH00041654559 (Secured party of record is now Wachovia Bank, N.A., as Indenture Trustee)

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20061450642 Roll/Frame: /200614501096	05/24/06	Continuation of OH00041654559

	02/22/07	First Union National Bank, as Indenture Trustee, as Assignee of Secured Party	OH00041655561 Roll/Frame: /200133000300	11/23/01	In-Lieu Filing of Financing Statement No. 250165, Filed on 04//18/97 in Boone County, KY, Equipment Lease

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20031060452 Roll/Frame: /200310501538	04/14/03	Amendment of OH00041655561 (Secured party of record is now Wachovia Bank, N.A., as Indenture Trustee)

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20061450646 Roll/Frame: /200614501098	05/24/06	Continuation of OH00041655561

61

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	First Union National Bank, as Indenture Trustee, as Assignee of Secured Party	OH00041655894 Roll/Frame: /200133000302	11/23/01	In-Lieu Filing of Financing Statement No. 251102, Filed on04/22/97 in Boone County, KY, Equipment Lease

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20031060464 Roll/Frame: /200310501550	04/14/03	Amendment of OH00041655894 (Secured party of record is now Wachovia Bank, N.A., as Indenture Trustee)

	02/22/07	Wachovia Bank, N.A., as Indenture Trustee	20061450650 Roll/Frame: /200614501100	05/24/06	Continuation of OH00041655894

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00044362432 Roll/Frame:	01/23/02	Specific Equipment
/200202501748

	02/22/07	Wells Fargo Bank Northwest, N.A.	20062060940 Roll/Frame: /200620601386	07/24/06	Continuation of OH00044362432

	02/22/07	Bombardier Capital Inc.	OH00045727497 Roll/Frame:	02/27/02	Specific Equipment
/200205902952

	02/22/07	Bombardier Capital Inc.	20023100162 Roll/Frame: /200230902018	11/04/02	Termination of OH00045727497

	02/22/07	Bombardier Capital Inc.	OH00047105966 Roll/Frame:	03/29/02	Specific Equipment
/200209102992

	02/22/07	Bombardier Capital Inc.	20023100158 Roll/Frame: /200230902016	11/04/02	Termination of OH00047105966

	02/22/07	Bombardier Capital Inc.	OH00048813605 Roll/Frame:	05/03/02	Specific Equipment
/200212603524

	02/22/07	Bombardier Capital Inc.	20023100156 Roll/Frame: /200230902014	11/04/02	Termination of OH00048813605

	02/22/07	Bombardier Capital Inc.	OH00048905842 Roll/Frame:	05/06/02	Specific Equipment
/200212702472

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	OH00050222121 Roll/Frame: /200215801052	06/06/02	In-Lieu Filing of Financing Statement No. 256841, Filed on 09/24/97 in Boone County, KY, Equipment Lease

62

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20070120648 Roll/Frame: /200701200954	01/11/07	Termination of OH00050222121

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	OH00050222676 Roll/Frame: /200215801054	06/06/02	In-Lieu Filing of Financing Statement No. 256842, Filed on 09/24/97 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20070120650 Roll/Frame: /200701200956	01/11/07	Continuation of OH00050222676

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	OH00050222898 Roll/Frame: /200215801056	06/06/02	In-Lieu Filing of Financing Statement No. 258563, Filed on 11/25/97 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20070120656 Roll/Frame: /200701200962	01/11/07	Continuation of OH00050222898

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	OH00050223133 Roll/Frame: /200215801058	06/06/02	In-Lieu Filing of Financing Statement No. 258564, Filed on 11/25/97 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20070120652 Roll/Frame: /200701200958	01/11/07	Continuation of OH00050223133

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	OH00050223244 Roll/Frame: /200215801060	06/06/02	In-Lieu Filing of Financing Statement No. 260248, Filed on 11/27/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20070120654 Roll/Frame: /200701200960	01/11/07	Continuation of OH00050223244

	02/22/07	Wilmington Trust Company, Lessor	OH00050777732 Roll/Frame:	06/18/02	Equipment Lease
/200217002436

	02/22/07	Wilmington Trust Company, Lessor	20070370244 Roll/Frame: /200703700716	02/06/07	Continuation of OH00050777732

	02/22/07	Wilmington Trust Company, Lessor	OH00050777843 Roll/Frame:	06/18/02	Equipment Lease
/200217002438

	02/22/07	Wilmington Trust Company, Lessor	20022030190 Roll/Frame: /200220300512	07/18/02	Amendment of OH00050777843 (new collateral description)

63

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A. as Trustee	20052420362 Roll/Frame: /200524201296	08/26/05	Assignment of OH00050777843 to Wells Fargo Bank Northwest, N.A. as Trustee

	02/22/07	Wilmington Trust Company, Lessor	OH00050777954 Roll/Frame:	06/18/02	Equipment Lease
/200217002440

	02/22/07	Wilmington Trust Company, Lessor	20023020420 Roll/Frame: /200230200852	10/25/02	Amendment of OH00050777954 (new collateral description)

	02/22/07	Wilmington Trust Company, as Lessor	20063480068 Roll/Frame: /200634801152	12/13/06	Termination of OH00050777954

	02/22/07	Wilmington Trust Company, as Lessor	OH00050778188 Roll/Frame: /200217002442	06/18/02	Debtor’s right, title and interest in and to the Agency Agreement (N264CA), dated as of 02/03/92

	02/22/07	Wilmington Trust Company	20022030192 Roll/Frame: /200220300514	07/18/02	Amendment of OH00050778188 (new collateral description)

	02/22/07	Wilmington Trust Company, Indenture Trustee, Lessor	20052420320 Roll/Frame: /200524201294	08/26/05	Assignment of OH00050778188 to Wells Fargo Bank Northwest, N.A. as Owner Trustee, Lessee

	02/22/07	Wilmington Trust Company, as Lessor	OH00050778300 Roll/Frame: /200217002444	06/18/02	Debtor’s right, title and interest in and to the Agency Agreement (N267CA), dated as of 03/23/92

	02/22/07	Wilmington Trust Company, as Lessor	20063480070 Roll/Frame: /200634801154	12/13/06	Termination of OH00050778300

	02/22/07	Wilmington Trust Company, as Lessor	OH00050778411 Roll/Frame: /200217002446	06/18/02	Debtor’s right, title and interest in and to the Agency Agreement (N268CA), dated as of 03/23/92

	02/22/07	Wilmington Trust Company, as Lessor	20023020416 Roll/Frame: /200230200850	10/25/02	Amendment to OH00050778411 (new collateral description)

	02/22/07	Wilmington Trust Company, as Lessor	20063480066 Roll/Frame: /200634801150	12/13/06	Termination of OH00050778411

	02/22/07	Bombardier Capital Inc.	OH00050873473 Roll/Frame:	06/20/02	Specific Equipment
/200217202302

64

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	20023100150 Roll/Frame: /200230902010	11/04/02	Termination of OH00050873473

	02/22/07	Bombardier Capital Inc.	OH00050873584 Roll/Frame:	06/20/02	Specific Equipment
/200217202304

	02/22/07	Bombardier Capital Inc.	20023100152 Roll/Frame: /200230902012	11/04/02	Termination of OH00050873584

	02/22/07	Bombardier Capital Inc.	OH00051624750 Roll/Frame:	07/09/02	Specific Equipment
/200219200160

	02/22/07	Bombardier Capital Inc.	20023100146 Roll/Frame: /200230902008	11/04/02	Termination of OH00051624750

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051997789 Roll/Frame: /200219902106	07/17/02	In-Lieu Filing of Financing Statement No. 263171, Filed on 03/30/981 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320640 Roll/Frame: /200703200840	01/31/07	Continuation of OH00051997789

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051998135 Roll/Frame: /200219902108	07/17/02	In-Lieu Filing of Financing Statement No. 263170, Filed on 03/30/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320642 Roll/Frame: /200703200842	01/31/07	Continuation of OH00051998135

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH0051998468 Roll/Frame: /200219902110	07/17/02	In-Lieu Filing of Financing Statement No. 263169, Filed on 03/30/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320644 Roll/Frame: /200703200844	01/31/07	Continuation of OH0051998468

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH0051998791 Roll/Frame: /200219902112	07/17/02	In-Lieu Filing of Financing Statement No. 266870, Filed on 06/01/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320546 Roll/Frame: /200703200766	01/31/07	Continuation of OH0051998791

65

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051999036 Roll/Frame: /200219902114	07/17/02	In-Lieu Filing of Financing Statement No. 266871, Filed on 06/01/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320550 Roll/Frame: /200703200768	01/31/07	Continuation of OH00051999036

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051999369 Roll/Frame: /200219902116	07/17/02	In-Lieu Filing of Financing Statement No. 268285, Filed on 06/24/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320552 Roll/Frame: /200703200770	01/31/07	Continuation of OH00051999369

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051999692 Roll/Frame: /200219902118	07/17/02	In-Lieu Filing of Financing Statement No. 269593, Filed on 07/28/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320558 Roll/Frame: /200703200774	01/31/07	Continuation of OH00051999692

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00051999814 Roll/Frame: /200219902120	07/17/02	In-Lieu Filing of Financing Statement No. 269592, Filed on 07/28/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320562 Roll/Frame: /200703200776	01/31/07	Continuation of OH00051999814

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052000183 Roll/Frame: /200219902122	07/17/02	In-Lieu Filing of Financing Statement No. 270795, Filed on 08/27/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320564 Roll/Frame: /200703200778	01/31/07	Continuation of OH00052000183

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052000294 Roll/Frame: /200219902124	07/17/02	In-Lieu Filing of Financing Statement No. 271984, Filed on 09/28/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320566 Roll/Frame: /200703200780	01/31/07	Continuation of OH00052000294

66

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052000638 Roll/Frame: /200219902126	07/17/02	In-Lieu Filing of Financing Statement No. 273710, Filed on 11/23/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320574 Roll/Frame: /200703200786	01/31/07	Continuation of OH00052000638

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052000850 Roll/Frame: /200219902128	07/17/02	In-Lieu Filing of Financing Statement No. 277797, Filed on 03/09/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320580 Roll/Frame: /200703200790	01/31/07	Continuation of OH00052000850

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052001084 Roll/Frame: /200219902130	07/17/02	In-Lieu Filing of Financing Statement No. 277796, Filed on 03/09/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320582 Roll/Frame: /200703200792	01/31/07	Continuation of OH00052001084

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052001206 Roll/Frame: /200219902132	07/17/02	In-Lieu Filing of Financing Statement No. 277795, Filed on 03/09/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320584 Roll/Frame: /200703200794	01/31/07	Continuation of OH00052001206

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052001428 Roll/Frame: /200219902134	07/17/02	In-Lieu Filing of Financing Statement No. 283357, Filed on 06/20/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320590 Roll/Frame: /200703200798	01/31/07	Continuation of OH00052001428

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052002096 Roll/Frame: /200219902136	07/17/02	In-Lieu Filing of Financing Statement No. 283358, Filed on 06/28/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320592 Roll/Frame: /200703200800	01/31/07	Continuation of OH00052002096

67

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052002218 Roll/Frame: /200219902138	07/17/02	In-Lieu Filing of Financing Statement No. 283359, Filed on 06/28/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320594 Roll/Frame: /200703200802	01/31/07	Continuation of OH00052002218

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052002430 Roll/Frame: /200219902140	07/17/02	In-Lieu Filing of Financing Statement No. 283360, Filed on 06/28/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320598 Roll/Frame: /200703200804	01/31/07	Continuation of OH00052002430

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052002541 Roll/Frame: /200219902142	07/17/02	In-Lieu Filing of Financing Statement No. 286874, Filed on 09/27/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320600 Roll/Frame: /200703200806	01/31/07	Continuation of OH00052002541

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052002874 Roll/Frame: /200219902144	07/17/02	In-Lieu Filing of Financing Statement No. 286456, Filed on 09/15/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320602 Roll/Frame: /200703200808	01/31/07	Continuation of OH00052002874

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052003119 Roll/Frame: /200219902146	07/17/02	In-Lieu Filing of Financing Statement No. 286873, Filed on 09/27/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320604 Roll/Frame: /200703200810	01/31/07	Continuation of OH00052003119

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052003331 Roll/Frame: /200219902148	07/17/02	In-Lieu Filing of Financing Statement No. 286978, Filed on 10/26/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A.	20042390060 Roll/Frame: /200423802054	08/23/04	Termination of OH00052003331

68

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052003664 Roll/Frame: /200219902150	07/17/02	In-Lieu Filing of Financing Statement No. 268286, Filed on 06/24/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320554 Roll/Frame: /200703200772	01/31/07	Continuation of OH00052003664

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052003775 Roll/Frame: /200219902152	07/17/02	In-Lieu Filing of Financing Statement No. 273349, Filed on 11/10/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A.	20040150208 Roll/Frame: /200401500006	01/12/04	Amendment of OH00052003775 (change in collateral description)

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320568 Roll/Frame: /200703200782	01/31/07	Continuation of OH00052003775

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052004010 Roll/Frame: /200219902154	07/17/02	In-Lieu Filing of Financing Statement No. 273350, Filed on 11/10/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320572 Roll/Frame: /200703200784	01/31/07	Continuation of OH00052004010

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052004232 Roll/Frame: /200219902156	07/17/02	In-Lieu Filing of Financing Statement No. 274915, Filed on 12/24/98 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320576 Roll/Frame: /200703200788	01/31/07	Continuation of OH00052004232

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052004454 Roll/Frame: /200219902158	07/17/02	In-Lieu Filing of Financing Statement No. 278508, Filed on 03/24/99 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320588 Roll/Frame: /200703200796	01/31/07	Continuation of OH00052004454

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052325414 Roll/Frame: /200220602564	07/25/02	In-Lieu Filing of Financing Statement No. 2008944, Filed on 06/29/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320434 Roll/Frame: /200703200740	01/31/07	Continuation of OH00052325414

69

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	National City Leasing Corporation	OH00052326193 Roll/Frame:	07/25/02	Equipment Lease
/200220602778

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052446016 Roll/Frame: /200221101218	07/29/02	In-Lieu Filing of Financing Statement No. 2013237, Filed on 09/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320526 Roll/Frame: /200703200750	01/31/07	Continuation of OH00052446016

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052449264 Roll/Frame: /200221101220	07/29/02	In-Lieu Filing of Financing Statement No. 2014327, Filed on 10/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320528 Roll/Frame: /200703200752	01/31/07	Continuation of OH00052449264

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052449597 Roll/Frame: /200221101222	07/29/02	In-Lieu Filing of Financing Statement No. 2014328, Filed on 10/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320530 Roll/Frame: /200703200754	01/31/07	Continuation of OH00052449597

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052450065 Roll/Frame: /200221101224	07/29/02	In-Lieu Filing of Financing Statement No. 2014990, Filed on 11/28/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320534 Roll/Frame: /200703200756	01/31/07	Continuation of OH00052450065

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052452867 Roll/Frame: /200221101226	07/29/02	In-Lieu Filing of Financing Statement No. 2014991, Filed on 11/28/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320536 Roll/Frame: /200703200758	01/31/07	Continuation of OH00052452867

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453091 Roll/Frame: /200221101228	07/29/02	In-Lieu Filing of Financing Statement No. 2015496, Filed on 12/21/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320538 Roll/Frame: /200703200760	01/31/07	Continuation of OH00052453091

70

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453102 Roll/Frame: /200221101230	07/29/02	In-Lieu Filing of Financing Statement No. 2015497, Filed on 12/21/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320542 Roll/Frame: /200703200762	01/31/07	Continuation of OH00052453102

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453435 Roll/Frame: /200221101232	07/29/02	In-Lieu Filing of Financing Statement No. 2016325, Filed on 01/30/01 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320544 Roll/Frame: /200703200764	01/31/07	Continuation of OH00052453435

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453657 Roll/Frame: /200221101234	07/29/02	In-Lieu Filing of Financing Statement No. 2013238, Filed on 09/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320438 Roll/Frame: /200703200744	01/31/07	Continuation of OH00052453657

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453879 Roll/Frame: /200221101236	07/29/02	In-Lieu Filing of Financing Statement No. 2013239, Filed on 09/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320440 Roll/Frame: /200703200746	01/31/07	Continuation of OH00052453879

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052453980 Roll/Frame: /200221101238	07/29/02	In-Lieu Filing of Financing Statement No. 2013240, Filed on 09/27/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320524 Roll/Frame: /200703200748	01/31/07	Continuation of OH00052453980

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052454003 Roll/Frame: /200221101240	07/29/02	In-Lieu Filing of Financing Statement No. 2012700, Filed on 09/14/00 in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320436 Roll/Frame: /200703200742	01/31/07	Continuation of OH00052454003

71

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Commerzbank AG Chicago Branch	OH00052454114 Roll/Frame: /200221101242	07/29/02	In-Lieu Filing of Financing Statement No. 246147, Filed on 11/12/96, Most Recent Continuation Date 06/26/01 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320618 Roll/Frame: /200703200820	01/31/07	Continuation of OH00052454114

	02/22/07	Commerzbank AG Chicago Branch	OH00052454225 Roll/Frame: /200221101244	07/29/02	In-Lieu Filing of Financing Statement No. 246145, Filed on 11/12/96, Most Recent Continuation Date 06/26/01 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320620 Roll/Frame: /200703200822	01/31/07	Continuation of OH00052454225

	02/22/07	Commerzbank AG Chicago Branch	OH00052454336 Roll/Frame: /200221101246	07/29/02	In-Lieu Filing of Financing Statement No. 246146, Filed on 11/12/96, Most Recent Continuation Date 06/26/01 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320622 Roll/Frame: /200703200824	01/31/07	Continuation of OH00052454336

	02/22/07	Societe Generale, Chicago Branch	OH00052454447 Roll/Frame: /200221101248	07/29/02	In-Lieu Filing of Financing Statement No. 247132, Filed on 12/17/96, Most Recent Continuation Date 06/26/01 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320626 Roll/Frame: /200703200828	01/31/07	Continuation of OH00052454447

	02/22/07	Societe Generale, Chicago Branch	OH00052454558 Roll/Frame: /200221101250	07/29/02	In-Lieu Filing of Financing Statement No. 247146, Filed on 12/18/96, Most Recent Continuation Date 06/26/01 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320624 Roll/Frame: /200703200826	01/31/07	Continuation of OH00052454558

72

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	OH00052636574 Roll/Frame:	08/02/02	Specific Equipment
/200221701678

	02/22/07	Bombardier Capital Inc.	20023100144 Roll/Frame: /200230902006	11/04/02	Termination of OH00052636574

	02/22/07	Bombardier Capital Inc.	OH00052636685 Roll/Frame:	08/02/02	Specific Equipment
/200221701680

	02/22/07	Bombardier Capital Inc.	20023100142 Roll/Frame: /200230902004	11/04/02	Termination of OH00052636685

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052717687 Roll/Frame: /200221801728	07/29/02	In-Lieu Filing of Financing Statement No. 207671, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052718033 Roll/Frame: /200221801730	08/05/02	In-Lieu Filing of Financing Statement No. 207673, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052718477 Roll/Frame: /200221801732	08/05/02	In-Lieu Filing of Financing Statement No. 207675, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052718811 Roll/Frame: /200221801734	08/05/02	In-Lieu Filing of Financing Statement No. 207677, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052719045 Roll/Frame: /200221801736	08/05/02	In-Lieu Filing of Financing Statement No. 207679, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052719378 Roll/Frame: /200221801738	08/05/02	In-Lieu Filing of Financing Statement No. 207681, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

73

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052719489 Roll/Frame: /200221801740	08/05/02	In-Lieu Filing of Financing Statement No. 207683, Filed on 09/29/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052719934 Roll/Frame: /200221801742	08/05/02	In-Lieu Filing of Financing Statement No. 210115, Filed on 12/20/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052720179 Roll/Frame: /200221801744	08/05/02	In-Lieu Filing of Financing Statement No. 210114, Filed on 12/20/93, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052720513 Roll/Frame: /20021801746	08/05/02	In-Lieu Filing of Financing Statement No. 210612, Filed on 01/13/94, Most Recent Continuation Date 07/14/98 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052720846 Roll/Frame: /200221801748	08/05/02	In-Lieu Filing of Financing Statement No. 216564, Filed on 06/21/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052721181 Roll/Frame: /20021801750	08/05/02	In-Lieu Filing of Financing Statement No. 216566, Filed on 06/21/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052721414 Roll/Frame: /200221801752	08/05/02	In-Lieu Filing of Financing Statement No. 216568, Filed on 06/21/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052721636 Roll/Frame: /20021801754	08/05/02	In-Lieu Filing of Financing Statement No. 216570, Filed on 06/21/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

74

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, N.A., Owner Trustee	OH00052722082 Roll/Frame: /20021801756	08/05/02	In-Lieu Filing of Financing Statement No. 217045, Filed on 07/05/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association	OH00052722193 Roll/Frame: /200221801758	08/05/02	In-Lieu Filing of Financing Statement No. 229127, Filed on 06/26/95, Most Recent Continuation Date 04/05/00 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association	OH00052722426 Roll/Frame: /200221801760	08/05/02	In-Lieu Filing of Financing Statement No. 229129, Filed on 06/26/95, Most Recent Continuation Date

04/19/00 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association	OH00052722648 Roll/Frame: /20221801762	08/05/02	In-Lieu Filing of Financing Statement No. 229160, Filed on 06/27/95, Most Recent Continuation Date 05/19/00 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association	OH00052722860 Roll/Frame: /200221801764	08/05/02	In-Lieu Filing of Financing Statement No. 231083, Filed on 08/24/95, Most Recent Continuation Date 04/25/00 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association	OH00052723094 Roll/Frame: /200221801766	08/05/02	In-Lieu Filing of Financing Statement No. 231559, Filed on 09/08/95, Most Recent Continuation Date 04/25/00 in Boone County, KY, Specific Equipment

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052735807 Roll/Frame: /200221801786	08/05/02	In-Lieu Filing of Financing Statement No. 234123, Filed on 12/01/95, Most Recent Continuation Date 04/19/00 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052736253 Roll/Frame: /200221801788	08/05/02	In-Lieu Filing of Financing Statement No. 232198, Filed on 09/27/95, Most Recent Continuation Date 04/19/00 in Boone County, KY, Equipment Lease

75

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052736697 Roll/Frame: /20021801790	08/05/02	In-Lieu Filing of Financing Statement No. 243653, Filed on 12/20/95, Most Recent Continuation Date 06/21/00 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052736920 Roll/Frame: /200221801792	08/05/02	In-Lieu Filing of Financing Statement No. 235467, Filed on 01/24/96, Most Recent Continuation Date 11/01/00 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052737265 Roll/Frame: /20021801794	08/05/02	In-Lieu Filing of Financing Statement No. 236426, Filed on 01/28/96, Most Recent Continuation Date 11/01/00 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052737609 Roll/Frame: /200221801796	08/05/02	In-Lieu Filing of Financing Statement No. 242728, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052738055 Roll/Frame: /200221801798	08/05/02	In-Lieu Filing of Financing Statement No. 242727, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052738388 Roll/Frame: /200221801800	08/05/02	In-Lieu Filing of Financing Statement No. 242725, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052738611 Roll/Frame: /20021801802	08/05/02	In-Lieu Filing of Financing Statement No. 242724, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052738944 Roll/Frame: /200221801804	08/05/02	In-Lieu Filing of Financing Statement No. 242726, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

76

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052868101 Roll/Frame: /200222100770	08/05/02	In-Lieu Filing of Financing Statement No. 2001593, Filed on 02/14/00, in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320608 Roll/Frame: /200703200812	01/31/07	Continuation of OH00052868101

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052868434 Roll/Frame: /200222100772	08/07/02	In-Lieu Filing of Financing Statement No. 2003326, Filed on 03/23/00, in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320614 Roll/Frame: /200703200816	01/31/07	Continuation of OH00052868434

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052868878 Roll/Frame: /200222100774	08/07/02	In-Lieu Filing of Financing Statement No. 2001592, Filed on 02/14/00, in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320610 Roll/Frame: /200703200814	01/31/07	Continuation of OH00052868878

02/22/07

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052869113 Roll/Frame: /200222100776	08/07/02	In-Lieu Filing of Financing Statement No. 2003328, Filed on 03/23/00, in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320616 Roll/Frame: /200703200818	01/31/07	Continuation of OH00052869113

	02/22/07	Wells Fargo Bank Northwest, N.A.	OH00052869446 Roll/Frame: /200222100778	08/07/02	In-Lieu Filing of Financing Statement No. 2008945, Filed on 06/29/00, in Boone County, KY, Equipment Lease

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	20070320432 Roll/Frame: /200703200738	01/31/07	Continuation of OH00052869446

	02/22/07	Firstar Bank, N.A.	OH00052896887 Roll/Frame:	08/08/02	Specific Equipment
/200222101372

	02/22/07	U.S. Bank, N.A., the successor in interest to Firstar Bank N.A.	20050950814 Roll/Frame: /200509501954	04/04/05	Termination of OH00052896887

77

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00052897122 Roll/Frame: /200222101374	08/08/02	In-Lieu Filing of Financing Statement No. 219128, Filed on 09/02/94, Most Recent Continuation Date 04/28/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00052897677 Roll/Frame: /200222101376	08/08/02	In-Lieu Filing of Financing Statement No. 219656, Filed on 09/23/94, Most Recent Continuation Date 04/28/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	20050950808 Roll/Frame: /200509501950	04/04/05	Termination of OH00052897677

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00052897788 Roll/Frame: /200222101378	08/08/02	In-Lieu Filing of Financing Statement No. 220417, Filed on 10/17/94, Most Recent Continuation Date 04/22/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	20050950806 Roll/Frame: /200509501948	04/04/05	Termination of OH00052897788

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00052898023 Roll/Frame: /200222101380	08/08/02	In-Lieu Filing of Financing Statement No. 220954, Filed on 11/04/94, Most Recent Continuation Date 04/28/99 in Boone County, KY, Specific Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	20050950804 Roll/Frame: /200509501946	04/04/05	Termination of OH00052898023

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052898245 Roll/Frame: /200222101382	08/08/02	In-Lieu Filing of Financing Statement No. 242729, Filed on 07/26/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052898467 Roll/Frame: /200222101384	08/08/02	In-Lieu Filing of Financing Statement No. 242877, Filed on 07/31/96, Most Recent Continuation Date 03/05/01 in Boone County, KY, Equipment Lease

78

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052898790 Roll/Frame: /200222101386	08/08/02	In-Lieu Filing of Financing Statement No. 243669, Filed on 08/21/96, Most Recent Continuation Date 03/28/01 in Boone County, KY, Specific Equipment

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052899035 Roll/Frame: /200222101388	08/08/02	In-Lieu Filing of Financing Statement No. 244064, Filed on 09/04/96, Most Recent Continuation Date 03/28/01 in Boone County, KY, Equipment Lease

	02/22/07	U.S. Bank, N.A. f/k/a State Street Bank and Trust Company, as Trustee	20050620524 Roll/Frame: /200506201648	03/02/05	Amendment of OH00052899035 (change in collateral description)

	02/22/07	State Street Bank and Trust Company, as Trustee	OH00052899257 Roll/Frame: /200222101390	08/08/02	In-Lieu Filing of Financing Statement No. 244477, Filed on 09/17/96, Most Recent Continuation Date 03/28/01 in Boone County, KY, Equipment Lease

	02/22/07	Bombardier Capital Inc.	OH00053146435 Roll/Frame:	08/14/02	Specific Equipment
/200222800024

	02/22/07	Bombardier Capital Inc.	20023100140 Roll/Frame: /200230902002	11/04/02	Termination of OH00053146435

	02/22/07	Bombardier Capital Inc.	OH00053626241 Roll/Frame:	08/27/02	Specific Equipment
/200224001302

	02/22/07	Bombardier Capital Inc.	20023100138 Roll/Frame: /200230902000	11/04/02	Termination of OH00053626241

	02/22/07	Bombardier Capital Inc.	OH00053894985 Roll/Frame:	09/05/02	Specific Equipment
/200224801372

	02/22/07	Bombardier Capital Inc.	20023100136 Roll/Frame: /200230901998	11/04/02	Termination of OH00053894985

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00054133954 Roll/Frame: /200225500880	09/11/02	In-Lieu Filing of Financing Statement No. 219128, Filed on 09/02/94, Most Recent Continuation Date 04/28/99 in Boone County, KY, Specific Equipment

79

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	20050950812 Roll/Frame: /200509501952	04/04/02	Termination of OH00054133954

	02/22/07	Bombardier Capital Inc.	OH00054838312 Roll/Frame:	10/01/02	Specific Equipment
/200227600432

	02/22/07	Bombardier Capital Inc.	20023100134 Roll/Frame: /200230901996	11/04/02	Termination of OH00054838312

	02/22/07	Key Equipment Finance, a division of Key Corporate Capital Inc.	OH00055157925 Roll/Frame:	10/09/02	Specific Equipment
/200228302820

	02/22/07	Bombardier Capital Inc.	OH00055474836 Roll/Frame:	10/17/02	Specific Equipment
/200229401268

	02/22/07	Bombardier Capital Inc.	20023650770 Roll/Frame: /200236501722	12/30/02	Termination of OH00055474836

	02/22/07	Bombardier Capital Inc.	OH00056071873 Roll/Frame:	10/31/02	Specific Equipment
/200230800090

	02/22/07	Bombardier Capital Inc.	20023650772 Roll/Frame: /200236501724	12/30/02	Termination of OH00056071873

	02/22/07	Bombardier Capital Inc.	OH00056289773 Roll/Frame:	11/16/02	Specific Equipment
/200231200012

	02/22/07	Bombardier Capital Inc.	20023650764 Roll/Frame: /200236501720	12/30/02	Termination of OH00056289773

	02/22/07	Bombardier Capital Inc.	OH00056289995 Roll/Frame:	11/06/02	Specific Equipment
/200231200022

	02/22/07	Bombardier Capital Inc.	20023650774 Roll/Frame: /200236501726	12/30/02	Termination of OH00056289995

	02/22/07	Bombardier Capital Inc.	OH00057047146 Roll/Frame:	11/25/02	Specific Equipment
/200233001258

80

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	OH00057209695 Roll/Frame:	12/02/02	Specific Equipment
/200233700918

	02/22/07	Bombardier Capital Inc.	20030270368 Roll/Frame: /200302701232	01/24/03	Termination of OH00057209695

	02/22/07	Bombardier Capital Inc.	OH00057975032 Roll/Frame:	12/02/02	Specific Equipment
/200235201366

	02/22/07	Bombardier Capital Inc.	20030270370 Roll/Frame: /200302701234	01/24/03	Termination of OH00057975032

	02/22/07	Export Development Canada	OH00058170673 Roll/Frame:	12/23/02	Specific Equipment
/200235801042

	02/22/07	Export Development Canada	OH00058171685 Roll/Frame:	12/23/02	Specific Equipment
/200235801044

	02/22/07	Export Development Canada	OH00058172364 Roll/Frame:	12/23/02	Specific Equipment
/200235801046

	02/22/07	Export Development Canada	OH00058172708 Roll/Frame:	12/23/02	Specific Equipment
/200235801048

	02/22/07	Export Development Canada	OH00058173043 Roll/Frame:	12/23/02	Specific Equipment
/200235801050

	02/22/07	Export Development Canada	OH00058173598 Roll/Frame:	12/23/02	Specific Equipment
/200235801052

	02/22/07	Export Development Canada	OH00058173821 Roll/Frame:	12/23/02	Specific Equipment
/200235801054

	02/22/07	Export Development Canada	OH00058174722 Roll/Frame:	12/23/02	Specific Equipment
/200235801056

	02/22/07	Export Development Canada	OH00058175289 Roll/Frame:	12/23/02	Specific Equipment
/200235801058

81

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Export Development Canada	OH00058175845 Roll/Frame:	12/23/02	Specific Equipment
/200235801060

	02/22/07	Export Development Canada	OH00058176180 Roll/Frame:	12/23/02	Specific Equipment
/200235801062

	02/22/07	Export Development Canada	OH00058176413 Roll/Frame:	12/23/02	Specific Equipment
/200235801064

	02/22/07	Export Development Canada	OH00058177970 Roll/Frame:	12/23/02	Specific Equipment
/200235807066

	02/22/07	Export Development Canada	OH00058178093 Roll/Frame:	12/23/02	Specific Equipment
/200235801068

	02/22/07	Export Development Canada	OH00058178104 Roll/Frame:	12/23/02	Specific Equipment
/200235801070

	02/22/07	Export Development Canada	OH00058178215 Roll/Frame:	12/23/02	Specific Equipment
/200235801072

	02/22/07	Export Development Canada	OH00058178326 Roll/Frame:	12/23/02	Specific Equipment
/200235801074

	02/22/07	Export Development Canada	Oh00058178548 Roll/Frame:	12/23/02	Specific Equipment
/200235801076

	02/22/07	Export Development Canada	OH00058178871 Roll/Frame:	12/23/02	Specific Equipment
/200235801078

	02/22/07	Wells Fargo Bank Northwest, National Association, as Owner Trustee	OH00058178982 Roll/Frame:	12/23/02	Specific Equipment
/200235801028

	02/22/07	Export Development Canada	OH00058179116 Roll/Frame:	12/23/02	Specific Equipment
/200235801080

	02/22/07	Export Development Canada	OH00058179449 Roll/Frame:	12/23/02	Specific Equipment
/200235801082

82

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Export Development Canada	OH00058179661 Roll/Frame:	12/23/02	Specific Equipment
/200235801084

	02/22/07	Export Development Canada	OH00058179772 Roll/Frame:	12/23/02	Specific Equipment
/200235801086

	02/22/07	Bombardier Capital Inc.	OH00059009693 Roll/Frame:	01/14/03	Specific Equipment
/200301501408

	02/22/07	Bombardier Capital Inc.	20042220700 Roll/Frame: /200422200892	08/05/04	Termination of OH00059009693

	02/22/07	Export Development Canada	Oh00059209273 Roll/Frame:	01/21/03	Specific Equipment
/200302200614

	02/22/07	Bombardier Capital Inc.	OH00059356204 Roll/Frame:	01/24/03	Specific Equipment
/200302701266

	02/22/07	Bombardier Capital Inc.	20031840514 Roll/Frame: /200318401436	07/02/03	Termination of OH00059356204

	02/22/07	Bombardier Capital Inc.	OH00059754551 Roll/Frame:	02/05/03	Specific Equipment
/200302701264

	02/22/07	Bombardier Capital Inc.	20032090180 Roll/Frame: /200320900584	07/25/03	Termination of OH00059754551

	02/22/07	Bombardier Capital Inc.	OH00059776486 Roll/Frame:	02/05/03	Specific Equipment
/200303702266

	02/22/07	Bombardier Capital Inc.	20032090182 Roll/Frame: /200320900586	07/25/03	Termination of OH00059776486

	02/22/07	Bombardier Capital Inc.	OH00060355326 Roll/Frame:	02/24/03	Specific Equipment
/200305600174

	02/22/07	Bombardier Capital Inc.	20031840512 Roll/Frame: /200318401434	07/02/03	Termination of OH00060355326

83

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	OH00060471201 Roll/Frame:	02/26/03	Specific Equipment
/200305801290

	02/22/07	Bombardier Capital Inc.	20031840510 Roll/Frame: /200318401432	07/02/03	Termination of OH00060471201

	02/22/07	Bombardier Capital Inc.	OH00060786309 Roll/Frame:	03/06/03	Specific Equipment
/200306900992

	02/22/07	Bombardier Capital Inc.	20031840508 Roll/Frame: /200318401430	07/02/03	Termination of OH00060786309

	02/22/07	Bombardier Capital Inc.	OH00060970249 Roll/Frame:	03/12/03	Specific Equipment
/200307201038

	02/22/07	Bombardier Capital Inc.	20042220698 Roll/Frame: /200422200890	08/05/04	Termination of OH00060970249

	02/22/07	Bombardier Capital Inc.	OH00061797666 Roll/Frame:	04/02/03	Specific Equipment
/200309301392

	02/22/07	Bombardier Capital Inc.	20042220696 Roll/Frame: /200422200888	08/05/04	Termination of OH00061797666

	02/22/07	Bombardier Capital Inc.	OH00062300232 Roll/Frame:	04/14/03	Specific Equipment
/200310500794

	02/22/07	Bombardier Capital Inc.	20031840518 Roll/Frame: /200318401440	07/02/03	Termination of OH00062300232

	02/22/07	Bombardier Capital Inc.	OH00062724896 Roll/Frame:	04/23/03	Specific Equipment
/200311401882

	02/22/07	Bombardier Capital Inc.	20031840516 Roll/Frame: /200318401438	07/02/03	Termination of OH00062724896

	02/22/07	Bombardier Capital Inc.	OH00063496428 Roll/Frame:	05/08/03	Specific Equipment
/200312901850

84

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	200422200912 Roll/Frame: /200318401438	08/05/04	Termination of OH00063496428

	02/22/07	Bombardier Capital Inc.	OH00063662693 Roll/Frame:	05/13/03	Specific Equipment
/200313400876

	02/22/07	Bombardier Capital Inc.	20042220718 Roll/Frame: /200422200910	08/05/04	Termination of OH00063662693

	02/22/07	Bombardier Capital Inc.	OH00063720758 Roll/Frame:	05/14/03	Specific Equipment
/200313500876

	02/22/07	Bombardier Capital Inc.	20042220716 Roll/Frame: /200422200908	08/05/04	Termination of OH00063720758

	02/22/07	Bombardier Capital Inc.	OH00063720970 Roll/Frame:	05/14/03	Specific Equipment
/200313500878

	02/22/07	Bombardier Capital Inc.	20042220712 Roll/Frame: /200422200904	08/05/04	Termination of OH00063720970

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065846211 Roll/Frame:	7/03/03	Specific Equipment
/200318800478

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065846544 Roll/Frame:	7/03/03	Specific Equipment
/200318800480

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065846655 Roll/Frame:	7/03/03	Specific Equipment
/200318800482

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065847001 Roll/Frame:	7/03/03	Specific Equipment
/200318800484

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065847334 Roll/Frame:	7/03/03	Specific Equipment
/200318800486

	02/22/07	Wilmington Trust Company, as Loan Trustee	OH00065847667 Roll/Frame:	7/03/03	Specific Equipment
/200318800488

85

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	OH00066352023 Roll/Frame:	07/07/03	Specific Equipment
/200319900888

	02/22/07	Bombardier Capital Inc.	20042220714 Roll/Frame: /200422200906	08/05/04	Termination of OH00066352023

	02/22/07	Bombardier Capital Inc.	OH00066352134 Roll/Frame:	07/17/03	Specific Equipment
/200319900890

	02/22/07	Bombardier Capital Inc.	20041820288 Roll/Frame: /200418100168	06/24/04	Termination of OH00066352134

	02/22/07	Bombardier Capital Inc.	OH00066352356 Roll/Frame:	07/17/03	Specific Equipment
/200319900892

	02/22/07	Bombardier Capital Inc.	20041820290 Roll/Frame: /200418100170	06/25/04	Termination of OH00066352356

	02/22/07	Bombardier Capital Inc.	OH00066352578 Roll/Frame:	07/17/03	Specific Equipment
/200319900894

	02/22/07	Bombardier Capital Inc.	20042220710 Roll/Frame: /200422200902	08/05/04	Termination of OH00066352578

	02/22/07	Bombardier Capital Inc.	OH00066352689 Roll/Frame:	07/17/03	Specific Equipment
/200319900896

	02/22/07	Bombardier Capital Inc.	20042220708 Roll/Frame: /200422200900	08/05/04	Termination of OH00066352689

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00066466428 Roll/Frame:	07/22/03	Specific Equipment
/200320301040

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00066469010 Roll/Frame:	07/22/03	Specific Equipment
/200320301042

	02/22/07	Bombardier Capital Inc.	OH00066656097 Roll/Frame:	07/25/03	Specific Equipment
/200320900626

86

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	20041820292 Roll/Frame: /200418100172	06/25/04	Termination of OH00066656097

	02/22/07	Bombardier Capital Inc.	OH00066806177 Roll/Frame:	07/30/03	Specific Equipment
/200321201126

	02/22/07	Bombardier Capital Inc.	20041820298 Roll/Frame: /200418100178	06/25/04	Termination of OH00066806177

	02/22/07	Bombardier Capital Inc.	OH00066806399 Roll/Frame:	07/30/03	Specific Equipment
/200321201128

	02/22/07	Bombardier Capital Inc.	20041820296 Roll/Frame: /200418100176	06/25/04	Termination of OH00066806399

	02/22/07	Bombardier Capital Inc.	OH00066806733 Roll/Frame:	07/30/03	Specific Equipment
/200321201130

	02/22/07	Bombardier Capital Inc.	20041820294 Roll/Frame: /200418100174	06/25/04	Termination of OH00066806733

	02/22/07	Bombardier Capital Inc.	OH00067851305 Roll/Frame:	08/27/03	Specific Equipment
/200324001740

	02/22/07	Bombardier Capital Inc.	20041820300 Roll/Frame: /200418100180	06/25/04	Termination of OH00067851305

	02/22/07	Bombardier Capital Inc.	OH00068110629 Roll/Frame:	09/04/03	Specific Equipment
/200324801666

	02/22/07	Bombardier Capital Inc.	20041820284 Roll/Frame: /200418100166	06/25/04	Termination of OH00068110629

	02/22/07	Bombardier Capital Inc.	OH00069621269 Roll/Frame:	01/16/03	Specific Equipment
/200329001202

	02/22/07	Bombardier Capital Inc.	20040200474 Roll/Frame: /200402000626	01/15/04	Termination of OH00069621269

87

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Bombardier Capital Inc.	OH00070636809 Roll/Frame:	11/05/03	Specific Equipment
/200331800336

	02/22/07	Bombardier Capital Inc.	20040200472 Roll/Frame: /200402000624	01/15/04	Termination of OH00070636809

	02/22/07	Bombardier Capital Inc.	OH00071808936 Roll/Frame:	12/12/03	Specific Equipment
/200334901784

	02/22/07	Bombardier Capital Inc.	20040200476 Roll/Frame: /200402000628	01/15/04	Termination of OH00071808936

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00072879360 Roll/Frame:	01/14/04	Specific Equipment
/200401504212

02/22/07

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00072880949	01/14/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00072881406	01/14/04	Equipment

	02/22/07	Bombardier Capital, Inc.	OH00073073111	01/20/04	Equipment

	02/22/07	Bombardier Capital, Inc.	20040360686	02/03/04	Termination of OH00073073111

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00073618056	02/05/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00073618490	02/05/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00074056358	02/19/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00074056914	02/19/04	Equipment

88

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00074057471	02/19/04	Equipment

	02/22/07	Banc of America Leasing & Capital, LLC	OH00074537732	03/04/04	Equipment Lease

	02/22/07	Banc of America Leasing & Capital, LLC	20041050610	04/12/04	Amendment to Collateral Description

	02/22/07	Banc of America Leasing & Capital, LLC	20062230528	08/10/06	Termination of 20041050610

	02/22/07	U.S. Bank National Association	OH00075876690	04/08/04	In Lieu Filing for Financing Statement No. 94163843, Filed on 09/26/94 in Hamilton County, OH In Lieu Filing for Financing Statement No. 219657, Filed on 09/230/94 in Boone County, KY Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00077195103	05/12/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078106460	06/07/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078859182	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078859415	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078859748	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078859960	06/25/04	Equipment

89

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078860216	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078860549	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078860872	06/25/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00078860872	06/25/04	Equipment

	02/22/07	Bombardier Capital Inc.	OH0079258129	07/08/04	Equipment

	02/22/07	Bombardier Capital Inc.	20051240482	05/03/05	Termination of OH0079258129

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080406086	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080406642	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080406864	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080407098	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080407210	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080407543	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080407765	08/09/04	Equipment

90

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080407987	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Loan Trustee, Mortgagee	OH00080408111	08/09/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, N.A., as Trustee	OH00080836491	08/23/04	In Lieu Filing for Financing Statement No. 287978, Filed on 10/26/99 in Boone County, KY Equipment Lease

	02/22/07	Bombardier Capital Inc.	20051240484	05/03/05	Termination of OH00081321946

	02/22/07	Bombardier Capital Inc.	20051240486	05/03/05	Termination of OH00083063778

	02/22/07	Bombardier Capital Inc.	20051240488	05/03/05	Termination of OH00084267630

	02/22/07	Canon Financial Services, Inc.	OH00084899750	12/27/04	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00089033478	05/03/05	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00089033812	05/03/05	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00089034157	05/03/05	Equipment

	02/22/07	Wells Fargo Bank Northwest, National Association, as Security Trustee	OH00089034268	05/03/05	Equipment

	02/22/07	The Goodyear Tire & Rubber Company	OH00089468833	05/17/05	Equipment, Tires

	02/22/07	The Goodyear Tire & Rubber Company	OH00089468944	05/17/05	Equipment, Tires

	02/22/07	The Goodyear Tire & Rubber Company	OH00089505075	05/17/05	Equipment, Tires

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093028796	09/07/05	Equipment Lease

91

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029142	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029364	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029586	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029697	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029819	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093029920	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093030054	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093030165	09/07/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093235462	09/13/05	Equipment Lease

	02/22/07	General Electric Capital Corporation	OH00093409724	09/19/05	Blanket Lien[11]

	02/22/07	Atlantic Southeast Airlines, Inc.	OH00093537967	09/22/05	Equipment Lease

	02/22/07	Atlantic Southeast Airlines, Inc.	20052840178	10/07/05	Termination of OH00093537967

	02/22/07	American Express Travel Related Services Company, Inc., as Collateral Agent	OH00093597256	09/23/05	Blanket Lien[12]

	02/22/07	First Union Commercial Corp	OH00097297931	01/03/06	In Lieu Filing for Financing Statement No. 990000056489, Filed on 03/31/91 in FL, SOS Equipment Lease

	02/22/07	First Union Commercial Corp	20061030476	04/13/06	Termination of OH00097297931

	02/22/07	First Union Commercial Corp	OH00097474452	01/06/06	In Lieu Filing for Financing Statement No. 910000056488, Filed on 03/31/91 in FL, SOS

Equipment Lease

[11]	Lien to be released at closing.

[12]	Lien to be released at closing.

92

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	First Union Commercial Corp	20062900482	10/17/06	Termination of OH00097474452

	02/22/07	Wilmington Trust Company	OH00100815270	04/12/06	Equipment

	02/22/07	Wilmington Trust Company	20063480058	12/13/06	Termination of OH00100815270

	02/22/07	Wilmington Trust Company	OH00102464853	05/22/06	Equipment

	02/22/07	Wachovia Bank, National Association, not in its individual capacity, but solely as owner trustee	OH00107524654	10/10/06	Equipment Lease

	02/22/07	Manufactures and Traders Trust Company, as Loan Trustee	OH00108337133	11/01/06	Equipment Lease

	02/22/07	U.S. Bank National Association	OH00108927528	11/15/06	Equipment Lease

	02/22/07	U.S. Bank National Association, not in its individual capacity, but solely as owner trustee	OH00111529327	01/31/07	Equipment Lease

		U.S. Bank National Association	20071140120	04/24/07	Termination of OH00075876690

		Wells Fargo Bank Northwest, National Association, as Owner Trustee	20071140166	04/24/07	Termination of OH00052897122

		Wells Fargo Bank Northwest, National Association, as Owner Trustee	20071140150	04/24/07	Termination of OH00058178982

Crown Rooms, Inc.

Secretary of State, NY — UCCs	02/26/07	General Electrical Capital Corporation, as Collateral Agent	200412011220321	12/01/04	Blanket Lien[13]

	02/26/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200412031229652	12/03/04	Blanket Lien

[13]	Lien to be released at closing.

93

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/26/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200509201020637	09/20/05	Termination of 200412031229652

	02/26/07	General Electrical Capital Corporation	200509191009438	09/19/05	Blanket Lien[14]

	02/26/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200509231032804	09/23/05	Blanket Lien[15]

Secretary of State, NY — Federal Tax Liens	02/26/07	Clear	Clear	Clear	Clear

DAL Global Services, LLC

Secretary of State, DE — UCCs	02/23/07	Lease Corporation of America	30756174	03/17/03	Equipment Lease

	02/23/07	Lektro, Inc.	41286782	05/07/04	Specific Equipment

	02/23/07	Lektro, Inc.	42608406	09/16/04	Termination of 41286782

	02/23/07	Lektro, Inc.	41482050	05/27/04	Specific Equipment

	02/23/07	Lektro, Inc.	42608307	09/16/04	Termination of 41482050

	02/23/07	Lektro, Inc.	41754060	06/24/04	Specific Equipment

	02/23/07	DAL Global Service	42608018	09/16/04	Termination of 41754060

	02/23/07	Lektro, Inc.	42608687	09/16/04	Termination of 41754060

	02/23/07	Davin, Inc.	42768101	10/01/04	Specific Equipment

	02/23/07	First Fleet Corporation	42949826	10/20/04	Equipment Lease

	02/23/07	First Fleet Corporation	42950071	10/20/04	Equipment Lease (Delta Air Lines, Inc. is Assignor S/P)

	02/23/07	First Fleet Corporation	42950212	10/20/04	Equipment Lease (Delta Air Lines, Inc. is Assignor S/P)

	02/23/07	First Fleet Corporation as Trustee for Delta A Trust	42950246	10/20/04	Equipment Lease (Delta Air Lines, Inc. is Assignor S/P)

[14]	Lien to be released at closing.

[15]	Lien to be released at closing.

94

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	First Fleet Corporation as Trustee for Delta B Trust	42950253	10/20/04	Equipment Lease (Delta Air Lines, Inc. is Assignor S/P)

	02/23/07	First Fleet Corporation	42950329	10/20/04	Equipment Lease (Delta Air Lines, Inc. is Assignor S/P)

	02/23/07	HSH Nordbank AG, New York Branch, it’s successors and/or assigns	42998005	10/25/04	Equipment Lease (First Fleet Corporation is Assignor S/P)

	02/23/07	Fortbrand Services, Inc.	43241702	11/12/04	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	43241801	11/12/04	Specific Equipment

	02/23/07	General Electric Capital Corporation, as Collateral Agent	43376060	12/01/04	Blanket Lien[16]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43393735	12/02/04	Blanket Lien

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911445	09/20/05	Termination of 43393735

	02/23/07	Hillcrest Bank	51034595	04/05/05	Specific Equipment

	02/23/07	Security Bank of Kansas City, Kansas	61301134	04/05/06	Assignment of 51034595 to Security Bank of Kansas City, Kansas

	02/23/07	Fortbrand Services, Inc.	51464255	04/29/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	51489419	05/03/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	51584458	05/23/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	51721050	06/06/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	52132398	07/12/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	52678820	08/29/05	Specific Equipment

[16]	Lien to be released at closing.

95

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	Adaptive Engineering Ltd.	52851351	09/14/05	Equipment Lease

	02/23/07	Adaptive Engineering Ltd.	52851419	09/14/05	Specific Equipment

	02/23/07	Adaptive Engineering Ltd.	60244889	01/20/06	Termination of 52851419

	02/23/07	General Electric Capital Corporation	52877679	09/16/05	Blanket Lien[17]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52943067	09/22/05	Blanket Lien[18]

	02/23/07	Fortbrand Services, Inc.	53247427	10/20/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	53676435	11/29/05	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	61705037	05/19/06	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	62793545	08/11/06	Specific Equipment

	02/23/07	Fortbrand Services, Inc.	63424223	10/03/06	Specific Equipment

DAL Moscow, Inc.

Secretary of State, DE — UCCs	02/23/07	General Electric Capital Corporation, as Collateral Agent	43376029	12/01/04	Blanket Lien[19]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43393933	12/02/04	Blanket Lien

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	529911536	09/20/05	Termination of 43393933

	02/23/07	General Electric Capital Corporation	52877687	09/16/05	Blanket Lien[20]

[17]	Lien to be released at closing.

[18]	Lien to be released at closing.

[19]	Lien to be released at closing.

[20]	Lien to be released at closing.

96

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52942945	09/22/05	Blanket Lien[21]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

Delta AirElite Business Jets, Inc.

Secretary of State, KY-UCCs	02/28/07	General Electric Capital Corporation	2005-2117655-24	09/19/05	Blanket Lien[22]

	02/28/07	American Express Travel Related Services Company, Inc., as Collateral Agent	2005-2118805-62	09/23/05	Blanket Lien[23]

Delta Benefits Management, Inc.

Secretary of State, DE — UCCs	02/23/07	General Electric Capital Corporation, as Collateral Agent	51644195	05/27/05	Blanket Lien[24]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	51658526	05/27/05	Blanket Lien

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911478	09/20/05	Termination of 51658526

	02/23/07	General Electric Capital Corporation	52877703	09/16/05	Blanket Lien[25]

[21]	Lien to be released at closing.

[22]	Lien to be released at closing.

[23]	Lien to be released at closing.

[24]	Lien to be released at closing.

[25]	Lien to be released at closing.

97

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	American Express Travel Related Services Company, Inc	52942721	09/22/05	Blanket Lien[26]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

Delta Connection Academy, Inc.

Secured Transaction Registry, FL — UCCs	02/21/07	Frasca International, Inc.	200304667674	08/11/03	Equipment Lease

	02/21/07	American Express Business Finance	200407065588	06/01/04	Blanket Lien

	02/21/07	American Express Business Finance	200509033650	02/23/05	Specific Equipment

	02/21/07	GreatAmerica Leasing Corporation	200509901377	06/10/05	Specific Equipment

	02/21/07	General Electric Capital Corporation	200500721570	09/19/05	Blanket Lien[27]

	02/21/07	Frasca International, Inc.	200602645075	05/15/06	Equipment Lease

	02/21/07	Frasca International, Inc.	200602645083	05/15/06	Equipment Lease

Delta Loyalty Management Services, LLC

Secretary of State, DE — UCCs	02/23/07	General Electric Capital Corporation, as Collateral Agent	43376037	12/01/04	Blanket Lien[28]

		American Express Travel Related Services Company, Inc., as Collateral Agent	43400712	12/02/04	Blanket Lien

[26]	Lien to be released at closing.

[27]	Lien to be released at closing.

[28]	Lien to be released at closing.

98

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
		American Express Travel Related Services Company, Inc., as Collateral Agent	50558495	02/18/05	Amendment to 43400712 (Debtor name changed to Delta Loyalty Management Services, LLC)

		American Express Travel Related Services Company, Inc., as Collateral Agent	52911544	09/20/05	Termination of 43400712

		General Electric Capital Corporation, as Collateral Agent	51634717	05/26/05	Blanket Lien[29]

		General Electric Capital Corporation	52877729	09/16/05	Blanket Lien[30]

		American Express Travel Related Services Company, Inc., as Collateral Agent	52943091	09/22/05	Blanket Lien[31]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

Delta Technology, LLC

Cooperative Authority, GA - UCCs	02/22/07	CISCO Systems Capital Corporation	060-2002-02870	03/01/02	Specific Equipment

	02/22/07	CISCO Systems Capital Corporation	060-2006-05869	05/09/06	Amendment to 060-2002-02870 (Debtor name changed to Delta Technology, LLC)

	02/22/07	CISCO Systems Capital Corporation	060-2007-02354	02/22/07	Continuation of 060-2002-02870

	02/22/07	Sun Microsystems Finance, A Sun Microsystems, Inc., Business	067-2002-009637	09/17/02	Equipment Lease

[29]	Lien to be released at closing.

[30]	Lien to be released at closing.

[31]	Lien to be released at closing.

99

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/22/07	Sun Microsystems Finance, A Sun Microsystems, Inc., Business	067-2002-009638	09/17/02	Specific Equipment

	02/22/07	Citicapital Commercial Corp	007-2003-001742	02/18/03	Specific Equipment

	02/22/07	Citicapital Commercial Corp	007-2003-009108	08/15/03	Termination of 007-2003-001742

	02/22/07	Thompson Tractor Co., Inc.	067-2004-008585	08/23/04	Specific Equipment and proceeds of the collateral

	02/22/07	General Electric Capital Corporation, as Collateral Agent	060-2004-15220	12/02/04	Blanket Lien[32]

	02/22/07	American Express Travel Related Services Company, Inc., as Collateral Agent	060-2004-15422	12/07/04	Blanket Lien

	02/22/07	American Express Travel Related Services Company, Inc., as Collateral Agent	060-2005-11855	09/22/05	Termination of 060-2004-15422

	02/22/07	Precision Data Systems Inc.	069-2005-1000	04/07/05	Specific Equipment

	02/22/07	General Electric Capital Corporation	060-2005-11737	09/19/05	Blanket Lien[33]

	02/22/07	American Express Travel Related Services Company, Inc., as Collateral Agent	060-2005-11941	09/23/05	Blanket Lien[34]

Epsilon Trading, LLC

Secretary of State, DE — UCCs	02/23/07	General Electric Capital Corporation, as Collateral Agent	43376045	12/01/04	Blanket Lien[35]

[32]	Lien to be released at closing.

[33]	Lien to be released at closing.

[34]	Lien to be released at closing.

[35]	Lien to be released at closing.

100

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43394071	12/02/04	Blanket Lien

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911569	09/20/05	Termination of 43394071

	02/23/07	General Electric Capital Corporation	52877851	09/16/05	Blanket Lien[36]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52942812	09/22/05	Blanket Lien[37]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

Kappa Capital Management, LLC.

Secretary of State, DE — UCCs	02/23/07	General Electric Capital Corporation, as Collateral Agent	43376052	12/01/04	Blanket Lien[38]

	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43394469	12/02/04	Blanket Lien[39]

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	4339976	09/20/05	Termination of 43399765 Possible Error. Debtor is Kappa Capital Management, Inc. but Filing No. is for Delta Corporate Identity

	02/23/07	General Electric Capital Corporation	52877919	09/16/05	Blanket Lien[40]

[36]	Lien to be released at closing.

[37]	Lien to be released at closing.

[38]	Lien to be released at closing.

[39]	Lien to be released at closing.

[40]	Lien to be released at closing.

101

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	02/23/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52942986	09/22/05	Blanket Lien[41]

Secretary of State, DE — Federal Tax Liens	02/23/07	Clear	Clear	Clear	Clear

DAL Aircraft Trading

Secretary of State, DE — UCCs	03/06/07	General Electric Capital Corporation, as Collateral Agent	43376003	12/01/04	Blanket Lien[42]

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43400456	12/02/04	Blanket Lien

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911429	09/20/05	Termination of 43400456

	03/06/07	General Electric Capital Corporation	52877661	09/16/05	Blanket Lien[43]

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52943109	09/22/05	Blanket Lien[44]

Secretary of State, DE — Federal Tax Liens	03/06/07	Clear	Clear	Clear	Clear

Delta Corporate Identity

Secretary of State, DE — UCCs	03/06/07	General Electric Capital Corporation, as Collateral Agent	43375997	12/01/04	Blanket Lien[45]

[41]	Lien to be released at closing.

[42]	Lien to be released at closing.

[43]	Lien to be released at closing.

[44]	Lien to be released at closing.

[45]	Lien to be released at closing.

102

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43399765	12/02/04	Blanket Lien

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911486	09/20/05	Termination of 43399765

	03/06/07	General Electric Capital Corporation	52877711	09/16/05	Blanket Lien[46]

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52943034	09/22/05	Blanket Lien[47]

Secretary of State, DE — Federal Tax Liens	03/06/07	Clear	Clear	Clear	Clear

Delta Ventures III, LLC

Secretary of State, DE — UCCs	03/06/07	General Electric Capital Corporation, as Collateral Agent	43376078	12/01/04	Blanket Lien[48]

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	43394410	12/02/04	Blanket Lien

	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52911551	09/20/05	Termination of 43394410

	03/06/07	General Electric Capital Corporation	52877737	09/16/05	Blanket Lien[49]

[46]	Lien to be released at closing.

[47]	Lien to be released at closing.

[48]	Lien to be released at closing.

[49]	Lien to be released at closing.

103

Jurisdiction	Index
Searched	Date	Secured Party	File No.	File Date	Description
	03/06/07	American Express Travel Related Services Company, Inc., as Collateral Agent	52942929	09/22/05	Blanket Lien[50]

Secretary of State, DE — Federal Tax Liens	03/06/07	Clear	Clear	Clear	Clear

SONG, LLC

Secretary of State, NY — UCCs	03/09/07	General Electric Capital Corporation, as Collateral Agent	200412011220345	12/01/04	Blanket Lien[51]

	03/09/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200412031229741	12/03/04	Blanket Lien

	03/09/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200509201020598	09/19/05	Termination of 200412031229741

	03/09/07	General Electric Capital Corporation	200509191009464	09/19/05	Blanket Lien[52]

	03/09/07	American Express Travel Related Services Company, Inc., as Collateral Agent	200509231032765	09/23/05	Blanket Lien[53]

Secretary of State, NY — Federal Tax Liens	03/09/07	Clear	Clear	Clear	Clear

[50]	Lien to be released at closing.

[51]	Lien to be released at closing.

[52]	Lien to be released at closing.

[53]	Lien to be released at closing.

104

Schedule 3.07
(continued)
C. Surety Bonds
Each of the Surety Bonds referred to on Schedule 6.03 (Indebtedness).

Schedule 3.07
(continued)
D. Cash Collateral, Restricted Cash and Escrow Accounts

	LINE OF	Bond L/C	COLLATERALIZED	AMOUNT OF L/C’s OR
BANK FACILITY	CREDIT	Trust	AMOUNT	BONDS OUTSTANDING[1]
BARCLAYS SAFI		RC	8,595,798.85	N/A

BARCLAYS[2]	$52.6MM	L	45,793.187.55	43,612.559.00

BBVA	EUR 150K	L	185,000.00	185,000.00
			Approx USD Equivalent EUR 139,000.00	Approx USD Equivalent

BONY	$200 MM	T	139,449,591.00	N/A
		T	7,136,449.00	N/A
		T	1,654,807.00	N/A
		T	15,000,000.00	N/A

CITIBANK, N. A.	$250,000	RC	250,000.00	N/A
	$3MM	L	1,561,667.43	1,280,796.003
		RC	3,000,000.00	N/A
(GE collateral to be released post- emergence)		L	4,785,985.05	4,558,081.00

IATA		RC	40,000,000.00	N/A

JPMORGAN CHASE	$35MM	L	14,612,969.02	14,325,079.00

[1]	The lists of outstanding Letters of Credit and Surety Bonds are provided in Schedule 6.03 (Indebtedness).

[2]	The referenced letter of credit is provided for the benefit of New Sky, Ltd., a wholly-owned subsidiary of Delta Air Lines, Inc., on behalf of Delta Air Lines, Inc. and DAL Global Services, LLC. Amounts are shown as of March 31, 2007.

	LINE OF	Bond L/C	COLLATERALIZED	AMOUNT OF L/C’s OR
BANK FACILITY	CREDIT	Trust	AMOUNT	BONDS OUTSTANDING[1]
KBC	EUR 295K	L	183,897.39	183,987.39
(Covers DL, DGS)			*Approx USD Equivalent EUR 138,145.56	*Approx USD Equivalent

LIBERTY MUTUAL	$ 45MM	B	43,938,785.13	38,056,371.39

NATWEST	$ 22MM	RC	37,391,131.01	N/A
			*Approx USD Equivalent
		G	BP11,547,165

SMITH BARNEY[3]	$ 6MM	B	3,035,000.00	17,005,779.89
	$ 13MM	L	15,873,025.98	15,500,000.00

US BANK		RC	688,800,143.25	N/A

*	CIBC Amount is an approximate USD equivalent

L=	Letter of Credit

T=	Trust Agreement

B=	Surety Bond

RC=	Restricted Cash

[3]	This account is held at Smith Barney, but the Security Agreement is with Travelers.

3

Schedule 3.07
(continued)
E. Liens Created Under the Following:
Special Facility Bond Agreements
Those certain agreements, styled lease agreements, use agreements, facility agreements, and loan agreements and any and all similar agreements executed in connection with the issuance of the following special facility bonds (and any bonds that were refinanced or refunded with the proceeds of such special facility bonds):
•	Development Authority of Clayton County Special Facilities Revenue Bonds, Series 2000A ($64,985,000)

•	Development Authority of Clayton County Special Facilities Revenue Bonds, Series 2000B ($115,555,000)

•	Development Authority of Clayton County Special Facilities Revenue Bonds, Series 2000C ($120,355,000)

•	Kenton County Airport Board Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 2000A ($28,315,000)

•	Kenton County Airport Board Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 2000B ($33,800,000)

•	Salt Lake City, Salt Lake County, Utah Special Facilities Revenue Refunding Bonds (Delta Air Lines, Inc. Project), Series 2000 ($23,510,000)

•	Chicago-O’Hare International Airport Special Facility Revenue Refunding Bonds, Series 1992 (Delta Air Lines, Inc. Terminal Project)($33,880,000)

•	The Port Authority of New York and New Jersey Special Project Bonds, Series 1R, Delta Air Lines, Inc. Project (LaGuardia Airport Passenger Terminal) ($96,500,000)

•	Regional Airports Improvement Corporation Facilities Sublease Refunding Revenue Bonds, Issue of 1996, Delta Air Lines Inc. (Los Angeles International Airport) ($88,000,000)

•	Massachusetts Port Authority Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 2001A, 2001B and 2001C ($497,585,000)
Leasehold Mortgage at LGA
•	Mortgagor: Delta Air Lines, Inc.
•	Mortgagee: The Bank of New York
•	Date: December 1, 1992
•	Expiration Date: Full repayment of the Bonds
•	Security Interest Granted: All of Delta’s right, title and interest in and to its leasehold interest in a passenger terminal at LaGuardia Airport, Flushing, New York, which was leased by Delta pursuant to a lease dated December 10, 1980 (known as Lease No. AG-865)
•	Payments Secured: Debt Service payable by Delta under The Port Authority of New York and New Jersey Special Project Bonds, Series 1R (authorized November 23, 1992)

Personal Property Security Interest at LGA
•	Grantor: Delta Air Lines, Inc.
•	Secured Party: The Port Authority of New York and New Jersey (which pursuant to the Trust Indenture assigned all of its rights in such security interest to the Bank of New York, as indenture trustee)
•	Date: December 1, 1992
•	Security Interest Granted: All of Delta’s right, title and interest in and to certain personal property (including, among other property, conveyors, loading bridges and a telephone system)
•	Payments Secured: Facility Rental payments as required under the Agreement of Lease between Delta and the Port Authority of New York and New Jersey, dated December 10, 1980 (known as Lease No. AG-865)

5

Schedule 3.07
(continued)
F. Other:
Liens in favor of SunTrust Bank pursuant to the Banking Services Risk Agreement dated October 6, 2004 between SunTrust Bank, Borrower and each of its Subsidiaries party thereto.
Liens in favor of JPMorgan Chase Bank, N.A. pursuant to the Global Custody Agreement dated March 7, 2001 between Kappa Capital Management, Inc. and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank).
Liens in favor of The Boeing Company, pursuant to the Security Agreement dated March 4, 2005, between Delta Air Lines, Inc. and The Boeing Company.

6

Schedule 3.09
LITIGATION AND ENVIRONMENTAL MATTERS
Litigation matters:
•	State and federal litigation arising from the crash of Comair Flight 5191 shortly after takeoff from the Blue Grass Airport in Lexington, Kentucky, on August 27, 2006, as such litigation is more fully described on the Borrower’s most recent Form 10-Q.
Environmental matters:
None.

Schedule 3.14
ERISA
A Termination Event has or is reasonably expected to occur as of the Closing Date with respect to the following Plans:
•	Delta Pilots Retirement Plan – As of December 31, 2006, the Pension Benefit Guaranty Corporation assumed trusteeship of this Plan in connection with the distress termination thereof.

•	Western Air Lines, Inc. Pilots Defined Benefit Plan – During the week of April 23, 2007, the Borrower provided a notice of intent to terminate this Plan in a standard termination.

Schedule 3.15(a)
OWNED REAL ESTATE

Owner	Building/Use	Approximate Acreage	Street	City	State	Zip
Delta Air Lines, Inc.	Reservations Center	17.97	700 S. Central Ave	Hapeville	GA	30354

Delta Air Lines, Inc.	Camp Creek Employee Parking Lot	57.558 (plus 0.5345 access easement)	Camp Creek Parkway	College Park	GA	30320

Delta Air Lines, Inc.	A-4 Building	2.5990	720 Doug Davis	Hapeville	GA	30354

Delta Air Lines, Inc.	Reliability Center	9.5038	760 Doug Davis	Hapeville	GA	30354

Delta Air Lines, Inc.	A-3 Building and Related Parking on North Side of International/Custer	13.159	1001 International Blvd.	Hapeville	GA	30354

Delta Air Lines, Inc.	Non-contiguous parking for A-3	2.696 (2.101 + 0.595 acres – parking east of Lang and south of Custer)	Corner of Custer, Lang and Elkins	Hapeville	GA	30354

Delta Air Lines, Inc.	unimproved land used for overflow parking for A-3	0.37 acre (16,226 square feet)	3425 & 3429 Elkins Street	Hapeville	GA	30354

Schedule 3.17
TAXES
None.

Schedule 3.18
PRE-OCTOBER 22, 1994 SECTION 1110 COLLATERAL

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N926DL	1988	49713	Pratt & Whitney JT8D-219	P718170D, P718171D

McDonnell Douglas MD-88	N927DA	1988	49714	Pratt & Whitney JT8D-219	P718172D

McDonnell Douglas MD-88	N928DL	1988	49715	Pratt & Whitney JT8D-219	P718175D, P718176D

McDonnell Douglas MD-88	N929DL	1988	49716	Pratt & Whitney JT8D-219	P718177D, P718178D

McDonnell Douglas MD-88	N930DL	1988	49717

McDonnell Douglas MD-88	N931DL	1988	49718	Pratt & Whitney JT8D-219	P718202D, P718203D

McDonnell Douglas MD-88	N932DL	1989	49719	Pratt & Whitney JT8D-219	P718224D, P718225D

McDonnell Douglas MD-88	N933DL	1989	49720	Pratt & Whitney JT8D-219	P718212D, P718208D

McDonnell Douglas MD-88	N934DL	1989	49721	Pratt & Whitney JT8D-219	P718216D, P718217D

McDonnell Douglas MD-88	N935DL	1989	49722	Pratt & Whitney JT8D-219	P718218D, P718223D

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N936DL	1989	49723	Pratt & Whitney JT8D-219	P718226D, P718228D

McDonnell Douglas MD-88	N937DL	1989	49810	Pratt & Whitney JT8D-219	P718247D, P718248D

McDonnell Douglas MD-88	N938DL	1989	49811	Pratt & Whitney JT8D-219	P725356D, P718282D

McDonnell Douglas MD-88	N939DL	1989	49812	Pratt & Whitney JT8D-219	P725358D, P725368D

McDonnell Douglas MD-88	N940DL	1989	49813	Pratt & Whitney JT8D-219	P725393D,

				Pratt & Whitney JT8D-219 (shown as Pratt & Whitney JT8D-217 on FAA record)	P726021D

McDonnell Douglas MD-88	N941DL	1989	49814	Pratt & Whitney JT8D-219	P725395D, P725416D

McDonnell Douglas MD-88	N942DL	1989	49815	Pratt & Whitney JT8D-219	P725354D, P725396D

McDonnell Douglas MD-88	N943DL	1989	49816	Pratt & Whitney JT8D-219	P725403D, P725419D

McDonnell Douglas MD-88	N944DL	1989	49817

2

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N945DL	1989	49818	Pratt & Whitney JT8D-219	P725373DCN, P725390DCN

McDonnell Douglas MD-88	N948DL	1989	49879	Pratt & Whitney JT8D-219	P725488D, P725489D

McDonnell Douglas MD-88	N950DL	1990	49881	Pratt & Whitney JT8D-219	P718179D, P718214D

McDonnell Douglas MD-88	N951DL	1990	49882	Pratt & Whitney JT8D-219	P725513D, P725514D

McDonnell Douglas MD-88	N985DL	1991	53312	Pratt & Whitney JT8D-219	P725977D, P725978D

McDonnell Douglas MD-88	N986DL	1991	53313	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726011D, P725989D

McDonnell Douglas MD-88	N988DL	1991	53339	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726015D, P726007D

McDonnell Douglas MD-88	N989DL	1991	53341	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726047D, P726088D

3

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N991DL	1991	53343	Pratt & Whitney JT8D-219	P725939D, P725959D

McDonnell Douglas MD-88	N992DL	1991	53344	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726038D, P726031D

McDonnell Douglas MD-88	N994DL	1992	53346	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726051D, P726053D

McDonnell Douglas MD-88	N995DL	1992	53362	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726086D, P726081D

McDonnell Douglas MD-88	N997DL	1992	53364	Pratt & Whitney JT8D-219	P726067D, P726069D

McDonnell Douglas MD-88	N998DL	1992	53370	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726074D, P726077D

4

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N900DE	1992	53372	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726082D, P726087D

McDonnell Douglas MD-88	N901DE	1992	53378	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P726052D, P726822D

McDonnell Douglas MD-88	N903DE	1992	53380	Pratt & Whitney JT8D-219	P726826D, P726827D

McDonnell Douglas MD-88	N904DE	1992	53409	Pratt & Whitney JT8D-219 (shown as JT8D-217C on FAA record)	P725998D, P726872D

McDonnell Douglas MD-88	N906DE	1992	53415	Pratt & Whitney JT8D-219	P726009D, P726905D

McDonnell Douglas MD-88	N907DE	1992	53416	Pratt & Whitney JT8D-219	P726907D, P726908D

McDonnell Douglas MD-88	N909DE	1992	53418	Pratt & Whitney JT8D-219	P726923D, P726924D

McDonnell Douglas MD-88	N910DE	1992	53419	Pratt & Whitney JT8D-219	P725380D, P726918D

5

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
McDonnell Douglas MD-88	N912DE	1993	49997	Pratt & Whitney JT8D-219	P726931D, P726933D

McDonnell Douglas MD-88	N913DE	1993	49956	Pratt & Whitney JT8D-219	P726865D, P726932D

McDonnell Douglas MD-88	N915DE	1993	53420	Pratt & Whitney JT8D-219	P726929D, P726952D

McDonnell Douglas MD-88	N916DE	1993	53421	Pratt & Whitney JT8D-219	P726950D, P726951D

McDonnell Douglas MD-88	N918DE	1993	49959	Pratt & Whitney JT8D-219	P726967D, P726968D

McDonnell Douglas MD-88	N919DE	1993	53422	Pratt & Whitney JT8D-219	P726976D, P726979D

Boeing 757-232	N601DL	1985	22808	Pratt & Whitney PW2037	P716336B

Boeing 757-232	N606DL	1985	22813	Pratt & Whitney PW2037	P716325B

Boeing 757-232	N608DA	1985	22815	Pratt & Whitney PW2037	P716348B

Boeing 757-232	N613DL	1986	22820	Pratt & Whitney PW2037	P716308B, P716385B

Boeing 757-232	N614DL	1986	22821

Boeing 757-232	N615DL	1986	22822	Pratt & Whitney PW2037	P716366B, P716392B

Boeing 757-232	N639DL	1988	23993	Pratt & Whitney PW2037	P716305B, P716505B

6

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
Boeing 757-232	N640DL	1988	23994	Pratt & Whitney PW2037	P716506B, P716507B

Boeing 757-232	N642DL	1988	23996	Pratt & Whitney PW2037	P716512B, P716513B

Boeing 757-232	N643DL	1989	23997	Pratt & Whitney PW2037	P716510B, P716310B

Boeing 757-232	N644DL	1989	23998	Pratt & Whitney PW2037	P716514B, P716326B

Boeing 757-232	N646DL	1989	24217	Pratt & Whitney PW2037	P716518B, P716522B

Boeing 757-232	N647DL	1989	24218	Pratt & Whitney PW2037	P716523B, P716528B

Boeing 757-232	N648DL	1989	24372	Pratt & Whitney PW2037	P716359B, P716524B

Boeing 757-232	N649DL	1989	24389	Pratt & Whitney PW2037	P716526B, P716534B

Boeing 757-232	N651DL	1989	24391	Pratt & Whitney PW2037	P716521B, P716536B

Boeing 757-232	N652DL	1989	24392	Pratt & Whitney PW2037	P716537B, P716527B

Boeing 757-232	N655DL	1990	24395	Pratt & Whitney PW2037	P716543B, P716544B

Boeing 757-232	N656DL	1990	24396	Pratt & Whitney PW2037	P716545B, P716546B

Boeing 757-232	N671DN	1992	25332	Pratt & Whitney PW2037	P716577B, P716578B

Boeing 757-232	N672DL	1992	25977	Pratt & Whitney PW2037	P716581B, P716582B

Boeing 757-232	N674DL	1992	25979	Pratt & Whitney PW2037	P716586B, P716587B

Boeing 757-232	N676DL	1992	25981	Pratt & Whitney PW2037	P716590B, P716591B

7

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
Boeing 757-232	N678DL	1992	25983	Pratt & Whitney PW2037	P716595B, P716596B

Boeing 757-232	N679DA	1992	26955	Pratt & Whitney PW2037	P716598B, P726701B

Boeing 757-212	N751AT	1984	23125	Pratt & Whitney PW2037	P716315, P716324

Boeing 757-212	N750AT	1984	23126	Pratt & Whitney PW2037	P716341, P716327

Boeing 757-212	N757AT	1984	23127	Pratt & Whitney PW2037	P716329, P716316

Boeing 757-212	N752AT	1984	23128	Pratt & Whitney PW2037	P716339, P716320

Boeing 767-332	N139DL	1992	25984	General Electric CF6-80A2	P580144

Boeing 767-332	N171DN	1990	24759

Boeing 767-332	N173DN	1990	24800

Boeing 767-332	N175DN	1990	24803	Pratt & Whitney PW4060	P724146B, P724147B

Boeing 767-332	N183DN	1993	27110	Pratt & Whitney PW4060	P724681B, P724682B

Boeing 767-3P6	N152DL	1990	24984	General Electric CF6-80C2B4	695307, 695376

Boeing 767-3P6	N153DL	1990	24985	General Electric CF6-80C2B4	695476, 695438

Boeing 767-3P6	N155DL	1991	25269	General Electric CF6-80C2B4	695442, 695334

8

				Engine
	FAA			Model
Aircraft	Registration	Year of	Manufacturer’s	and	Engines Serial
Model	Number	Manufacture	Serial Number	Type	Number
Boeing 767-3P6	N156DL	1991	25354	General Electric CF6-80C2B4	695374, 695521

Canadair CL-600-2B19	N936CA	1994	7043	General Electric CF34-3A1	807149, 807146

Canadair CL-600-2B19	N937CA	1994	7044	General Electric CF34-3A1	807147, 807151

Canadair CL-600-2B19	N938CA	1994	7046	General Electric CF34-3A1	807161, 807654

Canadair CL-600-2B19	N940CA	1994	7048	General Electric CF34-3A1	807169, 807170
DESCRIPTION OF ENGINES

Engine Model and Type	Year of Manufacture	Manufacturer’s Serial Number
General Electric CF34-3A1	1993	807070
General Electric CF34-3A1	1993	807051

9

Schedule 5.16
737-800 AIRCRAFT AGREEMENTS
1. Aircraft Sale and Purchase Agreement dated as of November 14, 2005, by and between Delta Air Lines, Inc., as Seller, and C.I.T. Leasing Corporation, as Buyer, for ten Boeing B737-800 Aircraft.
2. Aircraft Sale and Purchase Agreement dated as of December 6, 2006, by and between Delta Air Lines, Inc., as Seller, and Babcock & Brown Aviation Finance Limited, as Buyer, for 23 Boeing B737-800 Aircraft.
3. Aircraft Sale and Purchase Agreement dated as of December 6, 2006, by and between Delta Air Lines, Inc., as Seller, and Aviation Capital Group Corp., as Buyer for 15 Boeing B737-800 Aircraft.

Schedule 6.03
INDEBTEDNESS
Intercompany Loans

		Balance	Maximum
		Outstanding as of	Internal Credit
Loan to:	Loan from:	4/30/07	Limit
Kappa Capital Management, Inc.	Delta Benefits Management, Inc.	$182,518,228	$706,018,228
Delta Air Lines, Inc.	Kappa Capital Management, Inc.	$557,000,000	$900,000,000
Delta Benefits Management, Inc.	Kappa Capital Management, Inc.	$14,500,000	$200,000,000
Epsilon Trading, LLC	Kappa Capital Management, Inc.	$48,700,000	$300,000,000
Delta Air Lines, Inc.	Delta Technology, LLC	$260,000,000	$300,000,000
Delta Air Lines, Inc.	Delta Benefits Management, Inc.	$322,500,000	$322,500,000
Delta Air Lines, Inc.	DAL Global Services, LLC	$5,000,000	$25,000,000
Delta Air Lines, Inc.	ASA Holdings, Inc.	$522,165,287	$539,564,357
Delta Loyalty Management, Inc.	Kappa Capital Management, Inc.	$0	$50,000,000

1

Delta Air Lines, Inc. (As of 4/30/07)*

		Fixed/
	Amount	Floating
Unsecured Debt
CVG Call Center Loan	1,401,634	Fixed
Atlanta City Loan	4,945,218	Fixed
Boston Terminal A Obligation	134,211,526	Fixed

Tax-Exempt Debt

2000 Clayton County
Series A due 2029	64,985,000	Floating
Series B due 2035	110,155,000	Floating
Series C due 2035	120,355,000	Floating
Off Balance Sheet
Hillsborough County LOC Draw	14,020,750	Floating
2000 Salt Lake City	23,510,000	Floating
2000 A Kenton County	28,315,000	Floating
2000 B Kenton County	33,800,000	Floating
1996 Los Angeles 6.35%	46,855,000	Fixed
Series 1R Port Authority of NY & NJ 6.8%	96,500,000	Fixed
1992 City of Chicago 6.45%	33,880,000	Fixed

Secured Debt

2000-1 EETC
7.38% A-1 Tranche	136,374,973	Fixed
7.57% A-2 Tranche	738,136,000	Fixed
7.92% B Tranche	182,497,000	Fixed
2001-1 EETC
6.62% A-1 Tranche	129,977,115	Fixed
7.11% A-2 Tranche	571,148,000	Fixed
7.71% B Tranche	207,070,000	Fixed
2001-2 EEETC
A Tranche	305,411,000	Floating
B Tranche	137,853,000	Floating
C Tranche	60,938,446	Floating
2002-1 EETC
6.72% G-1 Tranche	420,917,320	Fixed
6.42% G-2 Tranche	370,286,000	Fixed
7.78% C Tranche	94,374,475	Fixed
8.27%D Tranche	90,043,000	Fixed
2003-1 EETC
G Tranche	278,455,379	Floating
C Tranche	135,423,000	Floating
D Tranche	6,804,638	Floating
Senior Secured Notes Due 2012	182,132,283	Floating

2

		Fixed/
	Amount	Floating
Misc. Aircraft and Equipment Mortgages
GECC Spare Parts (Aircraft) Due 2011	108,744,158	Floating
GECC Spare Parts (Engines) Due 2011	152,735,789	Floating
GECC Spare Parts (Parts) Due 2011	246,329,410	Floating
RBS 210,000,000 Due 2014	182,331,831	Floating
NORD/LB N3746H Due 2018	24,641,930	Floating
NORD/LB N3748Y Due 2018	24,641,930	Floating
Halifax N845MH/N867DA Due 2018	115,926,488	Floating
RBS N3762Y Due 2019	25,403,669	Floating
RBS N3763D Due 2019	25,403,669	Floating

Comair, Inc. aircraft financings	506,146,921	Floating

Consolidated Total*	6,173,081,552

*	Excludes Operating Leases

3

Delta Air Lines, Inc.
Schedule of Capital Leases
Balances as of 4/30/2007

Asset Description	Fair Value
B767-332, N122DL, Ship # 122	11,924,711
B757-232, N602DL, Ship # 602	7,101,654
B757-232, N603DL, Ship # 603	7,101,654
B757-232, N604DL, Ship # 604	7,101,654
B757-232, N605DL, Ship # 605	7,101,654
B757-232, N607DL, Ship # 607	7,101,654
B757-232, N609DL, Ship # 609	7,101,654
B757-232, N609DL, Ship # 610	7,101,654
B757-232, N609DL, Ship # 611	7,101,654
B757-232, N609DL, Ship # 612	7,101,654
B757-232, N623DL, Ship # 623	7,299,597
B757-232, N624DL, Ship # 624	7,299,597
B757-232, N625DL, Ship # 625	7,299,597
B757-232, N627DL, Ship # 627	7,299,597
B757-232, N629DL, Ship # 629	7,299,597
B757-232, N630DL, Ship # 630	7,299,597
B757-232, N631DL, Ship # 631	7,299,597
B757-232, N632DL, Ship # 632	7,299,597
B757-232, N633DL, Ship # 633	7,299,597
B757-232, N635DL, Ship # 635	7,950,271
B757-232, N636DL, Ship # 636	7,950,271
B757-232, N637DL, Ship # 637	7,950,271
B757-232, N638DL, Ship # 638	7,950,271
B757-232, N641DL, Ship # 641	7,950,271
B757-232, N645DL, Ship # 645	8,633,824
B757-232, N653DL, Ship # 653	9,351,934
B757-232, N661DN, Ship # 661	9,351,934
B757-232, N662DN, Ship # 662	10,106,364
B757-232, N663DN, Ship # 663	10,106,364
B757-232, N664DN, Ship # 664	10,106,364
B757-232, N664DN, Ship # 666	10,106,364
B757-232, N667DN, Ship # 667	10,106,364
B757-232, N669DN, Ship # 669	10,106,364
MD-88, N901DL, Ship # 901	3,557,997
MD-88, N902DL, Ship # 902	3,557,997
MD-88, N903DL, Ship # 903	3,557,997
MD-88, N904DL, Ship # 904	3,557,997
MD-88, N905DL, Ship # 905	3,557,997
MD-88, N906DL, Ship # 906	3,557,997
MD-88, N907DL, Ship # 907	3,557,997
MD-88, N908DL, Ship # 908	3,557,997
MD-88, N909DL, Ship # 909	3,557,997
MD-88, N910DL, Ship # 910	3,557,997
MD-88, N911DL, Ship # 911	3,557,997

4

Asset Description	Fair Value
MD-88, N912DL, Ship # 912	3,557,997
MD-88, N914DL, Ship # 914	3,697,380
MD-88, N915DL, Ship # 915	3,697,380
MD-88, N916DL, Ship # 916	3,697,380
MD-88, N917DL, Ship # 917	3,697,380
MD-88, N918DL, Ship # 918	3,697,380
MD-88, N919DL, Ship # 919	3,697,380
MD-88, N920DL, Ship # 920	3,697,380
MD-88, N921DL, Ship # 921	3,697,380
MD-88, N922DL, Ship # 922	3,697,380
MD-88, N923DL, Ship # 923	3,697,380
MD-88, N924DL, Ship # 924	3,697,380
MD-88, N925DL, Ship # 925	3,697,380
MD-88, N966DL, Ship # 966	4,014,339
MD-88, N967DL, Ship # 967	4,014,339
MD-88, N971DL, Ship # 971	4,187,848
MD-88, N972DL, Ship # 972	4,187,848
MD-88, N976DL, Ship # 976	4,187,848
MD-88, N978DL, Ship # 978	4,187,848
MD-88, N980DL, Ship # 980	4,187,848
MD-88, N981DL, Ship # 981	4,845,575
Avaya Communications Equipment	9,059,121
Record Cisco Capital Lease	1,035,887
Cisco lease equipment	1,870,344

Record Cisco Lease	61,186
Record HPFS Superdone Lease	244,898
Data Warehouse Renewal Capital Lease	994,464
Teredata Capital Lease	129,850
IFS Galley Carts — Capital Lease — Schedule 5	61,495
IFS Galley Carts — Capital Lease — Schedule 6	63,679
IFS Galley Carts — Capital Lease — Schedule 7	168,455
IFS Galley Carts — Capital Lease — Schedule 8	139,283
IFS Galley Carts — Capital Lease — Schedule 9	166,108.00
404,135,988

5

Delta/GE Capital Reimbursement Agreement
General Electric Capital Corporation (“GE Capital”) and Delta Air lines, Inc., (“Delta”) are parties to a Reimbursement Agreement, dated as of May 1, 2003 (the “Reimbursement Agreement”), pursuant to which GE Capital issued certain Letters of Credit to provide credit and liquidity support for certain tax exempt special facility bond issues that had been issued to refinance project costs for various facilities improvement projects at Cincinnati/Northern Kentucky International Airport, Hartsfield-Jackson Atlanta International Airport, Salt Lake City International Airport and Tampa International Airport. Among other things, the Reimbursement Agreement provides for Delta to reimburse GE Capital in accordance with the terms of the Reimbursement Agreement for draws made on the Letters of Credit by trustees for the applicable bond issues. GE Capital issued seven (7) Letters of Credit pursuant to the Reimbursement Agreement, with a total amount of $404 million.

6

Letters of Credit

				TOTAL
		EXPIRATION		AGGREGATE
		OR		COVERAGE
		RENEWAL	IDENTIFICATION OR POLICY	(US$
DELTA ENTITY	PROVIDER	DATE	NUMBER	Equivalent)
Delta Air Lines, Inc.	Banco Safra S.A.	30-Apr-09	22-763-190	$52,080.32
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211961(3999-271005-357014)	$80,005.87
Delta Air Lines, Inc.	BBVA	?	In process of being issued	$1,487.86
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211925	$1,137.14
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211960(3999-271004-357013)	$4,010.92
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211924	$551.99
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211968(3999-271007-357016)	$11,280.84
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211921(3999-270997-357006)	$1,134.77
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211927(3999-271001-357010)	$80,005.87
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211958(3999-271203-357012)	$1,200.09
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211928(3999-271002-357011)	$92.85
Delta Air Lines, Inc.	BBVA	07-Jan-08	0182000211922(3999-270998-357007)	$555.78
Delta Air Lines, Inc.	BBVA	06-Nov-07	0182000453061(3999-988-377600011)	$1,773.66
Delta Air Lines, Inc.	BBVA	07-Jan-08	01820003371885(3999-988-337600010)	$1,375.46
Delta Air Lines, Inc.	CITIBANK	30-Jul-07	61617503 / GC-09089902	$3,854.40
Delta Air Lines, Inc.	CITIBANK	30-Jul-07	61617505 / GC-09089901	$963.60
Delta Air Lines, Inc.	CITIBANK	18-Aug-07	61620166 / 6820	$14,339.17
Delta Air Lines, Inc.	CITIBANK	01-Sep-07	30030730 / 11900 PERFORMANCE BOND	$171,428.57
Delta Air Lines, Inc.	CITIBANK	20-Nov-07	30035490 / 5433220506	$135,878.11
Delta Air Lines, Inc.	CITIBANK	02-Nov-07	30030957 / 5311334001	$258,550.87
Delta Air Lines, Inc.	CITIBANK	31-Jul-07	61602500 / 116	$261,074.22
Delta Air Lines, Inc.	CITIBANK	01-May-07	61640598 / 5525117518	$114,358.00
Delta Air Lines, Inc.	CITIBANK / CB LIM	19-Dec-07	30034007 / 8602332005	$50,000.00
Delta Air Lines, Inc.	CITIBANK / CB LIM	13-Jul-07	30032895 / 8602178004	$4,268.14
Delta Air Lines, Inc.	CITIBANK BOM/ CB NYC	06-Sep-07	30035152 / 35617	$21,442.13
Delta Air Lines, Inc.	CITIBANK DEL / CB NYC	31-Mar-08	61645008 / 5525321516	$1,143.58
Delta Air Lines, Inc.	CITIBANK DEL / CB NYC	01-May-08	30021147 / 4821	$6,335.43
Delta Air Lines, Inc.	CITIBANK FRA / CB NYC	30-Nov-07	30031452 / 5020185001	$44,580.90
Delta Air Lines, Inc.	CITIBANK LON / CB NYC	01-May-08	30021148 / 4764	$10,635.29
Delta Air Lines, Inc.	CITIBANK LON / CB NYC	17-Jan-08	30034108 / 5132339547	$19,588.25
Delta Air Lines, Inc.	CITIBANK LON / CB NYC	01-Aug-07	6165117 / 5366303502	$8,107.00
Delta Air Lines, Inc.	CITIBANK SAL / CB NYC	31-Dec-07	30030659 / 1301	$11,748.00
Delta Air Lines, Inc.	CITIBANK SAL / CB NYC	30-Sep-07	61645007 / GC-14110502	$5,828.35
Delta Air Lines, Inc.	CITIBANK, N. A.	01-Jul-07	61617523 / CCL/CBG 2305	$3,697.40
Delta Air Lines, Inc.	CITIBANK, N. A.	14-Feb-08	61647965 / 3518	$51,000.00
Delta Air Lines, Inc.	CITIBANK, N. A.	07-Feb-08	61647797 / 3517	$51,000.00

7

				TOTAL
		EXPIRATION		AGGREGATE
		OR		COVERAGE
		RENEWAL	IDENTIFICATION OR POLICY	(US$
DELTA ENTITY	PROVIDER	DATE	NUMBER	Equivalent)
Delta Air Lines, Inc.	CITIBANK	30-Sep-07	61653489 / 0000244	$19,988.00
Delta Air Lines, Inc.	CITIBANK	31-Mar-08	61647122 / 0000211	$26,232.00
Delta Air Lines, Inc.	CITIBANK	09-Apr-08	61659943 / 53670965509	$30,000.00
Delta Air Lines, Inc.	CITIBANK	28-Feb-08	61659900 / 0000268	$6,510.00
Delta Air Lines, Inc.	CITIBANK	31-Mar-08	61661583 / 273	$26,022.00
Delta Air Lines, Inc.	CITIBANK	02-Mar-08	61661586 / 272	$0.00
Delta Air Lines, Inc.	DEUTSCHE BANK AG	20-Mar-08	220BGG0300080	$13,598.19
Delta Air Lines, Inc.	DEUTSCHE BANK AG	23-May-08	220BGG0300182	$59,903.36
DAL Global Services, Inc	JPMORGAN CHASE	10-Sep-07	P241012	$21,000.00
DAL Global Services, Inc.	JPMORGAN CHASE	29-Oct-07	P-242383	$62,000.00
Delta Air Lines, Inc. and Atlantic Southeast Airlines, Inc.	JPMORGAN CHASE	30-Oct-07	P-218820	$1,796,000.00
Delta Air Lines, Inc.	JPMORGAN CHASE	28-Nov-07	P-219679	$1,306,079.00
Delta Air Lines, Inc.	JPMORGAN CHASE	10-Mar-08	P246404	$8,940,000.00
Delta Air Lines, Inc.	JPMORGAN CHASE	29-Apr-08	P-236882	$1,000,000.00
Delta Air Lines, Inc.	JPMORGAN CHASE	16-Jun-07	TPTS-638409	$650,000.00
Delta Air Lines, Inc.	JPMORGAN CHASE	16-Jun-07	TPTS-638413	$550,000.00
Delta Air Lines, Inc.	KBC BANK N.V.	31-Dec-07	437-7504851-96	$31,440.94
Delta Air Lines, Inc.	KBC BANK N.V.	31-Dec-07	3669-7507-88	$152,456.46
Delta Air Lines, Inc.	STANDARD CHARTERED BANK	15-Jun-06	777-52-0038674-L	$15,500,000.00
Delta Air Lines, Inc.	TURKISH FOREIGN TRADE	15-Jun-07	90	$4,637.73
Delta Air Lines, Inc.	TURKISH FOREIGN TRADE	31-Jul-07	83	$8,264.46
Delta Air Lines, Inc.	TURKISH FOREIGN TRADE	11-Mar-08	20325	$100,000.00
Delta Air Lines, Inc.	TURKISH FOREIGN TRADE	03-May-07	10	$100,458.14
Delta Air Lines, Inc.	TURKISH FOREIGN TRADE	15-Sep-07	383	$33,497.96
Delta Air Lines, Inc.	Wachovia	18-Jan-08	SE446043W	$1,442,400.00
Delta Air Lines, Inc.	Wachovia	18-Jan-08	SE446044W	$1,757,000.00
Delta Air Lines, Inc.	Wachovia	01-Feb-08	SE446041W	$379,781.00
Delta Air Lines, Inc.	Wachovia	30-Apr-07	SE447047W	$244,000.00
Delta Air Lines, Inc.	Wachovia	05-Jan-08	SE447046W	$50,000.00
Delta Air Lines, Inc.	Wachovia	18-Jan-08	SE446042W	$684,900.00
Comair, Inc.	The Fifth Third Bank	01-May-07	S400204	$1,800.00
Comair, Inc.	The Fifth Third Bank	02-May-07	S400861	$1,000.00
Comair, Inc.	The Fifth Third Bank	08-May-07	S400865	$7,931.00
Comair, Inc.	National City	31-Dec-07	S012344	$3,300,000.00
Comair, Inc.	National City	13-Apr-08	S012346	$60,171.75
Comair, Inc.	National City	13-Apr-08	S012352	$261,000.00

8

				TOTAL
		EXPIRATION		AGGREGATE
		OR		COVERAGE
		RENEWAL	IDENTIFICATION OR POLICY	(US$
DELTA ENTITY	PROVIDER	DATE	NUMBER	Equivalent)
Comair, Inc.	National City	04-May-08	S012472	$5,400.00
Comair, Inc.	National City	04-May-08	S012473	$100,000.00
Comair, Inc.	National City	04-May-08	S012474	$15,500.00
Comair, Inc.	National City	04-May-08	S012475	$10,000.00
Comair, Inc.	National City	04-May-08	S012476	$26,000.00
Comair, Inc.	National City	04-May-08	S012477	$100,000.00
Comair, Inc.	National City	04-May-08	S012478	$1,800.00
Comair, Inc.	National City	12-May-08	S012484	$227,565.00
Comair, Inc.	National City	12-May-08	S012455	$7,865.00
Comair, Inc.	National City	12-May-08	S012486	$33,311.00
Comair, Inc.	National City	12-May-08	S012487	$5,000.00
Comair, Inc.	National City	12-May-08	S012488	$45,000.00
Comair, Inc.	National City	12-May-08	S012489	$41,618.00
Comair, Inc.	National City	12-May-08	S012490	$4,873.00
Comair, Inc.	National City	12-May-08	S012491	$2,750.00
Comair, Inc.	National City	12-May-08	S012492	$7,585.00
Comair, Inc.	National City	12-May-08	S012493	$20,000.00
Comair, Inc.	National City	12-May-08	S012494	$5,000.00
Comair, Inc.	National City	18-Dec-08	S012532	$1,500,000.00
Comair, Inc.	National City	23-May-08	S012533	$52,491.00
Comair, Inc.	National City	23-May-08	S012534	$2,100.00
Comair, Inc.	National City	23-May-08	S012535	$173,406.88
Comair, Inc.	National City	03-Jul-07	S012712	$7,800.00
Comair, Inc.	National City	03-Jul-08	S012714	$26,249.00
Comair, Inc.	National City	03-Jul-08	S012715	$3,927.00
Comair, Inc.	National City	12-Jul-07	S012741	$40,000.00
Comair, Inc.	National City	31-Aug-07	S012922	$62,578.16
Comair, Inc.	National City	27-Nov-07	S013225	$50,000.00
Comair, Inc.	National City	27-Nov-07	S013226	$50,000.00
Comair, Inc.	National City	27-Nov-07	S013227	$175,000.00
Comair, Inc.	National City	15-Mar-08	S013509	$25,750.00
New Sky, Ltd. (on behalf of DL and DGS)	Barclays	01-Feb-08	MRG14788961	$43,612,559.00

9

SURETY BONDS

		Total
		Aggregate
Expiration or	Bond	Coverage (US
Renewal Date	Number	Equiv)	Provider
1/1/2008	16001384	$197,000	Liberty Mutual Insurance Company
8/31/2007	16002524	$39,333	Liberty Mutual Insurance Company
5/5/2007	16002554	$100,000	Liberty Mutual Insurance Company
9/30/2007	16002567	$1,289,000	Liberty Mutual Insurance Company
5/31/2007	16002586	$5,000	Liberty Mutual Insurance Company
2/28/2008	16002620	$72,765	Liberty Mutual Insurance Company
7/1/2007	16002626	$10,500	Liberty Mutual Insurance Company
1/28/2009	16002640	$1,000	Liberty Mutual Insurance Company
10/31/2007	16006872	$2,000	Liberty Mutual Insurance Company
12/31/2007	16006895	$2,500	Liberty Mutual Insurance Company
5/31/2007	16006903	$21,200	Liberty Mutual Insurance Company
6/1/2007	16006911	$100,000	Liberty Mutual Insurance Company
7/1/2007	16006930	$100,000	Liberty Mutual Insurance Company
7/13/2007	16006933	$25,000	Liberty Mutual Insurance Company
9/30/2007	16006947	$5,000	Liberty Mutual Insurance Company
1/22/2008	16007610	$2,784,875	Liberty Mutual Insurance Company
10/5/2007	16007620	$1,000	Liberty Mutual Insurance Company
12/31/2008	16008641	$5,000	Liberty Mutual Insurance Company
12/31/2008	16008642	$5,000	Liberty Mutual Insurance Company
9/30/2008	16008645	$1,000	Liberty Mutual Insurance Company
9/30/2008	16008646	$1,000	Liberty Mutual Insurance Company
9/30/2008	16008647	$1,000	Liberty Mutual Insurance Company
9/30/2008	16008661	$1,000	Liberty Mutual Insurance Company
12/31/2008	16008678	$145,000	Liberty Mutual Insurance Company
9/30/2007	16018351	$895,849	Liberty Mutual Insurance Company
7/31/2007	16018390	$20,000	Liberty Mutual Insurance Company
10/15/2007	16018396	$1,000	Liberty Mutual Insurance Company
5/1/2007	16018398	$2,601	Liberty Mutual Insurance Company
5/31/2007	16018409	$6,000	Liberty Mutual Insurance Company
10/11/2007	16018463	$685,000	Liberty Mutual Insurance Company
10/14/2007	16018465	$2,000	Liberty Mutual Insurance Company
11/5/2007	16018467	$34,466	Liberty Mutual Insurance Company
5/3/2007	16018471	$10,029	Liberty Mutual Insurance Company
11/20/2007	16018474	$2,000,000	Liberty Mutual Insurance Company
11/20/2007	16018476	$1,000	Liberty Mutual Insurance Company
12/31/2007	16018477	$5,000	Liberty Mutual Insurance Company
11/20/2007	16018478	$37,000	Liberty Mutual Insurance Company
11/20/2007	16018480	$1,000	Liberty Mutual Insurance Company
11/20/2007	16018481	$100,000	Liberty Mutual Insurance Company
6/30/2007	16018483	$1,000	Liberty Mutual Insurance Company
11/20/2007	16018484	$1,000	Liberty Mutual Insurance Company
11/20/2007	16018485	$1,000	Liberty Mutual Insurance Company
11/20/2007	16018486	$207,000	Liberty Mutual Insurance Company
11/20/2007	16018488	$1,500	Liberty Mutual Insurance Company
3/15/2007	16028347	$574,631	Liberty Mutual Insurance Company

10

		Total
		Aggregate
Expiration or	Bond	Coverage (US
Renewal Date	Number	Equiv)	Provider
1/31/2006	16028378	$1,067,426	Fianzas Mexico Bital (Fiamex)
11/20/2007	16028621	$418,188	Liberty Mutual Insurance Company
11/20/2007	16028623	$11,751	Liberty Mutual Insurance Company
11/20/2007	16028624	$10,000	Liberty Mutual Insurance Company
11/20/2007	16028625	$10,000	Liberty Mutual Insurance Company
12/30/2007	16028627	$500,000	Liberty Mutual Insurance Company
12/26/2007	16028628	$200,000	Liberty Mutual Insurance Company
12/28/2007	16028629	$400,000	Liberty Mutual Insurance Company
12/28/2007	16028630	$50,000	Liberty Mutual Insurance Company
12/28/2007	16028635	$150,000	Liberty Mutual Insurance Company
11/20/2007	16028636	$1,594	Liberty Mutual Insurance Company
11/20/2007	16028637	$14,700	Liberty Mutual Insurance Company
11/20/2007	16028638	$2,312,208	Liberty Mutual Insurance Company
11/20/2007	16028639	$47,475	Liberty Mutual Insurance Company
11/20/2007	16028642	$341,421	Liberty Mutual Insurance Company
11/20/2007	16028643	$3,000,000	Liberty Mutual Insurance Company
11/20/2007	16028644	$806,889	Liberty Mutual Insurance Company
11/20/2007	16028646	$333,841	Liberty Mutual Insurance Company
12/1/2007	16028647	$10,000	Liberty Mutual Insurance Company
1/1/2008	16028651	$2,896,781	Liberty Mutual Insurance Company
11/30/2007	16028664	$6,000	Travelers Casualty and Surety Company of America
12/31/2007	16028698	$2,500	Liberty Mutual Insurance Company
11/20/2007	16028701	$50,000	Liberty Mutual Insurance Company
11/20/2007	16028702	$3,000	Liberty Mutual Insurance Company
11/20/2007	16028703	$20,000	Liberty Mutual Insurance Company
6/30/2007	16028704	$5,000	Liberty Mutual Insurance Company
11/20/2007	16028706	$36,000	Liberty Mutual Insurance Company
10/30/2007	16028707	$50,000	Liberty Mutual Insurance Company
11/20/2007	16028708	$1,600	Liberty Mutual Insurance Company
12/26/2007	16028769	$75,000	Liberty Mutual Insurance Company
10/13/2007	16028930	$500,000	Liberty Mutual Insurance Company
10/19/2007	16028931	$1,050	Liberty Mutual Insurance Company
11/9/2007	16028933	$40,576	Liberty Mutual Insurance Company
2/28/2008	16031475	$63,108	Liberty Mutual Insurance Company
7/1/2007	16031486	$150,000	Liberty Mutual Insurance Company
1/18/2008	16031501	$302,400	Liberty Mutual Insurance Company
5/20/2007	16031508	$5,000	Liberty Mutual Insurance Company
5/2/2007	16031509	$5,000	Liberty Mutual Insurance Company
12/31/2006	16031521	$12,500	Liberty Mutual Insurance Company
12/15/2006	16031542	$136,000	Liberty Mutual Insurance Company
11/17/2007	16031548	$7,400	Liberty Mutual Insurance Company
10/19/2007	16031550	$57,702	Liberty Mutual Insurance Company
11/8/2007	16031551	$364,925	Liberty Mutual Insurance Company
1/1/2008	16031552	$91,224	Liberty Mutual Insurance Company
7/1/2007	16031553	$2,000,000	Liberty Mutual Insurance Company
2/28/2008	16031554	$181,000	Liberty Mutual Insurance Company
9/29/2007	16032995	$100,000	Liberty Mutual Insurance Company
9/29/2007	16032996	$50,000	Liberty Mutual Insurance Company
7/31/2007	16033001	$35,244	Liberty Mutual Insurance Company
12/31/2006	16033008	$4,995	Liberty Mutual Insurance Company

11

		Total
		Aggregate
Expiration or	Bond	Coverage (US
Renewal Date	Number	Equiv)	Provider
12/31/2006	16033009	$4,516	Liberty Mutual Insurance Company
1/1/2007	16033010	$2,325	Liberty Mutual Insurance Company
3/16/2007	16033011	$24,917	Liberty Mutual Insurance Company
1/31/2007	16033013	$2,330	Liberty Mutual Insurance Company
3/1/2007	16033014	$3,348	Liberty Mutual Insurance Company
3/1/2007	16033015	$448	Liberty Mutual Insurance Company
2/1/2007	16033016	$2,557	Liberty Mutual Insurance Company
2/6/2007	16033017	$3,086	Liberty Mutual Insurance Company
2/5/2007	16033018	$3,117	Liberty Mutual Insurance Company
1/19/2007	16033019	$2,717	Liberty Mutual Insurance Company
1/19/2007	16033020	$2,709	Liberty Mutual Insurance Company
3/1/2007	16033022	$3,078	Liberty Mutual Insurance Company
10/7/2007	16033035	$360,262	Liberty Mutual Insurance Company
3/22/2008	40227014	$100,000	Travelers Casualty and Surety Company of America
10/31/2007	60922006	$9,800,000	Liberty Mutual Insurance Company
7/1/2007	103291757	$238,000	Travelers Guarantee Company of Canada
5/24/2007	104083173	$1,400	Travelers Casualty and Surety Company of America
5/2/2007	104083175	$1,000	Travelers Casualty and Surety Company of America
5/2/2007	104083179	$1,000	Travelers Casualty and Surety Company of America
5/7/2007	104083196	$120,000	Travelers Casualty and Surety Company of America
6/1/2007	104083202	$1,000	Travelers Casualty and Surety Company of America
3/10/2008	104282728	$15,000	Travelers Casualty and Surety Company of America
4/1/2007	104338675	$14,808	Travelers Casualty and Surety Company of America
12/1/2006	104387728	$318,130	Travelers Casualty and Surety Company of America
12/31/2006	104387804	$2,200	Travelers Casualty and Surety Company of America
12/31/2006	104387805	$2,300	Travelers Casualty and Surety Company of America
12/31/2006	104387821	$1,300	Travelers Casualty and Surety Company of America
12/7/2007	104397574	$3,000	Travelers Casualty and Surety Company of America
12/7/2007	104397575	$10,000	Travelers Casualty and Surety Company of America
10/22/2007	104397577	$21,589	Travelers Casualty and Surety Company of America
10/31/2007	104397580	$25,000	Travelers Casualty and Surety Company of America
11/30/2005	104448693	$4,400	Travelers Casualty and Surety Company
10/31/2007	104448694	$4,893	Travelers Casualty and Surety Company of America
11/30/2005	104448695	$24,029	Travelers Casualty and Surety Company of America
12/31/2005	104448771	$7,987	Travelers Casualty and Surety Company of America
12/31/2005	104448772	$5,572	Travelers Casualty and Surety Company of America
12/31/2005	104448773	$15,483	Travelers Casualty and Surety Company of America
2/28/2006	104448776	$55,212	Travelers Casualty and Surety Company of America
2/28/2006	104448777	$6,307	Travelers Casualty and Surety Company of America
6/29/2007	104483663	$2,405	Travelers Casualty and Surety Company of America
6/29/2006	104483664	$788	Travelers Casualty and Surety Company of America
12/31/2006	104483665	$1,157	Travelers Casualty and Surety Company of America
12/31/2006	104483666	$10,008	Travelers Casualty and Surety Company of America
6/29/2006	104483667	$3,788	Travelers Casualty and Surety Company of America
6/29/2006	104483668	$2,990	Travelers Casualty and Surety Company of America
6/29/2007	104483674	$546	Travelers Casualty and Surety Company of America
6/29/2007	104483675	$7,366	Travelers Casualty and Surety Company of America
6/29/2007	104483676	$1,046	Travelers Casualty and Surety Company of America
6/29/2007	104483677	$287	Travelers Casualty and Surety Company of America
6/29/2007	104483678	$1,842	Travelers Casualty and Surety Company of America

12

		Total
		Aggregate
Expiration or	Bond	Coverage (US
Renewal Date	Number	Equiv)	Provider
6/29/2007	104483679	$2,492	Travelers Casualty and Surety Company of America
6/29/2007	104483680	$1,719	Travelers Casualty and Surety Company of America
4/30/2007	104483681	$8,932	Travelers Casualty and Surety Company of America
5/7/2007	104510911	$5,000	Travelers Casualty and Surety Company of America
5/7/2007	104510913	$1,000	Travelers Casualty and Surety Company of America
6/7/2007	104510926	$1,000	Travelers Casualty and Surety Company of America
6/7/2007	104510927	$1,000	Travelers Casualty and Surety Company of America
6/27/2007	104510928	$3,200	Travelers Casualty and Surety Company of America
6/15/2007	104511008	$15,500,000	Travelers Casualty and Surety Company of America
7/26/2007	104545352	$152,000	Travelers Guarantee Company of Canada
7/2/2006	104557287	$94,215	Travelers Casualty and Surety Company of America
7/31/2007	104557300	$20,023	Travelers Casualty and Surety Company of America

13

Schedule 6.08
TRANSACTIONS WITH AFFILIATES
None.

Schedule 6.09
EXISTING INVESTMENTS
     The Borrower holds, directly or indirectly, equity investments in the Subsidiaries set forth on Schedule 3.06.
     Each of the intercompany loans listed on Schedule 6.03.
     The Borrower made a capital contribution to New Sky, Ltd. for the purpose of cash collateralizing letters of credit listed on Schedule 6.03 issued for the account of such Subsidiary.
     Delta Air Lines, Inc. owns:
•	14.3% of ARINC, Inc.

•	49,563 shares in Verticalnet, Inc.

•	1,945,138 restricted common shares of G2 Switchworks Corp.

•	142 shares of U.S. Airways Group, Inc.

•	356 shares of Continental Airlines, Inc. Class B

•	38 shares of common stock of Ace Aviation Holdings, Inc.

•	340 shares of common stock Atlas Air Worldwide Holdings, Inc.

•	260 shares of common stock of Federated Department Stores, Inc.

•	39,690 shares of FRAC Wave Community Newspaper

•	1 share of common stock of Franklin Electronic Publishers, Inc.

•	2129 shares of common stock of Hawaiian Holdings, Inc.

•	10 shares of common stock of SeraCare Life Sciences, Inc.

•	3210 shares of common stock of Atlantic G Communities Z

•	335 shares of common stock of Continental Info Systems

•	368 shares of common stock of Weiners Stores Inc.

•	100 shares of common stock of Atlanta Airlines Terminal Corporation

•	7 membership interest units (Class A) of Kaiser Ventures LLC

•	1 share of Airline Clearing House

•	119 shares of Air Cargo Facilities, Inc.

•	1 share of Airline Reporting Corp.

•	4.125% of Atlanta Housing Equity Fund, L.P.

•	10 shares of Central Air Terminal

•	1000 share of Hudson General

•	10 shares of Manhattan Air Terminal

•	2 shares of Midway Airport Corp.

•	200 shares of VT Development CR Corp.

•	2 shares of Wave Community Newspapers Co.

•	2 shares of Wickes Companies, Inc.

•	21,053 warrants to purchase stock of LastMinuteTravel.com

•	250,000 warrants to purchase stock of CentrPort

•	2,053,887 warrants to purchase stock of Sparkfly

•	600,000 warrants to purchase stock of WheelTug

•	1,500 warrants to purchase stock of GFX

•	Warrant to purchase up to five percent (5%) of the fully diluted equity of ATH Group.

     DAL Moscow, Inc. owns 50% of DATE, a Russian closed joint stock company.
     DATE owns 19.45% of TASM.1
Joint Ventures and Partnerships of Borrower
•	Borrower is a 33.33% member of U.S. Cargo Sales Joint Venture, LLC.

•	Borrower is party to numerous international alliance, marketing and codeshare arrangements (collectively, “Codeshare Ventures”) whereby Borrower places its flight designator code on certain flights operated by other carriers, and vice versa. These Codeshare Ventures also generally include the provision of reciprocal frequent flier and customer lounge use benefits for the carriers’ respective passengers.

•	Borrower owns 1,000 shares of common stock of Guardant, Inc. (“Guardant”), which constitutes 1/3 of the outstanding shares of common stock. The other shareholders of Guardant are Societe Air France and Korean Air Lines Co., Ltd, each of which also owns 1,000 shares of the common stock of Guardant. Guardant was organized for the purpose as registrant/owner, of applying for and registering trademarks in various countries on behalf of Skyteam.
Borrower, either directly or through one or more of its Subsidiaries, is a participant or member in the following fuel farm consortia:
ABQ Fuel Company LLC
Anchorage Fueling and Service Company
Arizona Fueling Facilities Corporation
ATLECON Fuel Corp.
Austin Fuel Committee
BOSFUEL Corp.
Charlotte Fuel Committee
Chicago Midway Fuel Committee
DCA Fuel Committee
Denver International Airport Fuel Committee

[1]	Dormant.

DFW Fuel Committee
Fort Lauderdale Fuel Committee
Fort Myers Fuel Committee
Honolulu Fueling Facilities Corporation
Hooker’s Point Fuel Committee
Houston Hobby Fuel Committee [under agreement with Allied Aviation Fueling Company of Houston, LP]
IAD Fuels LLC
Indianapolis Fuel Facilities LLC
JFK Fuel Committee [under agreement with Allied New York Services, Inc.]
LaGuardia Fuel Facilities Corporation
LASFUEL Corp.
LAXFUEL Corp.
MCI Fuel Company LLC
Memphis Fuel Committee
Miami Fuel Committee
Milwaukee Fuel Committee
Minneapolis Fueling Committee
Newark Fuel Committee
Oakland Fuel Facilities Corp.
ONTFUEL Corporation
ORD Fuel Committee
Orlando Fuel Committee
Philadelphia Fuel Facilities Corporation
Pittsburg Fuel Committee
Portland Fuel Facilities Corporation

Reno Fueling Facilities Corporation
Rochester Fuel Committee
Salt Lake City Fuel Committee
San Diego International Airport Fuel Committee
SEATAC Fuel Facilities LLC
SFO Fuel Company, LLC
SJC Fuel Company LLC
SNAFUEL Corp.
STL Fuel Committee [under agreement with Allied Aviation Fueling Co. of STL Inc.]
Tampa Fuel Committee
Tulsa Fuel Committee